Filed pursuant to Rule 424(b)(5)
Registration No. 333-117111
PROSPECTUS SUPPLEMENT
(to Prospectus Dated December 27, 2004)

The Republic of Argentina

Offers to Owners of

EACH SERIES OF BONDS LISTED IN ANNEX A TO THIS PROSPECTUS SUPPLEMENT
(collectively, the “Eligible Securities”)
to exchange Eligible Securities for its
PAR BONDS DUE DECEMBER 2038 (“PARS”),
DISCOUNT BONDS DUE DECEMBER 2033 (“DISCOUNTS”),
QUASI-PAR BONDS DUE DECEMBER 2045 (“QUASI-PARS”) AND
GDP-LINKED SECURITIES THAT EXPIRE IN DECEMBER 2035 (“GDP-LINKED SECURITIES”)
collectively, the “New Securities,” on the terms and conditions described in this prospectus supplement.

The GDP-linked Securities will initially be attached to the Pars, Discounts and Quasi-pars.

The aggregate Eligible Amount (as defined below) of all Eligible Securities currently outstanding is U.S.$81.8 billion, comprising U.S.$79.7 billion of principal and U.S.$2.1 billion of accrued but unpaid interest as of December 31, 2001, based on exchange rates in effect on December 31, 2003.

For a discussion of risk factors which you should consider in evaluating this Offer, see “Risk Factors” beginning on page S-29 of this prospectus supplement and page 18 of the accompanying prospectus.

      THE OFFER WILL EXPIRE AT 4:15 P.M. (NEW YORK CITY TIME) ON FEBRUARY 25, 2005, UNLESS EXTENDED OR EARLIER TERMINATED BY ARGENTINA IN ITS SOLE DISCRETION (THE “EXPIRATION DATE”). ONLY LIMITED WITHDRAWAL RIGHTS WILL BE AVAILABLE AND ALL TENDERS WILL BE IRREVOCABLE EXCEPT UNDER CERTAIN CIRCUMSTANCES AS DESCRIBED IN THIS PROSPECTUS SUPPLEMENT.

     The New Securities, other than those governed by Argentine law, will contain provisions regarding acceleration and future modifications to their terms that differ from those applicable to substantially all of Argentina’s outstanding public external indebtedness. These provisions, which are commonly referred to as “collective action clauses,” are described in the sections entitled “Description of the Securities — Default and Acceleration of Maturity” and “Description of the Securities — Modifications” on pages 204 and 206, respectively, of the accompanying prospectus. Under those provisions, modifications affecting certain reserved matters, including modifications to payment and other important terms, may be made to a single series of New Securities, other than those governed by Argentine law, with the consent of the holders of 75% of the aggregate principal amount outstanding of that series, and to multiple series of New Securities with the consent of the holders of 85% of the aggregate principal amount outstanding of all affected series and 66 2/3% in aggregate principal amount outstanding of each affected series.

     Application has been made to list each series of the Pars, Discounts and GDP-linked Securities on the Luxembourg Stock Exchange, and application will be made to list each series of the New Securities on the Buenos Aires Stock Exchange and on the Mercado Abierto Electrónico. Argentina intends to make an application to list each series of U.S. dollar- or euro-denominated Pars, Discounts and GDP-linked Securities on a regulated market organized and managed by Borsa Italiana S.p.A., provided all requirements for such listing are met. See “Plan of Distribution.”

     This prospectus supplement and the accompanying prospectus may only be used in the United States, Luxembourg and in the jurisdictions in which Argentina and the international joint dealer managers are relying either on exemptions from approval by regulatory authorities or approval of this prospectus supplement and accompanying prospectus on the basis of mutual recognition of the certificate of approval issued by the Luxembourg Commission de Surveillance du Secteur Financier (which we refer to as the “CSSF”), together with such additional disclosure required by the regulatory authority in that jurisdiction. Holders of Eligible Securities outside the United States and Luxembourg should carefully read the sections entitled “Global Offering,” “Certain Legal Restrictions” and “Jurisdictional Restrictions” in this prospectus supplement to determine if they may rely on this prospectus supplement or participate in the Offer.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the prospectus to which it relates. Any representation to the contrary is a criminal offense.

The international joint dealer managers for the Offer are:

Barclays Capital	Merrill Lynch & Co.	UBS Investment Bank

The date of this prospectus supplement is January 10, 2005.

      In this prospectus supplement, references to “we,” “our” and “us” are to Argentina.

      This prospectus supplement, the accompanying prospectus and the related acceptance notices are together referred to as the “Offer Materials.” Transactions contemplated by the Offer Materials are referred to as the “Offer.”

      A “series” of Eligible Securities refers to each issue of Eligible Securities listed in Annex A to this prospectus supplement. A “series” of New Securities refers to each issue of New Securities, including GDP-linked Securities initially attached to each series of Pars, Quasi-pars and Discounts, as described in this prospectus supplement.

      When we refer to the “Par Brady Bonds and Discount Brady Bonds” in this prospectus supplement, we mean the following series of Eligible Securities:

•	Discount USD L + 0.8125% (BR) due 2023,

•	Discount USD L + 0.8125% (RG) due 2023,

•	PAR Bonds USD 6% (BR) due 2023,

•	PAR Bonds USD 6% (RG) due 2023,

•	Discount DEM L + 0.8125% Due 2023, and

•	PAR Bonds DEM 5.87% Due 2023.

i

INTRODUCTION

      When you make your investment decision, you should rely only on the information contained in this prospectus supplement and the accompanying prospectus. The Republic of Argentina (“Argentina”) has not authorized anyone to provide you with information that is different. This document may only be used where it is legal to offer and sell these securities. The information in this prospectus supplement and the accompanying prospectus may only be accurate as of the date of this prospectus supplement or the accompanying prospectus, as applicable.

      Argentina is furnishing this prospectus supplement and the accompanying prospectus to you solely for use in the context of the Offer and for Luxembourg listing purposes. After having made all reasonable queries, Argentina confirms that:

•	the information contained in this prospectus supplement and the accompanying prospectus is true and correct in all material respects and is not misleading as of the date of this prospectus supplement or the accompanying prospectus, as applicable;

•	it holds the opinions and intentions expressed in this prospectus supplement and the accompanying prospectus;

•	to the best of its knowledge and belief, it has not omitted other facts, the omission of which makes this prospectus supplement or the accompanying prospectus as a whole misleading as of the date of this prospectus supplement or the accompanying prospectus, as applicable; and

•	it accepts responsibility for the information it has provided in this prospectus supplement and the accompanying prospectus.

      Argentina is a foreign sovereign state. Consequently, it may be difficult for you to obtain or realize upon judgments of courts in the United States and other jurisdictions against Argentina.

      The New Securities that Argentina issues to tendering holders of Eligible Securities in the United States are being offered under Argentina’s registration statement (file no. 333-117111) initially filed with the United States Securities and Exchange Commission (the “SEC”) under Schedule B of the Securities Act of 1933, as amended (the “Act”), on July 2, 2004, and declared effective by the SEC on September 29, 2004. On December 23, 2004, Argentina filed with the SEC Post-Effective Amendment No. 1 to its registration statement, which was declared effective by the SEC on December 27, 2004.

      The accompanying prospectus provides you with a general description of the securities that Argentina may offer under its registration statement, and this prospectus supplement contains specific information about the terms of the Offer and the New Securities. This prospectus supplement also adds, updates or changes information provided in the accompanying prospectus. Consequently, before you participate in the Offer, you should read this prospectus supplement and the accompanying prospectus, together with any additional information described under “General Information — Where You Can Find More Information” in this prospectus supplement.

      None of Argentina, any international joint dealer manager, the information agent, the exchange agent or the Luxembourg exchange agent has expressed any opinion as to whether the terms of the Offer are fair. In addition, none of the clearing systems through which you may tender your Eligible Securities has expressed any opinion as to whether the terms of the Offer are fair. None of Argentina, any international joint dealer manager, the information agent, the exchange agent or the Luxembourg exchange agent makes any recommendation that you tender your Eligible Securities for exchange or refrain from doing so pursuant to the Offer, and no one has been authorized by Argentina, any international joint dealer manager, the information agent, the exchange agent or the Luxembourg exchange agent to make any such recommendation. You must make your own decision as to whether to tender Eligible Securities in exchange for New Securities or refrain from doing so, and, if you do tender Eligible Securities, the principal amount of Eligible Securities to tender.

      All references in this document to the website relating to the Offer (which we refer to as the “Offer Website”), are to the website created and maintained by the information agent, which can be accessed through the Internet address http://www.georgesonshareholder.com/argentina. These references are inserted as inactive textual references to this “uniform resource locator” or “URL” and are for your informational reference only. Access to the Offer Website by holders in certain non-U.S. jurisdictions will be subject to certain restrictions in compliance with exemptions from regulatory approval being relied on by Argentina in such jurisdictions. See “Jurisdictional Restrictions” below. Information on the Offer Website is not incorporated by reference in this document. Argentina does not assume responsibility for the information that appears on the Offer Website, other than the Offer Materials and other information that Argentina has authorized for display on the Offer Website under the information agent agreement.

GLOBAL OFFERING

      The Offer is being extended to holders of Eligible Securities in the United States, Luxembourg and Denmark on the basis of this prospectus supplement and the accompanying prospectus. The Offer is also being extended on the basis of this prospectus supplement and the accompanying prospectus in certain jurisdictions where Argentina and the international joint dealer managers are relying on exemptions from regulatory approval by the relevant authorities. For further information concerning the exemptions in these jurisdictions, see “Jurisdictional Restrictions.”

      The Offer is also being extended to holders of Eligible Securities in Argentina, Germany and Italy on the basis of separate prospectuses approved by the relevant regulatory authorities in these jurisdictions, and in the Netherlands and Spain on the basis of prospectuses consisting of this prospectus supplement and the accompanying prospectus, together with such additional disclosure required by the regulatory authorities in the Netherlands and Spain, as the case may be. Holders in Argentina, Germany, Italy, the Netherlands and Spain should review, and make their decision to participate in the Offer, solely on the basis of the prospectus approved by the relevant regulatory authority in that jurisdiction, copies of which may be obtained on the Offer Website. The Offer in Argentina is being managed by the Argentine joint dealer managers. For further information concerning the Offer and the prospectuses in these jurisdictions, see “Jurisdictional Restrictions.”

      The Offer is only being extended where offers and solicitations are permitted by law, and only in accordance with the applicable laws, rules and regulations of the relevant jurisdiction.

      The Offer being extended under this prospectus supplement and the accompanying prospectus and the offers being extended on the basis of separate prospectuses approved in the jurisdictions named above constitute one and the same Offer, subject to the same terms and conditions (as set forth in this prospectus supplement), except as required by applicable law or as otherwise noted in this prospectus supplement.

Offer in Japan

      Subject to regulatory approval, Argentina intends to offer to holders of Eligible Securities in Japan, concurrently with the Offer or as soon as practicable thereafter, securities with terms that are substantially similar to those of the Pars, Discounts and GDP-linked Securities, as well as additional securities that are denominated in yen and governed by Japanese law. The offer in Japan would be extended on terms that are substantially similar to the terms of this Offer. The details of the offer in Japan will be set forth in a separate prospectus approved by the relevant regulatory authorities in Japan. We refer to the offer in Japan as the “offer in Japan.”

      All calculations for purposes of determining the maximum aggregate principal amount of Pars that Argentina will issue, and whether the maximum aggregate principal amounts of Pars and Quasi-pars have been reached (as described under “Terms of the Offer — Limitation on Issuance and Allocation of New Securities — Limits on and Allocation of Pars” and “Terms of the Offer — Limitation on Issuance and Allocation of New Securities — Limits on and Allocation of Quasi-pars”), will include Pars and Quasi-pars issued pursuant to the offer in Japan. However, no amount of Pars or Quasi-pars will be specifically reserved for purposes of the offer in Japan. Accordingly, should the offer in Japan not occur concurrently with the Offer, Pars or Quasi-pars might not be available for holders participating in such offer, depending on the demand for Pars or Quasi-pars pursuant to this Offer.

      Similarly, the allocation of Pars and Quasi-pars in accordance with the procedures described under “Terms of the Offer — Limitation on Issuance and Allocation of New Securities — Limits on and Allocation of Pars” and “Terms of the Offer — Limitation on Issuance and Allocation of New Securities — Limits on and Allocation of Quasi-pars” will encompass all tenders of Pars and Quasi-pars submitted in the Offer and the offer in Japan. If the offer in Japan does not occur concurrently with the Offer, holders participating in the offer in Japan may not realize any of the allocation benefits accorded to holders that tender their Eligible Securities early.

      The Offer Materials have not been filed with or approved by the Kanto Local Finance Bureau. Accordingly, holders of Eligible Securities who are Japanese residents or persons located in Japan should not rely on the Offer Materials as a source of information or for instructions on how to tender Eligible Securities. See “Jurisdictional Restrictions.”

CERTAIN LEGAL RESTRICTIONS

      The distribution of the Offer Materials and the transactions contemplated by the Offer Materials are restricted by law in certain jurisdictions. If the Offer Materials come into your possession, you are required by Argentina to inform yourself of and to observe all of these restrictions. The Offer Materials do not constitute, and may not be used in connection with, an offer or solicitation in any jurisdiction where offers or solicitations are not permitted by law. Holders of Eligible Securities outside the United States and Luxembourg should carefully review the restrictions and limitations applicable in certain jurisdictions and the manner in which the Offer Materials will be made available in such jurisdictions, as set forth in the “Jurisdictional Restrictions” section.

      If a jurisdiction requires that the Offer be made by a licensed broker or dealer and any international joint dealer manager or any affiliate of any international joint dealer manager is a licensed broker or dealer in that jurisdiction, the Offer shall be deemed to be made by such international joint dealer manager or such affiliate on behalf of Argentina in that jurisdiction.

      Until forty days after the Announcement Date (as defined in “Summary Time Schedule for the Offer”), all dealers effecting transactions in the New Securities in the United States, whether or not participating in this distribution, may be required to deliver a copy of this prospectus supplement and the accompanying prospectus.

CURRENCY EXCHANGE RATES

      Several calculations in this prospectus supplement are performed using currency exchange rates in effect on December 31, 2003. Those exchange rates per U.S. dollar are set forth below:

Rate per U.S. dollar
Currency	on December 31, 2003

Argentine pesos	2.9175
Swiss francs	1.2409
Euro	0.7945
Pounds sterling	0.5599
Japanese yen	107.3900

Source: Reuters Group PLC

     For purposes of the Offer, all calculations made with respect to Eligible Securities denominated in a predecessor currency to the euro will be performed in euro. Accordingly, if you hold any such Eligible Securities, you should convert all amounts relating to such securities into euro at the conversion rate applicable to such predecessor currency as set forth in the table below:

Predecessor Currency	Rate per euro

Deutsche mark	1.9558
Italian lira	1936.2700
Austrian schilling	13.7603
Spanish peseta	166.3860

Source: European Central Bank

v

SUMMARY TIME SCHEDULE FOR THE OFFER

      The following summarizes the anticipated time schedule for the Offer assuming, among other things, that the Expiration Date is not extended and that the Offer is not earlier terminated. This summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus supplement.

January 14, 2005	Commencement

Offer commences. Announcement of the terms of the Offer. We refer to this date as the “Launch Date.”

January 14, 2005, through February 25, 2005	Submission Period (unless extended or earlier terminated)

The Offer is open during this period, unless Argentina extends it or terminates it earlier in its sole discretion. We refer to this time period as the “Submission Period.” Tendering holders of Eligible Securities may submit tenders by delivering, or giving instructions for delivery of, acceptance notices as described in this prospectus supplement. Once acceptance notices are submitted, tenders will be irrevocable, except under certain limited circumstances as described in this prospectus supplement. See “Risk Factors — Risk Factors Relating to the Offer — Risks of Participating in the Offer”, “Terms of the Offer — Irrevocability; Limited Withdrawal Rights” and “Terms of the Offer — Tender Procedures.”

Argentina has divided the Submission Period into two periods for purposes of allocation of Pars: an early tender period, comprising the first three weeks of the Submission Period (unless extended), and a late tender period, comprising the remainder of the Submission Period. To benefit from an early-tender allocation of Pars, your duly completed electronic acceptance notice must be received by the principal clearing system (as defined below) through which you tender your Eligible Securities by no later than 4:15 P.M. (New York City time) on February 4, 2005 (unless the early-tender period is extended). We refer to this date and time as the “Early-tender Deadline.”

Quasi-pars will be allocated on a daily first-come first-served basis. If you wish to receive Quasi-pars, your duly completed electronic acceptance notice must be received by the principal clearing system (as defined below) through which you tender your Eligible Securities as soon as practicable after the Launch Date.

4:15 P.M. (New York City time), February 4, 2005	Early-tender Deadline (unless extended)

The early-tender period ends, unless Argentina extends it. You will not be eligible to receive an early-tender allocation of Pars unless your duly completed electronic acceptance notice is received by this date and time.

4:15 P.M. (New York City time), February 25, 2005	Expiration (unless Submission Period is extended or earlier terminated)

The Submission Period ends and the Offer expires, unless Argentina extends it or terminates it earlier in its sole discretion. After this date, you may no longer submit tenders. We refer to this date as the “Expiration Date.”

At or around 5:00 P.M. (New York City time), March 18, 2005, or as soon as practicable thereafter	Announcement (unless postponed or Submission Period is extended or earlier terminated)

Unless it has terminated the Offer earlier, Argentina determines in its sole discretion whether to accept tenders and announces the results of the Offer, including the aggregate principal amount of each series of New Securities to be issued. We refer to this date as the “Announcement Date.” The Announcement Date may be postponed by Argentina for any reason, including if the Submission Period is extended.

Argentina expects that trading in New Securities on a when-and-if issued basis will commence following the announcement of the results of the Offer. However, there can be no assurances that this will occur.

April 1, 2005, or as soon as practicable thereafter	Settlement (unless postponed or Submission Period is extended or earlier terminated)

Title to your tendered and accepted Eligible Securities is transferred to Argentina and you receive in exchange any New Securities and cash payments to which you are entitled. If necessary to facilitate the settlement of the Offer, the settlement of the Offer may take up to seven business days. We refer to this date, or these dates, if multiple business days are necessary, as the “Settlement Date.” The length of the Settlement Date will have no effect on the New Securities that you may receive in the Offer.

A “business day” for this purpose and as used elsewhere in this prospectus supplement (unless noted otherwise) is any day that is not a Saturday or Sunday, and that is not a day on which banking or trust institutions are authorized generally or obligated by law, regulation or executive order to close in New York City, and that is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System, or any successor system, is open for business.

SUMMARY

      This summary highlights information contained elsewhere in this prospectus supplement. It is not complete and may not contain all the information that you should consider before tendering Eligible Securities in exchange for New Securities. You should read the entire prospectus supplement, including the “Risk Factors” section, and the accompanying prospectus carefully.

Terms of the Offer

General	Argentina is offering holders of Eligible Securities the opportunity to tender their Eligible Securities in exchange for newly issued New Securities on the terms and subject to the conditions set forth in this prospectus supplement and the related acceptance notices.

Purpose of the Offer	To restructure outstanding debt obligations of Argentina that are currently in default.

Acceptance	Argentina has not conditioned its acceptance of tenders or the consummation of the Offer on any minimum level of participation by holders of Eligible Securities. Argentina reserves the right not to accept tenders in its sole discretion.

If Argentina elects to accept any tenders, it will announce the results of the Offer, including the aggregate amount of each series of New Securities to be issued, at or around 5:00 P.M. (New York City time), on the Announcement Date.

Termination, Amendments	At any time before Argentina announces the acceptance of any tenders on the Announcement Date, Argentina may, in its sole discretion and to the extent permitted by the applicable laws, rules and regulations in each jurisdiction where Argentina is making the Offer:

• terminate the Offer (including with respect to tenders submitted prior to the time of the termination),

• extend the Offer past the originally scheduled Expiration Date,

• withdraw the Offer from any one or more jurisdictions, or

• amend the Offer, including amendments in any one or more jurisdictions.

Consideration to be Received Other than by Holders of Par Brady Bonds and Discount Brady Bonds

Subject to the terms and conditions of the Offer described in this prospectus supplement, you may elect to receive Pars, Discounts or Quasi-pars in exchange for any Eligible Securities (other than Par Brady Bonds and Discount Brady Bonds) you tender that are accepted by Argentina.

For purposes of the Offer, your Eligible Securities will be assigned an “Eligible Amount” equal to (i) their outstanding principal amount as of December 31, 2001, plus (ii) any accrued but unpaid interest up to but excluding December 31, 2001.

The original principal amount of any Pars, Discounts and Quasi-pars you receive pursuant to the Offer will be equal to the Eligible Amount of Eligible Securities (other than Par Brady Bonds and

Discount Brady Bonds) you tender, multiplied by the following exchange ratios (applicable to Eligible Securities exchanged for New Securities in the same currency):

Exchange Ratio
(per unit of Eligible
Amount in the same
New Security	currency)

Pars	1.000
Discounts	0.337
Quasi-pars	0.699

The exchange ratios for Eligible Securities exchanged for New Securities in different currencies are adjusted based on exchange rates in effect on December 31, 2003. For a complete list of exchange ratios, see “Terms of the Offer — Consideration to be Received Other than by Holders of Par Brady Bonds and Discount Brady Bonds.”

In addition to any Pars, Discounts or Quasi-pars that you elect to receive, you will receive GDP-linked Securities in a notional amount equal to the Eligible Amount of the Eligible Securities you tender that are accepted by Argentina.

You will not receive payment of any accrued and unpaid interest on your tendered Eligible Securities (other than Par Brady Bonds and Discount Brady Bonds) for the period subsequent to December 31, 2001.

As used above and elsewhere in this prospectus supplement, the “original principal amount” of any New Securities refers to the principal amount of those New Securities as of December 31, 2003.

Consideration to be Received Pursuant to Tenders of Par Brady Bonds and Discount Brady Bonds

For purposes of the Offer, your Par Brady Bonds and Discount Brady Bonds will be assigned a “Brady Residual Amount” equal to (i) their outstanding principal amount at December 31, 2001, minus (ii) their Cash Value (as defined below) and minus (iii) interest accrued after December 31, 2001, on which holders of these bonds have received payment, or are entitled to receive payment, by exercising their rights against the collateral securing such interest payments.

Subject to the terms and conditions of the Offer described in this prospectus supplement, you will receive in exchange for your tendered and accepted Par Brady Bonds and Discount Brady Bonds:

• the cash proceeds corresponding to your tendered Par Brady Bonds and Discount Brady Bonds resulting from the release of the Brady Collateral (as defined in this prospectus supplement) and redemption by the U.S. Treasury or Kreditanstalt für Wiederaufbau (“KfW”), as the case may be, of the securities constituting that collateral (we refer to these proceeds as the “Cash Value”); and

• Discounts in an original principal amount equal to 33.7% of the Brady Residual Amount corresponding to your tendered Par Brady Bonds and Discount Brady Bonds, plus GDP-linked Securities in a notional amount equal to the corresponding Brady Residual Amount. The exchange ratio set forth above assumes an exchange of Par Brady Bonds or Discount Brady Bonds for Discounts denominated in the same currency. This exchange ratio has been adjusted for purposes of exchanging Par Brady Bonds and Discount Brady Bonds for Discounts denominated in a different currency, based on exchange rates in effect on December 31, 2003. See “Terms of the Offer — Consideration to be Received Pursuant to Tenders of Par Brady Bonds and Discount Brady Bonds.”

Interest on New Securities Other Than GDP-linked Securities	Any New Securities you receive in exchange for your Eligible Securities, other than GDP-linked Securities, will begin to accrue interest from and including December 31, 2003.

Interest payment dates for Pars are March 31 and September 30 of each year, and December 31, 2038. Interest accrued on Pars from and including December 31, 2003, to but excluding March 31, 2005, will be paid in cash on the Settlement Date.

Interest payment dates for Discounts are June 30 and December 31 of each year. For Discounts, interest that would have been payable in cash on June 30, 2004, and December 31, 2004, will be paid in cash on the Settlement Date. The portion of interest that would have been capitalized on June 30, 2004, and December 31, 2004, will be capitalized as of such dates. The principal amount of Discounts you receive upon settlement of the Offer will equal the original principal amount to which you are entitled (as provided above under “— Consideration to be Received Other than by Holders of Par Brady Bonds and Discount Brady Bonds,” and “Consideration to be Received Pursuant to Tenders of Par Brady Bonds and Discount Brady Bonds”) plus such capitalized interest.

Interest payment dates for Quasi-pars are June 30 and December 31 of each year. Interest accrued on Quasi-pars that would have been capitalized on June 30, 2004, and December 31, 2004, will be capitalized as of such dates. The principal amount of Quasi-pars you receive upon settlement of the Offer will equal the original principal amount as of to which you are entitled (as provided above under “— Consideration to be Received Other than by Holders of Par Brady Bonds and Discount Brady Bonds) plus such capitalized interest.

Argentina’s annual budget for 2005 includes allocations for interest accrued on the New Securities and payable in cash on the Settlement Date.

Limitation on Issuance of Pars	Argentina may issue Pars only up to a maximum aggregate principal amount of:

• U.S.$10.0 billion or the equivalent in other currencies, if the aggregate Eligible Amount of Eligible Securities tendered and accepted pursuant to the Offer and, if concurrent with the Offer, the offer in Japan, is less than or equal to 70% (U.S.$57.3 billion equivalent) of the aggregate Eligible Amount of all outstanding Eligible Securities, or

• U.S.$15.0 billion or the equivalent in other currencies, if the aggregate Eligible Amount of Eligible Securities tendered and accepted pursuant to the Offer and, if concurrent with the Offer, the offer in Japan, is greater than 70% (U.S.$57.3 billion equivalent) of the aggregate Eligible Amount of all outstanding Eligible Securities.

Allocation of Pars	Argentina has divided the Submission Period into two periods for purposes of allocation of Pars: an early-tender period, comprising the first three weeks of the Submission Period and expiring at the Early-tender Deadline (unless extended), and a late-tender period, commencing immediately after the Early-tender Deadline and ending on the Expiration Date.

For purposes of implementing the allocation process, if you tender an Eligible Security in an outstanding principal amount in excess of U.S.$50,000, £30,000, ¥5,000,000, Ps.150,000, €40,000 or Sfr.60,000, as the case may be (each, a “U.S.$50,000 equivalent”), the principal amount of your tendered Eligible Security will be split into the following two components: one will comprise the outstanding principal amount of your tendered Eligible Security up to and including U.S.$50,000 equivalent, and the other component will comprise the outstanding principal amount of your tendered Eligible Security in excess of U.S.$50,000 equivalent.

Argentina will allocate the maximum aggregate principal amount of Pars among tendering holders that elect to receive Pars in the following order of priority:

• First, among early tenders up to and including U.S.$50,000 equivalent. Holders who tender an Eligible Security during the early tender period (whom we refer to as “early-tender holders”) will be entitled to receive Pars in exchange for the outstanding principal amount of their tendered Eligible Security up to and including U.S.$50,000 equivalent. If such allocation exceeds the maximum aggregate principal amount of Pars, Argentina will allocate this maximum amount among early-tender holders on a pro rata basis (as described under “Terms of the Offer — Limitation on Issuance and Allocation of New Securities — Pro Rata Allocation”).

• Second, among late tenders up to and including U.S.$50,000 equivalent. If, after the first allocation, Argentina has not allocated in full the maximum aggregate principal amount of Pars, holders who tender an Eligible Security during the late-tender period (who we refer to as “late-tender holders”) will be entitled to receive Pars in exchange for the outstanding principal amount of their tendered Eligible Security up to and including U.S.$50,000 equivalent. If such allocation exceeds the remainder of Pars available after the first allocation, Argentina will allocate this remainder among late-tender holders on a pro rata basis (as described under “Terms of the Offer — Limitation on Issuance and Allocation of New Securities — Pro Rata Allocation”).

• Third, among early tenders in excess of U.S.$50,000 equivalent. If, after the first and second allocation, Argentina has not allocated in full the maximum aggregate principal amount of Pars, early-tender holders will be entitled to receive Pars in exchange for the outstanding principal amount of their tendered Eligible Security in excess of U.S.$50,000 equivalent. If such allocation exceeds the remainder of Pars available after the first and second allocations, Argentina will allocate this remainder among early-tender holders on a pro rata basis (as described under “Terms of the Offer — Limitation on Issuance and Allocation of New Securities — Pro Rata Allocation”).

• Fourth, among late tenders in excess of U.S.$50,000 equivalent. If, after the first, second and third allocations, Argentina has not allocated in full the maximum aggregate principal amount of Pars, late-tender holders will be entitled to receive Pars in exchange for the outstanding principal amount of their tendered Eligible Security in excess of U.S.$50,000 equivalent. If such allocation exceeds the remainder of Pars available after the first, second and third allocations, Argentina will allocate this remainder among late-tender holders on a pro rata basis (as described under “Terms of the Offer — Limitation on Issuance and Allocation of New Securities — Pro Rata Allocation”).

As described above, for purposes of the allocation of Pars the applicable U.S.$50,000 equivalent threshold is measured in relation to the outstanding principal amount of the Eligible Security you tender. However, in order to determine the principal amount of New Securities you are entitled to receive pursuant to the Offer, this principal amount corresponds to an Eligible Amount calculated as provided under “Terms of the Offer — Eligible Amount.”

The allocation of Pars among tendering holders will encompass all tenders for Pars submitted in the Offer and, if concurrent with the Offer, the offer in Japan. All determinations made by Argentina in the allocation of Pars as provided above will be binding and final.

Limitation on Issuance of Quasi-Pars	Argentina will issue Quasi-pars only up to a maximum original aggregate principal amount of Ps.24.3 billion.

Allocation of Quasi-Pars	Quasi-pars will be allocated among tendering holders on a daily first-come first-served basis. Accordingly, all holders who tender on the same day will be accorded equal priority, but will have precedence in the allocation of Quasi-pars over any holders that tender on subsequent days. If, on any given day, the demand for Quasi-pars exceeds the principal amount of Quasi-pars then available for exchange (after deducting the principal amount of Quasi-pars allocated in prior days from the maximum aggregate principal amount of Quasi-pars), the available Quasi-pars will be allocated on a pro rata basis among all holders who tender their Eligible Securities on that day. For purposes of the allocation of Quasi-pars, the daily cutoff time will be 4:15 P.M. (New York City time).

The allocation of Quasi-pars among tendering holders will encompass all tenders for Quasi-pars submitted in the Offer and, if concurrent with the Offer, the offer in Japan. All determinations made by Argentina in the allocation of Quasi-pars as provided above will be binding and final.

No Limitation on Issuance of Discounts
There is no limit on the allocation of Discounts within the Offer. If you elect to receive any Pars or Quasi-pars and the amount you would receive would (in the absence of any limitation on the issuance of Pars or Quasi-pars) exceed the maximum amount of Pars and Quasi-pars that you are permitted to receive in the Offer (as provided above), the Eligible Securities that cannot be exchanged for Pars or Quasi-pars as a result of that limitation will instead be exchanged for Discounts denominated in the same currency you selected for the Pars or Quasi- pars.

Currency Denomination of the New Securities	The currency of the Eligible Securities you tender determines the currency you may select for any Pars or Discounts you elect to receive, as follows:

• Eligible Securities denominated in U.S. dollars or euro (or any Eligible Securities originally denominated in a predecessor currency to the euro, which currencies for this purpose are deemed to have been originally denominated in euro). You may elect to receive Pars or Discounts in the same currency as your tendered Eligible Securities or in pesos.

• Eligible Securities denominated in pounds sterling or Swiss francs. You may elect to receive Pars or Discounts denominated in euro or pesos.

• Eligible Securities denominated in yen. You may elect to receive Pars or Discounts in euro or pesos, except that if your yen-denominated Eligible Securities are governed by Japanese law you may only receive Pars or Discounts denominated in pesos.

• Eligible Securities denominated in pesos. You may elect to receive Pars or Discounts in pesos.

If you fail to or incorrectly designate your currency selection, you will receive Pars or Discounts denominated in the same currency as your tendered Eligible Securities except that: if your tendered Eligible Securities were originally denominated in pounds sterling, Swiss francs, Japanese yen (except for Eligible Securities governed by Japanese law) or any predecessor currency to the euro, you will be deemed to have elected to receive your Pars or Discounts in euro; or if your Eligible Securities were originally denominated in Japanese yen and governed by Japanese law, you will be deemed to have elected to receive your Pars or Discounts in pesos.

While holders of yen-denominated Eligible Securities governed by Japanese law will not be able to receive yen-denominated securities governed by Japanese law pursuant to the Offer, they will be able to do so pursuant to the offer in Japan, if conducted by Argentina.

Argentina, however, will only launch an offer in Japan after having received all necessary regulatory approvals from Japanese authorities. (See “Global Offering — Offer in Japan”).

The Quasi-pars will be denominated in pesos only.

The GDP-linked Securities will be denominated in the same currency as the currency of the Pars, Discounts or Quasi-pars to which they are initially attached.

Solely for purposes of the Offer, Argentina will treat Eligible Securities originally denominated in a currency other than pesos and governed by Argentine law as if they were denominated in the currency in which they were originally issued.

Governing Law of the New Securities	If the Eligible Securities you tender are not governed by Argentine law, the governing law of any Pars or Discounts you receive will be as follows:

• Pars or Discounts denominated in U.S. dollars will be governed by New York law,

• Pars or Discounts denominated in euro will be governed by English law,

• Pars or Discounts denominated in pesos will be governed by Argentine law.

If the Eligible Securities you tender are governed by Argentine law, you may elect to receive Pars or Discounts governed only by Argentine law (whether or not they are denominated in pesos).

The Quasi-pars will only be governed by Argentine law.

The GDP-linked Securities will be governed by the law that governs the New Securities to which they are initially attached.

Minimum Tender Amount	You must tender your Eligible Securities in the minimum denomination and the integral multiples in excess of such minimum denomination that are set forth in the terms of such Eligible Securities.

You will not, however, be permitted to exchange Eligible Securities for Quasi-pars unless the outstanding principal amount of the Eligible Securities you tender for Quasi-pars is at least U.S.$350,000, £200,000, ¥37,600,000, Ps.1,025,000, €280,000 or Sfr.435,000, as the case may be.

Limited Withdrawal Rights	Tenders will be irrevocable and may not be withdrawn unless Argentina:

• extends the Submission Period of the Offer for more than 30 calendar days;

• amends any of the financial terms of the New Securities (such as the maturity, principal amount or interest rate) or any of the following terms of the Offer: exchange ratios, method or extent of limitation on issuance of New Securities, method of allocation of New Securities, including timing of expiration of the early tender period for allocation of Pars (except if Argentina extends the early-tender period due to a postponement in the launch of the Offer in any jurisdiction or in the launch of the offer in Japan, if applicable, in either case resulting from a delay in procuring any necessary regulatory approvals) or calculation of the Eligible Amount; or

• files or otherwise makes public an amendment, modification or supplement to this prospectus supplement (or to a comparable offering document used in any jurisdiction where the Offer is being made) that contains a change in the information contained in this prospectus supplement (or comparable offering document used in any jurisdiction where the Offer is being made) that Argentina, in its sole discretion, determines is material to the tendering holders of Eligible Securities, except for any amendment, modification or supplement made solely for the purpose of announcing the results of the Offer (including the allocation of the New Securities or whether the limits on the issuance of Pars or Quasi-pars have been reached).

In any of these cases, you will have the right to withdraw your tender for a period of 15 calendar days from the date Argentina first publicly announces the granting of withdrawal rights. See “Risk Factors — Risk Factors Relating to the Offer — Risks of Participating in the Offer.”

Tender Procedures	To participate in the Offer, you must submit, or arrange to have submitted on your behalf, to a principal clearing system (as defined below), by 4:15 P.M. (New York City time) on the Expiration Date, a duly completed electronic acceptance notice. Your electronic acceptance notice must:

• clearly state the type (Pars, Discounts or Quasi-pars) and currency of New Securities you wish to receive in exchange for the Eligible Securities you tender (except in the case of Par Brady Bonds and Discount Brady Bonds, in which case you will be deemed to have elected to receive Discounts). If you fail to or incorrectly designate the type and currency of the New Securities you wish to receive, you will be deemed to have elected to receive Discounts in the same currency as your tendered Eligible Securities, except as provided above under “Currency Denomination of the New Securities,” and

• clearly designate an account, as applicable, at the Depository Trust Company, which we refer to as “DTC,” Euroclear Bank S.A./ N.V., as operator of the Euroclear System, which we refer to as “Euroclear,” Clearstream Banking société anonyme, which we refer to as “Clearstream, Luxembourg,” or at Caja de Valores S.A., which we refer to as “Caja de Valores,” where your New Securities and any cash payment that you are entitled to receive can be credited upon settlement of the Offer.

Eligible Securities tendered in the Offer will be “blocked” for transfers to third parties pending settlement of the Offer.

How to Participate if You Hold Eligible Securities:	The procedures you must follow to effectively tender Eligible Securities depend upon the manner in which you hold your Eligible Securities.

In Book-Entry Form	Beneficial ownership of Eligible Securities held in electronic or book-entry form generally represents an interest in a global security that is registered in the name of a clearing system or such clearing system’s nominee. These beneficial interests may be held directly if you have an account with the relevant clearing system, or indirectly through institutions, such as securities brokers and dealers, that have an account with the relevant clearing system. We refer to institutions that have an account with the relevant clearing system as “direct participants” in such system. Only these direct participants may submit electronic acceptance notices to the relevant clearing system. If you are not a direct participant, you (or your broker, dealer, bank, trust company, trustee or other custodian on your behalf) must arrange for the direct participant through which you hold your Eligible Securities to submit an electronic acceptance notice on your behalf to the relevant clearing system.

Argentina has made special arrangements with certain clearing systems that will allow these clearing systems to submit electronic acceptance notices on behalf of tendering holders directly to the exchange agent. These clearing systems will be able to perform this function even with respect to the Eligible Securities that are not registered in their name (or the name of their depositary nominee). We refer to these clearing systems as the “principal clearing systems.” These include: DTC, Caja de Valores, Clearstream AG, Clearstream, Luxembourg, Euroclear, Monte Titoli S.p.A. and SIS AG. For more information, you may contact the information agent.

For your tender of Eligible Securities to be effective, a direct participant in a principal clearing system through which you tender your Eligible Securities must submit an electronic acceptance notice on your behalf to such principal clearing system prior to 4:15 P.M. (New York City time) on the Expiration Date. The principal clearing systems will not submit to the exchange agent any electronic acceptance notice they receive after this time.

For your tender of Eligible Securities to be effective, the principal clearing system through which you tender your Eligible Securities must deliver your duly completed electronic acceptance notice to the exchange agent no later than three business days after the Expiration Date.

Upon receipt of your electronic acceptance notice, the principal clearing system will submit your electronic acceptance notice to the exchange agent.

The receipt of your electronic acceptance notice by a principal clearing system will result in the blocking of your tendered Eligible Securities in such clearing system. This will prevent you from being able to transfer your tendered Eligible Securities to third parties.

Through DTC	The exchange agent and DTC have confirmed that the Offer is eligible for DTC’s Automated Tender Offer Program, or “ATOP,” system. Accordingly, if you hold Eligible Securities through DTC, you may instruct DTC to make a book-entry transfer of your tendered Eligible Securities into the exchange agent’s account at DTC and electronically submit your duly completed electronic acceptance notice through DTC’s ATOP system (if you are a direct participant), or arrange to have a direct participant do so on your behalf.

Through Euroclear or Clearstream, Luxembourg
If you hold Eligible Securities through Euroclear or Clearstream, Luxembourg, you may submit (if you are a direct participant), or arrange to have a direct participant submit on your behalf, an electronic acceptance notice in accordance with the procedures established by Euroclear or Clearstream, Luxembourg, as applicable, to participate in this Offer. Participants should refer to the respective notifications of Euroclear and Clearstream, Luxembourg for detailed information regarding tender procedures.

Through Caja de Valores	If you hold Eligible Securities through Caja de Valores, you may submit (if you are a direct participant), or arrange to have a direct participant submit on your behalf, an electronic acceptance notice in accordance with the procedures established by Caja de Valores for the Offer. You may contact Caja de Valores for assistance in effecting your tender in accordance with the applicable procedures.

Through Other Clearing Systems	If you hold Eligible Securities through any other clearing system, you must follow the procedures established and deadlines required by such clearing system in order for your tender to be received by a principal clearing system prior to 4:15 P.M. (New York City time) on the Expiration Date. You may contact the information agent for assistance in effecting your tender in accordance with the applicable procedures and deadlines.

Through a Custodian or Other Securities Intermediary
If your Eligible Securities are held in the name of a custodian or other securities intermediary, such as a broker, dealer, bank, trustee or trust company, you must contact such custodian or other securities intermediary and instruct it to tender your Eligible Securities on your behalf. You should contact your custodian or other securities intermediary well in advance of the Expiration Date, since your custodian or other securities intermediary may have earlier deadlines by which it must receive your instructions in order to have adequate time to meet the deadlines of the clearing system through which your Eligible Securities are tendered.

In Physical Form	Eligible Securities held in physical form may not be tendered pursuant to the Offer. If you hold Eligible Securities in physical form, you may only participate in the Offer by first exchanging your physical securities for an interest in the corresponding global security, which will be recorded in book-entry form. This can be accomplished by (i) selecting a broker, dealer, bank, trust company, trustee or other custodian that has a direct or indirect account with the clearing system that acts as depositary for the global security corresponding to your physical certificate, (ii) surrendering the physical certificates representing your Eligible Securities to the trustee or fiscal agent for those securities, and (iii) instructing the trustee or fiscal agent to exchange your physical certificate for an interest in the corresponding global security, specifying the account at the relevant clearing system where your interest in the global security should be credited.

Upon receiving your physical certificates and instructions as specified above, the trustee or fiscal agent will exchange your physical certificate for an interest in the corresponding global security, and credit your custodian’s account at the relevant clearing system. Although your Eligible Securities will no longer be represented by a separate physical certificate, your interest in the Eligible Securities will otherwise remain unchanged.

The process for converting physical securities into securities held in book-entry form as provided above may entail some delay. Accordingly, if you hold your Eligible Securities in physical form and wish to participate in the Offer, you should begin this process as soon as possible.

Once you hold your Eligible Securities in electronic form, you will be able to tender your Eligible Securities pursuant to the Offer in accordance with the procedures set forth in this prospectus supplement under “Terms of the Offer — Tender Procedures — If You Hold Eligible Securities in Electronic or Book-Entry Form.”

In Bearer Form	Tenders of Eligible Securities held in bearer form will not be accepted in the United States.

In Luxembourg	Holders of Eligible Securities in Luxembourg may contact the Luxembourg exchange agent for assistance in effecting their tenders in accordance with these procedures.

Tax Consequences	Please see the section entitled “Taxation” for important information regarding the possible U.S., Luxembourg and Argentine tax consequences for tendering holders who exchange Eligible Securities for New Securities.

Restrictions	Argentina is making the Offer only in those jurisdictions where it is legal to make such offers, including in certain jurisdictions in reliance on exemptions from approval by regulatory authorities. See the “Global Offering”, “Certain Legal Restrictions” and “Jurisdictional Restrictions” sections in this prospectus supplement.

International Joint Dealer Managers	Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC.

Information Agent	Georgeson Shareholder Communications Inc. will act as information agent for the Offer. The address and telephone number of the information agent can be found on the back cover page of this prospectus supplement.

Exchange Agent	The Bank of New York will act as exchange agent for the Offer. The address and telephone number of the exchange agent can be found on the back cover page of this prospectus supplement.

Luxembourg Exchange Agent	The Bank of New York (Luxembourg) S.A. will act as Luxembourg exchange agent for the Offer. The address and telephone number of the Luxembourg exchange agent can be found on the back cover page of this prospectus supplement.

Luxembourg Listing Agent	Kredietbank S.A. Luxembourgeoise will act as Luxembourg listing agent for the listing of the Pars, Discounts and GDP-linked Securities on the Luxembourg Stock Exchange. The address and telephone number of the Luxembourg listing agent can be found on the back cover page of this prospectus supplement.

U.S. — European Trustee	The Bank of New York will act as trustee for holders of New Securities governed by either New York law or English law. The address and telephone number of the U.S.-European trustee can be found on the back cover page of this prospectus supplement.

Retail Processing Fee	Each retail processing dealer (as defined below) who successfully processes tenders from a retail beneficial owner (as defined below) of DMA Eligible Securities (as defined in “Plan of Distribution”) will be eligible to receive a fee payable in U.S. dollars (which we refer to as the “retail processing fee”) from the international joint dealer managers equal to:

• 0.03% for every U.S.$1 principal amount (or the equivalent in another currency based on exchange rates in effect on December 31, 2003) of DMA Eligible Securities tendered by or on behalf of such retail beneficial owner and accepted pursuant to the Offer, if 66 2/3% or less of the aggregate principal amount of all DMA Eligible Securities is tendered and validly accepted by Argentina, or

• 0.05% for every U.S.$1 principal amount (or the equivalent in another currency based on exchange rates in effect on December 31, 2003) of DMA Eligible Securities tendered by or on behalf of such retail beneficial owner and accepted pursuant to the Offer, if greater than 66 2/3% of the aggregate principal amount of all DMA Eligible Securities is tendered and validly accepted by Argentina.

Based on the exchange rates in effect on December 31, 2003, the amounts in U.S. dollars to be paid are as follows:

	If	If
	participation	participation
Principal Amount Tendered and Accepted	≤ 66 2/3%	> 66 2/3%

Per 100 U.S. dollars	0.03000	0.05000
Per 100 euro	0.03776	0.06293
Per 100 pounds sterling	0.05358	0.08930
Per 100 Swiss francs	0.02417	0.04029
Per 10,000 yen	0.02793	0.04656
Per 100 pesos	0.01028	0.01714

The international joint dealer managers will pay the retail processing fee as provided above only if they (i) have received payment in full of related fees and expenses due from Argentina in connection with the Offer and (ii) such fees and expenses are not subject to litigation in connection with the Offer. Under no circumstances will Argentina be liable for payment of the retail processing fee.

The retail processing fee will only be paid to each retail processing dealer who is properly designated as a “retail processing dealer” by registering as such with the information agent and providing all necessary information. In addition, the international joint dealer managers reserve the right to request additional information from such a registrant in order to validate any retail processing fee payment claims.

Only direct participants in the relevant clearing system will be eligible to register as a retail processing dealer. If you are not a direct participant, you must instruct the direct participant through which you tender your Eligible Securities to register as a retail processing dealer on your behalf.

A “retail beneficial owner” of Eligible Securities is a beneficial owner of Eligible Securities that tenders Eligible Securities with an aggregate principal amount of U.S.$250,000, £140,000, ¥27,000,000, €200,000, Sfr.310,000, Ps.730,000 or less, as the case may be.

Retail processing dealers who successfully process tenders from retail beneficial owners of Argentine Eligible Securities will be eligible to receive a fee payable by the Argentine joint dealer managers as described in the offering materials being used to extend the Offer in Argentina.

Summary of Options for Eligible Securities

(Other than Par Brady Bonds and Discount Brady Bonds)

      The following chart summarizes the possible New Securities you could receive in exchange for your Eligible Securities (other than Par Brady Bonds and Discount Brady Bonds) pursuant to the Offer:

If Your Eligible Security has:		You may receive:

Currency	Governing Law	Currency	Governing Law	New Security	Exchange Ratio*

U.S. Dollars	New York			Pars	1.000

	English	U.S. Dollars	New York	Discounts	0.337

				Pars	2.918

				Discounts	0.983

		Pesos	Argentine	Quasi-pars	2.040

U.S. Dollars	Argentine			Pars	1.000

		U.S. Dollars	Argentine	Discounts	0.337

				Pars	2.918

				Discounts	0.983

		Pesos	Argentine	Quasi-pars	2.040

Euro (or any	English			Pars	1.000

predecessor	German	Euro	English	Discounts	0.337

currency	Italian			Pars	3.672

to the Euro)	Spanish			Discounts	1.238

	New York	Pesos	Argentine	Quasi-pars	2.567

Pounds Sterling	English			Pars	1.419

		Euro	English	Discounts	0.478

				Pars	5.211

				Discounts	1.756

		Pesos	Argentine	Quasi-pars	3.642

Swiss Francs	Swiss			Pars	0.640

		Euro	English	Discounts	0.216

				Pars	2.351

				Discounts	0.792

		Pesos	Argentine	Quasi-pars	1.643

Yen	English			Pars	0.740

		Euro	English	Discounts	0.249

				Pars	2.717

				Discounts	0.916

		Pesos	Argentine	Quasi-pars	1.899

Yen**	Japanese			Pars	2.717

				Discounts	0.916

		Pesos	Argentine	Quasi-pars	1.899

Pesos	Argentine			Pars	1.000

	English			Discounts	0.337

	New York	Pesos	Argentine	Quasi-pars	0.699

*	Calculated using exchange rates at December 31, 2003. In the case of yen-denominated Eligible Securities, the exchange ratio is applied per ¥100.

**	While holders of yen-denominated Eligible Securities governed by Japanese law will not be able to receive yen-denominated securities governed by Japanese law pursuant to the Offer, they will be able to do so pursuant to the offer in Japan, if conducted by Argentina. Argentina, however, will only launch an offer in Japan after having received all necessary regulatory approvals from Japanese authorities. (See “Global Offering — Offer in Japan”).

Common Terms of The New Securities

The following terms will apply to all New Securities:

Issuer	The Republic of Argentina

Securities Offered	Pars due December 31, 2038:
– U.S. dollar-denominated Pars (governed by New York law),
– U.S. dollar-denominated Pars (governed by Argentine law),
– Euro-denominated Pars (governed by English law), and
– Peso-denominated Pars (governed by Argentine law).

Discounts due December 31, 2033:
– U.S. dollar-denominated Discounts (governed by New York law),
– U.S. dollar-denominated Discounts (governed by Argentine law),
– Euro-denominated Discounts (governed by English law), and
– Peso-denominated Discounts (governed by Argentine law).

Quasi-pars due December 31, 2045, denominated in pesos (governed by Argentine law).

GDP-linked Securities expiring no later than December 15, 2035, initially attached to each series of Pars, Discounts and Quasi-pars. Each GDP-linked Security will be denominated in the same currency, and governed by the same law, as the Pars, Discounts or Quasi-pars to which such GDP-linked Security is initially attached.

The terms of the New Securities are described in greater detail under “Description of the New Securities” in this prospectus supplement.

Listing	Application has been made to list each series of Pars, Discounts and GDP-linked Securities on the Luxembourg Stock Exchange, and application will be made to list each series of New Securities on the Buenos Aires Stock Exchange and on Mercado Abierto Electrónico.

Argentina intends to make an application to list each series of euro-denominated and U.S. dollar-denominated Pars, Discounts and GDP- linked Securities on a regulated market organized and managed by Borsa Italiana S.p.A., provided all requirements for such listing are met; however, we can offer no assurance that such application, if made, will be approved before the Settlement Date or at all.

Claim to Full Principal	The Pars, Discounts and Quasi-pars will represent a claim to their full principal at maturity (plus accrued and unpaid interest) or upon earlier acceleration in accordance with the terms thereof. There are no principal payments in respect of the GDP-linked Securities.

Redemption	The New Securities will not be redeemable before maturity (although they may amortize or expire early as described below) and will not be entitled to the benefit of any sinking fund.

Rights Upon Future Offers	Under the terms of the Pars, Discounts and Quasi-pars, if following the expiration of the Offer until December 31, 2014, Argentina voluntarily makes an offer to purchase or exchange or solicits consents to amend any Eligible Securities not tendered or accepted pursuant to the Offer, Argentina has agreed that it will take all steps necessary so that each holder of Pars, Discounts or Quasi-pars will have the right, for a period of at least 30 calendar days following the announcement of such offer, to exchange any of such holder’s Pars, Discounts or Quasi-pars for the consideration in cash or in kind received in connection with such purchase or exchange offer or securities having terms substantially the same as those resulting from such amendment process, in each case in accordance with the terms and conditions of such purchases, exchange offer or amendment process. The right of tendering holders to participate in any such transaction is subject to certain conditions described under “Description of the New Securities — Rights Upon Future Offers” below.

Repurchase of New Securities and Other Debt Obligations with Excess Payment Capacity

Under the terms of the New Securities, Argentina undertakes to apply the annual excess payment capacity (as defined below) for any given calendar year through 2009 towards the repurchase of any outstanding New Securities or other outstanding debt obligations (excluding Eligible Securities not tendered or accepted pursuant to the Offer, or any subsequent offer, nor resulting from Eligible Securities amended subsequent to the settlement of the Offer). Any such repurchased New Securities or other debt obligations will be cancelled.

“Annual excess payment capacity” is the difference between annual payment capacity (see table on page S-68) and the cash amounts of principal and interest that Argentina is required to pay in respect of any outstanding Pars, Discounts and Quasi-pars, whether issued pursuant to the Offer or otherwise, in any given calendar year. “Annual payment capacity” is Argentina’s payment obligations under the Pars, Discounts and Quasi-pars if it were to achieve 100% holder participation in the Offer and were to issue, in U.S. dollars, (i) the maximum aggregate principal amount of Pars and Quasi-pars permissible under the terms set forth in this prospectus supplement and (ii) Discounts to the extent demand for Pars and Quasi-pars exceeded these limits. See “Description of New Securities — Repurchase of New Securities and Other Debt Obligations with Excess Payment Capacity” for further details.

Argentina will determine within its sole discretion which New Securities or other eligible debt obligations to repurchase. These repurchases will be conducted, at Argentina’s sole discretion, through a bidding process in which holders of New Securities or other eligible debt obligations are invited to present competing offers for the sale of their New Securities or other eligible debt obligations, in the secondary market or otherwise. No holder of New Securities will be entitled to demand that Argentina so repurchase or offer to repurchase such holder’s New Securities. Argentina will announce any such repurchases to be conducted through a bidding process by publishing prior notice in various newspapers as described under “Description of the New Securities — Notices.”

Repurchase of New Securities with Excess GDP
Under the terms of the New Securities, in respect of any reference year from 2005 through 2010, Argentina undertakes to apply towards the repurchase of any outstanding New Securities, 5% of the Excess GDP for the relevant reference year. All New Securities so repurchased will be cancelled. Such repurchases would take place during the calendar year following the calculation date (as defined below) for the relevant reference year.

Argentina will determine within its sole discretion which New Securities to repurchase. These repurchases will be conducted, at Argentina’s sole discretion, through a bidding process in which holders of New Securities are invited to present competing offers for the sale of their New Securities, in the secondary market or otherwise. No holder of New Securities will be entitled to demand that Argentina so repurchase or offer to repurchase such holder’s New Securities. Argentina will announce any such repurchases to be conducted through a bidding process by publishing prior notice in various newspapers as described under “Description of the New Securities — Notices.”

Denomination	The New Securities will be issued in denominations of one unit of the currency in which they are denominated and integral multiples thereof.

Form and Settlement	Argentina will issue each of the New Securities in the form of one or more fully registered global securities, which will clear and settle as follows:

• U.S. dollar-denominated New Securities (excluding U.S. dollar-denominated New Securities governed by Argentine law). Will be registered in the name of a nominee of DTC and deposited with a custodian for DTC. You may hold a beneficial interest directly if you have an account with DTC or indirectly through a financial institution that has an account with DTC. Each of Euroclear and Clearstream, Luxembourg participate in DTC through their New York depositaries, which act as links between the clearing systems. Caja de Valores has an account with DTC.

• Euro-denominated New Securities. Will be registered in the name of a nominee of a common depositary for Clearstream, Luxembourg and Euroclear and deposited with that common depositary. You may hold a beneficial interest directly if you have an account with Clearstream, Luxembourg or Euroclear or indirectly through a financial institution that has an account with either of these clearing systems. Caja de Valores has an account with each of these clearing systems.

• Peso-denominated New Securities (including Quasi-pars) and U.S. dollar-denominated New Securities governed by Argentine law.     Will be deposited with and registered in the name of CRYL. You may hold a beneficial interest directly through an account with CRYL or indirectly through any institution that has an account with CRYL. Caja de Valores has an account with CRYL. Each of Euroclear and Clearstream, Luxembourg has an account with an Argentine depositary, which acts as a link with Caja de Valores.

Taxation	For a discussion of the Argentine, Luxembourg and United States tax consequences associated with the New Securities, see “Taxation.” Tendering holders should consult their own tax advisors in determining the Argentine, Luxembourg, United States federal, state, local and any other tax consequences to them of ownership and disposition of the New Securities.

The following terms will apply only to New Securities governed by New York law or English law:

Additional Amounts	Argentina will make payments of principal and interest in respect of the New Securities without withholding or deduction for or on account of any present or future Argentine taxes, duties, assessments or governmental charges of whatever nature except as set forth in “Description of Securities — Additional Amounts” in the accompanying prospectus.

Further Issues	Argentina may, from time to time without the consent of holders of the New Securities governed by New York law or English law, create and issue additional debt securities ranking pari passu with the New Securities and having the same terms and conditions as any series of the New Securities, or the same terms and conditions except for the amount of the first payment of interest on such additional debt securities. Argentina may also consolidate the additional debt securities to form a single series with any outstanding series of New Securities.

Any such additional debt securities, however, may not have, for purposes of U.S. federal income taxation, a greater amount of original issue discount than the relevant series of New Securities have as of the date of the issuance of such additional debt securities.

Seniority	New Securities governed by New York law or English law will be direct, unconditional, unsecured and unsubordinated obligations of Argentina, and will rank pari passu and without preference among themselves and at least equally with all of Argentina’s other present and future unsecured and unsubordinated External Indebtedness (as defined in the accompanying prospectus under “Description of the Securities — Negative Pledge”).

The following terms will apply only to New Securities governed by Argentine law:

Inflation Adjustment	The outstanding principal amount of all Pars, Discounts and Quasi-pars denominated in pesos will be adjusted for inflation based on the Coeficiente de Estabilización de Referencia, or “CER,” a unit of account whose value in pesos is indexed to consumer price inflation in Argentina, as measured by changes in the consumer price index, or “CPI.” The CER is published by the Central Bank on a monthly basis. The amount of principal amortizations on any Pars, Discount or Quasi-pars will be adjusted over time to reflect the CER-adjusted principal amount of these securities. Likewise, the amount of interest that accrues on these securities will be determined on the CER-adjusted principal amount.

The CER-adjusted principal amount of any peso-denominated Pars, Discount or Quasi-pars will be determined by the Office of National Public Credit of the Ministry of Economy and Production of Argentina prior to the date on which any principal and/or interest payments on such securities is due (in the case of interest, whether payable in cash or capitalized). The Office of National Public Credit will determine this CER-adjusted principal amount by multiplying (x) the original principal amount of the peso-denominated Pars, Discounts or Quasi-pars as of December 31, 2003, by (y) a fraction, the numerator of which is equal to the CER corresponding to the 10-day period immediately preceding the relevant payment date, and the denominator of which is the CER corresponding to the 10-day period immediately preceding December 31, 2003. Argentina will announce any such adjustments to the outstanding principal amount of any peso-denominated Pars, Discounts or Quasi-pars at least annually by publishing notices in relevant newspapers, as necessary, as described under “Description of the New Securities — Notices.”

Further Issues	New Securities governed by Argentine law (including all Quasi-pars) do not contain provisions restricting Argentina’s ability to create and issue additional debt securities ranking pari passu with the New Securities or having the same terms and conditions as any series of the New Securities.

Absence of Certain Covenants under New Securities governed by Argentine Law

New Securities governed by Argentine law, including all Quasi-pars, will be issued under an Argentine government decree that will not contain certain covenants granted to holders of New Securities governed by New York law or English law. Argentina will have no obligation with respect to New Securities governed by Argentine law (including any Quasi- pars) to pay additional amounts for any withholding of Argentine taxes, duties or assessments on payments of principal or interest on such New Securities. Nor will New Securities governed by Argentine law include certain of the covenants set forth in the accompanying prospectus, such as negative pledge or events of default.

The Pars

Securities Offered	Pars due December 31, 2038.

Maximum Principal Amount	The maximum aggregate principal amount of Pars that Argentina may issue pursuant to the Offer is:

• U.S.$10.0 billion or the equivalent in other currencies, if the aggregate Eligible Amount of Eligible Securities tendered and accepted pursuant to the Offer and, if concurrent with the Offer, the offer in Japan, is less than or equal to 70% (U.S.$57.3 billion equivalent) of the aggregate Eligible Amount of all outstanding Eligible Securities, or

• U.S.$15.0 billion or the equivalent in other currencies, if the aggregate Eligible Amount of Eligible Securities tendered and accepted pursuant to the Offer and, if concurrent with the Offer, the offer in Japan, is greater than 70% (U.S.$57.3 billion equivalent) of the aggregate Eligible Amount of all outstanding Eligible Securities.

For purposes of determining these amounts, Pars issued in currencies other than U.S. dollars will be converted into U.S. dollars based on exchange rates in effect on December 31, 2003.

Principal Payments	Argentina will pay principal in twenty equal payments, except that in the case of peso-denominated Pars, payment amounts will be adjusted for inflation based on CER. Argentina will pay the first nineteen installments on March 31 and September 30 of each year, commencing on September 30, 2029, and will pay the last installment on December 31, 2038. Annex B to this prospectus supplement contains a schedule for principal payments on U.S. dollar-denominated Pars.

Interest	The Pars will bear interest, computed on the basis of a 360-day year of twelve 30-day months, accruing as follows:

		Currency

From and including	To but excluding	U.S. dollars	Euro	Pesos

December 31, 2003	March 31, 2009	1.33%	1.20%	0.63%
March 31, 2009	March 31, 2019	2.50%	2.26%	1.18%
March 31, 2019	March 31, 2029	3.75%	3.38%	1.77%
March 31, 2029	December 31, 2038	5.25%	4.74%	2.48%

Interest payment dates for Pars are March 31 and September 30 of each year, and December 31, 2038. Interest accrued on Pars from and including December 31, 2003, to but excluding March 31, 2005, will be paid in cash on the Settlement Date. The payment on the first interest payment date following the Settlement Date will consist of interest accrued from and including March 31, 2005, to but excluding such payment date.

The Discounts

Securities Offered	Discounts due December 31, 2033.

Maximum Principal Amount	There is no limit on the allocation of Discounts within the Offer.

Principal Payments	Argentina will pay principal in twenty equal semi-annual payments on June 30 and December 31 of each year, commencing on June 30, 2024, except that in the case of peso-denominated Discounts, payment amounts will be adjusted for inflation based on CER. The twenty equal semi-annual payments will include the capitalized amounts accrued prior to the first amortization date. Annex B to this prospectus supplement contains a schedule for principal payments on U.S. dollar-denominated Discounts.

Interest	The Discounts will bear interest, computed on the basis of a 360-day year of twelve 30-day months, accruing from and including December 31, 2003, to but excluding December 31, 2033, at a rate per annum as follows:

Annual
Currency Denomination	Interest Rate

U.S. dollars	8.25%
Euro	7.82%
Pesos	5.83%

Part of the interest accrued prior to December 31, 2013, will be paid in cash and part will be capitalized. This means that on the relevant payment date the portion of interest that is capitalized is not paid in cash but is instead added to the amount of principal of your Discounts, and future calculations of interest are based on this adjusted principal amount. Cash payments will be made in the currency in which your Discounts are denominated. The table below sets forth the annual rates of interest on the Discounts, broken down to reflect the portion that will be paid in cash and the portion that will be capitalized:

		Currency

		U.S. dollars		Euro		Pesos

From and including	To but excluding	Cash	Capitalized	Cash	Capitalized	Cash	Capitalized

December 31, 2003	December 31, 2008	3.97%	4.31%	3.75%	4.07%	2.79%	3.04%
December 31, 2008	December 31, 2013	5.77%	2.51%	5.45%	2.37%	4.06%	1.77%
December 31, 2013	December 31, 2033	8.28%	0.00%	7.82%	0.00%	5.83%	0.00%

Interest payment dates for Discounts are June 30 and December 31 of each year. For Discounts, the portion of interest that would have been payable in cash on June 30, 2004, and December 31, 2004, will be paid in cash on the Settlement Date. The portion of interest that would have been capitalized on June 30, 2004, and December 31, 2004, will be capitalized as of such dates. The principal amount of Discounts you receive upon settlement of the Offer will include the original principal amount to which you are entitled plus such capitalized interest. Interest that is payable in cash and interest to be capitalized on the first interest payment date following the Settlement Date, will consist of interest accrued from and including December 31, 2004, to but excluding such payment date.

The Quasi-pars

Securities Offered	Quasi-pars due December 31, 2045.

Maximum Principal Amount	The maximum original aggregate principal amount of Quasi-pars that Argentina may issue pursuant to the Offer is Ps.24.3 billion.

Currency	Quasi-pars will be denominated in pesos.

Transfer Restrictions	The Quasi-pars will not be transferable for one year after the Settlement Date.

Principal Payments	Argentina will pay principal in twenty equal semi-annual payments on June 30 and December 31 of each year, commencing on June 30, 2036; payment amounts will be adjusted for inflation based on CER.

Interest	The Quasi-pars will bear interest, computed on the basis of a 360-day year of twelve 30-day months, accruing from and including December 31, 2003, to but excluding December 31, 2045, at a rate per annum equal to 3.31%.

Interest accrued on or before December 31, 2013, will be capitalized. After December 31, 2013, Argentina will make interest payments in cash. Accordingly, you will not receive cash payments on your Quasi-pars until June 30, 2014, but instead, the amount of principal of your Quasi-pars will be increased, on the relevant interest payment dates, by the amount of interest accrued during the immediately preceding interest period. Cash payments will be made in pesos.

Interest payment dates for Quasi-pars are June 30 and December 31 of each year. Interest accrued on Quasi-pars that would have been capitalized on June 30, 2004, and December 31, 2004, will be capitalized as of such dates. The principal amount of Quasi-pars you receive upon settlement of the Offer will include the original principal amount to which you are entitled plus such capitalized interest. Interest to be capitalized on the first interest payment date following the Settlement Date will consist of interest accrued from and including December 31, 2004, to but excluding such payment date.

Governing Law	The Quasi-pars will be governed by Argentine law.

The GDP-linked Securities

Securities Offered	GDP-linked Securities that expire no later than December 15, 2035.

Each GDP-linked Security will be originally issued as a single unit with the underlying Par, Discount or Quasi-par. During the period of 180 days following the first day of the Settlement Date, each GDP-linked Security will remain attached to and trade as a single unit with the underlying Par, Discount or Quasi-par. Upon expiration of this 180-day period, the GDP-linked Securities and the underlying Pars, Discounts or Quasi-pars will automatically detach and will no longer constitute a single unit. Thereafter, the GDP-linked Securities will trade independently from the underlying Pars, Discounts or Quasi-pars.

Notional Amount	Each GDP-linked Security will have a notional amount equal to the corresponding Eligible Amount of Eligible Securities tendered and accepted. If the Eligible Securities tendered and accepted are not in the same currency as the GDP-linked Securities you are entitled to receive, the corresponding notional amount of the GDP-linked Securities will be determined using exchange rates in effect on December 31, 2003.

There are no principal payments in respect of the GDP-linked Securities. Holders will not receive any payments during the life or upon the expiration of their GDP-linked Securities other than as described below.

Payments	Any payments on the GDP-linked Securities are contingent upon the performance of Argentina’s GDP (as described below) and subject to the conditions described below. Payments made on the GDP-linked Securities will be based on the notional amount of GDP-linked Securities.

Payment Currency	The payment currency of the GDP-linked Securities will be the currency of the New Security to which the GDP-linked Securities are initially attached, which may be U.S. dollars, euro or pesos.

Calculation Date	The calculation date for the GDP-linked Securities will be on November 1 of each year following the relevant reference year (as defined below), commencing on November 1, 2006.

Payment Date	Subject to the conditions specified below, Argentina will make payments on the GDP-linked Securities on December 15 of each year following the relevant reference year. The first payment, if any, will occur on December 15, 2006.

Reference Year	The reference year for the GDP-linked Securities will be a calendar year, commencing in 2005 and ending in 2034.

Base Case GDP	The base case gross domestic product (“Base Case GDP”) for each reference year is set forth in the following chart:

	Base Case GDP		Base Case GDP
	(1993 pesos in		(1993 pesos in
Reference Year	millions)	Reference Year	millions)

2005	287,012.52	2020	458,555.87
2006	297,211.54	2021	472,312.54
2007	307,369.47	2022	486,481.92
2008	317,520.47	2023	501,076.38
2009	327,968.83	2024	516,108.67
2010	338,675.94	2025	531,591.93
2011	349,720.39	2026	547,539.69
2012	361,124.97	2027	563,965.88
2013	372,753.73	2028	580,884.85
2014	384,033.32	2029	598,311.40
2015	395,554.32	2030	616,260.74
2016	407,420.95	2031	634,748.56
2017	419,643.58	2032	653,791.02
2018	432,232.88	2033	673,404.75
2019	445,199.87	2034	693,606.89

The Base Case GDP will be adjusted in accordance with any changes to the year of base prices (currently 1993).

Actual Real GDP	The actual real gross domestic product (“Actual Real GDP”) is the gross domestic product of Argentina in constant pesos for each calendar year as published by the Instituto Nacional de Estadística y Censos (“INDEC”).

Actual Real GDP is currently calculated by INDEC using the year 1993 as the year of base prices. If in any year, the year of base prices for calculating Actual Real GDP is changed by INDEC, the Base Case GDP will be adjusted accordingly. For example, if Actual Real GDP for 2006 with 1993 prices is X, and with 2000 prices is Y, then the Base Case GDP = Base Case GDP as per chart above multiplied by a fraction, the numerator of which is Y and the denominator of which is X.

Actual Nominal GDP	The actual nominal gross domestic product (“Actual Nominal GDP”) is the gross domestic product of Argentina in current pesos for each calendar year as published by the Instituto Nacional de Estadística y Censos (“INDEC”).

Payment Conditions	Argentina will make a payment on GDP-linked Securities in respect of any given reference year only if the following three conditions are met:

• for the reference year, Actual Real GDP exceeds Base Case GDP;

• for the reference year, annual growth in Actual Real GDP exceeds the growth rate in Base Case GDP for such year (for your reference, the Base Case GDP for 2004 is Ps.275,276.01 million, measured in 1993 pesos); and

• total payments made on a GDP-linked Security do not exceed the payment cap for that GDP-linked Security.

Annual growth of “Actual Real GDP” for any reference year will be calculated by dividing Actual Real GDP for that reference year by the Actual Real GDP for the year preceding that reference year, minus one. For purposes of this calculation, the Actual Real GDP for the relevant reference year and the preceding year will each be measured using the same year of base prices, with Actual Real GDP for the year preceding the reference year adjusted, if necessary, to reflect any changes in the year of base prices implemented during such reference year (for an example of how this adjustment is effected see “— Actual Real GDP” above).

Excess GDP	The excess gross domestic product for any reference year (“Excess GDP”) is the amount, if any, by which Actual Real GDP (converted to nominal pesos, as described below) exceeds the Base Case GDP (converted to nominal pesos, as described below). Excess GDP will be expressed in billions.

For purposes of determining Excess GDP for any reference year, each of the Actual Real GDP and Base Case GDP for that reference year will be converted into nominal pesos by multiplying it by a fraction, the numerator of which is the GDP Deflator (as defined below) for that reference year and the denominator of which is the GDP Deflator for the year of base prices used to calculate Actual Real GDP and Base Case GDP for that reference year. As noted above, 1993 is currently the year of base prices, and the GDP Deflator for that year is one.

GDP Deflator	The GDP deflator for any given year (“GDP Deflator”) is the quotient that results from dividing the Actual Nominal GDP for such year, by the Actual Real GDP for the same year, in each case as published by INDEC.

Payment Amount	On each payment date, holders of GDP-linked Securities will be entitled to receive payments in an amount equal to the Available Excess GDP (as defined below) for the corresponding reference year, multiplied by the aggregate notional amount of GDP-linked securities they hold. “Available Excess GDP” is an amount per unit of currency of notional amount of GDP-linked Securities, determined in accordance with the following formula:

Available Excess GDP = (0.05 × Excess GDP) × unit of currency coefficient where:

• “Excess GDP” is expressed in billions of nominal pesos, and

• the “unit of currency coefficient” is as set forth in the following table:

Currency	Unit of Currency Coefficient

U.S. dollars	1/81.8 = 0.012225
Euro	1/81.8 × (1/.7945) = 0.015387
Pesos	1/81.8 × (1/2.91750) = 0.004190

The unit of currency coefficient represents the proportion that one GDP-linked security with a notional amount of one unit of currency bears to the aggregate Eligible Amount of all Eligible Securities outstanding as of the date of this prospectus supplement (approximately U.S.$81.8 billion), calculated using exchange rates in effect on December 31, 2003.

For purposes of effecting payments on GDP-linked Securities, Available Excess GDP will be converted to the relevant payment currency using the average free market exchange rate of pesos to the applicable payment currency during the 15 calendar days preceding December 31 of the relevant reference year.

All calculations for payments on the GDP-linked Securities will be performed by the Ministry of Economy and Production of Argentina.

Annex F to this prospectus supplement contains sample calculations related to payments on GDP-linked Securities.

Payment Cap	The total amount to be paid during the life of the GDP-linked Securities, per unit of GDP-linked Security, will not exceed 0.48, measured per unit of currency. We refer to this amount as the “payment cap for GDP-linked Securities.” For example, if you receive GDP-linked Securities in a notional amount equal to U.S.$1 million, the payment cap for your GDP-linked Securities would equal U.S.$480,000.

If the payment cap for a GDP-linked Security is reached in a payment year prior to the scheduled expiration of the GDP-linked Securities, the GDP-linked Securities will be deemed to have expired in such year.

If, for any given year the aggregate payment due under a GDP-linked Security is greater than the amount remaining under the payment cap for that Security, then the remaining amount available under the payment cap for that GDP-linked Security will be distributed to the holder of that security.

Governing Law	The governing law of each GDP-linked Security will be the same as the governing law of the New Security to which the GDP-linked Security is initially attached.

RISK FACTORS

      Your decision to tender Eligible Securities in exchange for New Securities involves a significant degree of risk. We urge you to read carefully this prospectus supplement and the accompanying prospectus in their entirety and to note, in particular, the following risk factors, as well as those risk factors set forth in the accompanying prospectus beginning on page 18.

Risk Factors Relating to the Offer

Risks of Not Participating in the Offer

      Eligible Securities that are not tendered may remain in default indefinitely.

      Eligible Securities not exchanged pursuant to the Offer will remain outstanding. Argentina has announced that it has no intention of resuming payments on any Eligible Securities that remain outstanding following the expiration of the Offer. Consequently, if you elect not to tender your Eligible Securities pursuant to the Offer there can be no assurance that you will receive any future payments in respect of your Eligible Securities.

      If the Offer is completed, the trading market for any series of Eligible Securities not exchanged may become illiquid, which may adversely affect the market value of any Eligible Securities of such series.

      Argentina intends to cancel all Eligible Securities it acquires pursuant to the Offer. Eligible Securities not exchanged pursuant to the Offer will remain outstanding, although Argentina may discontinue the listing of any series of Eligible Securities in the various stock exchanges in which such series are currently listed to the extent permissible in accordance with the rules of the relevant stock exchanges, including (but not limited to) the Luxembourg Stock Exchange, the Buenos Aires Stock Exchange and the Mercado Abierto Electrónico. The exchange of Eligible Securities of any series pursuant to the Offer and the cancellation of such Eligible Securities will reduce the aggregate principal amount of Eligible Securities of the applicable series that otherwise might trade in the market. This could adversely affect the liquidity and market value of any Eligible Securities of that series not exchanged pursuant to the Offer. The potential delisting of any series of Eligible Securities may exacerbate the adverse effect of the reduction in outstanding Eligible Securities, since Eligible Securities of that series would lack an active trading market or published secondary market price quotations. As a result, if you elect not to participate in the Offer, it may become more difficult for you to trade your Eligible Securities.

Risks of Participating in the Offer

      Holders should understand the schedule and terms of the Offer before tendering any Eligible Securities. In particular, holders should be aware that the terms of the Offer allow Argentina to terminate or extend the Offer, to withdraw or amend the Offer in one or more jurisdictions, and to reject valid tenders of Eligible Securities, in each case at Argentina’s sole discretion. Holders should also be aware that once they tender Eligible Securities pursuant to the Offer, they will not be able to withdraw such tenders except under certain limited circumstances.

      The terms of the Offer allow Argentina, in its sole discretion and to the extent permitted by applicable laws, to extend or terminate the Offer, to withdraw or amend the Offer in one or more jurisdictions, and to reject valid tenders of Eligible Securities. Accordingly, there can be no assurance that the exchange of Eligible Securities for New Securities pursuant to the Offer will be completed (in any particular jurisdiction or at all). Even if such exchange is consummated, there can be no assurance that it will be completed in accordance with the schedule and terms set forth in this prospectus supplement.

      Once Eligible Securities have been tendered pursuant to the Offer, tendering holders may not withdraw their tenders except under certain limited circumstances as described under “Terms of the Offer — Irrevocability; Limited Withdrawal Rights.” Holders should be aware that Argentina expects the Offer to be open for 43 calendar days and the amount and type of New Securities tendering holders will receive in exchange for Eligible Securities they tender will not be announced until after the Expiration Date. Tendering holders should also be aware that the time between the Expiration Date of the Offer and the Settlement Date will be at least 35 calendar days. The market price of the Eligible Securities may fluctuate after tendering holders tender Eligible Securities pursuant to the Offer. Tendering holders, however, will not be able to effect transfers of any tendered Eligible Securities (except in limited circumstances when tenders may be withdrawn and are actually withdrawn), and thus will not be able to benefit from favorable fluctuations in the market price of such securities. Moreover, tendering holders will not receive any New Securities in exchange for Eligible Securities they tender until the Settlement Date. If completion of the Offer is delayed, tendering holders may have to wait longer than expected to receive any New Securities, during which time they will not be able to effect transfers of any tendered Eligible Securities (except in limited circumstances when tenders may be withdrawn and are actually withdrawn). Eligible Securities tendered in the Offer will be “blocked” for transfers to third parties pending completion of the Offer.

      There is no established trading market for the New Securities, and the price at which the New Securities will trade in the secondary market is uncertain.

      Each series of New Securities is a new issue of securities with no established trading market. Although Argentina has been advised by the international joint dealer managers that they intend to make a market in the New Securities, they are under no obligation to do so and may discontinue market-making at any time without notice. Consequently, we cannot ensure that a market for any series of the New Securities will develop, or if one does develop, that it will continue for any period of time. If an active market for any series of the New Securities fails to develop or continue, this failure could harm the trading price of the New Securities. Argentina has submitted an application to list each series of Pars, Discounts and GDP-linked Securities on the Luxembourg Stock Exchange and will apply to list each series of the New Securities on the Buenos Aires Stock Exchange and on the Mercado Abierto Electrónico. Argentina intends to make an application to list each series of Pars, Discounts and GDP-linked Securities on a regulated market organized and managed by Borsa Italiana S.p.A. However, we can offer no assurance as to the liquidity of the trading market for your New Securities or as to the price at which your New Securities will trade in the secondary market.

      Holders of Eligible Securities who do not participate in the Offer may attempt to challenge the progress or consummation the Offer by seeking an injunction or pursuing other legal remedies.

      Argentina may be subject to efforts by hold-out creditors to enjoin or otherwise prevent the consummation of the Offer. Recently, hold-out creditors undertook two separate actions to enjoin an exchange offer by the Province of Mendoza. In one of these cases, the exchange agent, trustee and other parties were named as defendants. Although to date the courts have vacated previously entered restraining orders, these actions did succeed in temporarily impeding the consummation of that exchange offer. We cannot assure you that a court would not take actions that may enjoin, impede or delay the Offer.

      In recent weeks, creditors of Argentina have made two litigation attempts to challenge the Offer:

•	On October 28, 2004, the plaintiff and class representative in the class action, Urban v. The Republic of Argentina, 02 Civ. 5899 (TPG), filed a motion for a preliminary injunction before the federal district court for the Southern District of New York (Griesa, J.) (the “District Court”). The District Court had previously, on December 30, 2003, certified the Urban class to include holders of Argentina’s 11 3/8% bonds due January 30, 2017, and 11 3/4% bonds due April 7, 2009, including, per the District Court’s ruling on November 23, 2004, holders in Argentina. The motion sought to enjoin the Offer and otherwise prevent it from being communicated to purported members of the class on the basis that any offer would constitute an offer to “the class” to compromise or settle class claims directly rather than properly communicating through class counsel. On November 16, 2004, the District Court granted in part and denied in part the motion, stating that Argentina is entitled to launch the Offer, but recognizing that potential members of the class should be notified concerning the class action, including the existence of the class action, the definition of the class and that by accepting the Offer a potential class member would forego any right to join the class action. The Court has ruled that class counsel is to provide to potential class members notification of the class action.

•	On November 5, 2004, plaintiffs in the purported class action, Seijas v. The Republic of Argentina, 04 Civ. 0400 (TPG), filed in the District Court an ex parte motion seeking to enjoin the Offer. On November 16, 2004, the District Court denied the request to enjoin Argentina from engaging in an exchange offer, and reserved any further decision on the issue pending resolution of the motion for class certification in that matter.

      While Argentina intends to oppose vigorously these and any other efforts to challenge the Offer, we can offer no assurances of success.

      Argentina’s payments in connection with the Offer (including any payments due from Argentina upon settlement of the Offer) or to holders of New Securities may be attached, enjoined or otherwise challenged by holders that declined to participate in the Offer or by other creditors of Argentina.

      In recent years, hold-out creditors have used litigation against sovereign debtors — most prominently Peru and Nicaragua — to attach or interrupt payments made by these sovereign debtors to, among others, bondholders who have agreed to a debt restructuring and accepted new securities in an exchange offer. Argentina has been subjected to suits to collect on amounts due on defaulted bonds, including actions in the United States, Italy and Germany. Some of these actions have resulted in judgments against Argentina. There can be no assurance that a creditor will not be able to interfere, through an attachment of assets, injunction, temporary restraining order or otherwise, with payments made in connection with the Offer (including any payments due from Argentina upon settlement of the Offer) or subsequently under any New Securities.

      By tendering Eligible Securities pursuant to the Offer, holders will renounce and waive significant rights and interests, including the right to bring claims in litigation.

      Holders tendering any Eligible Securities pursuant to the Offer will renounce and waive significant rights and interests, including the right to bring claims (as members of a class action or individually) in connection with the Offer and their tendered Eligible Securities. See “Public Sector Debt — Legal Proceedings” in the accompanying prospectus for more detailed information concerning certified and purported class actions currently pending before the District Court. Additionally, any holder who tenders Argentina’s 11 3/8% bonds due January 30, 2017, or 11 3/4% bonds due April 7, 2009, will forego any right to participate as a plaintiff class member in the certified class action discussed above, Urban v. The Republic of Argentina, 02 Civ. 5899 (TPG). Holders will also agree to abandon any proceedings against Argentina relating to their tendered Eligible Securities, waive their right to enforce any judgment against Argentina obtained in any such proceedings, and waive all rights awarded and any assets attached for their benefit through any prejudgment attachment ordered by any court in connection with their tendered Eligible Securities. See “Tender Procedures — Representations, Warranties and Undertakings relating to Tenders of Eligible Securities” below for the full acknowledgments, representations, warranties and undertakings that holders will be deemed to make as a condition to their participation in the Offer.

      Argentina is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it. Additionally, while Argentina has waived sovereign immunity in certain jurisdictions, this waiver is subject to important exceptions.

      Argentina is a foreign sovereign state. Consequently, while Argentina has irrevocably submitted to the jurisdiction of U.S. state or federal court sitting in the Borough of Manhattan, the City of New York (with respect to New Securities governed by New York law), the courts of England (with respect to New Securities issued under English law), and the courts of Argentina (with respect to all New Securities), it may be difficult for you or the trustee of the New Securities to obtain or enforce judgments of any such courts or elsewhere against Argentina.

      Additionally, while Argentina has irrevocably waived to the fullest extent permitted by applicable law (including the United States Foreign Sovereign Immunities Act of 1976, which we refer to as the “Immunities Act”), any immunity from jurisdiction, attachment prior to judgment, execution of a judgment or any other legal process or judicial remedy of any of the courts mentioned above, there are important exceptions to this waiver. Assets that constitute freely available reserves pursuant to Argentine law and property of Argentina that provides an essential public service are examples of these exceptions. In addition,

Argentina may plead sovereign immunity under the Immunities Act in actions brought against it under United States federal securities laws or any state securities laws, and its submission to jurisdiction and appointment of Banco de la Nación Argentina as its authorized agent for service of process and waiver of immunity do not include these actions.

      Argentina has established certain procedures for tendering holders to effectuate and, if applicable, withdraw their tenders. Any error committed in these procedures by a clearing system, a direct participant or a custodian, or any systemic breakdown by any clearing system, may result in the failure of a holder to tender or withdraw its Eligible Securities or a delay in a holder’s receipt of New Securities.

      Any errors by the clearing systems, direct participants in the relevant clearing system and custodians may prejudice a tendering holder’s ability to receive New Securities. If you hold your Eligible Securities in electronic or book-entry form, your duly completed electronic acceptance notices must be received by a principal clearing system no later than the Early-tender Deadline (to benefit from an early-tender allocation of Pars) or 4:15 P.M. (New York City time) on the Expiration Date (in all other cases). To receive any Quasi-pars, your tender should be received by a principal clearing system as soon after the Launch Date as possible, since Quasi-pars will be allocated on a daily first-come, first-served basis. In addition, if you hold your Eligible Securities in electronic or book-entry form, for your tender to be effective the exchange agent must receive your duly completed electronic acceptance notice from the relevant clearing system within three days of the Expiration Date. Accordingly, after you contact and provide information to your custodian or other securities intermediary, you will have to rely on this institution and on the relevant direct participant and clearing system, to take the steps necessary for your electronic acceptance notice to be submitted properly and by the applicable deadline. This process may include several intermediaries. It is possible that any person or entity in this chain of tender may commit an error in submitting your tender. Moreover, there are very large amounts of Eligible Securities outstanding and a very large number of holders of these Eligible Securities. If a large proportion of the holders of Eligible Securities tender their Eligible Securities in the Offer, the clearing systems may experience significant delays, and possibly systemic breakdowns, in the processing of tenders by, or the delivery of New Securities to, holders who tender Eligible Securities. Any such error, delay in processing or systemic breakdown could result in your notice being improperly submitted, arriving past the relevant deadline, or not at all, or the delivery of your New Securities being significantly delayed.

      In the event Argentina grants withdrawal rights (which it will only do in limited circumstances), and you wish to exercise those rights, your duly completed withdrawal notice must be received by the exchange agent within 15 calendar days from the date Argentina first publicly announces the granting of withdrawal rights. If you hold your Eligible Securities in electronic or book-entry form, the submission of a withdrawal notice must be effected through the same securities intermediaries, direct participants and clearing systems through which your electronic acceptance notice was delivered. It is possible that any person or entity in this chain may commit an error in submitting your withdrawal notice, and thus prejudice your ability to withdraw your tender.

      None of Argentina, any international joint dealer manager, the information agent, the exchange agent or the Luxembourg exchange agent will be responsible for any such errors, or other failure by the clearing systems, direct participants or custodians to comply with any of these tendering or withdrawal procedures.

Risk Factors Relating to the New Securities

Risks relating to Quasi-pars

Restrictions on the Quasi-pars may adversely affect their liquidity and market value.

      The terms of the Quasi-pars will impose restrictions on denomination, settlement, transfer and listing, which may affect the liquidity and market value of the Quasi-pars. Quasi-pars will be denominated solely in pesos and may be held only through Caja de Valores or CRYL. Holders of Quasi-pars may not transfer them for one year after their initial issuance. In addition, Quasi-pars will not be listed on the Luxembourg Stock Exchange, and there may be little or no secondary market for Quasi-pars. Argentina expects that demand for Quasi-pars will derive primarily from Argentine institutional investors. Even if a secondary market develops, it may not provide significant liquidity and transaction costs may be high. As a result of these factors, it may be difficult for tendering holders to trade any Quasi-pars received in exchange for Eligible Securities and the market value of any such Quasi-pars may be adversely affected.

           Risks relating to GDP-linked Securities

      Payments on GDP-linked Securities depend upon unpredictable factors, and it is possible that no payments will ever be made on the GDP-linked Securities.

      There are no principal payments on the GDP-linked Securities, and all payments on the GDP-linked Securities are linked to the performance of Argentina’s gross domestic product (as described in “Description of the New Securities — General Terms of the GDP-linked Securities”). In order for any payments to be made on the GDP-linked Securities, certain benchmarks must be reached. In particular, for payments to be made in any given year, Argentina’s actual real gross domestic product for that year must exceed a specified amount and annual growth rate. Because the historical performance of Argentina’s gross domestic product may not be indicative of future performance, you cannot be certain that these conditions for payment will be met every year, or at all. In addition, total payments over the life of the GDP-linked Securities may not exceed the payment cap for GDP-linked Securities, and the GDP-linked Securities will be deemed to have expired in any year in which the payment cap for GDP-linked Securities is reached (as described under “Description of New Securities — General Terms of the GDP-linked Securities” below). Furthermore, any alteration in the calculation or compilation of Argentina’s gross domestic product by INDEC — the institution responsible for compiling Argentina’s economic statistics, which is controlled by the Argentine government — may result in a decrease in value of or return on the GDP-linked Securities. Argentina will not be required to make an adjustment to the amounts previously paid to holders of the GDP-linked Securities for changes that may affect the calculation of Argentina’s gross domestic product.

      The lack of any history of securities similar to the GDP-linked Securities may harm their market value.

      Although Argentina has applied to list the GDP-linked Securities on the Luxembourg Stock Exchange, the lack of a trading history for securities linked to Argentina’s gross domestic product may make it difficult to anticipate the volatility or other risks associated with a security of this kind. Consequently, changes in the level of Argentina’s published gross domestic product may not result in a comparable change in the market value of GDP-linked Securities. There may also be little or no secondary market for GDP-linked Securities. Even if a secondary market develops, it may not provide significant liquidity and transaction costs may be high. In addition, because payments under the GDP-linked Securities are calculated in pesos, even if these payments must be made in other currencies, holders of GDP-linked Securities denominated in such other currencies may face currency conversion risks. Because of these factors, it may be difficult to trade GDP-linked Securities and their market value may be adversely affected.

Risk Relating to New Securities Governed by Argentine Law

      New Securities governed by Argentine law, including all Quasi-pars, will not have the benefit of certain covenants granted to holders of New Securities governed by New York law or English law.

      New Securities governed by Argentine law, including all Quasi-pars, will be issued under an Argentine government decree that will not contain certain covenants granted to holders of New Securities governed by New York law or English law. In particular, Argentina will have no obligation with respect to New Securities governed by Argentine law (including any Quasi-pars) to pay additional amounts for any withholding of Argentine taxes, duties or assessments on payments of principal or interest on such New Securities. Nor will New Securities governed by Argentine law include certain covenants set forth in the accompanying prospectus, such as negative pledge or events of default. As a result of this absence of covenants, the trading price of New Securities governed by Argentine law may be adversely affected. In particular, the trading prices of Pars, Discounts and GDP-linked Securities governed by Argentine law may be lower than the trading prices of Pars, Discounts and GDP-linked Securities governed by New York law or English law.

Risk Factors Relating to Argentina

      Any revision to Argentina’s official financial or economic data resulting from any subsequent review of such data by the Central Bank or other Government entities could have a material adverse effect on Argentina’s ability to service its public debt.

      Certain financial and other information presented in this prospectus supplement may subsequently be materially adjusted or revised to reflect new or more accurate data as a result of the periodic review of Argentina’s official financial and economic statistics. Such revisions could reveal that Argentina’s economic and financial conditions as of any particular date are materially different from those described in this prospectus supplement and in the accompanying prospectus. Argentina can offer no assurance that such adjustments or revisions will not have a material adverse effect on the interests of Argentina’s creditors, including any tendering holders receiving New Securities pursuant to the Offer.

RECENT DEVELOPMENTS

      We set forth below certain information that has become available since Argentina’s Registration Statement was declared effective by the SEC on December 27, 2004.

Foreign Trade and Balance of Payments

      During the first three quarters of 2004, Argentina’s current account decreased to U.S.$2.6 billion, representing a 60% decrease as compared to the same period for 2003. This decline resulted primarily from a 21% decrease in the merchandise trade surplus, from U.S.$13.2 billion during the first three quarters of 2003 to U.S.$10.4 billion during the first three quarters of 2004. This reduction in the merchandise trade surplus was, in turn, caused by a 69% increase in total imports, to U.S.$15.3 billion, and a 15% increase in total exports, to U.S.$25.6 billion, in each case as compared to the first three quarters of 2003. The increase in imports reflected the increase in domestic demand during this period resulting from the ongoing economic expansion. Other factors that contributed to the reduction in Argentina’s current account during this period include the following:

•	a 21% increase in the non-financial services trade deficit, to U.S.$1.6 billion, as compared to the first three quarters of 2003, and

•	an increase in the transfer of dividends and profits abroad, which resulted in an increase in the non-financial services trade deficit, from U.S.$0.6 billion during the first three quarters of 2003 to U.S.$1.7 billion during the first three quarters of 2004.

      During the first three quarters of 2004, Argentina’s capital account registered a surplus of U.S.$1.3 billion, compared to a deficit of U.S.$2.1 billion during the first three quarters of 2003. This increase resulted from a significant reduction in the capital outflow from the non-financial private sector, from net outflows of U.S.$3.9 billion during the third quarter of 2003 to net outflows of U.S.$329 million during the first three quarters of 2004. This reduction reflected increased demand for peso-denominated financial and real assets.

Monetary System

Exchange Rate

      The Central Bank reported an exchange rate of Ps.2.97 per U.S. dollar both on December 31, 2004, and as the monthly average for December 2004.

Inflation

      During the month of December 2004, the consumer price index or CPI increased 0.8% and the whole price index or WPI increased 0.9%. As of December 31, 2004, the CPI had increased by 6.1% and the WPI had increased by 7.9% as compared to the previous year.

Monetary Base

      As of December 31, 2004, the monetary base had increased to Ps.52.5 billion, representing an increase of 13.1% from its level as of December 31, 2003, and an increase of 7.9% from its level as of June 30, 2004.

Liquidity Aggregates

      As of December 31, 2004, the currency in circulation increased by 41.3% as compared to December 31, 2003 and 19% as compared to June 30, 2004. Other liquidity aggregates registered similar growth during this period:

•	M1 increased to Ps.70.3 billion, representing an increase of 43.6% as compared to December 31, 2003 and 10.2% as compared to June 30, 2004;

•	M2 increased to Ps.92.3 billion, representing a 44.8% increase as compared to December 31, 2003 and a 10.2% increase as compared to June 30, 2004; and

•	M3 increased to Ps.154.3 billion, representing a 31.8% increase as compared to December 31, 2003 and an increase of 9.5% as compared to June 30, 2004.

TERMS OF THE OFFER

      Argentina is offering owners of Eligible Securities, also referred to as “holders,” the opportunity to tender, on the terms and subject to the conditions of this prospectus supplement, the accompanying prospectus and the related acceptance notices, Eligible Securities in exchange for newly issued New Securities. The maximum aggregate principal amount of Pars will depend on the level of holder participation in the Offer. The terms of each series of the New Securities are described below under the heading “Description of the New Securities.”

Purpose of the Offer

      The purpose of the Offer is to restructure outstanding debt obligations of Argentina that are currently in default.

Eligible Amount

      For purposes of the Offer, your Eligible Securities will be assigned an “Eligible Amount” equal to (i) their outstanding principal amount as of December 31, 2001, plus (ii) any accrued and unpaid interest up to but excluding December 31, 2001. As discussed below, the principal amount of New Securities that you receive pursuant to the Offer will depend on the Eligible Amount of Eligible Securities you tender. For purposes of determining the principal amount of New Securities that you will receive in exchange for your Eligible Securities, Argentina will determine the Eligible Amount tendered using exchange rates in effect on December 31, 2003, since this is the date from which the New Securities will begin accruing interest.

      The Eligible Amount of all outstanding Eligible Securities as of the date of this prospectus supplement is U.S.$81.8 billion, comprising U.S.$79.7 billion of principal and U.S.$2.1 billion of accrued but unpaid interest as of December 31, 2001, based on exchange rates in effect on December 31, 2003. In calculating this Eligible Amount, Argentina has deducted the estimated proceeds from the release and redemption of the Brady Collateral (as defined below), and has assumed for this purpose that this redemption took place in February 2003. As described below under “— Consideration to be Received Pursuant to Tenders of Par Brady Bonds and Discount Brady Bonds,” the actual redemption date will be the Settlement Date and holders of Par Brady Bonds and Discount Brady Bonds will receive the actual cash proceeds resulting from such redemption.

      You may determine the Eligible Amount of Eligible Securities that you hold of each series by multiplying the original principal amount of such Eligible Securities by the relevant “eligible amount per unit of relevant currency of original principal amount,” as set forth in the table in Annex C under “Eligible Securities.”

Consideration to be Received Other than by Holders of Par Brady Bonds and Discount Brady Bonds

      The exchange of Eligible Securities (other than Par Brady Bonds and Discount Brady Bonds) for Pars, Discounts and Quasi-pars pursuant to the Offer will be made at fixed exchange ratios that will be applied to the Eligible Amount of your tendered Eligible Securities accepted in the Offer. You will not receive payment in respect of any accrued and unpaid interest on your tendered and accepted Eligible Securities for the period subsequent to December 31, 2001. Any New Securities you receive, however, will begin to accrue interest from and including December 31, 2003. See “— Interest on New Securities.”

      If you elect to participate in the Offer, you may elect to receive any of the following New Securities in exchange for the Eligible Amount of Eligible Securities (other than Par Brady Bonds and Discount Brady Bonds) you duly tender, subject to the terms and conditions set forth in this prospectus supplement (assuming an exchange of Eligible Securities for New Securities denominated in the same currency):

•	Pars in an original principal amount equal to the Eligible Amount of the Eligible Securities you tender, subject to the limits described under “— Limitation on Issuance and Allocation of New Securities — Limits on and Allocation of Pars” below;

•	Discounts in an original principal amount equal to 33.7% of the Eligible Amount of the Eligible Securities you tender; or

•	Quasi-pars in an original principal amount equal to 69.9% of the Eligible Amount of the Eligible Securities you tender, subject to the conditions described under “— Minimum Tender Amount” and the limits described under “— Limitation on Issuance and Allocation of New Securities — Limits on and Allocation of Quasi-pars” below.

As used above and elsewhere in this prospectus supplement, the “original principal amount” of any New Securities refers to the principal amount of those New Securities as of December 31, 2003.

      In addition to any Pars, Discounts or Quasi-pars that you elect to receive, you will also receive GDP-linked Securities in a notional amount equal to the Eligible Amount of the Eligible Securities you tender that are accepted by Argentina. Accordingly,

•	for every 1 currency unit (e.g., U.S.$1.00) in original principal amount of Pars you receive, you will also receive 1 currency unit (rounded downward to the nearest 1 currency unit, e.g., U.S.$1.00) in notional amount of GDP-linked Securities,

•	for every 1 currency unit (e.g., U.S.$1.00) in original principal amount of Discounts you receive, you will also receive 2.96735905 currency units (rounded downward to the nearest 1 currency unit, e.g., U.S.$2.00) in notional amount of GDP-linked Securities, and

•	for every 1 currency unit (e.g., Ps.1.00) in original principal amount of Quasi-pars you receive, you will also receive 1.430615165 currency units (rounded downward to the nearest 1 currency unit, e.g., Ps.1.00) in notional amount of GDP-linked Securities.

      As described below under “Description of the New Securities,” these GDP-linked Securities do not represent a right to receive principal or interest payments. Rather, they represent the right to receive certain payments that are contingent upon and determined on the basis of the performance of Argentina’s gross domestic product. Accordingly, the notional amount of the GDP-linked securities does not represent a principal amount, but rather a theoretical number necessary to allocate payments under the GDP-linked Securities among the various holders of these securities.

      The GDP-linked Securities will be originally issued as a single unit with the underlying Par, Discount or Quasi-par that you receive. During the period of 180 days following the first day of the Settlement Date, each GDP-linked Security will remain attached to and trade as a single unit with the underlying Par, Discount or Quasi-par. Upon expiration of this 180-day period, the GDP-linked Securities and the underlying Pars, Discounts or Quasi-pars will automatically detach and will no longer constitute a single unit. Thereafter, the GDP-linked Securities will trade independently from the underlying Pars, Discounts or Quasi-pars.

      The exchange ratios set forth above assume an exchange of Eligible Securities for New Securities denominated in the same currency. These exchange ratios have been adjusted for purposes of exchanging Eligible Securities for New Securities denominated in a different currency using exchange rates in effect on December 31, 2003.

      The following chart summarizes the New Securities you could receive in exchange for your Eligible Securities (other than Par Brady Bonds and Discount Brady Bonds) pursuant to the Offer:

If Your Eligible Security Has:		You may receive:

Currency	Governing Law	Currency	Governing Law	New Security	Exchange Ratio*

U.S. Dollars	New York			Pars	1.000

	English	U.S. Dollars	New York	Discounts	0.337

				Pars	2.918

				Discounts	0.983

		Pesos	Argentine	Quasi-pars	2.040

U.S. Dollars	Argentine			Pars	1.000

		U.S. Dollars	Argentine	Discounts	0.337

				Pars	2.918

				Discounts	0.983

		Pesos	Argentine	Quasi-pars	2.040

Euro (or any	English			Pars	1.000

predecessor	German	Euro	English	Discounts	0.337

currency	Italian			Pars	3.672

to the Euro)	Spanish			Discounts	1.238

	New York	Pesos	Argentine	Quasi-pars	2.567

Pounds Sterling	English			Pars	1.419

		Euro	English	Discounts	0.478

				Pars	5.211

				Discounts	1.756

		Pesos	Argentine	Quasi-pars	3.642

Swiss Francs	Swiss			Pars	0.640

		Euro	English	Discounts	0.216

				Pars	2.351

				Discounts	0.792

		Pesos	Argentine	Quasi-pars	1.643

Yen	English			Pars	0.740

		Euro	English	Discounts	0.249

				Pars	2.717

				Discounts	0.916

		Pesos	Argentine	Quasi-pars	1.899

Yen**	Japanese			Pars	2.717

				Discounts	0.916

		Pesos	Argentine	Quasi-pars	1.899

Pesos	Argentine			Pars	1.000

	English			Discounts	0.337

	New York	Pesos	Argentine	Quasi-pars	0.699

*	Calculated using exchange rates on December 31, 2003. In the case of yen-denominated Eligible Securities, the exchange ratio is applied per ¥100.

**	While holders of yen-denominated Eligible Securities governed by Japanese law will not be able to receive yen-denominated securities governed by Japanese law pursuant to the Offer, they will be able to do so pursuant to the offer in Japan, if conducted by Argentina. Argentina, however, will only launch an offer in Japan after having received all necessary regulatory approvals from Japanese authorities. (See “Global Offering — Offer in Japan”).

     If upon tendering your Eligible Securities you fail to or incorrectly designate the type of New Securities you wish to receive (Pars, Discount or Quasi-pars), you will be deemed to have elected to receive Discounts.

      Solely for purposes of the Offer, Argentina will treat Eligible Securities originally denominated in a currency other than pesos and governed by Argentine law as if they were denominated in the currency in which they were originally issued.

Consideration to be Received Pursuant to Tenders of Par Brady Bonds and Discount Brady Bonds

      Argentina’s obligation to pay the principal amount of the Par Brady Bonds and Discount Brady Bonds upon their maturity is secured, in the case of U.S. dollar-denominated bonds, by zero-coupon U.S. Treasury bonds, and in the case of euro-denominated bonds (which were originally denominated in deutsche marks), by zero-coupon bonds issued by Kreditanstalt für Wiederaufbau, or KfW (Germany’s development bank). These U.S. Treasury bonds and KfW bonds are in each case a special issue of bonds by each of these institutions that cannot be sold to third parties and may only be redeemed by the issuing institutions. We refer to these U.S. Treasury bonds and KfW bonds as the “Brady Collateral.”

      Upon cancellation of any Par Brady Bonds and Discount Brady Bonds tendered and accepted pursuant to the Offer, the Federal Reserve Bank of New York, as collateral agent, will release the portion of the Brady Collateral corresponding to any such Par Brady Bonds and Discount Brady Bonds in accordance with the documentation governing these bonds. Upon this release, the securities constituting the released Brady Collateral will be redeemed by the U.S. Treasury or KfW, as the case may be.

      In the case of the U.S. Treasury bonds, the redemption price will be determined by the U.S. Treasury in accordance with the following formula, as previously agreed with Argentina:

P =	F (1 + ri/2s)(1 + i/2)[n]

where:	P	=	price in U.S. dollars;
	F	=	face value in U.S .dollars of the U.S. Treasury bonds being redeemed;
	i	=	the discount rate as set forth below;
	n	=	number of full semiannual periods from the redemption date to maturity;
	r	=	days from the redemption date to September 30, 2005; and
	s	=	days in the current semiannual period

The discount rate (i) in the above formula will be 5.7 basis points (or 0.057%) plus the average of the prevailing market bid yields, as of the close of business on the three business days immediately prior to the redemption date, on the U.S. Treasury’s principal STRIPS maturing on August 15, 2022 and November 15, 2022. The principal STRIPS are U.S. Treasury securities representing the principal component of U.S. Treasury bonds. This principal component has been stripped into a separate security from the original security under the U.S. Treasury’s Separate Trading of Interest and Principal Program. The “prevailing market bid yield” refers to the percentage return on these securities calculated on the basis of representative closing bid quotations (i.e., the price that a potential purchaser is willing to pay for these securities as of the close of business on the relevant day) obtained by the U.S. Treasury from market sources. The redemption date will be the Settlement Date. All determinations by the U.S. Treasury of the redemption price will be final.

      In the case of the KfW bonds, the redemption price will be determined by KfW in accordance with the following formula, as previously agreed with Argentina:

P =	F (1 + (i + 0.015%))[n]

where:	P	=	price in euro;
	F	=	face value in euro of the KfW bonds being redeemed;
	n	=	number of years from the redemption date to maturity of the KfW bonds on March 31, 2023 (assuming a 360-day year with 12 calendar months of 30 days each); and
	i	=	the mid spot rate presented on Reuters screen “0#EURZ=R,” corresponding to the number of years from the redemption date to maturity of the KfW bonds, calculated as follows:

i =	i 15 + (i 20 - i 15 )(n 20 - n 15 ) × (n - n 15 )

where:	i 20	=	the 20 year mid swap market spot rate as it appears in the Reuters screen “EUR20YZ=R” as of 11:00 a.m., Frankfurt time, on the third business day immediately prior to the Settlement Date;
	i 15	=	the 15 year mid swap market spot rate as it appears in the Reuters screen “EUR15YZ=R” as of 11:00 a.m., Frankfurt time, on the third business day immediately prior to the Settlement Date;
	n 20	=	20 years; and
	n 15	=	15 years.

If the Reuters screens referred to above are not available at the time and date specified above, KfW will determine the 15-year and 20-year mid swap market spot rates from other market sources. All determinations made by KfW of the redemption price will be final. The redemption date will be the Settlement Date.

      As described in the accompanying prospectus under “Public Sector Debt — Debt Management — Secured or Guaranteed Debt — Brady Bonds,” since July 2002 the fiscal agent of the Par Brady Bonds and Discount Brady Bonds has made interest payments on these bonds as they became due, by liquidating and drawing upon the collateral set aside to secure these interest payments. As of October 30, 2004, the remaining collateral for interest payments on U.S. dollar-denominated Discount Brady Bonds was valued at approximately U.S.$14.7 million and no collateral remained for interest payments on any Par Brady Bonds and euro-denominated Discount Brady Bonds. Argentina expects the fiscal agent of the U.S. dollar-denominated Discount Brady Bonds to apply approximately U.S.$10.1 million of the remaining collateral towards the payment of the interest that was due from Argentina under these bonds on November 30, 2004. Holders of U.S. dollar-denominated Discount Brady Bonds will be able to exercise their rights to this collateral through the vote of holders representing at least 25% of the outstanding aggregate principal amount of such bonds. Following this vote, a record date will be established for purposes of determining the holders that are entitled to receive the proceeds of this collateral (we refer to this record date as the “collateral record date”). Any interest collateral remaining after this distribution (approximately U.S.$4.6 million) will be applied towards future interest payments on any outstanding U.S. dollar-denominated Discount Brady Bonds.

      For purposes of the Offer, your Par Brady Bonds and Discount Brady Bonds will be assigned a “Brady Residual Amount” equal to (i) their outstanding principal amount at December 31, 2001, minus (ii) their Cash Value (as defined below) and minus (iii) interest accrued after December 31, 2001, on which holders of these bonds have received payment, or are entitled to receive payment, by exercising their rights against the collateral securing such interest payments (as described above). For purposes of the preceding clause (iii), the holders entitled to receive the proceeds from any interest collateral will be those that hold U.S. dollar-denominated Discount Brady Bonds as of the collateral record date in respect of the interest payment that was due on these bonds on November 30, 2004. If the Settlement Date occurs prior to such record date, holder of

U.S. dollar-denominated Discount Brady Bonds that participates in the Offer will not be entitled to receive any proceeds from the liquidation of such collateral, but no amount in respect of such collateral will be deducted from such holder’s Brady Residual Amount. If, on the other hand, the Settlement Date occurs after such record date, any such tendering holder will be entitled to receive the proceeds from the collateral, but such amount will be deducted from such holder’s Brady Residual Amount.

      In exchange for tendering their Par Brady Bonds and Discount Brady Bonds pursuant to the Offer, each holder of these bonds will receive the following consideration:

•	the cash proceeds corresponding to their tendered Par Brady Bonds and Discount Brady Bonds resulting from the release of the Brady Collateral and redemption by the U.S. Treasury or KfW, as the case may be, of the securities constituting that collateral (we refer to these proceeds as the “Cash Value”); and

•	Discounts in an original principal amount equal to 33.7% of the Brady Residual Amount corresponding to their tendered Par Brady Bonds and Discount Brady Bonds, plus GDP-linked Securities in a notional amount equal to the corresponding Brady Residual Amount. As with other Eligible Securities, the currency of the Par Brady Bonds and Discount Brady Bonds you tender determines the currency you may select for any Discounts you receive. See “— Currency Denomination of the New Securities — Pars and Discounts.” The exchange ratio set forth above assumes an exchange of Par Brady Bonds and Discount Brady Bonds for Discounts denominated in the same currency. This exchange ratio has been adjusted for purposes of exchanging Par Brady Bonds or Discount Brady Bonds for Discounts denominated in a different currency, using exchange rates in effect on December 31, 2003, as follows:

–	For Par Brady Bonds and Discount Brady Bonds denominated in U.S. dollars which are exchanged for peso-denominated Discounts, the exchange ratio will be 0.983.

–	For Par Brady Bonds and Discount Brady Bonds denominated in euro (or a predecessor currency to the euro) which are exchanged for peso-denominated Discounts, the exchange ratio will be 1.238.

      The Par Brady Bonds and Discount Brady Bonds tendered pursuant to the Offer will be cancelled on the Settlement Date. Upon cancellation, on or immediately following the Settlement Date, the Brady Collateral will be redeemed. Holders tendering Par Brady Bonds and Discount Brady Bonds will receive the Cash Value as soon as practicable after the Brady Collateral is redeemed, which may be after the Settlement Date.

      Argentina will be under no obligation to fund the Cash Value payable to tendering holders of Par Brady Bonds and Discount Brady Bonds other than through the redemption of the of the Brady Collateral to which such holders are entitled, as provided above.

Interest on New Securities Other Than GDP-linked Securities

      Any New Securities you receive in exchange for your Eligible Securities, other than GDP-linked Securities, will begin to accrue interest from and including December 31, 2003.

      Interest payment dates for Pars are March 31 and September 30 of each year, and December 31, 2038. Interest accrued on Pars from and including December 31, 2003, to but excluding March 31, 2005, will be paid in cash on the Settlement Date.

      Interest payment dates for Discounts are June 30 and December 31 of each year. For Discounts, interest that would have been payable in cash on June 30, 2004, and December 31, 2004, will be paid in cash on the Settlement Date. The portion of interest that would have been capitalized on June 30, 2004, and December 31, 2004, will be capitalized as of such dates. The principal amount of Discounts you receive upon settlement of the Offer will equal the original principal amount to which you are entitled (as provided above under “— Consideration to be Received Other than by Holders of Par Brady Bonds and Discount Brady Bonds,” and “Consideration to be Received Pursuant to Tenders of Par Brady Bonds and Discount Brady Bonds”) plus such capitalized interest.

      Interest payment dates for Quasi-pars are June 30 and December 31 of each year. Interest accrued on Quasi-pars that would have been capitalized on June 30, 2004, and December 31, 2004, will be capitalized as of such dates. The principal amount of Quasi-pars you receive upon settlement of the Offer will equal the original principal amount to which you are entitled (as provided above under “— Consideration to be Received Other than by Holders of Par Brady Bonds and Discount Brady Bonds”) plus such capitalized interest.

      Argentina’s annual budget for 2005 includes allocations for interest accrued on the New Securities and payable in cash on the Settlement Date.

Limitation on Issuance and Allocation of New Securities

Limits on and Allocation of Pars

      Argentina may issue Pars only up to a maximum aggregate principal amount of:

•	U.S.$10.0 billion or the equivalent in other currencies, if the aggregate Eligible Amount of Eligible Securities tendered and accepted pursuant to the Offer and, if concurrent with the Offer, the offer in Japan, is less than or equal to 70% (U.S.$57.3 billion equivalent) of the aggregate Eligible Amount of all outstanding Eligible Securities, or

•	U.S.$15.0 billion or the equivalent in other currencies, if the aggregate Eligible Amount of Eligible Securities tendered and accepted pursuant to the Offer and, if concurrent with the Offer, the offer in Japan, is greater than 70% (U.S.$57.3 billion equivalent) of the aggregate Eligible Amount of all outstanding Eligible Securities.

For purposes of determining these amounts, any Pars issued in currencies other than U.S. dollars will be converted into U.S. dollars based on exchange rates in effect on December 31, 2003.

      Argentina has divided the Submission Period into two periods for purposes of allocation of Pars:

•	an early tender period, comprising the first three weeks of the Submission Period and ending at the Early-tender Deadline, unless extended; and

•	a late tender period, commencing immediately after the Early-tender Deadline and ending on the Expiration Date.

      For purposes of implementing the allocation process, if you tender an Eligible Security in an outstanding principal amount in excess of U.S.$50,000, £30,000, ¥5,000,000, Ps.150,000, €40,000 or Sfr.60,000, as the case may be (each a “U.S.$50,000 equivalent”), the principal amount of your tendered Eligible Security will be split into the following two components:

•	one will comprise the outstanding principal amount of your tendered Eligible Security up to and including U.S.$50,000 equivalent,

•	the other component will comprise the outstanding principal amount of your tendered Eligible Security in excess of U.S.$50,000 equivalent.

      Argentina will allocate the maximum aggregate principal amount of Pars among tendering holders that elect to receive Pars in the following order of priority:

•	First, among early tenders up to and including U.S.$50,000 equivalent. Holders who tender an Eligible Security during the early tender period (whom we refer to as “early-tender holders”) will be entitled to receive Pars in exchange for the outstanding principal amount of their tendered Eligible Security up to and including U.S.$50,000 equivalent. If such allocation exceeds the maximum aggregate principal amount of Pars, Argentina will allocate this maximum amount among early-tender holders on a pro rata basis (as described below under “— Pro Rata Allocation”).

•	Second, among late tenders up to and including U.S.$50,000 equivalent. If, after the first allocation, Argentina has not allocated in full the maximum aggregate principal amount of Pars, holders who tender an Eligible Security during the late-tender period (who we refer to as “late-tender holders”) will be entitled to receive Pars in exchange for the outstanding principal amount of their tendered

Eligible Security up to and including U.S.$50,000 equivalent. If such allocation exceeds the remainder of Pars available after the first allocation, Argentina will allocate this remainder among late-tender holders on a pro rata basis (as described below under “— Pro Rata Allocation”).

•	Third, among early tenders in excess of U.S.$50,000 equivalent. If, after the first and second allocation, Argentina has not allocated in full the maximum aggregate principal amount of Pars, early-tender holders will be entitled to receive Pars in exchange for the outstanding principal amount of their tendered Eligible Security in excess of U.S.$50,000 equivalent. If such allocation exceeds the remainder of Pars available after the first and second allocations, Argentina will allocate this remainder among early-tender holders on a pro rata basis (as described below under “— Pro Rata Allocation”).

•	Fourth, among late tenders in excess of U.S.$50,000 equivalent. If, after the first, second and third allocation, Argentina has not allocated in full the maximum aggregate principal amount of Pars, late-tender holders will be entitled to receive Pars in exchange for the outstanding principal amount of their tendered Eligible Security in excess of U.S.$50,000 equivalent. If such allocation exceeds the remainder of Pars available after the first, second and third allocations, Argentina will allocate this remainder among late-tender holders on a pro rata basis (as described below under “— Pro Rata Allocation”).

      If the demand for Pars exceeds the principal amount of Pars available for exchange, tendering holders that elect to receive Pars will receive Discounts, in the same currency as they requested for Pars, for any portion of the Eligible Amount of Eligible Securities they tender for which Pars are not allocated.

      As described above, for purposes of the allocation of Pars the applicable U.S.$50,000 equivalent threshold is measured in relation to the outstanding principal amount of the Eligible Security you tender. However, in order to determine the principal amount of New Securities you are entitled to receive pursuant to the Offer, this principal amount corresponds to an Eligible Amount calculated as provided under “Terms of the Offer — Eligible Amount.”

      The allocation of Pars among tendering holders will encompass all tenders for Pars submitted in the Offer and, if concurrent with the Offer, the offer in Japan. All determinations made by Argentina in the allocation of the Pars as provided above will be binding and final.

      Holders who tender Par Brady Bonds and Discount Brady Bonds are not eligible to receive Pars, and thus such holders may not benefit from the allocation procedures described above.

Limits on and Allocation of Quasi-pars

      Argentina will issue Quasi-pars only up to a maximum aggregate original principal amount of Ps. 24.3 billion.

      Quasi-pars will be allocated among tendering holders on a daily first-come first-served basis. Accordingly, all holders who tender on the same day will be accorded equal priority, but will have precedence in the allocation of Quasi-pars over any holders that tender on subsequent days. If, on any given day, the demand for Quasi-pars exceeds the principal amount of Quasi-pars then available for exchange (after deducting the principal amount of Quasi-pars allocated in prior days from the maximum aggregate principal amount of Quasi-pars), the available Quasi-pars will be allocated on a pro rata basis among all holders who tender their Eligible Securities on that day. For purposes of the allocation of Quasi-pars, the daily cutoff time will be 4:15 P.M. (New York City time).

      If the demand for Quasi-pars exceeds the principal amount of Quasi-pars available for exchange, tendering holders that elect to receive Quasi-pars will receive Discounts denominated in pesos for any portion of the Eligible Amount of Eligible Securities they tender for which Quasi-pars are not allocated.

      The allocation of Quasi-pars among tendering holders will encompass all tenders for Quasi-pars submitted in the Offer and, if concurrent with the Offer, the offer in Japan. All determinations made by Argentina in the allocation of the Quasi-pars as provided above will be binding and final.

      Holders who tender Par Brady Bonds and Discount Brady Bonds are not eligible to receive Quasi-pars, and thus such holders may not benefit from the allocation procedures described above.

No Limits on Discounts

      There is no limit on the allocation of Discounts within the Offer. If you elect to receive any Pars or Quasi-pars and the amount you would receive would (in the absence of any limitation on the issuance of Pars or Quasi-pars) exceed the maximum amount of Pars and Quasi-pars that you are permitted to receive in the Offer (as provided above), the Eligible Securities that cannot be exchanged for Pars or Quasi-pars as a result of that limitation will instead be exchanged for Discounts denominated in the same currency you selected for the Pars or Quasi-pars.

Allocation of GDP-linked Securities

      Each holder who tenders Eligible Securities other than Par Brady Bonds and Discount Brady Bonds, and whose tender is accepted by Argentina, will receive GDP-linked Securities in a notional amount equal to the Eligible Amount of Eligible Securities each such holder tenders pursuant to the Offer. See “— Consideration to be Received Other than by Holders of Par Brady Bonds and Discount Brady Bonds.”

      Each holder who tenders Par Brady Bonds and Discount Brady Bonds, and whose tender is accepted by Argentina, will receive GDP-linked Securities in a notional amount equal to the Brady Residual Amount of Par Brady Bonds and Discount Brady Bonds each such holder tenders pursuant to the Offer. See “— Consideration to be Received Pursuant to Tenders of Par Brady Bonds and Discount Brady Bonds.”

Pro Rata Allocation

      As used in this prospectus supplement, a “pro rata” allocation of any relevant New Securities would entitle each tendering holder that elects to receive such New Securities, and whose tender is accepted by Argentina, to receive such New Securities in a principal amount equal to the Eligible Amount tendered by such holder and accepted by Argentina for purposes of that particular allocation multiplied by a ratio equal to (i) the aggregate principal amount of New Securities to be allocated, divided by (ii) the total Eligible Amount tendered by all holders and accepted by Argentina for purposes of that particular allocation.

Currency Denomination of the New Securities

Pars and Discounts

      The currency of the Eligible Securities you tender determines the currency you may select for any Pars or Discounts you elect to receive, as follows:

•	Eligible Securities denominated in U.S. dollars or euro (or any Eligible Securities originally denominated in a predecessor currency to the euro, which currencies, for this purpose, are deemed to have been originally denominated in euro). You may elect to receive Pars or Discounts in the same currency as your tendered Eligible Securities or in pesos.

•	Eligible Securities denominated in pounds sterling or Swiss francs. You may elect to receive Pars or Discounts denominated in euro or pesos.

•	Eligible Securities denominated in yen. You may elect to receive Pars or Discounts in euro or pesos, except that if your yen-denominated Eligible Securities are governed by Japanese law, you may only receive Pars or Discounts denominated in pesos.

•	Eligible Securities denominated in pesos. You may elect to receive Pars or Discounts in pesos.

      If you fail to or incorrectly designate the currency in which you want your Pars or Discounts to be denominated, you will be deemed to have elected to receive your Pars or Discounts in the same currency as your tendered Eligible Securities, except that:

•	if your tendered Eligible Securities were originally denominated in pounds sterling, Swiss francs, Japanese yen (except for Eligible Securities governed by Japanese law) or any predecessor currency to the euro, you will be deemed to have elected to receive your Pars or Discounts in euro, or

•	if your Eligible Securities were originally denominated in Japanese yen and governed by Japanese law, you will be deemed to have elected to receive your Pars or Discounts in pesos.

      While holders of yen-denominated Eligible Securities governed by Japanese law will not be able to receive yen-denominated New Securities governed by Japanese law pursuant to the Offer, they will be able to do so pursuant to the offer in Japan, if conducted by Argentina. Argentina, however, will only launch an offer in Japan after having received all necessary regulatory approvals from Japanese authorities. (See “Global Offering — Offer in Japan”).

      Solely for purposes of the Offer, Argentina will treat Eligible Securities originally denominated in a currency other than pesos and governed by Argentine law as if they were denominated in the currency in which they were originally issued.

Quasi-pars

      The Quasi-pars will be denominated in pesos only.

GDP-linked Securities

      The GDP-linked Securities will be denominated in the same currency as the currency of the Pars, Discounts or Quasi-pars to which they are initially attached. However, underlying calculations to determine the amount of payments under the GDP-linked Securities will be performed in pesos and the resulting amounts will be converted into the payment currency as described below under “Description of the New Securities — General Terms of the GDP-linked Securities.”

Minimum Tender Determination

      You must tender your Eligible Securities in the minimum denomination and the integral multiples in excess of such minimum denomination that are set forth in the terms of such Eligible Securities.

      You will not, however, be permitted to exchange Eligible Securities for Quasi-pars unless the outstanding principal amount of the Eligible Securities you tender for Quasi-pars is at least U.S.$350,000, £200,000, ¥37,600,000, Ps.1,025,000, €280,000 or Sfr.435,000, as the case may be.

Expiration of Offer, Termination, Amendments

      The Offer will expire at 4:15 P.M. (New York City time), February 25, 2005, unless Argentina in its sole discretion extends it or terminates it earlier, in accordance with the terms described in this prospectus supplement.

      At any time before Argentina announces on the Announcement Date the acceptance of any tenders (in the manner specified below under “— Acceptance of Tenders”), Argentina may, in its sole discretion and to the extent permitted by the applicable laws, rules and regulations of each jurisdiction in which the Offer is being made:

•	terminate the Offer, including with respect to tenders submitted prior to the time of the termination,

•	extend the Offer past the originally scheduled Expiration Date,

•	withdraw the Offer from any one or more jurisdictions, or

•	amend the Offer, including amendments in any one or more jurisdictions.

      Subject to applicable law, Argentina will announce any such termination, extension, withdrawal or amendment of the Offer as described below under “— Announcements.” In addition, subject to applicable law, Argentina will inform the Luxembourg Stock Exchange and the CSSF of any amendments to the Offer and will publish notices in a newspaper with general circulation in Luxembourg (which Argentina expects to be the Luxemburger Wort or the Tageblatt) announcing such amendments.

Irrevocability; Limited Withdrawal Rights

      Tenders will be irrevocable and may not be withdrawn unless Argentina:

•	extends the Submission Period of the Offer for more than 30 calendar days;

•	amends any of the financial terms of the New Securities (such as the maturity, principal amount or interest rate) or any of the following terms of the Offer:

–	exchange ratios,

–	method or extent of limitation on issuance of New Securities,

–	method of allocation of New Securities, including timing of expiration of the early-tender period for allocation of Pars (except if Argentina extends the early-tender period due to a postponement in the launch of the Offer in any jurisdiction or in the launch of the offer in Japan, if applicable, in either case resulting from a delay in procuring any necessary regulatory approvals), or

–	calculation of Eligible Amount; or

•	files or otherwise makes public an amendment, modification or supplement to this prospectus supplement (or to a comparable offering document used in any jurisdiction where the Offer is being made) that contains a change in the information contained in this prospectus supplement (or to a comparable offering document used in any jurisdiction where the Offer is being made) that Argentina, in its sole discretion, determines is material to the tendering holders of Eligible Securities, except for any amendment, modification or supplement made solely for the purpose of announcing the results of the Offer (including the allocation of the New Securities or whether the limits on the issuance of Pars or Quasi-pars have been reached).

      In any of these cases, you will have the right to withdraw your tender for a period of 15 calendar days from the date Argentina first publicly announces (by means of a press release through the news services, as defined in “— Terms of the Offer — Announcements”) the granting of withdrawal rights.

      To effectively withdraw your tender, subject to the limitations described above, you must follow the procedures set forth below under “— Procedures for Withdrawal of Tenders.”

Acceptance of Tenders

      Argentina has not conditioned its acceptance of tenders or the consummation of the Offer on any minimum level of participation by holders of Eligible Securities. Argentina reserves the right not to accept tenders in its sole discretion.

      If Argentina elects to accept tenders of Eligible Securities submitted pursuant to the Offer, it will, at or around 5:00 P.M. (New York City time) on the Announcement Date, announce on the Offer Website, by press release issued to Bloomberg News and the Reuters News Service, which we refer to as the “news services,” by publication in a newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort or the Tageblatt) and through publication in the form and manner required in certain jurisdictions outside the United States:

•	the aggregate principal amount of Eligible Securities duly tendered and accepted by Argentina for exchange,

•	the aggregate principal amount of New Securities of each series to be issued in the Offer, and

•	information concerning the allocation of Pars and Quasi-pars.

      You may obtain such information by contacting the information agent. In addition, Argentina will notify the Luxembourg Stock Exchange, the Buenos Aires Stock Exchange and the Mercado Abierto Electrónico of the results of the Offer, and, subject to applicable law, will publish the results of the Offer as described below under “— Announcements.” Argentina may also publish information concerning tenders in certain non-U.S. jurisdictions (as described under “Global Offering” above) prior to the Announcement Date, in the manner and to the extent required in those jurisdictions.

      The Announcement Date may be postponed by Argentina for any reason, including if the Submission Period is extended. Once Argentina has announced the acceptance of tenders on the Announcement Date as provided above, Argentina’s acceptance will be irrevocable. Tenders, as so accepted, shall constitute binding obligations of the submitting holders and Argentina to settle the exchange, in the manner described under “— Settlement” below.

      If Argentina terminates the Offer without accepting any tenders, or does not accept your tender, it will return the Eligible Securities not accepted to the tendering holders as provided below under “— Procedures Upon Rejection of Tenders and Termination of Offer.”

Tender Procedures

      If you wish to participate in the Offer, you must submit, or arrange to have submitted on your behalf, to a principal clearing system (as defined below) by 4:15 P.M. (New York City time) on the Expiration Date, a duly completed electronic acceptance notice. Your electronic acceptance notice must:

•	clearly state the type (Pars, Discounts or Quasi-pars) and, where applicable, currency of New Securities you wish to receive in exchange for the Eligible Securities you tender (except in the case of Par Brady Bonds and Discount Brady Bonds, in which electronic acceptance notices Discounts will be deemed to have been elected), and

•	clearly designate an account at DTC, Euroclear, Clearstream, Luxembourg or Caja de Valores, as applicable, where your New Securities and any cash payment you are entitled to receive can be credited upon settlement of the Offer Date (see “— You Must Hold an Account, Either Directly or Indirectly, at DTC, Euroclear, Clearstream, Luxembourg or Caja de Valores, to Receive New Securities Upon Settlement of the Offer” below for further information).

      If you fail to or incorrectly designate the type and currency of the New Securities you wish to receive, you will be deemed to have elected to receive Discounts in the same currency as your tendered Eligible Securities, except as provided above under “Currency Denomination of the New Securities.”

      Eligible Securities tendered in the Offer will be “blocked” for transfers to third parties pending settlement.

      The exchange agent is the entity responsible for, among other things, receiving and processing tenders made by holders pursuant to the Offer through their respective clearing systems and, at the settlement of the Offer, delivering the New Securities to the tendering holders. The procedures you must follow to effectively tender Eligible Securities depend upon the manner in which you hold your Eligible Securities. We summarize these procedures below. Summary diagrams of the chain-of-tender procedures are also included in Annexes D-1 and D-2 to this prospectus supplement.

      If you have any questions regarding the process by which you can tender Eligible Securities, you may contact the information agent at the phone number listed on the back cover of this prospectus supplement.

If You Hold Eligible Securities in Electronic or Book-Entry Form

      We set forth below a description of the procedures generally applicable for tenders of Eligible Securities held in electronic or book-entry form, followed by a brief summary of specific tender procedures applicable to certain clearing systems. In any event, it is your responsibility to inform yourself of, and arrange for timely tender of your Eligible Securities in accordance with, the procedures applicable to the clearing system through which you tender your Eligible Securities.

General Procedures

      Beneficial ownership of Eligible Securities held in electronic or book-entry form generally represents an interest in a global security that is registered in the name of a clearing system or such clearing system’s nominee. These beneficial interests may be held directly if you have an account with the relevant clearing system, or indirectly through institutions, such as securities brokers and dealers, that have an account with the relevant clearing system. We refer to institutions that have an account with the relevant clearing system as “direct participants” in such system. Only these direct participants may submit electronic acceptance notices to the relevant clearing system. If you are not a direct participant, you (or your broker, dealer, bank, trust company, trustee or other custodian on your behalf) must arrange for the direct participant through which you hold your Eligible Securities to submit an electronic acceptance notice on your behalf to the relevant clearing system.

      Argentina has made special arrangements with certain clearing systems that will allow these clearing systems to submit electronic acceptance notices on behalf of tendering holders directly to the exchange agent. These clearing systems will be able to perform this function even with respect to the Eligible Securities that are not registered in their name (or in the name of their depositary nominee). We refer to these clearing systems as the “principal clearing systems.” They include: DTC, Caja de Valores, Clearstream AG, Clearstream, Luxembourg, Euroclear, Monte Titoli S.p.A. and SIS AG. For more information you may contact the information agent. Argentina has designated each of these clearing systems as a principal clearing system for purposes of the Offer, either because Eligible Securities are registered in the name of such clearing system (or a nominee of its depositary) or Argentina expects a substantial number of tenders to be submitted through such clearing system.

      For your tender to be effective, a direct participant in a principal clearing system through which you tender your Eligible Securities must submit an electronic acceptance notice on your behalf to the relevant principal clearing system prior to 4:15 P.M. (New York City time) on the Expiration Date. The principal clearing systems will not submit to the exchange agent any electronic acceptance notice they receive after this time.

      Upon receipt of your electronic acceptance notice, the principal clearing system will submit your electronic acceptance notice to the exchange agent. The receipt of your electronic acceptance notice by a principal clearing system will result in the blocking of your tendered Eligible Securities in such clearing system. This will prevent you from being able to transfer your tendered Eligible Securities to third parties.

      The exchange agent will establish an account at each of the principal clearing systems for purposes of receiving tenders of Eligible Securities pursuant to the Offer. The receipt of your electronic acceptance notice by the principal clearing system will constitute instructions to make a book-entry transfer of your tendered Eligible Securities into the exchange agent’s account at such clearing system. Your tendered Eligible Securities will be held in the exchange agent’s account pending settlement of the exchange on the Settlement Date. Upon performing the book-entry transfer of your tendered Eligible Securities into the exchange agent’s account, the principal clearing system will deliver to the exchange agent a confirmation of such book-entry transfer.

      None of Argentina, any international joint dealer manager, the information agent, the exchange agent or the Luxembourg exchange agent will be responsible for ensuring that any electronic acceptance notice is submitted to or accepted by a principal clearing system or for ensuring that the book-entry transfer into the exchange agent’s account at the relevant clearing system is effected. If your tendered Eligible Securities are not transferred into the exchange agent’s account at the relevant principal clearing system prior to three business days after the Expiration Date, your tender will be deemed invalid.

      By submitting a valid electronic acceptance notice to a principal clearing system, tendering holders, and the relevant direct participant on their behalf, shall be deemed to have made the representations and warranties set forth below under “— Representations, Warranties and Undertakings relating to Tenders of Eligible Securities” to Argentina, the international joint dealer managers, the information agent, the exchange agent and the Luxembourg exchange agent.

Special Instructions for Tenders Through DTC

      If your Eligible Securities are held or registered in the name of a nominee of DTC, and you do not hold your beneficial interest in these securities through any other principal clearing system, you may submit your tender directly through DTC using DTC’s Automated Tender Offer Program (“ATOP”) system. To effectively tender any such Eligible Securities, you must:

•	instruct DTC (if you are a direct participant in DTC), or arrange to have a direct participant in DTC instruct DTC on your behalf, to make a book-entry transfer of the Eligible Securities you tender into the exchange agent’s account at DTC, in accordance with DTC procedures for such transfers, and

•	electronically transmit to DTC (if you are a direct participant in DTC), or arrange to have a direct participant in DTC electronically transmit to DTC on your behalf, your duly completed electronic acceptance notice through the ATOP system.

      Upon completion of these steps, Argentina expects DTC to transfer the Eligible Securities you tender into the exchange agent’s account at DTC, to deliver to the exchange agent a confirmation of such book-entry transfer and, upon verifying your acceptance, to send an “agent’s message” to the exchange agent for its acceptance of your tender. An “agent’s message” is a message transmitted by DTC to, and received by, the exchange agent as part of DTC’s confirmation of the book-entry transfer of your Eligible Securities to the exchange agent’s account at DTC. The “agent’s message” will state that:

•	DTC has received an express acknowledgment from a DTC participant tendering Eligible Securities on behalf of the holder of such Eligible Securities,

•	such DTC participant has received and agrees to be bound by the terms and conditions of the Offer as set forth in this prospectus supplement and the accompanying prospectus, including the representations and warranties set forth under “— Representations, Warranties and Undertakings relating to Tenders of Eligible Securities,” and

•	Argentina may enforce such agreement against the DTC participant.

      For your tender through DTC to be effective, the exchange agent must receive (i) an agent’s message as described above no later than three business days after the Expiration Date, and (ii) a confirmation of the book-entry transfer of your Eligible Securities into the exchange agent’s account at DTC no later than three business days after the Expiration Date.

Additional Information for Tenders Through Euroclear or Clearstream, Luxembourg

      If you hold Eligible Securities through Euroclear or Clearstream, Luxembourg you may submit (if you are a direct participant), or arrange to have a direct participant submit on your behalf, an electronic acceptance notice in accordance with the procedures established by Euroclear or Clearstream, Luxembourg, as applicable, to participate in this Offer. Participants should refer to the respective notifications of Euroclear and Clearstream, Luxembourg for detailed information regarding tender procedures.

Additional Information for Tenders Through Caja de Valores

      If you hold Eligible Securities through Caja de Valores, you may submit (if you are a direct participant), or arrange to have a direct participant submit on your behalf, an electronic acceptance notice in accordance with the procedures established by Caja de Valores to participate in this Offer. You may contact Caja de Valores for assistance in effecting your tender in accordance with the applicable procedures.

Procedures for Submitting Tenders of Eligible Securities Held Through Any Other Clearing System

      If you hold Eligible Securities through any other clearing system, you must follow the procedures established and deadlines required by such clearing system in order for your tender to be received by a principal clearing system prior to 4:15 P.M. (New York City time) on the Expiration Date. You may contact the information agent for assistance in effecting your tender in accordance with the applicable procedures and deadlines for such other clearing systems.

If You Hold Eligible Securities Through a Custodian or Other Securities Intermediary

      If your Eligible Securities are held in the name of a custodian or other securities intermediary, such as a broker, dealer, bank, trust company or trustee, you must contact such custodian or other securities intermediary and instruct it to tender your Eligible Securities on your behalf. You should contact your custodian or other securities intermediary well in advance of the Expiration Date, since your custodian may have earlier deadlines by which it must receive your instructions in order to have adequate time to meet the deadlines of the clearing system through which your Eligible Securities are tendered.

      A form of paper acceptance notice that you may use to send your instructions to your custodian is included in Annex G to this prospectus supplement. This form may not be used to submit tenders directly to the exchange agent, which will only accept notices in electronic form. You should check with your custodian before using the paper acceptance notice included in Annex G to this prospectus supplement, since your custodian may require you to deliver your instructions in another manner.

If You Hold Eligible Securities in Physical Form

      Eligible Securities held in physical form may not be tendered pursuant to the Offer.

      If you hold Eligible Securities in physical form, you may only participate in the Offer by first exchanging your physical securities for an interest in the corresponding global security, which will be recorded in book-entry form. This can accomplished by taking the following steps:

•	select a broker, dealer, bank, trust company, trustee or other custodian that has a direct or indirect account with the clearing system that acts as depositary for the global security corresponding to your physical certificate,

•	surrender the physical certificates representing your Eligible Securities to the trustee or fiscal agent for those securities in accordance with the procedures set forth in the fiscal agency agreement, trust deed or equivalent document governing your Eligible Securities, and

•	instruct the trustee or fiscal agent to exchange the ownership interest represented by your physical certificate for an interest in the corresponding global security, specifying the account at the relevant clearing system where your interest in the global security should be credited (you should obtain this account information from the custodian you selected).

      Upon receiving the physical certificates representing your Eligible Securities and your instructions as specified above, the trustee or fiscal agent will then take steps to increase the balance outstanding on the global security corresponding to your Eligible Securities and credit your ownership interest in that global security to the account at the relevant clearing system designated by you. Upon completing the steps set forth above, the principal amount and all other terms and conditions of your Eligible Securities will remain unchanged, except that your ownership of your Eligible Securities will no longer be represented by a separate physical certificate, but instead will be recorded through an electronic book entry at the relevant clearing system and held through your custodian.

      The process for converting physical securities into securities held in book-entry form as provided above may entail some delay. Accordingly, if you hold your Eligible Securities in physical form and wish to participate in the Offer, you should begin this process as soon as possible.

      Once you hold your Eligible Securities in electronic form, you will be able to tender your Eligible Securities pursuant to the Offer in accordance with the procedures set forth in this prospectus supplement under “Terms of the Offer — Tender Procedures — If You Hold Eligible Securities in Electronic or Book-Entry Form.”

If You Hold Eligible Securities in Bearer Form

      Tenders of Eligible Securities held in bearer form will not be accepted in the United States.

Procedures for Luxembourg Holders

      The Luxembourg exchange agent will perform its duties with respect to tenders submitted in Luxembourg through its office located at the following address:

The Bank of New York (Luxembourg) S.A.

Aerogolf Center
1A Hoehenhof,
L-1736 Senningerberg,
Luxembourg

      If you are in Luxembourg, you may contact the information agent at the address and phone number listed above for assistance in completing any of the tender procedures described in this prospectus supplement.

Procedures for Holders of Certain Strippable Securities

      In order to effectively tender any of the following strippable Eligible Securities, holders of these securities must reconstitute the original strippable security (including each interest and principal payment) by submitting to Caja de Valores all interest and principal coupons corresponding to such strippable security:

•	ISIN: ARARGE030122 — Bonex 92;

•	ISIN: ARARGE044404 — Bonex 92, Mar 2002 interest coupon;

•	ISIN: ARARGE033217 — Debt Consolidation Bonds, 5th Series (Pro 10);

•	ISIN: ARARGE043836 — Debt Consolidation Bonds, 5th Series (Pro 10) interest coupon;

•	ISIN: ARARGE033225 — Debt Consolidation Bonds, 5th Series (Pro 9); or

•	ISIN: ARARGE043844 — Debt Consolidation Bonds, 5th Series (Pro 9) Jan 2002 payment coupon.

Tendering holders who wish to tender any of the strippable securities listed above pursuant to the Offer, but who are incapable of reconstituting the original strippable security, must tender to Caja de Valores the interest and principal coupons corresponding to such strippable security in their possession and an amount of cash equal to the aggregate face value of each interest and principal coupon that is not tendered. Upon receiving all interest and principal coupons of the strippable security and cash in lieu of any missing interest and principal coupons, Caja de Valores will liaise with the exchange agent to tender the reconstituted strippable securities on your behalf.

Procedures for Holders of Tax Credit Certificates

      If you hold a tax credit certificate (certificado de crédito fiscal, or “CCF”) issued by Argentina pursuant to Decree Nos. 1005/01 or 1226/01, or CCF Letes issued by Argentina pursuant to Decree No. 1005/01, and wish to tender the Eligible Securities corresponding to those certificates, you must first obtain such underlying Eligible Security by depositing the corresponding CCFs or CCF Letes with Caja de Valores in accordance with the procedures Caja de Valores has established for this purpose. You may then tender the underlying Eligible Securities in accordance with the terms of the Offer.

Effectiveness of Tenders

      For your tender of Eligible Securities to be effective:

(1)	your duly completed electronic acceptance notice must be received by the principal clearing system through which you tender your Eligible Securities no later than 4:15 P.M. (New York City time) on the Expiration Date;

(2)	the principal clearing system through which you tender your Eligible Securities must deliver your duly completed electronic acceptance notice to the exchange agent no later than three business days after the Expiration Date; and

(3)	your tendered Eligible Securities must be transferred into the exchange agent’s account at the principal clearing system through which you tender your Eligible Securities no later than three business days after the Expiration Date.

      You and the principal clearing system through which you tender your Eligible Securities are responsible for arranging the valid and timely delivery of the electronic acceptance notice to the exchange agent. None of Argentina, any international joint dealer manager, the information agent, the Luxembourg exchange agent or the exchange agent will be responsible for the submission of tenders by:

•	holders (or brokers, dealers, banks, trust companies, trustees or other custodians on their behalf) to direct participants in a principal clearing system;

•	direct participants (whether on their own behalf or on behalf of holders who are not direct participants) to the principal clearing systems; or

•	the principal clearing systems to the exchange agent.

      Delivery of documents to a custodian, direct participant or clearing system (including the principal clearing systems) does not constitute delivery to the exchange agent or the Luxembourg exchange agent and is not sufficient for an effective tender. Argentina can offer no assurance that any custodian, direct participant or clearing system (including the principal clearing systems) will follow the procedures outlined above for purposes of effecting your tender of Eligible Securities, as these procedures are entirely within such parties’ discretion.

Representations, Warranties and Undertakings relating to Tenders of Eligible Securities

      By submitting a valid electronic acceptance notice or otherwise validly accepting the terms of the Offer, you, and (if applicable) the relevant direct participant on your behalf, shall be deemed to acknowledge, represent, warrant and undertake to Argentina, the information agent, the exchange agent, the Luxembourg exchange agent and the international joint dealer managers, on each of the dates such notice is submitted, the Expiration Date and the Settlement Date, that:

1.	you have received and reviewed the prospectus supplement and the accompanying prospectus,

2.	you accept the Offer in respect of the principal amount of Eligible Securities tendered in your electronic acceptance notice, subject to the terms and conditions of the Offer as set forth in the prospectus supplement,

3.	subject to and effective upon exchange by Argentina of the Eligible Securities tendered in your electronic acceptance notice, you renounce all right, title and interest in and to all such Eligible Securities exchanged by or at the direction of Argentina, and waive and release Argentina and the trustee or fiscal agent for such Eligible Securities from any and all claims you may have, now or in the future, arising out of or related to the Offer and such Eligible Securities, including, without limitation, any claims that you are entitled to receive additional principal or interest payments with respect to such Eligible Securities (other than as expressly provided in this prospectus supplement),

4.	all authority conferred or agreed to be conferred pursuant to your representations, warranties and undertakings and all of your obligations shall be binding upon your successors, assigns, heirs,

executors, trustees in bankruptcy and legal representatives and shall not be affected by, and shall survive, your death or incapacity,

5.	you are solely liable for any taxes and similar or related payments imposed on you under the laws of any applicable jurisdiction as a result of your participation in the Offer and agree that you will not and do not have any right of recourse (whether by way of reimbursement, indemnity or otherwise) against Argentina, any international joint dealer manager, the information agent, the exchange agent, the Luxembourg exchange agent, the trustee and/or fiscal agent of the Eligible Securities, the U.S.-European trustee or any other person in respect of such taxes and payments,

6.	you are a person for whom it is lawful to participate in the Offer under applicable securities laws,

7.	you have full power and authority to submit for exchange and transfer the Eligible Securities tendered in your electronic acceptance notice and if such Eligible Securities are accepted for exchange by Argentina, such Eligible Securities will be transferred to, or to the order of, Argentina with full title free from all liens, charges and encumbrances, not subject to any adverse claim and together with all rights attached thereto,

8.	you will, upon request, execute and deliver any additional documents and/or do such other things deemed by Argentina or the exchange agent to be necessary or desirable to complete the transfer and cancellation of the Eligible Securities tendered in your electronic acceptance notice or to evidence your power and authority to so tender and transfer such Eligible Securities,

9.	you hold, and will hold, until the time of settlement on the Settlement Date, the Eligible Securities you have tendered blocked in the clearing system through which such securities are held and, in accordance with the requirements of such clearing system and by the deadline established by such clearing system, have taken all steps necessary to authorize the blocking of your tendered Eligible Securities with effect on and from the date your electronic acceptance notice is received by such clearing system; and, pending the transfer of such Eligible Securities on the relevant Settlement Date to Argentina or as instructed by Argentina, no transfers of such Eligible Securities may be effected,

10.	your Eligible Securities are not the subject of any proceedings against Argentina or the trustee or fiscal agent of such Eligible Securities before any court or arbitral tribunal (including claims for payment of past due interest, principal or any other amount sought in connection with your tendered Eligible Securities or for compensation of lawyers’ costs and court fees), except that, to the extent that your tendered Eligible Securities are the subject of such proceedings, you agree to abandon the proceedings if and to the extent that your tendered Eligible Securities are exchanged by or at the direction of Argentina,

11.	to the extent that you have obtained a judgment from any court or tribunal with respect to your tendered Eligible Securities (including judgments requiring Argentina to make payment of past due interest, principal or any other amount sought in connection with your tendered Eligible Securities or for compensation of lawyers’ costs and court fees), you hereby irrevocably waive the right to enforce such judgment against Argentina or the trustee or fiscal agent of such Eligible Securities if and to the extent that your tendered Eligible Securities are exchanged by or at the direction of Argentina, and

12.	you hereby irrevocably waive all rights awarded and any assets attached for your benefit through any prejudgment attachment ordered by any court against Argentina or the trustee or fiscal agent of such Eligible Securities in connection with your tendered Eligible Securities (including claims for payment of past due interest or any other amount sought in connection with your tendered Eligible Securities and legal costs) if and to the extent that your tendered Eligible Securities are exchanged by or at the direction of Argentina.

Special Tender Procedures With Respect to the Allocation of Pars

      Argentina has established the following tender procedures for purposes of implementing the allocation of Pars described above under “— Limitations on Issuance and Allocation of New Securities — Limits on and Allocation of Pars.” These procedures apply only to holders that elect to receive Pars pursuant to the Offer.

      For each tendering holder’s account, if you tender an Eligible Security in an outstanding principal amount in excess of U.S.$50,000 equivalent, the custodian through which you hold your Eligible Securities will be required to split your tender into two tranches:

•	one tranche (which we refer to as “tranche A”) will comprise the outstanding principal amount of your tendered Eligible Security up to and including U.S.$50,000 equivalent;

•	the second tranche (which we refer to as “tranche B”) will comprise the outstanding principal amount of your tendered Eligible Security in excess of U.S.$50,000 equivalent.

To the extent possible, for each security tendered your custodian will group all tranche A tenders and all tranche B tenders from various holder accounts into two separate baskets (which we refer to as “basket A” and “basket B,” respectively), and submit those tenders to the relevant clearing system or intermediate custodian, as the case may be.

      To benefit from an early tender allocation of Pars, your duly completed acceptance notice must be received by a principal clearing system through which you tender your Eligible Securities, in the manner defined by such principal clearing system, by no later than the Early-tender Deadline.

      The clearing systems, direct participants and custodians may prejudice a tendering holder’s ability to receive Pars if they do not comply with the tendering procedures described above. None of Argentina, any international joint dealer manager, the information agent, the exchange agent or the Luxembourg exchange agent will be responsible for any failure by any such custodian to comply with these tendering procedures. Additionally, each of the international joint dealer managers and Argentina may request further information to confirm the eligibility of each custodian basket A or basket B submission.

Special Tender Procedures With Respect to the Allocation of Quasi-pars

      For purposes of implementing the allocation of Quasi-pars described above under “— Limitations on Issuance and Allocation of New Securities — Limits on and Allocation of Quasi-pars,” the clearing systems will be required to submit to the exchange agent, on a daily basis, all tenders of holders that elect to receive Quasi-pars. Direct participants in the clearing systems and other custodians should similarly submit any such tender up the chain of tender on a daily basis.

      If you wish to receive Quasi-pars, you should submit your duly completed acceptance notice to a principal clearing system, in the manner defined by such principal clearing system, as soon as practicable after the Launch Date, since Quasi-pars will be allocated on a daily first-come first-served basis.

      The clearing systems, direct participants and custodians may prejudice a tendering holder’s ability to receive Quasi-pars if they do not comply with the tendering procedures described above. None of Argentina, any international joint dealer manager, the information agent or the exchange agent will be responsible for any failure by the clearing systems, direct participants or custodians to comply with these tendering procedures.

      You Must Hold an Account, Either Directly or Indirectly, at DTC, Euroclear, Clearstream, Luxembourg or Caja de Valores, as applicable, to Receive New Securities Upon Settlement of the Offer

      As described below under “Description of the New Securities — Registration and Book-Entry System,” New Securities denominated in U.S. dollars (other than U.S. dollar-denominated New Securities governed by Argentine law) will be registered in the name of a nominee of, and deposited with a custodian for, DTC. You may hold beneficial interests in these New Securities directly, if you have an account at DTC, or indirectly, through a financial institution that has an account at DTC. Each of Euroclear and Clearstream, Luxembourg participate in DTC through their New York depositaries. Caja de Valores has an account with each of these clearing systems.

      Euro-denominated New Securities will be deposited with a common depositary of Euroclear and Clearstream, Luxembourg and registered in the name of a nominee of that common depositary. You may hold a beneficial interest in euro-denominated New Securities directly if you have an account with either of these clearing systems, or indirectly, through a financial institution that has an account with either of these clearing systems, including Caja de Valores.

      New Securities governed by Argentine law will be registered in the name of CRYL. You may hold a beneficial interest in these securities directly, if you have an account with CRYL, or indirectly, through a financial institution that has an account with CRYL, including Caja de Valores.

      The direct participant that submits your tender must specify in your electronic acceptance notice an account at DTC, Euroclear, Clearstream, Luxembourg or Caja de Valores, as applicable, where you will receive your New Securities and any cash payments to which you are entitled upon settlement of the Offer. If you hold your Eligible Securities through a broker, dealer, bank, trust company, trustee or other custodian, you must confirm that such custodian holds an account, either directly or indirectly, in one of these clearing systems. If your custodian does not hold such an account, it will have to establish one for purposes of receiving your New Securities prior to submitting tenders. Alternatively, you may open an account with a different custodian that has, either directly or indirectly, an account at DTC, Euroclear, Clearstream, Luxembourg or Caja de Valores, as the case may be, where your New Securities and any cash payments to which you are entitled can be credited upon settlement of the Offer. In such case, to ensure that the proper account information is communicated to the exchange agent, you should either: (i) transfer your Eligible Securities to the new custodian prior to tendering your Eligible Securities, and carry out such tender through such custodian, or (ii) clearly indicate the account information in the tender instructions you deliver to your old custodian.

Procedures for Withdrawal of Tenders

      If Argentina grants withdrawal rights as provided above under “— Irrevocability; Limited Withdrawal Rights,” you, or a direct participant on your behalf, may withdraw your tender by submitting an electronic withdrawal notice to the principal clearing system through which you submitted your tender. Upon receiving such instructions the principal clearing system will deliver a notice of withdrawal to the exchange agent, whereupon the exchange agent will instruct the principal clearing system to transfer the Eligible Securities you wish to withdraw to the direct participant’s account at the clearing system.

      In addition, if you have tendered cash to Caja de Valores in lieu of any missing interest or principal coupons corresponding to the strippable securities listed above under “Tender Procedures — Procedures for Holders of Strippable Securities,” the exchange agent will, upon receipt of the notice of withdrawal, instruct Caja de Valores to transfer such cash amount in accordance with your written instructions.

      For the withdrawal of your tender to be effective, the exchange agent must receive your written notice of withdrawal within 15 calendar days from the date Argentina first publicly announces (by means of a press release through the news services) the granting of withdrawal rights.

      If you hold your Eligible Securities through a custodian or other securities intermediary, you must instruct that custodian to arrange for the valid submission of an electronic withdrawal notice to the relevant principal clearing system.

      Any Eligible Security properly withdrawn will be deemed to be not validly tendered for purposes of the Offer.

      Argentina can offer no assurance that any custodian, direct participant or clearing system (including the principal clearing systems) will follow the procedures necessary to withdraw your tender, as these procedures are entirely within such parties’ discretion.

Special Instructions for Withdrawal of Tenders Through DTC

      If your tender was submitted through a direct participant in DTC, your electronic withdrawal notice must:

•	specify the DTC Voluntary Offer Instruction (V.O.I.) Number, the name of the participant from whose account such Eligible Securities were tendered for exchange and such participant’s account number at DTC to be credited with the withdrawn Eligible Securities;

•	contain a description of the Eligible Securities to be withdrawn (including the principal amount in whole to be withdrawn); and

•	be submitted through ATOP by such participant in the same manner as the applicable agent’s message, or be accompanied by evidence satisfactory to Argentina that the person withdrawing the tender has succeeded to the beneficial ownership of such Eligible Securities.

Procedures Upon Rejection of Tenders or Termination of Offer

      If Argentina accepts less than all of the tenders, then with respect to any tenders not so accepted, Argentina will instruct the exchange agent to instruct the principal clearing system through which such tenders were submitted to transfer such Eligible Securities to the originating direct participant’s account at such clearing system as soon as practicable after the Settlement Date. In addition, Argentina will instruct the exchange agent to instruct Caja de Valores to return to you any cash you tendered in lieu of any missing interest or principal coupons corresponding to the strippable securities listed above under “Tender Procedures — Procedures for Holders of Strippable Securities” by transferring such cash amount in accordance with your written instructions, as soon as practicable after the Settlement Date.

      If Argentina terminates the Offer without accepting any tenders, all tenders shall automatically be deemed rejected.

      Argentina can offer no assurance that any custodian, direct participant or clearing system (including the principal clearing systems) will follow the procedures necessary to reflect the rejection of your tender, as these procedures are entirely within such parties’ discretion. Argentina’s rejection of your tender will be effective even if these parties do not comply with these procedures.

Irregularities

      All questions regarding the validity, form and eligibility, including time of receipt or revocation or revision, of any acceptance notice or tender will be determined by Argentina in its sole discretion, which determination will be final and binding. Argentina reserves the absolute right to reject any and all acceptance notices and tenders not timely made or in proper form or for which any corresponding agreement by Argentina to exchange would, in the opinion of Argentina’s counsel, be unlawful. Argentina also reserves the absolute right to waive any of the conditions of the Offer or defects in acceptance notices and tenders. None of Argentina, any international joint dealer manager, the exchange agent, the Luxembourg exchange agent or the information agent shall be under any duty to give notice to you, as the tendering holder, of any irregularities in any acceptance notices, tenders or exchanges, nor shall any of them incur any liability for the failure to give such notice.

Announcements

      Information about the Offer and all announcements in connection with the Offer will be displayed on the Offer Website and, to the extent provided in this prospectus supplement, issued by press release to the news services. In addition, Argentina will publish notices in The Wall Street Journal, the Financial Times and a newspaper with general circulation in Luxembourg (which Argentina expects to be the Luxemburger Wort or the Tageblatt) regarding the Offer. These notices will, among other things, include the names of the international joint dealer managers, the information agent, the Luxembourg exchange agent and the exchange agent. Argentina will also make available and publish information in certain non-U.S. jurisdictions in the form and manner required in such jurisdictions.

Settlement

      The Settlement Date for the Offer, if any, is expected to be April 1, 2005, or as soon as practicable thereafter (unless postponed or the Submission Period is extended or earlier terminated). Settlement will not occur unless the exchange agent receives a certificate from the international joint dealer managers confirming that payment in full of the fees and expenses of the international joint dealer managers has been delivered.

      On the Settlement Date, if Argentina has accepted your tender:

•	Good and marketable title to your tendered Eligible Securities, free and clear of all liens, charges, claims, encumbrances, interests, rights of third parties and restrictions of any kind will transfer to Argentina.

•	In return you will receive, solely by credit to the account at DTC, Euroclear, Clearstream, Luxembourg or Caja de Valores designated in your electronic acceptance notice, the New Securities and any cash payments to which you are entitled.

      To the extent you are entitled to receive on the Settlement Date a cash payment of accrued interest in accordance with the terms of your New Securities, such amount will be credited in same-day funds to the account at DTC, Euroclear, Clearstream, Luxembourg or Caja de Valores, as the case may be, designated in your electronic acceptance notice. If, on the other hand, the terms of your New Securities provide that such accrued interest must instead be capitalized, the principal amount of the corresponding New Securities that you receive will be increased by such amount. See “Description of the New Securities” for a description of the manner and schedule of payment of interest under the New Securities.

      If you tendered Par Brady Bonds and Discount Brady Bonds you will receive the Cash Value on those bonds as soon as practicable after the Brady Collateral is redeemed, which may be after the Settlement Date, by credit to the account at DTC, Euroclear, Clearstream, Luxembourg or Caja de Valores, as the case may be, designated in your electronic acceptance notice.

      If necessary to facilitate the settlement of the Offer, the settlement of the Offer may take up to seven business days. This would have no effect on the New Securities that you may receive in the Offer. A “business day” for this purpose is any day that is not a Saturday or Sunday, and that is not a day on which banking or trust institutions are authorized generally or obligated by law, regulation or executive order to close in New York City or Buenos Aires, and that is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System, or any successor system, is open for business.

      The determination by Argentina of the consideration to be received by tendering holders (including the allocation of Pars and Quasi-pars as described above under “— Limitation on Issuance and Allocation of New Securities”) and any other calculation or quotation made with respect to the Offer shall be conclusive and binding on you, absent manifest error.

Governing Law and Jurisdiction

      Each acceptance notice submitted in a jurisdiction in which the Offer is being extended on the basis of this prospectus supplement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws. By submitting an acceptance notice, you (and the direct participant on your behalf) irrevocably and unconditionally agree for the benefit of Argentina, the international joint dealer managers, the information agent, the Luxembourg exchange agent and the exchange agent that the U.S. state or federal courts sitting in the borough of Manhattan, the City of New York, are to have jurisdiction to settle any disputes which may arise out of or in connection with the Offer or any of the documents referred to in this prospectus supplement and that, accordingly, any suit, action or proceedings arising out of or in connection with the foregoing may be brought in such courts.

Market for the Eligible Securities and New Securities

Eligible Securities

      Argentina intends to cancel all Eligible Securities it acquires pursuant to the Offer. Eligible Securities not exchanged pursuant to the Offer will remain outstanding. To the extent permitted under the rules of the relevant stock exchanges, following consummation of the Offer, Argentina may discontinue the listing of any series of Eligible Securities on the various stock exchanges in which such series are currently listed, including (but not limited to) the Luxembourg Stock Exchange, the Buenos Aires Stock Exchange and the Mercado Abierto Electrónico. The exchange of Eligible Securities of any series pursuant to the Offer and the cancellation of such Eligible Securities will reduce the aggregate principal amount of Eligible Securities of the applicable series that otherwise might trade in the market. This could adversely affect the liquidity and market value of any Eligible Securities of that series not exchanged pursuant to the Offer. The potential delisting of any series of Eligible Securities may exacerbate the adverse effect of the reduction in outstanding Eligible Securities, since Eligible Securities of that series would lack an active trading market or published secondary market price quotations. As a result, if you elect not to participate in the Offer, it may become more difficult for you to trade your Eligible Securities.

      So long as any series of Eligible Securities is listed on the Luxembourg Stock Exchange, Argentina undertakes to promptly inform the Luxembourg Stock Exchange of the cancellation of any Eligible Securities of that series.

New Securities

      Each series of New Securities is a new issue of securities with no established trading market. Argentina has been advised by the international joint dealer managers that they intend to make a market in the New Securities but are not obligated to do so and may discontinue market making at any time without notice. Argentina has applied to list each series of Pars, Discounts and GDP-linked Securities on the Luxembourg Stock Exchange and will apply to list the New Securities on the Buenos Aires Stock Exchange and on the Mercado Abierto Electrónico. Argentina intends to make an application to list each series of euro-denominated and U.S. dollar-denominated Pars, Discounts and GDP-linked Securities on a regulated market organized and managed by Borsa Italiana S.p.A., provided all requirements for such listing are met; however, we can offer no assurance that such application, if made, will be approved before the Settlement Date or at all. No assurance can be given as to the liquidity of the trading market for any series of the New Securities. The price at which each series of the New Securities will trade in the secondary market is uncertain.

      Trading in the Pars, Discounts and GDP-linked Securities on the Luxembourg Stock Exchange will be in accordance with all applicable rules and regulations of the Luxembourg Stock Exchange. Any Pars, Discounts and GDP-linked Securities traded on the Luxembourg Stock Exchange will be freely negotiable and transferable (except as provided under “Description of the New Securities”).

Terms of Offer; Methodology; No Recommendation

      In defining the financial terms of the Offer, Argentina has observed certain principles of debt sustainability and inter-creditor equity. Still, emerging from the most serious economic crisis in its history, Argentina seeks to achieve debt reduction in the magnitude it considers necessary to create the basis for future fiscal stability and long-term debt sustainability. Argentina has calculated exchange ratios for each series of Eligible Securities in as equitable a manner as it deemed practicable in view of the immense complexity of the financial and other considerations relevant to these calculations. Argentina has also designed the terms of the New Securities in a manner which it believes balances the country’s economic needs and constraints with the various preferences of investors, and it has sought to provide equitable access to the New Securities by investors.

      Nonetheless, the calculation of the Eligible Amount, the exchange ratio between each type of Eligible Securities and the New Securities, the interest rates of the New Securities, the currency conversion rates and cash payments to be made in connection with the Offer are based, at least in part, on criteria determined by

Argentina representing one of several possible approaches and methodologies. Argentina has thus made determinations about methodology, calculations and other parameters of the Offer that are necessarily subjective in nature. Moreover, we can offer no assurance that the rate of Argentina’s economic growth will meet current assumptions or that Argentina will achieve long-term debt sustainability. Consequently, you should independently make an assessment of the terms of the Offer. See the section in the accompanying prospectus entitled “Risk Factors — Risk Factors Relating to Argentina — Economic Risks” for a discussion of various factors that could affect Argentina’s future economic prospects.

      None of Argentina, any international joint dealer manager, the information agent, the exchange agent, the Luxembourg exchange agent or the clearing system through which you may tender your Eligible Securities expresses any opinion regarding:

•	the fairness of the terms of the Offer,

•	the accuracy or fairness of the values that result from the methodology for calculations and the setting of other parameters of the Offer, or

•	whether you should participate in the Offer by tendering your Eligible Securities or refrain from doing so.

      In addition, no one has been authorized by Argentina to make any recommendation of any kind regarding your participation in the Offer or regarding any term, or the fairness or value of any aspect of the Offer.

Repurchases of Eligible Securities That Remain Outstanding; Subsequent Exchange Offers

      Argentina reserves the right, in its absolute discretion, to purchase, exchange, offer to purchase or exchange, or enter into a settlement in respect of any Eligible Securities that are not exchanged pursuant to the Offer (in accordance with their respective terms) and, to the extent permitted by applicable law, purchase or offer to purchase Eligible Securities in the open market, in privately negotiated transactions or otherwise. Any such purchase, exchange, offer to purchase or exchange or settlement will be made in accordance with applicable law. The terms of any such purchases, exchanges, offers or settlements could differ from the terms of the Offer. Holders of New Securities will be entitled to participate in any voluntary purchase, exchange, offer to purchase or exchange extended to or agreed with holders of Eligible Securities not exchanged pursuant to the Offer as described below under “Description of the New Securities — Rights Upon Future Offers.”

DESCRIPTION OF THE NEW SECURITIES

      This prospectus supplement describes the terms of the New Securities in greater detail than the accompanying prospectus and may provide information that differs from the prospectus. If the information in this prospectus supplement differs from the prospectus, you should rely on the information in this prospectus supplement.

      Argentina will issue the New Securities under either a trust indenture or an Argentine government decree. New Securities governed by New York law or English law will be issued under the trust indenture to be executed between Argentina and The Bank of New York, as U.S. — European trustee. New Securities issued under Argentine law will not be issued under the trust indenture but rather under Decree No. 1735/04, issued by Argentina on December 9, 2004 (the “Issuance Decree”). Although the trust indenture and the Issuance Decree contain many similar terms, a number of their terms differ, in some cases, significantly, as a result of differences in applicable law and local market practice. See “Risk Factors” beginning on page S-29.

      The information contained in this section summarizes some of the terms of the New Securities, the trust indenture and the Issuance Decree. Because this is a summary, it does not contain all of the information that may be important to you as a potential investor in the New Securities. Argentina, therefore, urges you to read the trust indenture, the Issuance Decree and the form of the securities in making your investment decision. Argentina has filed or will file copies of these documents with the United States Securities and Exchange Commission and will also file copies of these documents at the offices of each of the U.S. — European trustee, the Luxembourg listing agent and the Luxembourg exchange agent, where they will be made available to you.

General Terms Common to All New Securities

      The New Securities will:

•	pay interest and principal (or, in the case of GDP-linked Securities, make payments in accordance with their terms) to persons in whose names the New Securities are registered at the close of business on the fifteenth calendar day preceding the corresponding payment date,

•	not be redeemable before maturity (although they may amortize or expire as described below) and not be entitled to the benefit of any sinking fund,

•	be direct, unconditional, unsecured and unsubordinated obligations of Argentina,

•	be represented by one or more global securities in fully registered form only, without coupons,

•	be available in definitive form only under certain limited circumstances (as described below),

•	be issued in denominations of one unit of the currency in which your New Securities are denominated and integral multiples thereof, and

•	represent a claim to their full principal at maturity (plus accrued and unpaid interest) or upon earlier acceleration in accordance with the terms, provided that there are no principal payments in respect of GDP-linked Securities.

General Terms of the Pars

      The Pars will:

•	mature on December 31, 2038,

•	be issued in a maximum aggregate principal amount of approximately

–	U.S.$10.0 billion or the equivalent in other currencies, if the aggregate Eligible Amount of Eligible Securities tendered and accepted pursuant to the Offer and, if concurrent with the Offer, the offer in Japan, is less than or equal to 70% (U.S.$57.3 billion equivalent) of the aggregate Eligible Amount of all outstanding Eligible Securities, or

–	U.S.$15.0 billion or the equivalent in other currencies, if the aggregate Eligible Amount of Eligible Securities tendered and accepted pursuant to the Offer and, if concurrent with the Offer, the offer in Japan, is greater than 70% (U.S.$57.3 billion equivalent) of the aggregate Eligible Amount of all outstanding Eligible Securities.

For purposes of determining these amounts, Pars issued in currencies other than U.S. dollars will be converted into U.S. dollars based on exchange rates in effect on December 31, 2003.

•	Argentina will pay principal in twenty equal payments, except that in the case of peso-denominated Pars, payment amounts will be adjusted for inflation based on CER. Argentina will pay the first nineteen installments on March 31 and September 30 of each year, commencing on September 30, 2029 and the last installment on December 31, 2038. Annex B to this prospectus supplement contains a schedule for principal payments on Pars denominated in U.S. dollars,

•	bear interest, computed on the basis of a 360-day year of twelve 30-day months, accruing as follows:

		Currency

From and including	To but excluding	U.S. dollars	Euro	Pesos

December 31, 2003	March 31, 2009	1.33%	1.20%	0.63%
March 31, 2009	March 31, 2019	2.50%	2.26%	1.18%
March 31, 2019	March 31, 2029	3.75%	3.38%	1.77%
March 31, 2029	December 31, 2038	5.25%	4.74%	2.48%

        and,

•	pay interest in cash (in the currency in which your Pars are denominated) on the Settlement Date and on March 31 and September 30 of each year and on December 31, 2038. Interest accrued on Pars from and including December 31, 2003, to but excluding March 31, 2005, will be paid in cash on the Settlement Date. The payment on the first interest payment date following the Settlement Date will consist of interest accrued from and including March 31, 2005, to but excluding such payment date.

General Terms of the Discounts

      The Discounts will:

•	mature on December 31, 2033,

•	pay principal in twenty equal semi-annual payments on June 30 and December 31 of each year, commencing on June 30, 2024, except that in the case of peso-denominated Discounts, payment amounts will be adjusted for inflation based on CER. The twenty equal semi-annual payments will include the capitalized amounts accrued prior to the first amortization date. Because part of the interest on the Discounts is capitalized (as described below), the principal amount of the Discounts will change over time. Annex B to this prospectus supplement contains a schedule for principal payments on Discounts denominated in U.S. dollars,

•	bear interest, computed on the basis of a 360-day year of twelve 30-day months, accruing from and including December 31, 2003, to and including December 31, 2033, as follows:

Currency Denomination	Annual Interest Rate

U.S. dollars	8.28%
Euro	7.82%
Pesos	5.83%

Part of the interest accrued prior to December 31, 2013, will be paid in cash and part will be capitalized. This means that on the relevant payment date the portion of interest that is capitalized is not paid in cash but instead is added to the amount of principal of your Discounts, and future calculations of interest are based on this adjusted amount of principal. Cash payments will be made in the currency in which your Discounts are denominated. The table below sets forth the annual rates of interest on the Discounts, broken down to reflect the portion that will be paid in cash and the portion that will be capitalized:

		Currency

		U.S. dollars		Euro		Pesos

From and including	To but excluding	Cash	Capitalized	Cash	Capitalized	Cash	Capitalized

December 31, 2003	December 31, 2008	3.97%	4.31%	3.75%	4.07%	2.79%	3.04%
December 31, 2008	December 31, 2013	5.77%	2.51%	5.45%	2.37%	4.06%	1.77%
December 31, 2013	December 31, 2033	8.28%	0.00%	7.82%	0.00%	5.83%	0.00%

        and,

•	pay interest in the manner provided above on the Settlement Date and on June 30 and December 31 of each year. For Discounts, the portion of interest that would have been payable in cash on June 30, 2004, and December 31, 2004, will be paid in cash on the Settlement Date. The portion of interest that would have been capitalized on June 30, 2004, and December 31, 2004, will be capitalized as of such dates. The principal amount of Discounts you receive upon settlement of the Offer will include the original principal amount to which you are entitled plus such capitalized interest. Interest that will be payable in cash and interest to be capitalized on the first interest payment date following the Settlement Date will consist of interest accrued from and including December 31, 2004, to but excluding such interest payment date.

General Terms of the Quasi-pars

      The Quasi-pars will:

•	mature on December 31, 2045,

•	be issued in a maximum aggregate original principal amount of approximately Ps.24.3 billion,

•	be denominated only in pesos,

•	not be transferable for one year after the Settlement Date,

•	pay principal in twenty equal semi-annual payments on June 30 and December 31 of each year, commencing on June 30, 2036; payment amounts will be adjusted for inflation based on CER,

•	bear interest, computed on the basis of a 360-day year of twelve 30-day months, accruing from and including December 31, 2003, to but excluding December 31, 2045, at a rate per annum equal to 3.31%.

•	Interest accrued on or before December 31, 2013, will be capitalized. After December 31, 2013, Argentina will make interest payments in cash. Accordingly, you will not receive cash payments on your Quasi-pars until June 30, 2014, but instead, the amount of principal of your Quasi-pars will be increased, on the relevant interest payment dates, by the amount of interest accrued during the immediately preceding interest period. Cash payments will be made in pesos,

•	pay interest in the manner provided above on June 30 and December 31 of each year. Interest accrued on Quasi-pars that would have been capitalized on June 30, 2004, and December 31, 2004, will be capitalized as of such dates. The principal amount of Quasi-pars you receive upon settlement of the Offer will include the original principal amount to which you are entitled plus such capitalized interest. Interest to be capitalized on the first payment date following the Settlement Date will consist of interest accrued from and including December 31, 2004, to but excluding such interest payment date.

•	will be governed by Argentine law.

General Terms of the GDP-linked Securities

      The GDP-linked Securities will:

•	expire on the earlier of December 15, 2035 and the date the payment cap (as defined below) is reached,

•	be issued as a single unit with the underlying Pars, Discounts or Quasi-pars. During the period of 180 days following the first day of the Settlement Date, each GDP-linked Security will remain attached to and trade as a single unit with the underlying Par, Discount or Quasi-par. Upon expiration of this 180-day period, the GDP-linked Securities and the underlying Pars, Discounts or Quasi-pars will automatically detach and will no longer constitute a single unit. Thereafter, the GDP-linked Securities will trade independently from the underlying Pars, Discounts or Quasi-pars. If the first day of the Settlement Date occurs as scheduled on April 1, 2005, then the GDP-linked Securities will detach from the underlying Pars, Discounts or Quasi-pars on September 28, 2005,

•	have a notional amount equal to the corresponding Eligible Amount of Eligible Securities tendered and accepted. If the Eligible Securities tendered and accepted are not in the same currency as the GDP-linked Securities you are entitled to receive, the corresponding notional amount of the GDP-linked Securities will be determined using exchange rates in effect on December 31, 2003,

•	not evidence any principal. Except as provided below, holders will not receive any payments during the life or upon the expiration of their GDP-linked Securities,

•	be paid in the currency of the New Security to which the GDP-linked Securities are initially attached, which may be U.S. dollars, euro or pesos,

•	be paid on December 15 of each year following the relevant reference year (as set forth below), for reference years commencing in 2005 and ending in 2034. The first payment, if any, will occur on December 15, 2006. The calculation date for the GDP-linked Securities will be November 1 of each year following the relevant reference year, commencing on November 1, 2006.

•	subject to the conditions specified below, entitle holders to the following payments: On each payment date, holders of GDP-linked Securities will be entitled to receive payments in an amount equal to Available Excess GDP (as defined below) for the corresponding reference year, multiplied by the aggregate notional amount of GDP-linked securities they hold. “Available Excess GDP” is an amount per unit of currency of notional amount of GDP-linked Securities, determined in accordance with the following formula:

Available Excess GDP = (0.05 × Excess GDP) × unit of currency coefficient where:

        – the “unit of currency coefficient” is as set forth in the following table:

Currency	Unit of Currency Coefficient

U.S. dollars	1/81.8 = 0.012225
Euro	1/81.8 × (1/.7945) = 0.015387
Pesos	1/ 81.8 × (1/2.91750) = 0.004190

The unit of currency coefficient represents the proportion that one GDP-linked security with a notional amount of one unit of currency bears to the aggregate Eligible Amount of all Eligible Securities outstanding as of the date of this prospectus supplement (approximately U.S.$81.8 billion), calculated using exchange rates in effect on December 31, 2003,

–	“Excess GDP” for any reference year is the amount, if any, by which Actual Real GDP (as defined below), converted to nominal pesos, exceeds the Base Case GDP (as defined below), converted to nominal pesos. Excess GDP will be expressed in billions of nominal pesos,

–	“Base Case GDP” is the base case gross domestic product for each reference year, as set forth in the following chart:

			Base Case GDP
	Base Case GDP		(1993 pesos in
Reference Year	(1993 pesos in millions)	Reference Year	millions)

2005	287,012.52	2020	458,555.87
2006	297,211.54	2021	472,312.54
2007	307,369.47	2022	486,481.92
2008	317,520.47	2023	501,076.38
2009	327,968.83	2024	516,108.67
2010	338,675.94	2025	531,591.93
2011	349,720.39	2026	547,539.69
2012	361,124.97	2027	563,965.88
2013	372,753.73	2028	580,884.85
2014	384,033.32	2029	598,311.40
2015	395,554.32	2030	616,260.74
2016	407,420.95	2031	634,748.56
2017	419,643.58	2032	653,791.02
2018	432,232.88	2033	673,404.75
2019	445,199.87	2034	693,606.89

The Base Case GDP will be adjusted in accordance with any changes to the year of base prices for calculating real gross domestic product (currently 1993), as described below. For a discussion of the evolution of Argentina’s GDP from 1999 through the third quarter of 2004, see “The Argentine Economy — Gross Domestic Product” on pages 45-51 of the accompanying prospectus.

–	“Actual Real GDP” is the gross domestic product of Argentina in constant pesos for each calendar year as published by the Instituto Nacional de Estadística y Censos (“INDEC”). Actual Real GDP is currently calculated by INDEC using 1993 as the year of base prices. If in any year, the year of base prices for calculating Actual Real GDP is changed by INDEC, the Base Case GDP will be adjusted accordingly. For example, if INDEC changes the year of base prices from 1993 to 2000, and if Actual Real GDP for 2006 using 1993 prices were X, and using 2000 prices were Y, then the Base Case GDP would equal (i) the Base Case GDP as per chart above, (ii) multiplied by a fraction, the numerator of which is Y and the denominator of which is X.

For purposes of determining Excess GDP for any reference year, each of the Actual Real GDP and Base Case GDP for that reference year will be converted into nominal pesos by multiplying each by a fraction, the numerator of which is the GDP Deflator (as defined below) for the reference year and the denominator of which is the GDP deflator for the year of base prices used to calculate Actual Real GDP and Base Case GDP for that reference year. As noted above, 1993 is currently the year of base prices, and the GDP Deflator for that year is one.

The “GDP Deflator” for any given year is the quotient that results from dividing the Actual nominal GDP for that year by Actual Real GDP for the same year, in each case as published by INDEC.

For purposes of effecting payments on GDP-linked Securities, the Available Excess GDP will be converted to the relevant payment currency using the average free market exchange rate of pesos to the applicable payment currency during the 15 calendar days preceding December 31 of the relevant reference year.

All calculations of payments (if any) will be performed by the Ministry of Economy and Production of the Republic of Argentina, and any announcement of payment amounts will be made through the U.S. — European trustee or publication as described below under “—Notices.”

Annex F to this prospectus supplement contains sample calculations related to payments on GDP-linked Securities.

•	no longer be entitled to any payments if the total amount paid, during the life of the GDP-linked Securities, per unit of GDP-linked Security exceeds 0.48, measured per unit of currency. We refer to this amount as the “payment cap for GDP-linked Securities.” For example, if you receive GDP-linked Securities in a notional amount equal to U.S.$1 million, the payment cap for your GDP-linked Securities would equal U.S.$480,000.

If the payment cap for a GDP-linked Security is reached in a payment year prior to the scheduled expiration of the GDP-linked Securities, the GDP-linked Securities will be deemed to have expired in such year.

If, for any given year, the aggregate payment due under a GDP-linked Security is greater than the amount remaining under the payment cap for that security, then the remaining amount available under the payment cap for that GDP-linked Security will be distributed to the holder of that security.

•	be entitled to payments by Argentina in respect of any given reference year only if the following three conditions are met:

–	for the reference year, Actual Real GDP exceeds Base Case GDP;

–	for the reference year, annual growth in Actual Real GDP exceeds the growth rate in Base Case GDP for such year (for your reference, the Base Case GDP for 2004 is Ps.275,276.01 million, measured in 1993 pesos); and

–	total payments made on a GDP-linked Security do not exceed the payment cap for that GDP-linked Security.

Annual growth of “Actual Real GDP” will be calculated by dividing Actual Real GDP for the reference year by the Actual Real GDP for the year preceding the reference year, minus one. For purposes of this calculation, the Actual Real GDP for the reference year and the preceding year will be measured using the same year of base prices, with Actual Real GDP for the year preceding the reference year adjusted, if necessary, to reflect any changes in the year of base prices implemented during such reference year (for an example of how this adjustment is effected see the definition of Actual Real GDP above).

•	be governed by the same law as the New Security to which the GDP-linked Security is initially attached.

Payments

      If any date for an interest or principal payment is not a business day, Argentina will make the payment on the next business day. Argentina will treat such payments as if they were made on the due date, and no interest on the New Securities will accrue as a result of the delay in payment.

      For the purpose of this section, a “business day” means:

•	with respect to U.S. dollar-denominated New Securities (other than U.S. dollar-denominated New Securities governed by Argentine law), any day that is not a Saturday or Sunday, and that is not a day on which banking or trust institutions are authorized generally or obligated by law, regulation or executive order to close in New York City or Buenos Aires,

•	with respect to euro-denominated New Securities, any day that is not a Saturday or Sunday, and that is not a day on which banking or trust institutions are authorized generally or obligated by law, regulation or executive order to close in Buenos Aires, and that is also a day on which the TARGET system, or any successor system, is open for business, or

•	with respect to peso-denominated New Securities and U.S. dollar-denominated New Securities governed by Argentine law, any day that is not a Saturday or Sunday, and that is not a day on which banking or trust institutions are authorized generally or obligated by law, regulation or executive order to close in New York City or Buenos Aires, and that is also a day on which the TARGET system, or any successor system, is open for business.

      In the case of U.S. dollar-denominated New Securities, except U.S. dollar-denominated New Securities governed by Argentine law, the U.S.-European trustee will make payments to DTC or its nominee, as the registered owner of such New Securities, which will receive the funds for distribution to the holders of such New Securities;

      In the case of euro-denominated New Securities, the U.S.-European trustee will make payments to the common depositary for Euroclear or Clearstream, Luxembourg, or its nominee, as the registered owner of such New Securities, which will receive the funds for distribution to the holders of such new securities;

      In the case of peso-denominated New Securities (including Quasi-pars) and U.S. dollar-denominated New Securities governed by Argentine law, payments will be made to CRYL, which will receive the funds for distribution to the holders of such New Securities.

      Holders of New Securities will be paid in accordance with the procedures of the relevant clearing system and its direct participants, if applicable. Neither Argentina nor the trustees shall have any responsibility or liability for any aspect of the records of, or payments made by, the relevant clearing system or its nominee or direct participants, or any failure on the part of the relevant clearing system or its direct participants in making payments to holders of the New Securities from the funds they receive. Notwithstanding the foregoing, Argentina’s obligations to make payments of principal and interest on the New Securities shall not have been satisfied until such payments are received by registered holders of the New Securities.

Paying Agents and Transfer Agent

      Until each series of the New Securities are paid, the U.S.-European trustee will maintain, at Argentina’s expense, a trustee paying agent and a transfer agent in New York City and in a Western European city for payment on and transfers of the New Securities governed by New York law or English law (which will include Luxembourg, so long as the New Securities are listed on the Luxembourg Stock Exchange and the rules of that exchange so require). The U.S.-European trustee will also maintain, at Argentina’s expense, a paying agent in a Member State of the European Union that is not obliged to deduct or withhold tax pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2002, on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive. The U.S.-European trustee has initially appointed The Bank of New York to serve as its trustee paying agent and transfer agent in New York City and The Bank of New York (Luxembourg) S.A. to serve as its trustee paying agent and transfer agent in Luxembourg. The U.S. — European trustee will promptly provide notice of the termination or appointment of, or of any change in the office of, any trustee paying agent or transfer agent.

Repurchase of New Securities and Other Debt Obligations with Excess Payment Capacity

      Argentina has calculated an annual payment capacity as described below equal to the following amounts for each of the years indicated:

	Annual Payment Capacity
Calendar Year	(in millions of U.S. dollars)

2004	U.S.$	891.0
2005		973.2
2006		1,007.0
2007		1,042.2
2008		1,078.9
2009		1,615.5

We refer to the amounts set forth above as the “annual payment capacity.” These amounts reflect Argentina’s payment obligations under the Pars, Discounts and Quasi-pars if it were to achieve 100% holder participation in the Offer and were to issue, in U.S. dollars, (i) the maximum aggregate principal amount of Pars and Quasi-pars permissible under the terms set forth in this prospectus supplement and (ii) Discounts to the extent demand for Pars and Discounts exceeded these limits.

      We refer to the total amount of payments made under the bullet points below, during any given calendar year, as “annual eligible debt service”:

•	payments made under any New Securities issued pursuant to the Offer,

•	payments made under any New Securities issued outside the Offer,

•	payments made under any Eligible Securities, if such Eligible Securities are amended subsequent to the settlement of the Offer, and

•	payments made on any Eligible Securities pursuant to any judgment or post-judgment settlement.

      We refer to the difference between the annual payment capacity for any given calendar year and the annual eligible debt service, as the “annual excess payment capacity.”

      Under the terms of the New Securities, Argentina undertakes to apply the annual excess payment capacity, if any, for any given calendar year through 2009 towards the repurchase of any outstanding New Securities or other outstanding debt obligations (excluding Eligible Securities not tendered or accepted pursuant to the Offer, or any subsequent offer, nor resulting from Eligible Securities amended subsequent to the settlement of the Offer). All New Securities or other outstanding debt obligations so repurchased will be cancelled. Such repurchases would take place no later than twelve months after the end of each such calendar year. Argentina will determine within its sole discretion which New Securities or other eligible debt obligations to repurchase. These repurchases may be conducted, at Argentina’s sole discretion, through a bidding process in which holders of New Securities or other eligible debt obligations are invited to present competing offers for the sale of their New Securities or other debt obligations, in the secondary market or otherwise. No holder of New Securities will be entitled to demand that Argentina so repurchase or offer to repurchase such holder’s New Securities.

      Argentina will announce any such repurchases to be conducted through a bidding process by publishing prior notice in various newspapers as described under “Description of the New Securities — Notices.”

Repurchase of New Securities with Excess GDP

      Under the terms of the New Securities, in respect of any reference year from 2005 through 2010, Argentina undertakes to apply towards the repurchase of any outstanding New Securities, 5% of the Excess GDP for the relevant reference year. All New Securities so repurchased will be cancelled. Such repurchases would take place during the calendar year following the calculation date (as defined above) for the relevant reference year. Argentina will determine within its sole discretion which New Securities to repurchase. These repurchases may be conducted, at Argentina’s sole discretion, through a bidding process in which holders of New Securities are invited to present competing offers for the sale of their New Securities, in the secondary market or otherwise. No holder of New Securities will be entitled to demand that Argentina so repurchase or offer to repurchase such holder’s New Securities.

      Argentina will announce any such repurchases to be conducted through a bidding process by publishing prior notice in various newspapers as described under “Description of the New Securities — Notices.”

Rights Upon Future Offers

      Under the terms of the Pars, Discount and Quasi-pars, if following the expiration of the Offer until December 31, 2014, and except as provided below, Argentina voluntarily makes an offer to purchase or exchange or solicits consents to amend any Eligible Securities not tendered or accepted pursuant to the Offer, Argentina has agreed that it will take all steps necessary, including making any required filings, so that each holder of Pars, Discounts or Quasi-pars will have the right, for a period of at least 30 days following the announcement of such offer, to exchange any of such holder’s Pars, Discounts or Quasi-pars for (as applicable):

•	the consideration in cash or in kind received in connection with such purchase or exchange offer, as the case may be, or

•	securities having terms substantially the same as those resulting from such amendment process,

in each case in accordance with the terms and conditions of such exchange offer or amendment process. For this purpose, such Pars, Discounts or Quasi-pars will be treated as though they were Eligible Securities that:

•	are in the same currency as such Pars, Discounts or Quasi-pars, and

•	have an Eligible Amount equal to the Eligible Amount of the Eligible Securities that would have been originally exchanged for such Pars, Discounts or Quasi-pars pursuant to the Offer (determined by applying the inverse of the relevant exchange ratio applied in the Offer).

In order to participate in any such purchase, exchange or amendment process, holder of Pars, Discounts or Quasi-pars will be required to surrender GDP-linked Securities in a notional amount equal to the Eligible Amount of Eligible Securities tendered in exchange for such Pars, Discounts and/or Quasi-pars, or, but only if an active trading market and published secondary market price quotations exist for GDP-linked Securities, pay cash to Argentina in an amount equal to the market price of that amount of GDP-linked Securities calculated on the market observation date that is at least six months prior to the announcement of such future transaction. The “market observation date” for this purpose is any March 31 or September 30, on which dates the trustee will calculate the market price of the GDP-linked Securities.

      The notional amount of GDP-linked Securities that must be surrendered with respect to Pars, Discounts or Quasi-pars may be determined by applying the inverse of the exchange ratio corresponding to such Pars, Discounts or Quasi-pars that was applied in the Offer. For instance, a holder of U.S.$1,000 in principal amount of Discounts would have to surrender GDP-linked Securities in a notional amount equal to approximately U.S.$2,967. This amount of GDP-linked Securities is determined by applying the inverse of the applicable exchange ratio used in determining the principal amount of Discounts tendering holders were entitled to receive in exchange for their Eligible Securities: (1/0.337) × (U.S.$1,000) = U.S.$2,967. For a full listing of applicable exchange ratios see “Terms of the Offer — Consideration to be Received Pursuant to Tenders (except for Par Brady Bonds and Discount Brady Bonds)”.

      This “Rights upon Future Offers” covenant constitutes a “reserve matter” under the terms of the New Securities, and any modification, amendment, supplement or waiver to this covenant is a “reserve matter modification” under the terms of the New Securities issued pursuant to the trust indenture. See “Description of the Securities — Description of Debt Securities” in the accompanying prospectus for more details on this modification process.

      The right of holders of Eligible Securities to participate in future exchange offers and/or amendment processes as described above will not apply to any exchange offer conducted pursuant to Decree No. 1,375, relating to certain exchange offers of Eligible Securities held by Argentine pension funds.

Further Issues

      Under the terms of the trust indenture, Argentina may, from time to time without the consent of holders of the New Securities, create and issue additional debt securities ranking pari passu with the New Securities governed by New York law or English law and having the same terms and conditions as any series of such New Securities, or the same except for the amount of the first payment of interest on such additional debt securities. Argentina may also consolidate the additional debt securities to form a single series with any outstanding series of New Securities governed by New York law or English law. Any such additional debt securities, however, may not have, for purposes of U.S. federal income taxation, a greater amount of original issue discount that the relevant series of such New Securities have as of the date of the issuance of such additional debt securities.

      Under the terms of the Issuance Decree, New Securities governed by Argentine law contain no provisions relating to the creation or issuance by Argentina of additional debt securities, including debt securities that may rank pari passu with such New Securities or having the same terms and conditions of such New Securities.

Seniority

      The New Securities governed by New York law and English law will constitute the direct, unconditional, unsecured and unsubordinated obligations of Argentina and will rank pari passu and without preference among themselves, without any preference one over the other by reason of priority of date of issue or currency of payment or otherwise, and at least equally with all of Argentina’s other present and future unsecured and unsubordinated External Indebtedness (as defined in the accompanying prospectus under “Description of the Securities — Negative Pledge”).

General Terms of New Securities Governed by Argentine Law

      Under the terms of the Issuance Decree for New Securities governed by Argentine law, the principal amount of all Pars, Discounts and Quasi-pars denominated in pesos will be adjusted for inflation based on the Coeficiente de Estabilización de Referencia, or “CER,” a unit of account whose value in pesos is indexed to consumer price inflation in Argentina, as measured by changes in the consumer price index, or “CPI.” The CER is published by the Central Bank on a monthly basis. The amount of principal amortizations on any Pars, Discount or Quasi-pars will be adjusted over time to reflect the CER-adjusted principal amount of these securities. Likewise, the amount of interest that accrues on these securities will be determined on the CER-adjusted principal amount.

      The CER-adjusted principal amount of any peso-denominated Pars, Discount or Quasi-pars will be determined by the Office of National Public Credit of the Ministry of Economy and Production of Argentina prior to date on which any principal and/or interest payments on such securities is due (in the case of interest, whether payable in cash or capitalized). The Office of National Public Credit will determine this CER-adjusted principal amount by multiplying (x) the original principal amount of the peso-denominated Pars, Discounts or Quasi-pars as of December 31, 2003, by (y) a fraction, the numerator of which is equal to the CER corresponding to the 10-day period immediately preceding the relevant payment date, and the denominator of which is the CER corresponding to the 10-day period immediately preceding December 31, 2003. Argentina will announce any such adjustments to the outstanding principal amount of any Pars, Discounts or Quasi-pars at least annually by publishing notices in relevant newspapers, as necessary, as described under “Description of the New Securities — Notices.”

      The Issuance Decree does not contain certain covenants granted to holders of New Securities governed by New York law or English law. Argentina will have no obligation with respect to New Securities governed by Argentine law (including any Quasi-pars) to pay additional amounts for any withholding of Argentine taxes, duties or assessments on payments of principal or interest on such New Securities. Nor will New Securities governed by Argentine law include certain of the covenants set forth in the accompanying prospectus, such as negative pledge or events of default.

Notices

      Argentina will deliver all notices to holders of New Securities by first-class prepaid post to each holder’s address as it appears in the register for the New Securities and publish all notices, in English, in London’s Financial Times and New York City’s The Wall Street Journal, and in Spanish, in a newspaper of general circulation in Argentina. If at any time publication in London and New York as provided above is not practicable, notices will be valid if published in an English language newspaper with general circulation in the respective market regions as Argentina, with the approval of the U.S.-European trustee, shall determine.

      In addition, in respect of any series of Pars, Discounts or GDP-linked Securities listed on the Luxembourg Stock Exchange or on a regulated market organized and managed by Borsa Italiana S.p.A., and as long as such series is so listed, Argentina will publish all notices, respectively, in a newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort or the Tageblatt) and a newspaper with general circulation in Italy. If, in the case of Luxembourg, publication in the Luxemburger Wort or the Tageblatt is not practicable, Argentina will publish notices in another daily newspaper with general circulation in Luxembourg.

      Any notice shall be deemed to have been given on the date of such publication or, if published more than once or on different dates, on the first date on which publication is made.

Governing Law

      The Pars and Discounts will be governed as follows:

•	if they are denominated in U.S. dollars, by the laws of the State of New York, unless the Eligible Securities you tendered for such Pars or Discounts were governed by Argentine law, in which case you will receive Pars or Discounts governed by Argentine law (whether or not such Pars or Discounts are denominated in pesos),

•	if they are denominated in euro, by English law,

•	if they are denominated in pesos, by Argentine law.

      The Quasi-pars will be governed by Argentine law.

      The GDP-linked Securities will be governed by the law that governs the New Securities to which they are originally attached.

Jurisdiction

      Subject to certain exceptions, under the trust indenture and the terms and conditions of the New Securities issued pursuant thereto, Argentina will submit to the jurisdiction of the following courts in connection with any suit, legal action or proceeding against Argentina with respect to the New Securities:

•	With respect to any New Securities governed by New York law, Argentina will submit to the jurisdiction of any New York State or U.S. federal court sitting in the Borough of Manhattan, The City of New York and the courts of Argentina.

•	With respect to any New Securities governed by English law, Argentina will submit to the jurisdiction of the courts of England and the courts of Argentina.

      In addition, Argentina will agree that a final non-appealable judgment in any proceeding described above will be binding upon it and may be enforced by a suit upon such judgment in any such courts or in any other courts that may have jurisdiction over Argentina.

      Subject to certain exceptions, the federal courts of the City of Buenos Aires will have jurisdiction over any suit, legal action or proceeding against Argentina with respect to New Securities governed by Argentine law.

Registration and Book-Entry System

      U.S. dollar-denominated New Securities (other than U.S. dollar-denominated New Securities governed by Argentine law)

      New Securities denominated or paid in U.S. dollars (other than U.S. dollar-denominated New Securities governed by Argentine law) will be represented by interests in one or more permanent global securities in fully registered form, without interest coupons attached, which will be registered in the name of a nominee for DTC and which will be deposited on or before the Settlement Date with a custodian for DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the global security. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts, eliminating the need for physical movement of securities.

      If you wish to hold securities through the DTC system, you must either be a direct participant in DTC or hold through a direct participant in DTC. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations that have accounts with DTC. Caja de Valores is a direct participant in DTC. Euroclear and Clearstream, Luxembourg participate in DTC through their New York depositaries. Indirect participants are securities brokers and dealers, banks and trust companies that do not have an account with DTC, but that clear through or maintain a custodial relationship with a direct participant. Thus, indirect participants have access to the DTC system through direct participants.

      If you so choose, you may hold your beneficial interests in the global security through Caja de Valores, Euroclear or Clearstream, Luxembourg, or indirectly through organizations that are participants in such systems. Caja de Valores will hold their participants’ beneficial interests in the global security in its securities accounts with DTC. Euroclear and Clearstream, Luxembourg will hold their participants’ beneficial interests in the global security in their customers’ securities accounts with their depositaries. The depositaries of Euroclear and Clearstream, Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC.

      The laws of some jurisdictions require that certain persons take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in these New Securities to such persons. The SEC has on file a set of the rules applicable to DTC and its participants.

      In sum, you may elect to hold your beneficial interests in a U.S. dollar-denominated New Security (other than U.S. dollar-denominated New Securities governed by Argentine law):

•	in the United States, through DTC;

•	in Europe, through Euroclear or Clearstream, Luxembourg;

•	in Argentina, through Caja de Valores; or

•	through organizations that participate in such systems.

      DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the global securities through these participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the trust indenture or the New Securities. The ability of Euroclear or Clearstream, Luxembourg to take actions as a holder of New Securities or the trust indenture will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear, Clearstream, Luxembourg and Caja de Valores will take such actions only in accordance with their respective rules and procedures.

      As an owner of a beneficial interest in the global securities, you will generally not be considered the holder of any New Securities under the trust indenture for the New Securities.

Euro-denominated New Securities

      New Securities denominated in euro will be represented by interests in one or more permanent global securities in fully registered form, without interest coupons attached, which will be registered in the name of a nominee of a common depositary of Euroclear and Clearstream, Luxembourg and which will be deposited on or before the Settlement Date with that common depositary. Financial institutions, acting as direct and indirect participants in either Euroclear or Clearstream, Luxembourg, will represent your beneficial interests in the global security. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts, eliminating the need for physical movement of securities.

      If you wish to hold securities through the Euroclear or Clearstream, Luxembourg system, you must either be a direct participant in Euroclear or Clearstream, Luxembourg or hold securities through a direct participant in Euroclear or Clearstream, Luxembourg. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations that have accounts with Euroclear or Clearstream, Luxembourg. Caja de Valores has an account with each of these clearing systems. Indirect participants are securities brokers and dealers, banks, trust companies and trustees that do not have an account with Euroclear or Clearstream, Luxembourg, but that clear through or maintain a custodial relationship with a direct participant. Thus, indirect participants have access to the Euroclear or Clearstream, Luxembourg system through direct participants.

      The laws of some jurisdictions require that certain persons take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in these New Securities to such persons.

      In sum, you may elect to hold your beneficial interests in euro-denominated New Securities:

•	through Euroclear or Clearstream, Luxembourg;

•	in Argentina, through Caja de Valores; or

•	through organizations that participate in such systems.

      As an owner of a beneficial interest in the global securities, you will generally not be considered the holder of any New Securities under the trust indenture.

      Peso-denominated New Securities (including Quasi-pars) and U.S. dollar-denominated New Securities governed by Argentine law

      Peso-denominated New Securities (including Quasi-pars) will be registered in the name of CRYL and deposited with CRYL. You may hold a beneficial interest directly if you have an account with CRYL or indirectly through an institution that has an account with CRYL (including Caja de Valores). Each of Euroclear and Clearstream, Luxembourg holds an account with an Argentine depositary, which acts as a link with Caja de Valores. Caja de Valores has an account with CRYL.

Definitive Securities

      Argentina will issue securities in definitive form in exchange for interests in a global security only if:

•	a clearing system located in the United States for such series of New Securities notifies Argentina that it is unwilling or unable to continue as depositary or, ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934, as amended, (which we refer to as the “Exchange Act”), at the time it is required to be, and Argentina does not appoint a successor depositary with 90 days,

•	a clearing system located outside the United States for such series of New Securities is closed for a continuous period of 14 days, announces an intention permanently to cease business or does in fact do so, or is not registered or ceases to be exempt from registration under the Exchange Act,

•	at any time Argentina decides it no longer wishes to have all or part of such New Securities represented by global securities, or

•	the U.S.-European trustee determines, upon the advice of counsel, that it is necessary to obtain possession of such New Securities in definitive form in connection with any proceedings to enforce the rights of holders of such New Securities.

      In connection with the exchange of interests in a global security for securities in definitive form under any of the conditions described above, such global security will be deemed to be surrendered to the trustee for cancellation, and Argentina will execute, and will instruct the trustee to authenticate and deliver, to each beneficial owner identified by the relevant clearing system, in exchange for its beneficial interest in such global security, an equal aggregate principal amount of definitive securities.

      If Argentina issues definitive securities, they will have the same terms and authorized denominations as the New Securities. You will receive payment of principal and interest in respect of definitive securities at the offices of the U.S.-European trustee in New York City and, if applicable, at the offices of any other trustee paying agent appointed by the U.S.-European trustee. You may present definitive securities for transfer or exchange according to the procedures in the trust indenture at the corporate trust office of the U.S.-European trustee in New York City and, if applicable, at the offices of any other transfer agent appointed by the U.S.-European trustee.

      The Luxembourg Stock Exchange will be informed before Argentina issues definitive securities. If Argentina issues definitive securities, it will publish notices in a newspaper with general circulation in Luxembourg (which Argentina expects to be the Luxemburger Wort or the Tageblatt) announcing procedures for payments of principal and interest in respect of or transfer of definitive securities in Luxembourg.

      When you surrender a definitive security for transfer or exchange for securities of different authorized form and denomination, the U.S.-European trustee or the transfer agent, as the case may be, will authenticate and deliver to you a security or securities of the appropriate form and denomination and of the same aggregate principal amount as the security you are surrendering. You will not be charged a fee for the registration of transfers or exchanges of definitive securities. However, you may be charged for any stamp, tax or other governmental or insurance charges that must be paid in connection with the transfer, exchange or registration of transfer of definitive securities. Argentina, the U.S.-European trustee and any other agent appointed by the U.S.-European trustee or Argentina may treat the person in whose name any definitive security is registered as the owner of such security for all purposes.

      If any definitive security becomes mutilated, destroyed, stolen or lost, you can replace it by delivering the definitive security or evidence of its loss, theft or destruction to the U.S.-European trustee. Argentina and the U.S.-European trustee may require you to sign an indemnity under which you agree to pay Argentina, the U.S.-European trustee or any other agent appointed by the U.S.-European trustee for any losses they may suffer relating to the definitive security that was mutilated, destroyed, stolen or lost. Argentina and the U.S.-European trustee may also require you to present other documents or proof. After you deliver these documents, if neither Argentina nor the U.S.-European trustee has notice that a bona fide purchaser has acquired the definitive security you are exchanging, Argentina will execute, and the U.S.-European trustee will authenticate and deliver to you, a substitute definitive security with the same terms as the definitive security you are exchanging. You will be required to pay all expenses and reasonable charges associated with the replacement of this definitive security.

      In case any mutilated, destroyed, stolen or lost debt security has become or will become due and payable within 15 calendar days following its delivery to the U.S.-European trustee for replacement, Argentina may pay such definitive security instead of replacing it.

CLEARANCE AND SETTLEMENT

      The information in this section concerning DTC, Euroclear, Clearstream, Luxembourg, Caja de Valores, and CRYL and their book-entry systems has been obtained from sources Argentina believes to be reliable. Argentina makes no representation or warranty with respect to this information, other than that it has been accurately extracted and/or summarized from those sources.

      Arrangements have been made with each of DTC, Euroclear, Clearstream, Luxembourg, Caja de Valores, and CRYL to facilitate initial issuance of each series of the New Securities. Transfers within DTC, Euroclear, Clearstream, Luxembourg, Caja de Valores, and CRYL will be in accordance with the usual rules and operating procedures of the relevant system.

      Although DTC, Euroclear, Clearstream, Luxembourg, Caja de Valores and CRYL have agreed to the following procedures to facilitate transfers of interests in any series of the New Securities among participants in DTC, Euroclear, Clearstream, Luxembourg, Caja de Valores and CRYL, as applicable, they are under no obligation to perform or to continue to perform these procedures and these procedures may be discontinued at any time. Neither Argentina nor the trustee will have any responsibilities for the performance by DTC, Euroclear, Clearstream, Luxembourg, Caja de Valores, and CRYL or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The Clearing Systems

      General information with respect to each of DTC, Euroclear and Clearstream, Luxembourg is set forth in the accompanying prospectus (See “Description of the Securities — Description of Debt Securities — Clearing Systems”).

CRYL

      CRYL was created in 1996 for the registration, clearance and settlement of transactions involving Bonos del Tesoro de Argentina and other debt securities of Argentina governed by Argentine law. CRYL holds Argentine Treasury securities for its participants and facilitates the clearance and settlement of transactions through electronic book-entry changes in its participants’ accounts, thereby eliminating the need for physical movement of certificates. CRYL offers various methods for the settlement of accounts, including delivery against payment, free delivery and payment, delivery free of payment, and other methods commonly used in the major securities markets worldwide. As a service arm of the Argentine Central Bank, CRYL is subject to its regulation. Direct participants in CRYL include agents of the Mercado Abierto Electrónico and Caja de Valores.

Caja de Valores

      Caja de Valores, a corporation organized under the laws of Argentina, is, with the exception of CRYL, currently the only authorized securities clearing system in Argentina. Caja de Valores is owned by The Buenos Aires Stock Exchange, Mercado de Valores and provincial exchanges and is regulated by the Comisión Nacional de Valores (the National Securities Commission of Argentina, or the “CNV”).

      Caja de Valores acts as a clearing house for securities trading, provides central depositary facilities for securities and acts as transfer and paying agent. It also handles settlement of securities transactions carried out on The Buenos Aires Stock Exchange. All securities in Caja de Valores are held on a fungible basis without attribution of specific securities to specific accounts. Accounts at Caja de Valores are opened only in the name of its participants, primarily financial institutions and stock brokers, which may, in turn, request Caja de Valores to open sub-accounts in the name of such participants’ customers. In general Caja de Valores only acts on behalf of its participants and has no direct relationship with such participants’ customers.

Initial Settlement

          U.S. dollar-denominated New Securities (other than U.S. dollar-denominated New Securities governed by Argentine law)

      Upon the issuance of U.S. dollar-denominated New Securities (other than U.S. dollar-denominated New Securities governed by Argentine law), DTC or its custodian will credit on its internal system the respective principal amount of the individual beneficial interests represented by a book-entry security to the accounts of persons who have accounts with DTC (“DTC participants”). Ownership of beneficial interests in those New Securities will be limited to persons who have accounts with direct account holders, including Caja de Valores, Euroclear or Clearstream, Luxembourg, or indirect account holders. Ownership of beneficial interests in those New Securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct account holders, and the records of direct account holders, with respect to interests of indirect DTC participants.

      Euroclear and Clearstream, Luxembourg will hold omnibus positions on behalf of their participants through customers’ securities accounts for Euroclear and Clearstream, Luxembourg on the books of their respective depositaries, which in turn will hold positions in customers’ securities accounts in the depositaries’ names on the books of DTC.

      The U.S. dollar-denominated New Securities (other than U.S. dollar-denominated New Securities governed by Argentine law) that Argentina will issue pursuant to the Offer will be credited to the securities custody accounts at DTC on the Settlement Date.

Euro-denominated New Securities

      If you receive interests in euro-denominated New Securities you must hold your euro-denominated New Securities through Euroclear or Clearstream, Luxembourg accounts or through direct participants and you must follow the settlement procedures applicable to conventional Eurobonds in registered form. Interest in those New Securities will be credited to the securities custody accounts at Euroclear and Clearstream, Luxembourg on the Settlement Date. Caja de Valores has an account with each of these clearing systems.

          Peso-denominated New Securities (including Quasi-pars) and U.S. dollar-denominated New Securities governed by Argentine law

      Peso-denominated New Securities (including Quasi-pars) and U.S. dollar-denominated New Securities governed by Argentine law will be registered in the name of CRYL and deposited with CRYL. You may hold a beneficial interest directly through an account with CRYL or indirectly through an institution that has an account with CRYL, including Caja de Valores. Each of Euroclear and Clearstream, Luxembourg has an account with an Argentine depositary, which acts as a link with Caja de Valores.

Secondary Market Trading

      Since the purchaser determines the place of delivery, it is important for you to establish at the time of a secondary market trade the location of both the purchaser’s and seller’s accounts to ensure that settlement can be made on the desired value date.

Trading between DTC Participants

      Secondary market trading of securities represented by the book-entry security between DTC participants will trade in DTC’s settlement system and will therefore settle in same-day funds.

Trading between Euroclear and/or Clearstream, Luxembourg Participants

      Secondary market trading between Clearstream, Luxembourg participants and/or Euroclear participants will be settled using the procedures applicable to conventional Eurobonds in same-day funds.

Trading between CRYL Participants

      Secondary market trading between CRYL participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of CRYL.

Trading between Caja de Valores Participants

      Secondary market trading between Caja de Valores participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Caja de Valores.

Trading between DTC Seller and Clearstream, Luxembourg or Euroclear Purchaser

      When interests are to be transferred from the account of a DTC participant to the account of a Clearstream, Luxembourg participant or a Euroclear participant, the purchaser will send instructions to Clearstream, Luxembourg or Euroclear through a Clearstream, Luxembourg or Euroclear participant at least one business day prior to settlement. Clearstream, Luxembourg or Euroclear will instruct its respective depositary to receive the beneficial interest against payment. Payment will include interest accrued on the beneficial interest in the New Securities from and including the last interest payment date to and excluding the settlement date. Payment will then be made by the depositary to the DTC participant’s account against delivery of the interest in the securities. After settlement has been completed, the interest will be credited to the respective clearing system, and by the clearing system, in accordance with its usual procedures, to the Clearstream, Luxembourg participant’s or Euroclear participant’s account. The securities credit will appear the next day, European time. The cash debit will be back-valued to, and the interest of the securities will accrue from, the value date, which will be the preceding day when settlement occurs in New York. If settlement is not completed on the intended value date, that is, if the trade fails, the Clearstream, Luxembourg or Euroclear cash debit will be valued instead as of the actual settlement date.

      Clearstream, Luxembourg participants and Euroclear participants will need to make available to the respective clearing system the funds necessary to process same-day funds settlement. The most direct means of doing so is to preposition funds for settlement either from cash on hand or existing lines of credit, as participants would for any settlement occurring within Clearstream, Luxembourg or Euroclear. Under this approach, participants may take on credit exposure to Clearstream, Luxembourg or Euroclear until the interests in the New Securities are credited to their accounts one day later.

      As an alternative, if Clearstream, Luxembourg or Euroclear has extended a line of credit to a Clearstream, Luxembourg or Euroclear participant, the participant may elect not to preposition funds and allow that credit line to be drawn upon to finance settlement. Under this procedure, Clearstream, Luxembourg participants or Euroclear participants purchasing interests in the securities would incur overdraft charges for one day, assuming they cleared the overdraft when the interests in the securities were credited to their accounts. However, interest on the book-entry security would accrue from the value date. Therefore, in many cases the investment income on the interest in the New Securities earned during that one-day period may reduce or offset the amount of the overdraft charges, although this result will depend on each participant’s particular cost of funds.

      Since the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for transferring securities to the respective depositaries of Clearstream, Luxembourg or Euroclear for the benefit of Clearstream, Luxembourg participants or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to DTC participants, a cross-market sale transaction will settle no differently from a trade between two DTC participants.

      Finally, day traders that use Clearstream, Luxembourg or Euroclear to purchase interests in the New Securities from DTC participants for delivery to Clearstream, Luxembourg participants or Euroclear participants should note that these trades will automatically fail on the sale side unless affirmative action is taken. At least three techniques should be readily available to eliminate this potential problem:

•	borrowing through Clearstream, Luxembourg or Euroclear for one day, until the purchase side of the day trade is reflected in their Clearstream, Luxembourg or Euroclear accounts, in accordance with the clearing system’s customary procedures, or

•	borrowing the interests in the United States from a DTC participant no later than one day prior to settlement, which would give the interests sufficient time to be reflected in their Clearstream, Luxembourg or Euroclear account in order to settle the sale side of the trade, or

•	staggering the value date for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Clearstream, Luxembourg participant or Euroclear participant.

Trading between Euroclear or Clearstream, Luxembourg Seller and DTC Purchaser

      Due to time zone differences in their favor, Clearstream, Luxembourg and Euroclear participants may employ their customary procedures for transactions in which interests in the securities are to be transferred by the respective clearing system, through its respective depositary, to a DTC participant. The seller must first send instructions to Euroclear or Clearstream, Luxembourg through a participant, at least one business day prior to settlement. Clearstream, Luxembourg or Euroclear will instruct its respective depositary to credit the interest in the securities to the DTC participant’s account against payment. Payment will include interest accrued on the beneficial interest in the securities from and including the last interest payment date to and excluding the settlement date. The payment will then be reflected in the account of the Clearstream, Luxembourg participant or Euroclear participant the following day. Receipt of the cash proceeds in the Clearstream, Luxembourg or Euroclear participant’s account will be back-valued to the value date, which will be the preceding day, when settlement occurs in New York. If the Clearstream, Luxembourg or Euroclear participant has a line of credit in its clearing system and elects to draw on such line of credit in anticipation of receipt of the sale proceeds in its account, the back-valuation may reduce or offset any overdraft charges incurred over that one-day period. If settlement is not completed on the intended value date, that is, if the trade fails, receipt of the cash proceeds in the Clearstream, Luxembourg or Euroclear participant’s account would instead be valued as of the actual settlement date.

Trading between DTC, Euroclear, Clearstream, Luxembourg and Caja de Valores Participants

      The National Securities Commission of Argentina allows Caja de Valores to carry out clearing transactions with securities admitted to be settled through Clearstream, Luxembourg even though such securities are not physically deposited in Caja de Valores, provided that such securities must have been previously approved by the National Securities Commission of Argentina to be publicly offered in the Republic or otherwise exempted from such approval (as in the case of the New Securities).

      Accordingly, if you hold New Securities through participant accounts in Euroclear, Clearstream, Luxembourg or, in the case of the U.S. dollar-denominated New Securities (other than U.S. dollar-denominated New Securities governed by Argentine law), DTC, secondary market trading with Caja de Valores participants will be settled using the same rules and operating procedures as if you were trading with any other DTC, Euroclear or Clearstream, Luxembourg participant.

      If you are a participant in Caja de Valores, you will have to make arrangements with Caja de Valores and DTC, Euroclear or Clearstream, Luxembourg, as the case may be, to preposition funds or New Securities to complete settlement and make sure that trades will not fail.

TAXATION

      The following discussion summarizes certain Argentine and U.S. federal income tax considerations that may be relevant to you if you exchange Eligible Securities for New Securities and invest in New Securities. This summary is based on laws and regulations in effect in Argentina and Luxembourg and laws, regulations, rulings and decisions now in effect in the United States. Any change could apply retroactively and could affect the continued validity of this summary. This discussion supplements, and to the extent that it differs, supersedes the “Taxation” section contained in the accompanying prospectus.

      This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax advisor about the tax consequences of exchanging Eligible Securities for New Securities and holding New Securities, including the relevance to your particular situation of the considerations discussed below, as well as of foreign, state, local or other tax laws.

Argentine Federal Income Tax Consequences

      The following discussion summarizes certain aspects of Argentine federal taxation that may be relevant to you if you are a Non-Resident Holder of Eligible Securities and offer those Eligible Securities for exchange pursuant to the Offer. For the purposes of this summary, you are a Non-Resident Holder if you are a holder of Eligible Securities or New Securities who is an individual that is a non-resident of Argentina or a legal entity that is neither organized in, nor maintains a permanent establishment in Argentina. This summary may also be relevant to you if you are a Non-Resident Holder of New Securities in connection with the holding and disposition of the New Securities. The summary is based on Argentine laws, rules and regulations now in effect, all of which may change.

      This summary is not intended to constitute a complete analysis of the tax consequences under Argentine law of the exchange or Eligible Securities for New Securities and cash pursuant to the Offer or the receipt, ownership or disposition of the New Securities, in each case if you are a non-resident of Argentina, nor to describe any of the tax consequences that may be applicable to you if you are a resident of Argentina.

      If (a) you exchange Eligible Securities for New Securities and cash pursuant to the Offer, and (b) you are a Non-Resident Holder, the receipt of New Securities and cash will not result in any withholding or other Argentine taxes. The exchange of Eligible Securities for New Securities and cash pursuant to the Offer will not be subject to any stamp or other similar Argentine taxes.

      Under Argentine law, as currently in effect, if you are a Non-Resident Holder of New Securities, interest and principal payments on the New Securities will not be subject to Argentine income or withholding tax.

      If you are a Non-Resident Holder and you obtain capital gains resulting from any trade or disposition of New Securities, you will not be subject to Argentine income or other taxes if you have no connection with Argentina other than as a holder of an interest in New Securities.

U.S. Federal Income Tax Consequences

      The following discussion summarizes certain U.S. federal income tax consequences of the Offer that may be material to you as a U.S. Holder. You are a U.S. Holder if you are a beneficial owner of Eligible Securities that is a citizen or resident of the United States or a domestic corporation or otherwise subject to U.S. federal income tax on a net income basis in respect of the Securities. This summary does not purport to be a comprehensive description of all of the tax consequences that may be relevant to your decision to participate in the Offer, including tax consequences that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, traders in securities that elect to mark-to-market and dealers in securities or currencies, (ii) persons that hold Eligible Securities or will hold New Securities as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for U.S. federal income tax purposes, (iii) persons whose functional currency is not the U.S. dollar, (iv) persons that do not hold Eligible Securities or will not hold New Securities as capital assets or (v) persons that do not acquire New Securities pursuant to the Offer.

      This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

      Argentina has not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with all of such statements and conclusions. In addition, the discussion does not describe any tax consequences arising out of the laws of any state, local or foreign jurisdiction.

      AS DISCUSSED HEREIN, THERE IS NO DEFINITIVE GUIDANCE REGARDING THE TREATMENT OF NEW BONDS (AS SUCH TERM IS DEFINED BELOW) DENOMINATED IN PESOS OR THE GDP-LINKED SECURITIES AND, ACCORDINGLY, SUCH TREATMENT IS UNCERTAIN.

      YOU ARE URGED TO CONSULT WITH YOUR TAX ADVISORS AS TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO YOU OF THE OFFER AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

Consequences of Tendering your Eligible Securities

In General

      For U.S. federal income tax purposes, the exchange of Eligible Securities for New Securities will be considered a significant modification of the Eligible Securities, because a number of material substantive terms of the Eligible Securities (e.g., change in timing of payments, interest rate basis, yield, payment schedules or currency of denomination) will change as a result of the exchange. Under general principles of U.S. federal income tax law, a modification of the terms of a debt instrument (including an exchange of one debt instrument for another debt instrument having different terms) is a taxable event upon which gain or loss is realized only if such modification is “significant.” A modification of a debt instrument that is not a significant modification does not create a taxable event. Under applicable regulations, the modification of a debt instrument is a “significant” modification if, based on all the facts and circumstances and taking into account all modifications, other than certain specified modifications, the legal rights or obligations that are altered and the degree to which they are altered is “economically significant.” The applicable regulations also provide specific rules to determine whether certain modifications, such as a change in the timing of payments or a change in the yield of a debt instrument, are significant.

      For purposes of this summary, Discounts, Pars and Quasi-pars are collectively referred to as the “New Bonds.”

      There are no controlling authorities addressing the treatment, for U.S. federal income tax purposes, of cash payments of accrued interest made on the Settlement Date, as described in this Prospectus Supplement under “Terms of the Offer — Interest on the New Securities other than GDP-linked Securities,” (“Settlement Interest”) and, accordingly, the treatment of Settlement Interest is not certain. Argentina intends to treat Settlement Interest as interest for U.S. federal income tax purposes, including for purposes of applicable U.S. tax reporting rules. In accordance with this treatment, you would be required to include Settlement Interest in income as ordinary income in accordance with your normal method of tax accounting. Alternatively, Settlement Interest could be treated as a portion of the consideration received in the exchange of Eligible Securities for New Securities. Under this characterization, for U.S. federal income tax purposes, Settlement Interest that you receive will increase the amount realized in the exchange of New Securities for Eligible Securities. You should consult your tax advisor regarding the treatment of Settlement Interest.

      Accrued but unpaid interest on your Eligible Securities up to, but excluding, December 31, 2001, (the “Eligible Interest”) will be included in the Eligible Amount of your Eligible Securities. As a result, a portion of the New Securities that you receive will be treated as received in payment of such accrued but unpaid interest for U.S. federal income tax purposes and will be taxable to you as interest income, to the extent you have not previously included such amounts in income. In addition, although interest accrued on your Eligible Securities on or after December 31, 2001, will not be included in your Eligible Amount or otherwise paid pursuant to the Offer, it is possible that a portion of the New Securities that you receive will be treated as received in payment of such unpaid amounts, in which case the character of the income or loss that you realize from the Offer may differ from that described herein. You should consult your own tax advisor regarding the tax consequences that would arise from any such characterization. Except with respect to New Securities exchanged for Eligible Interest, the discussion below assumes that any New Securities that you receive will be treated as received in exchange for the Eligible Securities, not as accrued but unpaid interest.

Taxable Exchange

      In general, because the exchange of your Eligible Securities for New Securities will be a taxable transaction under the rules described above, you will recognize capital gain or loss in the exchange (subject to the discussion of the market discount and foreign currency rules set forth below) in an amount equal to the difference between the amount realized in the exchange and your tax basis in the Eligible Securities tendered at the time of the consummation of the Offer. Your adjusted tax basis in an Eligible Security generally will equal the amount paid therefor, increased by the amount of any market discount or OID you have previously taken into account and reduced by the amount of any amortizable bond premium previously amortized with respect to the Eligible Security and by any payments other than payments of qualified stated interest (as such term is defined below). The amount that you realize in the exchange should be equal to the sum of the issue price of the New Bonds that you receive (determined for each New Bond as described below under “— Issue Price”), the fair market value of the GDP-linked Securities that you receive and, if you tender Par Brady Bonds or Discount Brady Bonds, the Cash Value (less any amounts that are treated as attributable to accrued but unpaid interest, as described above, which will be taxable as interest income). Any such capital gain or loss will be long-term capital gain or loss if your holding period for the Eligible Securities on the date of exchange is more than one year.

      In general, if you acquired the Eligible Securities with market discount, any gain you realize in the exchange of the Eligible Securities will be treated as ordinary income to the extent of the portion of the market discount that has accrued while you held such Eligible Securities, unless you have elected to include market discount in income currently as it accrues.

      Gain or loss that you recognize in the exchange of a foreign currency-denominated Eligible Security generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which you held the security. If the amount of ordinary loss that you recognize in these circumstances exceeds certain specified thresholds, you may be required to comply with special rules that require that such amounts be reported to the IRS. You should consult with your tax advisor regarding the possible application of these reporting requirements.

      Certain of the Eligible Securities are in bearer form. If you hold any Eligible Securities in bearer form, gain you recognize in the exchange of such Eligible Securities may be treated as ordinary income, and you may not be permitted to deduct any loss you recognize, unless you hold such Eligible Securities in accordance with certain procedures specified in applicable Treasury regulations. If you hold Eligible Securities in bearer form, you are encouraged to consult with your tax advisor regarding the possible application of these rules.

      If you hold Eligible Securities that were subject to the Treasury regulations applicable to contingent payment debt instruments, gain you recognize in the exchange of such Eligible Securities would be treated as ordinary income.

      Your initial tax basis in the New Securities will be equal to their issue price (determined as described under “— Issue Price” below). Your holding period with respect to such New Securities will begin the day following the consummation of the Offer.

Issue Price

      As discussed above under “— Consequences of Tendering Your Eligible Securities — Taxable Exchange,” the amount you realize with respect to your tender of Eligible Securities will include the issue price of the New Bonds received in the exchange. Your initial tax basis in such New Bonds also will be equal to their issue price.

      The issue price of a New Bond generally will be equal to the fair market value of such New Bond, determined as of the date of the exchange, if a substantial amount of the New Bonds of the relevant Series is “traded on an established market” for U.S. federal income tax purposes (generally meaning that the New Bonds are listed on a major securities exchange, appear on a quotation medium of general circulation or otherwise are readily quotable by dealers, brokers or traders) during the 60-day period ending 30 days after the date of the exchange. If a substantial amount of a Series of New Bonds is not “traded on an established market,” but the Eligible Securities delivered in exchange for such New Bonds are so traded, the issue price of the relevant New Bonds will be the fair market value of such Eligible Securities. Argentina expects that, for U.S. federal income tax purposes, the New Bonds, other than the Quasi-pars, will be traded on an established market. Therefore, Argentina anticipates that the issue price of the New Bonds, other than the Quasi-pars, will be their fair market value as of the date of the exchange.

      The Quasi-pars will not be transferable during the first year following their issue date. Argentina expects, however, that a substantial amount of Quasi-pars will be issued in exchange for Eligible Securities that are traded on an established market. Accordingly, the issue price of the Quasi-pars should be the fair market value of the Eligible Securities transferred in exchange for the Quasi-pars on the date of the exchange. Because of the large number and multiple types of Eligible Securities, it is possible that not all of the Eligible Securities will have the same fair market value as of the date of the exchange. The relevant Treasury regulations do not specifically address how the issue price should be determined in this situation. Therefore, the determination of the issue price of the Quasi-pars as well as the amount realized as a result of the exchange of Eligible Securities for Quasi-pars may be subject to some degree of uncertainty. For purposes of reporting OID on the Quasi-pars, Argentina intends to exercise its discretion in determining the most appropriate amount of such fair market value. You should determine your amount realized and report OID on the Quasi-pars based on such price. If you believe that the correct issue price of the Quasi-pars differs from this reported amount, you may be able to take the position that the issue price and, accordingly, your tax basis in the Quasi-pars should be such differing amount, which would affect the amount you realize in the Offer and your accrual of income on the New Securities. However, Argentina will file information reports with the IRS based solely on its determination of the issue price, and not on any different issue price determined by you or any other holder. You are urged to consult your tax advisor regarding the determination of the issue price on the Quasi-pars.

Consequences of Holding the New Securities

Qualified Stated Interest and Original Issue Discount on the New Bonds

      The following discussion of the treatment of qualified stated interest and OID is subject to the discussion below under “— Peso-denominated Pars, Peso-denominated Discounts and Quasi-pars” to the extent applicable to the New Bonds that are peso-denominated.

      In general, for U.S. federal income tax purposes you will include “qualified stated interest” (as defined below), if any, payable on the New Bonds, in gross income at the time that such payments are accrued or are received, in accordance with your usual method of tax accounting. If you use the cash method of tax accounting and you receive payments of interest pursuant to the terms of a New Bond in a foreign currency, the amount of interest income you will realize will be the U.S. dollar value of the foreign currency payment based on the exchange rate in effect on the date you receive the payment, regardless of whether you convert the payment into U.S. dollars. If you are an accrual-method U.S. Holder, the amount of interest income you will realize will be based on the average exchange rate in effect during the interest accrual period (or with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the partial period within the taxable year). Alternatively, as an accrual-method U.S. Holder, you may elect to translate all interest income on foreign currency-denominated bonds at the spot rate on the last day of the accrual period (or the last day of the taxable year, in the case of an accrual period that spans more than one taxable year) or on the date that you receive the interest payment if that date is within five business days of the end of the accrual period. If you make this election, you must apply it consistently to all debt instruments from year to year and you cannot change the election without the consent of the IRS. If you are an accrual-method U.S. Holder, you will recognize foreign currency gain or loss on the receipt of a foreign currency interest payment if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the New Bond.

      The New Bonds will be issued with OID for U.S. federal income tax purposes. As discussed in more detail below, you will be required to include OID on the New Bonds in your gross income in advance of the receipt of cash payments on such bonds. The amount of OID with respect to the New Bonds will be equal to the excess of (i) the stated redemption price at maturity of the New Bonds, over (ii) the issue price of the New Bonds, determined as discussed above under “— Consequences of Tendering Your Eligible Securities — Issue Price.” A New Bond’s stated redemption price at maturity is the sum of all payments due under the New Bond other than payments of qualified stated interest.

      Qualified stated interest is stated interest that is unconditionally payable in cash or in property at least annually at a single fixed rate. Accordingly, only interest payable at a rate equal to the lowest stated interest rate on the Pars (1.33 percent for U.S. dollar-denominated Pars or 1.20 percent for Euro-denominated Pars) will be treated as qualified stated interest on the Pars. Only interest payable at a rate equal to the lowest stated interest rate payable on a current basis on the Discounts (3.97 percent for U.S. dollar-denominated Discounts or 3.75 percent for Euro-denominated Discounts) will be treated as qualified stated interest on the Discounts. Because interest payable on the Quasi-pars is not unconditionally payable at least annually, none of the interest on the Quasi-pars will be treated as qualified stated interest. All payments or accruals of stated interest in excess of the qualified stated interest of the New Bonds will be included in the stated redemption price at maturity of the New Bonds thereby increasing the amount of OID on such bonds.

      In general, if you hold New Bonds you will be required to include OID in gross income under a constant-yield method over the term of the New Bonds in advance of cash payments attributable to such income, regardless of whether you are a cash or accrual method taxpayer, and without regard to the timing or amount of any actual payments. Under this treatment, you will include in ordinary gross income the sum of the “daily portions” of OID on the New Bonds for all days during the taxable year that you own the New Bonds. The daily portions of OID on a New Bond are determined by allocating to each day in any accrual period a ratable portion of the OID allocable to that accrual period. Accrual periods may be of any length and may vary in length over the term of the New Bonds, provided that no accrual period is longer than one year and each scheduled payment of principal or interest occurs on either the final day or the first day of an accrual period. The amount of OID on a New Bond allocable to each accrual period will be determined by multiplying the “adjusted issue price” (as defined below) of the New Bond at the beginning of the accrual period by the “yield to maturity” (as defined below) of such New Bond and subtracting from that product the amount of any qualified stated interest. The total amount of OID on a New Bond will be equal to the excess of all payments on the New Bonds other than qualified stated interest. The amount of OID that you will be required to take into account will be reduced by the amount of any acquisition premium. See “— Acquisition Premium on the New Bonds.”

      The “adjusted issue price” of a New Bond at the beginning of any accrual period will generally be the sum of its issue price, including any amounts of interest on the New Bonds accrued before the issuance of the bonds and after June 30, 2004, and the amount of OID allocable to all prior accrual periods, reduced by the amount of payments made on the New Bond other than qualified stated interest. The “yield to maturity” of a New Bond will be the discount rate (appropriately adjusted to reflect the length of accrual periods) that causes the present value of all payments on the New Bond, including any payments of principal payable prior to the maturity of the New Bond, to equal the issue price of such bond. Your initial tax basis in a New Bond, determined as described above under “— Consequences of Tendering your Eligible Securities — Issue Price,” will be increased over time by the amount of OID included in your gross income and decreased by the amount of payments on the New Bonds other than payments of qualified stated interest.

      If you hold a foreign currency-denominated New Bond, you should determine the U.S. dollar amount includible as OID for each accrual period by (i) calculating the amount of OID allocable to each accrual period in the foreign currency using the constant-yield method described above and (ii) translating that foreign currency amount at the average exchange rate in effect during that accrual period (or, with respect to an interest accrual period that spans two taxable years, at the average exchange rate for each partial period). Alternatively, you may translate the foreign currency amount at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year, for an accrual period that spans two taxable years) or at the spot rate of exchange on the date of receipt, if that date is within five business days of the last day of the accrual period, provided that you have made the election described above. Because exchange rates may fluctuate, if you hold a foreign currency-denominated New Bond, you may recognize a different amount of OID income in each accrual period than would be the case if you were the holder of an otherwise similar bond denominated in U.S. dollars. Under these rules, upon the receipt of an amount attributable to OID (whether in connection with a payment of an amount that is not qualified stated interest or the sale or retirement of the New Bond), you will recognize ordinary income or loss measured by the difference between the amount received (translated into U.S. dollars at the exchange rate in effect on the date of receipt or on the date of disposition of the New Bond, as the case may be) and the amount accrued (using the exchange rate applicable to such previous accrual).

      If your initial tax basis in a New Bond is less than its remaining redemption amount (i.e., the total of all future payments to be made on the bond other than payments of qualified stated interest), but greater than its adjusted issue price, you will be entitled to reduce your periodic inclusions of OID to reflect the premium paid over the adjusted issue price.

      Because Argentina has undertaken to repurchase New Bonds under certain conditions (as described above under “Repurchase of New Securities and Other Debt Obligations with Excess Payment Capacity”), the IRS could possibly assert that the New Bonds should be treated as contingent payment debt instruments for U.S. federal income tax purposes. Although the matter is not entirely free from doubt, Argentina’s undertaking should not cause the New Bonds to be treated as contingent payment debt instruments for such purposes. If the IRS were to successfully assert that the New Bonds should be treated as contingent payment debt instruments, the timing and character of your income with respect to the New Bonds could be affected. You should consult your tax advisor concerning the possibility that the New Bonds might be treated as contingent payment debt instruments for U.S. federal income tax purposes.

Peso-denominated Pars, Peso-denominated Discounts and Quasi-pars

      Because the peso-denominated Pars, the peso-denominated Discounts and the Quasi-pars (collectively referred to as the “Indexed Bonds” solely for purposes of this sub-section “— Peso-denominated Pars, Peso-denominated Discounts and Quasi-pars”) will be issued after October 29, 2004, they will be treated as “nonfunctional currency contingent payment debt instruments” for U.S. federal income tax purposes. As a result, the Indexed Bonds will be subject to special OID rules that were recently finalized and you will be required to accrue income on the Indexed Bonds as generally set forth below. The rules applicable to nonfunctional currency contingent payment debt instruments are complex, and you should consult with your tax advisor with respect to the application of these rules to the Indexed Bonds. The following discussion only applies to U.S. holders that invest in the Indexed Notes by participating in the Offer. If you purchased Indexed Bonds in the secondary market, you should consult with your tax advisor.

      Argentina will be required to determine a “comparable yield” for each of the Indexed Bonds that takes into account the yield at which Argentina could issue a fixed rate debt instrument with terms similar to those of such Indexed Bond (including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for liquidity or the riskiness of the contingencies with respect to the Indexed Bond), determined in Argentine pesos. The comparable yield for the Indexed Bonds will be greater than the stated interest rate with respect to such Indexed Bonds.

      Solely for purposes of determining the amount of interest income that you will be required to accrue, Argentina will be required to construct a “projected payment schedule” in respect of each Indexed Bond, determined in Argentine pesos, representing a series of payments the amount and timing of which would produce a yield to maturity on such Indexed Bond equal to the comparable yield. NEITHER THE COMPARABLE YIELD NOR THE PROJECTED PAYMENT SCHEDULE CONSTITUTES A REPRESENTATION BY ARGENTINA REGARDING THE ACTUAL AMOUNT THAT THE INDEXED BONDS WILL PAY. For U.S. federal income tax purposes, you are required to use the comparable yield and the projected payment schedule established by Argentina in determining interest accruals and adjustments in respect of an Indexed Bond, unless you timely disclose and justify the use of other estimates to the IRS. The comparable yield and projected payment schedule for each Indexed Bond will be reported to the IRS and, in addition, may be obtained by contacting the National Director of the National Bureau of Public Debt, at the Ministry of Economy and Production of Argentina, H. Yrigoyen 250, C1086AAB, Buenos Aires, Argentina, email: oncp@mecon.gov.ar, tel. (5411) 4349 6249.

      Based on the comparable yield and the issue price of the Indexed Bonds and regardless of your accounting method, you will be required to accrue as OID the sum of the daily portions of interest on the Indexed Bond for each day in the taxable year on which you held the Indexed Bond, translated into U.S. dollars (as described in the following paragraph) and adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the Indexed Bond (as set forth below). The daily portions of interest in respect of an Indexed Bond are determined by allocating to each day in an accrual period the interest on the Indexed Bond that accrues in the accrual period. The amount of interest on an Indexed Bond that accrues in an accrual period is the product of the comparable yield on the Indexed Bond (adjusted to reflect the length of the accrual period) and the adjusted issue price of the Indexed Bond. The adjusted issue price of an Indexed Bond will be denominated in Argentine pesos and at the beginning of the first accrual period will equal its issue price and for any accrual period thereafter will be (x) the sum of the issue price of such Indexed Bond and any interest you previously accrued thereon (disregarding any positive or negative adjustments) minus (y) the projected amount of any payments on the Indexed Bond for previous accrual periods.

      The amount of interest income you will realize will be based on the average exchange rate in effect during the interest accrual period (or with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the partial period within the taxable year). Alternatively, you may elect to translate all interest income on foreign currency-denominated bonds at the spot rate on the last day of the accrual period (or the last day of the taxable year, in the case of an accrual period that spans more than one taxable year) or on the date that you receive the interest payment if that date is within five business days of the end of the accrual period. If you make this election, you must apply it consistently to all debt instruments from year to year and you cannot change the election without the consent of the IRS.

      You will be required to recognize interest income equal to the amount of any positive adjustment (i.e., the excess of actual payments over projected payments) in respect of an Indexed Bond for a taxable year, translated into U.S. dollars at the spot rate on the last day of the taxable year in which the adjustment is taken into account. A negative adjustment (i.e., the excess of projected payments over actual payments) in respect of an Indexed Bond for a taxable year (i) will first reduce the amount of interest in respect of the Indexed Bond that you would otherwise be required to include in income in the taxable year and (ii) to the extent that the negative adjustment exceeds the amount described in (i), will give rise to an ordinary loss, up to the amount by which your total interest inclusions on the debt instrument in prior taxable years exceed the total amount of your net negative adjustments treated as ordinary loss on the debt instrument in prior taxable years. The amount of a negative adjustment offset against any accrued but unpaid interest on an Indexed Bond will be translated into U.S. dollars at the same rate at which such interest was accrued. To the extent a net negative adjustment exceeds the amount of accrued but unpaid interest, the negative adjustment will be treated as offsetting interest that has accrued and been paid on such Indexed Bond and will be translated into U.S. dollars at the spot rate on the date the Indexed Bond was issued. A negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous deductions under Section 67 of the Internal Revenue Code. Any negative adjustment in excess of the amounts described above in (i) and (ii) will be carried forward first to offset future interest income in respect of the Indexed Bond and then, if applicable, to reduce the amount realized on a sale, exchange or retirement of the Indexed Bond, in Argentine pesos.

      Upon a sale, exchange or retirement of an Indexed Bond, you generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and your tax basis in the Indexed Bond, both translated into U.S. dollars as described below. Your tax basis in an Indexed Bond will equal (i) the cost thereof (translated into U.S. dollars at the spot rate on the issue date), (ii) increased by the amount of interest income you previously accrued in respect of the Indexed Bonds (disregarding any positive or negative adjustment and translated into U.S. dollars using the exchange rate applicable to such interest) and (iii) decreased by the projected amount of all prior payments in respect of the Indexed Bond. The U.S. dollar amount of the projected payments described in clause (iii) of the preceding sentence is determined by (i) first allocating the payments to the most recently accrued interest to which prior amounts have not already been attributed and translating such amounts into U.S. dollars at the rate at which the interest was accrued and (ii) then allocating any remaining amount to principal and translating such amounts into U.S. dollars at the spot rate on the date the instrument was issued (or, if later, acquired). For this purpose, any accrued interest reduced by a negative adjustment carryforward will be treated as principal. Your amount realized will equal the amount of cash and the fair market value (denominated in Argentine pesos) of property, if any, that you receive. If you hold an Indexed Note until its scheduled maturity, the U.S. dollar equivalent of the amount realized will be determined by separating such amount realized into principal and one or more interest components, based on the principal and interest comprising your basis, with the amount realized allocated first to interest (and allocated to the most recently accrued amounts first) and any remaining amounts allocated to principal. The U.S. dollar equivalent of the amount you realize upon a sale, exchange or unscheduled retirement of an Indexed Note will be determined in a similar matter, but will first be allocated to principal and then any accrued interest (and will be allocated to the earliest accrued amounts first). Each component of the amount realized will be translated into U.S. dollars using the exchange rate used with respect to the corresponding principal or accrued interest. The amount of any gain realized upon a sale, exchange or unscheduled retirement of an Indexed Note will be equal to the excess of the amount realized over your tax basis, both expressed in Argentine pesos, and will be translated into U.S. dollars using the spot rate on the payment date. You generally will treat any gain as interest income, and any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary losses, and the balance as capital loss.

      You will also recognize foreign currency gain or loss on the receipt of Argentine pesos if the exchange rate in effect on the date the payment is received differs from the rate applicable to the principal or a previous accrual that such payment is allocable to. This foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to any interest income or loss otherwise recognized with respect to the note.

      In the event that consumer prices in Argentina increase by more than 100% on a cumulative basis over the three-year period ending on December 31st of any year, the Indexed Bonds may be subject to special rules that differ from the rules described above. You should consult your tax advisor concerning the potential effects of consumer prices in Argentina on the tax treatment of Indexed Bonds.

GDP-linked Securities

      No rules specifically address the taxation of instruments with no principal amount, the payments of which are solely based on a formula linked to the growth of the gross domestic product (or of the earnings) of the issuer and that do not contemplate nor guarantee repayment of principal. Notwithstanding this, because the GDP-linked Securities provide for payments at annual intervals that, subject to the discussion below, can be described as calculated by reference to a specified index (the gross domestic product of Argentina, or “GDP”) on a notional amount in exchange for specified consideration (a portion of the Eligible Securities tendered in the Offer), it would be reasonable to treat the GDP-linked Securities as financial instruments subject to the rules governing notional principal contracts (the “NPC rules”). In order to qualify as a notional principal contract, the determination of the amount of the payments under the GDP-linked Securities must be based on current, objectively determinable economic information that is not within the control of the issuer (a “specified index”). It is not clear whether the GDP can be treated as a specified index. Argentina, however, will treat the GDP-linked formula as a specified index for purposes of this disclosure. In accordance with this characterization, while the matter is not free from doubt, the GDP-linked Securities should be subject to the rules applicable to “caps” under the NPC rules. Notwithstanding this, the IRS could take the view that the GDP-linked Securities would not qualify as notional principal contracts under the NPC rules, which could affect the timing and character of income recognized with respect to the GDP-linked Securities. You are urged to consult your tax advisor as to the federal income tax treatment of the acquisition, ownership and disposition of the GDP-linked Securities.

      Under the suggested characterization of the GDP-linked Securities described in the preceding paragraph, the portion of the issue price of the New Securities you acquired that is attributable to the GDP-linked Securities (as described above) should be treated as the purchase price or premium that you paid to receive payments under the GDP-linked Securities. You should allocate the purchase price or premium of the GDP-linked Securities to the payments that may be made over the term of the GDP-linked Securities. For this purpose, you should allocate your purchase price to each payment under the GDP-linked Securities based on the prices of a series of cash-settled options contracts with respect to each such payment. The amount you realize with respect to payments on the GDP-linked Securities received should be reduced by the portion of the purchase price allocated to each such payment.

      Regardless of your method of accounting, at the end of your taxable year, you should recognize the ratable daily portion of any payment under the GDP-linked Securities and any relevant portion of the purchase price, as described above, allocable to such taxable year. If the amount of a payment is not yet determinable at the end of your taxable year, then you should generally recognize the ratable daily portion of such payment calculated based on the value of GDP as of the last day of your taxable year. If you determine that the value of GDP as of the end of the taxable year does not provide a reasonable estimate of GDP that will apply as of the next payment date, then you may use a reasonable estimate of GDP, provided that you use the same method to reasonably estimate GDP consistently each year and use such estimate for all purposes, including for purposes of financial reports to equity holders and creditors. Any difference between the actual payment and the estimated payment described above should be taken into account as an adjustment to the income or loss from the GDP-linked Securities in the taxable year during which the payment becomes fixed. All amounts that you recognize with respect to the GDP-linked Securities should be treated as ordinary income or loss, as the case may be.

Sale, Exchange or Disposition of New Securities; Scheduled Amortization

      You will generally recognize gain or loss on the sale, exchange or other disposition of the New Securities in an amount equal to the difference between the amount you realize on such sale, exchange or other disposition (less any accrued qualified stated interest, which will be taxable as interest income) and your tax basis in the New Securities. Except as discussed below with respect to foreign currency gain or loss, the gain or loss that you recognize on the sale, exchange or retirement of a New Security generally will be capital gain or loss and will be long-term capital gain or loss if you have held the New Security for more than one year on the date of disposition.

      Notwithstanding the foregoing, the gain or loss that you recognize on the sale, exchange or retirement of a New Security denominated in foreign currency generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which you held the foreign currency New Security. This foreign currency gain or loss will not be treated as an adjustment to interest income that you receive on a New Bond.

      Your initial tax basis in a foreign currency-denominated New Security will be the U.S. dollar value of the issue price of the foreign currency-denominated New Bond or of the fair market value of a GDP-linked Security on its issue date calculated at the exchange rate in effect on that date. If you sell or exchange a New Security for a foreign currency, or receive foreign currency on the retirement of a New Bond, the amount you will realize for U.S. tax purposes generally will be the U.S. dollar value of the foreign currency that you receive calculated at the exchange rate in effect on the date the foreign currency-denominated New Security is disposed of or retired.

      Any principal payment on a New Bond prior to the maturity of such New Bond made pursuant to its amortization schedule will constitute a return of capital and your tax basis in the New Bond generally will be reduced by the amount of such payment. If such amount is denominated in foreign currency, the amount of such payment generally will be the U.S. dollar value of the foreign currency that you receive calculated at the exchange rate in effect on the date you receive such payment. You will recognize exchange gain or loss to the extent such amount differs from the U.S. dollar value of such foreign currency amount as of the date you acquired the New Bond.

Non-U.S. Holders

      Subject to the discussion of backup withholding below, if you are, with respect to the United States, a foreign corporation or nonresident alien individual (a “Non-U.S. Holder”), the interest income, other ordinary income and gains that you derive in respect of the Eligible Securities and the New Securities generally will be exempt from U.S. federal income taxes, including withholding tax. However, to receive this exemption you may be required to satisfy certain certification requirements (described below under “Backup Withholding and Information Reporting”) of the IRS to establish that you are a Non-U.S. Holder.

      Even if you are a Non-U.S. Holder, you may still be subject to U.S. federal income taxes on any interest income, including OID, or other ordinary income you derive in respect of the New Securities if:

•	you are an insurance company carrying on a U.S. insurance business to which such income is attributable within the meaning of the Code, or

•	with respect to interest income, including OID, you have an office or other fixed place of business in the United States to which such income is attributable and the income either

–	is derived in the active conduct of a banking, financing or similar business within the United States, or

–	is received by a corporation the principal business of which is in trading stocks or securities for its own account and you are otherwise engaged in a U.S. trade or business.

      If you are a Non-U.S. Holder, any gain you realize on a sale or exchange of the Eligible Securities or the New Securities generally will be exempt from U.S. federal income tax, including withholding tax, unless:

•	such gain is effectively connected with the conduct of your trade or business within the United States, or

•	if you are an individual, you are present in the United States for a total of 183 days or more during the taxable year in which such gain is realized and either

–	such gain is attributable to your office or fixed place of business maintained in the United States, or

–	you have a tax home in the United States.

Backup Withholding and Information Reporting

      In general, information reporting requirements will apply to the accrual of OID and to payments in respect of the Eligible Securities or the New Bonds and annual payments of $600 or more in a taxable year in respect of the GDP-linked Securities, within the United States if you are not a corporation, and backup withholding will apply to such payments if you fail to provide an accurate taxpayer identification number or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax return.

      Backup withholding and information reporting will not apply to payments made by Argentina or any agent thereof (acting in such capacity) to you if you are a Non-U.S. Holder so long as either (i) if you are the beneficial owner, you certify to Argentina or its agent, under penalties of perjury, that you are a Non-U.S. Holder and provide your name, address and taxpayer identification number or (ii) you have otherwise established an exemption, and provided that neither Argentina nor its agent has actual knowledge that you are not a Non-U.S. Holder or that the conditions of any exemption are not in fact satisfied.

      Backup withholding and information reporting will not apply to the sale of New Securities effected outside the United States by a foreign office of a foreign broker, provided that such broker (i) derives less than 50 percent of its gross income for certain periods from the conduct of a trade or business in the United States, (ii) is not a controlled foreign corporation for United States federal income tax purposes and (iii) is not a foreign partnership that, at any time during its taxable year, is 50 percent or more (by income or capital interest) owned by U.S. persons or is engaged in the conduct of a U.S. trade or business. If you receive payments of such amounts outside the United States from a foreign office of any other broker, the payment will not be subject to backup withholding tax, but will be subject to information reporting requirements unless (i) you are the beneficial owner and such broker has documentary evidence in its records that you are a Non-U.S. Holder or (ii) you otherwise establish an exemption, and provided that the broker does not have actual knowledge that you are not a Non-U.S. Holder or that the conditions of any exemption are not in fact satisfied.

Luxembourg Tax Consequences

      The following is a discussion of the material Luxembourg tax consequences with respect to the New Securities. The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to any particular holder of New Securities, and does not purport to include tax considerations that arise from rules of general application or that are generally assumed to be known to holders of New Securities. It is not intended to be, nor should it be construed to be, legal or tax advice. This discussion is based on Luxembourg law as it stands on the date of this prospectus supplement and is subject to any change in law that may take effect after such date. Prospective investors in the New Securities should therefore consult their own professional advisers as to the effects of state, local or foreign laws, including Luxembourg tax law, to which they may be subject.

Withholding Tax

      Under Luxembourg tax law currently in effect, there is no withholding tax for Luxembourg resident and non-resident holders of the New Securities on payments of interest (including accrued but unpaid interest). There is also no Luxembourg withholding tax payable on payments received upon redemption or repayment of the principal or upon an exchange of the New Securities.

Income Deriving from the New Securities

Non-Resident Holders

      Non-Luxembourg holders of the New Securities who are non-resident of Luxembourg and who do not hold the New Securities through a permanent establishment in Luxembourg are not liable to any Luxembourg income tax, whether they receive payments of principal, payments of interest (including accrued but unpaid interest), payments received upon redemption, repurchase or exchange of the New Securities, or realize capital gains on the sale of the New Securities.

Resident Holders – General

      Holders of the New Securities will not become residents, or be deemed to be resident in Luxembourg by reason only of the holding of the New Securities.

      Holders of the New Securities who are tax residents in Luxembourg, or non-resident holders of the New Securities who have a permanent establishment or permanent representative in Luxembourg to which or to whom the New Securities are attributable, must for income tax purposes include any interest and other income received or accrued on the New Securities in their taxable income. They will not be liable to any Luxembourg income tax on repayment of principal.

Luxembourg Resident Individuals

      Luxembourg resident individual holders of the New Securities who do not hold New Securities as business assets are not subject to taxation on capital gains upon the disposal of the New Securities, unless their disposal precedes their acquisition or they are disposed of within six months of the date of their acquisition. Upon a repurchase, redemption or exchange of New Securities, Luxembourg resident individual holders of the New Securities must however include the portion of repurchase, redemption or exchange price corresponding to accrued but unpaid interest in their taxable income. Luxembourg resident individual holders of New Securities who hold New Securities as business assets are subject to tax as described in relation to “— Luxembourg Resident Companies” below.

Luxembourg Resident Companies

      Luxembourg resident companies (sociétés de capitaux), holding New Securities, or foreign entities of the same type who have a permanent establishment or permanent representative in Luxembourg to which or to whom the New Securities are attributable, must include in their taxable income the difference between the sale, repurchase, redemption or exchange price (including accrued but unpaid interest) and the lower of the cost or book value of the New Securities sold, repurchased, redeemed or exchanged.

Luxembourg Companies Benefiting from a Special Tax Regime

      A Luxembourg resident holder of the New Securities that is governed by any of the following: (i) the law of 31 July 1929 on pure holding companies and (ii) the laws of 30 March 1988, 19 July 1991 and of 20 December 2002 on undertakings for collective investment will not be subject to any Luxembourg income tax in respect of interest received or accrued on the New Securities, or on gains realized on the sale or disposal of New Securities.

Net Wealth Tax

      Luxembourg net wealth tax will not be levied on a holder of the New Securities, unless (i) such holder is an individual Luxembourg resident or (ii) such New Securities are attributable to an enterprise or part thereof which is carried on in Luxembourg or through a permanent establishment or a permanent representative of a non-resident company in Luxembourg. In such a case, the holder of New Securities must take the New Securities into account for the purposes of Luxembourg wealth tax, except if the holder of New Securities is governed by any of the following: (i) the law of 31 July 1929 on pure holding companies; (ii) the laws of 30 March 1988, 19 July 1991 and of 20 December 2002 on undertakings for collective investment; (iii) the law of 22 March 2004 on securitization; and (iv) the law of 15 June 2004 on the investment company in risk capital.

Other Tax Consequences

Stamp Taxes and Transfer Taxes

      There is no Luxembourg registration tax, stamp duty or any other similar tax or duty payable in Luxembourg by the holders of the New Securities as a consequence of the issuance of the New Securities, nor will any of these taxes be payable as a consequence of a subsequent transfer, repurchase or redemption of the New Securities.

Gift Taxes

      No estate or inheritance tax is levied on the transfer of New Securities upon death of a holder of New Securities in cases where the deceased was not a resident of Luxembourg for inheritance tax purposes and no gift tax is levied upon a gift of New Securities if the gift is not passed in front of a Luxembourg notary or recorded in a deed registered in Luxembourg. Where a holder of New Securities is a resident for tax purposes of Luxembourg at the time of his death, the New Securities are included in its taxable estate for inheritance tax or estate tax purposes.

Proposed EU Savings Income Taxation Directive

      The EU Council of Economic and Finance Ministers has adopted a directive regarding the taxation of savings income in the form of interest payments (Council Directive 2003/48/EC of 3 June 2003). Subject to a number of important conditions being met, Member States will be required from a date not earlier than 1 July 2005 to provide to the fiscal authorities of another Member State details of payments of interest or similar income made by a person within its jurisdiction to, or collected by such a person for, an individual resident in that other Member State, except that Belgium, Luxembourg and Austria may instead operate a withholding system in relation to such payments, deducting tax at rates rising over time from 15 percent to 35 percent, unless the holder has elected for disclosure.

PLAN OF DISTRIBUTION

      Argentina has entered into a dealer manager agreement dated December 17, 2004, with Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC as the international joint dealer managers, which we refer to as the international dealer manager agreement.

      Pursuant to the international dealer manager agreement, Argentina has:

•	retained the international joint dealer managers to act, directly or through affiliates, on behalf of Argentina as international joint dealer managers in connection with the Offer. The scope of the services to be provided by the international joint dealer managers extends to all Eligible Securities other than those held by Argentine institutional investors as of December 31, 2004, registered with Caja de Valores or any other clearing system located in Argentina as of such date, or governed by Japanese law. We refer to such Eligible Securities as “DMA Eligible Securities,”

•	agreed to pay the international joint dealer managers a placement fee equal to 0.275% of the aggregate principal amount of Placement Eligible Securities (as defined below) that are exchanged pursuant to the Offer, net of certain retainer fees paid to the international joint dealer managers in connection with the offer,

•	agreed to pay the international joint dealer managers an incentive fee of 0.35% of the aggregate principal amount of Placement Eligible Securities that are exchanged pursuant to the Offer, net of the placement fee referred to in the preceding bullet point and certain retainer fees paid to the international joint dealer managers in connection with the Offer, if holders of at least 66 2/3% of the aggregate principal amount of Eligible Securities (other than those held by Argentine institutional investors as of December 31, 2004, or governed by Japanese law) exchange their Eligible Securities. Any Eligible Securities (other than those held by Argentine institutional investors as of December 31, 2004, or governed by Japanese law) that are exchanged in any clean-up transaction (as defined below) shall be included in the calculation to determine whether such fee incentive threshold has been reached,

•	if during the six-month period beginning the day following the Settlement Date (which period may be extended by an additional six months if, not later than five New York business days before the end of such six-month period, more than 40% of the aggregate principal amount of Eligible Securities (other than those held by Argentine institutional investors as of December 31, 2004, or governed by Japanese law) have been exchanged), Argentina shall complete an offer to exchange DMA Eligible Securities for New Securities (any such transaction, a “clean-up transaction”), agreed to pay the international joint dealer managers 0.275% of the aggregate principal amount of Placement Eligible Securities that are exchanged pursuant to any clean-up transaction,

•	agreed to reimburse the international joint dealer managers for certain expenses, including the reimbursement of legal fees, in connection with the Offer, and

•	agreed to indemnify the international joint dealer managers and their affiliates against certain liabilities, including without limitation, liabilities under the Act.

      “Placement Eligible Securities” are Eligible Securities tendered pursuant to the Offer other than:

•	Eligible Securities tendered by Argentine institutional investors on or prior to the Expiration Date (or the expiration date of any clean-up transaction, if applicable),

•	Eligible Securities tendered through Caja de Valores on or prior to the Expiration Date (or the expiration date of any clean-up transaction, if applicable), and

•	Eligible Securities governed by Japanese law.

      At any given time, the international dealer managers may trade the Eligible Securities or other debt securities of Argentina for their own accounts or for the accounts of customers and may accordingly hold a long or short position in the Eligible Securities or other securities of Argentina.

      The international joint dealer managers intend to seek from the SEC an exemption from Rule 101 of Regulation M under the United States Securities Exchange Act of 1934, as amended, with respect to the trading activities of the international joint dealer managers and certain of their affiliates in connection with the Offer. However, we can offer no assurance that the requested exemption will be granted by the SEC.

      If any international dealer manager acquires any New Securities pursuant to the Offer, it may resell the New Securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale.

      The New Securities are each a new issue of securities with no established trading market. Argentina has been advised by the international dealer managers that the international dealer managers intend to make a market in the New Securities but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the New Securities.

Retail Processing Fee

      Each retail processing dealer (as defined below) who successfully processes tenders from a retail beneficial owner (as defined below) of DMA Eligible Securities (as defined above) will receive a fee (which we refer to as the “retail processing fee”) from the international joint dealer managers equal to:

•	0.03% for every U.S.$1 (or the equivalent in another currency based on exchange rates in effect on December 31, 2003) of DMA Eligible Securities tendered by or on behalf of such retail beneficial owner and accepted pursuant to the Offer, if 66 2/3% or less of all DMA Eligible Securities is tendered and validly accepted by Argentina, or

•	0.05% for every U.S.$1 (or the equivalent in another currency based on exchange rates in effect on December 31, 2003) of DMA Eligible Securities tendered by or on behalf of such retail beneficial owner and accepted pursuant to the Offer, if greater than 66 2/3% of all DMA Eligible Securities is tendered and validly accepted by Argentina.

      Based on the exchange rates in effect on December 31, 2003, the amounts to be paid per unit of the relevant currency are as follows:

	If participation	If participation
Principal Amount Tendered and Accepted	≤ 662/3%	> 662/3%

Per 100 US dollars	0.03000	0.05000
Per 100 euro	0.03776	0.06293
Per 100 pounds sterling	0.05358	0.08930
Per 100 Swiss francs	0.02417	0.04029
Per 10,000 yen	0.02793	0.04656
Per 100 pesos	0.01028	0.01714

      The international joint dealer managers will pay the retail processing fee as provided above only if they (i) have received payment in full of related fees and expenses due from Argentina in connection with the Offer and (ii) such fees and expenses are not subject to litigation in connection with the Offer. Under no circumstances will Argentina be liable for payment of the retail processing fee.

      The retail processing fee will only be paid to each retail processing dealer who is properly designated as a “retail processing dealer” by registering as such with the information agent and providing all necessary information. In addition, the international joint dealer managers reserve the right to request additional information from such a registrant in order to validate any retail processing fee payment claims.

      Only direct participants in the relevant clearing system will be eligible to register as a retail processing dealer. If you are not a direct participant, you must instruct the direct participant through which you tender your Eligible Securities to register as a retail processing dealer on your behalf.

      A “retail beneficial owner” of Eligible Securities is a beneficial owner of Eligible Securities that tenders Eligible Securities with an aggregate principal amount of U.S.$250,000, £140,000, ¥27,000,000, €200,000, Sfr.310,000, Ps.730,000 or less, as the case may be.

      The international joint dealer managers shall, in their sole discretion, determine whether a soliciting dealer has satisfied the criteria for receiving a retail processing fee (including, without limitation, the submission of the appropriate documentation without defects or irregularities and in respect of bona fide tenders). Tendering holders will not be obligated to pay brokerage fees or commissions to the international joint dealer managers, the exchange agent, the Luxembourg exchange agent or the information agent.

      Retail processing dealers who successfully process tenders from retail beneficial owners of Argentine Eligible Securities will be eligible to receive a fee payable by the Argentine joint dealer managers as described in the offering materials being used to extend the Offer in Argentina.

Expenses

      Argentina estimates that its share of the total expenses of the Offer, excluding fees and commissions, will be approximately U.S.$10 million.

Exchange Agent

      Argentina has retained The Bank of New York to act as exchange agent in connection with the Offer and The Bank of New York (Luxembourg) S.A. to act as Luxembourg exchange agent in connection with the Offer.

      Argentina has agreed:

•	to pay the exchange agent and the Luxembourg exchange agent certain fees for their services,

•	to reimburse the exchange agent and the Luxembourg exchange agent for certain of their out-of-pocket expenses in connection with the Offer, and

•	to indemnify the exchange agent and the Luxembourg exchange agent against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended.

      In connection with the Offer, the international joint dealer managers advanced, on behalf of Argentina, certain amounts for the partial payment of certain fees of The Bank of New York as exchange agent. The exchange agent reimbursed those amounts to the international joint dealer managers following receipt of payment from Argentina.

Listing

      Application has been made to list each series of Pars, Discounts and GDP-linked Securities on the Luxembourg Stock Exchange, and application will be made to list each series of New Securities on the Buenos Aires Stock Exchange and on Mercado Abierto Electrónico.

      Argentina intends to make an application to list each series of euro-denominated and U.S. dollar-denominated Pars, Discounts and GDP-linked Securities on a regulated market organized and managed by Borsa Italiana S.p.A., provided all requirements for such listing are met; however, we can offer no assurance that such application, if made, will be approved before the Settlement Date or at all.

JURISDICTIONAL RESTRICTIONS

      The distribution of the Offer Materials and this Offer are restricted by law in certain jurisdictions. Persons into whose possession the Offer Materials come are required by Argentina to inform themselves of and to observe any of these restrictions.

      The Offer Materials do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make an offer or solicitation. Neither Argentina nor the international joint dealer managers accept any responsibility for any violation by any person of the restrictions applicable in any jurisdiction.

      In any jurisdiction in which the Offer is required to be made by a licensed broker or dealer and in which any international joint dealer manager or any of its affiliates is so licensed, it shall be deemed to be made by such international joint dealer manager or such affiliate on behalf of Argentina.

Argentina

      No restrictions apply to the Offer.

Austria

      The Offer will be made in Austria by means of a public offer under the exemption for sovereign states from the obligation to publish an audited prospectus pursuant to §3/1/2 of the Capital Markets Act (Kapitalmarktgesetz).

Bahrain

      No offer may be made to the public in the Kingdom of Bahrain to subscribe for the New Securities and the Offer Materials may not be issued, passed to or made available to the public generally.

Belgium

      The Offer Materials have not been notified to or approved by the Belgian Banking, Finance and Insurance Commission (“Commission bancaire, financière et des assurances”/“Commissie voor het Bank-, Financie- en Assurantiewezen”) and are therefore transmitted on a purely confidential basis. Accordingly,

•	the New Securities may not be offered for sale, sold or marketed in Belgium by means of a public offer under Belgian law;

•	the Offer will be made in Belgium exclusively to either:

–	persons who each subscribe for a minimum of €250,000, or

–	qualifying institutional investors acting for their own account and listed in Article 3, 2° of the Royal Decree of July 7, 1999. In addition, if an investor is a consumer within the meaning of Article 1.7 of the Law of July 14, 1991 on consumer protection and trade practices, a sale of New Securities must be made in compliance with the provisions of such law and its implementing legislation.

Canada (Ontario and Québec Only)

Provinces

      The New Securities may only be offered to investors located in the provinces of Ontario and Québec.

Responsibility

      Except as otherwise expressly required by applicable law or as agreed to in contract, no representation, warranty, or undertaking (express or implied) is made and no responsibilities or liabilities of any kind or nature whatsoever are accepted by any international joint dealer manager, the information agent, the exchange agent or the Luxembourg exchange agent as to the accuracy or completeness of the information contained in the Offer Materials or any other information provided by Argentina in connection with the Offer.

Resale Restrictions

      The Offer will be made in Canada on a private placement basis only and will be exempt from the requirement that Argentina prepare and file a prospectus with the relevant Canadian securities regulatory authorities. Accordingly, any resale of the New Securities must be made in accordance with applicable securities laws that may require resales to be made in accordance with exemptions from registration and prospectus requirements. Purchasers are advised to seek legal advice prior to any resale of the New Securities.

Representations of Participants

      Each Canadian investor who participates in the Offer will be deemed to have represented to Argentina and the international joint dealer managers that:

•	the Offer was made exclusively through the Offer Materials and was not made through an advertisement of the Offer in any printed media of general and regular paid circulation, radio, television or telecommunications, including electronic display, or any other form of advertising in Canada,

•	where required by law, the investor is participating in the Offer as principal for its own account and not as agent, and

•	the investor or any ultimate investor for which such participant is acting as authorized agent is entitled under applicable Canadian securities laws to participate in the Offer without the benefit of a prospectus qualified under such securities laws, and without limiting the generality of the foregoing:

–	in the case of an investor located in Ontario who is tendering Eligible Securities through a non-Canadian dealer registered as an international dealer, the investor, or any ultimate investor for which such participant is acting as agent, is an “accredited investor”, other than an individual, as that term is defined in Ontario Securities Commission Rule 45-501 — Exempt Distributions and is a person to which a dealer registered as an international dealer in Ontario may transact, and

–	in the case of an investor located in Québec who is tendering Eligible Securities through a non-Canadian dealer, such investor is a “sophisticated purchaser” within the meaning of sections 44 or 45 of the Securities Act (Québec).

Taxation and Eligibility for Investment

      Any discussion of taxation and related matters contained in the Offer Materials does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to participate in the Offer. Canadian participants in the Offer should consult their own legal and tax advisers with respect to the tax consequences of participating in the Offer in their particular circumstances under relevant Canadian legislation and regulations.

Rights of Action for Damages or Rescission (Ontario Only)

      Securities legislation in Ontario provides that every purchaser of securities pursuant to the Offer Materials shall have a statutory right of action for damages or rescission against Argentina and any selling security holder in the event the Offer Materials contain a misrepresentation as defined in the Securities Act (Ontario). Ontario purchasers who purchase a security offered by the Offer Materials during the period of distribution are deemed to have relied on the misrepresentation if it was a misrepresentation at the time of purchase. Ontario purchasers who elect to exercise a right of rescission against Argentina and any selling holder on whose behalf the distribution is made shall have no right of action for damages against Argentina or the selling holders, if any. The right of action for rescission or damages conferred by the statute is in addition to, and without derogation from, any other right the purchaser may have at law. Prospective Ontario purchasers should refer to the applicable provisions of the Ontario securities legislation and are advised to consult their own legal advisers as to which, or whether any, of such rights or other rights may be available to them.

Enforcement of Legal Rights

      Argentina is a foreign sovereign state. Therefore, it may not be possible for Canadian investors to effect service of process within Canada upon Argentina or to satisfy a judgment against Argentina in Canada or to enforce a judgment obtained in Canadian courts against Argentina.

Language of Documents

      Each Canadian investor, by submitting an offer, acknowledges that it is such investor’s express wish that all documents evidencing or relating in any way to the Offer be drawn up in the English language only. Chaque investisseur canadien, en soumettant une offre, reconnaît que c’est à sa volonté expresse que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à 1’Offre soient rédigés en anglais seulement.

Cayman Islands

      NOTICE TO THE PUBLIC IN THE CAYMAN ISLANDS:

      Neither the Offer nor any offer to subscribe for the New Securities may be made to the public in the Cayman Islands.

Channel Islands (Jersey Only)

      The Offer Materials shall not be circulated in Jersey (or made available on a website accessible to residents of Jersey) unless an identical offer is, for the time being, being circulated in the United Kingdom without contravening the provisions of the Financial Services and Markets Act, 2000 or the Public Offers of Securities Regulations, 1995 or, to the extent relevant, of the Borrowing (Control and Guarantees) Act 1946 or the Companies Act 1985 of the United Kingdom.

Denmark

      The New Securities are being offered and sold in Denmark by means of a public offer under this prospectus supplement and the accompanying prospectus, as recognized by the Danish Financial Supervisory Authority and published through the Danish Commerce and Companies Agency pursuant to Section 17 of Danish Executive Order no. 166/2003 on initial public offers of certain securities.

France

      No offering circular (including this prospectus supplement and the prospectus) subject to the approval (visa) of the Autorité des Marchés Financiers has been prepared in connection with the Offer. The New Securities may not be offered or sold, directly or indirectly, to the public in France and neither this prospectus supplement, the prospectus or any other Offer Materials or information contained therein relating to the New Securities may be released, issued or distributed or caused to be released, issued or distributed to the public in France, or used in connection with any offer in respect of the New Securities to the public in France. The Offer shall be made in France only to qualified investors (investisseurs qualifiés) acting for their own account as defined in Article l. 411-2 of the French Code Monétaire et Financier and Décret no. 98-880 dated October 1, 1998. Persons into whose possession any Offer Materials come must inform themselves about and observe any such restrictions. The Offer does not constitute a solicitation by anyone not authorized to so act and the Offer Materials may not be used for or in connection with the Offer to solicit anyone to whom it is unlawful to make the Offer.

Germany

      The Offer Materials have not been submitted for approval by the Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht), which we refer to as “BaFin.” Accordingly, holders of Eligible Securities who are German residents or persons located in the Federal Republic of Germany should not rely on the Offer Materials as a source of information or for instructions on how to tender Eligible Securities.

      The New Securities are being offered and sold in the Federal Republic of Germany by means of a public offer under a prospectus (the “German Prospectus”) admitted to publication by BaFin under the German Securities Sales Prospectus Act (Wertpapier-Verkaufsprospektgesetz), and in compliance with applicable laws, rules and regulations in force in the Federal Republic of Germany. Holders in the Federal Republic of Germany should review, and make their decision to participate in the Offer solely on the basis of, and in accordance with the procedures described in, the German Prospectus.

Hong Kong

      No person or entity may issue or have in its possession for the purposes of issue any advertisement, invitation or document relating to the New Securities, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to New Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571) and any rules made thereunder.

Ireland

      The Offer is being made by a sovereign state and is not subject to the prospectus requirements of the European Communities (Transferable Securities and Stock Exchange) Regulations (1992) or the Companies Acts of Ireland (1963 to 2003) and no registration of any prospectus or other materials (including the Offer Materials) will be made in Ireland in relation to the Offer.

Italy

      The Offer Materials have not been submitted to the clearance procedure of the Commissione Nazionale per le Società e la Borsa, which we refer to as “CONSOB.” Accordingly, holders of Eligible Securities who are Italian residents or persons located in the Republic of Italy should not rely on the Offer Materials as a source of information or for instructions on how to tender Eligible Securities.

      The Offer may only be made in Italy in accordance with a separate prospectus describing, inter alia, the terms of the Offer and the appropriate procedures for Italian residents or persons located in the Republic of Italy wishing to participate therein, prepared in the Italian language and approved by CONSOB (the “Italian Prospectus”). Accordingly, holders of Eligible Securities who are Italian residents or persons located in the Republic of Italy should review, make their decision to participate in the Offer and accept the Offer solely on the basis of, and in accordance with the procedures described in, the Italian Prospectus. The Offer will not be deemed to have been launched in Italy and is not addressed to holders of Eligible Securities resident or located in the Republic of Italy, and no tenders from holders of Eligible Securities resident or located in the Republic of Italy will be accepted, unless and until the Italian Prospectus has been approved by CONSOB.

Japan

      The Offer Materials have not been filed with or approved by the Kanto Local Finance Bureau. Accordingly, holders of Eligible Securities who are Japanese residents or persons located in Japan should not rely on the Offer Materials as a source of information or for instructions on how to tender Eligible Securities.

      Subject to regulatory approval, securities with terms that are substantially similar to those of the Pars, Discounts and Quasi-pars will be offered and sold in Japan by means of a public offer under a prospectus (the “Japanese Prospectus”) approved under the Securities and Exchange Law of Japan, and in compliance with applicable laws, rules and regulations in force in Japan. Holders in Japan should review, and make their decision to participate in the offer in Japan solely on the basis of, and in accordance with the procedures described in, the Japanese Prospectus.

Luxembourg

      The Offer is being made in Luxembourg pursuant to a public offer and a listing of the Pars, Discounts and GDP-linked Securities on the Luxembourg Stock Exchange under the Offer Materials. Holders in Luxembourg should review, and make their decision to participate in the Offer solely on the basis of and in accordance with the procedures described in, the Offer Materials.

Monaco

      The New Securities may not and will not be offered or sold in Monaco except through an intermediary approved in Monaco, in accordance with the Monaco Financial Services Law. Offers and sales of New Securities may be made outside of Monaco and forwarded to Holders in Monaco without restriction under Monegasque law.

The Netherlands

      The New Securities are being offered and sold in the Netherlands by means of a public offer under this prospectus supplement and the accompanying prospectus, as recognized by the Netherlands Authority for the Financial Markets (Autoriteit Financiële Markten), which we refer to as the “AFM”, under Article 3 of the Securities Transactions Supervision Decree 1995 (Besluit toezicht effectenverkeer 1995) in reliance on the certificate of approval issued by the Luxembourg CSSF, together with any supplemental disclosure required and/or approved by the AFM (this prospectus supplement and the accompanying prospectus together with any such supplement, the “Dutch Prospectus”), and in compliance with applicable laws, rules and regulations in force in the Netherlands. Holders of Eligible Securities in the Netherlands should review, and make their decision to participate in the Offer solely on the basis of and in accordance with the procedures described in, the Dutch Prospectus.

The Netherlands Antilles

      The laws of the Netherlands Antilles do not stipulate that the Offer or the offer or sale of the New Securities in the Netherlands Antilles be approved by any regulatory authority.

Portugal

      The Offer has not been registered with the Portuguese Securities Exchange Commission (“Comissão do Mercado de Valores Mobiliários”) and therefore the New Securities to be given in exchange for Eligible Securities may not be offered or tendered to the public in Portugal or under circumstances which are deemed to be a public offer under the Portuguese Securities Code (“Código dos Valores Mobiliários”). In addition, the Offer Materials may not be publicly distributed in Portugal, and no publicity or marketing activities related to the Offer may be conducted in Portugal.

      The Offer is not addressed to holders of Eligible Securities resident or located in Portugal, and no tenders from holders of Eligible Securities resident or located in Portugal will be accepted, unless such holders are institutional investors (“investidores institucionais”), as defined in article 30 of the Portuguese Securities Code, in which case the New Securities may be offered and sold through a private offer under article 110/1, a) of the Portuguese Securities Code.

Russia

      Notice to recipients:

      The Offer Materials are being distributed to a limited circle of persons only and are provided exclusively for your own information and are not to be provided or otherwise made available by you to any other person or entity. The information provided in the Offer Materials is not an advertisement of the New Securities in the Russian Federation and is not intended to create or maintain an interest in Argentina, the Offer or the New Securities or to facilitate any sale, exchange or transfer of the New Securities in the Russian Federation or to any Russian person or entity.

      The New Securities are securities of a foreign issuer under Russian law. No sale, exchange or transfer of the New Securities may take place in the Russian Federation or to any Russian person or entity. Neither the issue of the New Securities nor a securities prospectus in respect of the New Securities has been, or is intended to be, registered with the Federal Service for Financial Markets of the Russian Federation. The information provided in this prospectus supplement and prospectus is not an offer, or an invitation to make offers, to sell, exchange or otherwise transfer the New Securities in the Russian Federation or to any Russian person or entity.

Singapore

      The Offer is made only to and directed at, and the New Securities are only available to, persons in Singapore who are existing bondholders of bonds previously issued by Argentina. The Offer is not an offer, sale or invitation of the New Securities to any other person in Singapore. Subscriptions for the New Securities will not be accepted from any person in Singapore other than persons in Singapore who are existing bondholders of bonds previously issued by Argentina.

Spain

      The New Securities are being offered and sold in the Kingdom of Spain by means of a public offer under this prospectus supplement and the accompanying prospectus, as registered with the Comisión Nacional del Mercado de Valores, which we refer to as the “CNMV”, under the mutual recognition process in reliance on the certificate of approval issued by the Luxembourg CSSF, together with any additional information required and approved by the CNMV (this prospectus supplement and the accompanying prospectus together with any such additional information, the “Spanish Prospectus”), and in compliance with applicable laws, rules and regulations in force in the Kingdom of Spain. Holders in the Kingdom of Spain should review, and make their decision to participate in the Offer solely on the basis of and in accordance with the procedures described in, the Spanish Prospectus.

Switzerland

      The New Securities will not be listed on the SWX Swiss Exchange and the Offer Materials do not, therefore, constitute a prospectus in accordance with the Listing Rules of the SWX Swiss Exchange.

United Kingdom

      The Offer Materials are only being distributed to and are only directed at persons who fall within one or more of the following categories:

•	persons who are outside the United Kingdom; or

•	investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 (the “Order”); or

•	high net worth entities falling within Article 49(2)(a) to (d) of the Order; or

•	other persons to whom it may lawfully be communicated (all such persons together being referred to as “relevant persons”).

      The Offer is only available to, and any offer or agreement to subscribe for, purchase or otherwise acquire the New Securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on the Offer Materials or any of their contents. Any holder of Eligible Securities who offers to exchange Eligible Securities in connection with the Offer will be deemed to represent that it is a relevant person.

Uruguay

      The offering of the New Securities pursuant to this Offer constitutes a private placement under Uruguayan law and the New Securities will not be registered with the Central Bank of Uruguay.

FORWARD-LOOKING STATEMENTS

      Argentina has made forward-looking statements in this document and in the accompanying prospectus. Statements that are not historical facts are forward-looking statements. These statements are based on Argentina’s current plans, estimates, assumptions and projections. Therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Argentina undertakes no obligation to update any of them in light of new information or future events.

      Forward-looking statements involve inherent risks. Argentina cautions you that many factors could affect the future performance of the Argentine economy. These factors include, but are not limited to:

•	adverse external factors, such as adverse changes in Argentina’s credit ratings, decisions of international financial institutions, such as the International Monetary Fund, regarding the terms of their financial assistance to Argentina, a decline in foreign investment, changes in international prices (including commodity prices), high international interest rates and recession or low economic growth in Argentina’s trading partners. A decline in foreign direct investment could deprive the Argentine economy of capital needed for economic growth. Changes in international prices and high international interest rates could increase Argentina’s current account deficit and budgetary expenditures. Recession or low economic growth in Argentina’s trading partners could decrease exports from Argentina, induce a contraction of the Argentine economy and, indirectly, reduce tax revenues and other public sector revenues and adversely affect the country’s fiscal accounts;

•	adverse domestic factors, such as domestic inflation, the ability of the Government to implement economic reforms, the level of domestic debt, high domestic interest rates, the level of foreign currency reserves and exchange rate volatility. Each of these factors could lead to lower economic growth; and

•	other adverse factors, such as climatic or political events, international or domestic hostilities and political uncertainty.

VALIDITY OF THE NEW SECURITIES

      The validity of the New Securities will be passed upon for Argentina by the Procurador del Tesoro de la Nación of Argentina and by Cleary Gottlieb Steen & Hamilton LLP, special United States counsel to Argentina, and for the international joint dealer managers, by Sullivan & Cromwell LLP, United States counsel to the international joint dealer managers, as to New Securities governed by New York law, by Allen & Overy LLP, English counsel to the international joint dealer managers, as to New Securities governed by English law, and by Bruchou, Fernández Madero, Lombardi & Mitrani, Argentine counsel to the international joint dealer managers, as to New Securities governed by Argentine law.

      As to all matters of Argentine law, Cleary Gottlieb Steen & Hamilton LLP may rely on the opinion of the Procurador del Tesoro de la Nación, and Sullivan & Cromwell LLP and Allen & Overy LLP may rely on the opinion of Bruchou, Fernández Madero, Lombardi & Mitrani. As to all matters of United States law, the Procurador del Tesoro de la Nación may rely on the opinion of Cleary Gottlieb Steen & Hamilton LLP. As to all matters of United States law, Bruchou, Fernández Madero, Lombardi & Mitrani and Allen & Overy LLP may rely on the opinion of Sullivan & Cromwell LLP. As to all matters of English law, Bruchou, Fernández Madero, Lombardi & Mitrani and Sullivan & Cromwell LLP may rely on the opinion of Allen & Overy LLP.

GENERAL INFORMATION

Due Authorization

      Argentina has authorized the creation and issue of the New Securities pursuant to Decree No. 1,733 (December 2004) and Decree No. 1,735 (December 2004).

Listing and Listing Agent; Exchange Agent and Luxembourg Exchange Agent

      Application has been made to list each series of Pars, Discounts, and GDP-linked Securities on the Luxembourg Stock Exchange, and application will be made to list the New Securities on the Buenos Aires Stock Exchange and on Mercado Abierto Electrónico. The Luxembourg listing agent is Kredietbank S.A. Luxembourgeoise. Argentina intends to make an application to list each series of Pars, Discounts and GDP-linked Securities on a regulated market organized and managed by Borsa Italiana S.p.A.; however, there can be no guarantee that such listing will be completed before the Settlement Date, or at all.

      In connection with the Offer, Argentina has appointed The Bank of New York as exchange agent and Georgeson Shareholder Communications, Inc. as information agent. You may obtain copies of the Offer Materials free of charge by contacting the information agent at the address indicated on the back cover page of this prospectus supplement. For any tenders submitted in Luxembourg, please contact the information agent or The Bank of New York (Luxembourg) S.A.

      Argentina has not appointed a Luxembourg trustee paying and transfer agent for the New Securities. If Argentina were to issue New Securities in definitive form in the limited circumstances described in this prospectus supplement, Argentina will appoint such an agent in Luxembourg, where definitive New Securities could be presented for payment and/or transfer. Pending the appointment of a Luxembourg paying or transfer agent, Kredietbank S.A. Luxembourgeoise, the Luxembourg listing agent for the New Securities, will act as intermediary in Luxembourg between you and Argentina.

Documents Relating to the New Securities

      Copies of the registration statements referred to above under “Global Offering”, which include the forms of the trust indenture, the international dealer manager agreement, the prospectus, this prospectus supplement (including the form of paper acceptance notice attached as Annex G to this prospectus supplement) and forms of the New Securities may be inspected free of charge during normal business hours on any day, except Saturdays, Sundays and public holidays in Luxembourg, at the offices of the listing agent in Luxembourg, as long as the Pars, Discounts and GDP-linked Securities are listed on the Luxembourg Stock Exchange. Copies of the prospectus and this prospectus supplement may be obtained during normal business hours on any day, except Saturdays, Sundays and public holidays, at the offices of the listing agent in Luxembourg, as long as the Pars, Discounts and GDP-linked Securities are listed on the Luxembourg Stock Exchange.

Where You Can Find More Information

      Argentina has filed with the SEC a registration statement under the Securities Act covering the New Securities. This prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement. Any statement made in this prospectus supplement or the accompanying prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

      You may read and copy the registration statement, including its various exhibits, and any reports, statements or other information that Argentina has filed, upon payment of a duplicating fee to the SEC. You may also read and copy these documents at the SEC’s public reference room located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. These documents are also available free of charge at the Luxembourg Stock Exchange and the offices of the Luxembourg exchange agent. All filings that Argentina makes electronically are also available to the public via the SEC’s Internet site at http://www.sec.gov.

Notices

      For so long as any series of Pars, Discounts, and GDP-linked Securities are listed on the Luxembourg Stock Exchange, all notices to holders of such series shall be published in a newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort or the Tageblatt) or otherwise in compliance with the relevant listing rules of the Luxembourg Stock Exchange.

Clearing

      Euroclear and Clearstream, Luxembourg have accepted all of the New Securities, including each of the single units comprising Pars, Discounts or Quasi-pars and their corresponding GDP-linked Securities, for clearance through their clearance systems. The New Securities denominated in U.S. dollars, including each of the single units comprising Pars or Discounts and their corresponding GDP-linked Securities (other than U.S. dollar-denominated New Securities governed by Argentine law) have been accepted for clearance through DTC’s book-entry settlement system. Caja de Valores has accepted all of the New Securities, including each of the single units comprising Pars, Discounts or Quasi-pars and their corresponding GDP-linked Securities, for clearance through its clearance system.

      Upon settlement, Euroclear, Clearstream, Luxembourg, DTC and Caja de Valores, as applicable, will create the following securities codes for the New Securities, including security codes for each of the single units comprising the Pars, Discounts and Quasi-pars and their corresponding GDP-linked Securities, and the security codes under which each the Pars, Discounts or Quasi-pars and the GDP-linked Securities will separately trade upon expiration of 180 days following the first day of the Settlement Date:

Security	ISIN	Common Code	CUSIP

U.S. dollar-denominated Par and GDP-linked Security single units (governed by New York law)	US040114GN48	020941197	040114 GN 4

U.S. dollar-denominated Par and GDP-linked Security single units (governed by Argentine law)	ARARGE03E162	020979364	N/A

Euro-denominated Par and GDP-linked Security single units	XS0205540536	020554536	N/A

Peso-denominated Par and GDP-linked Security single units	ARARGE03E170	090979534	N/A

U.S. dollar-denominated Discount and GDP-linked Security single units (governed by New York law)	US040114GP95	020941251	040114 GP 9

U.S. dollar-denominated Discount and GDP-linked Security single units (governed by Argentine law)	ARARGE03E188	090983205	N/A

Euro-denominated Discount and GDP-linked Security single units	XS0205550170	020555017	N/A

Peso-denominated Discount and GDP-linked Security single units	ARARGE03E196	020983469	N/A

Quasi-Par and GDP-linked Security single units	ARARGE03E204	020983574	N/A

Security	ISIN	Common Code	CUSIP

U.S. dollar-denominated Pars (governed by New York law)	US040114GK09	020937122	040114 GK 0

U.S. dollar-denominated Pars (governed by Argentine law)	ARARGE03E097	020948850	N/A

Euro-denominated Pars	XS0205537581	020553758	N/A

Peso-denominated Pars	ARARGE03E105	020948965	N/A

U.S. dollar-denominated Discounts (governed by New York law)	US040114GL81	020937173	040114 GL 8

U.S. dollar-denominated Discounts (governed by Argentine law)	ARARGE03E113	020949031	N/A

Euro-denominated Discounts	XS0205545840	020554584	N/A

Peso-denominated Discounts	ARARGE03E121	020949058	N/A

Quasi-Pars	ARARGE03E139	020949066	N/A

US dollar-denominated GDP-linked Securities (governed by New York law)	US040114GM64	020937181	040114 GM 6

US dollar-denominated GDP-linked Securities (governed by Argentine law)	ARARGE03E154	020978961	N/A

Euro-denominated GDP-linked Securities	XS0209139244	020913924	N/A

Peso-denominated GDP-linked Securities	ARARGE03E147	020979194	N/A

      During the period of 180 days following the first day of the Settlement Date, each GDP-linked Security will remain attached to and trade as a single unit with the underlying Par, Discount or Quasi-par under a shared securities code. Upon expiration of this 180-day period, the GDP-linked Securities and the underlying Pars, Discounts or Quasi-pars will automatically detach and will no longer constitute a single unit. Thereafter, the GDP-linked Securities will trade independently from the underlying Pars, Discounts or Quasi-pars under distinct securities codes. No action will be required on the part of holders of the New Securities for purposes of effecting this detachment, as all necessary actions to effect this detachment will take place within the respective clearing systems.

ANNEX A

Eligible
Securities	CUSIP			Common Code			ISIN

		144A	REGS		144A	REGS		144A	REGS

Letras Externas, Argentine peso 11.75% due 2007Σ		040114AS9	P0450KAB9		008239606	007358270		US040114AS98	USP0450KAB90

Letras Externas, Argentine peso 8.75% due 2002Σ		040114AT7	P8055KAP0			007815590		US040114AT71	USP8055KAP05

Letras Externas, Austrian schillings 7% due 2004Σ			007572719			AT0001912331

Letras Externas, euro 8.75% due 2003Σ				008407142			XS0084071421

Letras Externas, euro 10% due 2005Σ				010569478			XS0105694789

Letras Externas, euro EURIBOR+5.10% due 2004Σ				010522447			XS0105224470

Letras Externas, euro 8.125% due 2004Σ				010920329			XS0109203298

Letras Externas, euro 9% due 2005Σ		040114FZ8	P8055KFQ3		012438079	011130704		US040114FZ86	USP8055KFQ33

Letras Externas, euro 9.25% due 2004Σ				011383351			XS0113833510

Letras Externas, euro 10% due 2007Σ				012452870			XS0124528703

Letras Externas, euro Fixed-rate due 2028Σ		04011MAR1	04011NAR9			008730261		US04011MAR16	US04011NAR98

Strip Coupon, euro Fixed-rate due 2006Σ		04011MAL4	04011NAL2			008730202		US04011MAL46	US04011NAL29

Strip Coupon, euro Fixed-rate due 2011Σ		04011MAM2	04011NAM0			008730229		US04011MAM29	US04011NAM02

Strip Coupon, euro Fixed-rate due 2016Σ		04011MAN0	04011NAN8			008730237		US04011MAN02	US04011NAN84

Strip Coupon, euro Fixed-rate due 2021Σ		04011MAP5	04011NAP3			008730245		US04011MAP59	US04011NAP33

Strip Coupon, euro Fixed-rate due 2026Σ		04011MAQ3	04011NAQ1		010794862	008730253		US04011MAQ33	US04011NAQ16

Letras Externas, euro 8.50% due 2010Σ				008927782			XS0089277825

Letras Externas, euro 10.50% 2000 and 7% 2001-2004 due 2004Σ	P8055KDQ5			009696075			XS0096960751

Letras Externas, euro 7.125% due 2002Σ				009831487			XS0098314874

Letras Externas, British pounds sterling 10% due 2007Σ	P8055KAJ4			007724373			XS0077243730

Letras Externas, Italian lira 11% due 2003Σ				007053142			XS0070531420

Letras Externas, Italian lira 10% due 2007Σ				007189834			XS0071898349

Letras Externas, Italian lira LIBOR+1.6% due 2004Σ				007639724			XS0076397248

Letras Externas, Italian lira 10% 1997-1999 and 7.625% 1999-2007 due 2007Σ				007850239			XS0078502399

Letras Externas, Italian lira 9.25% 1997-1999 and 7% 1999-2004 due 2004Σ				008080925			XS0080809253

Letras Externas, Italian lira 9% 1997-1999 and 7% 1999-2004 due 2004Σ				008105758			XS0081057589

Letras Externas, Italian lira 10.375% 1998- 2000 and 8% 2001- 2009 due 2009Σ	P8055KBM6			008483248			XS0084832483

Letras Externas, Italian lira LIBOR+2.5% due 2005Σ				008859086			XS0088590863

Letras Externas, Japanese yen 7.4% due 2006 (EMTN Series 38)Σ				006549098			XS0065490988

Letras Externas, Japanese yen 7.4% due 2006 (EMTN Series 40)Σ				006612555			XS0066125559

Σ	Denotes Eligible Securities listed on the Luxembourg Stock Exchange.

Eligible
Securities	CUSIP		Common Code		ISIN

	144A	REGS		REGS		144A	REGS

Letras Externas, Japanese yen 7.4% due 2006 (EMTN Series 36)Σ			006491081		XS0064910812

Letras Externas, Japanese yen 6% due 2005Σ			007080816		XS0070808166

Letras Externas, Japanese yen 4.4% due 2004Σ			007624930		XS0076249308

Letras Externas, Japanese yen 3.5% due 2009Σ			010035406		XS0100354066

Letras Externas, U.S. dollar LIBOR+5.75% due 2004Σ	04011MAS9	04011NAS7		009590684		US04011MAS98	US04011NAS71

Letras Externas, U.S. dollar BADLAR[1] +2.98% due 2004 (Series 75)*Σ

Strip Interest 01/02**Σ			14224041		XS0142240414

Strip Interest 02/02**Σ			14231129		XS0142311298

Strip Interest 03/02**Σ			14231137		XS0142311371

Strip Interest 04/02**Σ			14231170		XS0142311702

Strip Interest 05/02**Σ			14231196		XS0142311967

Strip Interest 06/02**Σ			14231218		XS0142312189

Strip Interest 07/02**Σ			14231234		XS0142312346

Strip Interest 08/02**Σ			14231269		XS0142312692

Strip Interest 09/02**Σ			14231277		XS0142312775

Strip Interest 10/02**Σ			14231293		XS0142312932

Strip Interest 11/02**Σ			14231307		XS0142313070

Strip Interest 12/02**Σ			14231323		XS0142313237

Strip Interest 01/03**Σ			14231374		XS0142313740

Strip Interest 02/03**Σ			14231463		XS0142314631

Strip Interest 03/03**Σ			14231536		XS0142315364

Strip Interest 04/03**Σ			14231587		XS0142315877

Strip Interest 05/03**Σ			14231625		XS0142316255

Strip Interest 06/03**Σ			14231641		XS0142316412

Strip Interest 07/03**Σ			14231676		XS0142316768

Strip Interest 08/03**Σ			14231684		XS0142316842

Strip Interest 09/03**Σ			14231714		XS0142317147

Strip Interest 10/03**Σ			14231757		XS0142317576

Strip Interest 11/03**Σ			14231773		XS0142317733

Strip Interest 12/03**Σ			14231781		XS0142317816

Strip Interest 01/04**Σ			14231811		XS0142318111

Σ	Denotes Eligible Securities listed on the Luxembourg Stock Exchange.

[1]	BADLAR is the local Argentine interest rate for time deposits in excess of U.S.$1 million.

*	Unpaid interest and principal payments on this security have been separated into separately tradable stripped payment coupons. Holders of this security may separately tender any stripped coupon for this tranche in order to effect an exchange of that stripped coupon pursuant to the Offer.

**	Represents the stripped payment coupon for unpaid interest or principal owed in respect of the underlying security.

Eligible
Securities	CUSIP	Common Code	ISIN

Strip Interest 02/04**Σ		14231854	XS0142318541

Strip Interest 03/04**Σ		14231919	XS0142319192

Strip Interest 04/04**Σ		14231935	XS0142319358

Strip Interest 05/04**Σ		14232010	XS0142320109

Strip Principal 05/11/03**Σ		14242414	XS0142424141

Strip Principal 08/11/03**Σ		14242619	XS0142426195

Strip Principal 11/11/03**Σ		14242678	XS0142426781

Strip Principal 02/11/04**Σ		14242759	XS0142427599

Strip Principal 05/11//04**Σ		14242813	XS0142428134

Letras Externas, U.S. dollar BADLAR+2.98% due 2004 (Series 75) (Tranch 7)*Σ

Strip Interest 01/02 T.7**Σ		14224297	XS0142242972

Strip Interest 02/02 T.7**Σ		14246541	XS0142465417

Strip Interest 03/02 T.7**Σ		14246576	XS0142465763

Strip Interest 04/02 T.7**Σ		14246592	XS0142465920

Strip Interest 05/02 T.7**Σ		14246614	XS0142466142

Strip Interest 06/02 T.7**Σ		14246665	XS0142466654

Strip Interest 07/02 T.7**Σ		15078979	XS0150789799

Strip Interest 08/02 T.7**Σ		15085312	XS0150853124

Strip Interest 09/02 T.7**Σ		15085339	XS0150853397

Strip Interest 10/02 T.7**Σ		15085347	XS0150853470

Strip Interest 11/02 T.7**Σ		15085355	XS0150853553

Strip Interest 12/02 T.7**Σ		15085363	XS0150853637

Strip Interest 01/03 T.7**Σ		15740523	XS0157405233

Strip Interest 02/03 T.7**Σ		15740647	XS0157406470

Strip Interest 03/03 T.7**Σ		15740809	XS0157408096

Strip Interest 04/03 T.7**Σ		15740876	XS0157408765

Strip Interest 05/03 T.7**Σ		15740906	XS0157409060

Strip Interest 06/03 T.7**Σ		15740914	XS0157409144

Strip Interest 07/03 T.7**Σ		17014943	XS0170149438

Strip Interest 08/03 T.7**Σ		17015036	XS0170150360

Strip Interest 09/03 T.7**Σ		17015087	XS0170150873

Strip Interest 10/03 T.7**Σ		17015125	XS0170151251

Strip Interest 11/03 T.7**Σ		17015290	XS0170152903

**	Represents the stripped payment coupon for unpaid interest or principal owed in respect of the underlying security.

Σ	Denotes Eligible Securities listed on the Luxembourg Stock Exchange.

*	Unpaid interest and principal payments on this security have been separated into separately tradable stripped payment coupons. Holders of this security may separately tender any stripped coupon for this tranche in order to effect an exchange of that stripped coupon pursuant to the Offer.

Eligible
Securities	CUSIP	Common Code	ISIN

Strip Interest 12/03 T.7**Σ		17015427	XS0170154271

Strip Interest 01/04 T.7**Σ		17969072	XS0179690721

Strip Interest 02/04 T.7**Σ		17969153	XS0179691539

Strip Interest 03/04 T.7**Σ		17969242	XS0179692420

Strip Interest 04/04 T.7**Σ		17969447	XS0179694475

Strip Interest 05/04 T.7**Σ		18880571	XS0188805716

Strip Principal 05/11/03 T.7**Σ		16933139	XS0169331393

Strip Principal 08/11/03 T.7**Σ		16935239	XS0169352399

Strip Principal 11/11/03 T.7**Σ		16935379	XS0169353793

Strip Principal 02/11/04 T.7**Σ		16935468	XS0169354684

Strip Principal 05/11/04 T.7**Σ		16935565	XS0169355657

Letras Externas, U.S. dollar ENCUESTA[2] +4.95% due 2004 (Series 74)*Σ

Strip Interest 01/02**Σ		14223908	XS0142239085

Strip Interest 02/02**Σ		14227687	XS0142276871

Strip Interest 03/02**Σ		14227768	XS0142277689

Strip Interest 04/02**Σ		14227946	XS0142279461

Strip Interest 05/02**Σ		14228128	XS0142281285

Strip Interest 06/02**Σ		14228179	XS0142281798

Strip Interest 07/02**Σ		14228225	XS0142282259

Strip Interest 08/02**Σ		14228268	XS0142282689

Strip Interest 09/02**Σ		14228276	XS0142282762

Strip Interest 10/02**Σ		14228349	XS0142283497

Strip Interest 11/02**Σ		14228381	XS0142283810

Strip Interest 12/02**Σ		14228390	XS0142283901

Strip Interest 01/03**Σ		14228420	XS0142284206

Strip Interest 02/03**Σ		14228519	XS0142285195

Strip Interest 03/03**Σ		14228756	XS0142287563

Strip Interest 04/03**Σ		14228772	XS0142287720

Strip Interest 05/03**Σ		14228829	XS0142288298

Strip Interest 06/03**Σ		14228861	XS0142288611

Strip Interest 07/03**Σ		14228918	XS0142289189

Strip Interest 08/03**Σ		14229027	XS0142290278

Strip Interest 09/03**Σ		14229078	XS0142290781

Strip Interest 10/03**Σ		14229159	XS0142291599

**	Represents the stripped payment coupon for unpaid interest or principal owed in respect of the underlying security.

Σ	Denotes Eligible Securities listed on the Luxembourg Stock Exchange.

[2]	ENCUESTA is the local Argentine interest rate for time deposits of less than or equal to U.S.$1 million.

*	Unpaid interest and principal payments on this security have been separated into separately tradable stripped payment coupons. Holders of this security may separately tender any stripped coupon for this tranche in order to effect an exchange of that stripped coupon pursuant to the Offer.

Eligible
Securities	CUSIP	Common Code	ISIN

Strip Interest 11/03**Σ		14229230	XS0142292308

Strip Interest 12/03**Σ		14229272	XS0142292720

Strip Interest 01/04**Σ		14229299	XS0142292993

Strip Interest 02/04**Σ		14229418	XS0142294189

Strip Interest 03/04**Σ		14229485	XS0142294858

Strip Interest 04/04**Σ		14229515	XS0142295152

Strip Interest 05/04**Σ		14229566	XS0142295665

Strip Principal 05/11/05**Σ		14245405	XS0142454056

Strip Principal 08/11/03**Σ		14245472	XS0142454726

Strip Principal 11/11/03**Σ		14245847	XS0142458479

Strip Principal 02/11/04**Σ		14245936	XS0142459360

Strip Principal 05/11/04**Σ		14245987	XS0142459873

Letras Externas, U.S. dollar ENCUESTA+4.95% due 2004 (Series 74) (Tranch 7)*Σ

Strip Interest 01/02 T.7**Σ		14224203	XS0142242030

Strip Interest 02/02 T.7**Σ		14246177	XS0142461770

Strip Interest 03/02 T.7**Σ		14246231	XS0142462315

Strip Interest 04/02 T.7**Σ		14246274	XS0142462745

Strip Interest 05/02 T.7**Σ		14246347	XS0142463479

Strip Interest 06/02 T.7**Σ		14246444	XS0142464444

Strip Interest 07/02 T.7**Σ		15042583	XS0150425832

Strip Interest 08/02 T.7**Σ		15047470	XS0150474707

Strip Interest 09/02 T.7**Σ		15047631	XS0150476314

Strip Interest 10/02 T.7**Σ		15047828	XS0150478286

Strip Interest 11/02 T.7**Σ		15047992	XS0150479920

Strip Interest 12/02 T.7**Σ		15048115	XS0150481157

Strip Interest 01/03 T.7**Σ		15739762	XS0157397620

Strip Interest 02/03 T.7**Σ		15739886	XS0157398867

Strip Interest 03/03 T.7**Σ		15739924	XS0157399246

Strip Interest 04/03 T.7**Σ		15739932	XS0157399329

Strip Interest 05/03 T.7**Σ		15739959	XS0157399592

Strip Interest 06/03 T.7**Σ		15739983	XS0157399832

Strip Interest 07/03 T.7**Σ		17014781	XS0170147812

Strip Interest 08/03 T.7**Σ		17014811	XS0170148117

Strip Interest 09/03 T.7**Σ		17014838	XS0170148380

Strip Interest 10/03 T.7**Σ		17014846	XS0170148463

**	Represents the stripped payment coupon for unpaid interest or principal owed in respect of the underlying security.

Σ	Denotes Eligible Securities listed on the Luxembourg Stock Exchange.

*	Unpaid interest and principal payments on this security have been separated into separately tradable stripped payment coupons. Holders of this security may separately tender any stripped coupon for this tranche in order to effect an exchange of that stripped coupon pursuant to the Offer.

Eligible
Securities	CUSIP	Common Code	ISIN

Strip Interest 11/03 T.7**Σ		17014854	XS0170148547

Strip Interest 12/03 T.7**Σ		17014889	XS0170148893

Strip Interest 01/04 T.7**Σ		17966546	XS0179665466

Strip Interest 02/04 T.7**Σ		17968416	XS0179684161

Strip Interest 03/04 T.7**Σ		17968688	XS0179686885

Strip Interest 04/04 T.7**Σ		17968734	XS0179687347

Strip Interest 05/04 T.7**Σ		18879921	XS0188799216

Strip Principal 05/11/03 T.7**Σ		16930601	XS0169306015

Strip Principal 08/11/03 T.7**Σ		16932388	XS0169323887

Strip Principal 11/11/03 T.7**Σ		16932523	XS0169325239

Strip Principal 02/11/04 T.7**Σ		16932639	XS0169326393

Strip Principal 05/11/04 T.7**Σ		16932698	XS0169326989

Bonds, German deutsche mark 7% due 20043Σ	P8055KAF2	007425279	DE0001904308

Bonds, German deutsche mark 8% due 2009Σ	P8055KAW5	008115036	DE0001954907

Bonds, German deutsche mark 7.875% due 2005Σ		008902712	DE0002488509

Bonds, German deutsche mark 14% 1999-2000 and 9% 2001-2008 due 2008Σ	P8055KCQ6	009213457	DE0001767101

Bonds, German deutsche mark medium- term 2002 10.5%4 Σ	P1024ECK6	006115667	DE0001300200

Bonds, German deutsche mark medium- term 2003 10.25%4 Σ	P1024ECX8	006295690	DE0001308609

Bonds, German deutsche mark 2006 11.25%Σ	P1024EDG4	006505724	DE0001319507

Bonds, German deutsche mark 11.75% due 20114Σ	P1024EDP4	006615490	DE0001325017

Bonds, German deutsche mark 9% due 20034Σ		006937985	DE0001340909

Bonds, German deutsche mark 12% due 20164Σ	P1024EDU3	006937993	DE0001340917

Bonds, German deutsche mark 11.75% due 20263Σ	P1024EDV1	007080239	DE0001348100

Bonds, German deutsche mark 8.5% due 20053Σ	P1024EEB4	007208324	DE0001354751

Bonds, euro 11% 1999-2001 and 8% 2002-2008 due 20083 Σ	P8055KBK0	008421285	DE0001974608

Bonds, euro 8% 1999-2002, 8.25% 2002-2006 and 9% 2007-2010 due 2010[3]	P8055KCB9	008819530	DE0002483203

Bonds, euro 9% due 2003Σ		011250858	DE0002466208

**	Represents the stripped payment coupon for unpaid interest or principal owed in respect of the underlying security.

Σ	Denotes Eligible Securities listed on the Luxembourg Stock Exchange.

[3]	Physical or definitive form.

[4]	Definitive form for which individual holder amounts and amounts administered by Clearstream AG cannot be determined.

Eligible
Securities	CUSIP	Common Code	ISIN

Bonds, euro 10% due 2007Σ	P8055KGF6	011674445	DE0005450258

Bonds, euro 9% due 2006Σ	P8055KDM4	009662979	DE0002998952

Bonds, euro 10% due 2004Σ	P8055KET8	010463661	DE0004500558

Bonds, euro 9.75% due 2003Σ	P8055KEQ4	010419328	DE0003538914

Bonds, euro 10.25% due 2007Σ	P8055KEZ4	010632471	DE0004509005

Bonds, euro 15% 2000-2001 and 8% 2002-2008 due 20085 Σ	P8055KCZ6	009474447	DE0002923851

Bonds, euro 9.5% due 2004Σ	P8055KDB8	009491929	DE0002929452

Bonds, euro 9% due 2009Σ	P8055KDT9	009746064	DE0003045357

Bonds, euro 8.5% due 20046Σ	P8055KDY8	009871608	DE0003089850

Bonds, euro 9.25% due 2002Σ	P8055KEH4	010254680	DE0003527966

Bonds, Swiss franc 7% due 2003Σ		007109873	CH0005458101

Bonds, euro 8% due 2002Σ		009519882	IT0006527292

Bonds, euro EURIBOR+4% due 2003Σ		010016819	IT0006529769

Samurai Bonds, Japanese yen 5% due 2002Σ		007225113 007225156	JP503200ASC0

Samurai Bonds, (Series 5) 5.40% due 2003Σ		010551528 010551544	JP503200AWC2

Samurai Bonds, Japanese yen (Series 6) 5.125% due 2004Σ		011249965 011249884	JP503200A061

Samurai Bonds, Japanese yen (Series 7) 4.85% 2000- 2005Σ		011732127 011732003	JP503200A095

Discount Bonds, German deutsche mark DEM L+0.8125% due 2023Σ		004327080	DE0004103015

Par Bonds, German deutsche mark DEM 5.87% due 2023Σ		004327098	DE0004103007

Global Bonds, Argentine peso 10% 2001-2004 and 12% 2004-2008 due 2008[7] Σ		013027846	XS0130278467

Global Bonds, euro 8.125% due 2008Σ	P8055KBX2	008633347	XS0086333472

Global Bonds, 7% 2001-2004 and 15.5% 2004-2008 due 2008Σ	040114GF1	013027897	US040114GF14

Global Bonds, U.S. dollar 12.25% due 2018Σ	040114GG9	013027935	US040114GG96

Global Bonds, U.S. dollar 12% due 2031 (capitalized)Σ	040114GH7	013027994	US040114GH79

Discount Bonds, U.S. dollar L+0.8125% due 2023 (BR) and (RG)Σ	P04981BQ1	004311817	XS0043118172 XS0043118339

Par Bonds, U.S. dollar 6% due 2023 (BR) and (RG)Σ	P04981BN8	004311914	XS0043119147 XS0043119576

Σ	Denotes Eligible Securities listed on the Luxembourg Stock Exchange.

[5]	Definitive form bearer securities in an aggregate original principal amount of €350,000,000, of which €342,476,000 is held through Clearstream and €7,524,000 is held outside the clearing system.

[6]	Definitive form bearer securities in an aggregate original principal amount of €650,000,000, of which €649,857,000 is held through Clearstream and €143,000 is held outside the clearing system.

[7]	This security will be deemed to be denominated in U.S. dollars for purposes of determining its Eligible Amount, which will be calculated using the dollar-peso exchange rate in effect on December 31, 2003, (2.9175).

Eligible
Securities	CUSIP	Common Code	ISIN

Bonds, U.S. dollar floating rate L+0.8125% (BR) and (RG)Σ	P04981CE7	004312023	XS0043120236 XS0043120582 XS0043120822

Global Bonds, U.S. dollar 8.375% due 2003Σ	040114AH3	004785428	US040114AH34

Alternative Participation Instruments, U.S. dollar 4% due 2013Σ		001522990	XS0015229908

Global Bonds, U.S. dollar 11% due 2006Σ	040114AN0	007022140	US040114AN02

Global Bonds, U.S. dollar 11.375% due 2017Σ	040114AR1	007321473	US040114AR16

Global Bonds, U.S. dollar 9.75% due 2027Σ	040114AV2	008010129	US040114AV28

Adjustable Margin Bonds, U.S. dollar due November 2002 (Span 02)Σ	040114AW0	008307385	US040114AW01

Bonds, U.S. dollar variable rate due 2005 (FRAN)Σ	040114AX8	008607184	US040114AX83

Global Bonds, U.S. dollar amortizing 8.875% due 2029Σ	040114BD1	009529985	US040114BD11

Global Bonds, U.S. dollar 11% due 2005Σ	040114AZ3	009272780	US040114AZ32

Global Bonds, U.S. dollar 12.125% due 2019Σ	040114BC3	009515755	US040114BC38

Global Bonds, U.S. dollar 11.75% due 2009Σ	040114BE9	009639713	US040114BE93

Global Bonds, U.S. dollar zero- coupon due October 2003 (Series E)Σ	040114BK5	010302960	US040114BK53

Global Bonds, U.S. dollar zero- coupon due October 2004 (Series F)Σ	040114BL3	010302978	US040114BL37

Global Bonds, U.S. dollar 10.25% due 2030	040114GB0	011453040	US040114GB00

Global Bonds, U.S. dollar 12% due 2031Σ	P8055KGV1	012370750	USP8055KGV19

Global Bonds, U.S. dollar 12.375% due 2012Σ	040114GD6	012425040	US040114GD65

Global Bonds, U.S. dollar 12% due 2020Σ	040114FB1	010730554	US040114FB19

Global Bonds, U.S. dollar 11.375% due 2010Σ	040114FC9	010909899	US040114FC91

Global Bonds, U.S. dollar 11.75% due 201Σ	040114GA2	011259197	US040114GA27

Bonds, Spanish peseta 7.5% due 2002Σ	P04981EP0	007611960	ES0273541013

Bonds, euro 14% 2000-2001 and 8% 2002-2008 due 2008Σ		009611215	DE0002966900

Bonds, euro 10% 1999-2001 and 8% 2002-2008 due 2008 (fungible)Σ		010345758	XS0103457585

Bonds, 1992 (Bonex 92)***			ARARGE030122

Bonds, 1992 (Bonex 92) March 2002 interest coupon**			ARARGE044404

Bontes, 9.9375% due 2027			ARARGE032136

Bontes, 11.25% due 2004			ARARGE032409

Bontes, 11.75% due 2006			ARARGE033076

Bontes, 11.75% due 2003			ARARGE032573

Bontes, 12.125% due 2005			ARARGE032581

Σ	Denotes Eligible Securities listed on the Luxembourg Stock Exchange.

***	Unpaid interest and principal payments on this security have been separated into separately tradable stripped payment coupons. Holders of this security will be required to tender every stripped coupon for this tranche in order to effect an exchange of the security pursuant to the Offer.

**	Represents the stripped payment coupon for unpaid interest or principal owed in respect of the underlying security.

Eligible
Securities	CUSIP	Common Code	ISIN

Bontes, 8.75% due 2002			ARARGE031633

Bontes, variable rate ENCUESTA+3.2% due 2003			ARARGE032086

Bono del Gobierno Nacional, 9% due 2002 (RML)			ARARGE033233

Pagaré o Bono del Gobierno Nacional, variable rate ENCUESTA+5.8% due 2006			ARARGE033340

Bono Pagaré, Series A ENCUESTA+5.8% due 2002			ARARGE033449

Bono Pagaré, Series B BADLAR+3% due 2002			ARARGE033456

Bono Pagaré, Series C BADLAR+0.75% due 2002			ARARGE033464

Bono Pagaré, Series III ENCUESTA+4% due 2002			ARARGE032714

Bono Pagaré, Series IV ENCUESTA+3.3% due 2002			ARARGE032862

Bono Pagaré, Series V ENCUESTA+5.8% due 2002			ARARGE032953

Bono Pagaré, Series VI ENCUESTA+4.35% due 2004			ARARGE033084

Pagaré, fixed rate Series I 14.75% due 2002 (HEXAGON II)			ARARGE03D206

Pagaré, fixed rate Series II 14.75% due 2002 (HEXAGON III)			ARARGE03D214

Pagarés, U.S. dollar floating rate BADLAR+4.5% due 2006 (RADAR III)			ARARGE033415

Pagarés, U.S. dollar floating rate BADLAR+4.5% due 2006 (RADAR IV)			ARARGE033431

Pagarés, U.S. dollar floating rate BADLAR+4% due 2005 (HEXAGON IV)			ARARGE033522

Pagarés, U.S. dollar floating rate Series I BADLAR+4.5% due 2007 (CELTIC I)			ARARGE033472

Pagarés, U.S. dollar floating rate Series I BADLAR+4.05% due 2003 (RADAR I)			ARARGE033266

Pagarés, U.S. dollar floating rate Series II BADLAR+4.05% due 2003 (RADAR II)			ARARGE033274

Pagarés, U.S. dollar floating rate Series II BADLAR+4.5% due 2007 (CELTIC II)			ARARGE033480

Debt Consolidation Bonds, U.S. dollar 3rd Series (Pre 6)			ARARGE033183

Debt Consolidation Bonds, U.S. dollar 2nd Series (Pre 4)		004590619	ARP04981DG19

Debt Consolidation Bonds, U.S. dollar 2nd Series (Pre 4) Amortizing Payment Coupon January 2002			ARARGE043901

Debt Consolidation Bonds, U.S. dollar 2nd Series (Pre 4) Amortizing Payment Coupon February 2002			ARARGE044032

Debt Consolidation Bonds, U.S. dollar 2nd Series (Pre 4) Amortizing Payment Coupon March 2002			ARARGE044198

Debt Consolidation Bonds, U.S. dollar 1st Series (Pro 2)		004309979	ARP04981BA66

Debt Consolidation Bonds, U.S. dollar 1st Series (Pro 2) Amortizing Payment Coupon January 2002			ARARGE043927

Debt Consolidation Bonds, U.S. dollar 1st Series (Pro 2) Amortizing Payment Coupon February 2002			ARARGE044008

Eligible
Securities	CUSIP	Common Code	ISIN

Debt Consolidation Bonds, U.S. dollar 1st Series (Pro 2) Amortizing Payment Coupon March 2002			ARARGE044164

Debt Consolidation Bonds, U.S. dollar 2nd Series (Pro 4)		009172521	ARARGE031773

Debt Consolidation Bonds, U.S. dollar 2nd Series (Pro 4) Amortizing Payment Coupon December 2001			ARARGE043877

Debt Consolidation Bonds, U.S. dollar 2nd Series (Pro 4) Amortizing Payment Coupon January 2002			ARARGE044073

Debt Consolidation Bonds, U.S. dollar 2nd Series (Pro 4) Amortizing Payment Coupon February 2002			ARARGE044230

Debt Consolidation Bonds, U.S. dollar 3rd Series (Pro 6)		009650636	ARARGE032177

Debt Consolidation Bonds, U.S. dollar 3rd Series (Pro 6) Amortizing Payment Coupon January 2002			ARARGE043851

Debt Consolidation Bonds, U.S. dollar 4th Series (Pro 8)			ARARGE033191

Debt Consolidation Bonds, U.S. dollar 5th Series (Pro 10)***			ARARGE033217

Debt Consolidation Bonds, U.S. dollar 5th Series (Pro 10) Interest Coupon**			ARARGE043836

Treasury Bonds, capitalized interest 11.49128% 2000-2020			ARARGE03D222

Capitalized Certificates, U.S. dollar 10.5% 1998- 2018			ARARGE03D230

Hydrocarbon Royalties Restructuring Bonds		007821859	ARARGE030114

Hydrocarbon Royalties Restructuring Bonds, Amortizing Payment Coupons January 2002			ARARGE044081

Hydrocarbon Royalties Restructuring Bonds, Amortizing Payment Coupons February 2002			ARARGE043992

Hydrocarbon Royalties Restructuring Bonds, Amortizing Payment Coupons March 2002			ARARGE044156

Ferrobonos			ARARGE030056

Letra del Tesoro 90 due March 2002			ARARGE033134

Letra del Tesoro 105 due February 2002			ARARGE033738

Letra del Tesoro 106 due March 2002			ARARGE033746

Letra del Tesoro 108 due February 2002			ARARGE033795

Letra del Tesoro 109 due March 2002			ARARGE033803

Debt Consolidation Bonds, Argentine peso 2nd Series (Pre 3)		004590520	ARP04981DH91

Debt Consolidation Bonds, Argentine peso 2nd Series (Pre 3) Amortizing Payment Coupon due January 2002			ARARGE043893

Debt Consolidation Bonds, Argentine peso 2nd Series (Pre 3) Amortizing Payment Coupon due February 2002			ARARGE044057

Debt Consolidation Bonds, Argentine peso 2nd Series (Pre 3) Amortizing Payment Coupon due March 2002			ARARGE044214

***	Unpaid interest and principal payments on this security have been separated into separately tradable stripped payment coupons. Holders of this security will be required to tender every stripped coupon for this tranche in order to effect an exchange of the security pursuant to the Offer.

**	Represents the stripped payment coupon for unpaid interest or principal owed in respect of the underlying security.

Eligible
Securities	CUSIP	Common Code	ISIN

Debt Consolidation Bonds, Argentine peso 1st Series (Pro 1)		004316347	ARP04981BV04

Debt Consolidation Bonds, Argentine peso 1st Series (Pro 1) Amortizing Payment Coupon due January 2002			ARARGE043919

Debt Consolidation Bonds, Argentine peso 1st Series (Pro 1) Amortizing Payment Coupon due February 2002			ARARGE044016

Debt Consolidation Bonds, Argentine peso 1st Series (Pro 1) Amortizing Payment Coupon due March 2002			ARARGE044172

Debt Consolidation Bonds, Argentine peso 2nd Series (Pro 3)		013035997	ARARGE031781

Debt Consolidation Bonds, Argentine peso 2nd Series (Pro 3) Amortizing Payment Coupon due December 2001			ARARGE043885

Debt Consolidation Bonds, Argentine peso 2nd Series (Pro 3) Amortizing Payment Coupon due January 2002			ARARGE044065

Debt Consolidation Bonds, Argentine peso 2nd Series (Pro 3) Amortizing Payment Coupon due February 2002			ARARGE044222

Debt Consolidation Bonds, Argentine peso 3rd Series (Pro 5)		009592342	ARARGE032185

Debt Consolidation Bonds, Argentine peso 3rd Series (Pro 5) Amortizing Payment Coupon due January 2002			ARARGE043869

Debt Consolidation Bonds, Argentine peso 5th Series (Pro 9)***			ARARGE033225

Debt Consolidation Bonds, Argentine peso 5th Series (Pro 9) Payment Coupon due January 2002**			ARARGE043844

Letes Bice due July 2002			ARARGE03D248

Derechos Creditorios			ARARGE03D255

***	Unpaid interest and principal payments on this security have been separated into separately tradable stripped payment coupons. Holders of this security will be required to tender every stripped coupon for this tranche in order to effect an exchange of the security pursuant to the Offer.

**	Represents the stripped payment coupon for unpaid interest or principal owed in respect of the underlying security.

ANNEX B

PRINCIPAL PAYMENT SCHEDULE FOR

U.S. DOLLAR-DENOMINATED
PARS AND DISCOUNTS

      The following table sets forth the anticipated schedule for the repayment of principal in respect of Pars and Discounts denominated in U.S. dollars, per U.S.$1,000 of principal amount:

Pars		Discounts

Payment	Payment Amount	Payment	Payment Amount
Date	(in U.S. dollars)	Date	(in U.S. dollars)

9/30/2029	50.00	6/30/2024	70.14
3/31/2030	50.00	12/31/2024	70.14
9/30/2030	50.00	6/30/2025	70.14
3/31/2031	50.00	12/31/2025	70.14
9/30/2031	50.00	6/30/2026	70.14
3/31/2032	50.00	12/31/2026	70.14
9/30/2032	50.00	6/30/2027	70.14
3/31/2033	50.00	12/31/2027	70.14
9/30/2033	50.00	6/30/2028	70.14
3/31/2034	50.00	12/31/2028	70.14
9/30/2034	50.00	6/30/2029	70.14
3/31/2035	50.00	12/31/2029	70.14
9/30/2035	50.00	6/30/2030	70.14
3/31/2036	50.00	12/31/2030	70.14
9/30/2036	50.00	6/30/2031	70.14
3/31/2037	50.00	12/31/2031	70.14
9/30/2037	50.00	6/30/2032	70.14
3/31/2038	50.00	12/31/2032	70.14
9/30/2038	50.00	6/30/2033	70.14
12/31/2038	50.00	12/31/2033	70.14

Total: U.S.$1,000.00		Total: U.S.$1,402.82

B-1

ANNEX C

The following description does not purport to be complete and is qualified in its entirety by the applicable documentation for the Eligible Securities.

In the table below, “original principal amount” refers to the aggregate principal amount in which each series of Eligible Securities was originally issued, including the original principal amount of any securities of that series that were issued after the initial issuance date, but excluding the original principal amount of any securities of that series that were not longer outstanding as of December 31, 2001, because Argentina either repurchased or redeemed them. This amount does not reflect any capitalization of interest or amortizations between the date on which the Eligible Securities of that series were issued and December 31, 2001. The “scaling factor” reflects any amortizations or capitalization of interest from the date on which the Eligible Securities of that series were issued to December 31, 2001. “Outstanding principal amount as of December 31, 2001” refers to the outstanding principal of the Eligible Securities of that series that remained outstanding as of such date. Accordingly, it reflects any amortizations or capitalization of interest that took place between the date on which the Eligible Securities of that series were issued and December 31, 2001.

The statement you receive from your custodian relating to the account in which you hold your Eligible Security may express your holdings on the basis of the original principal amount of your Eligible Security or its outstanding principal amount. You should ascertain which method is used by your custodian for purposes of calculating the Eligible Amount corresponding to your Eligible Security. If your statement expresses the outstanding principal amount (column D below), you must divide that amount by the scaling factor (column C below) in order to calculate the original principal amount of your Eligible Security (column B below). Once you have calculated, or if your statement expresses, the original principal amount of your Eligible Security, you can calculate the Eligible Amount corresponding to your Eligible Security by multiplying your original principal amount by the Eligible Amount per unit of relevant currency of original principal amount (column G below).

						Accrued but
			Original		Outstanding	unpaid interest	Eligible
			principal		principal amount as	up to but	Amount	Eligible Amount
	Relevant	ISIN (unless	amount	Scaling	of December 31,	excluding	(in	per unit of
Eligible Securities	currency	otherwise noted)	(in millions	factor	2001,	December 31,	millions	relevant currency
			of relevant	(%)	(in millions	2001,	of relevant	of original
			currency)		of relevant	(in millions	currency)	principal amount
					currency)	of relevant
						currency)

	A		B	C	D = B × C	E	F = D + E	G = F/B

Global Bonds, U.S. dollar 8.375% due 2003	U.S. dollar	US040114AH34	1,794.39	100.00%	1,794.39	4.59	1,798.99	1.00256

Global Bonds, U.S. dollar 11% due 2005	U.S. dollar	US040114AZ32	821.56	100.00%	821.56	6.78	828.33	1.00825

Global Bonds, U.S. dollar 11% due 2006	U.S. dollar	US040114AN02	1,185.35	100.00%	1,185.35	29.70	1,215.05	1.02506

Global Bonds, 7% 2001-2004 and 15.5% 2004-2008 due 2008	U.S. dollar	US040114GF14	5,024.66	100.00%	5,024.66	11.72	5,036.39	1.00233

Global Bonds, U.S. dollar 11.75% due 2009	U.S. dollar	US040114BE93	1,197.03	100.00%	1,197.03	32.82	1,229.85	1.02742

Global Bonds, U.S. dollar 11.375% due 2010	U.S. dollar	US040114FC91	775.04	100.00%	775.04	25.96	801.00	1.03349

Global Bonds, U.S. dollar 12.375% due 2012	U.S. dollar	US040114GD65	465.34	100.00%	465.34	20.79	486.14	1.04469

Global Bonds, U.S. dollar 11.75% due 2015	U.S. dollar	US040114GA27	718.19	100.00%	718.19	3.75	721.94	1.00522

						Accrued but
			Original		Outstanding	unpaid interest	Eligible
			principal		principal amount as	up to but	Amount	Eligible Amount
	Relevant	ISIN (unless	amount	Scaling	of December 31,	excluding	(in	per unit of
Eligible Securities	currency	otherwise noted)	(in millions	factor	2001,	December 31,	millions	relevant currency
			of relevant	(%)	(in millions	2001,	of relevant	of original
			currency)		of relevant	(in millions	currency)	principal amount
					currency)	of relevant
						currency)

	A		B	C	D = B × C	E	F = D + E	G = F/B

Global Bonds, U.S. dollar 11.375% due 2017	U.S. dollar	US040114AR16	1,903.65	100.00%	1,903.65	90.23	1,993.87	1.04740

Global Bonds, U.S. dollar 12.125% due 2019	U.S. dollar	US040114BC38	146.78	100.00%	146.78	6.23	153.01	1.04244

Global Bonds, U.S. dollar 12% due 2020	U.S. dollar	US040114FB19	121.65	100.00%	121.65	6.08	127.73	1.05000

Global Bonds, U.S. dollar 9.75% due 2027	U.S. dollar	US040114AV28	809.51	100.00%	809.51	22.36	831.87	1.02763

Global Bonds, U.S. dollar amortizing 8.875% due 2029	U.S. dollar	US040114BD11	125.00	100.00%	125.00	3.70	128.70	1.02958

Global Bonds, U.S. dollar 10.25% due 2030	U.S. dollar	US040114GB00	166.02	100.00%	166.02	7.56	173.59	1.04556

Global Bonds, U.S. dollar 12% due 2031	U.S. dollar	USP8055KGV19	13.21	100.00%	13.21	0.66	13.87	1.05000

Adjustable Margin Bonds, U.S. dollar due November 2002 (Span 02)	U.S. dollar	US040114AW01	130.14	100.00%	130.14	1.55	131.68	1.01188

Bonds, U.S. dollar variable rate due 2005 (FRAN)	U.S. dollar	US040114AX83	383.47	100.00%	383.47	21.89	405.36	1.05708

Alternative Participation Instruments, U.S. dollar 4% due 2013	U.S. dollar	XS0015229908	3.96	85.20%	3.37	0.04	3.41	0.86203

Letras Externas, U.S. dollar LIBOR+5.75% due 2004	U.S. dollar	US04011MAS98† US04011NAS71#	225.90	100.00%	225.90	4.45	230.35	1.01971

Letras Externas, Italian lira 11% due 2003	euro	XS0070531420	258.23	100.00%	258.23	4.42	262.65	1.01711

Letras Externas, Italian lira 10% due 2007	euro	XS0071898349	309.87	100.00%	309.87	30.82	340.69	1.09944

Letras Externas, Italian lira 10% 1997-1999 and 7.625% 1999-2007 due 2007	euro	XS0078502399	387.34	100.00%	387.34	11.49	398.83	1.02965

Letras Externas, Italian lira 9.25% 1997-1999 and 7% 1999-2004 due 2004	euro	XS0080809253	387.34	100.00%	387.34	21.31	408.66	1.05503

Letras Externas, Italian lira 9% 1997-1999 and 7% 1999-2004 due 2004	euro	XS0081057589	193.67	100.00%	193.67	10.66	204.33	1.05503

†	Rule 144A identification code.

#	Regulation S identification code.

						Accrued but
			Original		Outstanding	unpaid interest	Eligible
			principal		principal amount as	up to but	Amount	Eligible Amount
	Relevant	ISIN (unless	amount	Scaling	of December 31,	excluding	(in	per unit of
Eligible Securities	currency	otherwise noted)	(in millions	factor	2001,	December 31,	millions	relevant currency
			of relevant	(%)	(in millions	2001,	of relevant	of original
			currency)		of relevant	(in millions	currency)	principal amount
					currency)	of relevant
						currency)

	A		B	C	D = B × C	E	F = D + E	G = F/B

Letras Externas, Italian lira 10.375% 1998-2000 and 8% 2001-2009 due 2009	euro	XS0084832483	387.34	100.00%	387.34	5.16	392.51	1.01333

Letras Externas, Italian lira LIBOR+1.6% due 2004	euro	XS0076397248	258.23	100.00%	258.23	1.20	259.42	1.00463

Letras Externas, Italian lira LIBOR+2.5% due 2005	euro	XS0088590863	516.46	100.00%	516.46	7.20	523.65	1.01393

Letra del Tesoro 90 due March 2002	U.S. dollar	ARARGE033134	448.51	100.00%	448.51	—	448.51	1.00000

Letra del Tesoro 105 due February 2002	U.S. dollar	ARARGE033738	119.70	100.00%	119.70	—	119.70	1.00000

Letra del Tesoro 106 due March 2002	U.S. dollar	ARARGE033746	116.82	100.00%	116.82	—	116.82	1.00000

Letra del Tesoro 108 due February 2002	U.S. dollar	ARARGE033795	24.98	100.00%	24.98	—	24.98	1.00000

Letra del Tesoro 109 due March 2002	U.S. dollar	ARARGE033803	30.79	100.00%	30.79	—	30.79	1.00000

Letes Bice due July 2002	Argentine peso	ARARGE03D248	26.62	100.00%	26.62	—	26.62	1.00000

Treasury Bonds, capitalized interest 11.49128% 2000-2020	U.S. dollar	ARARGE03D222	0.65	111.49%	0.72	0.04	0.76	1.17985

Bono del Gobierno Nacional, 9% due 2002 (RML)	U.S. dollar	ARARGE033233	561.76	100.00%	561.76	10.53	572.29	1.01875

Letras Externas, U.S. dollar	U.S. dollar	XS0142454056	1,066.18	100.00%	1,055.75	10.36	1,066.11	N/A*
ENCUESTA[1]+4.95% due		XS0142454726							N/A*
2004** (Series 74) (including		XS0142458479							N/A*
Tranche 7)		XS0142459360							N/A*
		XS0142459873							N/A*
		XS0169306015							N/A*
		XS0169323887							N/A*
		XS0169325239							N/A*
		XS0169326393							N/A*
		XS0169326989							N/A*
		XS0142239085							N/A*
		XS0142276871							N/A*

[1]	ENCUESTA is the local Argentine interest rate for time deposits of less than or equal to U.S.$1 million.

**	Reflects deduction of tax payment amounts.

*	Unpaid interest and principal payments on this security have been separated into separately tradable stripped payment coupons. Holders of each of these stripped coupons may separately tender each such stripped coupon pursuant to the Offer, without having to reconstitute the original security. In order to determine the Eligible Amount corresponding to each stripped coupon you hold, you must multiply the face amount of each coupon by 0.87186, which represents the Eligible Amount per unit of relevant currency of the aggregate face value of all interest and principal coupons corresponding to this series.

Accrued but
			Original		Outstanding	unpaid interest	Eligible
			principal		principal amount as	up to but	Amount	Eligible Amount
	Relevant	ISIN (unless	amount	Scaling	of December 31,	excluding	(in	per unit of
Eligible Securities	currency	otherwise noted)	(in millions	factor	2001,	December 31,	millions	relevant currency
			of relevant	(%)	(in millions	2001,	of relevant	of original
			currency)		of relevant	(in millions	currency)	principal amount
					currency)	of relevant
currency)

	A		B	C	D = B * C	E	F = D + E	G = F/B

		XS0142277689						N/A*
		XS0142279461						N/A*
		XS0142281285						N/A*
		XS0142281798						N/A*
		XS0142282259						N/A*
		XS0142282689						N/A*
		XS0142282762						N/A*
		XS0142283497						N/A*
		XS0142283810						N/A*
		XS0142283901						N/A*
		XS0142284206						N/A*
		XS0142285195						N/A*
		XS0142287563						N/A*
		XS0142287720						N/A*
		XS0142288298						N/A*
		XS0142288611						N/A*
		XS0142289189						N/A*
		XS0142290278						N/A*
		XS0142290781						N/A*
		XS0142291599						N/A*
		XS0142292308						N/A*
		XS0142292720						N/A*
		XS0142292993						N/A*
		XS0142294189						N/A*
		XS0142294858						N/A*
		XS0142295152						N/A*
		XS0142295665						N/A*
		XS0142242030						N/A*
		XS0142461770						N/A*
		XS0142462315						N/A*
		XS0142462745						N/A*
		XS0142463479						N/A*
		XS0142464444						N/A*
		XS0150425832						N/A*
		XS0150474707						N/A*
		XS0150476314						N/A*
		XS0150478286						N/A*
		XS0150479920						N/A*
		XS0150481157						N/A*
		XS0157397620						N/A*
		XS0157398867						N/A*
		XS0157399246						N/A*

*	Unpaid interest and principal payments on this security have been separated into separately tradable stripped payment coupons. Holders of each of these stripped coupons may separately tender each such stripped coupon pursuant to the Offer, without having to reconstitute the original security. In order to determine the Eligible Amount corresponding to each stripped coupon you hold, you must multiply the face amount of each coupon by 0.87186, which represents the Eligible Amount per unit of relevant currency of the aggregate face value of all interest and principal coupons corresponding to this series.

						Accrued but
			Original		Outstanding	unpaid interest	Eligible
			principal		principal amount as	up to but	Amount	Eligible Amount
	Relevant	ISIN (unless	amount	Scaling	of December 31,	excluding	(in	per unit of
Eligible Securities	currency	otherwise noted)	(in millions	factor	2001,	December 31,	millions	relevant currency
			of relevant	(%)	(in millions	2001,	of relevant	of original
			currency)		of relevant	(in millions	currency)	principal amount
					currency)	of relevant
						currency)

	A		B	C	D = B × C	E	F = D + E	G = F/B

		XS0157399329						N/A*
		XS0157399592						N/A*
		XS0157399832						N/A*
		XS0170147812						N/A*
		XS0170148117						N/A*
		XS0170148380						N/A*
		XS0170148463						N/A*
		XS0170148547						N/A*
		XS0170148893						N/A*
		XS0179665466						N/A*
		XS0179684161						N/A*
		XS0179686885						N/A*
		XS0179687347						N/A*
		XS0188799216						N/A*

Derechos Creditorios	Argentine peso	ARARGE03D255	282.76	56.74%	160.44	0.74	161.17	0.57000

Letras Externas, Argentine peso 11.75% due 2007	Argentine peso	US040114AS98† USP0450KAB90#	16.86	100.00%	16.86	0.76	17.63	1.04537

Letras Externas, Argentine peso 8.75% due 2002	Argentine peso	US040114AT71† USP8055KAP05#	59.24	100.00%	59.24	2.46	61.70	1.04156

Debt Consolidation Bonds, Argentine peso 5th Series (Pro 9)***	Argentine peso	ARARGE033225 ARARGE043844	88.36	100.00%	88.36	0.68	89.03	1.00766

Global Bonds, Argentine peso, 10% 2001-2004 and 12% 2004-2008 due 2008 [2]	Argentine peso	XS0130278467	725.29	100.00%	725.29	20.55	745.84	1.02833

Bonds, Swiss franc 7% due 2003	Swiss franc	CH0005458101	300.00	100.00%	300.00	1.57	301.57	1.00525

Bonds, German deutsche mark 8.5% due 2005††	euro	DE0001354751	511.29	100.00%	511.29	37.18	548.47	1.07272

Bonds, German deutsche mark 11.25% due 2006‡	euro	DE0001319507	511.29	100.00%	511.29	41.70	552.99	1.08156

Bonds, German deutsche mark 11.75% due 2026	euro	DE0001348100	255.65	100.00%	255.65	4.01	259.65	1.01567

*	Unpaid interest and principal payments on this security have been separated into separately tradable stripped payment coupons. Holders of each of these stripped coupons may separately tender each such stripped coupon pursuant to the Offer, without having to reconstitute the original security. In order to determine the Eligible Amount corresponding to each stripped coupon you hold, you must multiply the face amount of each coupon by 0.87186, which represents the Eligible Amount per unit of relevant currency of the aggregate face value of all interest and principal coupons corresponding to this series.

†	Rule 144A identification code.

#	Regulation S identification code.

***	Unpaid interest and principal payments on this security have been separated into separately tradable stripped payment coupons. Holders of this security will be required to tender every stripped coupon for this tranche in order to effect an exchange of the security pursuant to the Offer.

[2]	This security will be deemed to be denominated in U.S. dollars for purposes of determining its Eligible Amount, which will be calculated using the dollar-peso exchange rate in effect on December 31, 2003, (2.9175).

††	Physical or definitive form.

‡	Definitive form for which individual holder amounts and amounts administered by Clearstream AG cannot be determined.

						Accrued but
			Original		Outstanding	unpaid interest	Eligible
			principal		principal amount as	up to but	Amount	Eligible Amount
	Relevant	ISIN (unless	amount	Scaling	of December 31,	excluding	(in	per unit of
Eligible Securities	currency	otherwise noted)	(in millions	factor	2001,	December 31,	millions	relevant currency
			of relevant	(%)	(in millions	2001,	of relevant	of original
			currency)		of relevant	(in millions	currency)	principal amount
					currency)	of relevant
						currency)

	A		B	C	D = B × C	E	F = D + E	G = F/B

Bonds, German deutsche mark 12% due 2016‡	euro	DE0001340917	191.73	100.00%	191.73	6.52	198.25	1.03400

Bonds, German deutsche mark 11.75% due 2011‡	euro	DE0001325017	511.29	100.00%	511.29	36.88	548.17	1.07213

Par Bonds, German deutsche mark DEM 5.87% due 2023	euro	DE0004103007	145.44	100.00%	145.44	0.00	N/A3	N/A3

Bonds, German deutsche mark medium-term 2002 10.5%‡	euro	DE0001300200	511.29	100.00%	511.29	7.01	518.30	1.01371

Bonds, German deutsche mark 8% due 2009	euro	DE0001954907	511.29	100.00%	511.29	6.82	518.11	1.01333

Bonds, German deutsche mark 7.875% due 2005	euro	DE0002488509	383.47	100.00%	383.47	12.75	396.22	1.03325

Bonds, German deutsche mark 14% 1999-2000 and 9% 2001-2008 due 2008	euro	DE0001767101	255.65	100.00%	255.65	2.68	258.33	1.01050

Letras Externas, Austrian schillings 7% due 2004	euro	AT0001912331	72.67	100.00%	72.67	4.00	76.67	1.05503

Bonds, German deutsche mark 9% due 2003‡	euro	DE0001340909	191.73	100.00%	191.73	4.89	196.62	1.02550

Bonds, German deutsche mark medium-term 2003 10.25%‡	euro	DE0001308609	511.29	100.00%	511.29	47.31	558.60	1.09253

Bonds, German deutsche mark 7% due 2004††	euro	DE0001904308	766.94	100.00%	766.94	42.20	809.14	1.05503

Letras Externas, British pounds sterling 10% due 2007	British pounds sterling	XS0077243730	200.00	100.00%	200.00	10.33	210.33	1.05167

Letras Externas, Japanese yen 6% due 2005	Japanese yen	XS0070808166	50,000.00	100.00%	50,000.00	2,308.33	52,308.33	1.04617

Letras Externas, Japanese yen 7.4% due 2006 (EMTN Series 36)	Japanese yen	XS0064910812	7,000.00	100.00%	7,000.00	325.19	7,325.19	1.04646

‡	Definitive form for which individual holder amounts and amounts administered by Clearstream AG cannot be determined.

[3]	The original principal amount of Discounts to be received in exchange for tenders of this Eligible Security will be determined on the basis of the Brady Residual Amount for this Eligible Security, which for the entire series of this Eligible Security is currently estimated to be €96.66 million based on the value of the Brady Collateral for this Eligible Security as of October 31, 2004. To determine the Brady Residual Amount corresponding to your holdings of this Eligible Security, you must mul tiply the original principal amount of the Eligible Security you hold by the Brady Residual Amount per unit of relevant currency of original principal amount of this Eligible Security. We currently estimate this amount to be 0.66463 based on the value of the Brady Collateral for this Eligible Security as of October 31, 2004. We can offer no assurance, however, that the Brady Residual Amount or the Brady Residual Amount per unit of original principal amount for this Eligible Security will be the same as t hose set forth above, as the actual value of the Brady Collateral will not be determined until shortly before the Settlement Date. For a description of how the Brady Residual Amount is calculated, see “Terms of the Offer — Consideration to be Received Pursuant to Tenders of Par Brady Bonds and Discount Brady Bonds.”

††	Physical or definitive form.

						Accrued but
			Original		Outstanding	unpaid interest	Eligible
			principal		principal amount as	up to but	Amount	Eligible Amount
	Relevant	ISIN (unless	amount	Scaling	of December 31,	excluding	(in	per unit of
Eligible Securities	currency	otherwise noted)	(in millions	factor	2001,	December 31,	millions	relevant currency
			of relevant	(%)	(in millions	2001,	of relevant	of original
			currency)		of relevant	(in millions	currency)	principal amount
					currency)	of relevant
						currency)

	A		B	C	D = B × C	E	F = D + E	G = F/B

Letras Externas, Japanese yen 7.4% due 2006 (EMTN Series 40)	Japanese yen	XS0066125559	8,000.00	100.00%	8,000.00	404.53	8,404.53	1.05057

Letras Externas, Japanese yen 7.4% due 2006 (EMTN Series 38)	Japanese yen	XS0065490988	8,000.00	100.00%	8,000.00	439.07	8,439.07	1.05488

Letras Externas, Japanese yen 4.4% due 2004	Japanese yen	XS0076249308	50,000.05	100.00%	50,000.05	207.78	50,207.83	1.00416

Samurai Bonds, Japanese yen (Series 6) 5.125% due 2004	Japanese yen	JP503200A061 011249965‡‡ 011249884‡‡	60,000.00	100.00%	60,000.00	145.21	60,145.21	1.00242

Letras Externas, Japanese yen 3.5% due 2009	Japanese yen	XS0100354066	18,000.00	100.00%	18,000.00	245.00	18,245.00	1.01361

Samurai Bonds, Japanese yen (Series 7) 4.85% 2000-2005	Japanese yen	JP503200A095 011732127‡‡ 011732003‡‡	61,500.00	100.00%	61,500.00	787.11	62,287.11	1.01280

Samurai Bonds, (Series 5) 5.40% due 2003	Japanese yen	JP503200AWC2 010551528‡‡ 010551544‡‡	20,000.00	100.00%	20,000.00	41.42	20,041.42	1.00207

Samurai Bonds, Japanese yen 5% due 2002	Japanese yen	JP503200ASC0 007225113‡‡ 007225156‡‡	50,000.05	100.00%	50,000.05	76.39	50,076.44	1.00153

Bontes, 11.25% due 2004	U.S. dollar	ARARGE032409	508.74	100.00%	508.74	5.88	514.62	1.01156

Bontes, 12.125% due 2005	U.S. dollar	ARARGE032581	759.54	100.00%	759.54	10.23	769.77	1.01347

Bontes, 9.9375% due 2027	U.S. dollar	ARARGE032136	3.40	100.00%	3.40	0.10	3.49	1.02816

Pagarés, U.S. dollar floating rate Series I BADLAR[4]+4.5% due 2007 (CELTIC I)	U.S. dollar	ARARGE033472	186.00	100.00%	186.00	5.52	191.52	1.02968

Pagarés, U.S. dollar floating rate BADLAR+4.5% due 2006 (RADAR IV)	U.S. dollar	ARARGE033431	232.00	100.00%	232.00	6.75	238.75	1.02911

Pagarés, U.S. dollar floating rate BADLAR+4.5% due 2006 (RADAR III)	U.S. dollar	ARARGE033415	361.92	100.00%	361.92	9.93	371.84	1.02742

FERROBONOS	U.S. dollar	ARARGE030056	5.51	100.00%	5.51	0.06	5.57	1.01000

Pagarés, U.S. dollar floating rate Series II BADLAR+4.5% due 2007 (CELTIC II)	U.S. dollar	ARARGE033480	279.07	100.00%	279.07	8.74	287.81	1.03131

‡‡	Common ID identification code.

[4]	BADLAR is the local Argentine interest rate for time deposits in excess of U.S.$1 million.

						Accrued but
			Original		Outstanding	unpaid interest	Eligible
			principal		principal amount as	up to but	Amount	Eligible Amount
	Relevant	ISIN (unless	amount	Scaling	of December 31,	excluding	(in	per unit of
Eligible Securities	currency	otherwise noted)	(in millions	factor	2001,	December 31,	millions	relevant currency
			of relevant	(%)	(in millions	2001,	of relevant	of original
			currency)		of relevant	(in millions	currency)	principal amount
					currency)	of relevant
						currency)

	A		B	C	D = B × C	E	F = D + E	G = F/B

Pagarés, U.S. dollar floating rate BADLAR+4% due 2005 (HEXAGON IV)	U.S. dollar	ARARGE033522	464.07	100.00%	464.07	14.28	478.35	1.03077

Bonds, U.S. dollar floating rate L+0.8125% (BR) and (RG)	U.S. dollar	XS0043120236 XS0043120582 XS0043120822	2,923.54	56.00%	1,637.18	14.12	1,651.31	0.56483

Par Bonds, U.S. dollar 6% due 2023 (BR) and (RG)	U.S. dollar	XS0043119147 XS0043119576	2,259.56	100.00%	2,259.56	0.00	N/A5	N/A5

Global Bonds, U.S. dollar zero-coupon due October 2003 (Series E)	U.S. dollar	US040114BK53	250.00	81.50%	203.75	4.51	208.26	0.83305

Pagarés, U.S. dollar floating rate Series I BADLAR+4.05% due 2003 (RADAR I)	U.S. dollar	ARARGE033266	349.47	100.00%	349.47	10.32	359.79	1.02954

Pagarés, U.S. dollar floating rate Series II BADLAR+4.05% due 2003 (RADAR II)	U.S. dollar	ARARGE033274	351.68	100.00%	351.68	5.09	356.77	1.01447

Discount Bonds, German deutsche mark DEM L+0.8125% due 2023	euro	DE0004103015	144.15	100.00%	144.15	0.00	N/A6	N/A6

Bonds, euro 9% due 2006	euro	DE0002998952	450.00	100.00%	450.00	27.56	477.56	1.06125

Letras Externas, euro 10% due 2007	euro	XS0124528703	500.00	100.00%	500.00	42.92	542.92	1.08583

Bonds, euro 10% due 2007	euro	DE0005450258	500.00	100.00%	500.00	15.83	515.83	1.03167

Bonds, euro 10% due 2004	euro	DE0004500558	400.00	100.00%	400.00	2.67	402.67	1.00667

Letras Externas, euro 10% due 2005	euro	XS0105694789	649.93	100.00%	649.93	63.75	713.68	1.09808

Bonds, euro 10.25% due 2007	euro	DE0004509005	750.00	100.00%	750.00	71.54	821.54	1.09538

[5]	The original principal amount of Discounts to be received in exchange for tenders of this Eligible Security will be determined on the basis of the Brady Residual Amount for this Eligible Security, which for the entire series of this Eligible Security is currently estimated to be U.S.$1,247.64 million based on the value of the Brady Collateral for this Eligible Security as of October 31, 2004. To determine the Brady Residual Amount corresponding to your holdings of this Eligible Security, you must multiply the original principal amount of the Eligible Security you hold by the Brady Residual Amount per unit of relevant currency of original principal amount of this Eligible Security. We currently estimate this amount to be 0.55216 based on the value of the Brady Collateral for this Eligible Security as of October 31, 2004. We can offer no assurance, however, that the Brady Residual Amount or the Brady Residual Amount per unit of original principal amount for this Eligible Security will be the same as those set forth above, as the actual value of the Brady Collateral will not be determined until shortly before the Settlement Date. For a description of how the Brady Residual Amount is calculated, see “Terms of the Offer — Consideration to be Received Pursuant to Tenders of Par Brady Bonds and Discount Brady Bonds.”

[6]	The original principal amount of Discounts to be received in exchange for tenders of this Eligible Security will be determined on the basis of the Brady Residual Amount for this Eligible Security, which for the entire series of this Eligible Security is currently estimated to be €95.54 million based on the value of the Brady Collateral for this Eligible Security as of October 31, 2004. To determine the Brady Residual Amount corresponding to your holdings of this Eligible Security, you must multiply the original principal amount of the Eligible Security you hold by the Brady Residual Amount per unit of relevant currency of original principal amount of this Eligible Security. We currently estimate this amount to be 0.66276 based on the value of the Brady Collateral for this Eligible Security as of October 31, 2004. We can offer no assurance, however, that the Brady Residual Amount or the Brady Residual Amount per unit of original principal amount for this Eligible Security will be the same as those set forth above, as the actual value of the Brady Collateral will not be determined until shortly before the Settlement Date. For a description of how the Brady Residual Amount is calculated, see “Terms of the Offer — Consideration to be Received Pursuant to Tenders of Par Brady Bonds and Discount Brady Bonds.”

						Accrued but
			Original		Outstanding	unpaid interest	Eligible
			principal		principal amount as	up to but	Amount	Eligible Amount
	Relevant	ISIN (unless	amount	Scaling	of December 31,	excluding	(in	per unit of
Eligible Securities	currency	otherwise noted)	(in millions	factor	2001,	December 31,	millions	relevant currency
			of relevant	(%)	(in millions	2001,	of relevant	of original
			currency)		of relevant	(in millions	currency)	principal amount
					currency)	of relevant
						currency)

	A		B	C	D = B × C	E	F = D + E	G = F/B

Letras Externas, euro 10.50% 2000 and 7% 2001-2004 due 2004	euro	XS0096960751	399.65	100.00%	399.65	22.07	421.72	1.05523

Letras Externas, euro 7.125% due 2002	euro	XS0098314874	200.00	100.00%	200.00	7.96	207.96	1.03982

Bonds, euro 15% 2000-2001 and 8% 2002-2008 due 2008[7]	euro	DE0002923851	350.00	100.00%	350.00	23.72	373.72	1.06778

Bonds, euro 11% 1999-2001 and 8% 2002-2008 due 2008††	euro	DE0001974608	766.94	100.00%	766.94	51.98	818.92	1.06778

Bonds, euro 10% 1999-2001 and 8% 2002-2008 due 2008 (fungible)	euro	XS0103457585	455.56	100.00%	455.56	30.88	486.44	1.06778

Bonds, euro 8% 1999-2002, 8.25% 2002-2006 and 9% 2007-2010 due 2010††	euro	DE0002483203	511.29	100.00%	511.29	19.88	531.18	1.03889

Bonds, euro 8% due 2002	euro	IT0006527292	150.00	100.00%	150.00	10.20	160.20	1.06800

Letras Externas, euro 8.125% due 2004	euro	XS0109203298	500.00	100.00%	500.00	9.79	509.79	1.01959

Bonds, euro 8.5% due 2004[8]	euro	DE0003089850	650.00	100.00%	650.00	27.63	677.63	1.04250

Letras Externas, euro 8.75% due 2003	euro	XS0084071421	600.00	100.00%	600.00	47.69	647.69	1.07948

Global Bonds, euro 8.125% due 2008	euro	XS0086333472	750.00	100.00%	750.00	42.32	792.32	1.05642

Bonds, euro 9.25% due 2002	euro	DE0003527966	500.00	100.00%	500.00	8.99	508.99	1.01799

Bonds, euro 9.5% due 2004	euro	DE0002929452	400.00	100.00%	400.00	31.35	431.35	1.07838

Letras Externas, euro 9.25% due 2004	euro	XS0113833510	1,000.00	100.00%	1,000.00	41.56	1,041.56	1.04156

Letras Externas, euro 9% due 2005	euro	US040114FZ86† USP8055KFQ33#	750.00	100.00%	750.00	40.69	790.69	1.05425

Bonds, euro 9% due 2003	euro	DE0002466208	1,000.00	100.00%	1,000.00	47.75	1,047.75	1.04775

Bonds, euro 9% due 2009	euro	DE0003045357	650.00	100.00%	650.00	34.94	684.94	1.05375

Letras Externas, euro 8.50% due 2010	euro	XS0089277825	500.00	100.00%	500.00	17.71	517.71	1.03542

Letras Externas, euro Fixed-rate due 2028	euro	US04011MAR16† US04011NAR98#	750.00	8.09%	60.68	3.50	64.19	0.08558

Strip Coupon, euro Fixed-rate due 2006	euro	US04011MAL46† US04011NAL29#	356.25	65.71%	234.10	12.13	246.24	0.69119

[7]	Definitive form bearer securities in an aggregate original principal amount of €350,000,000, of €342,476,000 is held through Clearstream and €7,524,000 is held outside the clearing system.

††	Physical or definitive form.

[8]	Definitive form bearer securities in an aggregate original principal amount of €650,000,000, of which €649,857,000 is held through Clearstream and €143,000 is held outside the clearing system.

†	Rule 144A identification code.

#	Regulation S identification code.

						Accrued but
			Original		Outstanding	unpaid interest	Eligible
			principal		principal amount as	up to but	Amount	Eligible Amount
	Relevant	ISIN (unless	amount	Scaling	of December 31,	excluding	(in	per unit of
Eligible Securities	currency	otherwise noted)	(in millions	factor	2001,	December 31,	millions	relevant currency
			of relevant	(%)	(in millions	2001,	of relevant	of original
			currency)		of relevant	(in millions	currency)	principal amount
					currency)	of relevant
						currency)

	A		B	C	D = B × C	E	F = D + E	G = F/B

Strip Coupon, euro Fixed-rate due 2011	euro	US04011MAM29† US04011NAM02#	356.25	40.22%	143.29	8.08	151.38	0.42492

Strip Coupon, euro Fixed-rate due 2016	euro	US04011MAN02† US04011NAN84#	356.25	24.67%	87.88	5.09	92.97	0.26096

Strip Coupon, euro Fixed-rate due 2021	euro	US04011MAP59† US04011NAP33#	356.25	15.16%	54.02	3.16	57.19	0.16052

Strip Coupon, euro Fixed-rate due 2026	euro	US04011MAQ33† US04011NAQ16#	356.25	9.56%	34.06	1.98	36.04	0.10118

Letras Externas, euro EURIBOR+5.10% due 2004	euro	XS0105224470	200.00	100.00%	200.00	4.80	204.80	1.02402

Bonds, euro EURIBOR+4% due 2003	euro	IT0006529769	100.00	100.00%	100.00	1.92	101.92	1.01925

Bonds, euro 9.75% due 2003	euro	DE0003538914	250.00	100.00%	250.00	2.37	252.37	1.00948

Bontes, 8.75% due 2002	U.S. dollar	ARARGE031633	1,513.42	100.00%	1,513.42	19.13	1,532.55	1.01264

Bontes, variable rate ENCUESTA+3.2% due 2003	U.S. dollar	ARARGE032086	143.07	100.00%	143.07	4.08	147.15	1.02850

Bontes, 11.75% due 2003	U.S. dollar	ARARGE032573	732.90	100.00%	732.90	9.57	742.47	1.01306

Debt Consolidation Bonds, U.S. dollar 3rd Series (Pre 6)	U.S. dollar	ARARGE033183	66.30	110.89%	73.52	0.13	73.65	1.11079

Debt Consolidation Bonds, U.S. dollar 4th Series (Pro 8)	U.S. dollar	ARARGE033191	13.28	110.89%	14.72	0.03	14.75	1.11079

Debt Consolidation Bonds, U.S. dollar 5th Series (Pro 10)***	U.S. dollar	ARARGE033217 ARARGE043836	51.53	100.00%	51.53	0.26	51.79	1.00513

Bono Pagaré, Series IV ENCUESTA+3.3% due 2002	U.S. dollar	ARARGE032862	11.25	100.00%	11.25	0.35	11.60	1.03093

Bono Pagaré, Series V ENCUESTA+5.8% due 2002	U.S. dollar	ARARGE032953	1.42	100.00%	1.42	0.02	1.45	1.01671

Bono Pagaré, Series VI ENCUESTA+4.35% due 2004	U.S. dollar	ARARGE033084	20.73	100.00%	20.73	0.18	20.91	1.00873

Bono Pagaré, Series III ENCUESTA+4% due 2002	U.S. dollar	ARARGE032714	3.99	100.00%	3.99	0.12	4.12	1.03087

Bono Pagaré, Series B BADLAR+3% due 2002	U.S. dollar	ARARGE033456	130.00	100.00%	130.00	1.68	131.68	1.01293

†	Rule 144A identification code.

#	Regulation S identification code.

***	Unpaid interest and principal payments on this security have been separated into separately tradable stripped payment coupons. Holders of this security will be required to tender every stripped coupon for this tranche in order to effect an exchange of the security pursuant to the Offer.

						Accrued but
			Original		Outstanding	unpaid interest	Eligible
			principal		principal amount as	up to but	Amount	Eligible Amount
	Relevant	ISIN (unless	amount	Scaling	of December 31,	excluding	(in	per unit of
Eligible Securities	currency	otherwise noted)	(in millions	factor	2001,	December 31,	millions	relevant currency
			of relevant	(%)	(in millions	2001,	of relevant	of original
			currency)		of relevant	(in millions	currency)	principal amount
					currency)	of relevant
						currency)

	A		B	C	D = B × C	E	F = D + E	G = F/B

Bono Pagaré, Series C BADLAR+0.75% due 2002	U.S. dollar	ARARGE033464	75.00	100.00%	75.00	1.06	76.06	1.01418

Bono Pagaré, Series A ENCUESTA+5.8% due 2002	U.S. dollar	ARARGE033449	197.80	100.00%	197.80	2.23	200.03	1.01125

Pagaré o Bono del Gobierno Nacional, variable rate ENCUESTA+5.8% due 2006	U.S. dollar	ARARGE033340	14.56	102.94%	14.99	0.11	15.11	1.03730

Capitalized Certificates, U.S. dollar 10.5% 1998-2018	U.S. dollar	ARARGE03D230	77.55	134.92%	104.63	—	104.63	1.34923

Global Bonds, U.S. dollar zero-coupon due October 2004 (Series F)	U.S. dollar	US040114BL37	250.00	72.64%	181.60	4.20	185.80	0.74320

Discount Bonds, U.S. dollar	U.S. dollar	XS0043118172	800.50	100.00%	800.50	0.00	N/A9	N/A9
L+0.8125% due 2023 (BR) and (RG)		XS0043118339

Global Bonds, U.S. dollar	U.S. dollar	US040114GG96	5,480.64	106.13%	5,816.33	23.75	5,840.08	1.06558
12.25% due 2018

Letras Externas, U.S. dollar	U.S. dollar	XS0142424141	510.27	100.00%	505.77	6.23	512.00	N/A*
BADLAR+2.98% due		XS0142426195						N/A*
2004** (Series 75)		XS0142426781						N/A*
(including Tranche 7)		XS0142427599						N/A*
		XS0142428134						N/A*
		XS0169331393						N/A*
		XS0169352399						N/A*
		XS0169353793						N/A*
		XS0169354684						N/A*
		XS0169355657						N/A*
		XS0142240414						N/A*
		XS0142311298						N/A*
		XS0142311371						N/A*

[9]	The original principal amount of Discounts to be received in exchange for tenders of this Eligible Security will be determined on the basis of the Brady Residual Amount for this Eligible Security, which for the entire series of this Eligible Security is currently estimated to be U.S.$424.06 million based on the value of the Brady Collateral for this Eligible Security as of October 31, 2004. To determine the Brady Residual Amount corresponding to your holdings of this Eligible Security, you must multiply the original principal amount of the Eligible Security you hold by the Brady Residual Amount per unit of relevant currency of original principal amount of this Eligible Security. We currently estimate this amount to be 0.52974 based on the value of the Brady Collateral for this Eligible Security as of October 31, 2004. We can offer no assurance, however, that the Brady Residual Amount or the Brady Residual Amount per unit of original principal amount for this Eligible Security will be the same as those set forth above, as the actual value of the Brady Collateral will not be determined until shortly before the Settlement Date. For a description of how the Brady Residual Amount is calculated, see “Terms of the Offer — Consideration to be Received Pursuant to Tenders of Par Brady Bonds and Discount Brady Bonds.”

**	Reflects deduction of tax payment amounts.

*	Unpaid interest and principal payments on this security have been separated into separately tradable stripped payment coupons. Holders of each of these stripped coupons may separately tender each such stripped coupon pursuant to the Offer, without having to reconstitute the original security. In order to determine the Eligible Amount corresponding to each stripped coupon you hold, you must multiply the face amount of each coupon by 0.89689, which represents the Eligible Amount per unit of relevant currency of the aggregate face value of all interest and principal coupons corresponding to this series.

Accrued but
			Original		Outstanding	unpaid interest	Eligible
			principal		principal amount as	up to but	Amount	Eligible Amount
	Relevant	ISIN (unless	amount	Scaling	of December 31,	excluding	(in	per unit of
Eligible Securities	currency	otherwise noted)	(in millions	factor	2001,	December 31,	millions	relevant currency
			of relevant	(%)	(in millions	2001,	of relevant	of original
			currency)		of relevant	(in millions	currency)	principal amount
					currency)	of relevant
currency)

	A		B	C	D = B × C	E	F = D + E	G = F/B

		XS0142311702						N/A*
		XS0142311967						N/A*
		XS0142312189						N/A*
		XS0142312346						N/A*
		XS0142312692						N/A*
		XS0142312775						N/A*
		XS0142312932						N/A*
		XS0142313070						N/A*
		XS0142313237						N/A*
		XS0142313740						N/A*
		XS0142314631						N/A*
		XS0142315364						N/A*
		XS0142315877						N/A*
		XS0142316255						N/A*
		XS0142316412						N/A*
		XS0142316768						N/A*
		XS0142316842						N/A*
		XS0142317147						N/A*
		XS0142317576						N/A*
		XS0142317733						N/A*
		XS0142317816						N/A*
		XS0142318111						N/A*
		XS0142318541						N/A*
		XS0142319192						N/A*
		XS0142319358						N/A*
		XS0142320109						N/A*
		XS0142242972						N/A*
		XS0142465417						N/A*
		XS0142465763						N/A*
		XS0142465920						N/A*
		XS0142466142						N/A*
		XS0142466654						N/A*
		XS0150789799						N/A*
		XS0150853124						N/A*
		XS0150853397						N/A*
		XS0150853470						N/A*
		XS0150853553						N/A*
		XS0150853637						N/A*
		XS0157405233						N/A*
		XS0157406470						N/A*
		XS0157408096						N/A*

*	Unpaid interest and principal payments on this security have been separated into separately tradable stripped payment coupons. Holders of each of these stripped coupons may separately tender each such stripped coupon pursuant to the Offer, without having to reconstitute the original security. In order to determine the Eligible Amount corresponding to each stripped coupon you hold, you must multiply the face amount of each coupon by 0.89689, which represents the Eligible Amount per unit of relevant currency of the aggregate face value of all interest and principal coupons corresponding to this series.

							Accrued but
			Original			Outstanding	unpaid interest	Eligible
			principal			principal amount as	up to but	Amount	Eligible Amount
	Relevant	ISIN (unless	amount		Scaling	of December 31,	excluding	(in	per unit of
Eligible Securities	currency	otherwise noted)	(in millions		factor	2001,	December 31,	millions	relevant currency
			of relevant		(%)	(in millions	2001,	of relevant	of original
			currency)			of relevant	(in millions	currency)	principal amount
						currency)	of relevant
							currency)

	A		B		C	D = B × C	E	F = D + E	G = F/B

		XS0157408765							N/A*
		XS0157409060							N/A*
		XS0157409144							N/A*
		XS0170149438							N/A*
		XS0170150360							N/A*
		XS0170150873							N/A*
		XS0170151251							N/A*
		XS0170152903							N/A*
		XS0170154271							N/A*
		XS0179690721							N/A*
		XS0179691539							N/A*
		XS0179692420							N/A*
		XS0179694475							N/A*
		XS0188805716							N/A*

Bontes, 11.75% due 2006	U.S. dollar	ARARGE033076	225.18		100.00%	225.18	3.38	228.56	1.01501

Bonds, Spanish peseta 7.5% due 2002	euro	ES0273541013	120.20		100.00%	120.20	5.46	125.66	1.04542

Bonds, euro 14% 2000-2001 and 8% 2002-2008 due 2008	euro	DE0002966900	250.00		100.00%	250.00	16.94	266.94	1.06778

Global Bonds, U.S. dollar 12% due 2031 (capitalized)	U.S. dollar	US040114GH79	8,108.63		106.00%	8,595.15	34.38	8,629.53	1.06424

Pagaré, fixed rate Series I 14.75% due 2002 (HEXAGON II)	U.S. dollar	ARARGE03D206	181.72		100.00%	181.72	2.28	184.00	1.01253

Pagaré, fixed rate Series II 14.75% due 2002 (HEXAGON III)	U.S. dollar	ARARGE03D214	209.51		100.00%	209.51	5.93	215.43	1.02829

Debt Consolidation Bonds, Argentine peso 1st Series (Pro 1) Amortizing Payment Coupon due January 2002	Argentine peso	ARARGE043919	163.55	****	1.16%	1.90	0.02	1.93	0.01177

Debt Consolidation Bonds, Argentine peso 1st Series (Pro 1) Amortizing Payment Coupon due February 2002	Argentine peso	ARARGE044016	163.55	****	1.16%	1.90	0.02	1.93	0.01177

Debt Consolidation Bonds, Argentine peso 1st Series (Pro 1) Amortizing Payment Coupon due March 2002	Argentine peso	ARARGE044172	163.55	****	1.16%	1.90	0.02	1.93	0.01177

*	Unpaid interest and principal payments on this security have been separated into separately tradable stripped payment coupons. Holders of each of these stripped coupons may separately tender each such stripped coupon pursuant to the Offer, without having to reconstitute the original security. In order to determine the Eligible Amount corresponding to each stripped coupon you hold, you must multiply the face amount of each coupon by 0.89689, which represents the Eligible Amount per unit of relevant currency of the aggregate face value of all interest and principal coupons corresponding to this series.

****	This number does not represent the original principal amount for this stripped payment coupon. Rather, it represents the nominal amount assigned by Caja de Valores to this stripped coupon based on the original principal amount of the corresponding Eligible Security in its entirety.

							Accrued but
			Original			Outstanding	unpaid interest	Eligible
			principal			principal amount as	up to but	Amount	Eligible Amount
	Relevant	ISIN (unless	amount		Scaling	of December 31,	excluding	(in	per unit of
Eligible Securities	currency	otherwise noted)	(in millions		factor	2001,	December 31,	millions	relevant currency
			of relevant		(%)	(in millions	2001,	of relevant	of original
			currency)			of relevant	(in millions	currency)	principal amount
						currency)	of relevant
							currency)

	A		B		C	D = B × C	E	F = D + E	G = F/B

Debt Consolidation Bonds, Argentine peso 1st Series (Pro 1)	Argentine peso	ARP04981BV04	163.55		69.86%	114.25	0.47	114.73	0.70147

Debt Consolidation Bonds, U.S. dollar 1st Series (Pro 2) Amortizing Payment Coupon January 2002	U.S. dollar	ARARGE043927	496.48	****	1.12%	5.54	0.03	5.56	0.01121

Debt Consolidation Bonds, U.S. dollar 1st Series (Pro 2) Amortizing Payment Coupon February 2002	U.S. dollar	ARARGE044008	496.48	****	1.12%	5.54	0.03	5.56	0.01121

Debt Consolidation Bonds, U.S. dollar 1st Series (Pro 2) Amortizing Payment Coupon March 2002	U.S. dollar	ARARGE044164	496.48	****	1.12%	5.54	0.03	5.56	0.01121

Debt Consolidation Bonds, U.S. dollar 1st Series (Pro 2)	U.S. dollar	ARP04981BA66	496.48		66.99%	332.61	0.53	333.14	0.67101

Debt Consolidation Bonds, U.S. dollar 2nd Series (Pro 4) Amortizing Payment Coupon December 2001	U.S. dollar	ARARGE043877	364.40	****	1.18%	4.31	0.04	4.34	0.01191

Debt Consolidation Bonds, U.S. dollar 2nd Series (Pro 4) Amortizing Payment Coupon January 2002	U.S. dollar	ARARGE044073	364.40	****	1.18%	4.31	0.04	4.34	0.01191

Debt Consolidation Bonds, U.S. dollar 2nd Series (Pro 4) Amortizing Payment Coupon February 2002	U.S. dollar	ARARGE044230	364.40	****	1.18%	4.31	0.04	4.34	0.01191

Debt Consolidation Bonds, U.S. dollar 2nd Series (Pro 4)	U.S. dollar	ARARGE031773	364.40		124.11%	452.26	0.78	453.04	1.24327

Debt Consolidation Bonds, U.S. dollar 2nd Series (Pre 4) Amortizing Payment Coupon January 2002	U.S. dollar	ARARGE043901	1,533.14	****	2.79%	42.76	0.07	42.84	0.02794

Debt Consolidation Bonds, U.S. dollar 2nd Series (Pre 4) Amortizing Payment Coupon February 2002	U.S. dollar	ARARGE044032	1,533.14	****	2.79%	42.76	0.07	42.84	0.02794

Debt Consolidation Bonds, U.S. dollar 2nd Series (Pre 4) Amortizing Payment Coupon March 2002	U.S. dollar	ARARGE044198	1,533.14	****	2.79%	42.76	0.07	42.84	0.02794

Debt Consolidation Bonds, U.S. dollar 2nd Series (Pre 4)	U.S. dollar	ARP04981DG19	1,533.14		16.95%	259.86	0.45	260.32	0.16979

****	This number does not represent the original principal amount for this stripped payment coupon. Rather, it represents the nominal amount assigned by Caja de Valores to this stripped coupon based on the original principal amount of the corresponding Eligible Security in its entirety.

							Accrued but
			Original			Outstanding	unpaid interest	Eligible
			principal			principal amount as	up to but	Amount	Eligible Amount
	Relevant	ISIN (unless	amount		Scaling	of December 31,	excluding	(in	per unit of
Eligible Securities	currency	otherwise noted)	(in millions		factor	2001,	December 31,	millions	relevant currency
			of relevant		(%)	(in millions	2001,	of relevant	of original
			currency)			of relevant	(in millions	currency)	principal amount
						currency)	of relevant
							currency)

	A		B		C	D = B × C	E	F = D + E	G = F/B

Debt Consolidation Bonds, U.S. dollar 3rd Series (Pro 6) Amortizing Payment Coupon January 2002	U.S. dollar	ARARGE043851	628.05	****	4.00%	25.12	0.35	25.48	0.04056

Debt Consolidation Bonds, U.S. dollar 3rd Series (Pro 6)	U.S. dollar	ARARGE032177	628.05		84.00%	527.56	2.48	530.04	0.84395

Debt Consolidation Bonds, Argentine peso 2nd Series (Pro 3) Amortizing Payment Coupon due December 2001	Argentine peso	ARARGE043885	2.60	****	1.02%	0.03	0.00	0.03	0.01038

Debt Consolidation Bonds, Argentine peso 2nd Series (Pro 3) Amortizing Payment Coupon due January 2002	Argentine peso	ARARGE044065	2.60	****	1.02%	0.03	0.00	0.03	0.01038

Debt Consolidation Bonds, Argentine peso 2nd Series (Pro 3) Amortizing Payment Coupon due February 2002	Argentine peso	ARARGE044222	2.60	****	1.02%	0.03	0.00	0.03	0.01038

Debt Consolidation Bonds, Argentine peso 2nd Series (Pro 3)	Argentine peso	ARARGE031781	2.60		106.98%	2.79	0.01	2.80	1.07410

Debt Consolidation Bonds, Argentine peso 3rd Series (Pro 5) Amortizing Payment Coupon due January 2002	Argentine peso	ARARGE043869	336.38	****	4.00%	13.46	0.28	13.74	0.04084

Debt Consolidation Bonds, Argentine peso 3rd Series (Pro 5)	Argentine peso	ARARGE032185	336.38		84.00%	282.56	1.98	284.54	0.84590

Debt Consolidation Bonds, Argentine peso 2nd Series (Pre 3) Amortizing Payment Coupon due January 2002	Argentine peso	ARARGE043893	180.12	****	2.63%	4.73	0.02	4.75	0.02638

Debt Consolidation Bonds, Argentine peso 2nd Series (Pre 3) Amortizing Payment Coupon due February 2002	Argentine peso	ARARGE044057	180.12	****	2.63%	4.73	0.02	4.75	0.02638

Debt Consolidation Bonds, Argentine peso 2nd Series (Pre 3) Amortizing Payment Coupon due March 2002	Argentine peso	ARARGE044214	180.12	****	2.63%	4.73	0.02	4.75	0.02638

Debt Consolidation Bonds, Argentine peso 2nd Series (Pre 3)	Argentine peso	ARP04981DH91	180.12		15.96%	28.74	0.13	28.87	0.16029

Bonds, 1992 (Bonex 92)***	U.S. dollar	ARARGE030122 ARARGE044404	1,199.74		12.50%	149.97	1.56	151.53	0.12630

****	This number does not represent the original principal amount for this stripped payment coupon. Rather, it represents the nominal amount assigned by Caja de Valores to this stripped coupon based on the original principal amount of the corresponding Eligible Security in its entirety.

***	Unpaid interest and principal payments on this security have been separated into separately tradable stripped payment coupons. Holders of this security will be required to tender every stripped coupon for this tranche in order to effect an exchange of the security pursuant to the Offer.

							Accrued but
			Original			Outstanding	unpaid interest	Eligible
			principal			principal amount as	up to but	Amount	Eligible Amount
	Relevant	ISIN (unless	amount		Scaling	of December 31,	excluding	(in	per unit of
Eligible Securities	currency	otherwise noted)	(in millions		factor	2001,	December 31,	millions	relevant currency
			of relevant		(%)	(in millions	2001,	of relevant	of original
			currency)			of relevant	(in millions	currency)	principal amount
						currency)	of relevant
							currency)

	A		B		C	D = B × C	E	F = D + E	G = F/B

Hydrocarbon Royalties Restructuring Bonds, Amortizing Payment Coupons January 2002	U.S. dollar	ARARGE044081	20.01	****	1.13%	0.23	0.00	0.23	0.01141

Hydrocarbon Royalties Restructuring Bonds, Amortizing Payment Coupons February 2002	U.S. dollar	ARARGE043992	20.01	****	1.13%	0.23	0.00	0.23	0.01141

Hydrocarbon Royalties Restructuring Bonds, Amortizing Payment Coupons March 2002	U.S. dollar	ARARGE044156	20.01	****	1.13%	0.23	0.00	0.23	0.01141

Hydrocarbon Royalties Restructuring Bonds	U.S. dollar	ARARGE030114	20.01		90.82%	18.18	0.03	18.20	0.90960

****	This number does not represent the original principal amount for this stripped payment coupon. Rather, it represents the nominal amount assigned by Caja de Valores to this stripped coupon based on the original principal amount of the corresponding Eligible Security in its entirety.

ANNEX D-1

THE CHAIN OF A TENDER:

ELIGIBLE SECURITIES

HELD BY A DIRECT PARTICIPANT

D-1-1

ANNEX D-2

THE CHAIN OF A TENDER:

ELIGIBLE SECURITIES

HELD THROUGH A SECURITIES INTERMEDIARY

D-2-1

ANNEX E

SAMPLE CALCULATIONS RELATED TO

EXCHANGE RATIOS

      In order to determine the amount of New Securities that you will receive, you need to a) find your Eligible Security in Annex A and in Annex C, b) determine your Eligible Amount, c) choose from the New Securities that are available to you given the security you are exchanging and d) calculate the amount of New Securities that you will receive.

ANNEX E

EXAMPLE 1

An investor has U.S.$1,000 of the following instrument: Global Bonds, U.S. dollar zero-coupon due October 2003 (Series E), ISIN Number US040114BK53 and wants to exchange for Discounts denominated in U.S. dollars. For purposes of this example we will assume no pro-ration.

(1)	The Eligible Amount per Unit of Relevant Currency of Original Principal Amount for each Eligible Security is listed on Annex C.

(2)	The alternatives for exchange for each type of Eligible Security (Currency and Governing law) can be found on the table on page S-39 of this Prospectus Supplement.
(3)	The Exchange Ratio for each type of New Security can be found on the table on page S-39 of this Prospectus Supplement.

ANNEX E

EXAMPLE 2

An investor has Sfr.3,000 of the following instrument: Bonds, Swiss franc 7.0% due 2003, ISIN Number CH0005458101 and wants to exchange for Pars denominated in pesos. For purposes of this example we will assume no pro-ration.

(1)	The Eligible Amount per Unit of Relevant Currency of Original Principal Amount for each Eligible Security is listed on Annex C.
(2)	The alternatives for exchange for each type of Eligible Security (Currency and Governing law) can be found on the table on page S-39 of this Prospectus Supplement.
(3)	The Exchange Ratio for each type of New Security can be found on the table on page S-39 of this Prospectus Supplement.

ANNEX E

EXAMPLE 3

An investor has Sfr.3,000 of the following instrument: Bonds, Swiss franc 7.0% due 2003, ISIN CH0005458101 and wants to exchange for Pars denominated in euro. For purposes of this example we will assume no pro-ration.

(1)	The Eligible Amount per Unit of Relevant Currency of Original Principal Amount for each Eligible Security is listed on Annex C.
(2)	The alternatives for exchange for each type of Eligible Security (Currency and Governing law) can be found on the table on page S-39 of this Prospectus Supplement.
(3)	The Exchange Ratio for each type of New Security can be found on the table on page S-39 of this Prospectus Supplement.

ANNEX E

EXAMPLE 4

An investor has Sfr.900,000.00 of the following instrument: Bonds, Swiss franc 7.0% due 2003, ISIN CH0005458101 and wants to exchange for Quasi-Pars denominated in pesos. For purposes of this example we will assume no pro-ration.

(1)	The Eligible Amount per Unit of Relevant Currency of Original Principal Amount for each Eligible Security is listed on Annex C.
(2)	The alternatives for exchange for each type of Eligible Security (Currency and Governing law) can be found on the table on page S-39 of this Prospectus Supplement.
(3)	The Exchange Ratio for each type of New Security can be found on the table on page S-39 of this Prospectus Supplement.

ANNEX F

Sample Calculations Related to Payment on GDP-linked Securities

			2009

A	Reference Year

B	Base Case Previous Year (2008) GDP in billions of 1993 pesos		317.520

C	Base Case Reference Year (2009) GDP in billions of 1993 pesos		327.969

D	Base Case GDP Growth Rate (= C/ B-1)		3.29%

		Example 1	Example 2	Example 3
E	Hypothetical Actual Reference Year (2009) Real GDP in billions of 1993 pesos	335.000	335.000	310.000

F	Condition I — Does Actual Real GDP exceed Base Case GDP for the reference year? (Is E>C?)	Yes	Yes	No

G	Hypothetical annual growth in Actual Real GDP in Reference Year	3.50%	2.50%

H	Condition II — Does the annual growth in Actual Real GDP exceed the growth in Base Case GDP for the reference year? (Is G>D?)	Yes	No

Excess GDP Calculation

I	Excess GDP in billions of 1993 pesos (E-C)	7.031

J	Hypothetical GDP deflator for reference year/ GDP deflator for base year (1993)	2.00

K	Excess GDP in billions of nominal pesos of Reference Year (= I × J)	14.062

Payment in pesos

L	Available Excess GDP in pesos per one peso in notional amount of GDP-linked Securities (= 0.05 × K × 0.004190)	0.00295

M	Payment in pesos per one peso in notional amount of GDP-linked Securities(1) (= L)	0.00295

Payment in U.S. dollars

N	Available Excess GDP in pesos per one U.S. dollar in notional amount of GDP-linked Securities (= 0.05 × K × 0.012225)	0.00860

O	Hypothetical peso/ U.S. dollar exchange rate	3.00

P	Payment in U.S. dollars per one U.S. dollar in notional amount of GDP-linked Securities(2) (= N/ O)	0.00287

Payment in euro

Q	Available Excess GDP in pesos per one euro in notional amount of GDP-linked Securities (= 0.05 × K × 0.015387)	0.01082

R	Hypothetical peso/ euro exchange rate	4.00

S	Payment in euro per one euro in notional amount of GDP-linked Securities(3) (= Q/ R)	0.00270

(1)	Cumulative peso payments per one peso in notional amount of GDP-linked Securities cannot exceed the payment cap of Ps.0.48.
(2)	Cumulative U.S. dollar payments per one U.S. dollar in notional amount of GDP-linked Securities cannot exceed the payment cap of U.S.$0.48.
(3)	Cumulative euro payments per one euro in notional amount of GDP-linked Securities cannot exceed the payment cap of € 0.48.

F-1

ANNEX G

FORM OF PAPER ACCEPTANCE NOTICE1

THE REPUBLIC OF ARGENTINA

in respect of the Eligible Securities

This is the form of paper acceptance notice (the “Acceptance Notice”) referred to in the prospectus supplement dated January 10, 2005, of the Republic of Argentina (“Argentina”), which describe Argentina’s Offer to holders of the Eligible Securities to tender their Eligible Securities in exchange for New Securities (each, a “Tender”) on the terms and subject to the conditions set forth in the Offer Materials. This Acceptance Notice forms part of the Offer Materials. The terms and conditions of the Offer Materials are incorporated by reference herein. Capitalized terms used but not defined in this Acceptance Notice shall have the same meanings given to them in the prospectus supplement and the accompanying prospectus.

The Offer shall begin on January 14, 2005 (which we refer to as the “Launch Date”) and end at 4:15 P.M. (New York City time), on February 25, 2005, unless Argentina in its sole discretion extends it or terminates it earlier pursuant to the terms described in the Offer Materials.

The Offer is being extended to holders of Eligible Securities in the United States, Luxembourg and Denmark on the basis of the prospectus supplement and the accompanying prospectus. The Offer is also being extended on the basis of the prospectus supplement and the accompanying prospectus in certain jurisdictions where Argentina and the international joint dealer managers are relying on exemptions from regulatory approval by the relevant authorities.

The Offer is also being extended to holders of Eligible Securities in Argentina, Germany and Italy on the basis of separate prospectuses approved by the relevant regulatory authorities in these jurisdictions, and in the Netherlands and Spain on the basis of prospectuses consisting of this prospectus supplement and the accompanying prospectus, together with such additional disclosure required by the regulatory authorities in the Netherlands and Spain, as the case may be. Holders in Argentina, Germany, Italy, the Netherlands and Spain should review, and make their decision to participate in the Offer, solely on the basis of the prospectus approved by the relevant regulatory authority in that jurisdiction, copies of which may be obtained on the Offer Website. The Offer in Argentina is being managed by the Argentine joint dealer managers.

The Offer is only being extended where offers and solicitations are permitted by law, and only in accordance with the applicable laws, rules and regulations of the relevant jurisdiction.

The Offer being extended under the prospectus supplement and the accompanying prospectus and the offers being extended on the basis of separate prospectuses approved in the jurisdictions named above constitute one and the same Offer, subject to the same terms and conditions (as set forth in this prospectus supplement), except as required by applicable law or as otherwise noted in the prospectus supplement.

By submitting this Acceptance Notice or otherwise validly accepting the terms of the Offer, the undersigned, and (if applicable) the relevant direct participant on behalf of the undersigned, hereby acknowledge, represent, warrant and undertake to Argentina, the information agent, the exchange agent, the Luxembourg exchange agent and the international joint dealer managers, on each of the date hereof, the Expiration Date and the Settlement Date, that:

1.	the undersigned has received and reviewed the prospectus supplement and the accompanying prospectus,

[1]	Contact your custodian, broker, dealer, bank, trust company, trustee or other securities intermediary to obtain the necessary information and procedures on how to submit instructions to it in order to participate in the Offer. This form may not be used by clearing systems to tender Eligible Securities to the exchange agent. Only electronic acceptance notices can be used to submit tenders to the Exchange Agent, as described in the Offer Materials.

2.	the undersigned accepts the Offer in respect of the principal amount of Eligible Securities tendered in this Acceptance Notice, subject to the terms and conditions of the Offer as set forth in the prospectus supplement,

3.	subject to and effective upon exchange by Argentina of the Eligible Securities tendered in this Acceptance Notice, the undersigned renounces all right, title and interest in and to all such Eligible Securities exchanged by or at the direction of Argentina, and waives and releases Argentina and the trustee or fiscal agent for such Eligible Securities from any and all claims the undersigned may have, now or in the future, arising out of or related to the Offer and such Eligible Securities, including, without limitation, any claims that the undersigned is entitled to receive additional principal or interest payments with respect to such Eligible Securities (other than as expressly provided in this prospectus supplement),

4.	all authority conferred or agreed to be conferred by the undersigned pursuant to this Acceptance Notice and all of the obligations of the undersigned hereunder shall be binding upon the successors, assigns, heirs, executors, trustees in bankruptcy and legal representatives of the undersigned and shall not be affected by, and shall survive, the death or incapacity of the undersigned,

5.	the undersigned is solely liable for any taxes and similar or related payments imposed on the undersigned under the laws of any applicable jurisdiction as a result of the undersigned’s participation in the Offer and agrees that the undersigned will not and does not have any right of recourse (whether by way of reimbursement, indemnity or otherwise) against Argentina, any international joint dealer manager, the information agent, the exchange agent, the Luxembourg exchange agent, the trustee and/or fiscal agent of the Eligible Securities, the U.S.-European trustee or any other person in respect of such taxes and payments,

6.	the undersigned is a person for whom it is lawful to participate in the Offer under applicable securities laws,

7.	the undersigned has full power and authority to submit for exchange and transfer the Eligible Securities tendered in this Acceptance Notice and if such Eligible Securities are accepted for exchange by Argentina, such Eligible Securities will be transferred to, or to the order of, Argentina with full title free from all liens, charges and encumbrances, not subject to any adverse claim and together with all rights attached thereto,

8.	the undersigned will, upon request, execute and deliver any additional documents and/or do such other things deemed by Argentina or the exchange agent to be necessary or desirable to complete the transfer and cancellation of the Eligible Securities tendered in this Acceptance Notice or to evidence the power and authority of the undersigned to so tender and transfer such Eligible Securities,

9.	the undersigned holds, and will hold, until the time of settlement on the Settlement Date, the Eligible Securities the undersigned has tendered blocked in the clearing system through which such securities are held and, in accordance with the requirements of such clearing system and by the deadline established by such clearing system, has taken all steps necessary to authorize the blocking of the tendered Eligible Securities the undersigned with effect on and from the date the electronic Acceptance Notice is received by such clearing system; and, pending the transfer of such Eligible Securities on the relevant Settlement Date to Argentina or as instructed by Argentina, no transfers of such Eligible Securities may be effected,

10.	the Eligible Securities of the undersigned are not the subject of any proceedings against Argentina or the trustee or fiscal agent of such Eligible Securities before any court or arbitral tribunal (including claims for payment of past due interest, principal or any other amount sought in connection with the tendered Eligible Securities of the undersigned or for compensation of lawyers’ costs and court fees), except that, to the extent that the tendered Eligible Securities of the undersigned are the subject of such proceedings, the undersigned agrees to abandon the proceedings if and to the extent that such tendered Eligible Securities are exchanged by or at the direction of Argentina,

11.	to the extent that the undersigned has obtained a judgment from any court or tribunal with respect to the tendered Eligible Securities of the undersigned (including judgments requiring Argentina to make payment of past due interest, principal or any other amount sought in connection with the tendered Eligible Securities of the undersigned or for compensation of lawyers’ costs and court fees), the undersigned hereby irrevocably waives the right to enforce such judgment against Argentina or the trustee or fiscal agent of such Eligible Securities if and to the extent that the tendered Eligible Securities of the undersigned are exchanged by or at the direction of Argentina, and

12.	the undersigned hereby irrevocably waives all rights awarded and any assets attached for the benefit of the undersigned through any prejudgment attachment ordered by any court against Argentina or the trustee or fiscal agent of such Eligible Securities in connection with the tendered Eligible Securities of the undersigned (including claims for payment of past due interest or any other amount sought in connection with the tendered Eligible Securities and legal costs of the undersigned) if and to the extent that such tendered Eligible Securities are exchanged by or at the direction of Argentina.

NOTES TO THE ACCEPTANCE NOTICE

1.	Exchange Agent Information

The addresses of exchange agent for the Offer are as follows:

The Bank of New York

101 Barclay Street
Floor 21 West,
New York, New York 10286
Attention: Corporate Trust Administration

The Bank of New York

(Luxembourg) S.A.
Aerogolf Center,
1A Hoehenhof,
L-1736 Senningerberg,
Luxembourg

2.	Request for Assistance or Additional Copies

      Any questions or requests for assistance or additional copies of the prospectus supplement, the accompanying prospectus or the Acceptance Notice may be directed to the information agent or the Luxembourg exchange agent using the contact information as indicated on the back cover page of the prospectus supplement or above, respectively. A holder of Eligible Securities may also contact its broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

3.	Offer Materials

      Copies of the Offer Materials referred to under “Introduction” of the prospectus supplement, which include the forms of the trust indenture, the international dealer manager agreement, the prospectus, the prospectus supplement and forms of the New Securities may be inspected free of charge during normal business hours on any day, except Saturdays, Sundays and public holidays, at the offices of the listing agent in Luxembourg, as long as the Pars, Discounts and GDP-linked Securities are listed on the Luxembourg Stock Exchange.

..............................	,	..............................	at	...........................................
(date)

.................................................................

NAME

.................................................................

ADDRESS

Account Information

.................................................................

FIRST NAME AND LAST NAME/ Company’s Name

.................................................................

ADDRESS

.................................................................

DOMICILE/ Registered Office	POSTAL CODE CITY	STATE

.................................................................

ISSUER/ City STATE

Furthermore, in case of legal entities:

.................................................................

FIRST NAME AND LAST NAME OF THE LEGAL REPRESENTATIVE

Delivery instruction for exchange consideration:

.................................................................

NAME OF CUSTODIAN/ BANK (Contact name and telephone number, if available)

.................................................................

ACCOUNT NAME

.................................................................

ACCOUNT NUMBER

.................................................................

EUROCLEAR/ CLEARSTREAM, LUXEMBOURG ACCOUNT (must be provided)

PROSPECTUS

The Republic of Argentina

Debt Securities

Warrants
Units

        We may from time to time offer and sell our debt securities, warrants and units in amounts, at prices and on terms to be determined at the time of sale and provided in supplements to this prospectus. We may offer debt securities in exchange for other debt securities or that are convertible into new debt securities. We may offer securities having an aggregate principal amount of up to U.S.$12,625,000,000 in the United States. The securities will be direct, general and unconditional public debt of the Republic of Argentina, or Argentina, and will rank equal in right of payment among themselves and with all other unsecured and unsubordinated public debt of Argentina.

      We may sell the securities directly, through agents designated from time to time or through underwriters or dealers. If any agents of Argentina or any underwriters are involved in the sale of securities, we will include the names of those agents or underwriters and any commissions or discounts they may receive in the applicable prospectus supplement.

      This prospectus may not be used to make offers or sales of securities unless accompanied by a prospectus supplement. You should read this prospectus and any supplements carefully. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference in them is accurate as of any date other than the date on the front of those documents.

      Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 27, 2004.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that Argentina filed with the United States Securities and Exchange Commission, or SEC, under the “shelf” registration process. Under this shelf process, Argentina may sell, from time to time, any of the debt securities, warrants or units described in this prospectus in one or more offerings up to a total amount of U.S.$12,625,000,000 or the equivalent thereof in another currency or currency unit. This prospectus provides you with basic information about Argentina and a general description of the securities Argentina may offer under this shelf process. Each time Argentina sells securities under this shelf process, it will provide a prospectus supplement that will contain additional information about Argentina and, if necessary, the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the information in the prospectus supplement. You should rely only on the information contained in this prospectus and any prospectus supplement. Argentina has not authorized anyone to provide you with information different from that contained in these documents.

      This prospectus is based on information that is publicly available or that Argentina has supplied, unless otherwise expressly stated. Argentina confirms that:

•	the information contained in this prospectus is true and correct in all material respects and is not misleading as of the date of this prospectus;

•	it has not omitted facts, the omission of which makes this prospectus as a whole misleading; and

•	it accepts responsibility for the information it has provided in this prospectus and will provide in any prospectus supplement.

CERTAIN DEFINED TERMS AND CONVENTIONS

Certain Defined Terms

      All references in this prospectus to the “Government” are to the non-financial sector of the federal government of Argentina, excluding the Central Bank of Argentina (which we refer to as the “Central Bank”).

      The terms set forth below have the following meanings for the purposes of this prospectus:

•	Gross domestic product, or “GDP,” means the total value of final products and services produced in Argentina during the relevant period.

•	Imports are calculated based upon (i) for purposes of foreign trade, statistics reported to Argentine customs upon entry of goods into Argentina on a cost, insurance and freight included basis or CIF basis and (ii) for purposes of the balance of payments accounts, statistics collected on a free on board or FOB basis at a given departure location.

•	Exports are calculated based upon (i) for purposes of foreign trade, statistics reported to Argentine customs upon departure of goods from Argentina on a FOB basis and (ii) for purposes of the balance of payments accounts, statistics collected on a FOB basis.

•	The rate of inflation or inflation rate provides an aggregate measure of the rate of change in the prices of goods and services in the economy. The inflation rate is generally measured by the rate of change in the consumer price index or CPI, between two periods unless otherwise specified. The annual percentage rate of change in the CPI as of a particular date is calculated by comparing the index as of that date against the index as of the date twelve months prior. The CPI is calculated on a weighted basket of consumer goods and services that reflects the pattern of consumption of Argentine households using a monthly averaging method. The Government also compiles statistics on the wholesale price index, or WPI. The annual percentage rate of change in the WPI as of a particular date is calculated by comparing the index as of that date against the index as of the date twelve months prior. The WPI is based on a basket of goods and services that reflects the pattern of consumption of Argentine retailers. The CPI measures changes in the price level of goods and services to the final consumer and therefore tends to reflect changes in the cost of living. While the WPI also provides a measure of inflation, it is more limited in scope since it measures changes in the price of goods and services paid by retailers and not the end consumers.

•	Certain data included in this prospectus has been adjusted for inflation based on the Coeficiente de Estabilización de Referencia, or “CER,” or the Coeficiente de Variación Salarial, or “CVS.” CERs are units of account whose value in pesos is indexed to consumer price inflation. The nominal amount of a CER-based financial instrument is converted to a CER-adjusted amount and interest on the financial instrument is calculated on the CER-adjusted balance. CVSs are units of account whose value in pesos is determined based on changes in an index of public and private sector wages. The nominal amount of a CVS-based financial instrument is converted to a CVS-adjusted amount and interest on the financial instrument is calculated on the CVS-adjusted balance.

•	The Unemployment Rate represents the percentage of Argentina’s labor force that has not worked a minimum of one hour with remuneration or fifteen hours without remuneration during the week preceding the date of measurement. The “labor force” refers to the sum of the population in major urban centers across Argentina that has worked a minimum of one hour with remuneration or fifteen hours without remuneration during the week preceding the date of measurement plus the population that is unemployed but actively seeking employment.

•	Underemployment Rate represents the percentage of Argentina’s labor force that has worked fewer than thirty-five hours during the week preceding the date of measurement and seeks to work more.

•	Defaulted debt or debt in default as of any given date refers to all of Argentina’s public indebtedness on which Argentina is not paying principal or interest as of such date, plus any past-due principal and interest payments.

•	Non-performing debt refers to public indebtedness of Argentina that is formally subject to the suspension of payments declared by the Government in December 2001, although it also includes (i) certain debt obligations on which the Government has continued to make payments on a case-by-case basis (such as in cases of extreme necessity (e.g., for senior citizens 75 years of age or older) or when the provision of essential services is threatened), despite being formally subject to the suspension of debt payments and (ii) certain obligations that resulted from the advance payment of tax obligations by certain companies. These advance tax payments gave rise to claims against the Government for the amount of the payment. The Government considers these claims additional public indebtedness of Argentina and they are treated as such in the Government’s accounts. These claims, however, are discharged when the tax obligation that gave rise to the advanced payment actually becomes payable, at which time the tax obligation is cancelled. Accordingly, although formally subject to the suspension of payments, the Government’s obligations in respect of these claims are not in default. Argentina’s “non-performing” debt encompasses all the public debt in which Argentina is in default as of any given date, but excluding past-due principal and interest payments.

•	Past-due payments or payments in arrears refers to past-due principal or interest payments on Argentina’s public indebtedness.

      For purposes of this prospectus, the following terms, which refer to various public debt instruments, have the meanings set forth below:

•	Bocones. Bonds that the Government began issuing in 1991 to restructure its obligations to pensioners and various private creditors and as reparation to the families of those who were imprisoned by, or who disappeared under the rule of, the military dictatorship.

•	Boden. Bonds that the Government began issuing in 2002 to compensate individuals and financial institutions affected by some of the emergency measures adopted by the Government during the recent economic crisis. Boden include the following:

-	Boden Compensation. Issued to compensate banks for losses attributable to the difference in value between their pesified assets and their pesified liabilities that resulted from the asymmetric pesification of substantially all foreign-currency denominated loans and liabilities.

-	Boden Coverage. Issued to compensate banks for losses attributable to any amounts by which their remaining foreign-currency denominated liabilities not subject to pesification exceeded their remaining foreign-currency denominated assets not subject to pesification.

-	Boden Depositor. Issued to compensate depositors for losses that resulted from the pesification and rescheduling of bank deposits.

-	Boden Quasi-Currency. Issued to the Central Bank in order to redeem quasi-currency bonds issued by the federal and provincial governments. “Quasi-currency” bonds refers to debt instruments issued by the federal and provincial governments that circulated in the Argentine economy as an alternative form of currency since they could be used by the holder to discharge a variety of obligations, including tax obligations.

-	Boden Restitution. Issued to compensate pensioners and public-sector employees for the 13% reductions in benefits and salaries that took place in 2001.

•	Bogar. Bonds issued by the Provincial Development Fund in order to restructure debt obligations of the provinces. These bonds are guaranteed by the Government. This guarantee is, in turn, secured through a pledge of revenue from certain Government taxes. Additionally, the provinces have an obligation to reimburse the Provincial Development Fund and, indirectly, the Government for any amounts paid under these bonds. This obligation is secured by a pledge of a portion of the tax-revenue transfer the provinces receive from the Government.

•	Bontes. Medium- to long-term Government treasury bonds issued domestically in the late 1990s.

•	Bonos-Pagaré. Medium- to long-term Government treasury bonds issued domestically in the late 1990s.

•	Brady Bonds. Collateralized Government bonds issued in 1992 pursuant to the Brady Plan to restructure Argentina’s outstanding medium- and long-term commercial bank debt. These bonds consisted of par bonds, discount bonds and floating-rate bonds.

•	Cedros. Negotiable instruments issued by financial institutions representing claims on term deposits that were rescheduled by the Government as part of the emergency measures it adopted during the recent economic crisis. Cedros can be used to repay certain bank loans, are not backed by the Government and trade on the Buenos Aires Stock Exchange.

•	Eurobond. Government bonds issued in the international capital markets under the Government’s U.S.$15.0 billion Medium-Term Note Programme.

•	Global bond. Government bonds issued in the international capital markets under the Government’s shelf registration statements filed with the SEC.

•	Lecops. Government-issued quasi-currency bonds.

•	Letes. Short-term Government treasury bonds issued domestically in the late 1990s.

•	National guaranteed loans. Tax-secured loans that the Government exchanged for previously outstanding Government bonds as part of a voluntary debt exchange offer that took place in 2001. Holders of national guaranteed loans retained the right to recover their original bonds upon any default (we refer to this process as the reverse swap of national guaranteed loans).

•	Patacones. Quasi-currency treasury bonds issued by the Province of Buenos Aires in 2001 and 2002 to finance its fiscal deficits.

•	Samurai bonds. Yen-denominated bonds issued by the Government in Japan and that are governed by Japanese law.

•	Spanish bonds. Government bonds issued to Spanish banks in 1993 as part of the Brady restructuring. They have shorter maturities than Brady Bonds and, instead of being secured with collateral, are guaranteed by the Spanish government.

Currency of Presentation

      Unless otherwise specified, references in this prospectus to “dollars,” “U.S. dollars,” “U.S.$” and “$” are to the currency of the United States of America, references to “euros” or “€ ” are to the currency of the European Union and references to “pesos” and “Ps.” are to Argentine pesos. The Government publishes most of its economic indicators and other statistics in pesos. From April 1, 1991 through January 6, 2002, the amounts presented to reflect economic indicators were the same in dollars and in pesos due to the one-to-one dollar/peso exchange rate that prevailed during this period. For figures reflecting flows of peso amounts during a specified period, the average dollar-peso exchange rate for that period is used. For figures reflecting amounts as of a specific date, the exchange rate applicable on that date is used.

      From January 6, 2002, through February 11, 2002, the following two separate peso-dollar exchange rates were in place:

•	the official rate, set at Ps.1.40 per U.S. dollar, used for export transactions, selected imports and capital payments, and

•	the unofficial rate, a floating rate that applied to all other transactions.

      The peso now floats against other currencies, although the Central Bank of Argentina purchases or sells U.S. dollars on the currency exchange market from time to time in order to minimize fluctuations in the value of the peso. On December 31, 2002, the exchange rate as reported by the Central Bank was Ps.3.36 per U.S. dollar. On December 31, 2003, the exchange rate as reported by the Central Bank was Ps.2.93 per U.S. dollar. On November 30, 2004, the Central Bank reported an exchange rate of Ps.2.95 per U.S. dollar.

      Currency conversions, including conversions of pesos into U.S. dollars, are included for the convenience of the reader only and should not be construed as a representation that the amounts in question have been, could have been or could be converted into any particular denomination, at any particular rate or at all.

      Unless otherwise stated, prices and figures are stated in current values of the currency presented.

      The following table shows the average and period-end peso/dollar exchange rates as reported by the Central Bank for the dates and periods indicated:

Nominal Exchange Rate

(pesos per U.S. dollar)

	Average	Period-end

1999	1.00	1.00
2000	1.00	1.00
2001	1.00	1.00
2002(1)	3.07	3.36
2003	2.95	2.93
2004
January	2.89	2.94
February	2.93	2.92
March	2.90	2.86
April	2.84	2.85
May	2.92	2.96
June	2.96	2.96
July	2.96	2.98
August	3.01	3.00
September	3.00	2.98
October	2.97	2.98
November	2.95	2.95

(1)	From January 1, 2002 until March 3, 2002, the nominal exchange rate used is the “valuation exchange rate” and since March 4, 2002, the exchange rate used is the “reference exchange rate” (both of which are published by the Central Bank).

Source: Central Bank.

Presentation of Financial Information

      All annual information presented in this prospectus is based upon January 1 to December 31 periods, unless otherwise indicated. Totals in some tables in this prospectus may differ from the sum of the individual items in those tables due to rounding.

      Certain statistical information included in this prospectus is preliminary in nature and reflects the most recent reliable data readily available to the Government as of the date of this prospectus. The Central Bank, the Ministry of Economy and Production and other government entities conduct reviews of Argentina’s official financial and economic statistics after these statistics are first published. These reviews are conducted periodically depending on the period of time covered by the data. Annual figures are reviewed once a year, quarterly figures are reviewed once a quarter and monthly figures are reviewed once a month. Accordingly, certain financial and economic information presented in this prospectus may subsequently be adjusted or revised to reflect new or more accurate data or in accordance with Argentina’s ongoing review of its financial and economic data. The Government believes that this review process is substantially similar to the practices of other industrialized nations. The Government does not expect revisions of the data contained in this prospectus to be material, although it cannot assure you that it will not make material revisions.

      During the first half of 1999, the Government undertook a comprehensive revision of its methodology for calculating GDP and balance of payments accounts in order to provide a more accurate measure of the Argentine economy. Prior to this revision, the Government had used 1986 as the base year for calculating GDP. Under the revised methodology, the Government uses 1993 as the base year for calculating GDP and assigns different weights to selected sectors of the economy to reflect their relative importance.

      The Government’s revised methodology conforms to international statistical norms recommended by the International Monetary Fund or IMF. Under the methodology, Argentina’s current account includes transactions involving non-residents, incorporates estimates regarding business, technical and personal services, and utilizes various sources of information, including account balances of private sector businesses. Argentina’s capital account under the new methodology includes investments by non-residents in Argentine businesses and estimates of bank deposits and investment portfolios.

FORWARD-LOOKING STATEMENTS

      This prospectus and any related prospectus supplement may contain forward-looking statements.

      Forward-looking statements are statements that are not historical facts, including statements about the Government’s beliefs and expectations. These statements are based on Argentina’s current plans, estimates and projections. Therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made. Argentina undertakes no obligation to update any of them in light of new information or future events.

      Forward-looking statements involve inherent risks and uncertainties, including, but not limited to, those set forth in “Risk Factors” in this prospectus and any related prospectus supplement. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. The information contained in this prospectus identifies important factors that could cause such differences. Such factors include, but are not limited to:

•	adverse external factors, such as a decline in foreign investment, changes in international prices (including commodity prices), high international interest rates and recession or low economic growth in Argentina’s trading partners. A decline in foreign direct investment could deprive the Argentine economy of capital needed for economic growth. Changes in international prices and high international interest rates could increase Argentina’s current account deficit and budgetary expenditures. Recession or low economic growth in Argentina’s trading partners could decrease exports from Argentina, induce a contraction of the Argentine economy and, indirectly, reduce tax revenues and other public sector revenues and adversely affect the country’s fiscal accounts;

•	adverse domestic factors, such as increases in domestic inflation, high domestic interest rates and exchange rate volatility. Each of these factors could lead to lower economic growth; and

•	other adverse factors, such as climatic or political events, international or domestic hostilities and political uncertainty.

DATA DISSEMINATION

      Argentina is a subscriber to the IMF’s Special Data Dissemination Standard or SDDS, which is designed to improve the timeliness and quality of information of subscribing member countries. The SDDS requires subscribing member countries to provide schedules indicating, in advance, the date on which data will be released or the so-called “Advance Release Calendar.” For Argentina, precise dates or “no-later-than-dates” for the release of data under the SDDS are disseminated in advance through the Advance Release Calendar, which is published on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board. Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board. The Internet website is located at http://dsbb.imf.org. Neither the Government nor any agents or underwriters acting on behalf of the Government in connection with the offer and sale of securities as contemplated in this prospectus accept any responsibility for information included on that website, and its contents are not intended to be incorporated by reference into this prospectus.

USE OF PROCEEDS

      Unless otherwise specified in a prospectus supplement, the Government will use any net proceeds from the sale of securities offered by this prospectus for the general purposes of the government of Argentina.

SELECTED ECONOMIC INFORMATION

      The following summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all the information that you should consider before investing in the securities. You should read the entire prospectus and any prospectus supplement carefully.

Selected Economic Information

(in billions of pesos unless otherwise indicated)

											For the first six months
											ended and as of
	For the year ended and as of December 31 (unless otherwise indicated),										June 30,

	1999		2000		2001		2002		2003		2003		2004

THE ECONOMY:
Real GDP (in billions of 1993 pesos)(1)		Ps.278.4		Ps.276.2		Ps.264.0		Ps.235.2		Ps.255.8		Ps.247.0		Ps.269.4
Rate of change from prior year(1)		(3.4)%		(0.8)%		(4.4)%		(10.9)%		8.7%		6.7%		9.1%
Nominal GDP		283.5		284.2		268.7		312.6		376.2		363.2		433.5
Inflation (as measured by CPI)(2)		(1.8)%		(0.7)%		(1.5)%		41.0%		3.7%		2.1%		3.3%
Unemployment rate(3)		14.5%		15.4%		16.4%		21.5%		15.6%		17.8%		14.8%
BALANCE OF PAYMENTS (in billions of U.S. dollars):
Current account	U.S.$	(12.0)	U.S.$	(9.0)	U.S.$	(3.9)	U.S.$	9.1	U.S.$	7.5	U.S.$	4.8	U.S.$	2.0
Of which:
Imports of goods		24.1		23.9		19.2		8.5		13.1		5.5		9.6
Exports of goods		23.3		26.3		26.5		25.7		26.6		14.7		16.6
Capital and financial account		13.7		8.7		(5.4)		(11.7)		(2.5)		(2.2)		1.6
Change in gross international reserves of the Central Bank		1.2		(0.4)		(12.1)		(4.5)		3.6		1.7		3.5
Gross international reserves of the Central Bank		19.2		18.8		18.3		10.5		14.1		12.2		17.4
PUBLIC FINANCE:
Revenues		Ps.54.8		Ps.55.5		Ps.50.4		Ps.55.1		Ps.77.2		Ps.36.7		Ps.52.8
As a % of GDP		19.3%		19.5%		18.8%		17.6%		20.5%		10.1%		12.2%
Expenditures		54.0		52.7		49.0		52.8		68.5		31.8		41.0
As a % of GDP		19.0%		18.6%		18.2%		16.9%		18.2%		8.8%		9.5%
Primary fiscal balance (4)		0.9		2.7		1.4		2.3		8.7		4.9		11.8
As a % of GDP		0.3%		1.0%		0.5%		0.7%		2.3%		1.4%		2.7%
Overall fiscal balance		(4.8)		(6.8)		(8.7)		(4.5)		1.8		1.4		9.0
As a % of GDP		(1.7)%		(2.4)%		(3.2)%		(1.5)%		0.5%		0.4%		2.1%
PUBLIC DEBT(5) (in billions of U.S. dollars):
Peso-denominated debt (6)	U.S.$	8.1	U.S.$	5.7	U.S.$	4.7	U.S.$	29.6	U.S.$	36.7		—	U.S.$	36.6
Foreign-currency denominated debt(6)		113.7		122.3		139.8		95.7		114.1		—		108.4
Total principal arrears		0		0		0		7.7		18.0		—		24.3
Total interest arrears		0		0		0		4.3		10.0		—		12.0

Total gross public debt(7)	U.S.$	121.9	U.S.$	128.0	U.S.$	144.5	U.S.$	137.3	U.S.$	178.8		—	U.S.$	181.2

Total net public debt (including arrears)(8)		110.9		119.2		134.7		130.1		157.9		—		160.1
Total gross debt as a % of GDP		43.0%		45.0%		53.8%		129.7%		139.5%		—		111.2%
Total gross debt as a % of Government revenues		222.3%		230.8%		286.7%		764.3%		683.6%		—		n/a

(1)	Real GDP for the third quarter of 2004 was Ps.283.2 billion, representing an 8.3% increase as compared to the same period for 2003.
(2)	Measured by the twelve-month percentage change in the CPI, except for June 30, 2003 and 2004, which are measured by the six- month percentage change in the CPI.
(3)	As of May 31 of each year, except six-month figures for 2003 and 2004, which are presented as of June 30 for each year.
(4)	Excluding privatizations and interest payments.
(5)	Excluding direct debt of the provinces and municipalities not guaranteed by the Government.
(6)	Not including principal or interest arrears.
(7)	As of December 31, 2003, of the U.S.$178.8 billion total gross debt, U.S.$101.2 billion was in default.
(8)	Net of collateral.

SUMMARY

      This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the securities. You should read this entire prospectus and any prospectus supplement carefully including the statements set forth under “Risk Factors” in this prospectus and any prospectus supplement.

Republic of Argentina

Introduction

      Argentina is a representative democracy located in southeastern South America with an estimated population as of 2001, the date of the most recent census, of 36.6 million. Argentina is currently recovering from a severe economic recession that began in the fourth quarter of 1998 and culminated, after a decade of relative stability and economic prosperity, in unprecedented social, economic and political crises in 2001 and 2002. From 1999 through 2002, Argentina’s economy contracted significantly and poverty and unemployment reached record levels. The administration of President Fernando De la Rúa, which took office in October 1999, was unable to restore economic growth.

      In December 2001, the Government imposed restrictions on the withdrawal of bank deposits to safeguard the viability of the banking system. These restrictions triggered widespread social unrest that resulted in the resignation of President De la Rúa. During the weeks that followed, Congress, in accordance with the Constitution, appointed three new presidents, each of whom resigned amidst political turmoil. On January 1, 2002, Congress elected Eduardo Duhalde to serve as President through the end of 2003.

      President Duhalde called for elections that were held on April 27, 2003. Carlos Menem, former president of Argentina from 1989 through 1999, and Néstor Kirchner, the former governor of the province of Santa Cruz, emerged as the leading candidates. Faced with polls indicating that 74% of the voters favored Kirchner, Menem withdrew from the race prior to a run-off election required by the Constitution. This left Néstor Kirchner as president-elect.

      The Argentine economy began to show signs of recovery in the second half of 2002. This recovery continued during 2003 and has continued through the first nine months of 2004.

The Kirchner Administration

      Néstor Kirchner was sworn in as president of Argentina on May 25, 2003. The overall goal of the administration is to achieve sustainable growth through structural reforms, while maintaining a focus on ameliorating poverty and social inequities, which were exacerbated as a result of the 1998-2002 recession. To achieve this, the Kirchner administration has presented a medium-term program for the period through 2006. The main goals of the administration’s program are as follows:

•	to increase growth and solidify price stability through macroeconomic policy;

•	to increase spending on social programs and investments in public infrastructure;

•	to restructure Argentina’s public debt, to achieve fiscal discipline at the federal and provincial levels and to establish responsible fiscal policies with the goal of achieving sustainable debt service obligations;

•	to implement reforms designed to deter widespread tax evasion;

•	to reform the social security system;

•	to reach a sustainable revenue-sharing agreement with the provinces;

•	to increase lending activity by strengthening the stability of the financial system, phasing out of certain bank regulations implemented during the economic crisis and conducting audits and strategic reviews of the leading public banks to ensure their independence from the Government;

•	to implement an inflation-targeting monetary system; and

•	to attract private sector investment by creating a predictable and efficient legal framework to restructure corporate debts.

      These priorities are the basis for various initiatives that the Kirchner administration has pursued since assuming office. These initiatives include the following:

•	Between October and December of 2003, Congress approved a proposed budget for 2004 founded on fiscal discipline and approved certain reforms to improve tax collection.

•	The Kirchner administration has implemented social programs to help the poor, the unemployed, seniors and other people in need.

•	While the Kirchner administration does not seek a return to the state-led capitalism that characterized the Argentine economy prior to the 1990s, it has identified areas where it intends to increase and improve state regulation, supervision and involvement. Recent initiatives in this regard include the reversal, through the revocation of the concessions under which they previously operated, of the privatization of Correo Argentino (Argentina’s postal service) and Thales Spectrum (the company that administered Argentina’s airwaves), as well as the creation of a national airline (Lineas Aereas Federales S.A.) and the announcement in May 2004 of the creation of a state-owned energy company—Energía Argentina S.A., or ENARSA—in response to the recent energy crisis. See “Economy—Role of the State in the Economy.”

The Economy

History and Background

      During the 1980s, high levels of state intervention in the economy, combined with high levels of inflation, frequent changes in Government policy and financial market instability, inhibited any significant growth in the Argentine economy. During the 1990s, the Menem administration adopted a fixed exchange rate regime (known as Convertibility) and neo-liberal economic policies that included privatization, deregulation and trade liberalization programs. It also sought to improve Argentina’s relations with its creditors.

      The Convertibility regime and the Government’s free-market initiatives temporarily achieved price stability, increased the efficiency and productivity of the Argentine economy and attracted significant foreign investment. From 1993 through 1998, GDP grew in real terms at an average annual rate of 4%, despite a 3% contraction in 1995 due to the Mexican financial crisis of 1994.

The Beginning of the Economic Recession: 1999-2001

      Argentina’s recent severe economic recession was triggered in part by a series of external shocks that took place between the last quarter of 1997 and the fall of 2001, including financial crises in Russia, Asia and Brazil and rising worldwide interest rates. Domestic structural barriers to economic growth also contributed to the crisis. Together, these factors resulted in a deep contraction in the economy, a banking and fiscal crisis and capital flight from Argentina. From 1998 through 2002, real GDP contracted by a cumulative 18.4%. As of May 31, 2002, the unemployment rate had reached 21.5% and more than half of the population subsisted below the poverty line.

The Collapse of the Convertibility Regime—2002

      In 2002, in response to a massive run on bank deposits and capital flight, the Government ended the peg of the peso to the U.S. dollar. Following the collapse of the Convertibility regime, the peso lost significant value, both against foreign currencies and in terms of domestic purchasing power. In the first six months of 2002, the peso lost approximately 74.2% of its value against the U.S. dollar, reaching a low of U.S.$0.258 per one peso on June 26, 2002.

      During 2002, Argentina experienced a 10.9% reduction in GDP. As a result of strict restrictions imposed by the Government on bank withdrawals and foreign exchange transactions, economic activity declined dramatically, with gross investment and private consumption decreasing by 36.4% and 15.0%, respectively, in 2002. During this year, Government consumption also declined, by 5.1%. Beginning in the second half of the year, however, the devaluation of the peso caused a shift in domestic consumption. As the price of imported goods increased due to the devaluation of the peso, Argentine consumers shifted their purchases away from foreign products and towards domestic products. This import substitution process reactivated domestic production, which triggered the economic recovery.

Continued Economic Recovery—2003 and first nine months of 2004

      During 2003, the economic recovery broadened and accelerated, as increased production gave rise to higher employment and wages, which in turn fueled domestic consumption. During 2003, GDP increased 8.7%, due primarily to a 7.3% increase in domestic consumption and a 38.1% increase in gross investment. By May 31, 2003, the unemployment rate decreased to 15.6%, as compared to 21.5% at May 31, 2002.

      Preliminary figures indicate that GDP increased 11.3% in the first quarter of 2004, 7.0% in the second quarter of 2004 and 8.3% in the third quarter of 2004, in each case as compared to the same period of 2003. This growth was led by the growth of the construction and manufacturing sectors. The construction sector grew by 41.3% during the first quarter of 2004, 32.4% during the second quarter of 2004 and 26.1% during the third quarter of 2004, in each case as compared to the same period of 2003. The manufacturing sector grew by 15.6% during the first quarter of 2004, 13.2% during the second quarter of 2004 and 9.5% in the third quarter of 2004, in each case as compared to the same period of 2003.

      Despite the continued economic recovery during 2004, the unemployment rate increased during the first half of the year, from 14.5% as of December 31, 2003, to 14.8% as of June 30, 2004. The unemployment rate, however, decreased to 13.2% by September 30, 2004. The underemployment rate also decreased from 16.3% as of December 31, 2003 to 15.2% as of September 30, 2004.

      Despite this recovery, the Argentine economy still faces significant challenges, including widespread poverty, high unemployment and underemployment, energy shortages, the restructuring of Argentina’s public sector debt, the stabilization of the financial system and the renegotiation of utility rates.

Balance of Payments

History and Background

      Argentina’s balance of payments played a pivotal role in the economic downturn that gripped the economy beginning in late 1998. During the Convertibility regime, the Argentine economy grew dependent on a steady inflow of foreign capital to finance its recurring dual deficits, in its current account and in the Government’s fiscal accounts.

      Throughout most of the 1990s, these capital inflows materialized, as the free-market reforms adopted by the Government and the economic expansion fueled a growing appetite among foreign investors for Argentine assets and investments. As a result, throughout most of the 1990s Argentina registered surpluses in its capital account, which offset its current account deficits. The flow of foreign capital into Argentina, however, was volatile, due in part to the elimination of restrictions on capital flows.

1998-2001

      Between the fourth quarter of 1998 and the fall of 2001, several factors, including international financial crises, a rise in U.S. interest rates and an increasing fiscal deficit, triggered a significant reduction in net capital inflows to the Argentine economy, which led to a reversal of Argentina’s balance of payments surplus.

      The following changes in the balance of payments accounts took place from 1999 through 2001:

•	In 1999, the surplus in Argentina’s balance of payments began to decrease, declining 65.1% to U.S.$1.2 billion, as a result of a decrease in the net capital flowing into the Argentine economy. Exports decreased 11.8% in 1999, due to the devaluation of the Brazilian real and sluggish growth in the Brazilian economy (Argentina’s largest export market). Imports fell 18.4% in 1999. In 1999, Argentina registered a 25.3% decline in its capital account surplus to U.S.$13.7 billion, as the reduction in net capital inflows originally triggered by the Russian financial crisis accelerated due to the devaluation of the Brazilian real and the decision by the U.S. Federal Reserve in June 1999 to begin raising U.S. interest rates.

•	In 2000, Argentina registered a U.S.$439 million deficit in the balance of payments. Exports increased 13.0% as a result of the recovery of the Brazilian economy during that year. Imports remained relatively stable in 2000. The capital account surplus dropped 36.3% in 2000 to U.S.$8.7 billion.

•	In 2001, the balance of payments deficit reached U.S.$12.1 billion. The level of exports registered almost no change during that year. Imports declined 19.8% in 2001 due to reduced consumer demand attributable to the recession. Additionally, Argentina registered the first deficit in its capital account in almost ten years, as the perception of an imminent collapse of the Convertibility regime triggered a run on bank deposits and a rush to convert pesos into dollars and pull them out of Argentina. This capital flight, coupled with the reluctance of foreign investors to invest in the Argentine economy, plunged the capital account into a U.S.$5.4 billion deficit in 2001.

2002 and 2003

      During 2002, the deficit in the balance of payments decreased 62.6% to U.S.$4.5 billion. Exports declined 3.1% in 2002, as the contribution of the devaluation of the peso to the competitiveness of Argentine goods abroad was undermined by the collapse of the banking sector at the end of 2001, significantly reducing credit, and the rise in the price of imported intermediate and capital goods, which increased the production costs of Argentine products. Imports decreased by 55.8% in 2002 due to the combined effect of the recession and the devaluation of the peso, which increased the price of foreign goods. In 2002, the capital account deficit increased 115.8% to U.S.$11.7 billion, as significant capital flight continued to plague the Argentine economy, despite the Government restrictions on bank withdrawals and foreign exchange transactions.

      In 2003, Argentina registered a surplus in its balance of payments accounts of U.S.$3.6 billion, resulting primarily from a 78.9% decrease in the country’s capital account deficit. In 2003, exports increased 14.3%, notwithstanding the economic slowdown that affected certain of Argentina’s main trading partners (Brazil and certain European countries). This increase in exports was attributable primarily to an increase in the international prices of oil and other commodities (such as wheat and soy). Imports increased 54.4% in 2003 due to increased demand resulting from the growth of the Argentine economy and the appreciation of the peso, which made foreign products relatively cheaper as compared to 2002. In 2003, Argentina’s capital account deficit decreased 78.9% to U.S.$2.5 billion. This decrease resulted primarily from a 68.3% decrease in the deficit of capital flows to the non-financial private sector, to U.S.$4.2 billion.

First Six Months of 2004

      During the first six months of 2004, Argentina registered net capital inflows for the first time since 2000, resulting in a surplus in the country’s capital account of U.S.$1.6 billion, as compared to a U.S.$2.2 billion deficit during the first six months of 2003. This increase in net capital inflows reflected greater borrowing by Argentina’s non-financial private sector for investments and working capital. The shift in the capital account from a deficit to a surplus was partly offset by a reduction in Argentina’s current account surplus, from U.S.$4.8 billion during the first six months of 2003 to U.S.$2.0 billion during the first six months of 2004. This reduction resulted from an increase in the level of imports, which outpaced the increase in the level of exports. It also reflected an increase in the outflow of earnings and dividends. As a result of the shift in its capital and current accounts, during the first six months of 2004, Argentina registered a balance of payments surplus of U.S.$3.5 billion, compared to a surplus of U.S.$1.7 billion during the first six months of 2003.

Monetary System

The Central Bank and Monetary Policy

      The Convertibility Law of 1991, which fixed a one-to-one exchange rate between the peso and the U.S. dollar, dictated Argentina’s monetary policy from 1991 through 2001. The Convertibility Law was complemented by the 1992 amendments to the Central Bank charter, which limited the tools available to the Central Bank with respect to regulating the money supply. On January 6, 2002, the Argentine Congress enacted the Law of Public Emergency and Reform of the Exchange Rate Regime, which effectively brought an end to the Convertibility regime. The Public Emergency Law abolished the peg between the peso and the U.S. dollar and granted the executive branch the power to regulate the foreign exchange market and to establish foreign exchange rates.

      The Central Bank now focuses its monetary policy on providing adequate liquidity to the economy while maintaining the stability of the rate of inflation and the exchange rate. To improve its decision-making ability, on September 10, 2003 the Central Bank announced that beginning in January 2005 it would adopt inflation targeting as the basis of its monetary policy.

Inflation

      Prior to the adoption of the Convertibility regime, Argentina had been plagued by high inflation. By the late 1980s, Argentina was facing its latest bout of hyperinflation, with the CPI increasing by 1,344% in 1990. The restrictions imposed by the Convertibility regime brought this to an end. By 1996, the year-to-year increase in the CPI had dropped below 1%, as was the case for the WPI in 1997.

      The downturn in economic activity starting in the last quarter of 1998, however, brought about price deflation, which further aggravated Argentina’s economic downturn, as it tended to discourage consumption and put downward pressure on wages. This in turn undermined the ability of debtors to repay debts, increasing the bad-loan portfolio of the banking sector. Deflation in both consumer and wholesale prices ended in 2002 with the devaluation of the peso, which resulted in an increase in the price of foreign goods. In 2002, the CPI increased 41% and the WPI increased 118%. The rate of inflation stabilized in 2003, with the CPI increasing 3.7% and the WPI increasing 2%. During the first eleven months of 2004, the CPI increased by 5.2% and the WPI increased 6.9%.

The Financial System

      The monetary and financial system had achieved substantial stability and strength prior to the onset of the economic crisis and remained relatively stable during the first two years of the recession (1999 to 2000). However, as the crisis deepened and speculation of a potential devaluation mounted, confidence in the banking sector began to erode, triggering a significant run on deposits in 2001. By December 31, 2001, total deposits (peso and dollar) had declined 23.2% from the level at December 31, 2000, thus threatening the liquidity of the system, and lending to the non-financial private sector had come to a virtual standstill.

      To reduce the threat of a collapse of the banking sector, in December 2001 and February 2002 the Government imposed strict limits on bank withdrawals (known as the “corralito”) and rescheduled term deposits (known as the “corralon”). After the devaluation of the peso, in February 2002 the Government ordered the pesification of the economy, which consisted primarily of ordering the conversion of dollar-denominated loans into pesos at a rate of one peso per U.S. dollar and the conversion of dollar-

denominated deposits into pesos at a rate of Ps.1.40 pesos per U.S. dollar, each adjusted by inflation. In late 2002, the Government was able to begin lifting these restrictions, as the peso stabilized and banks began to recover their liquidity. The lifting of restrictions on bank withdrawals and the stability of the inflation rate and exchange rate resulted in deposits increasing by 12.9% in 2002 and 24.0% in 2003. Lending also recovered somewhat in these years, although this recovery was driven primarily by lending to the public sector, as lending to the non-financial private sector registered slight declines.

Public Sector Finances

History and Background

      The sustainability of Argentina’s economic growth during the 1990s was undermined by the Government’s inability to maintain fiscal discipline. Instead of capitalizing on periods of sustained growth and rising revenues to balance its budget and pay down its debt, the Government continued to incur overall fiscal deficits. This resulted primarily from inability to achieve political consensus about needed reforms, failure to reform revenue-sharing arrangements with the provinces, increasing debt service obligations and a widening gap between the Government’s social security revenues and social security outlays attributable to the privatization of the social security system. The Government’s inability to set its finances on a more sustainable course also undermined confidence in Argentina among foreign investors, increasing the Government’s borrowing costs and threatening the capital inflows on which the country had come to depend.

Fiscal Result

      The Government achieved primary fiscal surpluses throughout the 1990s (except in 1996) and from 2000 through 2003, but registered overall fiscal deficits during these years. The most significant long-term factor in the Government’s deteriorating finances from 1999 through 2001 was a steady and pronounced rise in net interest payments on the Government’s debt, which increased 249% from U.S.$2.9 billion (1.2% of GDP) in 1993 to U.S.$10.2 billion (3.8% of GDP) in 2001. The overall fiscal deficit of the non-financial public sector increased 17.1% in 1999, 42.4% in 2000 and 28.4% in 2001.

      The Government’s overall fiscal results improved in 2002, with the overall deficit decreasing 48.1%, largely as a result of the suspension of payments on a significant portion of the Government’s public sector debt, but also due to an increase in the Government’s primary surplus. In 2003, the government achieved its first overall fiscal surplus since 1994, due in large part to the increase in the Government’s primary balance. Interest expense on the Government’s debt decreased only marginally in 2003, although the total amount of interest payments was still 32.4% lower in 2003 than at the peak of the fiscal crisis in 2001, due to the government’s continued suspension of debt payments.

      During the first nine months of 2004, the Government registered an overall fiscal surplus of Ps.12.4 billion compared to Ps.1.8 billion during the first nine months of 2003. These overall fiscal results reflected an increase in the Government’s primary surplus, from Ps.7.2 billion during the first nine months of 2003 to Ps.16.8 billion during the first nine months of 2004. They also reflected a 17.5% reduction in interest expense on the Government’s debt compared to the same period in 2003.

Fiscal Policy

      Since the collapse of the Convertibility regime, the Government has implemented tax reform measures designed to deter widespread tax evasion and raise tax revenues, and measures to maintain fiscal discipline. The Government also proposed the Ley de Responsabilidad Fiscal (Fiscal Responsibility Law) to further increase Government accountability and prudent fiscal management at the provincial and national levels, which was approved by Congress on August 4, 2004. At the same time, the Government introduced a number of social support programs designed both to ameliorate poverty and to boost domestic demand.

Public Sector Debt

          Debt Record

      Since December 24, 2001, the Government has suspended payments on a substantial portion of Argentina’s public debt. As of December 31, 2003, past-due principal payments on this debt totaled U.S.$18.0 billion and past-due interest payments totaled U.S.$10.0 billion (not including interest on past-due principal and interest payments).

      The Government has continued to meet its debt obligations only to multilateral official lenders, creditors that agreed to the pesification of their national guaranteed loans, holders of new bonds issued since the Government announced the suspension of debt payments and certain other categories of public debt.

      In September 2003, the Government set forth certain parameters for the restructuring of its defaulted debt. These parameters were further elaborated during various consultative meetings and other discussions with creditors that began in October 2003. On June 1, 2004, the government announced the principal terms for the proposed restructuring of its public debt. For a discussion of these terms, see “Public Sector Debt—Debt Record.”

      The Government’s decision to defer payments on a substantial portion of its public debt has prompted a number of lawsuits in various jurisdictions by plaintiffs seeking to collect on bonds issued by the Government.

Debt Management

      During the 1990s, the Government increasingly accessed the international capital markets to meet its financing needs, consisting primarily of issuances of global bonds and euro bonds. As it became increasingly difficult for the Government to access the international markets in the late 1990s, however, it turned more and more to domestic debt issuances and loans from multilateral and bilateral lenders.

      From 1999 through 2001, Argentina’s gross public debt increased from 43.0% of GDP to 53.8% of GDP. Following the collapse of the Convertibility regime and the devaluation of the peso, Argentina’s gross public debt increased to 129.7% and 139.5% of GDP in 2002 and 2003, respectively.

      The Government engaged in three voluntary debt exchange offers in 2001 in an effort to make the growing public debt burden more sustainable, but these efforts proved unsuccessful.

      The Government began to issue a new type of bond (known as a Boden) beginning in 2002. Several types of Boden have been issued, primarily for the purpose of providing compensation to individuals and financial institutions affected by various measures adopted by the Government during the economic crisis.

Composition of Public Debt

      As of June 30, 2004, 69.1% of Argentina’s gross public debt was owed to bondholders, while debt in the form of national guaranteed loans (which had been issued to certain creditors in exchange for bonds previously held by them) represented 7.9% of the total public debt.

      The IMF is Argentina’s single largest creditor, representing 8.2% of the Government’s total gross public debt (U.S.$14.8 billion) as of June 30, 2004. As of December 31, 2003, Argentina had exceeded its borrowing quota with the IMF by more than 500%. Since the collapse of the Convertibility regime in 2002, the Government has reached the following two stand-by agreements with the IMF:

•	an eight-month agreement reached in January 2003, under which the IMF agreed to extend to the Government a stand-by credit facility of approximately U.S.$2.9 billion to refinance principal and interest payments that would become due to the IMF during the period covered by the agreement. This agreement was conditioned on the Government achieving several monetary and fiscal targets; and

•	a thirty-six month agreement reached on September 11, 2003, under which the IMF agreed to extend to the Government an additional stand-by credit facility of approximately U.S.$13.3 billion

(based on the exchange rate between the U.S. dollar and the IMF’s lending units, known as SDRs, as of December 31, 2003) for purposes of refinancing principal payments that would become due to the IMF during the period covered by the agreement. This agreement was conditioned on the Government meeting certain quantitative and qualitative performance criteria, including making progress on the restructuring of the Government’s debt obligations.

      The conditions attached to IMF funding evolve through a dialogue between the Government and the IMF with a view towards improving Argentina’s fiscal and economic conditions. These conditions have a significant bearing on the policies and priorities pursued by the Government, as IMF funding plays an important role in meeting the Government’s financing needs and is generally a prerequisite to obtaining funding from other multilateral lenders. While the Government has met many of the conditions to IMF funding, others have proven difficult to achieve.

      Other than conditioning funding on the Government making progress in the restructuring of its debt obligations, the IMF does not play any official role in this restructuring process. The IMF has a policy of lending to creditors in arrears only if such creditors engage, to the extent possible, in good faith negotiations to restructure non-performing obligations. No objective measures exist for evaluating whether such negotiations are feasible or whether they are being conducted in good faith. The Government believes that it has met the criteria of good faith through its dialogue with its creditors since it defaulted on its debt. Nevertheless, we can offer no assurance that the IMF will apply a similar standard of good faith, or that the IMF will not rely on additional or other factors in measuring the Government’s progress in restructuring its obligations.

      In August 2004, the IMF announced a delay of its quarterly review of Argentina’s compliance with the conditions of the September 2003 stand-by agreement, effectively delaying the disbursement of U.S.$728 million to Argentina under the agreement, in order to further assess the Government’s compliance with required structural reforms and its progress in the renegotiation of utility contracts and in the debt restructuring process. The Government subsequently announced that it would postpone further negotiations with the IMF through December 31, 2004 (and, consequently, forego additional IMF disbursements totaling U.S.$1.8 billion prior to that date), in order to concentrate on the restructuring of its defaulted debt. The Government also announced that it would continue to pay all amounts due to the IMF during this period. The amounts due from Argentina to the IMF between August 1, 2004, and December 31, 2004, total approximately U.S.$2.5 billion, consisting of approximately U.S.$2.4 billion in principal payments and approximately U.S.$135 million in interest payments. On September 17, 2004, the IMF approved for Argentina a one-year repayment extension for principal repayments in the amount of approximately U.S.$1.1 billion originally coming due prior to January 17, 2005. For a discussion of Argentina’s relations with the IMF, see “Public Sector Debt—Debt Owed to Official Institutions—International Monetary Fund.”

      The Government has also received lending from the World Bank, the Inter-American Development Bank or IADB, and several other multilateral organizations. In November 2004, the IADB approved a U.S.$5 billion loan package to Argentina effective through 2008. In December 2004, the World Bank approved a U.S.$200 million loan to Argentina for the improvement of infrastructure services in the Province of Buenos Aires. As of June 30, 2004, 17.3% of Argentina’s gross public debt was owed to multilateral lenders.

      As of June 30, 2004, 3.6% of Argentina’s gross public debt was owed to bilateral lenders. On December 9, 2004, President Kirchner signed two decrees officially authorizing the debt exchange offer to restructure Argentina’s defaulted bond debt.

Outstanding Public Debt

      As of June 30, 2004, Argentina’s total gross public debt was U.S.$181.2 billion (113.1% of GDP). Of that total, peso-denominated debt totaled U.S.$43.6 billion and foreign-currency denominated debt totaled U.S.$137.6 billion. Argentine residents held approximately 41.2% and creditors outside of Argentina held approximately 58.8% of Argentina’s gross public debt as of June 30, 2004.

RISK FACTORS

      Argentina plans to undertake an exchange offer as part of a restructuring of a substantial portion of its public indebtedness. Your decision to tender bonds eligible for such an offer in exchange for new securities, warrants and/or units involves a significant degree of risk. We urge you to read carefully the entirety of this prospectus and to note, in particular, the following considerations.

Risk Factors Relating to a Future Exchange Offer

Risks of Not Participating in an Exchange Offer

          Existing defaulted bonds eligible for exchange that are not tendered may remain in default indefinitely.

      As of June 30, 2004, Argentina was in default on approximately U.S.$102.6 billion of its public indebtedness (including approximately U.S.$24.3 billion in past-due principal payments and approximately U.S.$12.0 billion in past-due interest payments). The Government has announced that it has no intention of resuming payment on any bonds eligible to participate in an exchange offer (or another concurrent restructuring transaction) that are not tendered or otherwise restructured as part of such transaction. Consequently, if you elect not to tender your bonds in an exchange offer there can be no assurance that you will receive any future payments in respect of your bonds. For a discussion of past debt exchanges see “Public Sector Debt—Debt Management—Debt Exchanges.”

          If an exchange offer is completed, the trading market for any series of bonds eligible for exchange but not exchanged may become illiquid, which may adversely affect the market value of any bonds of such series.

      In the event a substantial amount of existing bonds eligible for exchange are tendered, the remaining bonds not tendered may be delisted on various stock exchanges or otherwise become illiquid, lacking an active trading market or published secondary market price quotations. As a result, if you elect not to participate in an exchange offer it may be difficult for you to trade your securities and the market value of your securities may be adversely affected.

          If Argentina proposes exit amendments to existing bonds in connection with an exchange offer and such amendments become effective, bonds of any series affected by such amendments that are not tendered for exchange may be significantly impaired in value.

      As part of an exchange offer, Argentina may propose that bondholders participating in the offer approve certain amendments to the terms and conditions of the existing series of bonds before accepting new debt securities and “exiting” the old bonds. If such exit amendments are proposed and are approved by the specified majority or supermajority of bonds of a series necessary to make such an amendment effective upon all bonds of that series, the effect of such amendments may be to limit the ability of holders of bonds that are not tendered for exchange to enforce their instruments or to otherwise weaken or eliminate certain terms of the original debt instruments. The effectiveness of such amendments could also adversely affect the market price of bonds of any affected series. The percentage of bondholder approval necessary to make any such amendment effective varies according to the type of instrument and the type of term to be amended. The following are the thresholds for amendments to significant categories of Argentina’s bonds:

•	Global Bonds. Amendments of payment terms require unanimous bondholder approval, while amendments to non-payment terms require the vote of holders of 66 2/3% of the outstanding principal amount of the bonds.

•	Eurobonds. Amendment of non-payment terms requires the vote of holders of a simple majority of the outstanding principal amount of the bonds. Amendments of payment terms require the vote of a simple majority of the votes cast at a bondholder meeting where a quorum is present. A quorum for these purposes consists of holders of 75% of the outstanding principal amount of the bonds (25% in the event of an adjourned meeting).

•	Brady Bonds. Amendments to payment terms require unanimous bondholder approval. Amendments to non-payment terms require either:

-	the written consent of holders of a simple majority of the outstanding principal amount of the bonds or,

-	if a meeting where a quorum is present is held, approval by holders of 75% of the outstanding principal amount of bonds represented at such meeting or of holders of a simple majority of the principal amount of bonds outstanding. A quorum for these purposes consists of holders of a simple majority of the outstanding principal amount of the bonds (25% in the event of an adjourned meeting).

Risks of Participating in an Exchange Offer

          The terms of an exchange offer may allow Argentina to complete, limit, cancel or extend the offer at Argentina’s discretion and, even if the exchange offer is completed, it may not resolve definitively Argentina’s debt crisis.

      The terms of an exchange offer may allow Argentina to complete, limit, cancel or extend the offer upon the satisfaction of certain conditions or at the Government’s discretion. If the completion of an offer is contingent upon the satisfaction of certain conditions, there can be no assurance that such conditions will be met or waived and that the offer will be completed. Even if any conditions precedent to completion of an offer are satisfied, there can be no assurance that the offer will be completed on the schedule initially set forth. If completion of an offer is delayed, holders participating in the offer may have to wait longer than expected to receive any new debt securities offered for exchange, during which time those holders may not be able to effect transfers of their bonds tendered pursuant to the offer. There can be no assurance that the Government’s decision to complete the offer will resolve definitively Argentina’s existing default on its public indebtedness or that the Government will be able to make payments on the new securities until maturity.

          Any exit amendments to existing bonds proposed in connection with an exchange offer may fail to achieve the requisite bondholder approval, which may leave some or all remaining holders of existing bonds with legal rights comparable to those of bondholders that accepted new debt securities pursuant to the exchange offer.

      While Argentina may, as part of an exchange offer, propose exit amendments that would weaken or eliminate certain terms of the existing bonds, if such amendments are not approved by the requisite majority or supermajority of bonds for any series of bonds they will not become effective with respect to such series. In this event, the rights of bondholders that declined to participate in the exchange offer would remain unchanged, and such bondholders could pursue legal action to enforce claims based on those rights.

          Argentina’s payments to holders of new debt securities issued pursuant to an exchange offer may be attached, enjoined or otherwise challenged by bondholders that declined to participate in the offer or by other creditors of Argentina.

      In recent years various investors have used litigation against sovereign debtors to target payments made by sovereigns to, among others, bondholders that have agreed to a debt restructuring by accepting new securities in an exchange offer. As noted below, Argentina has been made a defendant in suits by a number of bondholders in multiple jurisdictions, including the United States, Italy and Germany, some of which have resulted in judgments against Argentina. There can be no assurance that a creditor pursuing similar or different arguments or strategies will not be able to interfere with payments made pursuant to the completion of an exchange offer or subsequently under any new securities issued as part of such an offer.

          Enforcement of civil liabilities; waiver of sovereign immunity.

      Argentina is a foreign sovereign state. Consequently, it may be difficult for you or (if applicable) the relevant trustee to obtain or enforce judgments of courts in the United States or elsewhere against Argentina. See “Description of the Securities—Jurisdiction, Consent to Service, Enforcement of Judgment and Immunities from Attachment.”

          You should not rely on an advertisement regarding Argentina and its debt restructuring proposal that appeared in various newspapers without reading this entire prospectus, together with any related prospectus supplement, carefully, including the information about risks contained in this “Risk Factors” section.

      An advertisement concerning Argentina and its debt restructuring proposal appeared in various newspapers during July and August 2004, prior to effectiveness of Argentina’s registration statement. The advertisement contained information about Argentina’s economy, socio-political environment and debt restructuring proposal. The information contained in the advertisement was presented in isolation and did not disclose the risk factors, uncertainties and more detailed data relating to Argentina and its debt restructuring proposal contained in this prospectus together with any related prospectus supplement. You should not consider any particular statement contained in the advertisement or make your decision about whether to exchange your bonds pursuant to a debt restructuring proposal without carefully reading and considering this entire prospectus, together with any related prospectus supplement, including the risks described in this “Risk Factors” section.

      We have in the past received, and may continue to receive, a high degree of media coverage, including coverage that is not directly attributable to statements made by our officials and representatives. In this case, the advertisement was sponsored by the Ministry of Foreign Relations of Argentina. While the Ministry of Foreign Relations forms part of the Government, it is a separate entity from the Ministry of Economy, which is charged with carrying out the Government’s debt restructuring. You should rely only on the information contained in this prospectus, together with any related prospectus supplement, in making your decision about whether to exchange your bonds.

      Investors should be aware of the following modifications and updates to the advertisement’s content:

•	The advertisement states that Argentina’s fiscal surplus was neutral in 2002 and equal to 3% of GDP in 2003. This prospectus contains the following accurate information:

-	Argentina’s “primary fiscal balance” (defined as the fiscal balance of the non-financial public sector, excluding interest payments and proceeds from privatizations) equaled 0.7% of GDP in 2002 and 2.3% of GDP in 2003; and

-	Argentina’s “overall fiscal balance” (defined as the overall fiscal balance of Argentina’s non-financial sector, including interest payments and any proceeds from privatizations) equaled –1.5% of GDP in 2002 and 0.5% of GDP in 2003. (See “Public Sector Finances—National Public Accounts”.)

•	The advertisement states that 50% of all Argentines live below the poverty line. This prospectus contains the accurate statement that, as of June 30, 2004, 44.3% of the population and 33.5% of households in 28 urban centers (including Buenos Aires) still lived below the poverty line. (See “The Argentine Economy—Poverty and Income Distribution”.)

•	The advertisement states that 15% of Argentines are unemployed. This prospectus contains the accurate statement that, as of June 30, 2004, Argentina’s unemployment rate was 14.8%. (See “The Argentine Economy—Employment and Labor—Unemployment and Underemployment”.)

•	The advertisement states that Argentina’s economy achieved an 8% increase in 2003. This prospectus contains the accurate information that Argentina’s GDP increased 8.7% in 2003. (See “The Argentine Economy—Gross Domestic Product”.)

Risk Factors Relating to Argentina

          This section should be read in conjunction with the more detailed information found elsewhere in this prospectus.

Economic Risks

          Certain risks are inherent in any investment in an emerging market such as Argentina.

      Argentina is an emerging market economy, and investing in emerging markets generally carries risks. These risks include political, social and economic instability that may affect Argentina’s economic results. Instability in Argentina and in other Latin American and emerging market countries has been caused by many different factors, including the following:

•	high interest rates;

•	changes in currency values;

•	high levels of inflation;

•	exchange controls;

•	wage and price controls;

•	changes in governmental economic or tax policies; and

•	the imposition of trade barriers.

Any of these factors, as well as volatility in the markets for securities similar to new securities we issue in an exchange offer, may adversely affect the liquidity of, and trading markets for, any new securities we issue in an exchange offer.

          Argentina’s economy may not continue to grow at current rates or may contract in the future, which could have a material adverse effect on public finances and on the market price of new securities we issue in an exchange offer.

      The Argentine economy has experienced significant volatility in recent decades, including numerous periods of low or negative growth and high and variable levels of inflation and devaluation. Since the peak of the most recent economic crisis during the first half of 2002, Argentina’s economy has experienced positive growth. However, the Government can offer no assurance that the Argentine economy will continue to grow at current rates, or at all, in the future. Economic growth is dependent on a variety of factors, including (but not limited to) international demand for Argentine exports, particularly commodities, the stability and competitiveness of the peso against foreign currencies, confidence among Argentine consumers and foreign and domestic investors and their rates of investment in Argentina, the willingness and ability of businesses to engage in new capital spending and a stable and relatively low rate of inflation. Some of these factors are outside our control. If Argentina’s economic growth slows, stops or contracts, our revenues may decrease materially, the market price of new securities we issue in an exchange offer may be adversely affected and our ability to service our public debt, including any securities we issue in an exchange offer, may again be impaired.

          The Government may remain unable or unwilling to obtain access to capital in the future and our economy and ability to service Argentina’s public debt may be adversely affected.

      The Government’s primary fiscal results (i.e., excluding interest payments on Argentina’s public debt and proceeds from privatizations) may be insufficient to meet Argentina’s debt service obligations. The Government expects to rely in part on additional financing from the domestic and international capital markets and the refinancing of obligations owed to official lenders in order to meet Argentina’s debt service obligations in the future. Nevertheless, since the suspension of principal and interest payments on a substantial portion of Argentina’s public indebtedness, the Government has been unable to access the international or domestic capital markets. In the future, the Government may not be able or willing to access the international or domestic capital markets, and Argentina’s economy and our ability to service Argentina’s public debt, including any new securities we issue in an exchange offer, may be adversely affected as a result.

          A further devaluation of the peso could have a material adverse effect on the Argentine economy and our ability to service our public debt.

      Following the collapse of the dollar-peso parity Convertibility regime and the implementation of a floating exchange rate system in early 2002, the peso greatly depreciated and continues to fluctuate significantly, despite regular Central Bank intervention in the foreign exchange market to stabilize the peso’s value. We cannot assure you that the peso will not devalue significantly in the future. Additional depreciation of the peso would increase the cost of servicing Argentina’s public debt and could have a material adverse effect on Argentine companies and financial institutions, which could adversely affect the Argentine economy and the Government’s revenues, and in turn, both our ability to service our public debt and the market price of any new securities we issue in an exchange offer.

          A significant appreciation of the peso could adversely affect the competitiveness of Argentine exports and hinder Argentina’s economic growth.

      Since the peso’s depreciation to its post-Convertibility regime low in mid-2002, the peso has appreciated in value. A significant further appreciation in the value of the peso relative to the currencies of its significant trading partners and trade competitors could make Argentine exports less competitive with goods from other sources and lead to decreased export revenues. Decreased export earnings could have a material adverse effect on Argentina’s economic growth and our ability to service our public debt, including any new securities we issue in an exchange offer.

          A decline in international prices for Argentina’s principal commodity exports could have a material adverse effect on Argentina’s economic growth and our ability to service our public debt.

      Argentina’s economic recovery has been significantly assisted by recent increases in international prices for some of Argentina’s principal commodity exports, such as soy. These high commodity prices have contributed to increases in Argentina’s exports since the third quarter of 2002 and to high Government revenues from taxes on exports introduced in 2002. If international commodity prices decline significantly, the growth of the Argentine economy could be adversely affected and Government revenues from taxes on Argentine exports could decrease, producing a negative impact on public finances and our ability to service our public debt, including any new securities we issue in an exchange offer.

          An increase in inflation could have a material adverse effect on Argentina’s economic prospects.

      The devaluation of the peso created pressures on the domestic price system that generated high rates of inflation in 2002 before substantially stabilizing in 2003. In addition, in response to the economic crisis in 2002 the Government granted the Central Bank greater control over monetary policy than was available to it under the Convertibility regime, including the ability to print currency, to make advances to the Government to cover its anticipated budget deficit and to provide financial assistance to financial institutions with liquidity problems. See “Monetary System—The Collapse of the Convertibility regime.” We cannot assure you that inflation rates will remain stable in the future. Significant inflation could have a material adverse effect on Argentina’s economic growth and our ability to service our public debt and, ultimately, on the market price of any new securities we issue in an exchange offer.

          Argentina’s economy remains vulnerable to external shocks that could be caused by significant economic difficulties of its major regional trading partners or by more general ‘contagion’ effects, which could have a material adverse effect on Argentina’s economic growth and our ability to service our public debt.

      A significant decline in the economic growth of any of Argentina’s major trading partners, such as Brazil, could have a material adverse impact on Argentina’s balance of trade and adversely affect Argentina’s economic growth. Brazil is Argentina’s largest export market. A decline in Brazilian demand for imports could have a material adverse effect on Argentine exports and Argentina’s economic growth. In addition, because international investors’ reactions to the events occurring in one emerging market country sometimes appear to demonstrate a ‘contagion’ effect, in which an entire region or class of investment is disfavored by international investors, Argentina could be adversely affected by negative economic or financial developments in other emerging market countries. In the past, Argentina has been adversely affected by such contagion effects on a number of occasions, including following the 1994 Mexican financial crisis, the 1997 Asian financial crisis, the 1998 Russian financial crisis, the 1999 devaluation of the Brazilian real and the 2001 collapse of Turkey’s fixed exchange rate regime. Moreover, similar developments can be expected to affect the Argentine economy in the future. Argentina may also be affected by conditions in countries with developed economies, such as the United States, that are significant trade partners or have influence over world economic cycles. We cannot assure you that events affecting other markets will not have a material adverse effect on Argentina’s growth and our ability to service our public debt, including any new securities we issue in an exchange offer.

          A significant rise in interest rates in developed economies such as the United States could have a material adverse effect on the economies of Argentina’s emerging markets trading partners and adversely affect economic growth in Argentina and our ability to service our public debt.

      If interest rates increase significantly in developed economies, including the United States, Argentina’s emerging markets trading partners could find it more difficult and expensive to borrow capital and refinance existing debt, which could adversely affect economic growth in those countries. Decreased growth on the part of Argentina’s trading partners could have a material adverse affect on the markets for Argentine exports and, in turn, adversely affect Argentina’s economic growth. An increase in interest rates in developed economies would also increase Argentina’s debt service requirements in respect of its existing floating rate debt, which could adversely affect our ability to service our public debt generally, including any new securities we issue in an exchange offer.

          Any revisions to Argentina’s official financial or economic data resulting from any subsequent review of such data by the Central Bank or other Government entities could reveal a different economic or financial situation in Argentina which could affect your evaluation of any exchange offer.

      Certain financial, economic and other information presented in this prospectus may subsequently be materially revised to reflect new or more accurate data as a result of the periodic review by the Central Bank and other Government entities of Argentina’s official financial and economic statistics. Such revisions could reveal that Argentina’s economic and financial conditions as of any particular date are materially different from those described in this prospectus. Such differences could impact the interests of bondholders or the ability of Argentina to repay them.

          Argentina’s financial sector remains vulnerable to further shocks, which could threaten the financial system and lead to significant new government liabilities, adversely affecting the Government’s public finances and our ability to service our public debt.

      The economic crisis in 2001 and 2002 resulted in the withdrawal of a significant amount of deposits from the Argentine financial system in a short period of time. This precipitated a liquidity crisis, which prompted the Government to impose exchange controls and transfer restrictions and to require the conversion of dollar deposits and loans into pesos at asymmetric rates for depositors and financial institutions. Ultimately, many financial institutions became insolvent. As a result, the Central Bank was forced to provide substantial financial aid to many banks in our financial sector. Many Argentine financial institutions remain weakened by the effects of the economic crisis and the Government’s response to it, and depositors’ confidence in the financial system remains fragile.

      In the event of a future shock such as the failure of one or more banks or a crisis in depositor confidence, another run on deposits could result and the Government could reimpose exchange controls or transfer restrictions. There can be no assurance that the Government would choose to or be able to effectively intervene to prevent a collapse of the financial system. Any such intervention could lead to substantial unbudgeted liabilities, which could undermine the Government’s public finances and have a material adverse effect on both Argentina’s prospects for economic growth and our ability to service our public debt, including any securities we issue in an exchange offer.

          Government assistance to private pension funds may affect Argentina’s ability to service our public debt and may also affect Argentina’s ability to obtain financing through the sale of debt securities to private pension funds.

      Argentina’s private pension funds currently hold substantial amounts of Government debt in default. The Government’s ongoing default and a debt restructuring that significantly reduces the amounts payable on its outstanding debt could significantly reduce the amounts available to Argentina’s private pension funds to make pension payments. Any Government intervention to offset this decline in private pension fund assets could adversely affect Argentina’s public finances and our ability to service our public debt. Furthermore, Argentina’s pension funds have typically been significant purchasers of Government debt. A reduction in pension fund assets, or in their willingness to purchase Government debt, could adversely affect our ability to obtain domestic financing through the sale of debt securities to such pension funds.

          Argentina’s private sector remains significantly burdened by the impact of the recent economic crisis, which could have a material adverse effect on Argentina’s economic growth and our ability to service our public debt.

      During the height of Argentina’s economic crisis during the first half of 2002, political and economic uncertainty and the Government’s emergency economic measures lead to the virtual paralysis of private sector activity. Since that time many companies have ceased operations or filed some form of bankruptcy or reorganization proceeding. The recovery of the private sector is predicated in part on economic growth and in part on the ability of many private sector companies to restructure their own defaulted debt obligations with domestic and international creditors and gain access to financing. If the private sector fails to recover fully, Argentina’s economic growth could be adversely affected, unemployment could increase, and the Government could be forced to incur additional expenses associated with maintaining the stability of certain sectors of the economy, jeopardizing Argentina’s public finances and our ability to service our public debt, including any new securities we issue in an exchange offer.

          Argentina may not be able to attract foreign investment in the future and our economy and prospects may be adversely affected.

      Argentina’s recent social and economic instability, the Government’s emergency measures to address the instability and security concerns relating to an increase in crime (including the recent activities of organized picketers, or “piqueteros”) have made many foreign investors unwilling to invest in Argentina. Foreign investment is conducive in many respects to our economic recovery and future economic growth. Our continuing inability to attract foreign investment may have an adverse effect on our economy and prospects.

          The Government’s finances and its ability to service its debt could be materially and adversely affected by a default on the part of the provinces on obligations they owe to the Government.

      Argentina’s provinces have incurred certain obligations towards the Government in connection with the restructuring of their obligations, the redemption of quasi-currency bonds, multilateral loans and other transactions. A default by the provinces on these obligations could have a material adverse effect on our finances and our ability to service our public debt, including any new securities we issue in an exchange offer.

          In the event of another economic crisis, the Government could reimpose exchange controls and transfer restrictions, which could have a material adverse effect on Argentine private sector economic activity.

      During 2002 the Central Bank imposed exchange controls and transfer restrictions substantially limiting the ability of Argentine firms to retain foreign currency earnings or make foreign currency payments on debt, contributing to widespread defaults by Argentine firms on their foreign currency debt and adversely affecting Argentina’s economic growth. Although these restrictions have since been substantially eased or eliminated, there can be no assurance that in the event of renewed capital flight or a significant depreciation of the peso the Government will not reimpose exchange controls and/or transfer restrictions, which could have a material adverse effect on private sector activity and Argentina’s economic growth and our ability to service our public debt, including any new securities we issue in an exchange offer.

          Argentina’s energy crisis could have a material adverse impact on Argentina’s economic growth and, ultimately, on our ability to service our public debt.

      While previously a net exporter of energy, Argentina has since the first quarter of 2004 been experiencing energy shortages and power outages due to decreased capital investment and a drought, resulting in insufficient transportation and production capacity to meet growing demand. As a result, Argentina has in recent months significantly increased its energy imports from neighboring countries. However, political tensions with and among some countries from which Argentina imports energy and to which Argentina exports energy, most notably Bolivia and Chile, could jeopardize the continued availability of these supplies in the future. More generally, Argentina’s new reliance on imported energy has increased the vulnerability of Argentina’s economy to regional political or economic shocks that could limit the supply of energy available. If Argentina is unable to resolve the impediments to increased energy production or find reliable, adequate and cost-effective sources of energy elsewhere, the energy crisis could have a material adverse effect on Argentina’s economic growth, which could adversely affect our ability to service our public debt, including any new securities we issue in an exchange offer.

          Argentina is likely to depend on the IMF and other multilateral lending as its main source of foreign capital in the near- to medium-term; consequently, if Argentina fails to meet the performance criteria under its IMF program or the IMF otherwise decreases its lending to Argentina, Argentina’s limited access to foreign capital could be curtailed, which could have a material adverse effect on Argentina’s economic prospects.

      At present, Argentina lacks access to financing from private international capital markets and other private sources. This lack of access to private financing may continue for a number of years. The IMF and other international financial institutions such as the World Bank and the Inter-American Development Bank have continued to make loans to Argentina. Consequently, until Argentina regains access to the international private capital markets, official multilateral sources such as the IMF will likely remain Argentina’s chief source of foreign capital.

      Further disbursements under Argentina’s IMF standby program will require it to meet certain performance criteria, including both quantitative performance criteria such as fiscal targets, limits on the expansion of domestic credit and the accumulation of new debt, and qualitative performance criteria designed to assess structural reforms of the financial system and the public sector. (See “Public Sector Debt—Debt Owed to Official Institutions—International Monetary Fund”). While Argentina has satisfied some of these criteria, such as primary fiscal surplus targets for 2002 and 2003, the implementation of tax reform measures to reduce tax evasion, the lifting of certain emergency banking restrictions, and the redemption of quasi-currency bonds issued by the Government and the provinces, Argentina will need to implement additional measures to meet other performance criteria. These include achieving primary fiscal targets for 2004, progress in the negotiation of utility contracts, improvements to customs administration and social security collection, progress in the restructuring of Argentina’s public indebtedness, and the adoption of reforms to the revenue-sharing arrangement with the provinces. For a discussion of the performance criteria associated with the latest IMF programs see “Public Sector Debt—Debt Owed to Official Institutions—International Monetary Fund.”

      Since December 2001, Argentina has at times engaged in lengthy negotiations with the IMF and other multilateral institutions and has faced various suspensions of scheduled disbursements and incurred brief payment delays. In August 2004, the IMF announced a delay of its quarterly review of Argentina’s compliance with the conditions of the September 2003 stand-by agreement, effectively delaying the disbursement of U.S.$728 million to Argentina under the agreement, in order to further assess the Government’s compliance with required structural reforms and its progress in the renegotiation of utility contracts and in the debt restructuring process. The Government subsequently announced that it would postpone further negotiations with the IMF through December 31, 2004 (and, consequently, forego additional IMF disbursements totaling U.S.$1.8 billion prior to that date), in order to concentrate on the restructuring of its defaulted debt.

      If the IMF determines that Argentina has not met the performance criteria under its standby program (and such criteria are not amended or waived by the IMF), the IMF may withhold disbursement under this program indefinitely. This suspension of IMF disbursements could also interfere with the Government’s continued ability to obtain financing from other multilateral financial institutions. In addition, the Government’s efforts to comply with the IMF’s performance criteria could reduce the Government’s flexibility in setting macro-economic policy. There can be no assurance that future disbursements to Argentina from multilateral financial institutions will not be further disrupted by policy disputes or payment difficulties or by the financial institutions’ decision to curtail lending to Argentina for any other reason. The loss or limitation of official sector financing could adversely affect Argentina’s economic growth and public finances and our ability to service our public debt, including any new securities we issue in an exchange offer.

          Social and Political Risks

          The recent economic and financial crisis produced significant social and political tensions, which could worsen in the event of another shock and have a material adverse effect on Argentina’s economic growth and our ability to service our public debt.

      During the height of its recent economic crisis, Argentina experienced significant social and political turmoil, evidenced by street demonstrations, strikes, increased rates of crime and the rapid succession of four interim administrations between President De la Rúa’s resignation in December 2001 and President Duhalde’s appointment in January 2002. Despite the beginning of an economic recovery, these increased social and political tensions continue and are exacerbated by high levels of poverty and unemployment. Piqueteros continue to employ street demonstrations and other disruptive tactics to oppose Government policies. In addition, the lack of any clear political consensus in favor of a particular set of economic policies has also given rise to, and may perpetuate, significant uncertainties about our economic and political future. There can be no assurance that the significant domestic instability evident during 2001 and 2002 will not reemerge in response to an internal or external shock. Such instability could have a material adverse effect on Argentina’s economic growth and our ability to service our public debt, including any new securities we issue in an exchange offer.

          Measures to implement economic reforms, including those called for under Argentina’s IMF program, may not be successful and, regardless of their success or failure, may be unpopular and prompt further social and political unrest, which could have a material adverse effect on Argentina’s economic growth.

      The economic challenges facing Argentina and the terms of its IMF program may require the Government to adopt unpopular economic reforms and austerity measures. If adopted, such policies could prompt renewed social and political unrest. Such social or political instability may prevent the successful implementation of reforms required by the IMF program and could have a material adverse effect on Argentina’s economic growth and the market price of new securities we issue in an exchange offer. We offer no assurances of the success of measures that the Government has implemented thus far or that it may implement in the future.

          Domestic social and political dynamics could make it politically difficult for the Government to pursue economic reforms and service Argentina’s public debt.

      Argentina’s economic crisis provoked a domestic backlash against Argentina’s foreign creditors, including the IMF and other multilateral financial institutions. As a consequence, proposals to reduce public expenditures or adopt other austerity measures in order to make funds available to pay foreign creditors— even creditors that have agreed to substantially reduce their debt claims as part of a restructuring— may be politically unpopular. The existence of a significant opposition faction within President Kirchner’s Peronist party, combined with the political power of opposing parties, may create hurdles for the Kirchner administration in implementing economic reforms. There can be no assurance that the Congress will approve any of the economic measures proposed by the Kirchner administration. Furthermore, the Government may not be able to fulfill any commitments it makes to creditors, possibly including creditors that agreed to restructure their debt claims by participating in an exchange offer, if significant political opposition to such commitments subsequently arises.

          Litigation

          Argentina’s default on its public external indebtedness has prompted creditors to file a number of lawsuits, thus far in three countries, some of which have resulted in judgments against Argentina, and the possibility of continued litigation and additional judgments could have a material adverse impact on Argentina’s public finances and our ability to service our public debt.

      Bondholders have initiated numerous lawsuits against Argentina in the United States, Italy and Germany based on the Government’s default on its public debt obligations (See “Public Debt—Legal Proceedings”). In the United States, approximately 39 suits, including one suit certified as a class action and 14 suits purporting to be class actions, have been filed since March 2002, and judgment has been entered against the Government in seven cases in a total amount of approximately U.S.$740 million. In Italy the total amount claimed in bondholder proceedings against the government is €64 million plus interest, while in Germany the total amount claimed is €58 million plus interest. We can give no assurance that further litigation will not result in even more substantial judgments granted against the Government. Present or future litigation could result in the attachment or injunction of assets of Argentina that the Government intends for other uses, and could have a material adverse effect on public finances and on the market price of new securities we issue in an exchange offer.

          Legal challenges to Argentina’s pesification could have a material adverse effect on Argentina’s public finances and our ability to service our public debt.

      In January 2002 the Government ordered the “pesification” of the economy, including the conversion of U.S. dollar-denominated debts owed to banks and financial institutions and U.S. dollar-denominated deposits owed by banks to depositors into pesos at different exchange rates, with depositors entitled to receive a greater amount of pesos per dollar. Numerous cases were brought challenging the constitutionality of this pesification by both banks and depositors. On March 5, 2003 Argentina’s Supreme Court held the Government’s conversion of U.S. dollar-denominated deposits into pesos unconstitutional in the case of deposits of the province of San Luis with Banco de la Nación Argentina. On October 26, 2004, however, the Supreme Court upheld the constitutionality of the pesification in a separate case brought by a private depositor against the financial institution where the deposit was held. These decisions, however, are binding only on the parties involved in the controversy and have no effect on other litigants. Accordingly, we can offer no assurance as to the outcome of other cases challenging the pesification. Any reversal of pesification could create substantial new liabilities of the Government to one or more of the banking institutions, depositors, insurance companies, pension funds or other participants in the financial system. Such a liability could have a material adverse effect on Argentina’s public finances and adversely affect our ability to service our public debt, including any new securities we issue in an exchange offer.

          Arbitration proceedings under bilateral investment treaties could have a material adverse effect on our finances and our ability to service our debt.

      Several arbitration proceedings have been brought against Argentina before the International Centre for the Settlement of Investment Disputes (ICSID) challenging some of the emergency measures adopted by the Government in 2001 and 2002 and seeking compensation for damages. These proceedings have been brought primarily by foreign investors in a number of privatized entities under various bilateral investment treaties. We can offer no assurance that the Government will prevail in these claims. Rulings against the Government in these proceedings could have a material adverse effect on our finances and our ability to service our public debt, including any new securities we issue in an exchange offer.

THE REPUBLIC OF ARGENTINA

Territory and Population

      The Republic of Argentina consists of 23 provinces and the City of Buenos Aires. Located in the southeastern region of South America, Argentina is the second largest country in Latin America in terms of territory, covering approximately 3.8 million square kilometers (1.5 million square miles), including territorial claims in the Antarctic region (covering approximately 970,000 square kilometers) and to certain south Atlantic islands (covering approximately 5,000 square kilometers).

      The most densely inhabited areas and the main agricultural regions of the country are located on the wide temperate belt that stretches across central Argentina. The country’s population as of 2001, the year of the most recent census, was an estimated 36.6 million. According to provisional figures, as of 2001, approximately 11.5 million people lived in the greater Buenos Aires area. Three other provinces—Córdoba, Mendoza and Santa Fe—each had urban populations of over 1,000,000. During the period from 1991 to 2001 (the last period for which figures are available), Argentina’s population grew at an average annual rate of 1.1%. Approximately 77% of the population lives in urban areas, and approximately 97% is literate.

      Prior to 2002, the International Bank for Reconstruction and Development, or the World Bank, and other international organizations classified Argentina as a middle-income developing country. The table below sets forth comparative gross national income or GNI figures and selected other comparative statistics using 2002 data (the most recent year for which this comparative information is available). See “The Argentine Economy—Poverty and Income Distribution.”

	Argentina		Brazil		Chile		Colombia		Mexico		Peru		United States

Per capita GNI(1)	U.S.$	4,220	U.S.$	2,830	U.S.$	4,250	U.S.$	1,820	U.S.$	5,920	U.S.$	2,020	U.S.$	35,400
Life expectancy (in years)		74		69		76		72		74		70		77
Infant mortality (% of live births)		1.6%		3.3%		1.0%		1.9%		2.4%		3.0%		0.7%
Adult literacy rate (% of population age 15 or older)		97%		87%		96%		92%		91%		86%		n/a

(1)	Calculated using the World Bank Atlas method.

Source: 2004 World Bank World Development Indicators, except as otherwise indicated.

Government

      The Argentine Constitution, first adopted in 1853, provides for a tripartite system of government divided into an executive branch headed by the President, a legislative branch consisting of a bicameral Congress and a judicial branch headed by the Supreme Court of Justice. The Constitution was last amended in 1994. Each province has its own constitution and the people of each province elect a governor and legislators who are independent from the federal government. The federal government may directly intervene in the administration of the provincial governments in certain emergency situations, including, among others, to secure the republican form of government and in the case of foreign invasions. Congress in 2004 approved the Government’s intervention in the administration of the province of Santiago del Estero to protect civil liberties under the Constitution, which the provincial government was not adequately protecting, and to ensure the proper separation of powers.

Executive Branch

      The President and Vice President are directly elected for a four-year term, and may serve for a maximum of two consecutive terms. The President oversees the administration of the country and has the power to veto laws in whole or in part. Congress may override a presidential veto by a two-thirds majority vote in each chamber. The Jefatura del Gabinete de Ministros (the Chief of the Cabinet of Ministers) is responsible for the administration of the country and prepares the Government’s annual budget, which is subject to presidential and congressional approval. The President chooses the Chief of the Cabinet of Ministers, who may be removed by an absolute majority vote of both houses of Congress.

          Congress

      The Congress is composed of the Senate and the Chamber of Deputies.

      The Senate. There are a total of 72 senate seats: three from each province and three from the City of Buenos Aires (each a district). Of the three senators from each district, two represent the party receiving the most votes in that district, and the third represents the party receiving the second most votes. Senators are elected by popular vote to serve for six-year terms. Elections are held for one-third of the senate seats every two years.

      In October 2001, elections were held for all senate seats. This was the final step in the transition to the new electoral regime adopted under the 1994 constitutional amendments. As determined by lottery, one-third of the senators elected in 2001 served two-year terms, one-third are serving four-year terms and one-third are serving six-year terms. All senators elected after 2001 are to serve for six-year terms. Between August 24 and November 23, 2003, elections were held for one-third of the senate seats.

      The Chamber of Deputies. The Chamber of Deputies consists of 257 seats, which are allocated in proportion to each district’s population. Deputies are elected by popular vote to serve for four-year terms. Elections for half of the seats are held every two years. The last elections for seats in the Chamber of Deputies were held in 2003.

          Judicial System

      The judicial system is composed of federal and provincial trial courts, courts of appeal and the Supreme Court of Justice. The Consejo de la Magistratura, or the Council of Magistrates, an entity comprising an independent panel of lawyers, representatives of the judiciary, certain legislators, a representative of the executive branch and academics, oversees the administration of the judicial branch, the initiation of impeachment proceedings against judges other than Supreme Court justices and the selection of judges. The Jurado de Enjuiciamento, or the Jury of Prosecution, decides trials of judges for removal initiated by the Council of Magistrates. The President appoints the nine justices of the Supreme Court of Justice and all federal court judges from a list of recommendations provided by the Council of Magistrates. The nine justices of the Supreme Court and all federal court justices are appointed for life. All judicial appointments must be approved by two-thirds of the Senate. Pursuant to a decree issued by current President Kirchner, candidates’ identities and certain information regarding candidates is now made public and the executive branch provides for a period of public comment on each nomination before it is submitted to the Senate.

      In February 2002, a commission of the Chamber of Deputies began consideration of impeachment requests pending against the nine justices of the Supreme Court of Justice for alleged negligent legal decisions and breach of duty. In 2002, the Chamber of Deputies voted against these impeachment requests. In June 2003, Congress initiated impeachment proceedings against three justices based on allegations of breach of duty. Two of these justices resigned (including then Chief Justice Julio Nazareno) and one was impeached. The impeached justice, Moliné O’Connor, is currently challenging the impeachment. All of these vacancies have been filled. On September 1, 2004, an additional justice, Adolfo Roberto Vazquez, resigned after an impeachment proceeding was instituted against him. Supreme Court Justice nominee Ricardo Lorenzetti is slated to replace Justice Vazquez on the Supreme Court. The Senate approved Mr. Lorenzetti’s nomination on December 16, 2004. Mr. Lorenzetti is scheduled to join the Court on December 22, 2004, pending the issuance of a confirmation decree by the President. On December 16, 2004, the Chamber of Deputies approved Supreme Court Justice Antonio Boggiano’s impeachment proceedings. A vote by the Senate is scheduled to take place in early 2005. Current Chief Justice Enrique Petracchi has served as a Supreme Court justice since 1983.

Recent Political History

      Argentina has been under uninterrupted civilian rule since 1983, when the last military government came to an end due to poor economic management and the loss of a brief war with the United Kingdom over the Malvinas (Falkland) Islands. Between 1930 and 1983, the military ruled the country for a total of 22 years, as partisan infighting, economic stagnation and deepening social divisions undermined the development of a more stable democratic regime. In 1983, Raúl Alfonsín was elected President. Since that date, four uprisings by discontented factions within the military (the most recent in December 1990) have failed to seize power, due to a lack of support from the public and the military as a whole. In 1989, Raúl Alfonsín was succeeded as President by Carlos Menem, who was re-elected in 1995 to a four-year term following the 1994 constitutional amendments that reduced the presidential term to four years from six.

      After a decade of relative stability and economic prosperity, Argentina faced an unprecedented social, economic and political crisis in 2001 and 2002. The crisis emanated primarily from the ongoing economic recession, which began in the fourth quarter of 1998. From 1999 through 2002, Argentina’s economy contracted significantly and poverty and unemployment reached record levels. The administration of President Fernando De la Rúa, which took office in October 1999, was unable to restore economic growth. During the second half of 2001, the deepening economic recession increasingly fueled social unrest.

      In December 2001, the Government imposed restrictions on the withdrawal of bank deposits to safeguard the viability of the banking system. These restrictions triggered widespread riots and protests that forced President De la Rúa and his entire cabinet to resign on December 19 and 20, 2001. During the weeks that followed, Argentina experienced significant political turmoil. On December 23, 2001, Congress appointed Adolfo Rodríguez Saá, Governor of the Province of San Luis, as President. A week later, however, he resigned, after losing the support of the public and members of his Peronist Party. On January 1, 2002, Congress elected Eduardo Duhalde, a Peronist senator defeated by De la Rúa in the 1999 presidential election, to serve as President through the end of 2003. The appointments of both Rodríguez Saá and Eduardo Duhalde were made in accordance with the Constitution.

      President Duhalde called for elections to be held on April 27, 2003, prior to the scheduled expiration of his term. Carlos Menem, a former president of Argentina, and Néstor Kirchner, the former governor of the province of Santa Cruz, emerged as the leading candidates. Menem received 24% of the popular vote and Kirchner 22% of the popular vote. Polls indicated that 74% of the voters favored Kirchner, and in the face of a run-off election required by the Constitution, Menem withdrew from the race. This left Néstor Kirchner as president-elect and he was sworn in as President on May 25, 2003. President Kirchner’s current term will expire on December 10, 2007, and the Constitution requires that Argentina’s next presidential elections take place no sooner than two months prior to that date.

Political Parties

      The two largest political parties in Argentina are the Peronist Party and the Radical Civic Union, which have broad-based support across the country. In 1997, the Radical Civic Union and Frepaso formed a political coalition know as Alianza or the Alliance. Former President Fernando De la Rúa was a member of this coalition. This coalition, however, was dissolved in 2002, in part due to the resignation of De la Rúa’s vice president as a result of bribery allegations.

      The following are Argentina’s principal political parties:

•	the Partido Justicialista, or Peronist Party, which evolved from former President Juan Perón’s efforts in the 1940s to expand the role of labor in the political process. The Peronist Party holds 54% of the senate seats and 45% of the seats in the Chamber of Deputies. President Kirchner is a member of this party;

•	the Unión Cívica Radical, or Radical Civic Union, founded in 1890;

•	the Frente de País Solidario, or Front for a Country in Solidarity (known as Frepaso), founded in 1994 by former members of the Peronist Party and a small socialist party;

•	Afirmación para una República Igualitaria, or Affirmation for an Equitable Republic (which we refer to as “ARI”), founded in 2001; and

•	the party Recrear para el Crecimiento, or Rebuild for Growth, founded in 2002 by former Minister of Defense and former Minister of Economy and Infrastructure during the De la Rúa administration, Ricardo López Murphy.

•	In addition, certain political parties of the provinces have a significant representation in the Congress, including, among others, locally-based parties from Neuquen and Salta.

      The following table shows the party composition of the Argentine Chamber of Deputies and Senate following the elections in the years indicated:

	Chamber of Deputies(1)					Senate(2)

	1997	1999	2001		2003	1995	1998		2001	2003

Party:
Peronist Party	119	101	116		116	40	39		39	41
Alliance(3)	—	125	88		—	—	—		25	—
Radical Civic Union	68	—	—		61	22	22		—	19	(6)
Frepaso	38	—	—		6	1	1		—	3	(7)
ARI	—	—	17	(4)	11	—	—		1	—
Others(8)	32	31	36		63	9	9		7	8

Total	257	257	257		257	72	71	(5)	72	71	(5)

(1)	Composition of the Chamber of Deputies as of December 10 of each year indicated, when the deputies elected during such year took office.
(2)	Composition of the Senate as of December 31 of each year indicated.
(3)	In the elections for members of the Chamber of Deputies that took place between 1999 and 2002, members of the Radical Civic Union and Frepaso ran as Alliance candidates. The Alliance was dissolved in 2002 and, consequently, candidates of the Radical Civic Union and Frepaso now run as members of their respective political parties.
(4)	Eleven Alliance deputies shifted to ARI in 2001.
(5)	In each of 1998 and 2003, the failure of the Senate to ratify the election of one senator led to the total of 71 rather than 72 senators.
(6)	Includes two senators who ran for office as part of the Radical Civic Union, but since declared themselves independent, and two senators belonging to a separate provincial party led by the Radical Civic Union.
(7)	Includes one senator from the socialist party and one senator originally from the Frente Grande, which later joined Frepaso.
(8)	Includes other registered parties, primarily represented by one legislator each, and certain local political parties of the provinces.

Source: Senate and Chamber of Deputies of Argentina.

Foreign Affairs and International Organizations

      Argentina maintains diplomatic relations with a variety of countries and is a member of a variety of international organizations. Argentina is a charter member of the United Nations, a founding member of the Organization of American States, and a member of the following international organizations, among others:

•	the IMF;

•	the World Bank;

•	the United Nations;

•	the Organization of American States, or OAS;

•	the International Finance Corporation, or IFC;

•	the Inter-American Development Bank, or IADB;

•	the World Trade Organization, or WTO; and

•	the Latin American Integration Association, or ALADI.

      Argentina is also a permanent member of the Interim Committee of the IMF, a policy advisory committee. In October 1997, the United States designated Argentina as a non-North Atlantic Treaty Organization, or non-NATO ally.

      Argentina has entered into bilateral investment treaties, or BITs, with a variety of countries, including the United States, Canada, Germany, France, Italy, Spain, Switzerland, Sweden and the United Kingdom. These agreements cover a broad range of topics, including foreign direct investment, trade and tax matters. Several arbitration proceedings have been brought against the Republic before the International Centre for Settlement of Investment Disputes, or ICSID, under different bilateral investment treaties. For a discussion of these disputes see “Public Sector Debt—Legal Proceedings—ICSID Arbitrations.”

Mercosur

      One of Argentina’s most notable foreign-policy achievements was the creation of the Mercosur Common Market in March 1991. In addition to Argentina, Mercosur includes Brazil, Paraguay and Uruguay; Chile and Bolivia became associate members in 1997.

      Mercosur is currently pursuing the following trade discussions with other non-Mercosur countries and other trade blocks:

•	Mercosur is currently in discussions with the United States on various topics, including development of the American Free Trade Area or AFTA, electronic commerce, biotechnology, investments, reciprocal market access, and the position each will take in the next ministerial WTO meeting. Argentina and the other members of Mercosur have taken a unified stance in the negotiations for the establishment of the AFTA.

•	Mercosur is currently negotiating separate free trade agreements with Mexico, the Andean Pact nations (which include Peru, Bolivia, Ecuador, Colombia and Venezuela) and the European Union.

•	Mercosur countries in recent years have maintained an ongoing dialogue with the European Union and with the United States regarding trade relations.

THE ARGENTINE ECONOMY

Introduction

      From the last quarter of 1998 through the first six months of 2002, Argentina suffered a severe economic recession. This economic crisis was triggered by a series of external shocks that took place between the last quarter of 1997 and the fall of 2001, including economic and financial crises in Russia, Asia and Brazil and rising worldwide interest rates. Domestic structural barriers to economic growth also contributed to the crisis. These structural barriers included:

•	Argentina’s trade and fiscal deficits;

•	the rigidity of its monetary system and fixed exchange rate system (known as the Convertibility regime), which limited the Government’s ability to adapt its monetary policy to stimulate the economy;

•	its excessive reliance on foreign capital; and

•	mounting external debt.

Together, these factors resulted in a deep contraction in the economy, a banking and fiscal crisis and capital flight from the country. From 1998 through 2002, real GDP contracted by a cumulative 18.4%. As of May 31, 2002, the unemployment rate had reached 21.5% and more than half of the population subsisted below the poverty line.

      In late 2001 and the beginning of 2002, capital flight from Argentina and a run on bank deposits brought an end to the Convertibility regime and forced the Government to impose strict restrictions on bank withdrawals. At the same time, the Government suspended principal and interest payments on a significant portion of its public debt due to, among other factors:

•	the Government’s declining fiscal revenues;

•	its substantial debt and debt service obligations;

•	the growing deficit in the public social security system; and

•	its diminishing access to the international capital markets and other sources of credit.

      Following the collapse of the Convertibility regime, the peso lost significant value, both against foreign currencies and in terms of domestic purchasing power. In the first six months of 2002, the peso lost approximately 74.2% of its value against the U.S. dollar, reaching a low of U.S.$0.258 per one peso on June 26, 2002. During the same period, inflation increased at 30.5% as measured by the CPI, and 96.6% as measured by the WPI.

      In the third quarter of 2002, Argentina’s economic situation began to stabilize. Although the devaluation of the peso had several adverse effects and thus contributed to the economic recession, by the fall of 2002 it fueled a needed adjustment in Argentina’s foreign trade. The cheaper peso made imports more expensive, forcing consumers to shift their demand from foreign to domestic goods (a process generally referred to as import substitution). The increase in production resulting from rising domestic demand due to import substitution began to fuel an economic recovery.

      During 2003, the economic recovery broadened and accelerated, as increased production gave rise to higher employment and wages, which in turn fueled domestic consumption. During 2003, GDP increased 8.7% and by May 31, 2003, the unemployment rate decreased to 15.6%, as compared to 21.5% at May 31, 2002. Despite this recovery, the Argentine economy is still facing significant challenges, including widespread poverty, high unemployment and underemployment, energy shortages, the restructuring of Argentina’s public sector debt, the stabilization of the financial system and the renegotiation of utility rates, among others.

      The table below highlights certain key economic and financial indicators from 1993 through 2003:

Summary of Key Economic and Financial Data for 1993 through 2003

	1993	1994	1995	1996	1997	1998	1999	2000	2001	2002	2003

Inflation(1)	7.4%	3.9%	1.6%	0.1%	0.3%	0.7%	(1.8)%	(0.7)%	(1.5)%	41.0%	3.7%
GDP Growth	6.9%	5.8%	(2.8)%	5.5%	8.1%	3.9%	(3.4)%	(0.8)%	(4.4)%	(10.9)%	8.7%
Current Account (as a % of GDP)	(3.5)%	(4.3)%	(2.0)%	(2.5)%	(4.2)%	(4.9)%	(4.2)%	(3.2)%	(1.4)%	8.6%	5.8%
Total Gross Public Debt(2) (as a % of GDP)	29.4%	31.3%	33.8%	35.7%	34.5%	37.6%	43.0%	45.0%	53.8%	129.7%	139.5%
Primary Fiscal Balance (as a % of GDP)(3)	2.2%	0.9%	0.6%	(0.4)%	0.5%	0.8%	0.3%	1.0%	0.5%	0.7%	2.3%
Overall Fiscal Balance (as a % of GDP)	1.2%	0.0%	(0.5)%	(1.9)%	(1.5)%	(1.4)%	(1.7)%	(2.4)%	(3.2)%	(1.5)%	0.5%
Unemployment rate(4)	9.9%	10.7%	18.4%	17.1%	16.1%	13.2%	14.5%	15.4%	16.4%	21.5%	15.6%
Average Nominal Exchange Rate	1.0	1.0	1.0	1.0	1.0	1.0	1.0	1.0	1.0	3.07	2.95

(1)	Measured by the rate of change in the CPI from prior period.
(2)	As of December 31 of each year.
(3)	Does not reflect the issuance of Bocones, which the Government uses to pay for certain of its expenditures.
(4)	As of May 31 of each year.

Source: Ministry of Economy.

Economic History

Background

      In the late 1800s and early 1900s, Argentina enjoyed a great period of prosperity, with per capita GDP rising to the level of many Western European countries. During this period of growth, Argentina’s economy relied heavily on sustained international demand for its agricultural commodity exports.

      The onset of the Great Depression and World War II, however, brought dramatic changes in the Argentine economy, as a drastic decline in world trade deprived the country of its main source of revenue. The Government responded to these developments through a major shift in economic policy, adopting a model of state-led capitalism and import substitution. Accordingly, state intervention in the economy became pronounced.

      Beginning in the 1940s, the Government nationalized many basic industries and services and raised import barriers in a bid to make Argentina self-sufficient in industry and agriculture and to shelter its economy from foreign competition. Government involvement in sectors ranging from oil and electricity to telecommunications and financial services became significant.

      Although in the 1950s a new era of worldwide prosperity began, the Government’s role in the Argentine economy remained significant and Argentina experienced relatively low growth in comparison with other developing countries.

      By the mid-1970s, Argentina was self-sufficient in many industries, and although manufacturing had become the largest component of its economy, its exports continued to be dominated by agricultural products. The Argentine economy, however, continued to grow at substandard levels.

      In 1976, the Government began to shift away from the import-substitution model, lowering import barriers and liberalizing restrictions on foreign borrowings. Despite this shift in policy, from 1981 through 1990, political instability, increasing public spending, large subsidies of state-owned enterprises, high inflation, periodic devaluations of the currency, an inefficient tax collection system, and inefficient production undermined economic growth. From 1981 through 1990, average annual real GDP growth was -1.0% and the average real exchange rate was Ps.2.022 per one U.S. dollar. The Government financed its fiscal deficits during this period primarily through Central Bank credit and loans from foreign bilateral and multilateral creditors. The increase in Central Bank credit to the Government resulted in unchecked increases of the money supply that led to high levels of inflation. From 1981 through 1990, average annual inflation was 787%. Additionally, increased borrowing by the Government abroad resulted in a dramatic increase in Argentina’s public sector debt and in 1982 the Government defaulted on its external debt.

      During the 1980s, the Government adopted several economic plans in an effort to stabilize the economy. While these plans achieved some initial success, they ultimately failed, primarily because the Government was unable to exercise fiscal discipline. Moreover, the high levels of state intervention in the economy inhibited the competitiveness of the Argentine economy. These factors, combined with high levels of inflation, frequent changes in Government policy and financial market instability, prevented the Argentine economy from achieving real growth.

Liberalization of the Economy

      In mid-1989, the Menem administration inherited an economy suffering from hyperinflation and in deep recession. Relations with external creditors were strained, commercial bank debts had been subjected to two restructurings and were again accumulating past-due interest, IMF and World Bank programs had lapsed and payments to the World Bank and the IADB were frequently late. Thus, the immediate objectives of the new administration were to stabilize prices and improve relations with external creditors.

      Following several unsuccessful efforts to stabilize the economy and end hyperinflation, the Menem administration adopted an economic program that sought to liberalize the economy and impose monetary discipline. The new economic program, which came to be known as the Convertibility regime, was centered on the Convertibility Law of 1991 and related measures. Its principal features were the following:

•	Fixed exchange rate regime.

-	Congress in 1991 enacted the Convertibility Law, which established a fixed exchange rate regime modeled on what is generally known as a currency board. The goal of this system was to stabilize the inflation rate by restraining the Central Bank’s ability to effect changes in the money supply by issuing additional pesos. This was accomplished by requiring that the monetary base be fully backed by the Central Bank’s gross international assets, thus pegging the exchange rate between the peso and the dollar at Ps.1.00 to U.S.$1.00.

-	Through this system, Argentina’s monetary policy was tied to the flow of foreign capital into the Argentine economy. Without an increase in the Central Bank’s international assets, the monetary base could not be expanded.

-	Related measures also restricted the Central Bank’s ability to provide credit, particularly to the public sector, and focused its mission on achieving price stability.

•	Privatization, deregulation and trade liberalization programs.

-	During the 1990s, in an effort to improve the competitiveness of the Argentine economy, the Government removed barriers to foreign investment, deregulated industries and privatized substantially all of the state-owned enterprises, including the national telephone company, the national airline, roads, railways, ports, water and electrical utilities, TV broadcasting, steel companies, the national gas company and the national oil company.

-	In 1991, the Government established the Mercosur Common Market with Brazil, Paraguay and Uruguay, in a bid to foster trade among its member countries. Soon after, Brazil became Argentina’s main trading partner.

-	In 1994, the Government introduced a private social security system intended to gradually replace the public system.

•	Improvement of relations with creditors. In 1992, the Government refinanced a substantial portion of its external debt through the Brady restructuring and regained access to global capital markets.

      The Convertibility regime and the Government’s free-market initiatives temporarily achieved price stability, increased the efficiency and productivity of the Argentine economy and attracted significant foreign investment. Real GDP grew 10.6% in 1991 and 9.6% in 1992. From 1993 through 1998, real GDP grew at an average annual rate of 4%, despite a 3% contraction in 1995 due to the Mexican financial crisis of 1994.

      The Convertibility regime, however, had significant disadvantages, including the following:

•	Inflexible monetary policy. By stripping the Central Bank of its monetary discretion, the Convertibility regime limited the Government’s ability to use monetary policy to stimulate the economy to counteract downturns in economic activity.

•	Dependence on foreign capital. Any sharp reduction of foreign capital inflows, often triggered by factors beyond the Government’s control, threatened untimely contractions of the money supply. Argentina’s dependence on foreign capital was heightened by the opening of the Argentine economy to foreign trade, which resulted in significant trade deficits, and by the Government’s recurring fiscal deficits, which were heavily financed with foreign capital.

•	Vulnerability to external shocks. The dependence on foreign capital, coupled with the lifting of state controls on capital flows, made the Argentine economy vulnerable to external shocks.

•	Over-reliance on certain economic sectors. Because peso-denominated products were relatively expensive in international markets due to the peso’s peg to the dollar, economic growth during this period was driven by the services sector, and in particular the financial and public services subsectors, with production-based manufacturing and industrial sectors lagging behind. In addition, any contribution from the agricultural sector from increased volume of production was offset by declining international commodity prices.

•	Rising unemployment. Despite economic growth, the relative slow growth in labor intensive sectors such as construction and manufacturing increased unemployment levels.

      The sustainability of Argentina’s economic growth during the 1990s was also undermined by the Government’s failure to maintain fiscal discipline. Instead of capitalizing on periods of sustained growth and rising revenues to balance its budget and pay down its debt, the Government continued to incur overall fiscal deficits. This resulted primarily from the following factors:

•	Lack of political consensus. Throughout most of the 1990s, the Government lacked the political will and consensus to reduce its public expenditures and to improve tax collection. Thus, its level of spending kept pace with and in some years exceeded increases in public revenues.

•	Failure to reform revenue-sharing arrangement with the provinces. The Government’s failure to achieve a comprehensive reform of its revenue-sharing arrangement with the provinces forced it to guarantee minimum revenue transfers in exchange for concessions from the provinces necessary to advance other Government initiatives. While these minimum revenue guarantees were manageable when fiscal revenues were increasing, they further reduced the Government’s fiscal flexibility during economic downturns.

•	Existing debt service obligations. Despite the debt restructurings of the 1980s and early 1990s, the Government continued to dedicate significant resources to service its substantial levels of debt.

•	Social security deficit. The partial privatization of the social security system in 1994 resulted in a widening gap between the Government’s social security revenues and its social security outlays.

Thus, while the Government from 1993 through 1998 maintained fiscal deficits not unlike those seen in other economies, these fiscal deficits forced the Government to incur additional debt and constrained its ability to provide a fiscal stimulus to the economy during economic downturns. The Government’s inability to set its finances on a more sustainable course also undermined confidence in Argentina among foreign investors, increasing the Government’s borrowing costs and threatening the capital inflows on which the country had come to depend.

The Mexican Crisis

      The shortcomings of the Convertibility regime became evident during the economic downturn triggered by the Mexican financial crisis of 1994. The collapse of Mexico’s crawling-peg exchange rate undermined investors’ confidence in emerging markets and raised doubts about the sustainability of the Convertibility regime. This loss of confidence triggered a sharp reduction in net capital inflows, which turned into net capital outflows in 1995, causing a liquidity crisis in the Argentine banking system. As a result, Argentina experienced its first economic contraction since the Convertibility regime had been implemented.

      Following the Mexican crisis, external conditions shifted in Argentina’s favor. The U.S. Federal Reserve Bank reduced U.S. interest rates, which in turn made yields on Argentine debt more appealing to foreign investors. Additionally, the U.S. dollar, to which the peso was pegged, depreciated and the Brazilian real appreciated, improving the competitiveness of Argentine products in its export markets. These factors, as well as the strength the banking sector had gained during the first half of the 1990s, helped avert what could have been a more damaging crisis.

      Following the Mexican crisis, Argentina’s economy resumed the levels of growth it had registered in the first half of the 1990s. From 1996 through 1998, GDP increased at an annual average rate of 6%. Nonetheless, the Government took steps to try to remedy some of the weaknesses of the Convertibility regime. These measures, which were primarily designed to improve the liquidity of the Argentine financial system at times of crisis, included:

•	reforms of bank reserve requirements;

•	the elimination of certain barriers that previously restricted foreign investment in the financial sector; and

•	the establishment of credit facilities between the Central Bank and foreign financial institutions, which enhanced its ability to provide credit during banking crises.

      These reforms helped to foster renewed confidence in the banking sector, with total deposits (in pesos and dollars) steadily increasing from Ps.44.9 billion in 1995 to Ps.79.0 billion in 1998.

The Beginning of the Economic Crisis: 1997-2000

      The Government faced a number of new economic challenges beginning in the last quarter of 1997 and continuing through 2000, due primarily to the following external factors:

•	The Asian financial crisis. The Asian financial crisis in the fourth quarter of 1997 caused a new wave of decreasing investor confidence in emerging markets. The Argentine economy was initially able to withstand the consequences of this crisis, including significant declines in stock market values and widening spreads on the yields of the Government’s securities in the secondary market.

•	The Russian financial crisis. Investor confidence in emerging markets further eroded as a result of the devaluation of the Russian ruble in August 1998. The effects of this shock were more damaging than those of the Mexican crisis. Foreign capital inflows to emerging market economies declined dramatically, depriving the Argentine economy of needed capital and resulting in rising interest rates. As a result, gross investment in the Argentine economy declined 3.1% in the last quarter of 1998, causing a 0.4% decline in GDP in that quarter as compared to the fourth quarter of 1997.

•	The Brazilian financial crisis. The economic situation in Argentina deteriorated significantly after Brazil, itself beset by the erosion of investor confidence in emerging markets, was forced to devalue its currency in January 1999. Because Brazil was Argentina’s largest trading partner, its economic difficulties had a pronounced effect on the Argentine economy. The significant appreciation of the peso against the Brazilian real made exports from Argentina relatively more expensive in Brazil and contributed to the 11.8% decline in Argentine exports in 1999. Moreover, coming soon after the foreign-exchange crises in Mexico, Asia and Russia, the collapse of the real severely undermined investor confidence in the sustainability of Argentina’s fixed exchange rate regime. The fear of a devaluation of the peso accelerated the decline in capital inflows to the private sector that had begun following the Russian crisis and temporarily sent the Government’s borrowing costs soaring.

•	Rise in U.S. interest rates. Argentina’s economy was also adversely affected by the decision of the U.S. Federal Reserve Bank in mid-1999 to raise interest rates to slow the Internet-driven economic boom and ward off inflation. This resulted in higher returns from investment in U.S. assets and tended to divert foreign capital away from Argentine investments.

•	Falling commodity prices. The decline in international commodity prices in 1998 and 1999, particularly in the agriculture and industrial sectors, had a negative impact on Argentine exports during those years. Commodity prices recovered somewhat in 2000.

      The Government in the late 1990s lacked adequate monetary or fiscal tools to counter the decline in economic activity. Additionally, the Government tried to regain investor confidence by raising taxes and reducing public expenditures in a failed bid to balance its budget.

      The tax increases, however, further undermined economic activity and ultimately yielded the Government little benefit, as the prolonged recession eventually erased any revenue gains. Similarly, while the Government was eventually able to achieve some reductions in its expenditures, these efforts ultimately had little impact on the Government’s overall fiscal deficit, as interest payments on the Government’s debt continued to surge, outweighing any decreases in other expenditures. Moreover, the austerity measures provoked political turmoil that added to the economic uncertainty.

      Argentina also experienced deflation from 1998 through 2001, with the CPI and WPI decreasing by a total of 3.1% and 1.9% in those years, respectively. Price deflation tended to aggravate the economic downturn, as it tended to discourage consumption and put negative pressure on wages.

A Brief Respite From the Sharp Economic Decline: 2000-first quarter of 2001

      In 2000 and the first quarter of 2001, the following factors slowed Argentina’s economic decline:

•	During 2000, Brazil’s economy recovered, restoring demand for Argentina’s exports.

•	In December 2000, the Government secured a U.S.$39.7 billion rescue package from a broad group of lenders led by the IMF.

•	In the first quarter of 2001, the U.S. Federal Reserve Board signaled that it would begin to lower interest rates in response to the collapse of the Internet “bubble.”

      These factors briefly reduced investor anxiety and stabilized capital outflows and the Government’s borrowing costs. In 2000, Argentina’s GDP decreased by only 0.8%, compared to a 3.4% decline in 1999.

The Deepening Crisis: 2001

      Beginning in the second quarter of 2001 economic conditions deteriorated significantly, due primarily to the following factors:

•	The effect of the Convertibility regime on the level of liquidity. Starting in 2000, as net capital inflows continued to decrease, the amount of capital entering the Argentine economy was no longer sufficient to offset Argentina’s continuing trade deficit. As a result, more money was leaving the Argentine economy than was coming in, putting downward pressure on the peso. To maintain the peso’s parity with the U.S. dollar as required by the Convertibility Law, the Central Bank was thus forced to sell dollars in exchange for pesos, contracting the monetary base and reducing its international reserves by U.S.$376 million in 2000 (the first loss of reserves since the Mexican financial crisis) and by U.S.$486 million in 2001. This contraction of the monetary base raised interest rates and reduced the level of liquidity in the middle of a recession, thus worsening the economic downturn.

•	External factors. The collapse of yet another exchange rate regime, this time in Turkey in February 2001, combined with recessionary conditions worldwide, again fueled speculation that the peso was headed towards a devaluation. Recessionary conditions worldwide also had a negative effect on demand for Argentine exports.

•	Political turmoil. The deepening economic crisis and the Government’s inability to present clear solutions stoked political turmoil in Argentina that further undermined investor confidence in Argentina.

•	Increased cost of borrowing. As the Government was continually unable to reduce its fiscal deficits, its need to turn to the international markets to cover its fiscal deficit increased during a time when borrowing costs were rising dramatically, due to decreasing investor confidence in Argentine investments.

      To address the deepening crisis, beginning in 2001 the Government adopted the following measures:

•	Measures to increase exports. The Government implemented a new trade adjustment mechanism known as the convergence factor, which placed a tariff on imports and provided reimbursements to exporters based on the difference in value between the dollar and the Euro. These tariffs and reimbursements were designed to offset the lack of competitiveness of Argentine exports due to the relatively high value of the U.S. dollar at that time.

•	Changes to the Convertibility regime. The Government announced changes to the Convertibility regime pursuant to which if and when the Euro and the U.S. dollar reached value parity, the peso would be pegged to a 50/50 basket of these two currencies and not just to the U.S. dollar.

•	Targeted tax relief. In an effort to improve economic activity while maintaining fiscal revenues at existing levels, the Government began to provide targeted tax relief to key sectors of the economy.

•	Austerity measures. To reduce its fiscal deficit, the Government introduced a new tax on financial transactions and adopted the Zero Deficit Law, which required the Government to adjust its expenditures to ensure overall annual fiscal balances.

•	Measures to increase the Government’s short-term liquidity. To address its short-term liquidity problems, the Government carried out a major voluntary exchange (known as the “Mega Exchange”) of existing Government bonds for new bonds with longer maturities. It also obtained from the IMF an additional U.S.$8.0 billion increase in Argentina’s existing credit facility.

•	Measures to improve confidence in the financial system. In 2001 the Government passed the Ley de Intangibilidad de los Depósitos, pursuant to which the Government was prevented from expropriating any deposits in banks.

      The Government’s goal was to stimulate key sectors of the economy and boost exports without further undermining the Government’s finances. Ultimately, however, most of the Government’s initiatives yielded little benefit:

•	The trade adjustment mechanism was ineffective in increasing exports and the announced changes to the Convertibility regime were widely perceived as a prelude to a devaluation of the peso, which further undermined investors’ confidence and once again sent yields on the Government’s securities soaring.

•	The new tax on financial transactions failed to offset the significant decrease in fiscal revenues caused by the continued decline in economic activity. The spending cuts, on the other hand, tended to aggravate the economic downturn by reducing aggregate demand. Moreover, these fiscal measures failed to address the structural factors that were undermining the Government’s finances, namely, the growing deficit of the public social security system, mounting public debt and the inflexible revenue-sharing arrangement with the provinces.

•	The Mega Exchange and the latest IMF aid package provided only temporary relief and failed to contain the surge in the Government’s borrowing costs. Accordingly, the Government’s interest expenses continued to spiral out of control.

      Additionally, as a result of Government cuts in revenue transfers to the provinces as part of the Zero-Deficit Law, many provinces issued provincial bonds that came to be known as “quasi-currencies” in order to cover their expenses.

The Collapse of the Convertibility Regime

      In the second half of 2001, the growing perception that a devaluation of the peso was imminent triggered a massive run on bank deposits and a significant acceleration of capital flight from the Argentine economy. Total deposits in the Argentine banking system fell by 20.6% in the second half of 2001 and the Central Bank’s international reserves fell by 14.6%.

      In a last bid to safeguard the Convertibility regime and avert the collapse of the banking sector, the Government in December 2001 imposed strict per-person per-month limits on bank withdrawals (known as the corralito)—effectively limiting the ability of depositors to withdraw approximately U.S.$60 billion in peso and dollar demand deposits from the financial system. It also imposed strict limits on certain foreign exchange transactions in Argentina. Shortly thereafter, the Government announced that it would defer interest and principal payments on a substantial portion of the Government’s debt.

      The restrictions on bank withdrawals triggered massive social unrest that brought down the De la Rúa administration and triggered a political crisis that culminated with the accession of Mr. Eduardo Duhalde to the presidency. In January 2002, Congress passed the Public Emergency and Reform Law of 2002, which abolished the parity between the peso and the U.S. dollar and brought to an end the Convertibility regime. Congress granted the Government authority to establish the exchange rate.

          The Policies of the Duhalde Administration

      Under the Duhalde administration, the Government implemented several measures to restore economic and financial stability, including the following:

•	it allowed the value of the peso to float against other currencies, eliminating the dual exchange rate system adopted immediately following the end of the Convertibility regime;

•	it ordered the conversion into pesos of certain foreign-currency denominated, Argentine law-governed debts to financial institutions and utility contracts at a rate of Ps.1.00 per U.S.$1.00, and of all foreign-currency denominated deposits at a rate of Ps.1.40 per U.S.$1.00; the resulting peso-denominated obligations were subject to adjustments for inflation;

•	it imposed further restrictions on bank withdrawals known as the corralón, which effectively froze and rescheduled all term deposits;

•	it entered into a new temporary revenue-sharing agreement with the provinces that eliminated the minimum revenue transfers required under previous agreements, thus reverting to a percentage-based revenue sharing system;

•	it introduced a series of export taxes on various products in an effort to improve the Government’s tax revenues; and

•	it introduced a series of measures to increase the Central Bank’s ability to manage the level of liquidity of the economy and stimulate economic growth through monetary policies. These measures include the following:

-	it amended the Central Bank’s charter to loosen the restrictions on its ability to provide credit to the Government and the private sector, and

-	it introduced a new type of financial instrument known as a LEBAC to absorb excess liquidity in the monetary base.

      In 2002 the Central Bank introduced a number of restrictions on foreign exchange transactions, including:

•	limits on the amount of U.S. dollars that could be held per month in bank accounts,

•	limits on transfers of foreign currency outside of Argentina, and

•	restrictions on foreign trade transactions.

      In addition, the Government amended the bankruptcy law to provide companies the option of restructuring their obligations through an acuerdo preventivo extrajudicial, a pre-packaged out-of-court restructuring arrangement that requires certain majority creditor approvals and must be formally approved by the courts. This option provides greater flexibility to insolvent private companies. The Government also passed a law preventing certain broadcasting and media companies from being purchased by non-Argentines.

The First Six Months of 2002

      The economic crisis peaked during the first half of 2002. The end of the Convertibility regime, pesification of certain contracts, and the restrictions on bank withdrawals and foreign exchange transactions had a devastating effect on the Argentine economy and brought tremendous hardship on the Argentine people:

•	During the first six months of 2002, GDP contracted by 6.7% and as of May 31, 2002, the unemployment rate had increased to 21.5%, and more than 53% of the population was living below the poverty line.

•	As of June 26, 2002, the peso had devalued by approximately 74.2% to U.S.$0.258 per one peso. This sharp devaluation caused a significant rise in the price of imports, which in turn triggered a significant increase in inflation, but also resulted in an increase in demand for domestic goods. By the end of June 2002, the inflation rate for six months had reached 30.5% as measured by the CPI and 96.6% as measured by the WPI.

•	During the first six months of 2002, the Central Bank’s international reserves dropped by 50% to U.S.$9.6 billion, as the Central Bank struggled to support the financial system and manage the decline in the value of the peso.

•	Limitations on withdrawals from bank accounts constrained domestic consumption, and depositors in many cases began to file lawsuits against the Government challenging these restrictions.

•	Because of the asymmetric conversion of loans and deposits, but also due to the increase in banks’ bad loan portfolios and the decline in value of bank holdings of Government debt, much of the financial sector was left virtually insolvent. This significantly limited the availability of credit.

•	As a result of the suspension of debt payments, the Government and much of Argentina’s private sector had no access to the international capital markets, which increased the negative effects of the lack of domestic credit and drove many private borrowers, unable to pay dollar-denominated debt obligations, to default on those obligations.

•	Due to the Government’s inability to meet the performance measures and targets it had agreed upon, during the first six months of 2002 the IMF withheld U.S.$740 million of disbursements scheduled under its existing program (although it did agree to extend the due date on several payments due from the Government).

The Beginning of the Economic Recovery

      Argentina’s economic situation began to stabilize during the second half of 2002, principally as a result of the following factors:

•	Adjustments in Argentina’s foreign trade. While the devaluation of the peso had significant adverse consequences, it did permit a needed adjustment in Argentina’s current account, which in turn fostered a reactivation of domestic production. The sharp decline in the peso’s value against foreign currencies together with a decline in production costs in U.S. dollar terms made Argentine products relatively inexpensive in the country’s export markets. At the same time, the costs of imported goods increased significantly due to the devaluation of the peso, forcing Argentine consumers to substitute their purchase of foreign goods with domestic products and substantially boosting domestic demand for domestic products.

•	Expansionary monetary policy. Through various policy instruments, such as temporary advances from the Central Bank to the Government, collateralized loans in the form of rediscounts provided to banks by the Central Bank and guaranteed by the Government and other monetary policy tools, the Government was able to exercise more control over the financial system and the money supply. In addition, through the sale of a new short-term financial instrument known as LEBAC, the Central Bank was able to absorb excess liquidity in the monetary base.

      By the middle of 2002, the adjustment in the current account had created the conditions for a stabilization of the peso. As the domestic currency stabilized, inflationary pressures declined. This, combined with the expansion of the monetary base, permitted a gradual stabilization of interest rates, which had sharply increased following the end of the Convertibility regime.

      During the second half of 2002, GDP increased 16%, as compared to the second half of 2001, and Argentina registered a U.S.$17.2 billion surplus in its current account. As of December 31, 2002:

•	the peso had appreciated to Ps.3.36 per dollar, compared to a low of Ps.3.87 on June 26, 2002;

•	inflation, as measured by the CPI, was 8.0% for the six month period ended December 31, 2002, compared to 30.5% for the six-month period ended June 30, 2002. For the year 2002, inflation, as measured by the CPI and WPI, was 41.0% and 118%, respectively, which, although significant, was relatively low in comparison to the more than 300% devaluation in the value of the peso during that year; and

•	the Central Bank’s international reserves had increased to U.S.$10.5 billion, from U.S.$9.6 billion on June 30, 2002.

      The improved economic conditions, in particular the reduction in capital flight from the Argentine economy, allowed the Government to begin lifting restrictions on bank withdrawals in November 2002.

      Despite the improvement in economic conditions during the second half of 2002, overall GDP declined 10.9% for the year.

          The Economic Policies of the Kirchner Administration

      Néstor Kirchner became president of Argentina on May 25, 2003. The overall goal of the administration is to achieve sustainable growth through structural reforms, while maintaining a focus on ameliorating poverty and social inequities, which were exacerbated as a result of the 2001-2003 recession. To achieve this, the Kirchner administration has presented a medium-term policy program for the period through 2006. The main goals of the administration’s program are as follows:

•	to increase growth and solidify price stability through macroeconomic policy;

•	to increase spending on social programs and investments in public infrastructure;

•	to restructure Argentina’s public debt and to achieve fiscal discipline at the federal and provincial levels with the goal of achieving sustainable debt service obligations;

•	to implement tax reform measures designed to deter widespread tax evasion;

•	to reform the social security system;

•	to reach a sustainable revenue-sharing agreement with the provinces;

•	to increase lending by strengthening the stability of the financial system, phasing out of certain bank regulations implemented during the economic crisis and conducting audits and strategic reviews of the leading public banks to ensure their efficiency;

•	to increase the Central Bank’s independence, while increasing its accountability in the supervision of the financial sector;

•	to implement an inflation-targeting monetary system; and

•	to attract private sector investment by creating a predictable and efficient legal framework to restructure corporate debts.

2003

      The economic recovery that began in the second half of 2002 continued during 2003, with GDP increasing by 8.7% during that year.

      In 2003, the increased production and investment resulting from export growth and import substitution led to lower unemployment and an increase in wages. This, in turn, led to an increase in the level of domestic consumption, strengthening the economic recovery. The economic recovery also fostered renewed confidence in the Argentine economy as evidenced by the rise in the value of the peso, which appreciated 4.0% during the year, and a 24% rise in total bank deposits. Nevertheless, the absolute level of bank deposits remained low, at 24.7% of GDP.

      The renewed confidence in the peso and the banking sector allowed the Government to lift restrictions on withdrawals of bank deposits and certain exchange rate controls and to redeem the quasi-currencies that had been issued by provinces during the economic crisis to finance their operations.

2004

      The economic expansion continued during the first nine months of 2004. Preliminary figures indicate that GDP increased 11.3%, 7.0% and 8.3% during the first, second and third quarters of this year, respectively, in each case compared against the same periods of 2003. This increase in GDP reflected greater domestic consumption and gross investment, continuing the trends that began in 2003. Construction and manufacturing were the principal drivers for economic growth during this period. Despite the continued economic expansion, the unemployment rate increased during the first half of the year, from 14.5% as of December 31, 2003, to 14.8% as of June 30, 2004. The unemployment rate, however, decreased to 13.2% by September 30, 2004. The underemployment rate also decreased from 16.3% as of December 31, 2003, to 15.2% as of September 30, 2004.

      The peso remained relatively stable during the first 11 months of 2004, with the exchange rate per one U.S. dollar increasing from Ps.2.93 as of December 31, 2003 to Ps.2.95 as of November 30, 2004. During this period the Central Bank conducted significant purchases of foreign currencies in the foreign exchange market, increasing its international reserves to U.S.$18.9 billion as of November 30, 2004, an increase of 34.2% from the level as of December 31, 2003.

      During the first six months of 2004, Argentina registered net capital inflows for the first time since 2000, resulting in a surplus in the country’s capital account of U.S.$1.6 billion, as compared to a U.S.$2.2 billion deficit during the first six months of 2003. This increase in net capital inflows reflected greater borrowing by Argentina’s non-financial private sector for investments and working capital. Primarily as a result of this shift in the capital account, Argentina’s balance of payments surplus increased from U.S.$1.7 billion during the first six months of 2003 to U.S.$3.5 billion during the first six months of 2004.

Gross Domestic Product

      Gross domestic product, or GDP, is a measure of the total value of final products and services produced in a country. Nominal GDP measures the total value of final production in current prices. Real GDP measures the total value of final production in constant prices of a particular year, thus allowing historical GDP comparisons that exclude the effects of inflation. Argentina’s real GDP figures are measured in pesos and are based on constant 1993 prices.

      The following table sets forth the evolution of GDP, per capita GDP and per capita income for the periods indicated, at current prices:

Evolution of GDP, Per Capita GDP and Per Capita Income

(at current prices)

	1999	2000(1)	2001(1)	2002(1)		2003(1)

GDP (in millions of pesos)	283,523	284,204	268,697	312,580		376,232
GDP (in millions of U.S. dollars)	283,523	284,204	268,697	105,861		128,184
Per Capita GDP (in U.S. dollars)	7,751	7,675	7,168	2,915	(3)	3,508	(3)
Per Capita Income(2) (in U.S. dollars)	7,558	7,482	6,969	2,727	(3)	n/a
Peso/ U.S. dollar exchange rate	1.00	1.00	1.00	3.07		2.95

(1)	Preliminary figures.
(2)	Per capita national disposable income, which is equal to gross GDP less net foreign remittances and plus net transfers, divided by the country’s population.
(3)	Estimated.

     Source: Ministry of Economy.

     The following tables set forth information on Argentina’s GDP, by expenditure, for the periods indicated, at constant 1993 prices.

Composition of GDP by Expenditure

(in millions of pesos, at constant 1993 prices)

						Three months ended

						March 31,	June 30,
	1999	2000(1)	2001(1)	2002(1)	2003(1)	2004(1)	2004(1)

Consumption:
Public sector consumption	Ps.36,173	Ps.36,382	Ps.35,629	Ps.33,820	Ps.34,314	Ps.29,591	Ps.36,310
Private consumption(2)	193,151	193,482	184,148	156,572	169,914	174,589	188,455

Total consumption	229,324	229,865	219,777	190,392	204,228	204,181	224,764
Gross investment:
Public sector	4,664	3,133	2,939	1,883	n/a	n/a	n/a
Private sector	48,452	46,369	38,811	24,700	n/a	n/a	n/a

Total gross investment	53,116	49,502	41,750	26,533	36,652	41,571	48,452
Exports of goods and services	30,449	31,272	32,129	33,123	35,256	34,870	37,949
Imports of goods and services	34,521	34,466	29,659	14,812	20,385	26,292	27,219

Net exports/(imports)	(4,072)	(3,194)	2,470	18,311	14,871	8,578	10,730

Real GDP	Ps.278,369	Ps.276,173	Ps.263,997	Ps.235,236	Ps.255,751	Ps.254,330	Ps.283,947

(1)	Preliminary figures.
(2)	Includes statistical discrepancy.

Source: Ministry of Economy.

Composition of GDP by Expenditure

(as % of total GDP, at constant 1993 prices)

						Three months ended

						March 31,	June 30,
	1999	2000(1)	2001(1)	2002(1)	2003(1)	2004(1)	2004(1)

Consumption:
Public sector consumption	13.0%	13.2%	13.5%	14.4%	13.4%	11.6%	12.8%
Private consumption(2)	69.4	70.1	69.8	66.6	66.4	68.6	66.4

Total consumption	82.4	83.2	83.2	80.9	79.9	80.3	79.2
Gross investment:
Public sector	1.7	1.1	1.1	0.8	n/a	n/a	n/a
Private sector	17.4	16.8	14.7	10.5	n/a	n/a	n/a

Total gross investment	19.1	17.9	15.8	11.3	14.3	16.3	17.1
Exports of goods and services	10.9	11.3	12.2	14.1	13.8	13.7	13.4
Imports of goods and services	12.4	12.5	11.2	6.3	8.0	10.3	9.6

Net (imports) exports	(1.5)	(1.2)	0.9	7.8	5.8	3.4	3.8

Real GDP	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Preliminary figures.
(2)	Includes statistical discrepancy.

Source: Ministry of Economy.

Evolution of GDP by Expenditure

(% change from previous year, at constant 1993 prices)

						Three months ended

						March 31,	June 30,
	1999	2000(1)	2001(1)	2002(1)	2003(1)	2004(1)	2004(1)

Consumption:
Public sector consumption	2.6%	0.6%	(2.1)%	(5.1)%	1.5%	0.8%	(0.8)%
Private consumption(2)	(3.5)	0.2	(4.8)	(15.0)	8.5	11.9	7.6
Total consumption	(2.6)	0.2	(4.4)	(13.4)	7.3	10.1	6.2
Gross investment:
Public sector	(0.5)	(32.8)	(6.2)	(37.6)	n/a	n/a	n/a
Private sector	(13.6)	(4.3)	(16.3)	(36.4)	n/a	n/a	n/a
Total gross investment	(12.6)	(6.8)	(15.7)	(36.4)	38.1	50.3	38.3
Exports of goods and services	(1.3)	2.7	2.7	3.1	6.4	7.7	0.4
Imports of goods and services	(11.3)	(0.2)	(13.9)	(50.1)	37.6	55.8	42.4
Net exports (imports)	(49.5)	(21.5)	(177.3)	641.5	(18.8)	(44.7)	(42.6)
Real GDP	(3.4)%	(0.8)%	(4.4)%	(10.9)%	8.7%	11.3%	7.0%

(1)	Preliminary figures.
(2)	Includes statistical discrepancy.

Source: Ministry of Economy.

          Overview of GDP: 1999-2003

      Argentina’s most recent recession began in the fourth quarter of 1998. During 1999, Argentina’s GDP declined 3.4%, due in part to a continued decline in net capital inflows that began in 1998, which accelerated as a result of the Brazilian financial crisis of early 1999. During 1999 there was a 12.6% contraction in gross investment, both private and public. The downturn in economic activity also weakened domestic demand, causing a 3.5% decline in private consumption. This reduction in private consumption was partly offset by a 2.6% increase in Government consumption intended to provide a fiscal stimulus to the economy.

      Argentina’s economic contraction became temporarily less pronounced in 2000, with GDP contracting by only 0.8%, due primarily to the recovery of the Brazilian economy. Greater Brazilian demand contributed to a 2.7% rise in Argentina’s exports. Private consumption and gross investment, however, continued to decline in 2000, albeit at a slower pace than in 1999, reflecting the ongoing weakness of domestic demand and investor confidence. Government consumption increased less than one percent during this year due to the Government’s efforts to reduce expenditures following passage of the Fiscal Convertibility Law of 1999. See “Public Sector Finances—National Public Accounts—Fiscal Policy: 1999-2003.”

      GDP declined 4.4% in 2001, when gross investment again declined, by 15.7%. The decline in private consumption also accelerated, as more than two years of recession significantly undermined private income and consumer confidence. The situation was aggravated by a 2.1% decline in Government consumption as the Government struggled to reduce public spending, particularly after passage of the Zero Deficit Law in July 2001.

      During 2002, Argentina experienced a 10.9% reduction in GDP as the economic crisis deepened significantly at the end of 2001, bringing about the end of the Convertibility regime. The Government then imposed strict limits on bank withdrawals and capital transfers. As a result of these restrictions, economic activity declined dramatically, with gross investment and private consumption decreasing by 36.4% and 15.0%, respectively, in 2002. During this year, public sector consumption also declined, by 5.1%. In 2002, Argentina’s net exports increased 641.5% and exports accounted for 14.1% of GDP, as the significant devaluation of the peso following the end of the Convertibility regime resulted in a 3.1% increase in exports and a 50.1% reduction in imports. Argentine consumers also shifted their consumption of foreign goods towards domestic goods, as imports became more expensive. Although the rise in net exports of goods and services tended to increase GDP, it was insufficient to offset the reductions in aggregate consumption and investment during the first half of the year. Beginning in the second half of the year, however, the rise in exports and increase in consumption of domestic goods reactivated domestic production.

      In 2003, GDP increased 8.7%, due primarily to a 7.3% increase in domestic consumption and a 38.1% increase in gross investment during this year. The increase in investment resulted in part from the export growth and import substitution process that began during 2002. This increase in production in turn led to higher levels of employment and incomes. See “Economy—Employment and Labor.” In addition, domestic consumption increased in 2003, strengthening the recovery and further encouraging domestic investment. During 2003, net exports decreased by 18.8% as compared to 2002, but still accounted for 13.8% of GDP. This decline in net exports was attributable primarily to the 37.6% increase in imports in 2003.

          First Nine Months of 2004

      Preliminary figures indicate that GDP increased 11.3% in the first quarter of 2004 compared to the same period of 2003, due primarily to a 50.3% increase in gross investment and an 11.9% increase in private consumption. This growth was led by the acceleration of the construction sector, which increased its output by 41.3% during this period, compared to the first quarter of 2003, reflecting the continued economic recovery. During this period, the manufacturing sector grew by 15.6%, agriculture, livestock, fisheries and forestry grew by 6.7%, and the services sector grew by 6.6%, in each case as compared to the first quarter of 2003.

      Preliminary figures indicate that GDP increased 7.0% in the second quarter of 2004 as compared to the same period of 2003, due primarily to a 38.3% increase in gross investment and a 8.1% increase in private consumption. This growth was again led by growth in the construction and manufacturing sectors, which increased their output by 32.4% and 13.2%, respectively, during this period, as compared to second quarter of 2003. The services sector also expanded during this period, by 5.2%, as compared to the second quarter of 2003.

      Preliminary figures indicate that GDP increased 8.3% in the third quarter of 2004 compared to the same period of 2003. This growth reflected an increase of 33.1% in gross investments, an increase of 9.2% in exports of goods and services (which was offset by a 38.1% increase in imports), and an increase of 8.8% and 4.8% in private and public consumption, respectively, in each case as compared to the third quarter of 2003. During the third quarter of 2004, the construction sector again exhibited the strongest growth, increasing its output by 26.1%. It was followed by the manufacturing sector, which increased its output by 9.5%, and the services sector, which increased its output by 6.6%.

          Domestic Savings and Investment

      The table below sets forth information for Argentina’s domestic savings and investment for the periods indicated:

Domestic Savings and Investment

(in millions of pesos, at current prices)

	1999	2000(1)	2001(1)	2002(1)	2003(1)

Domestic savings	Ps.38,679	Ps.40,870	Ps.38,033	Ps.62,763	n/a
External savings(2)	11,967	8,845	3,920	(28,452)	n/a

Total savings	Ps.50,646	Ps.49,714	Ps.41,952	Ps.34,311	n/a

Domestic Investment(3)	Ps.51,074	Ps.46,020	Ps.38,099	Ps.37,387	Ps.56,903

(1)	Preliminary figures.
(2)	A measure of the amount of funds contributed from abroad (i.e., from non-Argentine residents) for domestic investment.
(3)	Includes gross formation of fixed capital plus change in inventories. Does not include statistical discrepancy.

Source: Ministry of Economy.

     During the early 1990s, growth in external savings, resulting from a significant increase in foreign investment in Argentina, contributed to a rise in domestic investment. Beginning in 1999, declines in external savings drove a decline in total domestic investment of 36.1% from December 31, 1998 through December 31, 2001. Domestic savings also exhibited a decline during this period, of 21.0%, contributing to the overall decline in domestic investment. In 2002, domestic savings increased 65.0%. This increase, however, was offset by a shift in external savings from Ps.3.9 billion in 2001 to negative Ps.28.5 billion in 2002. As a result, domestic investment declined 1.9% in 2002.

Principal Sectors of the Economy

      The principal economic activities in Argentina are services (accounting for 62.9% of GDP in 2003) and secondary production (accounting for 23.8% of GDP in 2003).

      The following tables set forth the composition of Argentina’s GDP by economic sector for the periods indicated:

Real GDP by Sector

(in millions of pesos, at constant 1993 prices)

	1999	2000(1)	2001(1)	2002(1)	2003(1)

Primary production:
Agriculture, livestock, fisheries and forestry	Ps.15,258	Ps.14,991	Ps.15,148	Ps.14,803	Ps.15,802
Mining and extractives (including petroleum and gas)	4,572	4,880	5,107	4,916	5,099

Total primary production	19,830	19,871	20,255	19,719	20,901
Secondary production:
Manufacturing	45,599	43,855	40,627	36,176	41,882
Construction	15,752	14,284	12,627	8,410	11,297
Electricity, gas and water	6,873	7,325	7,407	7,182	7,681

Total secondary production	68,224	65,494	60,661	51,768	60,861
Services:
Transportation, storage and communications	23,121	23,522	22,446	20,664	22,369
Commerce, hotels and restaurants	44,700	43,623	40,222	33,477	37,208
Financial services, insurance and real estate	57,159	57,893	55,328	49,993	49,445
Community, social and personal services	51,284	52,160	52,087	50,364	51,767

Total services	176,264	177,198	170,083	154,498	160,788
Plus import duties less adjustment for banking service(2)	14,051	13,640	12,998	9,251	13,201

Total GDP	Ps.278,369	Ps.276,173	Ps.263,997	Ps.235,236	Ps.255,751

(1)	Preliminary figures.
(2)	The production figures in this table do not include duties assessed on imports needed for production, which must be taken into account for purposes of determining GDP, but include the cost of any related banking services, which are again counted in “Financial services, insurance and real estate.” This line item adds back import duties and subtracts banking services for purposes of determining GDP.

Source: Ministry of Economy.

Real GDP by Sector

(as a % of GDP, at constant 1993 prices)

	1999	2000(1)	2001(1)	2002(1)	2003(1)

Primary production:
Agriculture, livestock, fisheries and forestry	5.5%	5.4%	5.7%	6.3%	6.2%
Mining and extractives (including petroleum and gas)	1.6	1.8	1.9	2.1	2.0

Total primary production	7.1	7.2	7.7	8.4	8.2
Secondary production:
Manufacturing	16.4	15.9	15.4	15.4	16.4
Construction	5.7	5.2	4.8	3.6	4.4
Electricity, gas and water	2.5	2.7	2.8	3.1	3.0

Total secondary production	24.5	23.7	23.0	22.0	23.8
Services:
Transportation, storage and communication	8.3	8.5	8.5	8.8	8.7
Commerce, hotels and restaurants	16.1	15.8	15.2	14.2	14.5
Financial services, insurance and real estate	20.5	21.0	21.0	21.3	19.3
Community, social and personal services	18.4	18.9	19.7	21.4	20.2

Total services	63.3	64.2	64.4	65.7	62.9
Plus import duties less adjustment for banking service	5.0	4.9	4.9	3.9	5.2

Total GDP	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Preliminary figures.
(2)	The production figures in this table do not include duties assessed on imports needed for production, which must be taken into account for purposes of determining GDP, but include the cost of any related banking services, which are again counted in “Financial services, insurance and real estate.” This line item adds back import duties and subtracts banking services for purposes of determining GDP.

Source: Ministry of Economy.

     Argentina’s secondary production suffered the most during the recession, registering a 24.1% reduction in total production from 1999 through 2002 and recovering 17.6% in 2003. This decrease in secondary production during the recession resulted from significant contractions of the construction and manufacturing sectors, which were slightly offset by the growth of electricity, gas and water sectors. The services sector was also significantly affected by the downturn in economic activity, with total production decreasing 12.3% from 1999 through 2002 and recovering 4.1% in 2003. Commerce, hotel and restaurant activity was particularly affected by the recession, registering the second largest decline in production among all sectors of the Argentine economy. Primary production was the sector least affected by the recession, registering a small decrease of 0.6% from 1999 through 2002.

      The following table sets forth Argentina’s real GDP growth by sector for the periods indicated:

Real GDP Growth by Sector

(% change from previous year, at constant 1993 prices)

	1999	2000(1)	2001(1)	2002(1)	2003(1)

Primary production:
Agriculture, livestock, fisheries and forestry	2.5%	(1.7)%	1.0%	(2.3)%	6.7%
Mining and extractives (including petroleum and gas)	(3.3)	6.7	4.7	(3.7)	3.7

Total primary production	1.1	0.2	1.9	(2.6)	6.0
Secondary production:
Manufacturing	(7.9)	(3.8)	(7.4)	(11.0)	15.8
Construction	(7.9)	(9.3)	(11.6)	(33.4)	34.3
Electricity, gas and water	3.6	6.6	1.1	(3.0)	7.0

Total secondary production	(6.9)	(4.0)	(7.3)	(14.7)	17.6
Services:
Transportation, storage and communication	(1.3)	1.7	(4.6)	(7.9)	8.3
Commerce, hotels and restaurants	(6.9)	(2.4)	(7.8)	(16.8)	11.1
Financial services, insurance and real estate	(0.5)	1.3	(4.4)	(9.6)	(1.1)
Community, social and personal services	1.9	1.7	(0.1)	(3.3)	2.8

Total services	(1.6)	(0.5)	(4.0)	(9.2)	4.1
Plus import duties less adjustment for banking service (2)	(12.6)	(2.9)	(4.7)	(28.8)	42.7

Total GDP	(3.4)%	(0.8)%	(4.4)%	(10.9)%	8.7%

(1)	Preliminary figures.
(2)	The production figures in this table do not include duties assessed on imports needed for production, which must be taken into account for purposes of determining GDP, but include the cost of any related banking services, which are again counted in “Financial services, insurance and real estate.” This line item adds back import duties and subtracts banking services for purposes of determining GDP.

Source: Ministry of Economy.

Primary Production

          Agriculture, Livestock, Fisheries and Forestry

      Argentina’s agriculture, livestock, fisheries and forestry sector represented 8.2% of GDP in 2003. Argentina is self-sufficient in virtually all agricultural and livestock products and during the 1990s became a major exporter of primary products, including cereals, grains, meat and fish. From 1999 through 2002, crop and livestock production together accounted for the bulk of this sector’s total production, with crop production and livestock production each representing 63.7% and 30.0%, respectively, of this sector’s annual output in 2002. Crop production consists primarily of soy, corn and wheat. Soy production in recent years has represented an increasing percentage of exports, largely because the prices of commodities (and particularly of soy) have increased in recent years.

      The following tables set forth Argentina’s agriculture, livestock, forestry and fishing production and growth for the periods indicated:

Agriculture, Livestock, Forestry and Fishing Production

(in millions of pesos, at constant 1993 prices)

	1999	2000(1)	2001(1)	2002(1)	2003(1)

Agriculture, livestock and game:
Crops	Ps. 8,641	Ps. 8,638	Ps. 8,894	Ps. 8,960	n/a
Livestock	5,024	4,813	4,584	4,211	n/a
Agricultural and livestock services, excluding vesting services	838	788	811	880	n/a
Game, game appropriation and connected services	10	10	10	8	n/a

Total agriculture, livestock, and game	14,512	14,248	14,299	14,059	n/a
Forestry, wood extraction and connected services	312	319	313	313	n/a
Fishing	434	424	536	433	n/a

Total sector production	Ps.15,258	Ps.14,991	Ps.15,148	Ps.14,804	Ps.15,802

(1)	Preliminary figures.

Source: Ministry of Economy.

Agriculture, Livestock, Forestry and Fishing Production

(% change from prior year, at constant 1993 prices)

	1999	2000(1)	2001(1)	2002(1)	2003(1)

Agriculture, livestock and game:
Crops	(0.7)%	0.0%	3.0%	0.7%	n/a
Livestock	12.2	(4.2)	(4.7)	(8.1)	n/a
Agricultural and livestock services, excluding vesting services	(7.7)	(5.9)	2.9	8.5	n/a
Game, game appropriation and connected services	1.6	(2.6)	(0.1)	(16.3)	n/a

Total agriculture, livestock, and game	2.9	(1.8)	0.4	(1.7)	n/a

Forestry, wood extraction and connected services	(9.0)	2.1	(1.6)	(0.2)	n/a
Fishing	(2.7)	(2.4)	26.5	(19.3)	n/a

Total sector production	2.5%	(1.8)%	1.1%	(2.3)%	6.7%

(1)	Preliminary figures.

Source: Ministry of Economy.

     Argentina’s agriculture, livestock, fisheries and forestry sector registered moderate growth of 2.5% in 1999, due to a surge in livestock exports after the United States lifted in 1997 its 68-year ban on imports of Argentine beef. From 2000 through 2002, however, livestock production declined, primarily due to the detection of foot-and-mouth disease in Argentine cattle, which prompted the United States, the Europe Union and other countries to ban imports of Argentine beef in 2001.

      Despite the recession and a decline in international prices for agricultural goods, crop production generally experienced little change in the period from 1999 through 2002. In 2001, the agriculture, livestock, fisheries and forestry sector grew by 1.0%, despite the continued decline in livestock production. In the period from 1999 through 2002, production in other areas within the agriculture, livestock, fisheries and forestry sector had little bearing on total production, except for a significant increase in fishing in 2001. The sector grew 6.7% in 2003, reflecting increased domestic demand due primarily to the economic recovery.

      Argentina’s agricultural sector has benefited from the significant increase in international soy and wheat prices in recent years, which in the first half of 2004 reached record levels, although they have since declined.

      The following table sets forth average international soy and wheat prices for the periods indicated:

Average International Soy and Wheat Prices

(in U.S. dollars)

	Soy(1)	Wheat(1)
	(price per ton)	(price per ton)

1999	186.00	114.00
2000	193.55	118.55
2001	182.14	129.85
2002	201.41	153.12
2003	246.60	151.15
2004
January	314.57	171.27
February	330.23	165.73
March	372.64	171.82
April	374.05	169.71
May	362.00	167.00
June	342.00	158.00
First six months of 2004	349.25	167.26

(1)	FOB prices in the Gulf of Mexico.

Source: Ministry of Economy

Mining and Extractives (Including Petroleum and Gas Production)

      The mining and extractives sector consists primarily of precious and semi-precious metals, coal, petroleum and gas exploration and production. Historically, mining activity in Argentina has represented a very small part of the economy, accounting for 2.0% of GDP in 2003. The sector contracted 3.3% in 1999, but recovered in 2000 and 2001, due to an increase in the international prices of oil and gas. In 2002, however, total output for this sector again declined, by 3.7%, due to a reduction in foreign investment and an increase in the costs of imported capital equipment due to the devaluation of the peso. This sector recovered by 3.7% in 2003.

      The oil and gas sector underwent significant liberalization during the 1990s that attracted foreign investment and fueled its growth. In the late 1990s, however, oil production suffered due to the reduction in the international prices of oil. The recent economic crisis significantly reduced foreign investment in the oil and gas sector, and has undermined its recovery, despite the resurgence of oil prices. While previously a net exporter of oil and gas, Argentina has, since the first quarter of 2004, been experiencing energy shortages and power outages. As a result, Argentina has in recent months increased its energy imports from neighboring countries. For additional discussion of the oil and gas sector as it relates to current energy shortages in Argentina, see “The Argentine Economy—Electricity, Gas and Water.”

      The following table shows the proven reserves of petroleum and natural gas in Argentina as of the dates indicated.

Proven Reserves

	1999	2000	2001	2002	2003

Petroleum(1)	488,280	472,781	457,674	448,426	425,213
Natural gas(2)	748,133	777,609	763,526	663,523	612,496

(1)	In thousands of cubic meters.
(2)	In millions of cubic meters.

Source: Ministry of Economy.

Secondary Production

Manufacturing

      Argentina has a diversified manufacturing sector that in 2003 accounted for 16.4% of GDP. The main areas of production in the Argentine manufacturing sector are food and beverages, chemical products and substances, coal and oil derivatives and nuclear fuel. This sector was significantly and adversely affected by the latest economic downturn, but has led economic recovery in 2003 due to increased domestic consumption.

      From 1999 through 2002 manufacturing output decreased at a compound annual rate of 7.5%, primarily as a result of rising interest rates, the decline in gross private investment and weak domestic demand. The decline in Brazilian demand for Argentine products due to the devaluation of the real in 1999 also contributed significantly to the decline in manufacturing production during this period. All areas of manufacturing were severely affected by the economic contraction, with many contracting in excess of 50% from 1999 through 2002.

      The most significant cumulative declines in manufacturing from 1999 through 2002 were registered in the furniture industry (with production decreasing by 58.2%), the textile industry (with production decreasing by 50.9%), the motor vehicle, trailers and semi-trailers industry (with production decreasing by 34.3%) and the metal products industry (excluding machinery and equipment) (with production decreasing by 37.0%). Manufacturing of tobacco products registered the smallest cumulative declines from 1999 through 2002, contracting by only 8.9%. While the food and beverages industry contracted by only 10.8% from 1999 through 2002, this reduction contributed significantly to the overall decline in the manufacturing sector due to the importance of this industry as a percentage of total GDP. The manufacturing sector registered growth of 15.8% in 2003, primarily as a result of increased domestic consumption.

      The following tables set forth manufacturing sector production and growth for the periods indicated:

Manufacturing Production by Sector

(in millions of pesos, at constant 1993 prices)

	1999	2000(1)	2001(1)	2002(1)	2003(1)

Food and beverages	Ps.10,980	Ps.10,579	Ps.10,330	Ps.9,797	n/a
Chemical products and substances	5,137	5,121	5,380	4,862	n/a
Coal, oil derivatives and nuclear combustibles(2)	4,510	4,221	4,195	3,674	n/a
Motor vehicles, trailers and semi-trailers	2,170	2,190	1,566	1,427	n/a
Rubber and plastic products	2,293	2,168	1,936	1,817	n/a
Machinery and equipment	1,910	1,833	1,621	1,649	n/a
Furniture, and industrial manufacturing	1,760	1,565	1,198	736	n/a
Metal products, excluding machinery and equipment	1,552	1,519	1,374	978	n/a
Publishing and media	2,007	1,962	1,696	1,469	n/a
Textiles	1,659	1,563	1,277	815	n/a
Tobacco	1,889	1,746	1,642	1,720	n/a
Common metals	1,533	1,662	1,520	1,493	n/a
Wood, wood products and cork products, excluding furniture: straw products and braidable materials	1,377	1,293	1,244	1,334	n/a
Others	6,822	6,434	5,649	4,405	n/a

Overall production	Ps.45,599	Ps.43,855	Ps.40,627	Ps.36,176	Ps.41,882

(1)	Preliminary figures.
(2)	Includes oil refining and other secondary products.

Source: Ministry of Economy.

Manufacturing Production by Sector

(% change from previous year, at constant 1993 prices)

	199	2000(1)	2001(1)	2002(1)	2003(1)

Food and drinks	1.5%	(3.7)%	(2.4)%	(5.2)%	n/a
Chemical products and substances	(2.0)	(0.3)	5.1	(9.6)	n/a
Coal, oil derivatives and nuclear combustibles(2)	(1.7)	(6.4)	(0.6)	(12.4)	n/a
Motor Vehicles, trailers and semi-trailers	(30.3)	0.9	(28.5)	(8.9)	n/a
Rubber and plastic products	(1.7)	(5.5)	(10.7)	(6.1)	n/a
Machinery and equipment	(21.6)	(4.0)	(11.6)	1.8	n/a
Furniture and industrial manufacturing	(20.0)	(11.1)	(23.4)	(38.6)	n/a
Metal products, excluding machinery and equipment	(19.0)	(2.1)	(9.6)	(28.8)	n/a
Publishing and media	(5.5)	(2.3)	(13.6)	(13.3)	n/a
Textiles	(17.8)	(5.8)	(18.3)	(36.2)	n/a
Tobacco	2.6	(7.6)	(5.9)	4.7	n/a
Common metals	(12.3)	8.5	(8.6)	(1.7)	n/a
Wood, wood products and cork products, excluding furniture: straw products and braidable materials	(13.0)	(6.1)	(3.8)	7.2	n/a
Others	(9.8)	(5.7)	(12.2)	(22.0)	n/a

Overall production	(7.9)%	(3.8)%	(7.4)%	(11.0)%	15.8%

(1)	Preliminary figures.
(2)	Includes oil refining and other secondary products.

Source: Ministry of Economy.

Construction

      The construction sector currently represents a relatively small portion of the Argentine economy, accounting for 4.4% of GDP in 2003. In the early 1990s, the construction sector expanded significantly due to increased demand for housing following the stabilization of inflation and economic recovery which increased the availability of credit for new construction. This growth was further stimulated by increased access to mortgages due to the growth of the financial services sector throughout most of the 1990s.

      The construction sector, however, suffered the most significant setback as a result of the recession, with a cumulative decline in output of 46.6% from 1999 through 2002. This sector was particularly affected by high interest rates. This rise in the cost of borrowing and the economic downturn generally significantly reduced purchases of new homes and buildings, leading to 7.9% and 9.3% declines in construction in 1999 and 2000, respectively. Additionally, as part of its efforts to contain expenditures, in 2000 the Government suspended the majority of its infrastructure development projects, further weakening this sector. As a result, construction decreased a further 11.6% in 2001. The sector contracted even more significantly in 2002, by 33.4%, as the severe liquidity crisis of the financial sector effectively closed off credit for construction projects.

      The construction sector recovered and grew 34.3% in 2003 due to the economic recovery, the increase in public spending for infrastructure and the ability to use Government-issued Boden securities as payment for construction projects. For discussion of Boden see “Monetary System—Regulation of the Financial Sector—Measures adopted during the economic crisis.”

Electricity, Gas and Water

      Electricity in Argentina is produced primarily from hydroelectric sources, but additional generation comes from gas, coal and nuclear plants. The electricity, gas and water sector represents a small fraction of the Argentine economy, accounting for 3.0% of GDP in 2003. It was the sector least affected by the recession, with total growth of 4.5% from 1999 through 2002. This growth was attributable in part to greater integration of the energy markets and infrastructure among the Mercosur countries, and foreign investment in oil, gas and electricity through privatizations. This allowed Argentina to become a net exporter of energy, supplying Brazil, Chile and Paraguay with electricity. The growth of this sector from 1999 through 2000, however, also resulted from Brazil’s energy crisis, which increased demand for Argentine energy.

      The energy, gas and water sector, however, was significantly affected by the devaluation of the peso in January 2002. In 2002, President Duhalde passed a decree preventing utilities from increasing rates in line with inflation and converting utility rates that had previously been denominated in dollars into pesos at a 1 to 1 exchange rate. Accordingly, while utilities’ costs increased due to inflation and their foreign-currency denominated debts became more onerous due to the depreciation of the peso, utility rates could not be increased to generate greater revenues. As result, the sector contracted 3.0% in 2002.

      The Kirchner administration maintained the freeze on utility rates implemented by the Duhalde administration until February 2004, when it established a system of graduated fees as an incentive to reduce consumption. The Government has indicated that it will require utility companies to increase their investment in development and production of energy. The Government has indicated that it intends to implement measures to gradually increase utility rates in line with inflation and economic growth by year-end 2006. In 2004 the Government passed a resolution requiring Ps.2.0 billion of any excess over the primary surplus target for the year to be spent on investment in the energy sector. The Government can offer no assurance, however, that a resolution of the economic difficulties faced by public utilities can be achieved in to the short-to medium-term.

      Argentina is currently facing an energy crisis, with energy shortages and power outages beginning in the first quarter of 2004. This crisis was caused primarily by under-investment in gas exploration and electricity generation projects, but also resulted from reduced generation by hydroelectric plants due to droughts. In response to the energy crisis, the Government ordered Argentine producers of natural gas to reduce exports of natural gas to Chile. The issue is now being discussed by the two countries and Argentina has recently eased certain of the restrictions on natural gas exports to Chile earlier put in place. The Government has also entered into agreements with Brazil, Bolivia and Venezuela to import energy, including diesel fuel and natural gas.

      Argentina’s energy crisis could have a strong negative impact on economic growth. Electricity shortages and outages at factories around the country resulted in reduced production in April 2004. The recovery of the energy sector will depend significantly on private utility companies’ ability to invest in production-generating activities and to raise rates in order to fund increased investment and production. The recovery will also be tied to the contribution in terms of production to the energy sector of the Government’s newly created state-owned energy company, ENARSA.

      ENARSA was created with the goal of stimulating increased investment in oil and gas transportation, exploration and production, as the majority of private companies currently operating in the energy sector have defaulted on debt obligations in recent years and have few or no profits with which to make investments. In October 2004, after several modifications, Congress gave final approval to legislation creating ENARSA. Pursuant to the legislation, the Government holds a 53% equity interest in ENARSA, provincial governments hold a 12% interest, and the remaining 35% consists of publicly-traded stock. No mandate has yet been given to ENARSA with respect to expected levels of exports or production.

The following table sets forth information on Argentina’s electricity sector for the periods indicated:

Principal Economic Indicators of the Electricity Sector

(in GW/hr, unless otherwise indicated)

	1999	2000	2001	2002	2003

Production of electricity sector:
Combined Cycle	13,390	25,367	25,990	26,687	n/a
Hydroelectric(1)	21,598	28,762	36,949	35,797	n/a
Other(2)	38,181	26,930	20,048	14,153	n/a

Total generation	73,169	81,058	82,987	76,637	n/a

Consumption by economic sector:
Residential	20,141	20,814	21,523	20,643	n/a
Industrial	25,382	27,319	27,529	26,804	n/a
Government	2,027	2,161	2,188	1,951	n/a
Commercial	11,187	11,717	12,688	12,287	n/a
Others	5,526	5,597	5,842	5,590	n/a

Total consumption	64,264	67,607	69,770	67,276	n/a

(1)	Combined cycle.
(2)	Includes: diesel, wind, nuclear, gas, steam and solar energy.

Sources: Ministry of Economy.

Services

      The following tables set forth the composition and growth of the service sector for the periods indicated:

Composition of Service Sector

(in millions of pesos, at constant 1993 prices)

	1999	2000(1)	2001(1)	2002(1)	2003(1)

Transportation, storage and communication	Ps.23,121	Ps.23,522	Ps.22,446	Ps.20,664	Ps.22,369
Commerce, hotels and restaurants	44,700	43,623	40,221	33,477	37,208
Financial services, insurance and real estate	57,159	57,893	55,328	49,993	49,445
Community, social and personal services	51,284	52,160	52,087	50,364	51,767

Total	Ps.176,264	Ps.177,198	Ps.170,083	Ps.154,498	Ps.160,788

(1)	Preliminary figures.

Source: Ministry of Economy.

Growth of Service Sector

(% change from prior year, at constant 1993 prices)

	1999	2000(1)	2001(1)	2002(1)	2003(1)

Transportation, storage and communication	(1.3)%	1.7%	(4.6)%	(7.9)%	8.3%
Commerce, hotels and restaurants	(6.9)	(2.4)	(7.8)	(16.8)	11.1
Financial services, insurance and real estate	(0.5)	1.3	(4.4)	(9.6)	(1.1)
Community, social and personal services	1.9	1.7	(0.1)	(3.3)	2.8

Total	(1.6)%	0.5%	(4.0)%	(9.2)%	4.1%

(1)	Preliminary figures.

Source: Ministry of Economy.

     The services sector represents the largest portion of the Argentine economy, accounting for 62.9% of annual GDP in 2003. After contracting slightly in 1999 and registering moderate growth in 2000, this sector contracted in both 2001 (by 4.0%) and 2002 (by 9.2%) due to the recession during these years. The contraction of the services sector in 2002 was also attributable to the devaluation of the peso, which primarily affected financial services, real estate and personal services. From 1999 through 2002, the subsectors within the services industry registered the following results:

•	The commerce, hotels and restaurants subsector registered the largest decline within the services sector from 1999 to 2002, decreasing by 6.9% in 1999, 2.4% in 2000, 7.8% in 2001 and 16.8% in 2002. The decline from 1999 through 2001 resulted from the ongoing recession and the devaluation of the Brazilian real in 1999, both of which led to a decline in tourism. Although tourism increased in 2002, the commerce, hotels and restaurants sector continued to decline due to the effect of the devaluation of the peso on the value paid for such services.

•	The financial services, insurance and real estate subsector remained stable in 1999. Financial services, insurance and real estate declined by 4.4% in 2001 as capital flight and the run on bank deposits resulted in a significant liquidity crisis. In 2002, the financial services, insurance and real estate sector contracted 9.6% due primarily to Government restrictions on bank withdrawals and capital transfers.

•	The transportation, storage and communications subsector remained relatively stable in 1999 and 2000 and contracted in 2001 and 2002, by 4.6% and 7.9%, respectively. The contraction of this sector in 2001 and 2002 is attributable primarily to the significant reduction in consumption of these services triggered by the recession.

•	The community, social and personal services subsector grew at a moderate rate from 1999 through 2000, as many displaced workers sought employment in this sector. In 2001, this subsector remained relatively stable, but it contracted 3.3% in 2002 due in part to the restrictions on bank withdrawals, which limited the availability of for-cash services.

      In 2003, all subsectors of the services industry registered growth, with the exception of financial services, insurance and real estate, which declined 1.1%. The growth in the services industry was led by an 11.1% increase in commerce, hotels and restaurants related to increased tourism in 2003.

Telecommunications

      The table below reflects certain information regarding the telecommunications sector, which has remained relatively constant in terms of number of lines since 2001, after increasing 35.4% in 2000 due to a 95.5% increase in cell phone lines during that year. In 2003, the number of cell phone lines again increased significantly, by 19.4%, contributing to a total increase in number of lines of 9.1% in 2003. This increase in cell phone usage was due in large part to the increase in the availability of new cell phone plan options at lower costs in 2003.

Summary of Telecommunications Sector

(in thousands of lines)

	As of December 31,

	1999	2000	2001	2002	2003

Lines:
Fixed wire(1)	7,223.2	7,894.2	8,131.4	7,708.6	7,745.6
Cellular(2)	3,264.6	6,380.9	6,741.8	6,567.0	7,842.0
Public phones	168.5	156.6	160.5	138.7	139.7

Total lines	10,656.2	14,431.7	15,033.8	14,414.3	15,727.3

(1)	Lines in service.
(2)	Telephones in service.

Source: Ministry of Economy.

Employment and Labor

Unemployment and Underemployment

      High unemployment plagued the Argentine economy in the 1990s. During the early 1990s, several factors contributed to Argentina’s persistently high unemployment. These included a shift from labor-intensive to capital-intensive production, the slower growth of labor-intensive sectors as compared to others, and efforts by employers to increase their productivity through overtime rather than by expanding their workforce.

      Beginning in 1998, these factors were significantly aggravated by the recession. From 1999 through 2002, the unemployment rate increased significantly, from 14.5% as of May 1999 to 21.5% as of May 2002. The increase in unemployment was particularly dramatic from May 2001 to May 2002, increasing from 16.4% to 21.5%, as the economic crisis reached its peak. Since May 2002, the unemployment rate has declined, from 21.5% to 15.6% in May 2003, reflecting the recovery of the Argentine economy during this period.

      The Argentine economy has also suffered from high underemployment. From 1999 through 2002 the underemployment rate generally tracked the trend in the unemployment rate, although the increase was less pronounced, rising from 13.7% as of May 31, 1999 to 18.6% as of May 31, 2002. However, while unemployment decreased from May 2002 through May 2003, underemployment continued to increase, albeit slightly, from 18.6% to 18.8%.

      In 2004, the Government changed its method for calculating employment levels from a bi-annual analysis in May and October to a quarterly analysis. According to the new quarterly methodology, as of December 31, 2003, the unemployment rate was 14.5%, and increased to 14.8% as of June 30, 2004. As of September 30, 2004, however, the unemployment rate decreased to 13.2% as a result of continued economic growth (a 3.1% decrease in unemployment as compared with September 30, 2003). The new quarterly methodology also showed that, as of December 31, 2003, the underemployment rate was 16.3%, and decreased to 15.2% as of June 30, 2004. The underemployment rate remained unchanged during the third quarter of 2004, holding at 15.2% (a 1.4% decrease in underemployment as compared with September 30, 2003).
      In January 2002, the Duhalde administration implemented the Plan Jefes y Jefas de Hogar, or the Heads of Household Program, designed to replace the previously existing Plan Trabajar. Under the Heads of Household Program, which has been continued by the Kirchner administration, unemployed heads of household with one or more children under the age of 18 or disabled persons of any age receive Ps.150 per month in exchange for at least four hours of service in certain community service and other public works projects. Persons receiving benefits under the Heads of Household program are accounted for as employed persons in the Government’s employment statistics, including in the tables presented below.

      The following table set forth employment figures for the periods indicated:

Participation and Unemployment Rates

(in thousands of people unless otherwise indicated)

	As of May 31,

	1999	2000	2001	2002	2003

Greater Buenos Aires:
Labor force(1)	5,513	5,410	5,451	5,347	5,589
Employment(2)	4,653	4,545	4,514	4,170	4,668
Participation rate(3)	46.6%	45.3%	45.2%	44.0%	45.5%
Unemployment rate(4)	15.6%	16.0%	17.2%	22.0%	16.4%
Underemployment rate(5)	13.9%	15.0%	14.4%	19.3%	19.8%
Major interior cities:(6)
Labor force(1)	4,115	4,250	4,457	4,449	4,564
Employment(2)	3,584	3,634	3,771	3,525	3,902
Participation rate(3)	38.5%	39.0%	39.9%	39.3%	39.8%
Unemployment rate(4)	12.9%	14.5%	15.4%	20.9%	14.5%
Underemployment rate(5)	13.4%	13.6%	15.4%	17.7%	17.5%
Total Urban:
Labor force(1)	13,373	13,517	13,909	13,933	14,392
Participation rate(2)	42.8%	42.4%	42.8%	41.8%	42.8%
Unemployment rate(3)	14.5%	15.4%	16.4%	21.5%	15.6%
Underemployment rate(4)	13.7%	14.5%	14.9%	18.6%	18.8%

(1)	The labor force consists of the sum of the population that has worked a minimum of one hour with remuneration or fifteen hours without remuneration during the week preceding the date of measurement plus the population that is unemployed but actively seeking employment.
(2)	To be considered employed, a person above the minimum age requirement must have worked at least one hour with remuneration or fifteen hours without remuneration during the preceding week.
(3)	Labor force as a percentage of the total population.
(4)	Unemployed population as a percentage of the Labor force.
(5)	Underemployed population as a percentage of the Labor force. Workers are considered underemployed if they work fewer than 35 hours per week and wish to work more.
(6)	Figures for 1999 and 2000 are based on 27 major interior cities.

Source: Ministry of Economy.

The Informal Economy

      Argentina has an informal sector of the economy composed primarily of unregistered employees in legitimate businesses and only in small part of unregistered businesses. Because of its nature, the informal economy is difficult to track through statistical information or other reliable data.

      The principal portion of Argentina’s informal economy is composed of unregistered employees not registered with Argentina’s social security system. The following table provides the estimated number of workers in Argentina’s formal and unregistered economies as of the years indicated.

Formal and Unregistered Economies

(in thousands of people)

As of May 31,	Formal	Unregistered

1999	5,250	3,087
2000	5,226	3,121
2001	5,074	3,155
2002	4,956	2,981
2003	5,146	3,186

Source: Ministry of Economy.

     A second and much more modest segment of Argentina’s informal sector consists of economic activities that take place outside of the formal norms for economic transactions established by the state or developed through formal practices. These include small businesses that are the result of individual or family initiatives and generally involve the production and exchange of legal goods and services without the appropriate business permits, without reporting tax liability, without complying with labor regulations, and without legal guarantees for suppliers and end users. During the recent crisis, the Government estimates that informal sector employment increased and served as a cushion for cutbacks in the formal sector. As the economy has improved during 2003, the Government believes that this segment of the informal sector has decreased.

Composition of Employment

      The services sector employs the majority of the Argentine labor force (approximately 62.9% as of December 31, 2003), followed by secondary production (which employed approximately 29.9% of the labor force as of December 31, 2003) and primary production (which employed approximately 6.5% of the labor force as of December 31, 2003). From 1999 through 2002, the construction sector lost the most number of jobs, followed by agriculture, livestock, fisheries and forestry, and then by manufacturing. From 1999 through 2002, the sectors that generated the most jobs were financial, insurance and real estate services and community, social and personal services. With the exception of the community, social and personal services sector, in which employment declined 0.5% in 2003, employment recovered in all sectors of the economy in that year, led by a 25.6% increase in construction sector employment, followed by mining and extractives (14.3%), agriculture, livestock, fisheries and forestry (6.1%) and manufacturing (5.9%). Financial services, insurance and real estate remained stable in 2003.

      The following table sets forth employment figures by sector for the periods indicated:

Employment

(% by sector)

	As of December 31,

	1999	2000	2001	2002	2003

Primary production:
Agriculture, livestock, fisheries and forestry	6.3%	6.1%	5.4%	5.6%	5.8%
Mining and extractives (including petroleum and gas)	0.5	0.5	0.6	0.6	0.7

Total primary production	6.8	6.6	6.0	6.2	6.5
Secondary production:
Manufacturing	17.9	16.6	17.6	17.3	17.8
Construction	6.2	5.5	4.4	2.9	3.6
Electricity, gas and water	1.1	1.1	1.2	1.3	1.2
Transportation, storage and communication	7.8	7.6	7.4	7.5	7.4

Total secondary production	33.0	30.9	30.6	29.0	29.9
Services:
Commerce, hotels and restaurants	14.5	13.7	16.4	16.0	16.0
Financial services, insurance and real estate	10.7	11.1	13.2	12.9	12.9
Community, social and personal services	31.6	31.1	32.8	55.2	34.0

Total services	56.8	56.0	62.4	64.0	62.9
Other	3.4	6.5	0.9	0.7	0.7

Total	100.0%	100.0%	100.0%	100.0%	100.0%

Source: Ministry of Economy.

Labor Regulation

      During the 1990s, the Government implemented several labor reform packages designed to increase the flexibility of Argentina’s labor market and the collective bargaining process. The Government sought to remove regulations that inhibited employers’ ability to adjust their workforce to economic conditions. Important initiatives in this regard included the removal of regulations that required long-term employment contracts and severance payments. The Government also adopted measures that permitted certain trial-basis employment contracts, shortened time frames for notice to be provided prior to termination of employment and a new method for the calculation of severance pay. The Government adopted several additional reforms in 2000, which, for example, extended trial-basis employment periods for newly hired workers.

      In addition to labor reforms designed to increase flexibility in the labor market, the Government has also sought to improve the collective bargaining process. For instance, the labor reforms implemented in 2000 eliminated the automatic renewal of collective labor agreements when employers and employees cannot agree on terms of a new collective agreement, and permitted decentralization of negotiations of collective agreements in order to allow for bargaining at the company level. These reforms are no longer in effect. The Kirchner administration has continued investment in a severance program pursuant to which workers laid off during the period immediately following the enactment of the Public Emergency Law through December 31, 2002 receive 180% of the value of their scheduled severance (reduced from 200% established by the Duhalde administration).

      The passing of the 2000 labor reforms had significant political consequences for the De la Rúa administration, as accusations that certain senators had accepted bribes in exchange for voting for the controversial labor reform package ultimately resulted in the resignation of then-Vice President Carlos Alvarez on October 6, 2000, although no formal charges or arrests with respect to the accusations have been filed to date.

      Labor unions still exercise significant influence in the collective bargaining process. Both local and national unions have staged various strikes in recent years to protest high unemployment and labor reforms. Strikes in 2000, 2001, 2002 and 2003 had brief but significant impacts on transportation and succeeded in bringing production to a temporary halt in various sectors of the economy, in most cases for periods of a few days at most. Several of these strikes were accompanied by violent demonstrations.

      In addition to formal labor unions, organized committees of picketers, called piqueteros, have participated in street demonstrations and strikes since the resignation of President De la Rúa, which was provoked in part by the street demonstrations that included piqueteros. Piqueteros continue to significantly influence labor reform and social policy. They have successfully blocked transportation arteries in and out of the City of Buenos Aires and elsewhere in the country since they became a presence in 2001. The piqueteros continue to employ similar strategies to make demands of the Government with respect to labor reform proposals and other social measures. At present, the piqueteros act in more isolated groups than the broader movement that arose to protest De la Rúa’s policies and they have in some instances used more violent and invasive methods, such as occupying a police precinct and sit-ins at McDonalds and other foreign-owned businesses. The Kirchner administration maintains ongoing discussions with representatives of the piqueteros.

      For a discussion of certain labor reforms of the Kirchner administration, see “—Poverty and Income Distribution” below.

Wages and Labor Productivity

      The Ministry of Employment and Social Security sets a single minimum wage annually for all sectors of the economy based on macroeconomic indicators such as GDP growth and inflation. The minimum wage was last adjusted in January 2004 and is currently Ps.332.4 per month. On December 9, 2004, the Government announced a Ps.100 increase in the minimum wage, scheduled to take effect on January 1, 2005. The decree authorizing the increase has not yet been signed. Average monthly wages of employees declined following the devaluation of the peso and during the economic recession, but began to recover in 2002 and in 2003.

      The following table provides the monthly minimum wage for the years indicated:

Monthly Minimum Nominal Wage

(in current pesos)

Year	Monthly Minimum Wage	% Change from Prior Year

1999	Ps.270	1.2%
2000	272	0.9
2001	275	1.1
2002	221	(19.5)
2003	229	3.2
2004(1)	332	45.5

(1)	Minimum wage for 2004 as announced in January 2004.

Source: Ministry of Economy.

     The following table provides the average monthly wage of Argentine employees for the years indicated:

Average Monthly Wage

	Nominal(1)		Real(1)(2)

Year	In Current Pesos	% Change from Prior Year	In Constant 1999 Pesos	% Change from Prior Year

1999	Ps.937	1.4%	Ps.929	2.6%
2000	941	0.5	943	1.5
2001	932	(1.0)	944	0.1
2002	982	5.3	790	(16.3)
2003(3)	1,086	10.6	770	(2.5)

(1)	Calculated based on jobs reported to the Sistema Integrado de Jubilaciones y Pensiones (the Integrated System for Retirement and Pensions).
(2)	Real wages are calculated by adjusting nominal wages by changes in the CPI.
(3)	Preliminary figures.

Source: Ministry of Economy.

Poverty and Income Distribution

      The economic contraction from 1999 through 2002 significantly increased the level of poverty in Argentina. From May 1999 through October 2002, the number of people living below the poverty line in the greater Buenos Aires area increased from 27.1% of the population to 54.3%. The economic recovery starting in the third quarter of 2002 has slightly reduced the level of poverty. However, as of June 30, 2004, 44.3% of the population and 33.5% of households in 28 urban centers (including Buenos Aires) still lived below the poverty line.

      Assessments about national poverty levels from 1999 through 2003 are based primarily on figures for the greater Buenos Aires area. In 2001 the Government began to collect poverty statistics for other urban centers in Argentina, in addition to Buenos Aires. Additionally, in 2003, the Government changed the frequency of calculating national poverty levels from a bi-annual analysis in May and October to a quarterly analysis. The measurement of poverty is based on a basket of goods and services (consisting primarily of food, clothing, transportation, health care, housing and education), which is considered the minimum necessary to sustain an individual. The basket is valued at market prices, and the resulting threshold is called the poverty line.

      The Government historically has undertaken various measures to address unemployment, which is a principal cause of poverty in Argentina. Although these measures provide additional employment opportunities, the new jobs offered are often part-time, at low pay and without health and other benefits.

      In addition, the Kirchner administration has increased spending on poverty reduction programs, including the following social welfare programs:

•	Plan Manos a la Obra (Hands to Work Program), which provides food to people in need and community development assistance;

•	Plan Mayores (Seniors’ Plan), which provides stipends for individuals over 70 years of age without a pension; and

•	Plan Jefes y Jefas del Hogar (Heads of Household Program) implemented by the Duhalde administration and described above under “—Employment and Unemployment”, which provides Ps.150 per month to certain unemployed heads of household.

      The following table sets forth the poverty levels in the greater Buenos Aires area:

Poverty in the Greater Buenos Aires Area(1)

	Total Greater
	Buenos Aires Area(2)

Period(3)	Households	Population

May 1999	19.1%	27.1%
October 1999	18.9	26.7
May 2000	21.1	29.7
October 2000	20.8	28.9
May 2001	23.5	32.7
October 2001	25.5	35.4
May 2002	37.7	49.7
October 2002	42.3	54.3
May 2003	39.4	51.7

(1)	The poverty line is based on the average cost of a basket of essential goods and services during a given period, which varies depending on the characteristics of each individual and each household. For instance, men between the ages of 30 and 59 that earned less than Ps.229.1 per month during May 2003 lived below the poverty line. For households, a family of four (two adults, one male age 35 and one female age 31, and two children ages 5 and 8) that earned in total less than Ps.708 per month during May 2003 lived below the poverty line.
(2)	The population of the greater Buenos Aires area represents approximately 34% of the total population.
(3)	Income corresponds to the immediately preceding month.

Source: Ministry of Economy.

     In Argentina, the top 10% of the population in terms of annual income account for more than one third of total national income, while the top 20% account for more than half of total national income. As of June 30, 2004, the top 10% of the population in terms of annual income accounted for 36.8% of total national income, while the top 20% accounted for 53.1% of total national income.

      The table below sets forth figures on the distribution of income as of the dates indicated:

Evolution of Income Distribution

(% of total national income)

	As of May 31,

Income Group	1999	2000	2001	2002	2003

Lowest 40%	13.3%	13.2%	12.8%	12.2%	12.7%
Next 20%	13.9	13.7	13.8	13.5	13.3
Next 20%	21.8	21.6	21.6	21.3	21.5
Highest 20%	51.1	51.5	51.8	52.9	52.6
Highest 10%	34.4	34.5	35.1	36.3	35.6

Source:	Ministry of Economy.

Role of the State in the Economy

Regulation of the Economy

      The Government has begun to reassess the ambitious program to liberalize and deregulate the Argentine economy that was implemented during the 1990s. As part of this program, the Government privatized the majority of state-owned enterprises, transferred to private sector management many public services, liberalized trade, removed Government controls, simplified regulations and reduced the size of the public sector. In response to the latest economic crisis, the Government re-introduced several state controls, most notably the restrictions on bank withdrawals and capital transfers. Although the economic recovery that began in the second half of 2002 allowed the Government to lift many of the restrictions, some remain. For a discussion of these restrictions see “Monetary System—Regulation of the Financial Sector.”

      While the Kirchner administration does not seek a return to the state-led capitalism that characterized the Argentine economy prior to the 1990s, it has identified areas where it intends to increase and improve state regulation, supervision and involvement. Recent initiatives in this regard include:

•	the reversal, through the revocation of the concession under which it previously operated, of the privatization of Argentina’s postal service (Correo Argentino);

•	the creation of a national airline (Lineas Aereas Federales S.A.);

•	the creation of a state-owned energy company, ENARSA, in response to the recent energy crisis. The new company will increase investment in oil and gas exploration and on expanding Argentina’s gas pipelines;

•	the reversal, through the revocation of the concession under which it previously operated, of the privatization of Thales Spectrum, the company that previously administered the airwaves in Argentina;

•	the announcement in June 2004 that the Gral-Belgrano railroad will be privatized; and

•	increased regulation of utility companies, including a continued Government-imposed freeze on utility rates.

Privatizations

      Argentina’s privatization program during the 1990s was far-reaching. In total, more than 81 public sector enterprises were privatized, in whole or in part, from 1989 through 2002. The privatized companies included ENTEL (the national telecommunications company), Gas del Estado (the national natural gas company), SEGBA (the electricity company serving the Buenos Aires area), Yacimientos Petrolíferos Fiscales (YPF) (the national oil company) and Aerolíneas Argentinas (the national airline). The majority of these privatizations took place in the first half of the 1990s. The privatization program significantly impacted public sector employment during the early 1990s, which resulted in substantial public sector savings. In 2000, the national public sector employed 291,287 people, as compared with approximately one million people in 1991. As of December 31, 2002, the national public sector employed 265,954 people.

      In the second half of the 1990s the rate of privatizations slowed significantly as the Government had already privatized a substantial portion of its companies. Several privatizations occurred during the period from 1999 through 2001, however, including the Government’s sale of 49% of the common stock of Banco Hipotecario Nacional, the national mortgage bank, for U.S.$307.5 million.

      Proceeds from privatizations from 1990 through 1999 totaled approximately U.S.$23.8 billion, U.S.$19.4 billion of which was allocated to the Government and U.S.$4.4 billion of which was allocated to the provinces. The majority of the funds for investment in previously state-owned entities were provided by foreign lenders and investors.

      As of June 23, 2004, Government retained share ownership in the following companies:

Enterprises	% Government-owned

Railways:
Ferroexpreso Pampeano S.A.	16%
Nuevo Central Argentino S.A.	16
Ferrosur Roca S.A.	16
América Latina Logística Central S.A.	16
América Latina Logística Mesopotámico S.A.	16
Belgrano Cargas S.A.	1
Water and Electric:
Central Térmica Guemes	30
Centrales Térmicas Patagónicas S.A.	13
Central Dique S.A.	49
Hidroélectrica Piedra del Aguila	26
Transpa S.A.	6
Aerolíneas Argentinas S.A.	0.807
YPF	1000 Golden Shares	(1)
Papel Prensa S.A.I.C.F. y de M.	27.46
Banco de la Nación Argentina	100
Banco de Inversión y Comercio Exterior S.A.	100
Banco Hipotecario	44
Edcadassa	55

(1)	The Government owns 1,000 of the Class A shares of YPF, which give it certain veto rights with respect to corporate actions such as mergers and changes of control.

Source: Ministry of Economy.

Concessions

      In 1967, the Government enacted a law authorizing the granting of concessions to operate public projects. During the 1990s, some public services and state-owned entities were partially privatized through Government concessions. The sectors of the economy in which the largest number of concessions were granted included communications, highway and road construction, transportation, and oil and gas exploration and production.

      After the devaluation of the peso, in February 2002 the Duhalde administration passed a decree requiring the Ministry of the Economy to renegotiate public services concession contracts through the authority of the Commission for the Renegotiation of Contracts for Public Works and Services established pursuant to this decree. The role of the Commission is to renegotiate concession contracts in order to establish new tariff structures for the public services involved, improve the services involved, increase security and increase profits. During the first phase of the renegotiations, of the 61 total public service concession entities, 58 were required pursuant to the renegotiation process to present reports to the Commission to allow the Commission to evaluate the status of each concession. The three remaining public service concessions, Correo Argentino (Argentina’s postal service), Thales Spectrum (the company that administered Argentina’s airwaves) and Metropolitano (the company that operates the San Martín, Roca and Belgrano railways), were recently revoked. The revocation of Metropolitano’s concession, however, has been suspended pending definitive judicial resolution of the matter.

      The second phase of the concession renegotiation process involved meetings and discussions between each concessionaire and the Commission. To date, the Commission has reached an interim agreement with Aguas Argentinas S.A., (regarding its water concession) and letters of understanding with Telefónica

Argentina S.A. and Telecom Argentina S.A. (regarding their telecommunications concessions). The Government is also making progress in its negotiations with 35 additional concessionaires. The Government, however, can offer no assurance that these negotiations will be successful or completed on schedule, since they depend on various factors beyond the Government’s control, including the willingness of the concessionaires to reach an agreement on the Government’s proposed terms.

      Several arbitration proceedings have been brought before the International Centre for the Settlement of Investment Disputes, or ICSID, by foreigners that invested in Argentine utilities during the privatizations of the 1990s. These cases are based primarily on the mandatory pesification of utility rates following the collapse of the Convertibility regime or on the early termination of concession agreements.

Environment

      During the 1990s, Argentina initiated various measures to regulate, monitor and improve environmental standards comparable to measures enacted during that period in the United States and European countries, which include the creation of a national registry of producers and handlers of hazardous wastes that requires payment of annual fees based on earnings and the volume of hazardous handled. The majority of these measures required industrial companies to meet more stringent safety standards. In the 1990s the Government required purchasers of state-owned entities pursuant to its privatization efforts to comply with certain environmental standards. However, these reforms proved largely ineffective during this period as monitoring and enforcement efforts lagged behind changes to regulations. Argentina is a member of the Kyoto Protocol to curb greenhouse gas emissions and hosted a conference of the Kyoto Protocol signatories in Buenos Aires in 1998.

      As a result of the lack of monitoring and enforcement to ensure compliance with environmental standards, among the significant environmental issues in Argentina today are the regulation and remediation of water and air pollution and the disposal of hazardous wastes, the effects of deforestation and the effects of increased hydroelectricity generation.

FOREIGN TRADE AND BALANCE OF PAYMENTS

Balance of Payments

Introduction

      The balance of payments accounts are used to record the value of the transactions carried out between a country’s residents and the rest of the world. Argentina’s balance of payments accounts consist of two accounts: the current account, a broad measure of the country’s international trade, and the capital and financial account, which measures the country’s level of international borrowing, lending and investment. A surplus in the balance of payments accounts indicates that the amount of foreign currency entering the local economy (either from trade, lending or capital investments) exceeds the amount of foreign currency leaving the local economy. A deficit in the balance of payment accounts would indicate the opposite. A country’s international reserves (i.e., the amount of foreign currencies and foreign-currency denominated assets), which in Argentina are held by the Central Bank, would increase when the country registers a balance of payments surplus and would decrease with a balance of payments deficit.

      Several factors tend to affect a country’s trade balance. The most important are:

•	the relative rate of economic growth of a country as compared to that of its trading partners— generally, if a country’s economy grows faster than that of its trading partners, its relative level of consumption of goods and services will tend to rise, and its level of imports will tend to increase more rapidly than its level of exports;

•	the relative level of domestic prices against foreign prices as reflected by the real exchange rate— generally, if a country’s domestic prices rise relative to those of its trading partners, there is a tendency for the country’s level of exports to decline and for its level of imports to increase;

•	changes in production costs, technology, and worker skills— more efficient production will tend to lower production costs, which in turn will tend to lower prices. As prices fall, there will be a tendency of the country’s level of exports to increase; and

•	changes in consumer tastes, which may affect the demand for a country’s goods and services abroad and the demand for foreign products in the domestic market.

      The capital and financial account generally depends on the relative level of return that investors may expect from investments in Argentina as compared to other competing markets. As such, it is affected by the factors listed above, but also by the interest-rate levels abroad and market perceptions about the stability and risk associated with the Argentine economy.

      Argentina’s methodology for calculating the balance of payments closely conforms to international statistical norms recommended by the IMF. See “Certain Conventions.” In the discussion below, we refer to Argentina’s capital and financial account as the capital account.

Overview

      Argentina’s balance of payments played a pivotal role in the economic downturn that gripped the economy beginning in late 1998. During the Convertibility regime, the Argentine economy grew heavily dependent on a steady inflow of foreign capital to finance its recurring dual deficits, in its current account and in the Government’s fiscal accounts.

      The growing dependency on foreign capital was also the byproduct of the Convertibility regime. The Central Bank relied heavily on foreign capital inflows to maintain the value of the peso. Without them, it risked depleting its international reserves to protect the currency. Moreover, the rigid link imposed by the Convertibility regime between the Central Bank’s international reserves and the monetary base meant that changes in foreign capital flows automatically affected the country’s level of reserves and its money supply.

      Throughout most of the 1990s, the capital inflows on which Argentina relied materialized, as the free-market reforms adopted by the Government and the economic expansion fueled a growing appetite among foreign investors for Argentine assets and investments. As result, throughout most of the 1990s Argentina registered surpluses in its capital account, which offset its current account deficits. The flow of foreign capital into Argentina, however, was volatile, due in part to the elimination of restrictions on capital flows.

1998-2001

      Between the last quarter of 1998 and the fall of 2001, several factors triggered a significant reduction in net capital inflows to the Argentine economy, including the following.

•	several international financial crises beginning with the Russian financial crisis in October 1998 and culminating with the collapse of Turkey’s exchange rate regime in February 2001. These crises undermined confidence in emerging markets and the sustainability of fixed exchange rate regimes such as the Convertibility regime. Of these crises, the devaluation of the Brazilian real in January 1999 had the most significant adverse impact on the Argentine economy;

•	the decision by the U.S. Federal Reserve in June 1999 to begin increasing its federal funds rate (the rate for short-term interbank loans to cover the Federal Reserve’s daily reserve requirements) in response to the fast growth of the U.S. economy in the late 1990s. This decision triggered a sharp rise in U.S. interest rates that continued until January 3, 2001. The more appealing investment environment in the United States tended to drive foreign investors away from Argentine investments and raised the borrowing costs for Argentine debtors, as foreign investors demanded a greater rate of return to invest in Argentina; and

•	the Government’s growing fiscal deficit, which fueled doubts about the Government’s ability to service its debt.

      The decline in net capital inflows had several adverse effects on the Argentine economy. It triggered a decline in gross investment that plunged the country into recession and led to deficits in the balance of payments accounts beginning in 2000. These deficits meant that more dollars were leaving the Argentine economy than were coming in, creating conditions for a devaluation of the peso. Due to the requirements of the Convertibility regime, the Central Bank sold dollars to maintain the one-to-one exchange rate. This, in turn, resulted in a contraction of the monetary base, further dampening economic activity.

      The deficit in the balance of payments accounts starting in 2000 also resulted in part from the relative slow reduction in Argentina’s current account deficit. This slow adjustment was attributable to two factors:

•	Argentina devoted considerable amounts to service its external debt. This resulted in persistently high deficits in financial services trade (net of interest and dividends); and

•	the Convertibility regime prevented a devaluation of the currency and thus forestalled a more pronounced increase in exports.

2002-2003

      The end of the Convertibility regime and subsequent devaluation of the peso resulted in a significant decline in imports in 2002, which yielded a surplus in Argentina’s current account. This surplus offset the continued capital flight from the Argentine economy, resulting in a reduction of Argentina’s balance of payments deficit. In 2003, Argentina achieved a balance of payments surplus for the first time since 1999. The improvement in 2003 was fueled by an increase in exports and a reduction in capital flight, both of which were tied to the economic recovery.

First Six Months of 2004

      During the first six months of 2004, Argentina registered net capital inflows for the first time since 2001, resulting in a surplus in the country’s capital account of U.S.$1.6 billion, as compared to a U.S.$2.2 billion deficit during the first six months of 2003. This increase in net capital inflows reflected greater borrowing by Argentina’s non-financial private sector for investments and working capital. The shift in the capital account from a deficit to a surplus was partly offset by a reduction in Argentina’s current account surplus, from U.S.$4.8 billion during the first six months of 2003 to U.S.$2.0 billion during the first six months of 2004. This decline resulted from an increase in the level of imports, which outpaced the increase in the level of exports. It also reflected an increase in the outflow of earnings and dividends, reflecting improved economic conditions. As a result of the shift in its capital and current accounts, Argentina’s balance of payments surplus increased from U.S.$1.7 billion during the first six months of 2003 to U.S.$3.5 billion during the first six months of 2004.

      The following table sets forth information on Argentina’s balance of payments for the periods indicated:

Balance of Payments

(in millions of U.S. dollars)

											Six months ended
											June 30,

	1999(1)		2000(1)		2001(1)		2002(1)(11)		2003(1)(11)		2003(1)(11)		2004(1)(11)

Current Account:
Exports(2)	U.S.$	23,309	U.S.$	26,341	U.S.$	26,543	U.S.$	25,709	U.S.$	29,566	U.S.$	14,680	U.S.$	16,567
Imports(3)		24,103		23,889		19,158		8,473		13,118		5,525		9,582

Trade balance		(795)		2,452		7,385		17,236		16,448		9,156		6,985
Non-financial services, net(4)		(4,166)		(4,318)		(3,944)		(1,661)		(1,560)		(819)		(1,049)
Financial Services:
Interest, net		(5,852)		(5,921)		(7,471)		(7,213)		(7,140)		(3,566)		(3,355)
Dividends, net		(1,616)		(1,609)		(258)		230		(868)		(214)		(968)
Other income		11		8		4		(16)		(17)		(9)		(12)

Total financial services, net		(7,457)		(7,522)		(7,725)		(6,999)		(8,025)		(3,789)		(4,335)
Current Transfers, net		457		404		430		570		596		295		352

Total current account		(11,960)		(8,984)		(3,853)		9,146		7,459		4,843		1,954

Capital and Financial Account:
Financial account:
Central Bank(5)		(1,033)		762		10,743		(1,808)		(868)		(307)		(498)
Other financial entities(6)		2,363		(695)		845		(765)		(2,133)		(1,061)		(909)
Non-financial public sector(7)		10,886		8,258		(3,385)		3,618		4,636		1,681		2,469
Non-financial private sector(8)		1,407		305		(13,798)		(13,190)		(4,182)		(2,529)		568

Total financial account:		13,623		8,631		(5,595)		(12,145)		(2,547)		(2,215)		1,630
Capital account(9)		86		106		157		406		70		32		4

Capital and financial account		13,709		8,737		(5,439)		(11,739)		(2,476)		(2,183)		1,633

Errors and omissions		(548)		(192)		(2,791)		(1,929)		(1,396)		(933)		(134)
Balance of payments	U.S.$	1,201	U.S.$	(439)	U.S.$	(12,083)	U.S.$	(4,521)	U.S.$	3,587	U.S.$	1,727	U.S.$	3,453

Change in gross international reserves deposited in the Central Bank(10)		1,201		(439)		(12,083)		(4,521)		3,587		1,727		3,453

(1)	Preliminary figures.
(2)	Exports are calculated on a free on board (“FOB”) basis.
(3)	Imports are calculated on an FOB basis.
(4)	Includes import and export freight and insurance fees paid to non-residents.
(5)	Includes transactions between the Central Bank and foreign entities such as the IADB, the IMF and other foreign creditors.
(6)	Net assets or liabilities of financial entities (other than the Central Bank) with respect to foreign creditors.
(7)	Includes operations of the national government, provincial governments and municipal governments with foreign parties.
(8)	Includes operations of the private sector with foreign parties.
(9)	Includes certain non-recurring capital transfers (such as debt forgiveness or capital brought into Argentina by immigrants) and the transfer of certain non-financial assets or intangible assets (such as intellectual property).

(10)	Does not include the value of bonds issued by the Government and held as reserves by the Central Bank.
(11)	In 2002, 2003 and 2004 unpaid and accrued interest amounts were reflected in the current account on an accrual basis and reflected in the capital account as a financial inflow.

Source: Ministry of Economy.

     Since 2002, unpaid interest amounts on Argentina’s external debt were reflected in the current account on an accrual basis as if payments had been made. To offset this accounting treatment, these unpaid amounts were reflected in the capital account as a financial inflow.

Evolution of Balance of Payments

      In 1999, the surplus in Argentina’s balance of payments began to decrease, declining 65.1% to U.S.$1.2 billion, as a result of a decrease in the net capital flowing into the Argentine economy. This trend continued in 2000, turning the surplus into a U.S.$439 million deficit, and accelerated in 2001, as net capital inflows turned for the first time since 1991 into net capital outflows. In 2001, the balance of payments deficit reached U.S.$12.1 billion (4.5% of GDP).

      During 2002, the deficit in the balance of payments decreased 62.6% to U.S.$4.5 billion, reversing the trend of prior years. In 2003, Argentina registered a surplus in its balance of payments accounts of U.S.$3.6 billion, resulting from a 78.9% decrease in the country’s capital account deficit, which was partly offset by a 18.4% reduction in Argentina’s current account surplus.

Current Account

      The current account deficit fell 17.6% in 1999, 24.9% in 2000 and 57.1% in 2001, finally turning into a U.S.$9.1 billion surplus in 2002, which decreased 18.4% to U.S.$7.5 billion in 2003.

      These adjustments were caused primarily by changes in the level of imports of goods, which declined from 1999 through 2001 due to the reduction in domestic demand, and in 2002 as a result of the devaluation of the peso. Imports recovered in 2003 due to the appreciation of the peso and the beginning of the recovery of the Argentine economy. Exports of goods remained relatively more stable than imports from 1999 through 2003.

      From 1999 through 2003, Argentina registered deficits in its non-financial services trade, although this deficit declined significantly in 2002, in part as a result of the devaluation of the peso. During this period, Argentina’s significant external indebtedness weighed heavily on its current account balance due to the considerable amounts devoted to service this debt, which resulted in large deficits in financial services trade.

Exports

      Exports decreased 11.8% in 1999, due to the devaluation of the Brazilian real and sluggish growth in the Brazilian economy (Argentina’s largest export market), which reduced demand for Argentine goods. In 2000, however, exports increased 13.0%, returning to the levels seen prior to the devaluation of the real, as a result of the growth of the Brazilian economy during that year. In 2001, the level of exports registered almost no change, increasing by less than 1%. The level of exports in 2001 was only U.S.$109 million or 0.4% higher than the level of exports in 1998.

      In 2002, following the end of the Convertibility regime, there was a 3.1% reduction in exports. Although the devaluation of the peso in January 2002 tended to boost the competitiveness of Argentine goods abroad, the following factors undermined the level of exports during 2002:

•	the collapse of the banking sector at the end of 2001, which significantly undercut credit to Argentina’s export producers, thus increasing their borrowing costs and limiting their ability to meet rising demand abroad for Argentine products; and

•	the rise in the price of imported intermediate and capital goods, which increased the production costs of Argentine exporters.

      In 2003, exports increased 15.0%, notwithstanding the economic slowdown that affected certain of Argentina’s main trading partners (Brazil and certain European countries). This increase in exports was attributable primarily to an increase in the international prices of oil and other commodities (such as wheat and soy) and a significant increase in Argentine soy production, which resulted in greater exports of soy-based products.

Imports

      The shift in the current account between 1999 and 2002 resulted primarily from a significant decline in imports. Imports fell 18.4% in 1999, 0.9% in 2000, 19.8% in 2001 and 55.8% in 2002. By 2002, imports had dropped by a total of U.S.$21.1 billion from their 1998 level, a 71.3% decline.

      The decline in imports between 1999 and 2001 resulted primarily from the recession, which reduced consumer demand, including demand for foreign goods. The less-pronounced reduction in imports in 2000 reflected the more moderate decline of the Argentine economy during that year, as compared to other years of the recession. The decline in imports in 2002 resulted from the combined effect of the recession and the devaluation of the peso, which increased the price of foreign goods.

      In 2003 this trend was reversed, as imports increased 54.8% as compared to 2002. This increase in imports resulted from the following factors:

•	the growth of the Argentine economy during 2003, which generated greater domestic demand for foreign products; and

•	the appreciation of the local currency, which made foreign products relatively cheaper.

      Despite the increase in imports during 2003, total imports during that year remained significantly below the historic levels registered during most of the 1990s.

Merchandise Trade Balance

      As a result of the sharp reduction in imports and the relatively stable level of exports, between 1999 and 2002 there was a significant shift in Argentina’s merchandise trade balance, from a U.S.$795 million trade deficit in 1999 to a U.S.$2.5 billion surplus in 2000. This surplus subsequently increased 201.2% in 2001 and 133.4% in 2002. This significant turnaround in the merchandise trade balance was the principal cause for the shift in Argentina’s current account between 1999 and 2002. In 2003, this trend was reversed, as the trade surplus decreased 4.6% due to a 54.8% increase in imports during that year (compared to a 15.0% increase in exports).

Non-Financial Services Trade

      The non-financial services trade balance reflects the amount of services (other than financial services, encompassing payments of interest, dividends and other income) that Argentine residents purchase outside Argentina, relative to the amount of non-financial services that foreigners purchase in Argentina. For instance, a deficit in non-financial service trade would indicate that the value of non-financial services purchased by Argentine residents outside Argentina exceeds the value of non-financial services purchased in Argentina by foreigners. Argentina’s non-financial services account reflects in part Argentina’s overall level of trade in goods, since it includes the freight and insurance services associated with these transactions.

      The services sector (excluding financial services) consistently registered a trade deficit from 1999 through 2003, although this deficit decreased by a total of 62.9% during this period. The deficit in non-financial services from 1999 through 2001 was one of the factors that slowed the reduction in the current account deficit needed to offset the reduction in net capital inflows that began in the second half of 1998.

      The deficit in non-financial services trade declined 7.5% in 1999, as the economic recession undercut domestic demand for foreign services, but increased again in 2000 (by 3.7%), reflecting the less pronounced economic contraction during that year. In 2001, the trade deficit in non-financial services again declined (by 8.7%), as economic conditions deteriorated.

      A more drastic adjustment in the non-financial services trade finally materialized in 2002, when the deficit declined by 57.9%. This decline resulted from the following factors:

•	the devaluation of the peso and the various restrictions on capital flows imposed by the Government significantly curtailed the ability of the Argentine public to travel and purchase foreign services; and

•	the reduction in Argentina’s trade of goods during that year, which reduced the value of freight and insurance services purchased in connection with Argentina’s export and import transactions.

      The deficit continued to decline in 2003, but only by 6.1%. This decline was driven primarily by a surge in tourism in Argentina and by an increase in services related to import transactions, which increased during this year.

Financial Services Trade

      The financial services trade balance reflects the net amount of dividends, interest and other financial income flowing into and out of Argentina. For example, a deficit in net dividend payments would indicate that Argentine companies pay more in dividends to foreign shareholders than what foreign companies pay in dividends to Argentine shareholders.

      Between 1999 and 2002, significant deficits in financial services trade (net interest and dividend payments) continued to weigh heavily on Argentina’s current account, reflecting high levels of external debt service, particularly from the public sector.

      Following a steady rise that began in 1994, by 1998 the deficit in net interest and dividend payments had come to represent approximately 51% of the current account deficit. Although this deficit in financial services stabilized after 1998, increasing by no more than 1% in each of 1999 and 2000 and by 2.7% in 2001, the sustained high levels of external debt service prevented a more rapid reduction of the current account deficit needed to offset the drastic changes taking place in the capital account.

      The relative stability in the financial services deficit from 1999 through 2001 reflected the divergent trends of interest payments and dividends during this period. While dividend payments flowing out of Argentina decreased due to the effects of the economic recession on corporate profits, the amount of interest payments flowing out of Argentina continued to increase, reflecting both an increase in the total amount of external debt owed by Argentine debtors (particularly the Government) and the rise in the interest rates charged on this debt.

      In 2002, however, the deficit in financial services trade declined 9.4%, resulting from:

•	a shift in net dividend payments, from a U.S.$258 million deficit in 2001 to a U.S.$230 million surplus in 2002. This shift in dividend payments resulted in part from the combined effect of the recession and the devaluation of the peso, both of which reduced the profits of Argentine companies with foreign shareholders. It also reflected the restrictions on foreign exchange transactions imposed by the Government in 2002 (for a description of these restrictions see “Monetary System—Foreign Exchange and International Reserves”); and

•	a 3.5% reduction in the net amount of interest payments made by Argentine residents to foreign creditors. This reduction in interest payments reflected the decline in international interest rates during this period. A more significant reduction in the deficit of net interest payments was not reflected despite the widespread defaults by Argentine debtors (including the Government) and the restrictions on foreign exchange transactions imposed by the Government, since deferred interest payments were accounted for on an accrual (and not a cash) basis and thus appeared as having been paid for purposes of financial services trade. To offset this accounting treatment, the amount of deferred interest payments is reflected as a capital inflow under the capital account.

      In 2003, the financial service deficit increased 14.7% to U.S.$8.0 billion, as a result of a shift in net dividend payments, from a U.S.$230 million surplus in 2002 to a U.S.$868 million deficit in 2003. This shift in net dividend payments reflected the growth of the Argentine economy during this year, which increased corporate profits and thus the amount of dividends paid by Argentine companies to foreign shareholders, and the lifting of restrictions on capital transfers. This trend in the net dividend payments was partially offset by a 1.0% reduction in the net amount of interest payments made by Argentine residents to foreign creditors. This decline in net interest payments again reflected the reduction in international interest rates and also the reduction in the total amount of debt owed by Argentine companies, as they began to restructure their debt.

Capital Account

1999

      In 1999, Argentina registered a 25.3% drop in its capital account surplus to U.S.$13.7 billion, as the reduction in net capital inflows originally triggered by the Russian financial crisis accelerated due to:

•	the devaluation of the Brazilian real in January 1999; and

•	the decision by the U.S. Federal Reserve in June 1999 to begin raising U.S. interest rates.

      The reduction in net capital inflows in 1999 affected the entire private sector and the entire financial sector (including public and private financial institutions). Only the non-financial public sector continued to see a rise in capital inflows during 1999, mainly as result of the sale of the Government’s remaining stake in YPF (the state-owned energy company) to Spain’s Repsol S.A.

2000

      The capital account surplus dropped 36.3% in 2000 to U.S.$8.7 billion. During this year the Argentine economy entered a contractive cycle and investors were less willing to commit capital to the Argentine economy.

      In 2000, the reduction in net capital inflows encompassed both the private and non-financial public sectors of the economy. Inflows to the Central Bank increased, however, as it increased borrowings in order to maintain its international reserves at the level required by the Convertibility Law.

2001

      In 2001, Argentina registered the first deficit in its capital account in almost ten years, as Argentines braced for the imminent collapse of the Convertibility regime, triggering a run on bank deposits and a rush to convert pesos into dollars and pull them out of the Argentine economy. This capital flight, coupled with the reluctance of foreign investors to invest in the Argentine economy, plunged the capital account into a U.S.$5.4 billion deficit in 2001, from a U.S.$8.7 billion surplus in 2000.

      In 2001, net capital flows to the non-financial private sector plunged to a U.S.$13.8 billion deficit from a U.S.$305 million surplus in 2000. Similarly, net capital flows to the non-financial public sector dropped to a U.S.$3.4 billion deficit in 2001 from a U.S.$8.3 billion surplus in 2000.

      In 2001, capital inflows to the private financial sector increased, resulting in a U.S.$845 million surplus, compared to a U.S.$695 million deficit in 2000. This increase resulted from the repatriation of reserves held by Argentine financial institutions abroad in response to the Central Bank’s decision in November 2001 to lower the limit on the reserves financial institutions could maintain outside Argentina.

      In 2001, net capital inflows to the Central Bank increased to a U.S.$10.7 billion surplus, reflecting disbursements from the IMF under the aid packages it provided to Argentina in December 2000 and August 2001. The proceeds from these IMF loans were channeled through the Central Bank and were partly intended to increase the Central Bank’s international reserves.

2002

      In 2002, the capital account deficit increased an additional 115.8% to U.S.$11.7 billion, as significant capital flight continued to plague the Argentine economy, despite the Government restrictions on foreign-exchange transactions and transfers of funds from Argentina. This deficit reflected:

•	a U.S.$1.8 billion deficit in capital flows to the Central Bank, compared to a U.S.$10.7 billion surplus in 2001. This shift resulted from the suspension of disbursements from the IMF due to the Government’s inability to meet agreed-upon fiscal targets. Additionally, the end of the Convertibility regime in January 2002 relieved the Central Bank of its obligation to maintain international assets equivalent to 100% of the monetary base, which reduced its need to obtain foreign capital; and

•	a U.S.$765 million deficit in capital flows to financial institutions (other than the Central Bank), compared to a U.S.$845 million surplus in 2001. This shift reflected primarily the fact that in the prior year private financial institutions had repatriated their foreign reserves in order to comply with new minimum reserve requirements implemented by the Central Bank.

      The results for the capital account in 2002 are partly distorted by the accounting treatment of past-due interest on debts owed by Argentine residents and the Government. Since these amounts were recorded on an accrual basis, and thus appear as having been paid under the current account, they appear as a capital inflow in the capital account. The amounts of past-due interest in 2002 were as follows:

•	U.S.$3.6 billion for the non-financial public sector;

•	U.S.$603 million for the non-financial private sector; and

•	U.S.$44 million for public and private financial institutions (other than the Central Bank).

      The accounting treatment of these past-due interest payments accounted for the U.S.$3.6 billion surplus in net capital inflows to the non-financial public sector in 2002. It also accounted for a 4.4% reduction in the deficit of capital flows to the non-financial private sector during the same year.

2003

      In 2003, Argentina’s capital account deficit decreased 78.9% to U.S.$2.5 billion. This decrease resulted primarily from a 68.3% decrease in the deficit of capital flows to the non-financial private sector, to U.S.$4.2 billion, as a result of renewed confidence in the Argentine economy and the appreciation of the peso.

      Net capital flows to the Central Bank also increased, resulting in a 52.0% reduction in the corresponding deficit to U.S.$868 million. This increase reflected renewed disbursements from multilateral lenders, some of which were channeled through the Central Bank.

      Net capital flows to financial institutions other than the Central Bank, however, continued to decrease, resulting in a 178.9% increase in the corresponding deficit to U.S.$2.1 billion. This decrease reflected the lower need of Argentine financial institutions to seek external funding, due to their increased level of liquidity and the lack of demand for credit. See “Monetary System—Assets and Liabilities of the Financial System.”

      Only the non-financial public sector registered a capital surplus of U.S.$4.6 billion in 2003 (a 28.2% increase over the surplus in 2002), as a result of:

•	the accrual accounting treatment applied to past-due interest on Argentina’s external debt, which increased by U.S.$222 million in 2003 to U.S.$3.9 billion; and

•	renewed disbursements to the Government from multilateral lenders.

      In 2003, past-due interest totaled U.S.$189 million for the non-financial private sector (a decrease of U.S.$414 million from the previous year) and U.S.$42 million for financial institutions (a decrease of

U.S.$2 million from the previous year). The accrual accounting treatment of these amounts as capital inflows reduced Argentina’s capital account deficit.

Trade Regulation

      Until the beginning of the 1990s, Argentina’s was a relatively closed economy, modeled around import-substitution policies and with significant trade barriers. Although certain reforms were pursued from the 1960s through the 1980s to liberalize trade, it was only during the Menem administration in the 1990s that significant trade liberalization measures were implemented. These measures included:

•	the creation in 1991, along with Brazil, Paraguay and Uruguay, of the Mercosur Common Market, a customs union intended to eliminate all tariffs between member countries by 2006 and to establish common external tariffs;

•	a reduction of import tariffs and the elimination of most non-tariff barriers; and

•	the elimination of export taxes and the introduction of tax reimbursements to exporters of amounts they paid on internal taxes, such as income and value-added tax, or VAT. The amount of these reimbursements is determined by applying a rate established by the Government to the value-added by an exporter to its export products.

      Trade policies remained relatively stable during the 1990s, marked by few export tariffs and low import tariffs applicable to certain sectors of the economy.

Measures Adopted Prior to the Collapse of the Convertibility Regime

      In response to the economic downturn, in 2001 the Government began to implement a series of trade policies, including the following:

•	Tax advantages. The Government implemented a series of tax measures to stimulate export growth. These measures included tax advantages for export companies and for companies in sectors of the economy heavily dependent on exports, such as the cargo transportation and the agricultural and livestock sectors. Additionally, companies in targeted industries were generally allowed to credit their social security contributions and other select taxes (such as fuel taxes for cargo companies) towards their VAT obligations.

•	Reduction in import tariffs for capital goods. The Government also lowered import tariffs on capital goods with the goal of promoting capital investment. It sought to offset the resulting loss of revenue by raising import tariffs on consumer goods. As of December 31, 2003, tariffs on consumer goods ranged from 0% to 35%, although certain products, such as textiles, footwear and toys were exempted. See “Public Sector Finances—Tax Regime—Taxes on Foreign Trade.”

•	Reduction of tax reimbursements. To bolster its finances, the Government reduced tax reimbursements to exporters by 7% (in September 2001 certain of these reimbursements were increased to their original level to avoid a reduction of exports).

      In general, the various trade policies adopted during 2001 failed to stimulate the domestic economy or to materially affect the trade balance. Many (though not all) were reversed following the end of the Convertibility regime on the expectation that the devaluation of the peso would be sufficient to correct any imbalances in Argentina’s current account.

Measures Adopted After the Collapse of the Convertibility Regime

      In 2002, following the collapse of the Convertibility regime, the Government introduced trade measures intended to increase Government revenues and stem the outflow of foreign currencies. These measures included the following:

•	Export taxes. The Government sought to capitalize on the expected surge in exports following the significant devaluation of the peso by introducing a series of exports taxes on a variety of products.

Set forth below are the export tax rates that were in effect, with certain minor exceptions, on June 30, 2004:

-	25% on exports of crude oil;

-	20% on exports of oils, grains and products derived from soy and sunflower (and additional rate of 3.5% was applied on exports of oilseeds such as soy);

-	10% on exports of certain regional products such as fruits, honey, rice and vegetables;

-	5% on exports of gasoil (except for exports of two derivatives of gasoil, to which a 20% rate applied); and

-	5% on all other exports.

•	Restrictions on foreign-exchange transactions. The Government also adopted restriction on foreign-exchange transactions related to export and import activities, in order to stem the outflow of foreign-currency reserves from the Argentine economy. For a description of these measures see “Monetary System—Foreign Exchange and International Reserves.”

•	Reduction of tax reimbursements. The Government in 2002 further reduced tax reimbursements to exporters by 50%. As of December 31, 2003, these reimbursements range between 1.35% and 6% of the value of the exported product.

      The Government has benefited from the recent increase in international oil prices (from an average of U.S.$26.09 per barrel of Western Texas Intermediate (WTI) crude oil in 2002, to an average of U.S.$31.11 per barrel of WTI in 2003 and U.S.$36.57 per barrel of WTI in the first half of 2004), due to the export taxes it collects on petroleum products. In August 2004, the Government modified the rate of this tax to vary according to international oil prices. The new rate ranges from 25% when the price per barrel of WTI equals U.S.$32.00 or less, to 45% when the price per barrel of WTI equals or exceeds U.S.$45.00.

Composition of Exports

      Argentina’s main exports in recent years have primarily been commodities such as soy, processed agricultural products and industrial goods. In 2003, 56.1% of all exports were agricultural (either primary or processed). In recent years, fuel and energy exports have also represented a larger portion of Argentina’s total exports.

      The following tables set forth information on Argentina’s major export products for the periods indicated:

Exports by Groups of Products(1)

(in millions of U.S. dollars)

	1999		2000		2001(2)		2002(2)		2003(2)

Primary products:
Cereal	U.S.$	2,063	U.S.$	2,414	U.S.$	2,446	U.S.$	2,135	U.S.$	2,314
Seeds and oilseeds		870		1,014		1,400		1,295		1,987
Fish		505		590		709		482		621
Fruits		459		416		506		391		470
Vegetables		269		210		234		185		186
Tobacco		166		120		162		148		152
Honey		96		87		72		115		160
Wool		39		43		30		35		35
Other		724		534		491		505		539

Total		5,189		5,428		6,049		5,289		6,465
Manufactured goods of agricultural origin:
Residues		2,049		2,432		2,633		2,798		3,505
Oils and fats		2,332		1,677		1,637		2,095		2,830
Meat		829		790		365		579		736
Hides and skins		779		831		821		701		730
Vegetable and fruit products		340		307		325		291		365
Processed fish		297		242		236		236		254
Processed wool		70		89		101		109		127
Other		1,486		1,478		1,346		1,358		1,446

Total		8,182		7,848		7,463		8,168		9,993
Manufactured goods of industrial origin:
Basic metals		1,077		1,407		1,441		1,602		1,520
Chemicals		1,368		1,380		1,431		1,349		1,560
Machinery and equipment		1,052		1,098		1,125		942		863
Transport equipment		1,751		1,954		1,984		1,615		1,439
Plastics		369		517		628		643		697
Textiles		278		303		264		228		211
Footwear		36		28		18		12		18
Other		1,021		1,510		1,415		1,244		1,390

Total		6,952		8,196		8,307		7,635		7,697
Fuel and energy:
Fuel		2,942		4,790		4,644		4,551		5,155
Energy		28		147		148		67		38

Total		2,970		4,938		4,791		4,618		5,193

Total Exports(3)	U.S.$	23,293	U.S.$	26,409	U.S.$	26,610	U.S.$	25,709	U.S.$	29,349

(1)	Measured on an FOB basis.
(2)	Preliminary figures.
(3)	Figures in this table are updated less frequently than those presented in the “Balance of Payments” table and thus total exports in this table may differ from those in the “Balance of Payments” table.

Source: Ministry of Economy.

Exports by Groups of Products(1)

(as % of total exports)

	1999	2000	2001(2)	2002(2)	2003(2)

Primary products:
Cereal	8.9%	9.1%	9.2%	8.3%	7.9%
Seeds and oilseeds	3.7	3.8	5.3	5.0	6.8
Fish and raw seafood	2.2	2.2	2.7	1.9	2.1
Fruits	2.0	1.6	1.9	1.5	1.6
Vegetables	1.2	0.8	0.9	0.7	0.6
Tobacco	0.7	0.5	0.6	0.6	0.5
Honey	0.4	0.3	0.3	0.4	0.5
Wool	0.2	0.2	0.1	0.1	0.1
Other	3.1	2.0	1.8	2.0	1.8

Total	22.3	20.6	22.7	20.6	22.0
Manufactured goods of agricultural origin:
Residues	8.8	9.2	9.9	10.9	11.9
Oils and fats	10.0	6.4	6.2	8.2	9.6
Meat	3.6	3.0	1.4	2.3	2.5
Hides and skins	3.3	3.1	3.1	2.7	2.5
Vegetable products	1.5	1.2	1.2	1.1	1.2
Processed fish and seafood	1.3	0.9	0.9	0.9	0.9
Processed wool	0.3	0.3	0.4	0.4	0.4
Other	6.4	5.6	5.1	5.3	4.9

Total	35.1	29.7	28.0	31.8	34.1
Manufactured goods of industrial origin:
Basic metals	4.6	5.3	5.4	6.2	5.2
Chemicals	5.9	5.2	5.4	5.2	5.3
Machinery and equipment	4.5	4.2	4.2	3.7	2.9
Transport equipment	7.5	7.4	7.5	6.3	4.9
Plastics	1.6	2.0	2.4	2.5	2.4
Textiles	1.2	1.1	1.0	0.9	0.7
Footwear	0.2	0.1	0.1	0.0	0.1
Other	4.4	5.7	5.3	4.8	4.7

Total	29.8	31.0	31.2	29.7	26.2
Fuel and energy:
Fuel	12.6	18.1	17.5	17.7	17.6
Energy	0.1	0.6	0.6	0.3	0.1

Total	12.8	18.7	18.1	18.0	17.7

Total Exports	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Measured on an FOB basis.
(2)	Preliminary figures.

Source: Ministry of Economy.

Primary Products

      Exports of primary products consist primarily of cereal, seeds and oilseeds and represented approximately 22.0% of total exports in 2003.

      Exports of primary products decreased most significantly in 1999, as a result of a 28.4% decrease in cereal, seed and oilseed exports, and a 41.6% decrease in vegetable exports. This decrease resulted primarily from a decrease in the international prices for these products, due in part to increases in export subsidies in other countries, and, in part, greater competition from Brazil following the devaluation of the real. Exports of honey declined during 2000 and 2001, as a result of countervailing duties imposed by the United States. The United States announced in June 2004 that it would no longer impose these countervailing duties.

      Exports of primary products registered a 12.6% decline in 2002. This decline resulted primarily from a 10.8% decrease in exports of cereal, seed and oil seed as a greater amount of soy was sold in the domestic market for production of soy-based products. In 2003, exports of primary products increased 22.2%, mainly as a result of a 53.5% rise in the export of seeds and oilseeds and a 39.5% increase in the export of honey. The increase in exports of seeds and oilseeds resulted from a record harvest in Argentina, coupled with a reduction of worldwide supply of these crops. The increase in exports of honey resulted from an increase in international honey prices.

Processed Agricultural Goods

      Exports of processed agricultural goods consist primarily of residues, oils and fats, and meat products and represented approximately 34.1% of total exports in 2003.

      Exports of meat products registered the most pronounced decline in this sector, as a result of the bans on meat imports from Argentina imposed in 2001 by the United States, the European Union and other countries, following detections of foot-and-mouth disease in Argentine cattle. Total meat exports decreased 4.7% in 2000 and 53.8% in 2001. They recovered by 59.0% in 2002, as a result of the gradual lifting of the bans on meat imports from Argentina beginning in February 2002, after evidence mounted that the spread of foot-and-mouth disease in Argentine cattle had begun to abate. Processed agricultural products were the only ones to record an increase in exports in 2002 (of 9.4%), largely offsetting the decreases in exports from the other sectors of the economy during that year.

      In 2003, exports of processed agricultural goods increased 22.3%, due to a rise in exports of oils and fats, residues and meat products of 35.0%, 25.3% and 27.0%, respectively. The increase in exports of oils and fats and residues resulted primarily from the increased production, as well as the increase in prices, of soy and its related products. Meat exports continued to recover in 2003 (by 27%) as fears of foot-and-mouth disease in Argentine cattle continued to abate.

Industrial Products

      Exports of industrial products represented approximately 26.2% of total exports in 2003.

      Total exports of industrial products declined 19.4% in 1999 due to the devaluation of the Brazilian real, which reduced exports of industrial products across the board. As the Brazilian economy recovered in 2000, exports of industrial products returned to their 1998 levels, increasing by 17.9%. They remained relatively constant in 2001, increasing by less than 2.0%.

      Exports of industrial products decreased 8.1% in 2002 due primarily to an 18.6% reduction in exports of transport equipment and a 16.3% reduction in exports of machinery and equipment. Both of these reductions resulted from lower Brazilian demand for these products.

      In 2003, exports of industrial products increased by only 0.8%. This sector registered the lowest increase in 2003 since it did not benefit from the increase in prices registered for other sectors.

Fuel and Energy Products

      From 1999 through 2002, exports of fuel and energy products represented an increasing percentage of total annual exports, in large part as a result of the increase in the international prices of oil registered in 1999 and 2000. Fuel and energy exports registered their most significant increase of 66.2% in 2000, as a result of rising oil prices, but declined by 3.0% in 2001 and 3.6% in 2002.

      Exports of fuel and energy products increased 12.5% in 2003, due to an increase in the price of oil and related products. Exports of fuel and energy products represented approximately 17.7% of total exports in 2003. For a discussion of the impact of the energy crisis on fuel and energy products in the first half of 2004, see “Economy—Principal Sectors of the Economy—Electricity, Gas and Water.”

Composition of Imports

      Argentina’s main imports are intermediate and capital goods, such as machinery and equipment, chemicals, vehicles and other transport products. In 2003, imports of machinery and equipment, vehicles and transport products and chemicals together accounted for approximately 60.1% of total imports.

      Imports in all categories declined significantly from 1999 through 2002, due to decreasing domestic demand resulting from the economic recession. The sharpest decline in imports was registered during 2002, as a result of the devaluation of the peso, which made almost all imports prohibitively expensive, the continuing recession, and the waiting periods imposed by the Government on the purchase of imports with foreign currencies. In 2002, imports of chemicals and minerals registered the least pronounced declines, with decreases of 30.5% and 37.6%, respectively. All other imports decreased in excess of 46%. The most significant reduction was registered in imports of machinery and equipment (decreased by 69.1%), which are most closely linked to the level of economic activity.

      During 2003, imports increased by 53.7% from the levels recorded in 2002. Over 60% of this increase is attributable to a 79.2% increase in imports of machinery and equipment, a 75.2% increase in imports of vehicles and transportation products and a 30.1% increase in imports of chemicals.

      The following tables set forth information on Argentina’s major import products for the periods indicated:

Imports by Groups of Products(1)

(in millions of U.S. dollars)

	1999		2000		2001(2)		2002(2)		2003(2)

Machinery and equipment	U.S.$	8,135	U.S.$	8,121	U.S.$	6,084	U.S.$	1,879	U.S.$	3,366
Vehicles and transport products		3,796		3,119		2,123		951		1,666
Chemicals		3,916		3,933		3,618		2,514		3,270
Metals		1,609		1,452		1,306		591		814
Plastics and rubber		1,556		1,678		1,394		750		1,235
Paper		1,119		1,112		924		366		482
Textiles		927		989		814		253		612
Optics and precision equipment		785		737		620		213		353
Footwear, hats and umbrellas		198		221		208		30		100
Minerals		875		1,171		1,005		628		733
Agricultural		488		477		391		182		266
Food		615		617		630		217		248
Fats and oils		30		50		35		18		33
Leather and hides		101		99		82		35		41
Wood and Cork		174		154		119		43		76
Other Products		1,185		1,219		969		321		519

Total imports(3)	U.S.$	25,508	U.S.$	25,148	U.S.$	20,322	U.S.$	8,991	U.S.$	13,814

(1)	Measured on a CIF basis.
(2)	Preliminary figures.
(3)	Figures in this table are updated less frequently than those presented in the “Balance of Payments” table and thus total imports in this table may differ from those in the “Balance of Payments” table.

Source: Ministry of Economy.

Imports by Groups of Products(1)

(as % of total imports)

	1999	2000	2001(2)	2002(2)	2003(2)

Machinery and equipment	31.9%	32.3%	29.9%	20.9%	24.4%
Vehicles and transport products	14.9	12.4	10.4	10.6	12.1
Chemicals	15.4	15.6	17.8	28.0	23.7
Metals	6.3	5.8	6.4	6.6	5.9
Plastics and Rubber	6.1	6.7	6.9	8.3	8.9
Paper	4.4	4.4	4.5	4.1	3.5
Textiles	3.6	3.9	4.0	2.8	4.4
Optics and precision equipment	3.1	2.9	3.1	2.4	2.6
Footwear, hats and umbrellas	0.8	0.9	1.0	0.3	0.7
Minerals	3.4	4.7	4.9	7.0	5.3
Agricultural	1.9	1.9	1.9	2.0	1.9
Food	2.4	2.5	3.1	2.4	1.8
Fats and oils	0.1	0.2	0.2	0.2	0.2
Leather and hides	0.4	0.4	0.4	0.4	0.3
Wood and Cork	0.7	0.6	0.6	0.5	0.5
Other Products	4.6	4.8	4.8	3.6	3.8

Total imports(3)	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Measured on a CIF basis.
(2)	Preliminary figures.
(3)	Figures in this table are updated less frequently than those presented in the “Balance of Payments” table and thus total imports in this table may differ from those in the “Balance of Payments” table.

Source: Ministry of Economy.

Composition of Non-financial Services Trade

      The main components of Argentina’s non-financial services trade are transportation (freight and passenger) and travel (such as hotel and restaurants), which generally account for more than 50% of the country’s total services trade. The table below sets forth the net results of Argentina’s non-financial services trade for the periods indicated:

Non-Financial Services

(in millions of U.S. dollars)

	1999		2000		2001(1)		2002(1)		2003(1)

Transportation
Freight	U.S.$	(880)	U.S.$	(864)	U.S.$	(692)	U.S.$	(169)	U.S.$	(327)
Passenger		(756)		(744)		(883)		(249)		(132)
Other		269		302		319		168		218

Total		(1,367)		(1,306)		(1,255)		(251)		(241)
Travel		(1,297)		(1,521)		(1,251)		(793)		(471)
Royalties		(520)		(509)		(478)		(257)		(296)
Professional, technical, business services		(413)		(367)		(252)		(95)		(31)
Others(2)		(570)		(616)		(716)		(292)		(507)

Total non-financial services	U.S.$	(4,166)	U.S.$	(4,318)	U.S.$	(3,953)	U.S.$	(1,688)	U.S.$	(1,546)

(1)	Preliminary figures.
(2)	Includes communication, construction, insurance, financial, information, entertainment and recreational services, as well as certain Government services.

Source: Ministry of Economy.

     The tourism sector registered deficits consistently from 1999 through 2001, as the strong peso enhanced the purchasing power of Argentines abroad, fostering foreign travel, and conversely, tended to reduce the purchasing power of foreigners, discouraging tourism in Argentina. These deficits fluctuated slightly between 1999 and 2001, while the peso remained pegged to the dollar. The devaluation of the peso in January 2002, however, forced an adjustment in the tourism sector, reducing the deficit in this sector by 36.6%.

      The following tables sets forth tourism information for the dates indicated.

Tourism Statistics

	1999	2000	2001(1)	2002(1)	2003(1)

Foreign non-resident arrivals	10,183	10,273	10,979	10,779	11,984
Average length of stay (number of nights)	9.87	9.93	10.69	9.85	10.34
Income from tourism (in millions of U.S.$)	2,898	2,904	2,642	1,535	2,097
Expenses from tourism (in millions of U.S.$)	4,195	4,425	3,893	2,328	2,575

Balance (in millions of U.S.$)	(1,297)	(1,521)	(1,251)	(793)	(479)

(1)	Preliminary figures.

Source: Ministry of Economy.

Geographic Distribution of Trade

      Argentina’s primary trading partner is Brazil, which accounted for 15.7% of Argentina’s exports and 34.0% of imports in 2003. Chile accounted for 11.7% of Argentina’s exports and 2.1% of Argentina’s imports in 2003 and the United States accounted for 10.4% of Argentina’s exports and 16.2% of imports in 2003. Argentina also conducts a substantial amount of trade with other Latin American and European countries.

      The following tables provide information on the geographic distribution of Argentina’s exports for the periods indicated:

Geographic Distribution of Exports

(in millions of dollars)

	1999		2000		2001(3)		2002(3)		2003(3)

Brazil	U.S.$	5,689	U.S.$	6,991	U.S.$	6,189	U.S.$	4,846	U.S.$	4,619
Chile		1,867		2,674		2,849		2,975		3,421
United States(1)		2,656		3,149		2,884		2,884		3,051
China(2)		582		885		1,224		1,099		2,453
Netherlands		1,013		746		802		1,043		1,095
Italy		689		735		853		851		933
Germany		623		595		455		607		723
Japan		521		380		351		371		343
Rest of ALADI(4)		2,645		2,774		2,968		2,817		2,929
Rest of Europe		2,630		2,832		2,680		3,060		3,774
Rest of World		4,130		4,124		4,915		4,900		5,700
Indeterminate		264		456		373		256		307

Total(5)	U.S.$	23,308	U.S.$	26,341	U.S.$	26,543	U.S.$	25,709	U.S.$	29,348

Memorandum items:
MERCOSUR	U.S.$	7,074	U.S.$	8,441	U.S.$	7,434	U.S.$	5,710	U.S.$	5,570
ALADI	U.S.$	10,201	U.S.$	12,439	U.S.$	12,006	U.S.$	10,606	U.S.$	10,970

(1)	Including Puerto Rico.
(2)	Including Hong Kong and, beginning in 2000, Macao.
(3)	Preliminary figures.
(4)	Asociación Latinoamericana de Integración.
(5)	Figures in this table are updated less frequently than those presented in the “Balance of Payments” table and thus total exports in this table may differ from those in the “Balance of Payments” table.

Source: Ministry of Economy.

Geographic Distribution of Exports

(as % of total exports)

	1999	2000	2001(3)	2002(3)	2003(3)

Brazil	24.4%	26.5%	23.3%	18.9%	15.7%
Chile	8.0	10.2	10.7	11.6	11.7
United States(1)	11.4	12.0	10.9	11.2	10.4
China(2)	2.5	3.4	4.6	4.3	8.4
Netherlands	4.4	2.8	3.0	4.1	3.7
Italy	3.0	2.8	3.2	3.3	3.2
Germany	2.7	2.3	1.7	2.4	2.5
Japan	2.2	1.4	1.3	1.4	1.2
Rest of ALADI(4)	11.3	10.5	11.2	11.0	10.0
Rest of Europe	11.3	10.8	10.1	11.9	12.9
Rest of World	17.7	15.7	18.5	19.1	19.4
Indeterminate	1.1	1.7	1.4	1.0	1.0

Total	100.0%	100.0%	100.0%	100.0%	100.0%

Memorandum items:
MERCOSUR	30.4%	32.0%	27.9%	22.2%	(2.5)%
ALADI	43.8%	47.1%	45.1%	41.3%	3.4%

(1)	Including Puerto Rico.
(2)	Including Hong Kong and, beginning in 2000, Macao.
(3)	Preliminary figures.
(4)	Asociación Latinoamericana de Integración.

Source: Ministry of Economy.

     The following tables provide information on the geographic distribution of Argentina’s imports for the periods indicated:

Geographic Distribution of Imports

(in millions of U.S. dollars)

	1999		2000		2001(3)		2002(3)		2003(3)

Brazil	U.S.$	5,599	U.S.$	6,478	U.S.$	5,278	U.S.$	2,517	U.S.$	4,701
United States(1)		4,996		4,822		3,781		1,789		2,232
Germany		1,409		1,262		1,052		554		767
China(2)		1,051		1,222		1,113		330		720
Italy		1,355		1,014		839		311		440
Japan		1,068		1,006		767		314		395
Chile		639		608		506		177		290
Netherlands		252		165		131		74		106
Rest of ALADI(4)		1,501		1,572		1,306		614		805
Rest of Europe		4,915		4,155		3,235		1,546		2,041
Rest of World		2,599		2,820		2,229		688		1,227
Indeterminate		123		156		82		77		89

Total(5)	U.S.$	25,508	U.S.$	25,280	U.S.$	20,320	U.S.$	8,990	U.S.$	13,813

Memorandum items:
MERCOSUR	U.S.$	6,229	U.S.$	7,119	U.S.$	5,910	U.S.$	2,896	U.S.$	5,158
ALADI	U.S.$	7,739	U.S.$	8,658	U.S.$	7,090	U.S.$	3,309	U.S.$	5,796

(1)	Including Puerto Rico.
(2)	Including Hong Kong and, beginning in 2000, Macao.
(3)	Preliminary figures.
(4)	Asociación Latinoamericana de Integración.
(5)	Figures in this table are updated less frequently than those presented in the “Balance of Payments” table and thus total imports in this table may differ from those in the “Balance of Payments” table.

Source: Ministry of Economy.

Geographic Distribution of Imports

(as % of total imports)

	1999	2000	2001(3)	2002(3)	2003(3)

Imports
Brazil	21.9%	25.8%	26.0%	28.0%	34.0%
United States(1)	19.6	19.2	18.6	19.9	16.2
Germany	5.5	5.0	5.2	6.2	5.6
China(2)	4.1	4.9	5.5	3.7	5.2
Italy	5.3	4.0	4.1	3.5	3.2
Japan	4.2	4.0	3.8	3.5	2.9
Chile	2.5	2.4	2.5	2.0	2.1
Netherlands	1.0	0.7	0.6	0.8	0.8
Rest of ALADI(4)	5.9	6.2	6.4	6.8	5.8
Rest of Europe	19.3	16.5	15.9	17.2	14.8
Rest of World	10.2	11.2	11.0	7.6	8.9
Indeterminate	0.5	0.1	0.4	0.9	0.6

Total	100.0%	100.0%	100.0%	100.0%	100.0%

Memorandum items:
MERCOSUR	24.4%	28.3%	36.6%	32.2%	78.1%
ALADI	30.3%	34.4%	34.9%	36.8%	75.2%

(1)	Including Puerto Rico.
(2)	Including Hong Kong and, beginning in 2000, Macao.
(3)	Preliminary figures.
(4)	Asociación Latinoamericana de Integración.

Source: Ministry of Economy.

Trade with Brazil and Other Mercosur Countries

Trade with Brazil

      Trade Relations. Trade relations between Brazil and Argentina are defined primarily by their membership in Mercosur and are thus tied to the evolution of this common market. Nonetheless, from time to time Argentina and Brazil enter into bilateral trade arrangements to enhance their level of trade and economic integration.

      Starting in 1999, Argentina and Brazil signed a series of bilateral agreements that eliminated tariffs on trade between the two countries (with certain exceptions) and addressed issues in specific areas of commerce, including an agreement implementing a common framework for regulation of trade in automobiles. As part of that regulatory framework, the two countries established common external automotive tariffs, most of which will be set at 35% in 2006. The other Mercosur countries subsequently joined this agreement.

      The devaluation of the Brazilian real in January 1999 altered Brazil’s trade patterns with Argentina, reducing Argentina’s trade surplus with this country. In 1999, the Government imposed import tariffs on certain Brazilian products in order to offset these distortions. Some of these restrictions remain in place, despite the devaluation of the peso in January 2002. Argentine and Brazilian officials, however, have indicated in discussions since 2002 their willingness to reestablish a duty-free zone between their two countries.

      Evolution of Trade. Argentina has traditionally maintained a trade surplus with Brazil. In 1999, Argentina registered U.S.$90 million trade surplus with Brazil, although this amount represented a 90% reduction from the trade surplus in 1998 (which totaled approximately U.S.$900 million). This decrease resulted from the devaluation of the Brazilian real, which increased the price of Argentine exports to Brazil and decreased the price of imports from Brazil.

      The trade surplus with Brazil increased 470% in 2000 (to U.S.$513 million) and 78% in 2001 (to U.S.$911 million), primarily due to the recovery of the Brazilian economy during these years. In 2002, Argentina’s trade surplus with Brazil increased 156% to U.S.$2.3 billion, primarily as a result of the devaluation of the peso, which reduced the prices of Argentine exports to Brazil and increased the prices of imports from Brazil. The economic recession in Argentina also contributed to the increase in the trade surplus with Brazil, since it reduced domestic consumption, including consumption of Brazilian imports.

      In 2003, Argentina registered a trade deficit with Brazil of U.S.$82 million. This trade deficit reflected the growth of the Argentine economy, which was fueled by an increase in domestic consumption, including consumption of Brazilian products.

Trade With Other Mercosur Countries

      Common market framework. The Mercosur common market was established among Argentina, Brazil, Paraguay and Uruguay with the signing in March 1991 of the Treaty of Asuncion. Chile and Bolivia subsequently became associate members in 1997.

      Mercosur’s objective is to gradually integrate the economies of its member countries, through the elimination of trade barriers, the harmonization of macroeconomic policies and the establishment of a common external tariff and a common external trade policy.

•	Internal trade barriers. Internal trade barriers, including import tariff and export subsidies, were originally scheduled to expire in 1994. This goal has not yet been achieved, although internal barriers have been gradually reduced, with the exception of import tariffs imposed by Argentina on certain Brazilian products after the devaluation of the Brazilian real in 1999.

•	External tariffs. In 1995, the Mercosur countries agreed to a schedule of common external tariffs, which ranged from 0% to 20%. In 1997, the external common tariffs were temporarily increased by 3.0%. From 2000 through 2003, this additional tariff was reduced several times. As of December 31, 2003, the external common tariff ranged from 0% to 35%. The Mercosur countries have also agreed to exceptions to the external common tariffs that encompass a broad range of products.

•	External trade policy. The Mercosur countries have agreed not to undertake individual trade negotiations with non-member countries or organizations unless previously authorized by Mercosur.

      Trade relations. During the early 1990s, trade among Mercosur countries expanded, not only because of the liberalization of trade among its member countries, but also because of improved economic conditions in the region and the convergence of the economic policies of Brazil and Argentina, Mercosur’s largest members. However, the series of international financial crises that affected emerging markets starting in the mid-1990s hampered the evolution of Mercosur.

      Following the devaluation of the Brazilian real in 1999, the focus of Mercosur shifted from implementing the various agreements that had been reached and addressing outstanding issues in areas such as services trade and government procurement, to tackling more immediate concerns. These included the artificial disruption of trade patterns resulting from differences in real exchange rates among member countries. As a result of this disruption and the downturn in the regional and global economies, it became increasingly difficult to effectively coordinate macroeconomic and trade policies and trade among Mercosur countries declined.

      In 2000, the Mercosur countries launched an initiative to revitalize the evolution of Mercosur. Known as the Programa de Relanzamiento del Mercosur (Program to Re-Launch Mercosur), this initiative sought to establish a set of goals for the convergence of the principal macroeconomic variables of member countries, such as fiscal benchmarks, pricing levels and level of indebtedness. Moreover, in September

2003, the Mercosur countries agreed to plan the launch of the Instituto Monetario del Mercosur (the Mercosur Monetary Institute) to foster cooperation among the central banks of member countries.

Foreign Investment

Regulation

      Prior to the 1990s, Argentina maintained significant barriers to foreign investment. Following the implementation of the Convertibility regime and related reforms in the early 1990s, the Government enacted structural reforms designed to attract foreign investment. These reforms included the adoption of a legislative framework that ensures equal treatment of foreign and local investors, privatization of state enterprises, foreign access to all sectors of the economy and the lifting of barriers and procedural hurdles to capital flows.

      In December 2001, to stem the significant capital outflows that were crippling the Argentine economy, particularly its banking sector, the Government imposed strict restrictions on transfers of funds from Argentina, reversing some of the reforms adopted during the 1990s. These restrictions significantly impaired the ability of foreign investors to remit their profits abroad or withdraw their investments from the Argentine economy. Some of these restrictions were lifted in 2003, as the significant shift in the current account in 2002 and 2003 eased the outflow of foreign reserves from the Argentine economy. For a description of these restrictions see “Monetary Section—Foreign Exchange and International Reserves.” In addition, in 2004 the Government placed certain restrictions on the ability of foreign companies to make investments in Argentina through special purpose vehicles.

Evolution of Portfolio and Foreign Direct Investment

      The following table sets forth information on portfolio investment, foreign direct investment and other investment in the Argentine economy:

Flows of Portfolio, Foreign Direct and Other Investment

(in millions of U.S. dollars)

	1999		2000		2001		2002		2003

Direct Investment:
In Argentina by non-Argentine residents(1)	U.S.$	23,988	U.S.$	10,418	U.S.$	2,166	U.S.$	785	U.S.$	478
Outside Argentina by Argentine residents(2)		(1,730)		(901)		(161)		627		(774)

Direct Investment, net		22,257		9,517		2,005		1,412		(296)

Portfolio Investment:
In Argentina by non-Argentine residents(1)		(4,780)		(1,331)		(9,574)		(6,802)		(7,588)
Outside Argentina by Argentine residents(2)		(2,005)		(1,252)		212		477		(95)

Portfolio Investment, net		(6,785)		(2,584)		(9,362)		(6,325)		(7,683)

Other Investment:(3)
In Argentina by non-Argentine residents(1)		1,012		3,065		3,863		1,207		9,326
Outside Argentina by Argentine residents(2)		(2,862)		(1,368)		(1,907)		(8,780)		(4,302)

Other Investment, net	U.S.$	(1,850)	U.S.$	1,697	U.S.$	1,956	U.S.$	(7,573)	U.S.$	5,024

(1)	Reflects the variation in the value of net local assets owned by non-Argentine residents. If during any period, non-Argentine residents purchased more local assets than they sold, the amount for that period would be positive.
(2)	Reflects the variation in the value of the net external assets owned by Argentine residents. If during one period, Argentine residents purchased more external assets than they sold, the amount for that period would be negative.
(3)	Includes assets (loans, commercial loans and others) and liabilities (trade credit, loans, arrears and others).

Source: Ministry of Economy.

Foreign Direct Investment

      Foreign direct investment in Argentina increased significantly following the implementation of the Convertibility regime and the elimination of barriers to foreign investment. A significant portion of the capital inflows in the early to mid-1990s resulted from the privatization of state-owned entities that attracted private foreign capital.

      Net foreign direct investment peaked in 1999 with the last major privatization in Argentina, the acquisition of the state-owned energy company YPF by Spain’s Repsol S.A. This acquisition accounted for U.S.$15.2 billion of the U.S.$24.0 billion in total foreign direct investment for that year.

      In 2000, as privatizations came to an end and foreign investors increasingly lost confidence in the Argentine economy, capital inflows from foreign direct investment declined significantly. Net direct investment decreased 57.2% in 2000 to U.S.$9.5 billion, 78.9% in 2001 to U.S.$2.0 billion and 29.6% in 2002 to U.S.$1.4 billion.

      In 2003, net foreign direct investment continued to decline, resulting in a net outflow of capital of U.S.$296 million. This net outflow in foreign direct investment was partially offset by an increase in the returns on foreign direct investment by Argentine residents outside of Argentina.

      The following tables set forth information on net foreign direct investment in Argentina by sector of the economy, for the periods shown:

Foreign Direct Investment by Sector

(in millions of U.S. dollars)

	1999		2000		2001		2002		2003

Mining and extractives (including petroleum and gas)	U.S.$	15,896	U.S.$	17,657	U.S.$	18,110	U.S.$	12,009	n/a
Manufacturing		18,610		19,919		19,289		12,075	n/a
Electricity, gas and water		8,306		7,951		8,611		4,427	n/a
Transportation, storage and communication		5,196		6,997		6,243		455	n/a
Commerce, hotels and restaurants		3,002		2,938		3,220		1,133	n/a
Financial services, insurance and real estate		6,403		5,102		6,450		2,079	n/a
Other(1)		4,673		7,206		7,012		2,610	n/a

Total Foreign Direct Investment	U.S.$	62,087	U.S.$	67,770	U.S.$	68,935	U.S.$	34,790	n/a

(1)	Includes agriculture, livestock, fisheries and forestry, construction, and community, social and personal services.

Source: Ministry of Economy.

Foreign Direct Investment by Sector

(as % of total foreign direct investment)

	1999	2000	2001	2002	2003

Mining and extractives (including petroleum and gas)	25.6%	26.1%	26.3%	34.5%	n/a
Manufacturing	30.0	29.4	28.0	34.7	n/a
Electricity, gas and water	13.4	11.7	12.5	12.7	n/a
Transportation, storage and communication	8.4	10.3	9.1	1.3	n/a
Commerce, hotels and restaurants	4.8	4.3	4.7	3.3	n/a
Financial services, insurance and real estate	10.3	7.5	9.4	6.0	n/a
Other(1)	7.5	10.6	10.2	7.5	n/a

Total foreign direct investment	100.0%	100.0%	100.0%	100.0%	n/a

(1)	Includes agriculture, livestock, fisheries and forestry, construction, and community, social and personal services.

Source: Ministry of Economy.

     Most of the foreign direct investment in Argentina has traditionally come from Europe, and in particular Spain. Foreign direct investment from Europe represented approximately 52.8% of total foreign direct investment in 2002, while foreign direct investment from the United States represented approximately 27.7% during this year.

      The following table sets forth information on net foreign direct investment in Argentina by country of origin:

Foreign Direct Investment by Country of Origin

(in millions of U.S. dollars)

	1999		2000		2001		2002		2003

France	U.S.$	4,993	U.S.$	5,458	U.S.$	6,958	U.S.$	3,302	n/a
Germany		2,047		2,214		1,909		1,160	n/a
Italy		3,191		3,418		3,219		1,195	n/a
Netherlands		2,707		2,478		2,500		1,338	n/a
Spain		14,194		18,530		19,031		9,156	n/a
United Kingdom		1,503		1,629		1,674		850	n/a
Others		1,945		2,298		2,296		1,359	n/a

Total Europe		30,580		36,026		37,587		18,362	n/a

United States		20,435		20,825		20,576		9,627	n/a
Others		1,407		858		1,108		459	n/a

Total North America		21,842		21,956		21,685		10,085	n/a

Central America and Caribbean		747		694		441		277	n/a
Chile		3,081		3,334		3,492		1,593	n/a
Others		899		1,030		1,068		1,407	n/a

Total South America		3,980		4,364		4,560		3,000	n/a

Other regions		4,939		4,729		4,662		3,066	n/a

Total	U.S.$	62,087	U.S.$	67,770	U.S.$	68,935	U.S.$	34,790	n/a

Source: Ministry of Economy.

Foreign Direct Investment by Country of Origin

(as % of total foreign direct investment)

	1999	2000	2001	2002	2003

France	8.0%	8.1%	10.1%	9.5%	n/a
Germany	3.3	3.3	2.8	3.3	n/a
Italy	5.1	5.0	4.7	3.4	n/a
Netherlands	4.4	3.7	3.6	3.8	n/a
Spain	22.9	27.3	27.6	26.3	n/a
United Kingdom	2.4	2.4	2.4	2.4	n/a
Others	3.1	3.4	3.3	3.9	n/a

Total Europe	49.3	53.2	54.5	52.8	n/a

United States	32.9	30.7	29.8	27.7	n/a
Others	2.3	1.3	1.6	1.3	n/a

Total North America	35.2	32.4	31.5	29.0	n/a

Central American and Caribbean	1.2	1.0	0.6	0.8	n/a
Chile	5.0	4.9	5.1	4.6	n/a
Others	1.4	1.5	1.5	4.0	n/a

Total South America	6.4	6.4	6.6	8.6	n/a

Other regions	8.0	7.0	6.8	8.8	n/a

Total	100.0%	100.0%	100.0%	100.0%	n/a

Source: Ministry of Economy.

Portfolio Investment

      Portfolio investment, consisting of the purchase of stocks, bonds or other securities, tend to be highly liquid and short-term, making them highly responsive to fluctuations in the market. During the 1990s, Argentina’s active securities markets in bonds and equities attracted significant amounts of foreign portfolio investment, which fed the country’s need for foreign capital and fueled economic growth.

      Following the Russian crisis in late 1998 and the devaluation of the Brazilian real in January 1999, net portfolio investment dropped from a U.S.$8.8 billion surplus to a U.S.$6.8 billion deficit. The capital flight eased slightly in 2000, with portfolio outflows decreasing 62% to a U.S.$2.6 billion deficit.

      The portfolio outflows in 1999 and 2000 resulted primarily from the reluctance of foreign investors to invest in Argentina, due to external factors but also the country’s deteriorating economic and fiscal conditions. It was also the byproduct, however, of the manner in which foreign direct investment transactions were sometimes structured, which resulted in an increase in portfolio outflows. For instance, domestic shareholders (other than the national and provincial governments) that sold their shares of YPF to Repsol S.A. in 1999, received in exchange shares of Repsol. This acquisition of foreign shares by Argentine residents resulted in a portfolio outflow.

      In 2001, as it became increasingly evident that the Convertibility regime and the Government’s debt burden were unsustainable, net portfolio investment plummeted 262.4%, reaching a U.S.$9.4 billion deficit.

      The restrictions on capital flows imposed by the Government in 2002 eased slightly the capital flight, particularly of domestic capital. Accordingly, in 2002 net portfolio outflows decreased 32.4% to a U.S.$6.3 billion deficit. In 2003, however, net portfolio outflows increased, to U.S.$7.7 billion. This increase reflected the lifting of certain restrictions on capital flows in 2003, which allowed Argentine debtors who were in a position to resume debt payments to do so, and gave Argentine residents greater latitude to invest abroad.

MONETARY SYSTEM

The Central Bank

      Founded in 1935, the Central Bank is the principal monetary and financial authority in Argentina. It is responsible for maintaining stability in the value of the domestic currency, establishing and implementing monetary policy and regulating the financial sector. It operates pursuant to its charter and the Ley de Entidades Financieras (the Financial Institutions Law).

      The Central Bank is governed by a ten-member board of directors, which is headed by the governor of the Central Bank. The governor of the Central Bank and the members of the board of directors are appointed by the President and approved by the Senate. They serve for fixed terms of six years, may be re-appointed and may be removed by the President only for cause. Under the terms of its charter, the Central Bank must operate independently from the Government.

      On September 23, 2004, the term of Alfonso Prat-Gay as governor of the Central Bank expired along with that of the vice-governor and four directors. On September 18, 2004, the Government appointed Hernán Martín Pérez Redrado to replace Mr. Prat-Gay. Mr. Pérez Redrado assumed the governorship of the Central Bank on September 24, 2004 under executive appointment. The Senate confirmed Mr. Redrado’s appointment on October 13, 2004. He will serve for a six-year term. Mr. Redrado previously served as Secretary of Commerce and International Economic Relations of the Ministry of External Relations, International Commerce and Worship. The President also appointed replacements for the departing vice-governor and directors.

Monetary Policy

Monetary Policy Prior to the Crisis

      Argentina’s monetary policy from 1991 through 2001 was dictated by the Convertibility Law of 1991, which fixed a one-to-one exchange rate between the peso and the U.S. dollar and required the Central Bank to maintain international reserves at least equal to the monetary base (consisting of domestic currency in circulation and peso-denominated deposits of financial entities with the Central Bank). Up to a third of these reserves could be in the form of U.S. dollar-denominated Government securities, although the amount of these securities could not increase by more than 10.0% each year. Under this monetary regime, the peso was fully convertible into the U.S. dollar at a one-to-one exchange rate and the money supply could be increased only if the level of the Central Bank’s gross international reserves exceeded the monetary base.

      The Convertibility Law was complemented by the 1992 amendments to the Central Bank charter, which limited the Central Bank’s discretion with respect to the money supply. These amendments established as the Central Bank’s principal goal maintaining the value of the domestic currency, precluded the Central Bank from providing credit to the Government, except indirectly through purchases of Government securities, and allowed the Central Bank to provide credit to the banking sector only on a temporary and secured basis and only for the purpose of covering short-term liquidity needs. By limiting the Government’s ability to expand the money supply, the Convertibility regime dramatically reduced annual inflation, from 1,344% in 1990 to 0.7% in 1998.

      The monetary tools available to the Central Bank during the Convertibility regime included the capacity to regulate banks’ reserves, a limited role as a lender of last resort to cover short-term liquidity needs of financial institutions and a limited ability to engage in the sale and purchase of domestic assets such as peso-denominated Government bonds (these transactions are generally referred to as open-market operations). The restrictions imposed by the Convertibility regime, however, significantly curtailed the Central Bank’s ability to use these tools. The Central Bank could only employ these tools if its international reserves exceeded the monetary base. These limitations surfaced as the Central Bank struggled to address the liquidity crisis triggered by the devaluation of the Mexican Peso in December 1994.

      Several reforms were introduced following the devaluation of the Mexican peso to address the limitations of the Convertibility regime, including the following:

•	The traditional reserve system pursuant to which financial institutions were required to hold foreign- currency deposits at the Central Bank was replaced by a liquidity system under which a portion of banks’ liabilities could also be backed by other assets, such as deposits in foreign low risk institutions and other financial instruments with low risk and high liquidity. This modification of the reserve system effectively reduced the level of cash deposits that banks had to maintain at the Central Bank, thus improving their level of liquidity.

•	The Central Bank charter was amended to allow the Central Bank to incur foreign-currency denominated indebtedness.

•	The Central Bank charter was amended to allow the Central Bank to provide short-term loans to financial institutions (so long as the Convertibility regime requirements were not compromised).

•	The Central Bank entered into contingent securities-repurchase agreements with 13 major international banks, a portion of which were backed by lines of credit from the World Bank and the Inter-American Development Bank. The Central Bank could draw on these repurchase facilities to provide short-term liquidity to the banking sector.

      These reforms increased the Central Bank’s ability to inject liquidity into the banking system at times of crisis, without compromising the peso’s one-to-one peg to the U.S. dollar.

Monetary Policy During the Initial Stages of the Crisis

      The Russian financial crisis of late 1998 and the devaluation of the Brazilian real in January 1999 weakened investors’ confidence in emerging markets and in Argentina’s ability to maintain the Convertibility regime. This triggered a significant reduction in net capital inflows to Argentina’s private sector. By 2000, the amount of dollars leaving the Argentine economy exceeded the amount of dollars entering the Argentine economy. To maintain the peso’s one-to-one exchange rate as required by the Convertibility regime, the Central Bank was forced to sell dollars for pesos in Argentina’s foreign exchange market. As pesos were taken out of circulation, the monetary base contracted 8.7% during 2000, fueling recessionary conditions in the country.

      As the crisis deepened, the Central Bank struggled to provide liquidity to the economy, while maintaining the value of the peso against the dollar. In 2001, the Central Bank introduced several reforms to the system of minimum reserves that financial institutions were required to maintain at the Central Bank, including the following:

•	In May 2001, the Central Bank introduced greater flexibility by separating the minimum reserve requirements applicable to demand deposits from those applicable to term deposits, giving the Central Bank greater flexibility. The Central Bank set the minimum reserve requirements at 15.5% for demand deposits and from 10.0% to 22.0% for term deposits, depending on the maturity of the deposit. No reserve requirement applied to term deposits with a maturity in excess of 360 days.

•	In May 2001, the Central Bank also began to pay interest on deposits made by banks to meet their minimum reserve requirements, allowing banks to meet their reserve requirements in either local or foreign currency, so long as they maintained their reserves in currencies equivalent to those in which the underlying deposits were denominated, and permitted banks to fulfill their minimum reserve requirements with Government bonds and not only with cash.

•	In July 2001, the Central Bank began a gradual reduction of minimum reserve requirements for term deposits in order to stimulate lending and economic activity. Between July and December 2001, the Central Bank progressively reduced the minimum reserve requirements for term deposits from a range of 10.0% to 22.0% to a range of 3.0% to 15.0%.

•	In October 2001, the Central Bank increased minimum reserve requirements for demand deposits from 15.5% to 18.5%.

•	In order to increase the level of international reserves in the financial system, in November 2001 the Central Bank lowered the limit of reserves financial institutions could maintain outside Argentina, causing the repatriation of a portion of these external reserves.

The Collapse of the Convertibility Regime

      The efforts to sustain the Convertibility regime failed because, regardless of the technical merit that the different initiatives may have had, the economic policy in itself was unsustainable for Argentina. The crux of the problem was that the Convertibility regime was associated with an over-appreciated real exchange rate, while at the same time, due to its intrinsic characteristics, it lacked the necessary flexibility to react to the external shocks that so frequently affected the Argentine economy. This rigidity was exacerbated by regulatory changes, especially in the financial sphere, which were enacted as part of the commitment to the maintenance of the peso peg to the dollar. Consequently, the Convertibility regime generated structural imbalances in production, employment, fiscal situation, external accounts, and evolution of the public debt.

      By December 2001, the continued capital flight from the Argentine economy had made the Convertibility regime unsustainable. On January 6, 2002, the Argentine Congress enacted the Law of Public Emergency and Reform of the Exchange Rate Regime (which we refer to as the “Public Emergency Law”), which effectively brought an end to the Convertibility regime by eliminating the requirement that the Central Bank’s gross international reserves be at all times equal to at least 100% of the monetary base. The Public Emergency Law abolished the peg between the peso and the U.S. dollar and granted the executive branch the power to regulate the foreign exchange market and to establish foreign exchange rates. The peso currently floats against the U.S. dollar.

      These changes in the foreign exchange regime completely altered the monetary framework of Argentina. Although the Central Bank continues to intervene in the foreign exchange market from time to time by buying or selling pesos in order to minimize drastic fluctuations in the exchange rate, the Central Bank is no longer legally required to maintain the value of the peso against the dollar. Accordingly, increases in the demand for U.S. dollars no longer force the Central Bank to contract the money supply by limiting the amount of pesos in circulation.

      Since the approval of the Public Emergency Law, the Government has introduced several amendments to the Central Bank’s charter. These amendments:

•	allow the Central Bank to print pesos in excess of its international reserves;

•	allow the Central Bank to provide direct temporary advances to the Government, but only up to an overall cap equal to 12% of the monetary base plus 10% of the Government’s total tax collections for the prior twelve months. Additionally, temporary advances intended for purposes other than repayment of debt owed by the Government to multilateral lenders may not exceed 12% of the monetary base. The Government pays no interest on these temporary advances and must repay them within one year. If it fails to do so, it may not receive additional advances from the Central Bank; and

•	loosened the restriction on the Central Bank’s ability to provide credit to private financial institutions facing liquidity and solvency difficulties, primarily by lifting restrictions on the term and maximum amount of these credits.

Monetary Policy Following the Collapse of the Convertibility Regime

      After the devaluation of the peso, the Central Bank focused its monetary policy on providing adequate liquidity to the economy to foster its recovery, while trying to manage the rate of inflation and stabilize the exchange rate. During 2002, particularly during the first half of the year, the Central Bank’s ability to implement its monetary policy was hindered by:

•	the volatility in the demand for pesos following the devaluation;

•	the collapse of the financial sector at the end of 2001;

•	the onerous restrictions on deposit withdrawals and on the extension of credit imposed by the Government; and

•	the issuance of quasi-currency by the Government and the provinces.

      Beginning in the second half of 2002, the adjustments in Argentina’s balance of payments and the stabilization in the value of the peso allowed the Central Bank to more effectively manage the level of liquidity.

      During 2002 and 2003 the Central Bank’s principal monetary policies were as follows:

•	Increase credit to the public sector. The Central Bank increased its level of credit to the Government by providing it with temporary advances of Ps.3.4 billion in 2002 and Ps.7.4 billion in 2003. The amounts borrowed by the Government in 2002 were repaid in 2003 and those borrowed in 2003 are being paid in 2004 as scheduled.

•	Increase credit to the financial system. The Central Bank increased its level of credit to the financial system through collaterized loans (known as rediscounts) and temporary advances by Ps.12.6 billion in the first half of 2002. During the second half of 2002, the Government eliminated the rediscount mechanism, although it continued to make Central Bank credit available to the financial system in other ways. Central Bank credit to the financial system increased only marginally in 2003 due to a reduction in the demand for these funds. This resulted from the increase in deposits and the reduction in non-financial private sector lending in 2003, both of which left banks with an excess supply of funds to lend. As a result, during 2003, several financial institutions began repaying funds they had borrowed from the Central Bank in 2002. The Central Bank allowed financial institutions to repay credits in the form of rediscounts by canceling Government debts.

•	Introduction of new financial instruments. To increase the efficiency with which it could manage the level of liquidity in the banking sector and to establish benchmark reference interest rates, the Central Bank introduced two different types of financial instruments. In March 2002, it began issuing short-term notes known as LEBACs and in December 2003 it began issuing medium-term notes known as NOBACs. LEBACs are issued principally in pesos, but also in U.S. dollars and pesos adjusted for inflation by CER. NOBACs are issued only in pesos and pesos adjusted for inflation. By buying or selling these instruments through open-market operations, the Central Bank can more efficiently manage the money supply and affect interest rates. As of December 31, 2003, the Central Bank had placed a total of Ps.9.4 billion in LEBACs and Ps.178.4 million in NOBACs in the market.

•	Increase international reserves. Beginning in the second half of 2002, as income from trade increased and the demand for pesos began to recover, the Central Bank was able to begin replenishing its international reserves. As a result, the Central Bank’s international reserves increased from U.S.$9.6 billion as of June 28, 2002 to U.S.$14.1 billion as of December 31, 2003. The Central Bank’s purchase of foreign currencies increased the amount of pesos in circulation.

•	Modifications of minimum reserve requirements. During 2002 and 2003, the Central Bank regularly modified minimum reserve requirements to foster an adequate level of credit in the economy, without compromising the viability of the financial system. As of December 31, 2003, the minimum reserve requirement for demand deposits was 20%, and for term deposits it ranged from 3% to 18%, depending on the maturity of the deposit.

      To improve its decision-making ability, on September 10, 2003 the Central Bank announced that beginning in January 2005 it would adopt inflation targeting as the basis of its monetary policy. Currently, the Central Bank adjusts its monetary policy based on targets for the various monetary aggregates (M1, M2 and M3). These aggregates measure the different levels of liquidity of the financial sector, with M1 measuring the level of pesos in circulation (including the level of peso-denominated demand deposits). Under inflation targeting, instead of setting a target for the monetary aggregates, the Central Bank would establish a target for the rate of inflation, and adjust its monetary policy to meet this target. Inflation forecasting is expected to improve the information that the Central Bank uses to make decisions.

      During 2003, the Central Bank also redeemed a substantial portion of the quasi-currency bonds circulating in the economy. For a discussion of this redemption process see “Public Sector Finances—Fiscal Relations With the Provinces—Federal Assistance to the Provinces.”

Monetary Policy During the First Nine Months of 2004

      During the first nine months of 2004, the Central Bank sought to maintain an expansionary monetary policy, without sparking a significant increase in the inflation rate, while maintaining stability in the peso’s exchange rate. It pursued this policy primarily by purchasing foreign currencies in the foreign-exchange market, which tended to increase the monetary base. To absorb excess liquidity, however, the Central Bank continued to issue LEBACs and NOBACs and began to engage in repurchase transactions with financial institutions. These repurchase transactions are in effect loans backed by collateral in the form of securities. In 2004, the Central Bank’s ability to expand the monetary base was limited by the Government’s purchase of foreign currencies from the Central Bank, for the purpose of servicing the Government’s obligations to multilateral lenders.

      On May 28, 2004, the Central Bank introduced further changes to the minimum reserve requirements for bank deposits. While reserve requirements for peso deposits remained constant, reserve requirements for U.S. dollar deposits were increased, from 20% to 30% for U.S. dollar denominated demand deposits and from a range of 3% to 18% to a range of 6% to 35% for U.S. dollar denominated term deposits (depending on the maturity of the deposit).

      The following table sets forth information on the Central Bank’s balance sheet as of the dates indicated:

Central Bank Balance Sheet

(in millions of pesos, except where otherwise stated)

	As of December 31,										As of
											June 30,
	1999		2000		2001		2002		2003		2004

Assets:
International reserves:
Gold	Ps.	122	Ps.	97	Ps.	3	Ps.	11	Ps.	11	Ps.	1,589
Foreign currency		1,063		643		1,980		2,470		3,611		13,697
Placements of foreign currency		17,816		17,694		12,968		32,755		37,910		36,416
Public bonds		137		428		3,345		0		0		0
Other(1)		12		3		(5)		(62)		(100)		(48)
Total international reserves(2)		19,151		18,775		18,289		35,173		41,433		51,643
Public bonds(3)		1,636		1,812		2,548		2,895		7,790		8,093
Credits to:
The Government (temporary advances) (4)		—		—		—		700		7,369		8,099
The financial system		1,354		1,005		4,967		17,602		17,813		21,558
International organizations(5)		6,152		6,863		15,770		54,835		51,535		50,157
Other assets(6)		11,057		10,676		9,344		7,261		1,363		4,782

Total assets		39,351		39,132		50,918		118,466		127,303		144,332

Liabilities:
Monetary Base:
Currency in circulation(7)		16,493		15,054		10,960		18,802		30,316		31,606
Current accounts in pesos(8)		—		—		933		10,349		16,075		17,020

Total monetary base		16,493		15,054		11,892		29,151		46,391		48,627
Current accounts in foreign currencies		31		23		5,876		1,014		3,767		7,848
Deposits:
Government deposits		—		—		4,000		67		259		581
Other deposits		961		1,789		396		662		704		899

Total deposits		961		1,789		4,396		729		963		1,480
Obligation to international organizations		5,770		6,265		15,132		52,584		49,436		47,813
Central Bank notes:
Notes issued in foreign currency		—		—		—		622		268		177
Notes issued in pesos		—		—		—		2,712		9,295		14,611

Total Central Bank notes(9)		—		—		—		3,334		9,563		14,788
Other liabilities		12,259		11,780		10,480		12,968		7,521		8,406

Total liabilities		35,514		34,911		47,777		99,780		117,640		128,960

Net assets	Ps.	3,837	Ps.	4,220	Ps.	3,142	Ps.	18,686	Ps.	9,662	Ps.	15,371

Memorandum items:
International reserves (in millions of U.S. dollars)		19,151		18,775		18,289		10,459		14,119		17,443
International reserves of the central bank (in months of total imports)		9.5		9.4		11.5		14.8		12.9		10.4
Exchange rate Ps./U.S.$(10)		1.00		1.00		1.00		3.36		2.93		2.96

(1)	Includes the Asociación Latinoamericana de Integración, or ALADI.
(2)	Includes short-term foreign-currency denominated bonds and foreign-currency denominated deposits.
(3)	Includes 1990 Consolidated Treasury Note, IMF Obligation and others.
(4)	For 2002 the total of transitory advances does not coincide with the total that appears in “Public Debt” because of differences in the dates on which such amounts were recorded by the Government and by the Central Bank.
(5)	Includes transfers to International Organizations from the Government accounts and transfers to the Government from issuances by the IMF.
(6)	Includes transition accounts and others.
(7)	Includes cash in vaults at banks and does not include quasi-currencies.
(8)	Includes bank reserves in pesos at Central Bank.
(9)	Includes LEBACs and NOBACs.

(10)	Exchange rate used by the Central Bank to publish its balance sheet.

Source: Central Bank.

Liquidity Aggregates

      Argentina’s monetary base consists of domestic currency in circulation (including cash held in vaults by banks) and peso-denominated deposits of financial entities with the Central Bank. Additionally, the Central Bank employs the following monetary aggregates to measure the level of liquidity in the Argentine economy:

•	M1 measures domestic currency in circulation plus peso-denominated demand deposits;

•	M2 measures M1 plus peso-denominated savings deposits; and

•	M3 measures M2 plus all other peso-denominated deposits and foreign-currency denominated deposits.

      During 1999, despite the pronounced decrease in net capital inflows triggered by the Russian financial crisis of late 1998 and the devaluation of the Brazilian real in January 1999, the monetary base increased by 0.8% to U.S.$16.5 billion, as the amount of dollars entering the Argentine economy continued to offset the amount of dollars leaving the Argentine economy. However, because this increase in the money supply was significantly lower than the rate of increase registered during the prior three years, it had an adverse effect on the level of economic activity.

      In 2000 and 2001, the monetary base decreased significantly, as it became increasingly difficult to offset the increasing conversion by the public of pesos into dollars and the reduction in net capital inflows to the private sector (which turned into capital outflows of U.S.$5.4 billion by 2001) within the constraints of the Convertibility regime.

      As of December 31, 2000, the monetary base had decreased to U.S.$15.1 billion, an 8.7% decline from December 31, 1999. As of December 31, 2001 the monetary base had further decreased to U.S.$11.9 billion, a 21.0% decline from December 31, 2000.

      After the end of the Convertibility regime, the rise in the level of credit provided by the Central Bank to both the public and private sectors resulted in an increase in the monetary base in nominal peso terms. The monetary base thus increased 145.1% to Ps.29.2 billion in 2002. In 2003, the monetary base continued to increase, by 59.1% to Ps.46.4 billion in 2003, this time fueled primarily by the Central Bank’s purchases of international reserves, which put more pesos into circulation and the redemption of federal and provincial quasi-currencies in the market. In total, from December 31, 2001 to December 31, 2003, the monetary base expanded by 290.1%. The issuance of LEBACs and NOBACs in 2002 and 2003 served as the Central Bank’s monetary-policy tool to reduce liquidity.

      During the first six months of 2004, the monetary base increased 5.7% to Ps.48.0 billion, due primarily the Central Bank’s continued policy of acquiring international reserves in the foreign-exchange market. During the third quarter of 2004, however, Argentina’s monetary base decreased by 3.4% to Ps.46.3 billion. This decrease resulted from reductions in liquidity levels caused by the Government’s purchase of foreign currencies from the Central Bank in order to service its debt obligations to multilateral creditors, the cancellation of rediscounts by financial institutions in Argentina and by the issuance of LEBACs and NOBACs by the Central Bank.

      The following tables set forth information on Argentina’s liquidity aggregates as of the dates indicated:

Liquidity Aggregates(1)

(in millions of pesos)

	As of December 31,										As of
											June 30,
	1999		2000		2001		2002		2003		2004

Currency in circulation(2)	Ps.	13,721	Ps.	12,556	Ps.	9,073	Ps.	16,416	Ps.	26,631	Ps.	31,606
M1(3)		22,843		22,117		15,834		30,847		48,975		63,836
M2(4)		30,936		30,012		20,478		40,140		63,724		83,707
M3(5)		92,383		96,374		74,237		84,107		117,063		140,920
Monetary base(6)		16,493		15,054		11,892		29,151		46,391		48,627

(1)	Figures in this table reflecting amounts of deposits may differ from those presented in the tables “Deposits by Sector and by Type of Financial Institution” and “Deposits by Sector and by Type of Deposit” because the numbers in this table are updated more frequently by the Central Bank.
(2)	Does not include cash in vaults at banks or quasi-currencies.
(3)	M1: Domestic currency in circulation + peso-denominated demand deposits.
(4)	M2: M1 + peso-denominated savings deposits.
(5)	M3: M2 + all other peso-denominated deposits + total foreign currency denominated deposits, principally in U.S. dollars.
(6)	Consists of domestic currency in circulation (including cash held in vaults by banks) and peso-denominated deposits of financial entities with the Central Bank.

Source: Central Bank.

Liquidity Aggregates(1)

(% change from previous year)

	As of December 31,					As of
						June 30,
	1999	2000	2001	2002	2003	2004

Currency in circulation(2)	1.7%	(8.5)%	(27.7)%	80.9%	62.2%	18.7%
M1(3)	(3.9)	(3.2)	(28.4)	94.8	58.8	30.3
M2(4)	(4.7)	(3.0)	(31.8)	96.0	58.8	31.4
M3(5)	2.3	4.3	(23.0)	13.3	39.2	20.4
Monetary base(6)	0.8	(8.7)	(21.0)	145.1	59.1	4.8

(1)	Figures in this table reflecting amounts of deposits may differ from those presented in the tables “Deposits by Sector and by Type of Financial Institution” and “Deposits by Sector and by Type of Deposit” because the numbers in this table are updated more frequently by the Central Bank.
(2)	Does not include cash in vaults at banks or quasi-currencies.
(3)	M1: Domestic currency in circulation + peso-denominated demand deposits.
(4)	M2: M1 + peso-denominated savings deposits.
(5)	M3: M2 + all other peso-denominated deposits + total foreign currency denominated deposits, principally in U.S. dollars.
(6)	Consists of domestic currency in circulation (including cash held in vaults by banks) and peso-denominated deposits of financial entities with the Central Bank.

Source: Central Bank.

     In 1999, the increase in M3 as compared to the decreases in M1 and M2 reflected transfers of deposits from short-term peso-denominated deposits to longer-term and dollar-denominated deposits. This shift was due to investors’ increasing lack of confidence in the stability of the peso coupled with their seeking higher interest rate returns. At the same time, currency in circulation increased only modestly. In 2000, currency in circulation declined as the other liquidity aggregates reflected the same trends as in 1999. The economic recession and investors’ transfer of deposits from pesos into dollars was most significant in 2001, as currency in circulation declined 27.7%, which was also attributable to the introduction of federal and provincial quasi-currencies into the market in that year that are not reflected as currency in liquidity aggregates. The 23.0% decline in M3 in 2001 reflected the overall withdrawal of deposits from the financial system.

      Renewed confidence in the value of the peso in the second half of 2002, coupled with low inflation and an increase in the reserves of the financial system, drove the increase in all of the liquidity aggregates during this period. The larger increase of M1, M2 and M3 in 2002, as compared to currency in circulation, reflected the return of deposits to the financial system. In 2003, the increase in all of the liquidity aggregates followed the same trends as for 2002, although the larger relative increase of currency in circulation as compared to the other monetary aggregates reflected the redemption of the federal and provincial quasi-currencies from the market. All liquidity aggregates continued to increase during the first six months of 2004. As of June 2004, M1 had increased by 30.3% since December 2003. M2 increased by 31.4% and M3 by 20.4% during the same period. These increases were due primarily to the increase in economic activity during the first half of 2004, as low interest rates and optimism about future economic growth continued to fuel demand for the local currency.

Foreign Exchange and International Reserves

      Until the collapse of the Convertibility regime in January 2002, the Central Bank regularly intervened in the foreign exchange market, selling and buying dollars as necessary to maintain the peg between the value of the peso and the value of the dollar. Under the Convertibility regime there were no foreign exchange restrictions, all of which had been removed on or prior to December 1989. Due to the ease of conversion between pesos and dollars and the lack of restrictions on capital flows, Argentina’s foreign exchange market was vulnerable to external shocks such as increases in international interest rates (in particular U.S. interest rates), and speculative outflows triggered by foreign financial crises.

      The capital flight triggered by the external crises beginning in late 1998 forced the Central Bank to intervene in the foreign exchange market to maintain the peso’s value against the dollar as follows:

•	In 2000, the Central Bank’s net sales of U.S. dollars totaled U.S.$376 million. As a result, its gross international reserves decreased by 2.0%, to U.S.$18.8 billion (of which U.S.$428 million or 2.3% consisted of U.S. dollar-denominated Government securities).

•	In 2001, the Central Bank’s net sales of U.S. dollars totaled U.S.$486 million. As a result, the Central Bank’s gross international reserves decreased 2.6% to U.S.$18.3 billion (of which U.S.$3.3 billion or 18.3% consisted of foreign-currency denominated Government securities).

      Following passage of the Public Emergency Law in January 2002, the Central Bank was no longer legally required to maintain the a one-to-one exchange rate between the peso and the U.S. dollar. The executive branch was given authority to establish the exchange rate and to regulate the foreign exchange market.

      The Government initially established a temporary dual exchange rate system, with an official exchange rate for certain types of trade-related transactions and a floating exchange rate for all other transactions. This temporary dual exchange rate system was quickly abandoned and the Government allowed the peso exchange rate to float. In 2002, the peso depreciated more than 236% against the dollar, reaching its lowest level of Ps.3.87 per one U.S.$1.00 on June 26, 2002.

      During 2002, the Central Bank continued to sell dollars in the foreign exchange market, but in a less pronounced manner, with the goal of slowing the devaluation of the peso. As a result, the Central Bank’s international reserves further decreased 42.8% to U.S.$10.5 billion as of December 31, 2002. Additionally, during 2002 the Central Bank adopted new regulations for foreign exchange transactions designed to increase the demand for pesos and curb the capital outflows. For a description of these regulations see “Monetary System— Restrictions on Foreign Exchange Transactions.”

      By the fall of 2002, the devaluation of the peso had triggered a sharp reversal in the external sector’s current account, as imports decreased due primarily to the rise in the prices of foreign goods. The resulting decrease in the balance of payments deficit, combined with the new regulations on foreign exchange transactions, eased the downward pressure on the peso and began to stabilize the exchange rate.

      During 2003, the net amount of dollars entering the Argentine economy through trade finally exceeded the amount of capital leaving the Argentine economy. As a result, the peso began to appreciate in value against the dollar. As of December 31, 2003, the exchange rate had reached Ps.2.93 per U.S.$1.00 and the Central Bank’s international reserves increased 35.0% to U.S.$14.1 billion.

      During the first six months of 2004, the Central Bank continued to purchase foreign reserves in the foreign-exchange market, absorbing the inflow of foreign currencies into the Argentine economy reflected in country’s balance of payments surplus. As a result the Central Bank’s international reserves increased 23.5% to U.S.$17.4 billion as of June 30, 2004. This trend continued during the third quarter of 2004, resulting in a 4.5% increase in the Central Bank’s international reserves to U.S.$18.2 billion.

      The following table sets forth the peso’s exchange rate against the U.S. dollar since the end of the Convertibility regime:

Nominal Exchange Rate

(pesos per U.S. dollar)

	Average	At end of period

2001	1.00	1.00
2002(1)	3.07	3.36
2003	2.95	2.93
2004:
January	2.89	2.94
February	2.93	2.92
March	2.90	2.86
April	2.84	2.85
May	2.92	2.96
June	2.96	2.96
July	2.96	2.98
August	3.01	3.00
September	3.00	2.98
October	2.97	2.98
November	2.95	2.95

(1)	From January 1, 2002 until March 3, 2002, the nominal exchange rate used is the “valuation exchange rate” and since March 4, 2002, the exchange rate used is the “reference exchange rate” (both of which are published by the Central Bank).

Source: Central Bank.

Restrictions on Foreign Exchange Transactions

      To stem the capital flight and stabilize the peso exchange rate, in 2002 the Central Bank imposed restrictions on foreign exchange transactions and capital outflows from Argentina. Set forth below is a summary of these restrictions, some of which remain in place:

•	Export and Import Transactions

-	Beginning in February 2002, exporters were required to exchange in the local exchange market the foreign currency proceeds of their export activities within a certain period after the transaction was consummated. This period varies depending on the type of product or service, with the maximum term extending up to 360 days after the export transaction was consummated. This restriction remains in place.

-	Beginning in June 2002, exporters were required to sell the foreign currency proceeds of their export activities in excess of U.S.$1.0 million to the Central Bank (this threshold was subsequently decreased several times, but in January 2003 was reset at U.S.$1.0 million, as the demand for pesos increased). In May 2003, the Central Bank lifted this requirement.

-	Beginning in February 2002, importers were required to make payments for imported goods (not services) 90 to 180 days in advance. In November 2002, the Central Bank lifted this requirement for capital goods and in March 2003 it began to ease this requirement for all imported goods.

•	Capital Transfers

-	Beginning in the first quarter of 2002, with limited exceptions, purchases of foreign currencies for debt service (including principal and interest payments) and remittance of investment profits had to be authorized by the Central Bank. The Government began easing these requirements in March 2003. Additionally, as of June 30, 2004, recipients of foreign-currency proceeds of financial debts were required to exchange such proceeds for local currency within 30 days of their receipt. Moreover, they were precluded from purchasing foreign currencies for repayment of such debt until 90 days prior to their maturity. Foreign currencies, however, could be freely purchased at any time for effecting interest payments on such debts.

-	Beginning in September 2002, residents’ purchases of foreign currencies in excess of U.S.$100,000 per month for certain transactions (including real estate transactions, portfolio investment and purchases of travelers checks) had to be authorized by the Central Bank. This threshold was subsequently increased several times. As of June 30, 2004, this threshold generally stood at U.S.$2,000,000. In June 2004, however, these limits were temporarily relaxed for portfolio investments made prior to December 31, 2004 by entities of Argentina’s non-financial private sector, if the proceeds from such investments were used to repay certain restructured debt obligations (subject to various restrictions, including a U.S.$40 million per month limit).

-	As of June 30, 2004, non-Argentine residents in Argentina were limited to monthly purchases of foreign currencies of up to U.S.$5,000, except in connection with debt payments in relation to import transactions, collection in local bankruptcies and sales of portfolio investments, which were subject to a U.S.$2.0 million limit.

-	As of June 30, 2004, recipients of foreign currency transfers from abroad were required to wait 180 days before retransferring such amounts abroad, with exceptions for certain foreign commercial transactions and foreign direct investment.

Inflation

      Prior to the adoption of the Convertibility regime, Argentina had been plagued by high inflation. By the late 1980s, Argentina was facing its latest bout of hyperinflation, with the CPI increasing by 1,344% in 1990. The restrictions imposed by the Convertibility regime brought this to an end. By 1996, the year-to-year increase in the CPI had dropped below 1%, as was the case for the WPI in 1997.

      The downturn in economic activity starting in the last quarter of 1998, however, brought about price deflation. Wholesale prices were impacted by deflation first, with the WPI decreasing 6.3% in 1998. Price deflation was first observed in the wholesale market due to a worldwide decline in commodity prices, particularly in the agricultural and industrial sectors, in addition to the effects of the recession.

      Wholesale prices increased 1.2% in 1999 and 2.4% in 2000, due in 2000 to strong growth in the Brazilian economy, which increased the demand for Argentine goods, and a recovery of worldwide commodity prices. The return to inflation in the wholesale market in 2000, however, was short-lived, as the WPI registered a 5.3% decline in 2001.

      Consumer prices began to decline in 1999, with the CPI decreasing 1.8% in 1999, 0.7% in 2000 and 1.5% in 2001, due primarily to the drop in consumer demand resulting from the recession.

      Price deflation with respect to the CPI further aggravated Argentina’s economic downturn, as it tended to discourage consumption and put downward pressure on wages. This in turn undermined the ability of debtors to repay debts, increasing the bad-loan portfolio of the banking sector.

      Deflation in both consumer and wholesale prices came to an end in 2002 with the devaluation of the peso, which resulted in a significant increase in the price of foreign goods. The sharp rise in the price of imports created inflationary pressures in the Argentine economy, prompting a significant rise in both consumer and wholesale prices. In 2002, the CPI increased 41% and the WPI increased 118%.

      The rate of inflation stabilized during 2003, due primarily to the appreciation of the peso and prudent fiscal policy. During 2003, the CPI increased 3.7% and the WPI increased 2.0% as compared to the levels registered as of December 31, 2002. During the first eleven months of 2004, the CPI and the WPI increased by 5.2% and 6.9%, respectively, compared to their levels as of December 31, 2003. This increase in inflation reflected the continued increase in private consumption during 2004.

      The following table sets forth inflation rates for the periods indicated:

Inflation(1)

(% change from previous period unless otherwise stated)

	Consumer Price Index	Wholesale Price Index

1999	(1.8)%	1.2%
2000	(0.7)	2.4
2001	(1.5)	(5.3)
2002	41.0	118.0
2003	3.7	2.0
2004:
January	0.4	(0.3)
February	0.1	1.4
March	0.6	0.4
April	0.9	0.8
May	0.7	1.3
June	0.6	0.2
July	0.5	0.9
August(2)	0.3	2.4
September(2)	0.6	0.2
October(2)	0.4	0.6
November(2)	0.0	(1.3)
First eleven months of 2004(2)(3)	5.2%	6.9%

(1)	Annual figures reflect accumulated annual inflation. Monthly figures reflect inflation for that month as compared to the prior month.
(2)	Preliminary figures for Wholesale Price Index.
(3)	Change from December 31, 2003.

Source: Ministry of Economy.

Regulation of the Financial Sector

      The Financial Institutions Law confers significant power on the Central Bank to regulate the financial sector. These powers include authority to fix minimum capital, liquidity and solvency requirements, approve bank mergers, approve certain capital increases and transfers of stock, grant and revoke banking licenses and authorize the establishment of branches of foreign financial institutions in Argentina. The Central Bank also regularly monitors the activities and operations of financial institutions, requiring them to submit periodic financial reports, and is authorized to adopt regulations that further the intent of the Financial Institutions Law.

      The Central Bank regulates the financial sector primarily through the Superintendency of Financial Institutions, which is responsible for enforcing Argentina’s banking laws, establishing accounting and financial reporting requirements for the banking sector, monitoring and regulating the lending practices of financial institutions, and establishing rules for participation of financial institutions in the foreign exchange market and the issuance of bonds and other securities.

Financial Sector Reforms Adopted During the Convertibility Regime

      During the liberalization of the economy in the 1990s, the Government implemented significant reforms of the financial sector. These reforms included the following:

•	privatization of most state-owned banks and several provincial banks;

•	the opening of the financial system to foreign investment; and

•	the establishment of minimum capital and liquidity requirements.

      In light of the liquidity crisis following the devaluation of the Mexican peso in 1994, the Government implemented further measures to enhance the stability of the financial system. These measures included the following:

•	the creation of two fiduciary funds, one designed to provide liquidity to and further the privatization of provincial banks, the other to finance the restructuring or merger of troubled banks; and

•	amendments to the Financial Institutions Law to improve the Central Bank’s ability to restructure banks in financial distress by dividing the assets and liabilities of a troubled bank into a financially-sound bank to be sold, and an insolvent bank (which would own all non-performing assets of the original bank) to be liquidated.

Measures Adopted During the Economic Crisis

      Restrictions on bank withdrawals and rescheduling of deposits. As a result of the reforms instituted by the Government prior to 1998, the monetary and financial system had achieved substantial stability and strength prior to the onset of the economic crisis and remained relatively stable during the first two years of the recession. However, as the crisis deepened and speculation of a potential devaluation mounted, confidence in the banking sector began to erode, triggering a significant run on deposits in 2001. By December 31, 2001, total deposits (peso and dollar) had declined 23.2% from the level at December 31, 2000 levels, thus threatening the liquidity of the system.

      To reduce the threat of a collapse of the banking sector, in December 2001 and February 2002 the Government imposed the following strict limits on bank withdrawals:

•	The “corralito.” The first wave of restrictions on deposits, known as the “corralito,” froze all dollar- and peso-denominated demand deposits. Depositors were permitted to withdraw a maximum of U.S.$250 or Ps.250 per depositor per week (later increased to Ps.300 per week or Ps.1,200 per month, except for accounts where salaries were deposited directly by an employer, which were subject to a Ps.1,500 monthly limit).

•	The “corralon.” The second wave of restrictions on deposits, known as the “corralón,” froze and rescheduled all term deposits in excess of Ps.3,000. The Government extended the maturity of these term deposits and ordered that they be repaid in installments. The repayment schedules varied depending on the amount of the deposit and its original denomination, with dollar-denominated deposits subject to lengthier extensions. Additionally, under the corralón the Government also converted demand deposits over a certain amount into term deposits.

      Along with the corralito and the corralón, the Government set limits on the extension of credit, briefly precluding banks from issuing loans in pesos and requiring that loans in excess of U.S.$1,000 be credited to accounts held at financial institutions.

      The restrictions imposed by the corralito and the corralón shielded banks from further massive withdrawals and reduced capital flight. Nevertheless, these restrictions also led to a severe reduction in all commercial and financial activities in the country, greatly aggravating the economic downturn and sparking increased social unrest and the political crisis that brought down the De la Rúa administration.

      Pesification. Under the Convertibility regime, a large portion of the debt obligations within the Argentine economy were denominated in dollars. The collapse of the Convertibility regime and subsequent devaluation of the peso threatened to bring about the insolvency of many individuals and institutions owing foreign-currency denominated debts in Argentina. To relieve this situation, in February 2002 the Government ordered the pesification of the economy, which consisted primarily of the following measures:

•	The conversion of debts. The Government ordered the conversion into pesos at a rate of Ps.1.00 per U.S.$1.00 of substantially all foreign-currency denominated, Argentine-law governed debts owed to financial institutions (except those owed by public sector entities or other financial institutions). This conversion was subject to adjustments for inflation based on the CER or CVS, as applicable.

•	The conversion of deposits. The Government also ordered the conversion of all substantially foreign currency denominated deposits into peso denominated deposits at an exchange rate of Ps.1.40 per U.S.$1.00. This conversion was subject to adjustments for inflation based on the CER.

•	The Government issued to banks a new type of financial instrument, known as a Boden Compensation (Boden 2007 and Boden 2012), to compensate them for losses they incurred as a result of the difference between their pesified assets and their pesified liabilities (known as “asymmetric pesification”).

•	In addition to the Boden Compensation, in May 2002 the Government issued a new type of bond (Boden 2012), known as the Boden Coverage, to compensate banks for losses they incurred (based on their balance sheets as of December 31, 2001) reflecting any amounts by which their remaining foreign-currency denominated liabilities not subject to pesification exceeded their remaining foreign-currency denominated assets not subject to pesification.

•	In October 2003, the Government authorized the issuance of an additional Boden (Boden 2013) to compensate financial institutions for losses they might have incurred (based on their balance sheets as of December 31, 2001) reflecting any amounts by which their CER-indexed liabilities may have exceeded their CVS-linked assets, to the extent that differences in the applicability of each of the two indexes generated such a difference. As of December 31, 2003, no such Boden had yet been issued.

      The different exchange rates applied to the conversion of foreign-currency denominated deposits and loans, resulting in a substantial decrease of banks’ assets relative to their liabilities, caused banks to suffer heavy losses. This exchange rate disparity, along with increases in the banks’ bad-loan portfolios and the decline in value of their substantial holdings of Government debt, left much of the sector virtually insolvent.

      Litigation resulting from withdrawal restrictions and pesification. The restrictions on bank withdrawals and the pesification of deposits in 2002 resulted in depositors bringing thousands of cases before the Argentine courts. The claims were brought by two different types of claimants. The first series of cases were brought by claimants who had refused to accept any of the compensation offered by the Government and/or financial institutions in relation to the restrictions on bank withdrawals and the pesification. These claimants sought the return of the original value of their deposits from their financial institutions. The second wave of cases was brought by claimants who had accepted the compensation offered by the Government and/or financial institutions, but later sought the difference between this compensation and the amount that they would otherwise have been entitled to receive at market exchange rates.

      In both types of cases, suit was brought against the financial institution, and in many instances against the Government, alleging that several of the restrictions on deposits and the pesification were unconstitutional. Most of these cases were brought in the form of amparos, or expedited court proceedings which permitted the return of part or all of disputed amounts to the claimant before a final decision was rendered. In almost none of the cases in which the claimants have been entitled to receive payment has the Government itself been required to pay. In almost all instances, payment has been made by the financial institution where the corresponding deposit was held. As of June 30, 2004, claimants had received approximately Ps.19.8 billion from their financial institutions as a result of these legal challenges.

      On February 1, 2002, the Argentine Supreme Court ruled that the restrictions on demand deposit withdrawals were unconstitutional in a case involving deposits of an individual depositor with Banco de Galicia y Buenos Aires. The following day, the Government suspended for 180 days all judicial challenges to the freeze on deposits, a decision also disputed as unconstitutional by claimants.

      The court decisions finding the limits on withdrawals illegal and uncertainty as to what additional restrictions the Government might impose contributed to the uncertain outlook of the banking system in 2002. On March 5, 2003, the Supreme Court ruled that the Government’s conversion of U.S. dollar-denominated deposits into pesos, as well as its 180-day suspension of judicial challenges, was unconstitutional in the case of deposits of the province of San Luis with Banco de la Nación Argentina. The decision provided a 60-day period during which the contending parties were to agree upon the distribution of compensation pursuant to the court’s decision. The San Luis decision has no binding effect in other cases, only over the parties involved in the controversy. There have been no further decisions in line with the San Luis decision.

      On July 13, 2004, the Supreme Court issued a decision in the case of a bank depositor who had accepted compensation for his original U.S. dollar-denominated deposit in the form a peso-denominated instrument applying the official conversion rate of Ps.1.4 plus CER per U.S. dollar. The claimant sought the difference between the value of this compensation and the value that he would have received if the higher market exchange rate had been used for the conversion. The Court denied the claimant’s request. Prior to this decision, many lower courts had ruled in favor of the claimant in similar cases. In a more recent case, however, the Supreme Court issued a decision in which it upheld the constitutionality of pesification. On October 26, 2004, the Supreme Court of Argentina ruled that the Government’s pesification of bank deposits in 2002 was constitutional in light of the prevailing economic conditions at the close of 2001. As in the San Luis decision, the decision in each of these cases was limited in its application to the parties involved in the controversy and has no binding effect on other litigants.

      The Government continues to defend its position that the withdrawal restrictions and pesification of deposits were necessary and reasonable responses to the economic and financial crisis, and has appealed all judicial decisions that have invalidated these measures.

      Compensation for pesification and rescheduling of deposits. To compensate depositors for the pesification and rescheduling of their deposits, during the course of 2002 and 2003 the Government in two separate phases gave depositors the option of exchanging their rescheduled deposits for various kinds of financial instruments intended to provide increased liquidity to the financial system. In the first phase, these financial instruments included the following:

•	Boden Depositor. Government bonds (Boden 2005, Boden 2007 and Boden 2012) with various maturities and denominated in either dollars or pesos depending on the denomination of the original rescheduled deposit, which could also be used for certain economic transactions, such as real estate transactions, vehicle purchases and construction transactions and could also be used to repay certain bank loans and certain taxes owed to the Government.

•	Cedros. Negotiable instruments issued by financial institutions that represent a claim on the rescheduled deposit, which could be used to repay certain bank loans. Cedros are not backed by the Government and trade on the Buenos Aires Stock Exchange.

      In the second phase of the exchange, these financial instruments included the following:

•	Boden Depositor. During the second phase, depositors that had received Cedros in the first phase had the option to exchange those Cedros for dollar-denominated Boden Depositor (Boden 2006 and

Boden 2013) with different financial terms from those offered in the first phase. The Boden 2006 and Boden 2013 include an option of the holder to sell to the financial institution holding the original deposit the right to future payments of principal or interest on these bonds at a rate of Ps.1.40 plus CER.

•	Fixed-term notes. Peso-denominated notes issued by financial institutions with a nominal value equal to the pesified value of the rescheduled deposit plus CER. The Government issued an option to provide holders with the peso-plus-CER value in respect of payments on the notes.

Easing of Restrictions During Economic Recovery

      As the demand for pesos recovered in the fall of 2002, easing the pressure of capital flight from the Argentine economy and its banking system, the Government was able to lift all restrictions on withdrawals of demand deposits in November 2002.

      Similarly, in April 2003, depositors were permitted to withdraw their term deposits, subject to the following requirements:

•	Deposits originally denominated in pesos. Depositors could freely access term deposits that were originally denominated in pesos.

•	Deposits originally denominated in foreign currencies. With respect to deposits originally made in foreign currencies and converted into pesos, depositors had the various options, which depended on the amount of the deposit, of receiving a combination of cash, term deposits and Government bonds.

      Some depositors chose not to withdraw their deposits in order to preserve the original value of the account in its original currency in hopes of pursuing a lawsuit against the Government. Restrictions on withdrawals are no longer in effect.

Composition of the Financial Sector

      The number of financial institutions in Argentina began to decrease first after the financial crisis of 1981 and at a more rapid pace in the late 1990s as significant consolidation took place in this sector in response to the liquidity crisis triggered by the devaluation of the Mexican peso in 1994. Due to the wave of privatizations in this sector during the 1990s, only 15 of these institutions were state-owned as of December 31, 2003. Following the opening of this sector to foreign investment in 1995, a growing number of the banks operating in Argentina were foreign-owned. Of the 116 financial institutions that comprised the banking sector on December 31, 1999, 46 were foreign entities.

      From January 1, 1999, through December 31, 2003, the number of financial institutions in Argentina declined due to the rise in non-performing loans caused by the recession, the liquidity crisis triggered by the run on deposits beginning in 2001 and the measures implemented by the Government to regulate the financial sector during and after the collapse of the Convertibility regime. As of December 31, 2003, there were 96 financial institutions operating in Argentina. Foreign participation in the sector also declined somewhat, to 40 foreign entities as of December 31, 2003.

      The following table sets forth the number of financial institutions operating in Argentina as of the dates indicated:

Number of Financial Institutions in Operation in the Financial System, by Type

	As of December 31,

	1999	2000	2001	2002	2003

State-owned banks(1)	16	14	13	16	15
Private banks	76	75	71	62	60
Financial entities other than banks	24	24	22	21	21

Total	116	113	106	99	96

(1)	National, provincial and municipal.

Source: Central Bank.

Number of Financial Institutions in Operation in the Financial System, Domestic and Foreign

	As of December 31,

	1999	2000	2001	2002	2003

National institutions(1)	70	63	57	57	56
Foreign-owned institutions(2)	46	50	49	42	40

Total	116	113	106	99	96

(1)	Includes state-owned banks, private banks and other financial institutions (such as credit unions).
(2)	Includes private foreign banks and other foreign financial entities other than banks.

Source: Central Bank.

Assets and Liabilities of the Financial System

      The following tables set forth the assets and liabilities of the Argentine financial system as of the dates indicated:

Total Assets and Liabilities of the Financial System by Type of Institution

(in millions of pesos)

		As of December 31,

	1999		2000		2001		2002		2003

State-owned banks(1)
Assets	Ps.	41,925	Ps.	41,985	Ps.	39,337	Ps.	71,147	Ps.	74,801
Liabilities		38,111		37,695		35,197		61,745		67,539

Net		3,814		4,290		4,140		9,402		7,262
Private banks
Assets		108,542		119,133		82,645		114,617		109,426
Liabilities		96,247		106,975		71,168		98,980		94,860

Net		12,295		12,158		11,477		15,637		14,566
Financial entities other than banks
Assets		2,349		2,362		1,999		1,778		1,677
Liabilities		1,880		1,808		1,332		726		679

Net		468		554		667		1,053		998
Total assets and liabilities
Assets		152,815		163,480		123,981		187,542		185,904
Liabilities		136,238		146,478		107,698		161,451		163,078

Total net	Ps.	16,577	Ps.	17,002	Ps.	16,283	Ps.	26,091	Ps.	22,826

(1)	National, provincial and municipal.

Source: Central Bank.

Total Assets and Liabilities in the Financial System by Type of Institution

(% change from previous period)

	As of December 31,

	1999	2000	2001	2002	2003

State-owned banks(1)
Assets	(5.9)%	0.1%	(6.3)%	80.9%	5.1%
Liabilities	0.4	(1.1)	(6.6)	75.4	9.4

Net	(42.4)	12.5	(3.5)	127.1	(22.8)
Private banks
Assets	10.6	9.8	(30.6)	38.7	(4.5)
Liabilities	8.8	11.1	(33.5)	39.1	(4.2)

Net	(26.7)	(1.1)	(5.6)	36.2	(6.8)
Financial entities other than banks
Assets	21.7	0.6	(15.4)	(11.0)	(5.7)
Liabilities	20.3	(3.8)	(26.3)	(45.5)	(6.5)

Net	27.5	18.3	20.3	57.9	(5.2)
Total assets and liabilities
Assets	5.6	7.0	(24.2)	51.3	(0.9)
Liabilities	6.5	7.5	(26.5)	49.9	1.0

Total net	(0.7)%	2.6%	(4.2)%	60.2%	(12.5)%

(1)	National, provincial and municipal.

Source: Central Bank.

Assets

      The total assets of the financial system increased from Ps.144.7 billion as of December 31, 1998 to Ps.152.8 billion as of December 31, 1999 and to Ps.163.5 billion as of December 31, 2000.

      In 2001, total assets of the financial system decreased 24.2% to Ps.124.0 billion, as lending to the private sector decreased dramatically. This reduced lending resulted from the diminishing liquidity of banks due to the run on deposits, reduced demand for credit and the significant rise in interbank lending rates, caused by the capital flight from Argentina and the contraction of the monetary base. It also reflected the higher risks associated with lending, as the recession continued to depress incomes and fears of an impending devaluation heightened. A substantial portion of bonds and loans held by financial institutions in 2001 were denominated in dollars, which created a high risk of nonpayment upon a devaluation of the peso.

      In 2002, total assets of the financial system (measured in U.S. dollars) decreased 55.0% (to U.S.$55.8 billion), due to the combined effect of the pesification of loans and Government bonds ordered by the Government and the devaluation of the peso. Measured in peso terms, however, total assets of the financial system increased to Ps.187.5 billion.

      In 2003, total assets of the financial system (measured in U.S. dollars) increased by 0.9% to U.S.$63.4 billion. In peso terms, total assets decreased by 0.9%, from Ps.187.5 billion at December 31, 2002 to Ps.185.9 billion at December 31, 2003. This decrease in assets resulted in part from a decrease in credit to the non-financial private sector attributable to the measures that the Government adopted following the pesification and devaluation, including the CER adjustment in August 2002 of a portion of outstanding loans to the non-financial public sector, the permitted use of Government securities for payment through May 2002 of certain unpaid and overdue debt obligations, and the permitted use of Cedros and Boden Depositor to pay certain debts to financial institutions.

Loan Portfolio and Risk Profile

      Beginning in 1999, total outstanding credit to the non-financial private sector began to decrease as a result of a decline in the demand for loans attributable to the economic recession and the rise in interest rates. As of December 31, 1999, credit to the non-financial private sector had declined 2.2% to Ps.68.0 billion, compared to December 31, 1998. This trend continued in 2000 and accelerated in 2001, as the recession deepened and interest rates reached higher levels. During these years, heightened risk of defaults and the fear of a peso devaluation further dampened lending to the non-financial private sector. As of December 31, 2000, credit to the non-financial private sector had decreased to Ps.64.5 billion, a 5.2% decline from 1999, and as of December 31, 2001, it had further declined to Ps.52.0 billion, a 19.4% decline from 2000.

      In 1999 and 2000, the total level of credit provided by Argentina’s financial system remained relatively constant, as the reduction in credit to the non-financial private sector was offset by the greater credit extended to the public sector. In 1999, total credit increased 0.8% to Ps.77.7 billion, while in 2000 it declined 2.0% to Ps.76.2 billion. In 2001, however, total credit declined 7.8% to Ps.70.2 billion, despite the significant increase of public sector credit during that year.

      In 2002, as the economy came to a standstill, credit to the non-financial private sector further declined 26.0% to Ps.38.5 billion. This decline in total outstanding credit to the non-financial private sector in 2002 was due in part to the repayment of outstanding loans in that year. First, the Government announced in February 2002 that in August 2002 a portion of outstanding loans to the non-financial private sector would be adjusted by the CER. Foreseeing an increase in the outstanding amount of their debt obligations, debtors affected by this announcement began to pay their outstanding obligations with financial institutions at a more rapid pace after the announcement. Second, until May 2002, debtors were permitted to pay unpaid and overdue debt obligations with certain Government securities. Additionally, after banks’ issuance of Cedros in exchange for rescheduled deposits and the Government’s issuance of Boden Depositor as compensation for the rescheduling of deposits, holders of these instruments were permitted to use them to pay certain debt obligations with financial institutions.

      In 2003, outstanding credit to the non-financial private sector continued to decline due to the same factors that contributed to the 2002 decline. The decline in 2003 was offset in part by an increase in domestic demand, which led to increases in loans to individuals and short-term loans to businesses and in part by the stabilization in the value of the peso, which, coupled with the creation of a new CER-adjusted loan instrument, decreased banks’ uncertainty with respect to lending (thereby driving down interest rates).

      In 2002, total credit increased 3.8% to Ps.72.8 billion, despite the decrease in non-financial private sector credit, reflecting the substantial increase in public sector credit. In 2003, total credit decreased 19.3% to Ps.58.8 billion, reflecting reduced credit to both the private and the public sectors.

      In contrast to lending to the non-financial private sector, from 1999 through 2001, lending to Argentina’s public sector increased. This trend generally reflected the Government’s increasing demand for domestic credit to finance its fiscal deficit, as foreign lending sources become increasingly scarce due to fears of a default. Credit to the public sector increased 27.4% in 1999 to Ps.12.1 billion, 25.2% in 2000 to Ps.15.2 billion and 49.6% in 2001 to Ps.22.7 billion. In 2002, following the Government’s default on its debt, credit to the public sector increased 95.4% to Ps.44.3 billion, which was provided primarily by state-owned banks to finance the public sector’s fiscal deficits. In 2003, credit to the public sector decreased 24.6% to Ps.33.4 billion, reflecting the fiscal surplus achieved by the Government in that year.

      The recovery of the economy and the stabilization of the exchange rate in 2003 also had a positive effect on the risk classification of the assets of the financial system, with fewer than 1% of outstanding loans classified as irrecoverable in 2003.

      During the first six months of 2004, total credit increased by 10.6%, as compared with December 31, 2003, to Ps.65.0 billion. Between June 30 and September 30, 2004, total credit increased by 3.9% to Ps.67.5 billion. Loans to the non-financial public sector increased by 4.4% between December 31, 2003 and June 30, 2004, but decreased by 0.6% between June 30 and September 30, 2004. Loans to the non-

financial private sector increased by 10.9% between December 31, 2003 and June 30, 2004, and increased by 6.2% between June 30 and September 30, 2004.

      The following tables set forth loan data by type of institution in the financial sector as of the dates indicated:

Outstanding Loans by Type of Financial Institution

(in millions of pesos)

	As of December 31,

	1999	2000	2001	2002	2003

State-owned banks(1)	Ps.22,060	Ps.21,700	Ps.20,388	Ps.28,429	Ps.18,180
Private banks	53,732	52,707	48,293	43,958	40,126
Financial entities other than banks	1,907	1,745	1,495	453	494

Total	Ps.77,699	Ps.76,152	Ps.70,176	Ps.72,840	Ps.58,800

(1)	National, provincial and municipal.

Source: Central Bank.

Outstanding Loans by Type of Financial Institution

(as a % of total)

	As of December 31,

	1999	2000	2001	2002	2003

State-owned banks(1)	28.4%	28.5%	29.1%	39.0%	30.9%
Private banks	69.2	69.2	68.8	60.4	68.2
Financial entities other than banks	2.5	2.3	2.1	0.6	0.8

Total	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	National, provincial and municipal.

Source: Central Bank.

Allocation of Outstanding Loans by Sector

(in millions of pesos)

	As of December 31,

	1999	2000	2001	2002	2003

Non-Financial public sector	Ps.12,110	Ps.15,165	Ps.22,689	Ps.44,337	Ps.33,430
Financial sector (public and private)	3,779	3,650	2,617	1,985	1,485
Non-Financial private sector	68,016	64,497	51,994	38,470	33,069
Provisions for doubtful accounts	(6,206)	(7,160)	(7,125)	(11,952)	(9,185)

Total	Ps.77,699	Ps.76,152	Ps.70,176	Ps.72,840	Ps.58,800

Source: Central Bank.

Allocation of Outstanding Loans by Sector

(% change from previous year)

	As of December 31,

	1999	2000	2001	2002	2003

Non-Financial public sector	27.4%	25.2%	49.6%	95.4%	(24.6)%
Financial sector (public and private)	5.5	(3.4)	(28.3)	(24.2)	(25.2)
Non-Financial private sector	(2.2)	(5.2)	(19.4)	(26.0)	(14.0)
Provisions for doubtful accounts	12.4	15.4	(0.5)	67.7	(23.2)

Total	0.8%	(2.0)%	(7.8)%	3.8%	(19.3)%

Source: Central Bank.

     The following table sets forth information regarding loans of the financial system by risk category and type of institution:

Risk Classification of Aggregate Assets of the Financial System

by Type of Institution
(as a % of total loans, as of December 31, 2003)

	Public	Private	Non-Bank	Financial	Credit	Financial
	Banks	Banks	Entities	Companies	Unions	System

Risk category:
Current(1)	73.0%	78.8%	81.6%	81.5%	85.0%	77.0%
Potentially Problematic:
Under observation and inadequate payment (2)	5.4	5.2	3.6	3.6	3.2	5.2
Under negotiation or restructuring(3)	2.3	4.6	2.7	2.6	4.7	3.9
Problematic(4)	4.6	6.8	2.6	2.6	3.0	6.0
Insolvent(5)	14.2	4.4	9.4	9.6	3.8	7.6
Irrecoverable(6)	0.5	0.2	0.2	0.2	0.3	0.3

Total	100%	100%	100%	100%	100%	100%

(1)	Loans where financial condition of debtor demonstrates its ability to meet financial obligations. The Superintendency of Financial Institutions requires loan-loss reserves of 1% for current loans (secured and unsecured).
(2)	Loans where financial condition of debtor demonstrates its ability to currently meet financial obligations, although external circumstances exist which, if not corrected, could compromise the debtor’s ability to fulfill its obligations in the future. The Superintendency of Financial Institutions requires loan-loss reserves of 3% (with guarantees) and 5% (without guarantees) for these loans.
(3)	Loans to debtors that have entered into restructuring negotiations within 60 days of declaring their inability to meet certain financial obligations. The Superintendency of Financial Institutions requires loan-loss reserves of 6% (with guarantees) and 12% (without guarantees) for these loans.
(4)	Loans where inability of debtor to meet its financial obligations would result in significant financial losses to the lender. The Superintendency of Financial Institutions requires loan-loss reserves of 12% (with guarantees) and 25% (without guarantees) for these loans.
(5)	Loans where there is a high probability that debtor would become insolvent upon meeting its financial obligations. The Superintendency of Financial Institutions requires loan-loss reserves of 25% (with guarantees) and 50% (without guarantees) for these loans.
(6)	Loans where financial condition of debtor demonstrates low probability that payments in default may be recovered. The Superintendency of Financial Institutions requires loan-loss reserves of 50% (with guarantees) and 100% (without guarantees) for these loans.

Source: Central Bank.

Deposits

      Total deposits increased 4.2% during 1999 to Ps.81.6 billion and 6.1% in 2000 to Ps.86.6 billion, reflecting continued confidence in the stability of the financial system, despite the economic contraction. During 1999 and 2000, deposits of the non-financial private sector in demand and savings accounts decreased, while deposits in term accounts increased, as depositors sought higher returns on their deposits.

      In 2001, however, total deposits in the banking sector decreased 23.2% to Ps.66.4 billion as a result of the run on deposits triggered by speculation about a potential devaluation of the peso. This run on deposits threatened the liquidity of the banking system and forced the Government to adopt restrictions on deposit withdrawals in late 2001 and early 2002. For a description of these restrictions see “—Regulation of the Financial System—Measures Adopted During the Economic Crisis.” Beginning in 2001, deposits of the non-financial private sector in term accounts began to decline, as depositors began to withdraw their deposits from the financial system amidst a climate of decreasing investor confidence in the stability of the financial system. The significant increases in deposits in demand and savings accounts in 2001 reflects a shift from term accounts to accounts from which deposits could be quickly and easily withdrawn.

      During the first half of 2002, despite the restrictions on bank withdrawals, the level of deposits continued to decline, albeit at a reduced rate. However, during the second half of the year, as the peso/dollar exchange rate and the inflation rate stabilized, the level of deposits began to increase. Two additional factors contributed to this trend in the second half of the year:

•	the high level of interest rates paid by banks on deposits, reflecting their efforts to preserve their liquidity; and

•	the low levels of interest rates in the United States and other countries, which discouraged transfers of funds abroad.

      These improved conditions allowed the Government to begin lifting restrictions on bank withdrawals in November 2002. As of December 31, 2002, total deposits in the Argentine banking system had increased by 12.9% to Ps.75.0 billion, from Ps.66.4 billion as of December 31, 2001. In 2002, the preference of the non-financial private sector for more liquid accounts was again reflected by the decline in term deposits, while overall deposits grew at a modest 7.2%. The growth in overall deposits in 2002, attributable to increased confidence in the peso/dollar exchange rate, the inflation rate, and the financial system overall, was offset in part as a result of the use of deposits (in the form of bank-issued Cedros) to cancel certain debt obligations with banks as well as the exchange of deposits for Government-issued Boden Depositor.

      In 2003, the ongoing recovery of the Argentine economy, the appreciation of the peso, the reduction in inflation and the improved liquidity of the financial system resulted in a rise in the total amount of deposits. As of December 31, 2003, total deposits had increased 24.0% to Ps.93.0 billion, compared to Ps.75.0 billion as of December 31, 2002. All types deposits of the non-financial private sector increased in 2003, led by increases of 69% and 78% in term accounts and savings accounts, respectively, reflecting a shift toward longer-term instruments as investor confidence in the financial sector continued to recover.

      During the first six months of 2004, total deposits in Argentina’s banking system increased by 18% to Ps.109.8 billion. Non-financial public sector deposits increased by 81.1% and non-financial private sector deposits increased by 5.3% during this period. The increase in deposits of the non-financial private sector reflected a 14.6% increase in demand deposits and a 31.6% increase in savings accounts. Term deposits, however, decreased by 2.4% during this period. During the third quarter of 2004, total deposits increased by 2.6% to Ps.112.6 billion. Non-financial public sector deposits increased by 11.1%, while non-financial private sector deposits decreased by 0.5% during this period.

      The following tables set forth information on total deposits in the financial sector as of the dates indicated:

Deposits by Type of Financial Institution

(in millions of pesos)

	As of December 31,

	1999		2000		2001		2002		2003

State-owned banks(1)	Ps.	26,946	Ps.	28,498	Ps.	21,454	Ps.	32,851	Ps.	44,860
Private banks		54,275		57,679		44,767		41,954		47,943
Financial entities other than banks		352		393		226		196		216

Total	Ps.	81,573	Ps.	86,570	Ps.	66,447	Ps.	75,001	Ps.	93,019

(1)	National, provincial and municipal.

Source: Central Bank.

Deposits by Type of Financial Institution

(as a % of total)

	As of December 31,

	1999	2000	2001	2002	2003

State-owned banks(1)	33.0%	32.9%	32.3%	43.8%	48.2%
Private banks	66.5	66.6	67.4	55.9	51.5
Financial entities other than banks	0.4	0.5	0.3	0.3	0.2

Total	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	National, provincial and municipal.

Source: Central Bank.

Deposits by Sector and by Type of Deposit

(in millions of pesos)

	As of December 31,

	1999		2000		2001		2002		2003

Non-financial public sector	Ps.	7,244	Ps.	7,289	Ps.	4,327	Ps.	8,497	Ps.	16,087
Financial sector (public and private)		290		670		352		289		652
Non-financial private sector		74,039		78,611		61,768		66,215		76,281
Demand Deposits		6,492		6,458		13,267		15,913		20,746
Savings Accounts		12,960		12,944		15,363		6,019		10,722
Term Deposits		51,529		56,011		28,717		19,674		33,208
Others		3,058		3,197		4,422		24,609		11,604

Total Deposits	Ps.	81,573	Ps.	86,570	Ps.	66,447	Ps.	75,001	Ps.	93,019

Source: Central Bank.

Deposits by Sector and by Type of Deposit

(% change from previous year)

	As of December 31,

	1999	2000	2001	2002	2003

Non-financial public sector	(10.5)%	0.6%	(40.6)%	96.4%	89.3%
Financial sector (public and private)	(22.3)	130.8	(47.4)	(17.9)	125.5
Non-financial private sector	6.0	6.2	(21.4)	7.2	15.2
Demand Deposits	(5.7)	(0.5)	105.4	19.9	30.4
Savings Accounts	(1.0)	(0.1)	18.7	(60.8)	78.1
Term Deposits	9.2	8.7	(48.7)	(31.5)	68.8
Others	14.2	4.6	38.3	456.5	(52.8)

Total Deposits	4.2%	6.1%	(23.2)%	12.9%	24.0%

Source: Central Bank.

Interest Rates

Interest Rates on Bank Loans

      Interest rates increased in 1999 as a result of the decline in net foreign capital flowing into the Argentine economy during this period, and the negative effect this had on the country’s monetary base and the availability of credit. For 1999, average prime rates on 30-day peso-denominated and dollar-denominated loans increased to 11.0% and 9.1%, respectively, from 10.7% and 9.0% for 1998. Average rates on peso-denominated interbank loans increased to 7.0% for 1999, from 6.8% for 1998, while average rates on dollar-denominated interbank loans decreased to 6.1% for 1999, from 6.6% for 1998.

      Interest rates decreased slightly during the first half of 2000, as the Argentine economy briefly stabilized due to the recovery of the Brazilian economy. In the second half of 2000, however, interest rates began to rise again, as the reduction in net capital inflows continued. For 2000, prime rates on 30-day peso-denominated and dollar-denominated loans averaged 11.1% and 9.7%, respectively, and rates on peso-denominated and dollar-denominated interbank loans averaged 8.2% and 7.6%, respectively.

      In 2001, as fears of a peso devaluation mounted and confidence in the Government’s ability to service its foreign-currency debt eroded, interest rates soared. For 2001, average prime rates on peso-denominated and dollar-denominated 30-day loans increased to 26.5% and 17.7%, respectively, and interest rates on peso-denominated and dollar-denominated interbank loans averaged 20.7% and 12.8%, respectively.

      For most of 2002, no representative market interest rates existed due to the freeze on deposits and the stagnation of lending activity, although 2002 figures indicate that interest rates continued to increase in that year. For 2002, prime rates on peso-denominated and dollar-denominated 30-day loans averaged 53.0% and 20.6%, respectively, and interest rates on peso-denominated interbank loans rose to 41.4%. Interest rates on dollar-denominated interbank loans declined to 11.0% in 2002. The overall increase in interest rates in 2002, despite the greater level of credit afforded by the Central Bank to the banking system and the expansion of the monetary base, reflected both the heightened risk of defaults due to the uncertain economic outlook and banks’ efforts to retain deposits by offering higher rates. The aversion towards lending and investment at the peak of the economic crisis in the first-half of 2002 severely limited the Central Bank’s ability to affect interest rates through monetary policy.

      In 2003, interest rates declined significantly due to the following factors:

•	the combined effect of the appreciation of the peso and the stabilization of the inflation rate. As expectations increased that the value of the peso would continue to increase, both in terms of other currencies and in terms of domestic purchasing power, the cost of capital decreased;

•	the greater liquidity of the banking sector, resulting primarily from the rise in deposits; and

•	the improved economic outlook in 2003.

      For 2003, the average prime rate on peso-denominated 30-day loans dropped to 19.1%, while the interbank rate on peso-denominated loans dropped to 3.8%. These trends continued during the first six months of 2004, with the average prime rate on peso-denominated loans decreasing to 7.7% and the average interbank rate on peso-denominated loans decreasing to 1.8%.

      The following table sets forth information regarding average interest rates on bank loans for the periods indicated:

Interest Rates on Bank Loans

(nominal annual interest rate)

						Six months
						ended
						June 30,
	1999	2000	2001(1)	2002	2003	2004

Domestic currency:
Interbank(2)	7.0%	8.2%	20.7%	41.4%	3.8%	1.8%
Prime(3)	11.0	11.1	26.5	53.0	19.1	7.7
Foreign currency:
Interbank(2)	6.1	7.6	12.8	11.0	1.7	2.0
Prime(3)	9.1	9.7	17.7	20.6	n/a	n/a

(1)	Figures published by the Argentine Central Bank in 2001 through November 30, 2001, only.
(2)	Average interbank rate.
(3)	Represents 30-day prime rate.

Source: Central Bank.

Interest Rates on Deposits

      Between 1999 and 2003, interest rates on deposits for the most part tracked changes in interest rates on loans. Between 1999 and 2001 banks were forced to offer higher interest rates to attract depositors, as fears of devaluation and higher interest rates in the United States led investors to pull deposits out of Argentine accounts. The average rate paid on peso-denominated deposits rose from 6.2% in 1999 to 9.4% in 2001, while the average rate on foreign-currency denominated deposits rose from 5.9% to 7.4% during the same period.

      In 2002, interest rates on peso-denominated deposits continued to rise as banks struggled to attract deposits in light of the Government’s restrictions on access to bank accounts. The average rate paid on peso deposits rose to 32.0% in 2002, with the rate on peso-denominated term deposits rising to 39.3%. Rates on foreign-currency denominated deposits declined in 2002 to 4.2%.

      In 2003, interest rates on deposits decreased primarily due to the increase in deposits due to the renewed confidence in the banking sector and stability in the peso’s exchange rate. In 2003, average rates on peso-denominated deposits decreased to 7.9% and average rates on foreign-currency denominated deposits decreased to 0.9%.

      During the first half of 2004, interest rates continued to decrease. During this period, peso-denominated interest rates on term deposits averaged 2.5% while the average interest rate for savings accounts was 0.7%. For dollar-denominated deposits, the average term deposit interest rate reached 0.6%, while the figure for savings accounts was 0.1%.

      The following table sets forth information regarding average interest rates on bank deposits for the periods indicated:

Interest Rates on Deposits

(nominal annual interest rate)

						Six months
						ended
						June 30,
	1999	2000	2001	2002	2003	2004

Domestic currency:
Savings deposits	2.9%	2.8%	3.1%	6.4%	1.3%	0.7%
Term deposits(1)	8.3	8.5	16.3	39.3	10.5	2.5
Average deposit rate(2)	6.2	6.2	9.4	32.0	7.9	1.9
Lebac(3)	n/a	n/a	n/a	67.9	8.3	6.4
Foreign currency:
Savings deposits	2.5	2.7	3.4	2.0	1.0	0.1
Term deposits(1)	6.4	7.0	9.7	4.4	0.9	0.6
Average deposit rate(2)	5.9	6.6	7.4	4.2	0.9	0.4
Lebac(4)	n/a	n/a	n/a	5.8	n/a	n/a

(1)	Weighted average interest rate on all term deposits.
(2)	Weighted average interest rate on term deposits plus savings deposits.
(3)	Average annual rate using 14-day LEBACs issued through November 2002 and, from November 2002 through June 30, 2003 using the average rate on 28- and 30-day LEBACs, and for July through December 31, 2003 using the average rate on 89-day LEBACs, and for 2004, using the average rate on one-year LEBACs.
(4)	Average annual rate on 14-day LEBACs.

Source: Central Bank.

Securities Markets

      Since the early 1990s Argentina has had active bond and equities markets. Trading on the Argentine stock market is dominated by Government bonds, followed by trading of corporate equity securities, followed by corporate bonds. Trading of other instruments such as futures and options represents only a small portion of market activity, although futures trading has increased somewhat since mid-2002 due to the development of the futures trading market.

Regulation of the Securities Markets

      The markets are regulated by the Comisión Nacional de Valores (the National Securities Commission, or “CNV”), the stock exchanges and Caja de Valores, a clearing house. The CNV regulates all agents that carry out transactions in Argentina’s public securities markets and has the authority to regulate and control the public offering of all securities, other than the primary issue of Government securities. There are 10 stock exchanges in Argentina, six of which are authorized to quote securities: Buenos Aires, Córdoba, Mendoza, Del Litoral (Santa Fe), La Rioja and Rosario. The oldest and largest is the Buenos Aires Stock Exchange, which was founded in 1854. Argentina also has an electronic trading system known as the Mercado Abierto Electronico or “MAE,” on which bonds also trade. In addition, several rating agencies operate in Argentina.

      Since 1989 the Government has introduced substantial reforms in the capital markets to promote foreign investment. The elimination of previously existing restrictions on foreign capital transactions allowed greater access to the Argentine securities markets to foreign investors. The Government subsequently created a framework to permit the introduction of non-bank financial products into the financial system, increasing the number of alternative investment vehicles available to foreign investors. During the 1990s, Argentina’s active bond and equities markets attracted significant amounts of portfolio investment from abroad, fueling the expansion of the country’s capital markets. The Argentine stock market index (known as the Merval index) hit its peak value of 850 points in 1997 and closed at 688 points at year-end 1997.

      In 1998 and 1999, as a result of the financial crises in Russia and Brazil, the shrinking Argentine economy and high U.S. interest rates, investor sentiment towards Argentine soured. This resulted in a significant decline in foreign portfolio investment which drove Argentine capital market index levels down. In 1998, the Merval index dropped to 430, 38% lower than its level as of the end of 1997. The Merval index recovered somewhat in 1999, increasing 30% to 550 points, but still well below its 1997 levels.

      In 2000, the Merval index fell to 417 points, reflecting declines in investor confidence in Argentine securities and paralleling declines in stock market indices worldwide during that year. The Merval index plummeted 29.3% in 2001 to 295 points, as speculation of an imminent Government default on its debt and a devaluation of the peso mounted. In 2002, the Merval Index rose by 78.0% to 525 points and in 2003 it rose 104.2% to 1072, as the economic recovery fueled increased investment and as investors turned back to the bond and equities markets as alternatives to Argentina’s banking system. As of June 30, 2004, the Merval Index had decreased 11.8% to 945 points, since December 31, 2003. This decrease was due primarily to the uncertainty on the part of domestic investors about the Government’s debt restructuring.

      In response to the economic crisis, and in particular the significant capital flight that crippled the Argentine economy, the Government has retreated from some of the free-market policies of the 1990s. During the peak of the crisis, in late 2001 and the beginning of 2002, the Government imposed strict restrictions on foreign-exchange transactions, which contributed in part to the decline in the value of the Merval index during these years as trading declined substantially. While the economic recovery has allowed the Government to lift many of the more onerous restrictions, some still remain. For a description of some of these restrictions see “—Foreign Exchange and International Reserves.”

      The total value, or market capitalization, of Argentina’s securities markets for equities as of December 31, 2003, was Ps.475.4 billion.

Pension Funds and Mutual Funds

      Individuals, pension funds and mutual funds constitute the largest groups of investors in Argentina’s capital markets. Investment by banks and insurance companies in the equity markets is limited by law. The development of mutual funds and the increase in the assets of Argentine institutional pension funds have created a broader domestic capital market and increased the level of activity on the Buenos Aires Stock Exchange. Since the reform of the social security system in 1994, total assets managed by pension funds grew significantly through 2001, reaching levels of Ps.20.8 billion in 2001 as compared to Ps.11.5 billion in 1998. In 2002, total assets managed by pension funds rose to Ps.40.1 billion due to the pesification of most pension funds’ assets, resulting in an increase in the peso-denominated value of those assets, and the valuation of certain equity assets at market prices. Pension funds’ holdings of Government debt securities continued to be valued at their principal amounts due at maturity. In 2003, pension funds’ assets increased 17.2% from Ps.40.1 billion at December 31, 2002 to Ps.47 billion at December 31, 2003, attributable in part to the increase in contributions from employees from 5% to 7% of their salaries and to a lesser extent to the general increase in contributions attributable to an increase in wages in Argentina. During the first half of 2004, pension funds’ assets remained relatively constant. As of June 30, 2004, assets had increased by only 2.0% to Ps.47.9 billion, since December 31, 2003.

      The assets of Argentina’s pension funds were impacted significantly by several Government measures taken in 2001 and 2002, including the pesification of previously foreign-currency denominated Government debt securities held by the pension funds, the replacement of certain deposit accounts owned by the pension funds by Boden and the replacement of other assets with Government guaranteed loans. Additionally, during the economic crisis private pension funds invested heavily in Government debt instruments. The Government’s suspension of debt payments encompasses a substantial portion of the Government debt held by the private pension funds.

      While Argentina’s mutual funds currently account for a relatively small portion of total funds invested in Argentina’s capital markets, total mutual fund investments in Argentina decreased to Ps.3.8 billion as of December 31, 2001 from Ps.6.9 billion as of December 31, 1998. This decrease resulted from the withdrawal of investors from mutual fund investments stemming from the lack of confidence in the Argentine economy coupled with a perception of increased risk associated with investing in Argentine securities. In 2002, mutual fund investments fell to U.S.$1.0 billion, as a result of a 93% decline in certificates of deposit denominated in U.S. dollars held by a number of mutual funds and a decline of more than 50% in U.S. dollar-denominated fixed income and equity funds.

Government Bonds

      The Argentine bond market is dominated by Government securities. The Treasury bond market, established by the Government in 1994, is supervised and managed by the Treasury. Prior to the establishment of the Argentine Treasury bond market, the short- to medium-term peso debt market was composed exclusively of certificates of deposits. CRYL, a clearing house managed by the Central Bank, handles Treasury bond issues. The Government publishes an annual timetable for the regular public auction of Treasury bonds. For a description of the types of domestic bonds issued by the Government see “Public Debt—Domestic Debt.”

Corporate Bonds

      Corporate bonds are issued in bearer or registered form and may be repaid in local or foreign currency, according to the terms and conditions of their issuance. Interest rates on corporate bonds may be fixed or floating and can vary substantially with market conditions and the creditworthiness of the issuer. Prior to the devaluation of the currency in January of 2002, most corporate bonds were denominated in U.S. dollars. Given that most of such issuances were contractually foreign-law governed, they were not subject to pesification and maintain their original foreign-currency denominated face value.

      The economic crisis and the devaluation of the currency have had a significant impact on Argentine companies’ ability to make payments on their debt obligations. Companies with foreign-currency denominated debt obligations have generally been negatively affected because their debts have become more expensive to service in peso terms.

      During 2002 and 2003, approximately 46 Argentine companies with listed securities defaulted on their debt obligations. At December 31, 2002, approximately U.S.$1.7 billion of corporate bonds were in default and at December 31, 2003, approximately U.S.$0.4 billion was in default. During 2003, approximately 12 Argentine companies with listed debt securities were either forced into or voluntarily filed for some form of bankruptcy proceedings and reached successful agreements, as compared to 6 companies in 2002. A number of bankruptcy proceedings are now being channeled through a new legal mechanism (an Acuerdo Preventivo Extrajudicial, known in Argentina as an “APE”) which is an out-of-court agreement requiring the approval from holders of two-thirds of the outstanding principal and accrued interest on existing debt as well as from holders representing a majority in number of the holders of its existing debt, at which point the agreement must be submitted to an Argentine court for approval, which is required for the agreement to be binding on all unsecured creditors.

      It has been difficult, if not impossible, for most Argentine companies to access the international capital markets since the devaluation of the peso.

Equities

      The Argentine equities market is regulated by the CNV. The stock exchanges set the rules that companies must follow in order to list their equity securities on those exchanges.

      The number of listed companies in Argentina declined to 114 as of December 31, 2002 from 130 as of December 31, 2000, 129 as of December 31, 1999, and 140 as of December 31, 1998. On December 31, 2003, 109 companies were listed. The decline through 2002 was primarily due to foreign acquisitions that led to the delisting of the acquired company, as well as merger activity and the effects of the economic crisis. The market capitalization of the Buenos Aires Stock Exchange increased from 1999 (U.S.$83.9 billion) through 2001 (U.S.$192.5 billion), declined in 2002, to U.S.$103.6 billion and recovered in 2003, to U.S.$185.4 billion. The daily average trading volume on the Buenos Aires Stock Exchange decreased progressively in the period from 1999 through 2002, reflecting the economic crisis, the flight of capital from the country, the shift from longer-term investments to shorter-term demand deposits in cash and the devaluation of the peso during the same period.

      The following table sets forth certain data regarding the market capitalization and average daily trading volume on the Buenos Aires Stock exchange as of the dates indicated:

Market Capitalization and Traded Volume

on the Buenos Aires Stock Exchange and Mercado Abierto Electronico
(in millions of U.S. dollars, unless otherwise stated)

	As of December 31,

	1999		2000		2001		2002		2003

Market Capitalization (in billions of U.S.$)	U.S.$	83.9	U.S.$	165.8	U.S.$	192.5	U.S.$	103.6	U.S.$	185.4
Average Daily Traded Volume:
Shares		37.0		24.1		17.4		5.3		12.1
Corporate bonds		0.8		1.7		1.3		0.1		0.1
Public bonds		124.3		110.9		66.5		38.8		46.3

Source: Buenos Aires Stock Exchange.

PUBLIC SECTOR FINANCES

Scope and Methodology

      Argentina’s public sector comprises national, provincial and municipal entities. The national entities are divided into the non-financial public sector and the financial public sector. The non-financial public sector consists of the National Administration, state-owned enterprises and certain special-purpose fiduciary funds. The National Administration, in turn, is composed of the Central Administration, decentralized agencies and social security institutions (including former provincial pension funds). The financial public sector consists of the Central Bank, the Banco de la Nación Argentina, the Banco de Inversión y Comercio Exterior (Foreign Investment and Trade Bank, or BICE) and thirteen other public financial entities (including provincial and municipal banks).

      The chart below sets forth the organizational structure of Argentina’s national public sector:

      The Central Administration comprises the institutions of the executive, legislative and judicial branches of the Government, including the public ministries. Decentralized agencies consist of governmental institutions, such as the Administración Federal de Ingresos Públicos or “AFIP”—the agency that administers the Government’s tax collections and customs—with a budget, revenues and expenditures separate from the Central Administration. The national social security institutions consist of the National Social Security Administration, the Armed Forces Pension Fund and the Federal Police Pension Fund. To date, ten provinces and two municipalities, including the City of Buenos Aires, have transferred their social security obligations to the National Administration. See “—Social Security.” These former provincial obligations are currently managed by the National Social Security Administration.

      The national public accounts reflect the consolidated results of the non-financial public sector. Transfers from the Central Bank to the National Treasury, however, are included in the Government’s fiscal revenues. Argentina’s provincial and local authorities are independent from the federal government and maintain separate fiscal accounts. Accordingly, the fiscal results of the provinces and local governments are not reflected in the national public accounts. The Central Administration, however, is legally required to transfer a portion of its revenues to the provinces and from time to time has also provided to the provinces other forms of financial assistance. See “—Fiscal Relations With the Provinces.”

      Except where otherwise stated in the discussion below, the national public accounts are presented using a cash-basis method, which computes revenues and expenditures in the period in which cash flows take place, regardless of the period in which they were accrued. In the discussion of the National Public Accounts below, we refer to the national non-financial public sector as the Government. Additionally, we refer to the fiscal balance of the non-financial public sector, excluding interest payments and proceeds from privatizations, as the primary balance. This primary balance does not reflect the issuance of Bocones, which the Government issues to pay for certain of its expenditures. Fiscal revenues (unless otherwise stated) exclude proceeds from privatizations. The overall balance of the non-financial public sector includes interest payments and any proceeds from privatizations unless otherwise stated.

National Public Accounts

Overview

      The Government registered overall fiscal deficits (including interest payments and proceeds from privatizations) every year from 1994 through 2002. These deficits played a significant role in Argentina’s economic crisis, forcing the Government to incur increasing amounts of debt and severely restricting its ability to apply fiscal measures to stimulate economic activity. The Government’s mounting debt was also a contributing factor to the imbalances in Argentina’s external sector. Its effect in this regard was twofold: On the one hand, the considerable amounts allocated by the Government to service its external debt contributed significantly to the country’s current account deficit. On the other hand, growing doubts about the sustainability of the Government’s debt burden contributed to the decline in the net capital inflows that eliminated Argentina’s capital account surplus in 2001. This capital account surplus had become vital for sustaining gross investment in the Argentine economy and for financing the country’s trade and fiscal deficits.

      The Government achieved primary fiscal surpluses throughout the 1990s (except in 1996) and from 2000 through 2003. From 1993 through 2001, these primary surpluses averaged Ps.1.9 billion (representing, on average, 0.7% of annual GDP), and ranged from a low of Ps.0.9 billion (0.3% of GDP) in 1999 to a high of Ps.5.1 billion (2.2% of GDP) in 1993. In 2002 and 2003, the Government registered primary surpluses of Ps.2.3 billion (0.7% of GDP) and Ps.8.7 billion (2.3% of GDP), respectively.

      From 1994 through 2001, however, the Government registered overall fiscal deficits, which averaged Ps.3.6 billion (representing, on average, 1.3% of annual GDP), and ranged from a deficit of Ps.84.3 million (0.03% of GDP) in 1994 to a deficit of Ps.8.7 billion (3.2% of GDP) in 2001. In 2002, the Government registered an overall fiscal deficit of Ps.4.6 billion (1.5% of GDP). In 2003, however, the Government registered an overall fiscal surplus of Ps.1.8 billion (0.5% of GDP). The Government overall fiscal results in 2002 and 2003 benefited from the Government’s suspension of payments on a substantial portion of its debt beginning in December 2001.

      The most significant long-term factor in the Government’s deteriorating finances has been a steady and pronounced rise in net interest payments on the Government’s debt, which increased 249% from U.S.$2.9 billion (1.2% of GDP) in 1993 to U.S.$10.2 billion (3.8% of GDP) in 2001. This increase resulted primarily from the following factors:

•	a 107.5% increase in the Government’s total debt, from U.S.$69.6 billion (29.4% of GDP) in 1993 to U.S.$144.5 billion (53.8% of GDP) in 2001, incurred primarily to finance the recurring overall fiscal deficits of the non-financial public sector, although this increase also reflected the conversion into debt of the Government’s obligations to pensioners and suppliers;

•	a step-up in interest rates on existing debt incurred in prior debt restructurings; and

•	an increase in the Government’s costs of borrowing, as foreign and local investors grew skeptical of the Government’s ability to sustain the Convertibility regime and balance its budget.

      See “Public Sector Debt” for a discussion of the Government’s debt burden from 1999 through 2003.

      Another factor that adversely affected the Government’s finances was the privatization of the social security system in 1994. In total, from 1995 through 2003, the Government’s social security outlays exceeded its revenues from social security contributions by Ps.52.4 billion. During this period, the annual deficit in the public social security system increased on average each year by 8.8% and ranged from a low of Ps.1.9 billion (0.7% of GDP) in 1995 to a high of Ps.7.8 billion (2.1% of GDP) in 2003. See “—Social Security.”

      The Government’s finances were also adversely affected during the late 1990s by changes to its revenue-sharing arrangement with the provinces. While historically a certain percentage of the Government’s revenues had been transferred to the provinces, in 1992 the Government agreed to guarantee minimum monthly transfers to the provinces. These minimum amounts were subsequently increased and in December 1999 converted to fixed monthly payments. These fixed payments became a significant financial burden as revenues declined with the latest recession. The strain these fixed transfers imposed on the Government’s finances eventually forced the Government to reduce certain revenue transfers to the provinces in the second half of 2001. In 2002, after the end of the Convertibility regime, the Government reached an agreement with the provinces to eliminate fixed transfers and revert to a percentage-based system. See “—Fiscal Relations With the Provinces—Revenue Transfers.”

      Although the liberalization of the economy during the 1990s was marked by the privatization of substantially all state-owned enterprises, proceeds from privatizations did not significantly improve the Government’s overall fiscal results (except in 1995 and 1999, which together accounted for 65.6% of all privatization proceeds from 1993 through 2003). On average, each year from 1993 to 2001, proceeds from privatizations accounted for only 1.2% of the Government’s annual revenues.

Fiscal Policy: 1999-2004

      From 1999 through 2001, the Government’s finances were plagued by the rising costs of servicing its debt and the widening gap between its social security revenues and social security outlays. Increasingly after 1999, faltering fiscal revenues resulting from the downturn in economic activity and fixed monthly transfers to the provinces further strained the Government’s finances. From 1999 through 2001, the Government sought to address its recurring fiscal shortfalls through a combination of austerity measures and tax increases. These fiscal tightening measures, however, tended to reduce economic activity, aggravating the recession. To counterbalance this effect, in 2001 the Government increasingly sought to provide targeted fiscal stimuli to the economy, with little effect.

      In December 2001, the Government announced that it would suspend interest and principal payments on a significant portion of its public debt. Following the end of the Convertibility regime in January 2002, the Government partly retreated from some of the austerity measures of prior years. It also sought to bolster its finances through a variety of export taxes, anticipating an increase in exports as a result of the devaluation of the peso.

      Two laws spearheaded the austerity measures pursued by the Government in the years leading up to the termination of the Convertibility regime. These were the Fiscal Convertibility Law approved by Congress in August 1999 and the Zero-Deficit Law approved by Congress in July 2001.

      The Fiscal Convertibility Law required the Government to balance its overall budget by 2003 (this deadline was later extended to 2005), and set a ceiling on the overall fiscal deficit of the non-financial public sector of 1.9% of GDP in 1999, with further deficit reductions required for the years 2000, 2001 and 2002. It also established a limit on increases in public primary expenditures (with certain limited exceptions) at a rate no greater than the GDP growth rate. For any year with negative GDP growth, primary expenditures could not exceed those for the prior year. To achieve these fiscal targets, the Government sought to cut its primary expenditures. In 1999, the overall deficit for the non-financial public sector remained within the limit specified by the Fiscal Convertibility Law. While the deficit target was not achieved in 2000, total expenditures for that year decreased by 2.2%, reflecting a 6.0% reduction in Government wages, a 15.7% reduction in Government purchases of goods and services, an 8.6% reduction in capital spending and a 4.1% reduction in other transfers (including transfers to the private sector, and transfers to autonomous public entities such as public universities).

      Further reductions in primary expenditures, however, proved politically difficult to achieve, as evidenced by the resignation of Ricardo Lopez-Murphy as Minister of Economy in March 2001, due to the lack of support for his proposed package of spending cuts. However, as further cuts became inevitable, the Government obtained passage of the Zero-Deficit Law in July 2001. This law provided that the Government’s estimated expenditures (including interest payments on its public debt) could not exceed its projected budgetary revenues, and required the Government to reduce its expenditures (including wages, pensions, payments to suppliers and contractors, as well as transfers to other Government entities) by equal percentages in order to achieve an annual overall fiscal balance. During the second half of 2001, after passage of the Zero-Deficit Law, the Government’s primary expenditures were reduced by 14.8% as compared to the same period for the prior year.

      The Government accompanied its austerity measures with a series of tax increases starting in 1998, the most important of which were the following:

•	In December 1998, Congress approved a tax reform law designed to promote employment, increase tax revenues and eliminate incentives to finance growth through the issuance of debt instead of equity. Key components of this tax reform package included the following:

-	an extension of the VAT tax to a number of previously exempted activities, such as advertising and cable television subscriptions;

-	an increase in corporate and personal income tax rates; and

-	the partial elimination of the deductibility from income taxes of interest payments.

•	In December 1999, Congress approved a second package of tax increases. The tax package raised personal income and personal property tax rates, introduced new excise taxes on soft drinks, alcoholic beverages, cigarettes, airport use and private medical services, eliminated VAT exceptions for private medical services and raised the VAT rate for cable television subscriptions.

•	In 2001, as the Government’s fiscal results worsened, Congress adopted the following additional tax measures:

-	In March 2001, as part of a series of reforms under the newly enacted Competitiveness Law, Congress introduced a tax on financial transactions such as credits and debits to checking accounts. Congress conferred upon the executive branch authority to set the applicable tax rate, which would be levied not on the value added by a transaction but on the full amount of the transaction, up to a limit of 0.6%. Originally set at 0.25%, in May 2001 the Government raised the tax rate to 0.4% following disappointing tax collection results for the first quarter of 2001. Congress subsequently increased the tax to the maximum permitted rate of 0.6%. To ease the additional burden imposed by this increase, the Government allowed taxpayers, subject to certain restrictions, to deduct from VAT and income taxes they owe up to 37.5% of the additional payments resulting from this increase. Additionally, to avoid aggravating Argentina’s trade deficit, the Government exempted from this tax transactions associated with exports, including foreign currency transfers into Argentina and crediting of letters of credit as a form of payment.

-	In April and May 2001, the Government implemented several amendments to the VAT tax regime. These included an increase in the VAT rate on entertainment-related goods and services, from 10.5% to 21%, the elimination of certain VAT exemptions, including an exemption on the sale of newspapers and magazines, and the introduction of a new VAT tax of 10.5% on passenger transportation services.

      The Government’s fiscal tightening measures could not control the spiraling costs of the Government’s debt. As a result, the Government’s overall deficit continued to increase, from U.S.$4.8 billion in 1999 to U.S.$8.7 billion in 2001. Moreover, by reducing the public’s disposable income, the fiscal tightening measures tended to aggravate the economic downturn.

      To counterbalance this effect, while the Government in 2001 still sought to increase tax revenues through a variety of initiatives (including the new tax on financial transactions mentioned above), it increasingly attempted to provide a fiscal stimulus to the economy through targeted tax relief and by eliminating or reducing taxes that discouraged investment and commercial activity. Most of these measures were adopted in March 2001, and formed part of what the Government labeled the “Competitiveness Plan.” As part of these measures, the Government allowed employers to treat social security contributions as credits to be applied against VAT obligations and reduced the VAT tax rate on the sale and import of capital goods to 10.5%.

      These tax measures were accompanied by a series of trade measures intended to foster export activity and domestic production without compromising the Government’s revenues. For a description of these measures, see “Foreign Trade and Balance of Payments—Trade Regulation.”

      The fiscal tightening measures the Government had pursued since 1998 and the fiscal stimulus measures it increasingly pursued in 2001 proved ineffective, as both the Government’s finances and the economy deteriorated significantly during the three years leading up to the termination of the Convertibility regime. In the second half of 2001, the Government’s deteriorating finances became unsustainable. In September 2001, the Government reduced revenue-sharing transfers to the provinces. In December 2001, it announced that it would defer principal and interest payments on a significant portion of Argentina’s public indebtedness. In January 2002, the Convertibility regime was brought to an end.

      The deferral of debt payments significantly altered the Government’s fiscal results, narrowing the overall deficit by 48.7% in 2002 as compared to 2001. To further improve its finances, in 2002 the Government introduced a variety of export taxes. For a description of these taxes, see “Foreign Trade and balance of Payments—Trade Regulation.”

      On the expenditure side, the Government increased pensions and salaries to public employees by 13%, restoring them to 2001 levels. This increase was retroactive, entitling pensioners and public employees to receive the amount by which their pensions and salaries had been reduced. The Government issued bonds (Boden 2008, known as Boden Restitution) as compensation for these unpaid wages and a portion of these pensions. Most unpaid pensions, however, were paid in cash in pesos. Additionally, the Government introduced a number of social support programs designed to ameliorate poverty. The most prominent of these was the Head of Household Program sponsored by the World Bank, under which unemployed heads of households received monthly Government allowances for working in certain community-service programs and public-works projects.

      In February 2002, the Government also entered into a new revenue-sharing agreement with the provinces that eliminated fixed transfers and reverted to a percentage-based system. See “—Fiscal Relations With the Provinces—Revenue Transfers.”

      In 2003, the Government eliminated most of the tax relief measures adopted under the Competitiveness Plan of 2001, and implemented tax reform measures designed to deter widespread tax evasion. At the same time, the Government sought to maintain fiscal discipline by applying inflation adjustments only to Government expenditures that constituted essential necessities (such as wage adjustments for the lowest-paid public sector employees, which took effect in December 2004, and increases in minimum public pension payments). Additionally, the Government implemented targeted increases of capital expenditures and increased transfers to the energy sector in order to limit the impact of Argentina’s developing energy crisis.

      Due to higher-than-expected fiscal results during 2004, the Government implemented the following measures in order to stimulate consumption and reduce the growing demand for wage increases:

•	A 50% increase in Social Security payments to workers who are heads of households with dependents (asignaciones familiares), beginning on October 1, 2004 (with retroactive payments for the months of October and November, 2004). The Government also raised the salary limit necessary to qualify for these payments.

•	A one-time, Ps.75 increase in the monthly economic aid package provided to the beneficiaries of the Heads of Households Program and the Program for Attention to Vulnerable Groups (Programa de Atención a Grupos Vulnerables), to be paid in December 2004. The Program for Attention to Vulnerable Groups provides social services to vulnerable groups, including women who are heads of households, at-risk youth, senior citizens, people with disabilities and the indigenous population.

•	A one-time, Ps.200 increase in social security payments, to be included in payments due to recipients in December 2004.

      On December 9, 2004, the Government announced a Ps.100 increase in the minimum wage, to take effect on January 1, 2005. The increase would apply to private sector employees as well as public sector employees whose monthly salary is below Ps.1,250. The decree authorizing the increase has not yet been signed.

Evolution of Fiscal Results: 1999-2004

      The following tables set forth the national public accounts for the periods indicated:

National Public Accounts

(in millions of pesos)

											Six months ended
											June 30,

	1999		2000		2001		2002		2003		2003		2004

Fiscal revenue:
Current revenue:
National administration taxes(1)	Ps.	38,626	Ps.	40,672	Ps.	37,165	Ps.	40,034	Ps.	60,738	Ps.	28,750	Ps.	42,149
Social security tax(1)		10,892		10,684		9,640		9,710		11,689		5,502		6,931
Net operating result from state-owned enterprises		26		79		21		124		(33)		(26)		(54)
Other non-tax revenue(2)		5,086		3,774		3,435		5,113		4,677		2,473		3,739
Capital revenue(3)		200		257		128		93		81		24		37

Total fiscal revenues		54,829		55,466		50,388		55,075		77,152		36,723		52,802

Primary Expenditures:(4)
Current expenditures:
National administration wages		7,124		6,700		6,353		6,777		8,745		4,102		4,429
Goods and services		2,281		1,924		1,889		2,186		2,825		1,260		1,478
Social security		17,436		17,431		16,617		16,535		19,464		8,770		10,375
Transfers to provinces		15,641		15,823		13,917		14,768		20,576		9,415		14,978
Other transfers(5)		8,290		7,949		7,551		10,360		13,434		6,430		6,952
Other expenditures		4		15		23		10		239		117		43
Capital expenditures		3,177		2,903		2,644		2,182		3,191		1,700		2,716

Total primary expenditures		53,952		52,746		48,993		52,819		68,475		31,793		40,970

Primary fiscal balance	Ps.	876	Ps.	2,720	Ps.	1,395	Ps.	2,256	Ps.	8,677	Ps.	4,930	Ps.	11,832

Interest payments(6)		(8,224)		(9,656)		(10,175)		(6,810)		(6,883)		(3,507)		(2,804)
Privatization proceeds		2,579		145		60		5		11		1		14

Overall balance of non-financial public sector	Ps.	(4,768)	Ps.	(6,792)	Ps.	(8,719)	Ps.	(4,549)	Ps.	1,805	Ps.	1,424	Ps.	9,043

(1)	Figures presented in this table differ from those presented in the tables titled “Composition of Tax Revenues” because they were calculated using different methodologies and because they are published after the figures in the “Composition of Tax Revenues” table and thus reflect updated information.
(2)	Includes sale of goods and services of the public administration, operational revenues, transfers from the Central Bank, current transfers and other transfers.
(3)	Excludes revenues from privatization.
(4)	The Government pays for certain of its expenditures by issuing bonds known as Bocones. These additional expenditures are not reflected in the Government’s primary expenditures. The amount of such Bocones issued in 1999 through 2003 was Ps.1.44 billion, Ps.1.29 billion, Ps.1.45 billion, Ps.369 million and Ps.2.08 billion, respectively.
(5)	Includes transfers to the private sector (including subsidies), to the public sector (e.g., transfers to universities) and to the Heads-of-Household Program.
(6)	For 2002, 2003 and 2004, includes only interest payments on debt not subject to the suspension of debt payments.

Source: Ministry of Economy.

National Public Accounts

(as a percentage of GDP)

						Six months
						ended
						June 30,

	1999	2000	2001	2002	2003	2003	2004

Fiscal revenue:
Current revenue:
National administration taxes(1)	13.6%	14.3%	13.8%	12.8%	16.1%	7.9%	9.7%
Social security tax(1)	3.8	3.8	3.6	3.1	3.1	1.5	1.6
Net operating result from state-owned enterprises	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Other non-tax revenue(2)	1.8	1.3	1.3	1.6	1.2	0.7	0.9
Capital revenue(3)	0.1	0.1	0.0	0.0	0.0	0.0	0.0

Total fiscal revenues	19.3%	19.5%	18.8%	17.6%	20.5%	10.1%	12.2%

Primary Expenditures:(4)
Current expenditures:
National administration wages	2.5%	2.4%	2.4%	2.2%	2.3%	1.1%	1.0%
Goods and services	0.8	0.7	0.7	0.7	0.8	0.3	0.3
Social security	6.1	6.1	6.2	5.3	5.2	2.4	2.4
Transfers to provinces	5.5	5.6	5.2	4.7	5.5	2.6	3.5
Other transfers(5)	2.9	2.8	2.8	3.3	3.6	1.8	1.6
Other expenditures	0.0	0.0	0.0	0.0	0.1	0.0	0.0
Capital expenditures	1.1	1.0	1.0	0.7	0.8	0.5	0.6

Total primary expenditures	19.0%	18.6%	18.2%	16.9%	18.2%	8.8%	9.5%

Primary fiscal balance	0.3	1.0	0.5	0.7	2.3	1.4	2.7

Interest payments(6)	2.9	3.4	3.8	2.2	1.8	1.0	0.6
Privatization proceeds	0.9	0.1	0.0	0.0	0.0	0.0	0.0

Overall balance of non-financial public sector	(1.7)%	(2.4)%	(3.2)%	(1.5)%	0.5%	0.4%	2.1%

(1)	Figures presented in this table differ from those presented in the tables titled “Composition of Tax Revenues” because they were calculated using different methodologies and because they are published after the figures in the “Composition of Tax Revenues” table and thus reflect updated information.
(2)	Includes sale of goods and services of the public administration, operational revenues, transfers from the Central Bank, current transfers and other transfers.
(3)	Excludes revenues from privatization.
(4)	The Government pays for certain of its expenditures by issuing bonds known as Bocones. These additional expenditures are not reflected in the Government’s primary expenditures.
(5)	Includes transfers to the private sector (including subsidies), to the public sector (e.g., transfers to universities) and to the Heads-of-Household Program.
(6)	For 2002, 2003 and 2004, includes only interest payments on debt not subject to the suspension of debt payments.

Source: Ministry of Economy.

     The figures in the discussion of fiscal results below are those presented in the immediately preceding tables, with the exception of figures for revenues from social security taxes, VAT taxes, income taxes, taxes on goods and services, and fuel taxes, all of which refer to figures presented in the table titled “Composition of Tax Revenues” presented in “—Tax Regime.”

Fiscal Result of 1999 as Compared to Fiscal Result of 1998

      Primary fiscal balance. As the economy went into recession in 1999, the Government’s primary surplus decreased by a total of Ps.1.6 billion or 64.8%, to Ps.876 million from Ps.2.5 billion in 1998. This decrease was primarily due to a 2.8% decline in total revenues.

      Fiscal revenues. In 1999, fiscal revenues (excluding proceeds from privatizations) declined by 2.8%, to Ps.54.8 billion from Ps.56.4 billion in 1998. This decline was attributable to two main factors:

•	a 10.0% decline in VAT collections to Ps.18.8 billion, from Ps.20.9 billion in 1998, caused by the reduction in economic activity; and

•	an 8.2% decline in social security tax collections to Ps.10.1 billion, from Ps.11.0 billion in 1998, caused by the continued effects of the privatization of the social security system, by a reduction in the employer payroll tax rate and the reduction in economic activity.

      Despite the economic downturn in 1999, tax revenues increased during that year as a result of the increase in various tax rates adopted in 1998. As a result of these tax increases,

•	revenues from income taxes increased 4.9% to Ps.10.1 billion, from Ps.9.6 billion in 1998;

•	revenues from taxes on goods and services (other than VAT) increased 20.7% to Ps.3.2 billion, from Ps.2.7 billion in 1998; and

•	revenues from taxes on capital increased 13.7% to Ps.1.1 billion, from Ps.930 million in 1998.

      Non-tax revenues also increased in 1999 by 41.8%, to Ps.5.1 billion, from Ps.3.6 billion in 1998, reflecting the premium (i.e., the difference between the sales price and the market price) the Government received for the sale of its remaining shares of YPF (the amount of this premium was not included in the proceeds from privatization for 1999, which reflected the market price of the shares sold by the Government).

      Primary expenditures. In 1999, primary expenditures increased by less than 0.1%, to Ps.54.0 billion from Ps.53.9 billion in 1998. This increase reflected the following results:

•	a 7.6% increase in other transfers to Ps.8.3 billion, from Ps.7.7 billion in 1998, resulting primarily from an increase in transfers to the private sector; and

•	a 5.4% increase in Government wages to Ps.7.1 billion, from Ps.6.8 billion in 1998.

      These increases were offset by reductions in capital spending and transfers to the provinces. The most significant reduction was registered in capital spending, which decreased 15.7% to Ps.3.2 billion, from Ps.3.8 billion in 1998. Transfers to the provinces decreased 1.2% to Ps.15.6 billion, from Ps.15.8 billion in 1998. Social security outlays remained relatively constant in 1999 as compared to their 1998 levels, decreasing by only 0.3% to Ps.17.4 billion, from Ps.17.5 billion in 1998. The Fiscal Convertibility Law adopted in August 1999 tended to reduce expenditures, but its effects would not be felt until 2000.

      Overall fiscal balance. The Government’s sale of its remaining stake in YPF in 1999 significantly altered its overall fiscal results for that year. Excluding the proceeds of this sale and other privatizations, in 1999 the overall deficit of the non-financial public sector increased 76.2% to Ps.7.3 billion, from Ps.4.2 billion in 1998, reflecting not only the decrease in the Government’s primary balance, but also a 23.5% increase in interest expense on the Government’s debt to Ps.8.2 billion, from Ps.6.7 billion in 1998. Taking into account proceeds from the sale of the Government’s remaining stake in YPF and other privatizations (which represented 4.5% of Government’s total revenues in 1999), the overall fiscal deficit of the non-financial public sector increased 17.1% to Ps.4.8 billion, from Ps.4.1 billion in 1998.

Fiscal Result of 2000 as Compared to Fiscal Result of 1999

      Primary fiscal balance. In 2000, as the economic downturn became temporarily less pronounced due to the recovery of the Brazilian economy, the Government’s primary surplus increased by a total of Ps.1.8 billion or 210.4%, to Ps.2.7 billion. This increase resulted primarily from the Government’s fiscal tightening measures, which resulted in a 2.2% reduction in primary expenditures and a 1.2% increase in fiscal revenues (excluding privatizations).

      Fiscal revenues. In 2000, fiscal revenues (excluding proceeds from privatizations) increased by 1.2%, to Ps.55.5 billion from Ps.54.8 billion in 1999, primarily as a result of a series of tax measures introduced in late 1999. This increase in revenues reflected the following results:

•	Revenues from VAT taxes and from other taxes on goods and services increased in 2000 due to the increase in select tax rates, the elimination of certain VAT exceptions and the introduction of new excise taxes on a variety of products. Revenues from VAT taxes increased 1.3% to Ps.19.0 billion, from Ps.18.8 billion in 1999, while revenues from other taxes on goods and services increased 12.0% to Ps.3.6 billion, from Ps.3.2 billion in 1999.

•	Revenues from income taxes increased 12.1% to Ps.11.3 billion, from Ps.10.1 billion in 1999 (with revenues from personal income taxes alone increasing 28.9% to Ps.3.9 billion, from Ps.3.1 billion in 1999) as a result of an increase in income tax rates.

•	Revenues from taxes on capital also increased, by 18.7%, to Ps.1.3 billion from Ps.1.1 billion in 1999, due to an increase in personal property taxes.

      These increases in tax revenues were partly offset by the following reductions in revenue:

•	Revenues from import and export taxes decreased 11.9% to Ps.2.1 billion, from Ps.2.4 billion in 1999, due to the reduction in imports resulting from the recession.

•	Revenues from fuel taxes decreased 3.1% to Ps.3.5 billion, from Ps.3.6 billion in 1999.

•	Revenues from social security taxes decreased 2.4% to Ps.9.8 billion, from Ps.10.1 billion in 1999, as the privatization of the social security system continued to erode this revenue stream.

•	Non-tax revenues (including sale of goods and services, other operational revenues and transfers from the Central Bank) decreased 25.8% to Ps.3.8 billion from Ps.5.1 billion in 1999.

      Primary expenditures. In 2000, primary expenditures declined by 2.2%, to Ps.52.7 billion from Ps.54.0 billion in 1999, reflecting across-the-board reductions resulting from the Government’s austerity measures following passage of the Fiscal Convertibility Law. This reduction in primary expenditures reflected the following results:

•	National administration wages decreased 6.0% to Ps.6.7 billion, from Ps.7.1 billion in 1999.

•	Government expenditures on goods and services decreased 15.7% to Ps.1.9 billion, from Ps.2.3 billion in 1999.

•	Other transfers (including transfers to the private sector and transfers to public entities such as universities) decreased 4.1% to Ps.7.9 billion, from Ps.8.3 billion in 1999.

•	Capital expenditures decreased 8.6% to Ps.2.9 billion, from Ps.3.2 billion in 1999.

      Social security outlays remained relatively constant in 2000, while transfers to the provinces and other expenditures increased. Transfers to the provinces increased 1.2% to Ps.15.8 billion, from Ps.15.6 billion in 1999, due to an increase in the amount of fixed monthly transfers to the provinces agreed by the Government.

      Overall fiscal balance. The comparison of the Government’s overall fiscal results in 1999 and 2000 can be distorted due to the relatively modest privatizations of 2000 (accounting for only 0.3% of Government revenues), compared with the exceptional proceeds from the sale of the Government’s stake in YPF during the prior year. Taking into account proceeds from privatizations, the overall deficit of the non-financial public sector increased by a total of Ps.2.0 billion or 42.4%, to Ps.6.8 billion from Ps.4.8 billion in 1999. Excluding proceeds from privatizations however, the overall deficit of the non-financial public sector decreased by 5.6%, to Ps.6.9 billion from Ps.7.3 billion in 1999. This decrease in the overall deficit resulted from the Government’s fiscal tightening measures, which were partly offset by a 17.4% increase in interest expenses on the Government’s debt, to Ps.9.7 billion from Ps.8.2 billion in 1999.

Fiscal Result of 2001 as Compared to Fiscal Result of 2000

      Primary fiscal balance. In 2001, the Government’s primary surplus declined by a total of Ps.1.3 billion or 48.7%, to Ps.1.4 billion from Ps.2.7 billion in 2000, primarily as a result of a 9.2% decline in fiscal revenues (excluding privatizations), which was partly offset by a 7.1% reduction in primary expenditures.

      Fiscal revenues. In 2001, fiscal revenues (excluding proceeds from privatizations) decreased by 9.2%. This decline was attributable primarily to the deepening economic recession, the introduction of tax-relief measures and the continued decline in social security revenues. The decline in fiscal revenues reflected the following results:

•	VAT collections, the most directly affected by the severe economic contraction, decreased 19.2% to Ps.15.4 billion, from Ps.19.0 billion in 2000.

•	Revenues from other taxes on goods and services decreased 18.1% to Ps.3.0 billion, from Ps.3.6 billion in 2000.

•	Revenues from income taxes decreased 5.2% to Ps.10.7 billion, from Ps.11.3 billion in 2000, as the enduring recession finally halted the rise in revenues from income taxes, which had increased every year since 1991.

•	Revenues from import and export taxes decreased 17.5% to Ps.1.7 billion, from Ps.2.1 billion in 2000, reflecting the continued decline in imports.

•	Revenues from fuel taxes decreased 1.7% to Ps.3.4 billion, from Ps.3.5 billion in 2000.

•	Revenues from social security taxes decreased 11.6% to Ps.8.7 billion, from Ps.9.8 billion in 2000, due in part to continued erosion of this revenue stream from the privatization of the social security system, but also from a temporary reduction in employee social security contributions, from 11% to 5%.

•	Other non-tax revenue (including sale of goods and services, other operational revenues and transfers from the Central Bank) decreased 9.0% to Ps.3.4 billion from Ps.3.8 billion in 2000.

      Only taxes on capital registered an increase in revenue in 2001, of 206.9%, to Ps.3.8 billion from Ps.1.3 billion in 2000, due to the introduction of the tax on financial transactions.

      Primary expenditures. In 2001, primary expenditures declined by 7.1%, to Ps.49.0 billion from Ps.52.7 billion in 2000, partly as a result of across-the-board reductions in primary expenditures due to the Government’s efforts to comply with the Zero-Deficit Law, and partly as a result of the Government’s unilateral decision to reduce transfers to the provinces in September 2001. The Government’s austerity measures under the Zero-Deficit Law resulted in the following reductions in expenditures:

•	National administration wages declined 5.2% to Ps.6.4 billion, from Ps.6.7 billion in 2000 due to the 13% reduction in public sector wages.

•	Government purchases of goods and services declined 1.8% to Ps.1.89 billion, from Ps.1.92 billion in 2000.

•	Social security outlays declined 4.7% to Ps.16.6 billion, from Ps.17.4 billion in 2000, due to the 13% reduction in pension payments.

•	Other transfers (including transfers to the private sector and transfers to public entities such as universities) decreased 5% to Ps.7.6 billion, from Ps.7.9 billion in 2000.

•	Capital expenditures declined 8.9% to Ps.2.6 billion, from Ps.2.9 billion in 2000.

      Transfers to the provinces declined 12.0% in 2001, to Ps.13.9 billion from Ps.15.8 billion in 2000. Only other expenditures increased 50.6% in 2001, to Ps.23.2 million from Ps.15.4 million in 2000.

      Overall fiscal balance. In 2001, the overall fiscal deficit of the non-financial fiscal sector increased by a total of Ps.1.9 billion or 28.4%, to Ps.8.7 billion from Ps.6.8 billion in 2000. This increase was more pronounced than the decrease in the primary surplus due to the continued surge in interest payments on the Government’s debt, which increased 5.4% in 2001, to Ps.10.2 billion from Ps.9.7 billion in 2000. The Government’s interest expense in 2001 accounted for 17.2% of the Government’s total expenditures for the year. Proceeds from privatizations in 2001 were negligible.

Fiscal Result of 2002 as Compared to Fiscal Result of 2001

      Primary fiscal balance. In 2002, the Government’s primary surplus increased by a total of Ps.860 million or 61.7%, to Ps.2.3 billion from Ps.1.4 billion in 2001. This increase resulted from a 9.3% increase in fiscal revenues, which was partly offset by a 7.8% increase in primary expenditures.

      Fiscal revenues. In 2002, fiscal revenues (excluding proceeds from privatizations) increased 9.3%, to Ps.55.1 billion from Ps.50.4 billion in 2001. This increase was attributable in large part to the financial transactions tax, an increase in domestic prices, and the reinstatement of various export taxes. The increase in revenues reflected the following results:

•	Revenues from import and export taxes increased 272.6%, to Ps.6.4 billion from Ps.1.7 billion in 2001 due to the reinstatement of export taxes.

•	Despite the restrictions on deposit withdrawals and the pronounced economic decline during this year, revenue from taxes on capital increased 43.7% to Ps.5.5 billion, from Ps.3.8 billion in 2001, due to the continued effects of the tax on financial transactions introduced in March 2001.

•	Revenue from taxes on fuels increased 31.1% to Ps.4.5 billion, from Ps.3.4 billion in 2001. This increase resulted both from a modification in the tax rates applicable to gas-oil, and a global increase in the price of oil.

•	Non-tax revenues (including sale of goods and services, other operational revenues and transfers from the Central Bank) increased 48.9% to Ps.5.1 billion, from Ps.3.4 billion in 2001.

•	Revenue from social security contributions increased by 1.8%, to Ps.8.8 billion from Ps.8.7 billion in 2001.

      Fiscal revenues from all other sources decreased in 2002 due to the economic contraction during this year, particularly during the first-half of the year.

•	Revenue from income taxes registered the most significant decline in 2002, decreasing 11.2% to Ps.9.5 billion from Ps.10.7 billion in 2001.

•	VAT collections halted their sharp decline from the prior year, decreasing by only 0.7% to Ps.15.2 billion from Ps.15.4 billion in 2001. This more moderate decline in VAT revenues, despite the recession, resulted from the inflation that followed the devaluation of the peso in 2002.

•	Revenue from other taxes on goods and services registered a 13.4% decline to Ps.2.6 billion, from Ps.3.0 billion in 2001. Like VAT revenues, revenues from other taxes on goods and services benefited from the rise in inflation following the devaluation of the peso. As a result, the reduction in this revenue stream was less pronounced than in 2001, despite the reduction in economic activity during 2002.

      In 2002, tax reimbursements or drawbacks—which had remained relatively stable during the prior three years—increased by a total of Ps.690 million or 129.8%, to Ps.1.2 billion from Ps.532 million in 2001, as a result of the devaluation of the peso. This devaluation increased in peso terms the value of exports, which formed the basis for the amounts reimbursed. For a description of these reimbursements see “Foreign Trade and Balance of Payments—Trade Regulation.”

      Primary expenditures. In 2002, primary expenditures increased by 7.8%, to Ps.52.8 billion from Ps.49.0 billion in 2001. This increase resulted in large part from a 37.2% increase in other transfers, to

Ps.10.4 billion from Ps.7.6 billion in 2001, reflecting an increase in private sector subsidies and other transfers to the private sector as part of the social support programs introduced by the Duhalde administration. The increase in primary expenditures also reflected the following results:

•	Transfers to the provinces increased 6.1% to Ps.14.8 billion, from Ps.13.9 billion in 2001, as a result of the new revenue-sharing agreement reached between the Government and the provinces in February 2002, which normalized revenue transfers to the provinces. This increase in transfers to the provinces in 2002 reflected the reduced transfers during the prior year as a result of the Government’s unilateral reduction in payments.

•	National administration wages increased 6.7% to Ps.6.8 billion, from Ps.6.4 billion in 2001, largely as a result of the Duhalde administration’s implementation of a retroactive 13% increase in Government wages to restore them to 2001 levels.

•	Government purchases of goods and services increased 15.7% to Ps.2.2 billion, from Ps.1.9 billion in 2001.

      Despite the retroactive reversal of the 2001 reductions in Government wages and public pension payments, social security outlays decreased 0.5% in 2002, to Ps.16.5 billion from Ps.16.6 billion in 2001. Only capital expenditures registered a considerable decline in 2002, of 17.5%, to Ps.2.2 billion from Ps.2.6 billion in 2001.

      Overall fiscal balance. In 2002, the Government’s overall results improved, largely as a result of suspension of payments on a substantial portion of the Government’s debt, but also due to the increase in the Government’s primary surplus. The overall deficit of the non-financial public sector decreased by a total of Ps.4.2 billion or 48.1%, to Ps.4.5 billion from Ps.8.7 billion in 2001. As a result of the suspension of debt payments, the Government’s interest expense declined by a total of Ps.3.4 billion (U.S.$8.0 billion) or 33.1%, to Ps.6.8 billion (U.S.$2.2 billion) from Ps.10.2 billion in 2001. This decline was not greater since the Government continued to make payments on certain of its debt obligations. Moreover, the interest expense (measured in peso terms) on the Government’s performing foreign-currency denominated debt increased due to the devaluation of the peso. For a description of the scope of the suspension of debt payments see “Public Sector Debt—Debt Records.” There were no significant revenues from privatizations in 2002.

Fiscal Result of 2003 as Compared to Fiscal Result of 2002

      Primary fiscal balance. The Government’s finances continued to improve during 2003, with the primary surplus increasing by a total of Ps.6.4 billion or 284.7%, to Ps.8.7 billion from Ps.2.3 billion in 2002. This increase resulted from a 40.1% increase in fiscal revenues, which was partly offset by a 29.6% increase in primary expenditures.

      Fiscal revenues. In 2003, fiscal revenues (excluding proceeds from privatizations) increased 40.1%, to Ps.77.2 billion from Ps.55.1 billion in 2002. This increase resulted from an across-the-board increase in tax revenue due to the economic recovery and the Government’s efforts to reduce tax evasion. The increase in fiscal revenue was attributable, in particular, to the following results:

•	Revenues from income taxes increased 70.0% to Ps.16.2 billion, from Ps.9.5 billion in 2002.

•	Revenues from VAT taxes increased 37.4% to Ps.20.9 billion, from Ps.15.2 billion in 2002.

•	Revenue from taxes on foreign trade increased 78.1% to Ps.11.4 billion, from Ps.6.4 billion in 2002.

•	Revenues from taxes on capital increased 38.9% to Ps.7.7 billion, from Ps.5.5 billion in 2002.

•	Revenues from social security taxes increased 20.2% to Ps.10.6 billion, from Ps.8.8 billion in 2002.

      Non-tax revenues (including results from state-owned enterprises, capital revenues and other non-tax revenues), on the other hand, decreased in the aggregate by 11.3% to Ps.4.7 billion, representing 6.1% of total fiscal revenues in 2003.

      Primary expenditures. In 2003, primary expenditures increased by 29.6%, to Ps.68.5 billion from Ps.52.8 billion in 2002. This increase resulted from an across-the-board increase in Government expenditures. The increase in primary expenditures was primarily attributable to the following results:

•	Transfers to the provinces increased 39.3% to Ps.20.6 billion, from Ps.14.8 billion in 2002, due to the overall increase in fiscal revenues.

•	Other transfers (including export and private sector subsidies, and transfers to autonomous public entities such as universities) increased 29.7% to Ps.13.4 billion, from Ps.10.4 billion in 2002, due in part to a one-time year-end payment to beneficiaries of the Heads-of-Household Program and in part to increased transfers to the energy sector intended to reduce the impact of Argentina’s developing energy crisis on economic growth.

•	Social security outlays increased 17.7% to Ps.19.5 billion, from Ps.16.5 billion in 2002, due in large part to an increase in the minimum public pension benefit as well as a retroactive increase in military wages that increased the pensions of some retired personnel.

•	National administration wages increased 29.0% to Ps.8.7 billion, from Ps.6.8 billion in 2002 due in part to an increase in military wages.

•	Capital expenditures increased 46.2% to Ps.3.2 billion, from Ps.2.2 billion in 2002 due to direct Government investment intended to promote economic activity.

      Overall fiscal balance. In 2003, the Government achieved its first overall fiscal surplus since 1994. This surplus totaled Ps.1.8 billion, compared to a Ps.4.5 billion deficit in 2002. The Government’s overall results improved almost entirely as a result of the increase in the Government’s primary balance. Interest expense on the Government’s debt increased only marginally by 1.1% to Ps.6.9 billion, although the total mount of interest payments was still 32.4% lower than at the peak of the fiscal crisis in 2001, due to the Government’s continued suspension of debt payments on a substantial portion of its debt. There were no significant revenues from privatizations in 2003.

Fiscal Results of the First Nine Months of 2004 as Compared to the First Nine Months of 2003

      During the first nine months of 2004, the Government registered a primary surplus of Ps.16.8 billion, compared with a primary surplus of Ps.7.2 billion during the first nine months of 2003. These results reflected fiscal revenues of Ps.79.5 billion, compared to fiscal revenues of Ps.56.4 billion for the first nine months of 2003, and primary expenditures of Ps.62.7 billion, compared to primary expenditures of Ps.49.2 billion for the first nine months of 2003. The increase in fiscal revenues during this period resulted primarily from increases in consumption and employment rates, which increased revenues from VAT and income taxes, and from higher prices for Argentina’s export products, which increased revenues from export taxes. During this period, the Government registered an overall fiscal surplus of Ps.12.4 billion, compared to Ps.1.8 billion during the first nine months of 2003. These overall fiscal results reflected a 17.5% reduction in interest expense on the Government’s debt, from Ps.5.3 billion during the first nine months of 2003 to Ps.4.4 billion during the first nine months of 2004.

Composition of Public Expenditures

      The national public sector expenditures include general administrative expenses, debt service payments, investments in public infrastructure and services, expenditures related to defense and security, administrative expenses of the justice system and spending on social programs.

      The following table sets forth the National Administration’s public expenditures for the periods indicated, calculated using an accrual method, which computes revenues and expenditures in the periods in which they are accrued, regardless of the period in which cash flows take place.

Composition of National Public Expenditures(1)

(in millions of pesos)

	1999		2000		2001		2002		2003

General administration	Ps.	4,477	Ps.	3,344	Ps.	2,656	Ps.	2,430	Ps.	3,340
Defense and security		3,497		3,379		3,168		3,701		4,572
Justice		802		810		793		812		856
Social programs		28,946		29,366		28,651		30,742		38,570
Social security		19,283		19,496		19,859		19,896		22,491
Culture, education, science and technology		3,535		3,744		3,491		2,994		4,089
Health		3,057		3,022		2,495		2,965		3,876
Housing		829		1,024		744		580		910
Social welfare		1,899		1,834		1,749		1,926		3,221
Labor		342		246		313		2,380		3,984
Public expenditures on economic infrastructure		2,294		2,188		1,889		1,714		5,281
Public debt service(2)		8,572		10,141		11,776		6,407		7,187

Total	Ps.	48,589	Ps.	49,228	Ps.	48,935	Ps.	45,806	Ps.	59,806

(1)	Calculated using an accrual method.
(2)	Based on performing debt.

Source: Ministry of Economy.

Composition of National Public Expenditures(1)

(as a percentage of total Government expenditures)

	1999	2000	2001	2002	2003

General administration	9.2%	6.8%	5.4%	5.3%	5.6%
Defense and security	7.2	6.9	6.5	8.1	7.6
Justice	1.7	1.6	1.6	1.8	1.4
Social programs	59.6	59.7	58.6	67.1	64.5
Social security	39.7	39.6	40.6	43.4	37.6
Culture, education, science and technology	7.3	7.6	7.1	6.5	6.8
Health	6.3	6.1	5.1	6.5	6.5
Housing	1.7	2.1	1.5	1.3	1.5
Social welfare	3.9	3.7	3.6	4.2	5.4
Labor	0.7	0.5	0.6	5.2	6.7
Public expenditures on economic infrastructure	4.7	4.4	3.9	3.7	8.8
Public debt service(2)	17.6	20.6	24.1	14.0	12.0

Total	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Calculated using an accrual method.
(2)	Based on performing debt.

Source: Ministry of Economy.

Expenditures on Social Programs

      The Government devotes most of its revenues to social programs. Between 1999 and 2003, social programs accounted on average for 61.9% of Government expenditures. These social programs include the social security system, cultural, education, science and technology programs, the health-care system, low-income housing programs, social welfare programs and labor subsidies. From 1999 through 2003, social security payments alone accounted on average for 40.0% of the Government’s annual expenditures.

      Total spending on social programs as a percentage of total expenditures decreased from 59.6% in 1999 to 58.6% in 2001, due in part to the implementation of fiscal austerity measures, and in part to the diversion of Government resources to meet its growing debt service obligations. In 2002, social expenditures increased to 67.1% of total expenditures, partly as a result of new social programs introduced by the Government to ameliorate poverty. In 2003, despite a Ps.7.8 billion increase in social program spending in absolute terms (reflecting the continuation of the Government’s anti-poverty initiative, including the Heads of Households program), social program expenditures as a percentage of total expenditures decreased to 64.5%, reflecting the significant increase in public expenditures on economic infrastructure.

Debt Service

      The servicing of the Government’s public debt has represented the second largest portion of the Government’s total expenditures, accounting on average, from 1999 through 2003, for 17.7% of the Government’s annual expenditures.

      The Government’s debt service payments, as a percentage of total expenditures, increased from 17.6% in 1999 to 24.1% in 2001, reflecting the significant increase in the Government’s debt and in its costs of borrowing during this period. In 2002 and 2003, interest payments decreased to 11.4% and 9.1%, respectively, of total expenditures, as a result of the Government’s suspension of payments on a substantial portion of its public debt.

General Administrative Expenses

      From 1999 through 2003, general administrative expenses accounted on average for 6.5% of total expenditures. During this period, general administrative expenses peaked at 9.2% of total expenditures in 1999 and have since declined to 5.6% of total expenditures in 2003, reflecting in part the Government’s efforts to control its level of spending.

Defense and Security

      Spending on defense and security declined steadily from 7.2% of total expenditures in 1999 to 6.5% of total expenditures in 2001. In 2002, however, spending on defense and security increased to 8.1% of total expenditures, reflecting the Government’s efforts to maintain order in the face of rising crime and social unrest as a result of the economic crisis. In 2003, spending on defense and security decreased to 7.6% of total expenditures due to the reduced level of social tensions and attendant security risks that accompanied Argentina’s continued economic recovery.

Public Infrastructure and Services

      From 1999 through 2002, spending on public infrastructure and services decreased as a percentage of total expenditures, from 4.7% of total expenditures in 1999 to 3.7% of total expenditures in 2002, as a result of necessary cutbacks due to the shortfall in revenue caused by the recession. In 2003, however, spending on public infrastructure and services as a percentage of total expenditures increased to 8.8%—more than doubling from the previous year—reflecting the increase in capital expenditures intended to foster economic growth.

Tax Regime

      In Argentina, the legal authority to impose taxes is shared by Congress, the provincial legislatures and, within certain limits, the municipalities. The precise distribution of the taxing authority, however, is not clearly defined by law. The Supreme Court of Argentina, in interpreting the Argentine Constitution, has concluded that only the Government may levy taxes on external trade. The Supreme Court has also defined the federal taxing authority as generally limited to certain indirect taxes and temporary direct taxes that the Government may levy only under exceptional circumstances. However, as a result of fundamental changes in the Argentine economy initially triggered by the global economic crisis of the 1930s, since 1935 the provinces have delegated to the Government most of their taxing authority. See “—Fiscal Relations With the Provinces.”

      Federal taxes must be authorized by an act of Congress, although the executive branch is empowered to issue regulations and decrees necessary to implement congressional legislation. Argentina does not have a federal revenue code; instead, separate laws, which are amended frequently, govern different categories of taxes. The Ministry of Economy is responsible for the collection of fiscal revenues. The Ministry of Economy carries out this task mainly through the Dirección General Impositiva (the General Directorate of Taxes), a division of the Administración Federal de Ingresos Públicos or “AFIP,” the agency that administers the Government’s tax collection and customs.

Composition of Tax Revenues

      The Government levies the following taxes:

•	value-added taxes on goods and services (known as “VAT” taxes),

•	income taxes,

•	taxes on capital (including the financial transactions tax),

•	social security taxes,

•	taxes on foreign trade,

•	fuel taxes, and

•	other taxes (such as consumption taxes).

      Traditionally, the Government has derived most of its revenue from VAT taxes, from income taxes and from social security contributions. Together, from 1999 through 2003, these three taxes generated on average 72.7% of the Government’s annual revenues. Since 2001, taxes on capital have become a more significant source of revenue for the Government—accounting for 10.4% of total tax revenue in 2003—due to the introduction of a new tax on financial transactions. Similarly, since 2002 taxes on foreign trade have gained significance—accounting for 15.4% of total tax revenue in 2003—as a result of a variety of export taxes introduced by the Duhalde administration following the devaluation of the peso.

      Revenues from VAT taxes were the most significantly affected by the recession, representing 28.4% of total tax revenue in 2003, as compared to 38.3% in 1999. Income taxes have replaced social security contributions as the second most important source of Government revenue since 1999. This shift resulted from the continued decline of social security contributions following the privatization of the social security system in 1994, and from a steady rise in income taxes—even during the first years of the recession—resulting in part from rate increases and from improvements in tax enforcement. This steady rise in revenues from income taxes, however, came to end in 2001, due to the continued downturn in economic activity, which reduced corporate profits and wages. Revenues from income taxes, however, were up sharply in 2003 due to the economic recovery.

      The following table sets forth the composition of the Government’s tax revenues for the periods indicated:

Composition of Tax Revenues

(in millions of pesos)

	1999	2000	2001	2002	2003(1)

VAT tax	Ps.18,771	Ps.19,009	Ps.15,351	Ps.15,242	Ps.20,948
Other taxes on goods and services	3,218	3,605	2,954	2,559	3,055
Social security taxes(2)	10,057	9,817	8,683	8,841	10,626
Income taxes	10,081	11,303	10,719	9,514	16,170
Corporate earnings tax	6,183	6,575	6,243	4,885	10,111
Personal earnings tax	3,053	3,937	3,702	3,543	4,812
Others	845	792	774	1,085	1,247
Import and export taxes	2,364	2,082	1,717	6,398	11,394
Taxes on capital(3)	1,057	1,254	3,848	5,527	7,678
Fuel taxes	3,588	3,478	3,420	4,484	4,973
Others	408	395	340	279	292

Gross total(2)(4)	49,544	50,943	47,032	52,844	75,136
Drawbacks	(574)	(583)	(532)	(1,222)	(1,367)

Net total(2)	Ps.48,970	Ps.50,361	Ps.46,501	Ps.51,622	Ps.73,769

(1)	Preliminary figures.
(2)	Figures presented in this table differ from those presented in the tables titled “National Public Accounts” because they were calculated using different methodologies and because they are published before the figures in the “National Public Accounts” table and thus reflect less up-to-date information.
(3)	Includes the tax on financial transactions, which generated revenues of Ps.2.9 billion in 2001, Ps.4.9 billion in 2002 and Ps.5.9 billion in 2003.
(4)	Includes drawbacks.

Source:	Ministry of Economy.

Composition of Tax Revenues

(as a percentage of total Government fiscal revenues)

	1999	2000	2001	2002	2003(1)

VAT tax	38.3%	37.7%	33.0%	29.5%	28.4%
Other taxes on goods and services	6.6	7.2	6.4	5.0	4.1
Social security taxes(2)	20.5	19.5	18.7	17.1	14.4
Income taxes	20.6	22.4	23.1	18.4	21.9
Corporate earnings tax	12.6	13.1	13.4	9.5	13.7
Personal earnings tax	6.2	7.8	8.0	6.9	6.5
Others	1.7	1.6	1.7	2.1	1.7
Import and export taxes	4.8	4.1	3.7	12.4	15.4
Taxes on capital(3)	2.2	2.5	8.3	10.7	10.4
Fuel taxes	7.3	6.9	7.4	8.7	6.7
Others	0.8	0.8	0.7	0.5	0.4

Gross total(2)(4)	101.2	101.2	101.1	102.4	101.9
Drawbacks	(1.2)	(1.2)	(1.1)	(2.4)	(1.9)

Net total(2)	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Preliminary figures.
(2)	Figures presented in this table differ from those presented in the tables titled “National Public Accounts” because they were calculated using different methodologies and because they are published before the figures in the “National Public Accounts” table and thus reflect less up-to-date information.
(3)	Includes the tax on financial transactions, which accounted for 6.3%, 9.4% and 8.0% of the Government’s fiscal revenues in 2001, 2002 and 2003, respectively.
(4)	Includes drawbacks.

Source:	Ministry of Economy.

     We set forth below a brief a description of the principal taxes levied by the Government, except for social security taxes. For a description of social security taxes see “— Social Security.”

VAT Tax

      The VAT tax is a value-added tax levied on the sales of goods and services within Argentina, and the rendering of services abroad when the effective use of those services takes place in Argentina and the user is registered as an VAT taxable person.

      As of the date of this prospectus, the standard VAT tax rate is 21%. An increased rate of 27% applies to the provision of gas, electricity, water, sewage, and telecommunications services for non-residential purposes. A reduced rate of 10.5% applies in certain cases, including, among others, housing projects, the sale of livestock and other agricultural products, the sale of capital goods and certain financial revenues and expenses.

Other Taxes on Goods and Services

      The Government also levies a variety of taxes on the consumption of certain goods and services. The following table sets forth a sample of the tax rates applicable to certain products:

Composition of Taxes on Goods and Services

Product	Rate

Tobacco products	20-60%
Alcoholic beverages	8-20
Non-Alcoholic beverages (including extracts, concentrates and mineral water)	4-8
Luxury items	20
Recreational sporting equipment (including private planes and yachts)	4-8
Electronic products	17

Source:	Ministry of Economy.

Income Tax

      Argentine legal residents and corporations domiciled in Argentina are subject to income tax on their worldwide income. Nonresidents are subject to tax only on income from Argentine sources.

      The income of national, provincial or local authorities, as well as non-profit organizations (including cooperatives, religious institutions and foundations) is not subject to income tax. The Government also provides tax exemptions or incentives for projects carried out in certain locations, such as Tierra del Fuego, and for certain economic activities, such as public transportation and garbage collection.

      There are three categories of income tax in Argentina:

•	Impuesto a las ganancias (earnings tax). For resident individuals, the rate of this tax varies according to income level from 9% to 35% (the latter applying to annual earnings exceeding Ps.120,000). For nonresident individuals and for all business entities, the rate is 35%. Alternatively, individuals whose annual income (or whose employers’ annual income) is less than a statutorily provided limit may opt to pay a monotributo (single-presumptive tax), which is a fixed amount calculated on the basis of employment categories.

•	Gravamen de emergencia sobre premios de determinados juegos de sorteos y concursos deportivos (emergency tax on wagers and gaming proceeds). The rate of this tax is 31% and it is levied on winnings from wagers and gaming of Ps.1,200 or greater.

•	Impuesto a la Ganancia Mínima Presunta (Presumptive Minimum Income Tax). Subject to certain exceptions, a 1% tax is levied on the value of certain assets held by individuals, businesses and other entities at the end of each fiscal year. Amounts paid on the earnings tax are deductible from this tax.

Of these three categories, the earnings tax is the most significant source of Government revenue, accounting for more than 90% of income tax revenues from 1999 through 2003.

Taxes on Foreign Trade

      Taxes on foreign trade consist of export and import taxes. Import taxes are levied on goods and services imported into Argentina for consumption. They are assessed either ad valorem (i.e., on the actual value of the good or service) or based on CIF official prices (i.e., the cost of the good or service, plus insurance and freight to the destination), whichever is higher. Rates for import taxes range from 0% to 22.5% for most goods and services, except for taxes applied to the “vehicle and transport” sector, where the maximum rate is 35.0%. Certain products, such as textiles, footwear and toys, are exempted from import taxes. An additional tax applies to imports from non-Mercosur countries.

      Export taxes were introduced in 2002. The standard export tax rate for most products ranges from 5% to 20%, with an additional rate of 3% to 5% for certain products based on the FOB value of the product. Export taxes have become an important source of revenue for the Government since 2003, particularly in light of the high international prices for commodities and the devaluation in the value of the peso, which have increased the peso value of Argentina’s exports. In 2003, export taxes on agricultural products (including processed agricultural products) and export taxes on fuel products accounted for 74.3% and 14.2%, respectively, of total export-tax revenues. A decline in commodity prices could lead to a consequent decline in export tax revenues for the Government. For a description of taxes on foreign trade currently in effect see “Foreign Trade and Balance of Payment— Trade Regulation.”

Taxes on Capital

      Taxes on capital include taxes on the value of personal assets owned by individuals, taxes on the net worth of credit unions, a tax on the sales of real estate and the tax on financial transactions.

      The tax on financial transactions was introduced in 2001 and has become an important source of revenue for the Government. The tax is levied on the full amount of most financial transactions, with certain limited exemptions. The standard tax rate is 0.6% for credits and debits from checking accounts and 0.12% for transfers of funds. On December 14, 2004, the Chamber of Deputies approved a bill that would extend the tax on financial transactions, scheduled to expire in December 2004, until December 31, 2005. The Senate has not yet voted on the bill.

Taxes on Fuels

      The Government levies taxes on the sale of various fuels, including liquid fuels such as gasoline and diesel, and compressed natural gas. The tax on the sale of liquid fuels is generally levied on importers, refineries and distributors and ranges from 19% to 70% of the net sales price depending on the type of fuel. The tax on compressed natural gas is levied on distributors at a rate of 16% of the sales price paid by the end consumer. Other taxes on fuels include an additional 18.5% tax on the sale of gas-oil.

Tax Enforcement

      Argentina historically has had a low rate of tax collections. Between 1999 and 2003, the Government’s annual tax revenues (including social security contributions) as a percentage of GDP averaged 17.7%. The Government has taken steps to improve its level of tax collections. On November 1, 2001, the Government announced a restructuring of AFIP intended to give the agency greater autonomy, including providing it with an independent budget and accounts separate from the Ministry of Economy. This initiative was intended to shield AFIP from political pressures and introduce modern managerial techniques that would improve tax collections.

      The Kirchner administration has placed emphasis on improving the Government’s tax collections. To this end it has developed the Plan Antievasión (Anti-evasion Program), which is divided into two phases. Phase I was approved by Congress in October and December 2003 and seeks to improve tax collections through the following measures:

•	Facilitating prosecutions and increasing sanctions. Phase I of the Anti-evasion Program increased sanctions and facilitated prosecutions for tax evasion. For instance, Phase I increased the sanctions for providing false information on sales prices.

•	Enhancing the AFIP’s monitoring powers. Phase I increased the AFIP’s enforcement powers by enhancing its monitoring functions. To this effect, it introduced several measures, including the following:

        - a “risk registry” to track the tax-compliance profile of taxpayers,

        - procedures for the use of certain financial instruments that facilitate tax evasion,

        - mandatory inquiries via the Internet to verify the veracity of invoices, and

        - an increase in the AFIP’s auditing functions.

      Phase II of the Anti-evasion Program has not yet been approved by Congress. It is expected to focus on increasing the AFIP’s monitoring functions over foreign trade transactions and social security contributions.

The Budget

      The Jefatura del Gabinete de Ministros (the Chief of the Cabinet of Ministers) is responsible for preparing the National Administration’s budget, which must project the National Administration’s fiscal results for the next three succeeding years. Although the budget is tri-annual, Congress only approves the budget for the following year. Once a budget is approved, the Government can supply the allocated amounts to the various agencies and to the provinces on a quarterly basis. The Auditoría General de la Nación (the National General Audit Agency) is responsible for supervising budgetary compliance by the National Administration and its agencies. The Public Sector Financial Administration Law prohibits the Government from borrowing to meet primary deficits, except in the case of national emergencies.

      On November 26, 2003, Congress approved the proposed budget for 2004. The following tables set forth budgetary assumptions and principal targets for 2003 and 2004. The figures for 2003 were prepared prior to the submission of the 2003 budget to Congress in 2002. Accordingly, they differ from the actual results for 2003:

Principal Budgetary Assumptions for 2003 and 2004

	2003(1)	2004(1)

Real GDP growth	5.5%	4.0%
Inflation	6.0%	10.5%
Average exchange rate	2.94	2.84

(1)	2003 figures were estimated prior to the end of 2002 and differ from actual 2003 data. 2004 figures were estimated prior to the end of 2003.

Source:	Ministry of Economy.

Principal Fiscal Targets of the National Administration for 2003 and 2004(1)

(in millions of pesos)

	2003(5)	2004

Total current revenues(2)(3)	Ps.54,016	Ps.61,343
Tax revenues(3)	50,673	57,175
Primary expenditures(4)	47,481	53,050
Primary surplus(deficit)(2)(3)(4)	6,755	8,963
As a percentage of GDP	1.84%	2.15%
Interest expenditures	7,412	6,659
As a percentage of GDP	2.02%	1.60%
Overall fiscal balance(2)(3)(4)	Ps.(656)	Ps.2,304

(1)	The budget figures contained in this table do not reflect amounts budgeted for entities that form part of Argentina’s national non-financial public sector, but are not part of the National Administration. The annual budgets of these entities are separate from those of the National Administration and their revenues are not available to and may not be appropriated by the National Administration. Additionally, the budget figures are determined on an accrual basis, while the actual fiscal results are calculated on a cash basis.
(2)	Includes projected proceeds from privatizations.
(3)	Includes projected revenues from social security system.
(4)	Does not reflect the issuance of issuance of Bocones, which the Government issues to pay for certain of its expenditures.
(5)	2003 figures were estimated prior to the end of that year and differ from actual 2003 data. For 2003, the National Administration registered an actual primary surplus of Ps.7.2 billion (1.9% of GDP) and an actual overall fiscal surplus of Ps.446 million. The differences between projected and actual 2003 fiscal results for the National Administration are attributable to the different methodology used for calculating budgeted and actual amounts (i.e., on an accrual versus a cash basis), and due to higher than expected tax revenues, which resulted largely from GDP growth that exceeded projections, increases in international commodities prices and increased tax collections resulting from efforts to reduce tax evasion. The higher than expected revenues enhanced the Government’s ability to increase expenditures as needed. For a discussion of the actual fiscal results of Argentina’s non-financial public sector, including the National Administration, for 2003 see “—National Public Accounts— Evolution of Fiscal Results: 1999-2003— Fiscal Result of 2003 as Compared to Fiscal Result of 2002.”

Source:	Ministry of Economy.

     The 2004 budget estimates total tax revenues (including social security contributions) for 2004 of Ps.57.2 billion, which assumed a 12.8% increase in tax revenues (including revenues from social security taxes) relative to 2003 estimates. The projected increase resulted primarily from projected increases in economic activity and domestic prices. The 2004 budget estimates total primary expenditures for 2004 of Ps.53.1 billion, a projected 11.7% increase from the Government’s estimated primary expenditures for 2003. This increase in primary expenditures is expected to result primarily from an increase in capital expenditures due to investments in infrastructure projects. The 2004 budget contemplates a decrease in the Government’s interest expense on its debt of 10.2% to Ps.6.7 billion.

      On April 20, 2004, the Government revised the budget targets it had initially established for 2004 based on projections of higher-than-expected fiscal revenues. Accordingly, it raised the 2004 target for total tax revenues by 13.7% to Ps.65.0 billion and it raised the 2004 target for primary expenditures by 9.3% to Ps.58.0 billion. These increases in primary expenditure targets consist of an increase of Ps.0.7 billion for social programs, an increase of Ps.1.1 billion for pensions and retirement benefits and an increase of Ps.2.1 billion for the electricity sector.

      On September 16, 2004, the Government presented the 2005 budget to Congress and it was approved on November 24, 2004. The following tables set forth budgetary assumptions and principal targets for 2005.

Principal Budgetary Assumptions for 2005

2005

Real GDP growth	4.0%
Inflation	7.9%
Average exchange rate	3.05

Source:	Ministry of Economy.

Principal Fiscal Targets of the National Administration for 2005(1)

(in millions of pesos)

2005

Total current revenues(2)(3)	Ps.82,106
Tax revenues(3)	63,549
Primary expenditures(4)	67,906
Primary surplus (deficit)(2)(3)(4)	14,199
As a percentage of GDP	3.0%
Interest expenditures	9,548
As a percentage of GDP	2.0%
Overall fiscal balance(2)(3)(4)	Ps.4,652

(1)	The budget figures contained in this table do not reflect amounts budgeted for entities that form part of Argentina’s national non-financial public sector, but are not part of the National Administration. The annual budgets of these entities are separate from those of the National Administration and their revenues are not available to and may not be appropriated by the National Administration. Additionally, the budget figures are determined on an accrual basis, while the actual fiscal results are calculated on a cash basis.
(2)	Includes projected proceeds from privatizations.
(3)	Includes projected revenues from social security system.
(4)	Does not reflect the issuance of issuance of Bocones, which the Government issues to pay for certain of its expenditures.

Source:	Ministry of Economy.

     We can offer no assurance that the fiscal targets and economic assumptions set forth above will be achieved, as they depend on a variety of factors, including overall economic conditions.

Fiscal Relations With the Provinces

      Each of Argentina’s twenty-three provinces and the City of Buenos Aires is a separate legal and fiscal entity, independent from one another and the Government. Argentina’s federal system allocates significant responsibility for public services and other public expenditures to the provinces, but relies primarily on a centralized system of tax collections. The provinces rely on revenue transfers from the Government, primarily through the co-participation regime. Under the co-participation revenue-sharing system, the provinces delegate to the federal government their constitutional authority to collect a variety of taxes, and the Government, in turn, agrees to transfer a portion of the revenues generated from such taxes to the provinces.

      Federal revenue transfers to the provinces grew by 54.6% from 1991 through 2001. Provincial expenditures increased by 131% during the same period. As a result, in the late 1990s the provinces increasingly had to incur debt to finance their fiscal deficits.

      From 1999 through 2003, the aggregate annual expenditures of the provinces (including the City of Buenos Aires) averaged Ps.36.7 billion, or 12.2% of GDP, while the provinces (including the City of Buenos Aires), on average, collected annual tax revenues of approximately Ps.23.4 billion, or 7.7% of GDP (not including co-participation amounts).

      The following table sets forth a summary of the aggregate fiscal results at the provincial level for the years indicated:

Summary of Revenues and Expenditures of the Provinces and the City of Buenos Aires

(in millions of pesos)

											Six months ended
											June 30,

	1999		2000		2001		2002(1)		2003(1)		2003(1)		2004(1)

Revenues:
Current revenues:
Administration taxes:
Provincial taxes	Ps.	11,050	Ps.	10,870	Ps.	9,775	Ps.	10,596	Ps.	14,332	Ps.	6,888	Ps.	8,761
National taxes:
Co-participation		10,559		10,815		9,529		8,736		13,152		5,873		10,331
Other national taxes		5,888		5,594		6,033		6,481		6,993		3,374		4,323

Total national taxes		16,446		16,409		15,562		15,217		20,146		9,248		14,654

Total administration taxes		27,496		27,279		25,337		25,813		34,478		16,136		23,415
Other non-tax revenue		1,883		2,484		2,250		3,235		4,350		2,035		2,200
Sale of goods and services of the public administration		335		377		311		296		450		188		222
Property taxes		240		241		275		291		256		116		67
Current transfers		1,136		1,463		1,143		2,087		2,313		1,093		1,336

Total current revenues		31,090		31,845		29,316		31,723		41,847		19,568		27,240
Capital revenue		1,183		703		720		662		806		369		474

Total revenues		32,274		32,547		30,036		32,385		42,653		19,937		27,714

Expenditures:
Current expenditures:
Consumption expenditures:
Provincial administration wages		18,048		18,574		18,757		18,118		19,123		9,308		10,478
Consumer goods		964		990		973		1,139		1,696		689		832
Services		3,127		2,723		2,944		2,595		3,532		1,537		1,698

Total consumption expenditures		22,140		22,287		22,675		21,852		24,351		11,534		13,008
Interest payments(2)		1,431		1,872		2,422		1,478		1,808		1,008		823
Current transfers		8,172		8,136		8,026		8,278		10,454		4,818		6,128

Total current expenditures		31,743		32,295		33,123		31,608		36,614		17,361		19,959
Capital expenditures:
Direct investment		3,331		2,579		2,263		1,740		3,199		1,211		1,827
Capital transfers		497		267		238		270		581		222		414
Financial investment		828		720		785		398		630		237		383

Total capital expenditures		4,656		3,565		3,286		2,408		4,410		1,670		2,624

Total expenditures		36,399		35,860		36,408		34,015		41,023		19,031		22,583

Fiscal balance	Ps.	(4,125)	Ps.	(3,313)	Ps.	(6,372)	Ps.	(1,631)	Ps.	1,630	Ps.	906	Ps.	5,130

(1)	Preliminary figures.
(2)	2002 figure calculated using an accrual method.

Source: Ministry of Economy.

Summary of Revenues and Expenses of the Provinces and the City of Buenos Aires

(% change from previous year)

						Six months
						ended June 30,
	1999	2000	2001	2002(1)	2003(1)	2004(1)

Revenues:
Current revenues:
Administration taxes:
Provincial taxes	(5.2)%	(1.6)%	(10.1)%	8.4%	35.3%	27.2%
National taxes:
Co-participation	(2.8)	2.4	(11.9)	(8.3)	50.6	75.9
Other national taxes	0.1	(5.0)	7.9	7.4	7.9	28.1
Total national taxes	(1.8)	(0.2)	(5.2)	(2.2)	32.4	58.5
Total administration taxes	(3.2)	(0.8)	(7.1)	1.9	33.6	45.1
Other non-tax revenue	(0.7)	31.9	(9.4)	43.8	34.4	8.1
Sale of goods and services of the public administration	5.7	12.4	(17.6)	(4.6)	51.8	18.6
Property taxes	(6.7)	0.4	14.2	5.6	(11.8)	(42.3)
Current transfers	(2.0)	28.8	(21.9)	82.7	10.8	22.1
Total current revenues	(2.9)	2.4	(7.9)	8.2	31.9	39.2
Capital revenue	9.7	(40.6)	2.5	(8.1)	21.8	28.5
Total revenues	(2.5)	0.8	(7.7)	7.8	31.7	39.0
Expenditures:
Current expenditures:
Consumption expenditures:
Provincial administration wages	7.2	2.9	1.0	(3.4)	5.5	12.6
Consumer goods	0.4	2.7	(1.7)	17.0	48.8	20.8
Services	10.3	(12.9)	8.1	(11.9)	36.1	10.5
Total consumption expenditures	7.3	0.7	1.7	(3.6)	11.4	12.8
Interest payments(2)	20.3	30.8	29.4	(39.0)	22.4	(18.4)
Current transfers	2.1	(0.4)	(1.3)	3.1	26.3	27.2
Total current expenditures	6.4	1.7	2.6	(4.6)	15.8	15.0
Capital expenditures:
Direct investment	1.6	(22.6)	(12.2)	(23.1)	83.8	50.8
Capital transfers	(1.2)	(46.3)	(10.9)	13.6	115.2	86.6
Financial investment	(43.0)	(13.1)	9.1	(49.3)	58.4	61.8
Total capital expenditures	(11.0)	(23.4)	(7.8)	(26.7)	83.2	57.1
Total expenditures	3.8	(1.5)	1.5	(6.6)	20.6	18.7
Fiscal balance	111.5	(19.7)	92.4	(74.4)	(199.9)	466.3

(1)	Preliminary figures.
(2)	2002 figure calculated using an accrual method.

Source: Ministry of Economy.

Revenue Transfers

      The Co-Participation Law of 1988 governs the current co-participation regime. Originally intended as a temporary measure, the 1988 Co-Participation Law has been automatically renewed every year since it was due to expire at the end of 1989. Although the 1994 amendments to the Constitution called for the adoption of a new co-participation law by 1996, none has been adopted to date. Since the mid-1980s, the executive branches of the Government and the provinces have maintained consensual agreements concerning revenue transfers, which Congress has routinely ratified, thus giving them the force of law. The Federal Tax Commission (Comisión Federal de Impuestos), a federal agency created pursuant to the Co-participation Law, monitors compliance with the Co-participation regime.

      The Co-participation Law of 1988 designates revenue from all Government taxes (except those taxes that are expressly exempted) as co-participation funds, a portion of which must be transferred to the provinces. Taxes exempted from the co-participation regime include taxes on foreign trade (which constitutionally can only be assessed by the Government), taxes earmarked for a specific expenditure (either at the time the Co-Participation Law was enacted or with the consent of the provinces), and any taxes for which there is a separate distribution regime (separate from the co-participation regime). The 1988 Co-participation Law:

•	required that the Government transfer at least 34% of its total tax revenues (including tax proceeds excluded from the co-participation regime) to the provinces;

•	allocated co-participation transfers among the various provinces based on fixed percentages; and

•	created the Fondo de Aportes del Tesoro Nacional a las Provincias (the Fund for Contributions from the National Treasury to the Provinces, which we will refer to as the “ATN Fund”) for discretionary transfers to the provinces for emergencies and fiscal imbalances. This Fund is financed through 1% of the co-participation revenues and 2% of income tax revenues. Annual discretionary transfers to the provinces in the period from 1999 through 2003 ranged between Ps.58.3 million (0.1% of the Government’s total revenues) in 2002 and Ps.407.9 million (7.4% of the Government’s total revenues) in 1999.

      The transfer of responsibility for certain public services from the Government to the provinces (particularly in the areas of health and education), as well as the deficit of the National Social Security Administration caused imbalances in the fiscal relations between the Government and the provinces. These fiscal imbalances prompted several amendments to the revenue-sharing regime, including the 1992 Pacto Fiscal (Fiscal Pact), which (together with subsequent related agreements):

•	authorized the Government to withhold from the provinces 15% of aggregate co-participation transfers in order to fund its national social security obligations; and

•	required that the Government guarantee to the provinces aggregate monthly co-participation transfers of no less than Ps.725 million.

      In December 1999, the Government and provinces (along with the City of Buenos Aires) reached an agreement in which the Government agreed to make fixed monthly revenue transfers to the provinces in the following aggregate amounts:

•	Ps.1.35 billion in 2000; and

•	in 2001, the higher of Ps.1.364 billion and the average monthly co-participation payments during the prior three years.

      In December 2000, the Government, the provinces and the City of Buenos Aires modified and ratified the 1999 agreement, providing for fixed monthly transfers in the following amounts:

•	Ps.1.36 billion in 2001 and 2002;

•	in 2003, the higher of Ps.1.40 billion and the average monthly co-participation payments during the prior three years;

•	in 2004, the higher of Ps.1.44 billion and the average monthly co-participation payments during the prior three years; and

•	in 2005, the higher of Ps.1.48 billion and the average monthly co-participation payments during the prior three years.

      The ratified agreement also established for each province and the City of Buenos Aires medium-term fiscal deficit targets in order to achieve a fiscal balance by year 2005.

      In 2001, faced with declining tax revenues, the Government unilaterally reduced the amounts of monthly co-participation transfers to the provinces. In response, provinces led by Peronist governors initiated lawsuits in the Supreme Court claiming breach by the Government of its obligations under the co-participation agreements.

      In November 2001, the Government reached an agreement with several provinces concerning overdue and future co-participation payments. Pursuant to this agreement:

•	the provinces accepted a reduction in co-participation payments commensurate with the Government’s reductions of other primary expenditures (an overall 13% reduction in payments);

•	the Government was allowed to discharge up to 40% of its co-participation obligations with new bonds, known as Lecops, issued by the Fondo Fiduciario para el Desarrollo Provincial (Fiduciary Fund for Provincial Development, which we refer to as the Provincial Development Fund) (this fund was created in 1995 to assist provinces facing financial difficulties); the remaining 60% had to paid in pesos.

-	The Provincial Development Fund began issuing to the provinces and the City of Buenos Aires Lecops or Letras de Cancelación de Obligaciones Provinciales in August 2001. The provinces could use these bonds to pay wages, pensions or other obligations. Additionally, the Government and other national public entities could use Lecops to make payments of any nature to the provinces or the City of Buenos Aires (including co-participation payments). These bonds, in turn, could be used to cancel tax obligations owed to the Government (with certain exceptions, such as taxes on financial transactions, taxes on gaming proceeds and social security taxes) as well as to certain local governments. Because of these features, Lecops circulated in the Argentine economy as a quasi-currency.

-	A province that received Lecops, or the Government if the bonds had been issued to discharge Government obligations, would undertake to pay to the Provincial Development Fund the nominal amount of the bond at its maturity, when the Fund would in turn have to pay to the holder of the bond its nominal amount. The Provincial Development Fund was authorized to issue Lecops up to an aggregate amount of Ps.3.3 billion, and each province (or the City of Buenos Aires) could receive Lecops up to an amount equal to the greater of its payroll obligations and the amount of past-due co-participation transfers from the Government accrued between July 1 and December 31, 2001.

•	the Government undertook to assist the provinces in refinancing their debt; and

•	with respect to past-due co-participation amounts accrued from July 1 through December 31, 2001, the provinces received credits against any amounts they owed to the Provincial Development Fund.

      In February 2002, following the political and social turmoil that had led to President De la Rúa’s resignation in December 2001, the Duhalde administration agreed with the provinces to eliminate the fixed-revenue transfers to the provinces, effectively reverting to the percentage-based system under the 1988 Co-Participation Law, which allocates the co-participation funds as follows:

•	55.36% to the provinces;

•	41.64% to the Government and the City of Buenos Aires;

•	2% to be divided among certain provinces to compensate them for losses they suffered as a result of fiscal imbalances caused by prior co-participation arrangements; and

•	1% to the ATN Fund.

      In exchange, the Government agreed to:

•	share with the provinces 30% of the revenues generated through the tax on financial transactions introduced in 2001 (which was originally excluded from the revenue-sharing regime); and

•	restructure the debts of the provinces that so elected by issuing new Government bonds.

      In addition to the Co-participation regime, several other revenue-distribution arrangements exist between the Government and the provinces. These special distribution arrangements include the following:

•	Income Taxes. Revenues from the tax on earnings are allocated as follows:

-	20% to the national social security system;

-	14% to the provinces, of which up to 10% may be directed to the province of Buenos Aires;

-	2% to the ATN Fund; and

-	64% to be distributed as provided in the 1988 Co-participation Law.

•	VAT Taxes. VAT revenues are allocated as follows: 10.307% to the national social security system, 0.693% to provincial social security funds and the remaining 89% to be distributed as provided in the 1988 Co-participation Law.

•	Taxes on Personal Goods. Revenues from taxes on personal goods are allocated as follows: 6.3% to provincial social security funds and the remainder to be distributed as provided in the 1988 Co-participation Law.

•	Taxes on Fuels. Revenue from most taxes on fuels are allocated to the national social security system, except for revenues from taxes on naphtha and natural gas, which are divided among the national social security system, the Government, the provinces and the Fondo Nacional de la Vivienda or FONAVI (the National Housing Fund).

•	Single-Presumptive Tax. Revenues from the single-presumptive tax are allocated as follows: 70% to the national social security system and the remainder to be distributed as provided in the 1988 Co-participation Law.

Other Arrangements With the Provinces

      During the late 1990s and since 2000, the Government launched several programs and entered into different arrangements with the provinces to regularize their fiscal situation. Some of these programs provide financial assistance to the provinces in one form or another subject to fiscal tightening measures. Others are tied to the revenue-sharing arrangements between the Government and the provinces. We highlight below some of these programs:

      Provincial Development Fund. In 1995, Argentina created the Provincial Development Fund to assist provinces facing financial difficulties. In exchange for its commitment to implement fiscal discipline measures, a province would receive financial aid from the Government in the form of credits, guarantees or debt relief.

      Redemption of quasi-currency bonds. In 2001 and the first half of 2002, the provinces issued considerable amounts of quasi-currency bonds in the form of provincial treasury bonds (such as the bonds known as Patacones issued by the Province of Buenos Aires) in order to finance their fiscal deficits. Holders could use these bonds for payment of provincial taxes as well as to pay for telephone, water and other such services and, in certain cases, to pay national taxes. In March 2003, the Government approved a program for the redemption of quasi-currency bonds, both provincial and federal (the Lecops). Under this program:

•	the Central Bank redeemed a substantial portion of the provincial and federal quasi-currency bonds circulating in the economy and in exchange received from the Government bonds known as Boden Quasi-Currency;

•	each province agreed to issue a substitute provincial bond due in September 2006 in exchange for quasi-currency bonds not redeemed and to reimburse the Government for all amounts the Government paid under the Boden Quasi-Currency bonds. This reinvestment obligation is secured by a pledge of up to 15% of the co-participation revenue to which that province is entitled.

In 2003, the Government redeemed a substantial portion of quasi-currency bonds through the issuance of new CER-adjusted, peso-denominated bonds (Boden 2011 and Boden 2013). With very limited exceptions, provincial or federal quasi-currency bonds no longer circulate in the Argentine economy.

      Programa de Financiamiento Ordenado (Ordered Financing Program). In 2002, the Government created this program as part of a broader initiative to provide financial assistance to the provinces. Pursuant to this program, in 2002 and 2003 the Government signed bilateral fiscal agreements with a number of provinces (including the City of Buenos Aires), under which:

•	the Government provides loans from the Provincial Development Fund to signatory provinces conditioned upon the province’s adoption of spending controls and other administrative reforms. The proceeds from these loans may be used by the provinces only for the following purposes:

-	reduction of fiscal deficits;

-	payments of principal on outstanding debt; and

-	payment of unpaid salaries to provincial public employees and past-due payments owed to providers of essential goods and services;

•	signatory provinces agree to comply with all financial conditions to which the Government is subject under its financing arrangements with multilateral lending institutions; and

•	signatory provinces commit to:

-	establishing limits on floating-rate debt;

-	establishing monthly or quarterly fiscal targets;

-	presenting to the Government annual budgetary projections through 2005, including a description of fiscal measures necessary to maintain a balanced budget and to meet the province’s debt service obligations;

-	not incurring any new public indebtedness or issuing any new quasi-currency debt instruments; and

-	guaranteeing loan repayments by assigning to the Government their rights to receive co-participation funds under the February 2002 agreement.

      Bogars. In 2003, in accordance with the agreement reached between the Government and the provinces in February 2002, the Government restructured the debts of a number of provinces through a new bond, known as Bogar, which replaced the outstanding debt of provinces participating in this restructuring. These bonds were issued by the Provincial Development Fund in an aggregate principal amount of Ps.28.2 billion, and their payment is secured through a Government guarantee. The Government’s guarantee is, in turn, secured through a pledge of its share of revenues from the tax on financial transactions and co-participation taxes.

      Provinces with debt that was restructured through the issuance of Bogars have an obligation to reimburse the Provincial Development Fund and, indirectly, the Government, for any amounts paid under the bonds (either directly by the Provincial Development Fund or indirectly by the Government through its guarantee). The provinces’ obligations to reimburse the Provincial Development Fund and/or the Government are secured by a pledge of up to 15% of co-participation revenues to which the provinces are entitled.

      Fiscal Responsibility Law. On June 14, 2004, the executive branch of the Government submitted to Congress the Fiscal Responsibility Law, which was later approved on August 4, 2004. This law seeks to implement important reforms to the fiscal framework for Argentina’s national, provincial and municipal public sectors. Some of its key features include the following:

•	the Government and the provinces would have to prepare annual fiscal programs for each upcoming year setting forth certain fiscal policies, targets and projections, and would have to regularly publish their fiscal results on their respective websites;

•	the growth rate of the primary expenditures of the national and provincial governments could not exceed the projected nominal GDP growth rate;

•	the Government and the provinces would have to maintain balanced budgets;

•	the Government and the provinces would have to create special anti-cyclical funds to reduce volatility in the fiscal cycle;

•	the provinces could not incur debt service obligations in excess of 15% of net co-participation transfers to the municipal governments; any province breaching this limit would be precluded, with certain exceptions, from incurring additional debt;

•	the Government would commit to reducing its outstanding debt as a percentage of GDP following its debt restructuring;

•	the provinces would have to seek approval from the Government’s Ministry of Economy for incurring debt or issuing guarantees; and

•	the Ministry of Economy would base its approval on the parameters set forth in the proposed law.

The Fiscal Responsibility Law, however, does not implement any amendments to the revenue-sharing regime between the Government and the provinces (including the City of Buenos Aires).

Social Security

Social Security Framework

      Argentina currently has a hybrid public/private national pension system, which was introduced in July 1994. Under this system, the Government is responsible for every worker’s basic pension. Employees may also elect to receive an additional pension that, depending on the date of an employee’s entry into the workforce, may be publicly or privately administered. The public pension system is a pay-as-you-go regime, where current social security expenditures are funded from current social security revenues and other current revenues.

      Three separate institutions administer Argentina’s national public pension system:

•	The Administración Nacional de Seguridad Social (the National Social Security Administration), which oversees the pension funds of the general public;

•	The Instituto de Ayuda Financiera para Pago de Retiros y Pensiones Militares (the Armed Forces Pension Fund), which administers a special pension fund for the armed forces; and

•	The Caja de Retiros, Jubilaciones y Pensiones de la Policía Federal (the Federal Police Pension Fund), which administers a special pension fund for federal law enforcement personnel.

      Between 1994 and 1996, the Government assumed responsibility for operating the provincial pension systems of ten provinces and two municipalities, including the City of Buenos Aires. The Government merged these provincial pension funds into the National Social Security Administration.

      The current public social security system provides the following main benefits:

•	Basic Pension (Prestación básica universal). The Government provides a basic pension to all individuals who have paid social security contributions for a majority of their working lives and have reached retirement age, regardless of the amount of the contributions made. The amount of this benefit is fixed by law and bears no relation to the amount of the contributions.

•	Supplemental Pension (Prestación complementaria). The Government also provides a supplemental pension to recipients of the basic pension in proportion to any social security contributions made by or on behalf of such recipient prior to July 1994. The amount of this supplemental pension is determined based on an individual’s social security contributions and the length of time for which contributions were made.

•	Optional Additional Pension (Prestación adicional por permanencia). Individuals who entered the workforce prior to July 1, 1994, can elect to receive an optional additional pension from the Government for contributions made after July 1, 1994. Alternatively, these individuals can elect to receive an additional pension from a private pension fund. The calculation of this benefit is based on an individual’s social security contribution from July 1, 1994 onward, and the length of time for which such contributions were made.

      Individuals who entered the workforce after July 1, 1994, may elect to receive a pension in addition to the Basic Pension Benefit only through a private pension fund.

      Argentina’s social security system also includes the following two unemployment programs:

•	Unemployment insurance that provides one-time or monthly benefits to terminated employees and their dependents who meet certain requirements.

•	The Heads-of-Household program sponsored by the World Bank, under which unemployed heads of household receive benefit payments in exchange for community-service work.

      The national social security system is currently funded primarily through the following taxes:

•	payroll taxes based on employee wages (usually 11% for employees and between 17% and 21% for employers, depending on the employer’s line of business). In November 2001, to stimulate consumer demand, the Government announced a temporary reduction (applicable only under certain circumstances) of employees’ mandatory pension contributions. This reduction was scheduled to be phased out by October 1, 2004. On June 23, 2004, however, the Government extended the reduction until October 1, 2005.

•	mandatory employee contributions to the Instituto Nacional de Servicios Sociales para Jubilados y Pensionados (National Institute of Pensioner and Retiree Social Services) (equal to 3% of the employee’s wages);

•	the employee health system tax based on employee wages (3% for employees and 6% for employers); and

•	income taxes applicable to self-employed individuals (amounts are determined on an individual basis according to presumptive income ranges assigned to various lines of work).

      As a result of significant deficits within the public social security system, the Government has had to turn increasingly to other sources of revenue to fund its social security expenditures. Other fiscal revenues currently allocated to cover costs of the social security system include the following:

•	15% of gross co-participation revenues;

•	Ps.120 million from annual earnings-tax revenues plus 20% of additional Earnings Tax revenues;

•	10.307% of VAT-tax revenues;

•	100% of revenues from taxes on tobacco, diesel fuel, kerosene and compressed natural gas, and 21% of revenues from taxes on naphtha and natural gas;

•	70% of revenues from the single-presumptive tax; and

•	30% of gross revenues from privatizations.

Evolution of Social Security Revenues and Expenditures

      Although the social security reforms of 1994 are expected over time to improve the efficiency of Argentina’s social security system, since they were implemented they have had a significant adverse effect on the finances of Argentina’s non-financial public sector. Since 1995, Argentina’s public social security system has registered a widening deficit, reflecting primarily the transition costs of shifting towards a private regime. From 1995 through 2003, the social security system’s deficit increased 410.5%, from Ps.1.9 billion in 1995 to Ps.7.8 billion in 2003. This deficit averaged Ps.5.8 billion each year from 1995 through 2003.

      Social Security Revenues. The significant rise in the social security deficit is attributable primarily to the pronounced decline in social security revenues, as new workers entering the labor market after July 1, 1994 directed their social security contributions to private pension funds. Thus, social security revenues decreased from Ps.13.7 billion in 1995 to Ps.11.7 billion in 2003.

      From 1999 through 2001, social security revenues continued the downward trend dating back to the 1994 reforms. In 1999 and again in 2001, this decline was exacerbated by the economic recession and by reductions in payroll-tax rates intended to stimulate the economy. Social security revenues registered a modest recovery of 1.8% in 2002, due to the economic recovery that Argentina began to experience in the second half of the year. In 2003, social security revenues increased by 20.2% to Ps.10.6 billion, as compared to Ps.8.8 billion in 2002, due both to the economic recovery and to increased compliance with contribution requirements resulting partly from reforms intended to deter tax evasion. During the first nine months of 2004, social security revenues increased 33.0%, to Ps.9.5 billion, as compared to the same period in 2003, due primarily to continued economic recovery and a reduction in tax evasion.

      Social Security Expenditures. Since 1995, social security expenditures tended to rise or remain constant, as participants in the public system who had entered the labor market prior to July 1, 1994, continued to retire. Social security expenditures increased from Ps.15.6 billion in 1995 to Ps.19.5 billion in 2003.

      In 1999 and 2000, social security expenditures remained relatively constant. In 2001, however, the Government began to implement several measures designed to limit social security expenditures. In April 2001, the Government issued several decrees, which:

•	eliminated supplemental social security payments made to some workers;

•	established a minimum salary requirement of Ps.100 for certain beneficiaries of Argentina’s unemployment insurance laws; and

•	provided for the retroactive payment in 12 installments, rather than in a lump sum, of retirement benefits that accrue while a worker’s paperwork is being processed.

      In May 2001, the Government also adopted weeklong postponements in the payment of certain benefits, which reduced the advances that the National Treasury had to make to the Social Security Administration. The Zero-Deficit Law, enacted in July 2001, also reduced the Government’s social security expenditures, as it required across the board reductions in Government expenditures to ensure overall fiscal balances. In part as a result of these measures, social security expenditures declined by 4.7% in 2001. In 2002, pension payments increased 13% due to the reversal of the reductions implemented under the Zero-Deficit Law. Despite this increase, overall social security expenditures declined 0.5% in 2002 due to changes in the accounting treatment of certain family benefits (in 2002 the Government began accounting for these benefits as current transfers and not social security expenditures).

      In 2003, social security expenditures increased by 17.7%, to Ps.19.5 billion, as a result of the wage increase for members of the armed forces and an increase of the minimum basic pension. During the first nine months of 2004, social security expenditures increased 14.7%, to Ps.15.8 billion, as compared to the same period for 2003. This increase resulted primarily from the increases in minimum social security payments implemented at the end of 2003 and continuing into 2004.

PUBLIC SECTOR DEBT

Overview

      Argentina’s public debt consists of foreign-currency denominated and peso-denominated debt owed directly by the Government and indirect debt consisting of guarantees by the Government granted on obligations of other national public institutions, the provinces (including the City of Buenos Aires) and private sector entities. It does not include direct debt of the provinces or other entities that is not guaranteed by the Government.

      As of June 30, 2004:

•	Argentina’s total public debt, net of financial assets related to debt operations (such as U.S. Treasury bonds held as collateral for Brady Bonds and certain reimbursement obligations from the provinces and financial institutions), was U.S.$160.1 billion (100.0% of GDP), and its gross public debt was U.S.$181.2 billion (113.1% of GDP);

•	Argentina’s peso-denominated debt totaled Ps.128.9 billion (U.S.$43.6 billion), representing 24.0% of Argentina’s gross public debt;

•	Argentina’s foreign-currency denominated debt totaled U.S.$137.6 billion, representing 76.0% of Argentina’s gross public debt;

•	approximately 41.2% (or U.S.$74.7 billion) of Argentina’s total gross public debt was held by Argentine residents and 58.8% (or U.S.$106.5 billion) was held by creditors resident outside of Argentina;

•	69.1% or U.S.$125.3 billion of Argentina’s gross public debt consisted of bonds (including provincial bonds guaranteed by the Government), 7.9% or U.S.$14.3 billion of national guaranteed loans (for a description of these loans see “—Debt management— Secured or Guaranteed Debt”), 20.9% or U.S.$37.8 billion of loans from multilateral and bilateral lenders, 1.5% or U.S.$2.7 billion of temporary advances from the Central Bank and 0.6% or U.S.$1.1 billion of loans from commercial banks and other creditors; and

•	all of Argentina’s outstanding direct and indirect debt obligations ranked equally in right of payment.

      As of December 31, 2003:

•	92.4% or U.S.$165.2 billion of Argentina’s gross public debt was owed directly by the Government, while 7.6% or U.S.$13.6 billion was backed by Government guarantees; and

•	U.S.$4.7 billion or 4.5% of Argentina’s public bonds and U.S.$2.0 billion or 1.9% of Argentina’s defaulted public bonds were held by entities affiliated with the Government, including the Central Bank, Banco de la Nación Argentina and Banco de Inversión y Comercio Exterior.

      The total debt figures above include past-due principal and interest payments.

      Since December 24, 2001, the Government has suspended payments on a substantial portion of Argentina’s public debt. As of June 30, 2004, Argentina was in default on approximately U.S.$102.6 billion or 56.6% of its total debt, including U.S.$24.3 billion in past-due principal payments and U.S.$12.0 billion in past-due interest payments. Past-due interest amounts are not capitalized, although the Government considers them additional debt.

Debt Record

      On December 24, 2001, the Government (under the temporary administration of President Rodriguez Saá) declared a suspension of payments on a substantial portion of Argentina’s public debt. President Duhalde endorsed the suspension of debt payments when he took office several days later. The Public Emergency and Reform Law, enacted on January 6, 2002, authorized the Government to take the measures necessary to create conditions for an economic recovery and to restructure Argentina’s public debt.

      On February 6, 2002, the Government issued Decree No. 256, which officially suspended payments on Argentina’s public debt and authorized the Ministry of Economy to undertake a restructuring of these obligations. Subsequently, the Government issued Resolution No. 73 (April 2002), Resolution No. 350 (September 2002), Resolution No. 449 (October 2002) and Resolution No. 158 (March 2003), pursuant to which it refined the scope of the suspension of debt payments. In accordance with these decrees, the Government has continued to meet its debt obligations to the following creditors:

•	multilateral official lenders;

•	creditors that agreed to the pesification of their national guaranteed loans;

•	holders of new bonds (such as Boden) issued since the Government announced the suspension of debt payments; and

•	certain other categories of public debt.

      Since the suspension of principal and interest payments on Argentina’s public debt, the Government has analyzed alternatives for a restructuring of these obligations and exchanged information and opinions with Argentina’s creditors. On June 1, 2004, the Government announced a proposal for the restructuring of Argentina’s defaulted bond debt. On December 9, 2004, President Kirchner signed two decrees officially authorizing the debt exchange offer to restructure Argentina’s defaulted bond debt. Argentina expects that the restructuring will include a global exchange offer with tranches in the United States, Argentina and various parts of Europe and Asia. The objective of the restructuring is to achieve a sustainable debt burden for Argentina.

      In this restructuring, the Government expects to issue three new debt securities together with a detachable GDP-linked security entitling holders to certain benefits. The three new debt securities are as follows:

•	Par Bonds,

•	Discount Bonds, and

•	Quasi-par Bonds.

      The Government expects that the new debt securities, other than those governed by Argentine law, will contain provisions regarding future modifications to their terms that differ from those applicable to substantially all of Argentina’s outstanding public external indebtedness. Under these provisions, which are commonly referred to as “collective action clauses,” modifications affecting certain reserved matters listed in the indenture relating to the new debt securities, including modifications to payment and other important terms, may be made to a single series of the new debt securities issued under the indenture with the consent of the holders of 75% of the aggregate principal amount outstanding of that series, and to multiple series of the new debt securities issued under the indenture with the consent of the holders of 85% of the aggregate principal amount outstanding of all affected series and 66 2/3% of the aggregate principal amount outstanding of each affected series.

      The Government also expects that payment default provisions included in the new debt securities, other than those governed by Argentine law, will be substantially the same as those in existing global bonds, with the following exceptions:

•	Any event or condition that results in the acceleration of the maturity of existing defaulted debt securities that are not exchanged pursuant to the proposed debt restructuring will not constitute an event of default under the new debt securities.

•	The new debt securities will include provisions requiring the vote of 25% of holders of a bond series to accelerate the new debt securities in the event of a payment default.

      The Government does not expect to issue new debt securities in respect of, or otherwise recognize, past-due interest on defaulted bonds, except that past-due interest accrued as of December 31, 2001 will be added to the outstanding principal amount of defaulted bonds (including past-due principal) for purposes of determining the principal amount of new securities bondholders will receive in the debt exchange. The Government expects the new debt securities to be issued in the debt exchange to begin accruing interest from and including December 31, 2003.

Prior Debt Restructurings

      Commercial Banks. In 1985 and 1987, Argentina negotiated the restructuring of U.S.$34.7 billion of debt owed to international commercial bank creditors. In addition to the banks extending new loans in the aggregate amount of approximately U.S.$3 billion, two small bond issues emerged from this restructuring: “new money bonds” and “alternative participation instruments” or “APIs,” of which an aggregate total of approximately U.S.$2.8 million was outstanding as of December 31, 2003. Interest payments to bank creditors were suspended in April 1988 and resumed on a partial basis until the refinancing of medium- and long-term commercial bank debt under the Brady Plan (as described below).

      The Brady Plan. In April 1992, Argentina announced a new refinancing agreement under the Brady Plan relating to medium- and long-term debt owed to commercial banks. The Brady Plan applied to an estimated U.S.$28.5 billion of debt, including an estimated U.S.$9.2 billion past-due interest payments. The Brady Plan effected a reduction of approximately U.S.$3.0 billion in the face amount of Argentina’s foreign debt, as well as a reduction of 35% in the net present value of interest payments.

      Over 96% of the commercial bank debt was refinanced pursuant to the Brady Plan. The Brady Plan provided for the issuance of par bonds, discount bonds and floating rate bonds and a cash payout of U.S.$700 million in exchange for previously outstanding commercial bank debt of U.S.$28.5 billion, which included U.S.$9.2 billion of interest in arrears. The par bonds:

•	were issued in an aggregate principal amount of U.S.$12.5 billion and DM284 million,

•	have a 30-year maturity, and

•	pay interest at fixed rates rising from 4% to 6% in the seventh year, in the case of the U.S. dollar denominated par bonds, and at a constant fixed rate of 5.87% for par bonds denominated in Deutsche Marks.

      The discount bonds:

•	were issued in an aggregate principal amount of U.S.$4.1 billion and DM282 million,

•	have a 30-year maturity, and

•	pay interest at the rate of LIBOR for the relevant currency plus 0.813%.

      The floating rate bonds (FRB):

•	were issued in an aggregate principal amount of U.S.$8.5 billion,

•	have a 12-year maturity (amortizing), and

•	pay interest at the rate of LIBOR for the relevant currency plus 0.813%.

      As of December 31, 2003, U.S.$2.4 billion in aggregate principal amount of par bonds, U.S.$1.0 billion in aggregate principal amount of discount bonds and U.S.$711 million in aggregate principal amount of floating rate bonds remained outstanding.

      Principal payments and a portion of interest payments on the par and discount Brady bonds are secured by collateral. For a description of these security arrangements see “—Debt Management— Secured or Guaranteed Debt.”

      Paris Club. Argentina restructured debt due to members of the Paris Club, a group of sovereign creditors, in five separate agreements in 1985, 1987, 1989, 1991 and 1992. Under most of these agreements, new maturities averaged 10 years, with average grace periods of approximately 5 1/2 years. The amounts rescheduled under these agreements totaled U.S.$9.0 billion. For further discussion of debt owed to Paris Club lenders, see “—Debt Owed to Official Institutions.”

Debt Management

      During the 1990s, the Government increasingly accessed the international capital markets to meet its financing needs. These issuances consisted primarily of global bonds and euro bonds. In the late 1990s, however, it became increasingly difficult for the Government to access the international markets. Accordingly, the Government was required to rely more heavily on:

•	domestic debt issuance of short-term treasury bonds known as Letes and medium- to long-term treasury bonds such as Bontes and Bonos-Pagaré. A large portion of these bonds were denominated in U.S. dollars, since fears of a potential devaluation of the peso hindered the Government’s ability to place peso-denominated debt in the years leading up to the termination of the Convertibility regime; and

•	loans from multilateral and bilateral lenders.

      After the suspension of debt payments in late 2001, the Government lost all access to the capital markets, foreign and domestic. As a result, the Government was forced to meet its financing needs through temporary advances from the Central Bank and loans from multilateral and bilateral lenders.

      Additionally, the Government began to issue a new type of bond known as Boden, primarily for the purpose of providing compensation to individuals and both foreign and domestic financial institutions affected by various measures adopted by the Government during the economic crisis. We set forth below a brief description of the various types of Boden:

•	Boden Depositor. The Government issued these bonds in 2002 and 2003 to compensate depositors for losses they incurred as a result of the pesification and the rescheduling of bank deposits. The issuance of these bonds generated financial assets for the Government, since it released banks from their obligations towards depositors receiving these bonds. In return, the banks incurred an obligation to reimburse the Government for the nominal principal amount of these bonds at a specified discount. The banks could discharge this obligation by either depositing funds in the Central Bank or canceling debt owed to them by the Government. Boden Depositor bonds could be used to make certain payments and expenditures, including tax payments, car and real estate purchases. As of December 31, 2003, there were a total of U.S.$6.1 billion of these bonds outstanding, of which U.S.$5.9 billion were denominated in U.S. dollars and U.S.$153.8 million were denominated in pesos.

•	Boden Compensation and Boden Coverage. The Government issued these bonds in 2002 and 2003 to banks to compensate them for losses they incurred as a result of the asymmetric pesification of substantially all of the foreign-currency denominated loans and liabilities.

-	Boden Compensation. These bonds were issued to compensate banks for the difference in value between their pesified assets and their pesified liabilities. As of December 31, 2003, there were a total of U.S.$5.9 billion of these bonds outstanding, of which U.S.$4.8 billion were denominated in U.S. dollars and U.S.$1.1 billion were denominated in pesos.

-	Boden Coverage. Since the pesification process did not encompass all the foreign-currency assets and liabilities of banks, the banks also suffered losses in terms of the difference between their remaining foreign-currency denominated assets and their remaining foreign-currency denominated liabilities. Boden Coverage bonds were issued to compensate banks for this difference in value (measured based on the banks’ assets and liabilities as of December 31, 2001). To receive these bonds, however, banks had to agree to reimburse the Government for the principal amount of the bond at a specified discount. This reimbursement obligation represented a countervailing financial asset of the Government. Banks could discharge this reimbursement obligation in the same manner they could discharge reimbursement obligations relating to the Boden Depositor. As of December 31, 2003, there were a total of U.S.$2.4 billion of these bonds outstanding, all of which were denominated in U.S. dollars.

•	Boden Restitution. The Government issued these bonds in 2003 to compensate pensioners and public-sector employees for the 13% reductions in benefits and salaries that took place in 2001. As of December 31, 2003, there were a total of U.S.$872.8 million of these bonds outstanding, all of which were denominated in pesos.

•	Boden Quasi-Currency. The Government issued these bonds in 2003 to the Central Bank as part of the process of redeeming substantially all of its own quasi-currency bonds (the Lecops) and substantially all of the quasi-currency bonds issued by the provinces (such as the bonds known as Patacones issued by the Province of Buenos Aires). The provinces agreed to reimburse the Government the nominal principal amount of Boden Quasi-Currency bonds it issued to redeem provincial quasi-currencies, thus generating a countervailing financial asset for the Government. As of December 31, 2003, there were a total of U.S.$2.4 billion of these bonds outstanding, all of which were denominated in pesos.

      The peso-denominated Boden issued by the Government in 2002 and 2003 were all subject to adjustments for inflation based on CER.

      After the suspension of debt payments in December 2001, the Government also continued issuing Bocones. These bonds, which the Government has issued since 1991, are used primarily to restructure obligations that the Government owes to pensioners and various private creditors. In August 1997, the Government also authorized the issuance of a series of Bocones as reparation to the families of those who were imprisoned by, or who disappeared under the rule of, the military dictatorship during the period from 1976 through 1983. From 1999 through 2003, the Government issued approximately U.S.$2.3 billion (Ps.6.6 billion) in Bocones.

Debt Exchanges

      In 2001, as Argentina’s public debt burden grew increasingly unsustainable, the Government engaged in a series of debt exchanges designed to reduce the Government’s short- and medium-term debt service obligations. These debt exchanges permitted bondholders to exchange, on a voluntary basis, their outstanding bonds for new securities (or other debt obligations), the terms of which were set during the exchange offer period pursuant to a modified Dutch auction. This structure permitted the Government to determine pricing terms based on its review of the offers made by the bondholders. The Government is currently in default on the new securities issued in these debt exchanges (except the November 2001 transaction in which guaranteed loans, and not securities, were issued). These securities will be restructured as part of the Government’s restructuring of its defaulted bond debt. We set forth below a brief summary of the Government’s principal voluntary debt exchanges during 2001:

      February 2001 Debt Exchange. In February 2001, the Government conducted a voluntary global exchange offer in which it acquired an aggregate principal amount of approximately U.S.$4.4 billion in outstanding bonds (primarily denominated in U.S. dollars) with an average maturity of 2.5 years and an average interest rate of 11.03%, in exchange for approximately U.S.$4.2 billion in bonds with an average maturity of 7.4 years and an average interest rate of 12.06%. The new instruments issued in this exchange were a U.S. dollar-denominated Global Bond scheduled to mature in 2012 and a U.S. dollar-denominated Bonte scheduled to mature in 2006.

      Mega-Exchange. In June 2001, the Government conducted a voluntary global exchange offer, known as the “mega-exchange,” in which it acquired forty-six different types of outstanding bonds with an aggregate principal amount of approximately U.S.$29.5 billion, primarily denominated in U.S. dollars, in exchange for five new bonds with an aggregate principal amount of U.S.$30.4 billion. The IMF estimates that the mega-exchange resulted in a U.S.$9.5 billion increase in Argentina’s total debt measured on a net-present-value basis. The following new bonds were issued:

•	U.S.$2.1 billion of a Bono-Pagaré due in 2006;

•	U.S.$11.5 billion of a Global Bond due in 2008;

•	U.S.$931 million of a peso-denominated Global Bond due in 2008, convertible into U.S. Dollars at a U.S.$1 to Ps.1 exchange rate;

•	U.S.$7.5 billion of a U.S. dollar-denominated Global Bond due in 2018; and

•	U.S.$8.5 billion of a U.S. dollar-denominated Global Bond due in 2031.

      Immediately after the exchange, the new bonds issued accounted for 32.0% of the Government’s foreign-currency denominated debt.

      November 2001 Debt Exchange. In November 2001, the Government conducted a voluntary exchange offer in which it acquired an aggregate principal amount of approximately U.S.$42.3 billion in outstanding bonds, with an average maturity of 12.01 years, in exchange for U.S.$42.0 billion in tax-secured loans (known as national guaranteed loans) with an average maturity of 14.02 years. Although both domestic and foreign bondholders were eligible to participate in this exchange offer, the principal participants were domestic creditors (consisting primarily of banks and pension funds).

      National guaranteed loans were issued in U.S. dollars and in pesos. U.S.$28.0 billion of these loans had a fixed interest rate and U.S.$13.9 billion had a floating interest rate. Beginning in 2004, U.S.$90.0 million of these loans will begin to amortize. Under their original terms, national guaranteed loans had the following key features:

•	During the period of time coterminous with the term of the original bonds, the interest rate on these loans was equal to 70% of the original interest, up to a maximum of 7% for fixed-rate loans and LIBOR plus 3% for floating-rate loans. After the term of the original bonds, the interest rate on these loans would be set at these maximum rates (i.e., 7% and LIBOR plus 3%).

•	National guaranteed loans are secured through a pledge of Government revenues from the tax on financial transactions and co-participation taxes (i.e., the taxes that the Government is required to share with the provinces pursuant to the Co-participation Law of 1988).

•	Holders of national guaranteed loans retained the right to recover their original bonds upon any default (we refer to this process as the reverse swap of national guaranteed loans).

The interest rate and the reverse swap feature of these loans were modified during the pesification process.

Pesification Process

      On February 3, 2002, following the end of the Convertibility regime, the Government announced (through Decrees N° 214, 410 and 471) the conversion into pesos of all foreign-currency denominated debt issued under Argentine law, with the new peso-denominated debt subject to adjustments for inflation based on CER. As part of this pesification process, the government took the following measures:

•	It pesified U.S.$57.5 billion in foreign-currency denominated Argentine-law governed Government debt at a rate of U.S.$1 to Ps.1.4. This debt consisted of Bontes, Bocones, Bonos-Pagaré, national guaranteed loans, bilateral loans and other obligations (such as commercial bank debt, Letes and other treasury bonds). As of March 31, 2002, this pesified debt had declined in value to U.S.$28.4 billion as a result of the devaluation of the peso.

•	It reduced the interest rates on the Government’s pesified debt to an annual rate of 2.0%, with the exception of pesified national guaranteed loans, which were assigned fixed interest rates between 3% and 5.5%.

      The pesification of U.S. dollar-denominated national guaranteed loans triggered the right of holders of these loans to revert back to the original bonds for which the loans had been exchanged. Pursuant to Decrees No. 644 (April 2002) and No. 79 (January 2003), to continue to receive debt payments, holders of these pesified national guaranteed loans were required to accept pesification and waive their right to revert back to the original bonds. Pursuant to Decree No. 530 (August 2003), any holders of national guaranteed loans who failed to waive this right were required to revert back to their original bonds. In 2003, holders of national guaranteed loans in an aggregate principal amount of U.S.$13.5 billion reverted to their original bonds in an aggregate principal of U.S.$17.8 billion, resulting in a U.S.$4.3 billion increase in Argentina’s public debt. Additionally, since the Government was not current on the original bonds, these reverse swaps resulted in a U.S.$1.5 billion increase in past-due principal and interest payments. The Government expects to restructure these original bonds as part of its broader debt restructuring.

Indirect Debt

      The Government guarantees— in part or in full— principal and interest payments on certain debt obligations of the provinces and other national and private entities. A portion of these Government guarantees is secured by financial assets or tax receivables of the Government.

      As of December 31, 2003, the Government guaranteed third-party obligations with an aggregate principal amount of U.S.$13.6 billion, consisting of the following obligations:

•	U.S.$12.3 billion in debt owed by national entities separate from the Government (such as Banco de la Nación Argentina), a substantial portion of which was owed by non-financial public institutions; 98.3% of these debt obligations were secured by assets of the direct obligor of these debts;

•	U.S.$998.1 million in provincial debt, all of which was secured by assets of the direct obligor of these debts; and

•	U.S.$298.7 million in debt of private sector entities; none of these debts were secured by assets of the direct obligor of these debts.

      Bogar. These bonds were issued in 2002 by the Provincial Development Fund— in an aggregate principal amount of Ps.28.2 billion— to restructure the debts of a number of provinces. Their repayment is secured through a Government guarantee and thus constitute indirect debt of the Government. For a description of the arrangement between the Government and the provinces with respect to these bonds see “Public Sector Finances— Fiscal Relations With the Provinces— Other Arrangements With the Provinces.”

Secured or Guaranteed Debt

      Certain of the Government’s debt obligations are secured by pledges of specific assets, including tax receivables and other forms of collateral. We set forth below a description of these security arrangements:

•	National Guaranteed Loans. These loans are secured by a pledge of the Government’s share of the revenue derived from the tax on financial transactions and co-participation taxes (i.e., the taxes the Government is required to share with the provinces under the Co-Participation Law of 1988). The Central Bank directly collects the tax on financial transactions and transfers those revenues to the Government on a monthly basis, but withholds the amount necessary to discharge the Government’s obligations under the national guaranteed loans. If the revenues from the tax on financial transactions is not sufficient to discharge these obligations, the Central Bank obtains the shortfall from co-participation taxes by directing banks (which collect all taxes in Argentina) to transfer to it the amount of the shortfall. The Central Bank directly pays the Government’s obligations under the national guaranteed loans from these funds.

•	Bogar. The Government’s obligation to make payments under its guarantee of amounts due under these bonds is secured through a pledge of the Government’s share of the revenue derived from the tax on financial transactions and co-participation taxes.

•	Brady Bonds. The full principal amount of par and discount bonds issued under the Brady Plan is secured, in the case of U.S.-dollar-denominated bonds, by zero-coupon U.S. Treasury bonds, and in the case of euro-denominated bonds (which were originally denominated in deutsche marks), by zero-coupon bonds issued by Kreditanstalt für Wiederaufbau or KfW (Germany’s development bank). The collateral securing 100% of the principal amount of these bonds cannot be drawn upon until the maturity date of these bonds in 2023. A portion of the interest payable on Brady bonds is collateralized as follows:

-	For discount bonds denominated in U.S. dollars or euros, interest collateral was set aside in an amount equal to 12 months of interest calculated at a presumed rate of 8% of the principal amount of the outstanding bonds.

-	For U.S. dollar-denominated par bonds, interest collateral was set aside in an amount equal to 12 months of interest calculated at a presumed rate of 6% of the principal amount of the outstanding bonds.

-	For euro-denominated par bonds, interest collateral was set aside in an amount equal to 12 months of interest calculated at a presumed rate of 5.87% of the principal amount of the outstanding bonds.

Since July 2002, the fiscal agent of the par and discount Brady bonds has made interest payments on these bonds as they became due, by liquidating and drawing upon the collateral set aside to secure these payments. As of December 31, 2003, the remaining collateral for interest payments on the discount bonds was valued at approximately U.S.$33.7 million and no collateral remained for interest payments on the par bonds. Additional payments in January and March 2004 further reduced the remaining collateral for interest payments on the U.S. dollar-denominated discount bonds by approximately U.S.$11.2 million and completely depleted the collateral for the Euro-denominated discount bonds.

•	Spanish Bonds. In 1993, as part of the Brady restructuring, the Government issued to Spanish banks un-collateralized bonds maturing in 2008 (instead of 30-year Brady bonds). These bonds are guaranteed by the Spanish government, which performed under its guarantee following the Government’s suspension of debt payments. The Spanish government currently has a claim against the Government for U.S.$3.1 million arising from payments it made under its guarantee.

Tax-Setoff Mechanism

      In the past, the Government has given holders of certain of its bonds the option, upon a payment default, to receive a tax credit in lieu of payment. This tax credit could be used to discharge tax obligations the bondholder owes to the Government.

      Several different types of Government bonds have had this tax-setoff feature (either by law or by the terms of the bonds), the specific mechanics of which vary. This tax-setoff mechanism has been a feature of the Bocones since they were first issued in 1991. Additionally, in 2001, the Government issued a series of notes under its medium-term note programme that incorporated a tax-setoff mechanism into the terms of the bonds. Moreover, in August 2001, the Government applied this tax-setoff mechanism to all sovereign bonds coming due prior to December 31, 2005. The Government’s annual budget would establish a limit on the amount of tax credits on sovereign bonds that the Government could issue in any given year. In April 2004, this tax-setoff arrangement was suspended for all treasury bonds (with certain exceptions, including Bocones and certain Boden) until the Government restructures its defaulted debt.

Financial Assets

      The difference between Argentina’s gross public debt and its net public debt consists of various financial assets held by the Government. Some of these assets result from the Government’s debt operations, either because they generate a countervailing financial asset— as in the case of certain Boden— or because they are secured with collateral— as in the case of the Brady bonds. Other financial assets held by the Government consist of outstanding Government bonds that the National Treasury repurchases but does not cancel and amounts held by the National Treasury in bank accounts. As of December 31, 2003, these financial assets totaled U.S.$20.9 billion (including U.S.$14.5 billion associated with debt operations for the benefit of the provinces, U.S.$3.8 billion in countervailing financial assets generated by the issuance of Boden, U.S.$875 million in collateral securing Brady Bonds and U.S.$766 million held in bank accounts by the National Treasury).

Evolution of Public Debt

      From 1999 through 2001, Argentina’s gross public debt increased 18.5%, from U.S.$121.9 billion (43.0% of GDP) to U.S.$144.5 billion (53.8% of GDP). This increase resulted primarily from the following factors:

•	the Government’s ongoing need to finance its recurring fiscal deficits;

•	the issuance of debt to restructure past-due obligations owed to pensioners, suppliers and other private creditors; and

•	a series of debt exchanges that reduced the Government’s short- and medium-term debt service obligations, but also increased the principal amount of debt outstanding.

      During 2002, Argentina’s gross public debt decreased 4.9% to U.S.$137.3 billion (129.7% of GDP), due primarily to the pesification of its foreign-currency Argentine-law governed debt, combined with the subsequent devaluation of the peso. This decrease was largely offset by:

•	the issuance of approximately U.S.$2.9 billion in new peso-denominated debt and U.S.$12.6 billion in new foreign-currency denominated debt, in each case governed by Argentine law;

•	the accumulation of U.S.$4.3 billion in additional past-due interest payments; and

•	the increase in peso-denominated debt resulting from inflation adjustments.

In 2002 the Government also accumulated a total of U.S.$7.7 billion in past-due principal payments.

      During 2003, Argentina’s gross public debt increased 30.2% to U.S.$178.8 billion (139.5% of GDP). This increase resulted primarily from the following factors:

•	the issuance of approximately U.S.$4.1 million in new peso-denominated debt and U.S.$693.3 million in new foreign-currency denominated debt, in each case governed by Argentine law;

•	the reverse swap of certain national guaranteed loans for the corresponding original bonds;

•	the accumulation of U.S.$5.7 billion in past-due interest payments; and

•	the issuance of U.S.$9.7 billion in Bogar (provincial bonds issued through the Provincial Development Fund), which generated an indirect liability for the Government.

In 2003, the Government accumulated an additional U.S.$10.3 billion in past-due principal payments.

      In 2002 and particularly in 2003, the Government increasingly incurred obligations that resulted in countervailing financial assets. The balance of these countervailing assets, as of the dates indicated below, was as follows:

•	As of December 31, 2002, the Government had countervailing financial assets valued at U.S.$2.9 billion with respect to its outstanding Boden Depositor and Boden Coverage;

•	As of December 31, 2003, the Government had:

-	countervailing financial assets valued at U.S.$3.8 billion with respect to its outstanding Boden Depositor and Boden Coverage and U.S.$1.4 billion with respect to its outstanding Boden Quasi-Currency, and

-	countervailing financial assets valued at U.S.$9.7 billion with respect to the outstanding Bogar.

While the issuance of Boden Depositor, Boden Coverage, Boden Quasi-Currency and Bogar increased Argentina’s gross public debt, it did not similarly increase Argentina’s net public debt due to the creation of these countervailing assets. For a description of these transactions see “—Debt Management.”

      The following table sets forth information on Argentina’s public debt as of the dates indicated:

Total Gross Public Debt(1)

(in millions of U.S. dollars)

	As of December 31,
											As of
	1999		2000		2001		2002		2003		June 30, 2004

Peso-denominated debt(2)(5)	U.S.$	8,137	U.S.$	5,677	U.S.$	4,668	U.S.$	29,599	U.S.$	36,712	U.S.$	36,577
Principal arrears		0		0		0		3,455		6,017		6,661
Interest arrears		0		0		0		125		297		324

Total peso-denominated debt		8,137		5,677		4,668		33,178		43,026		43,562
As a % of total gross public debt		6.7%		4.4%		3.2%		24.2%		24.1%		24.0%
Foreign-currency denominated debt(3)(5)		113,740		122,341		139,785		95,720		114,093		108,410
Principal arrears		0		0		0		4,260		12,024		17,595
Interest arrears		0		0		0		4,161		9,678		11,635

Total foreign-currency denominated debt		113,740		122,341		139,785		104,141		135,795		137,641
As a % of total gross public debt		93.3%		95.6%		96.8%		75.8%		75.9%		76.0%

Total gross public debt (including arrears)	U.S.$	121,877	U.S.$	128,018	U.S.$	144,453	U.S.$	137,320	U.S.$	178,821	U.S.$	181,202

Collateral and other financial assets(4)		(10,937)		(8,861)		(9,759)		(7,263)		(20,893)		(21,081)

Total net public debt (including arrears)	U.S.$	110,940	U.S.$	119,157	U.S.$	134,694	U.S.$	130,056	U.S.$	157,927	U.S.$	160,121

Memorandum items:
Total gross public debt (including arrears) as a % of GDP		43.0%		45.0%		53.8%		129.7%		139.5%		111.2%
Total gross public debt (including arrears) as a % of annual Government revenues		222.3%		230.8%		286.7%		764.3%		683.6%		n/a
Exchange rate(6)		1.00		1.00		1.00		3.40		2.92		2.96
CER(6)		n/a		n/a		n/a		1.41		1.46		1.50

(1)	Calculated using average quarterly exchange rate for GDP and Government revenues. The stock of the debt was calculated using the exchange rate at the end of each period.
(2)	Includes public debt denominated in local currency (public bonds, commercial-bank debt, obligations to bilateral lenders and others). For 2002 and subsequent dates, includes debt instruments initially issued in dollars but converted into pesos. For a list of these instruments, see “—Debt Management.”
(3)	Includes public debt denominated in foreign currencies (multilateral and bilateral debt, public bonds, commercial-bank debt and others).
(4)	Includes collateral and other financial assets corresponding to total public debt.
(5)	Not including past-due principal and interest payments.
(6)	Exchange rate and CER used to calculate public debt totals for end of each period.

Source: Ministry of Economy.

     The following table sets forth information on Argentina’s performing and non-performing public debt as of the dates indicated:

Total Gross Public Debt

(in millions of U.S. dollars)

	As of December 31,
											As of
	1999		2000		2001		2002		2003		June 30, 2004

Peso-denominated Debt:(1)
Performing	U.S.$	8,137	U.S.$	5,677	U.S.$	4,668	U.S.$	26,147	U.S.$	32,387	U.S.$	33,396
Non-performing(2)		0		0		0		3,452		4,325		3,181

Total peso-denominated debt excluding arrears		8,137		5,677		4,668		29,599		36,712		36,577
Foreign-currency Denominated Debt: (3)
Performing		113,740		122,341		139,785		43,001		45,208		45,253
Non-performing(2)		0		0		0		52,719		68,885		63,157

Total foreign-currency denominated debt excluding arrears		113,740		122,341		139,785		95,720		114,093		108,410
Total gross public debt excluding arrears:
Performing		121,877		128,018		144,453		69,148		77,595		78,648
Non-performing(2)		0		0		0		56,171		73,210		66,339

Total gross public debt excluding arrears		121,877		128,018		144,453		125,319		150,805		144,987

Arrears:
Principal		0		0		0		7,715		18,041		24,256
Interest		0		0		0		4,286		9,974		11,959

Total arrears		0		0		0		12,001		28,015		36,215

Total gross public debt including arrears	U.S.$	121,877	U.S.$	128,018	U.S.$	144,453	U.S.$	137,320	U.S.$	178,821	U.S.$	181,202

Total debt in default(4)	U.S.$	0	U.S.$	0	U.S.$	0	U.S.$	68,172	U.S.$	101,225	U.S.$	102,554
Memorandum items:
Performing peso-denominated debt (as a % of total peso-denominated debt)		100.0%		100.0%		100.0%		88.3%		88.2%		91.3%
Performing foreign-currency denominated debt (as a % of total foreign-currency denominated debt)		100.0%		100.0%		100.0%		44.9%		39.6%		41.7%
Performing debt (as a % of total gross public debt)		100.0%		100.0%		100.0%		55.2%		51.5%		54.2%

(1)	Includes public debt denominated in local currency (public bonds, bilateral debt, commercial-bank debt and others). For 2002 and subsequent dates, includes debt instruments initially issued in dollars but converted into pesos. For a list of these instruments, see “—Debt Management.”
(2)	Does not include past-due principal and interest payments. For a description of what Argentina’s “non-performing” debt encompasses, see “Certain Defined Terms and Conventions— Certain Defined Terms.”
(3)	Includes public debt denominated in foreign currencies (multilateral and bilateral debt, public bonds, commercial-bank debt and others).
(4)	Includes public debt on which Argentina was not paying principal or interest as of each date indicated, plus any past-due principal and interest payments.

Source: Ministry of Economy.

     The following tables set forth information on Argentina’s public debt by type of interest rates:

Total Gross Public Debt by Type of Interest Rate(1)

(in millions of U.S. dollars)

	As of December 31,

	1999		2000		2001		2002		2003

Fixed rate(2)	U.S.$	69,164	U.S.$	80,422	U.S.$	87,019	U.S.$	85,156	U.S.$	122,516
Variable rate		52,713		47,596		57,434		52,164		56,305
Libor		28,221		24,894		33,237		27,766		26,514
IMF		4,472		5,053		13,952		14,253		15,463
Term deposit interest rate(3)		7,187		7,576		2,408		1,662		1,810
Others(4)		12,833		10,073		7,837		8,483		12,518

Total Gross Public Debt	U.S.$	121,877	U.S.$	128,018	U.S.$	144,453	U.S.$	137,320	U.S.$	178,821

(1)	Includes past-due principal and interest payments.
(2)	Includes bonds, the principal amount of which is adjusted for inflation in Argentina as measured by CER. The amount of such inflation-linked debt as of December 31, 2003 (including past-due principal and interest payments) was U.S.$38.0 billion.
(3)	Daily average for peso and dollar term deposits as reported by the Central Bank.
(4)	Includes the IADB interest rate, Badlar and others.

Source: Ministry of Economy.

Total Gross Public Debt by Type of Interest Rate(1)

(as a percentage of total public debt)

	As of December 31,

	1999	2000	2001	2002	2003

Fixed rate(2)	56.7%	62.8%	60.2%	62.0%	68.5%
Variable rate	43.3	37.2	39.8	38.0	31.5
Libor	23.2	19.4	23.0	20.2	14.8
IMF	3.7	3.9	9.7	10.4	8.6
Term deposit interest rate(3)	5.9	5.9	1.7	1.2	1.0
Others(4)	10.5	7.9	5.4	6.2	7.0

Total Gross Public Debt	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Includes past-due principal and interest payments.
(2)	Includes bonds, the principal amount of which is adjusted for inflation in Argentina as measured by CER. Such inflation-linked debt (including past-due principal and interest payments) accounted for 21.3% of Argentina’s total public debt as of December 31, 2003.
(3)	Daily average for peso and dollar term deposits as reported by the Central Bank.
(4)	Includes the IADB interest rate, Badlar and others.

Source: Ministry of Economy.

     The interest rate on Argentina’s performing debt is either variable (multilateral debt or U.S. dollar-denominated Boden) or adjusted for inflation based on CER (national guaranteed loans, Bogars, and peso-denominated Boden).

Maturity Profile

      From 1999 through 2001, Argentina’s short-term debt as a percentage of total gross public debt increased from 3.4% to 4.7%. This relative increase of short-term debt over medium- and long-term debt reflected the Government’s deteriorating finances, which forced it to rely increasingly on short-term financing.

      In 2002, Argentina’s short-term debt decreased to less than 1% of gross public debt and its medium- and long-term debt decreased to 90.5% of gross public debt, as the Government reclassified past-due principal and interest payments on its debt as being in arrears. Short-term debt increased again in 2003, to center

1.4% of gross public debt, primarily as a result of an increase in the amount of short-term financing from the Central Bank. Medium- and long-term debt decreased to 82.9% of gross public debt in 2003 due to the increase and reclassification of past-due amounts.

      The following tables set forth Argentina’s total public debt by term as of the dates indicated:
Total Gross Public Debt by Term

(in millions of U.S. dollars)

	As of December 31,

	1999		2000		2001		2002		2003

Short-term(1)	U.S.$	4,174	U.S.$	5,108	U.S.$	6,746	U.S.$	1,079	U.S.$	2,526
Medium-term and long-term(2)		117,703		122,910		137,707		124,240		148,279
Arrears:
Principal		0		0		0		7,715		18,041
Interest		0		0		0		4,286		9,974

Total Arrears		0		0		0		12,001		28,015

Total gross public debt	U.S.$	121,877	U.S.$	128,018	U.S.$	144,453	U.S.$	137,320	U.S.$	178,821

(1)	Debt with original maturity of one year or less.
(2)	Debt with original maturity of more than one year.

Source: Ministry of Economy.

Total Gross Public Debt by Term

(as a percentage of total public debt)

	As of December 31,

	1999	2000	2001	2002	2003

Short-term(1)	3.4%	4.0%	4.7%	0.9%	1.4%
Medium-term and long-term(2)	96.6	96.0	95.3	90.5	82.9
Arrears:
Principal	0	0	0	5.6	10.1
Interest	0	0	0	3.1	5.6

Total Arrears	0	0	0	8.7	15.7

Total Gross Public Debt	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Debt with original maturity of one year or less.
(2)	Debt with original maturity of more than one year.

Source: Ministry of Economy.

Distribution of Total Public Debt by Type of Creditor

      In 1999 and 2000, the Government owed more than 70% of its debt to bondholders, primarily holders of foreign-currency denominated bonds, and more than 20% to international official lenders, primarily multilateral institutions. It owed the remainder of its debt obligations to suppliers and private banks.

      This composition changed in 2001, when the aggregate principal amount of bonds outstanding decreased by U.S.$38.0 billion to 38.1% of total gross public debt, due primarily to:

•	debt-exchange transactions (principally the November 2001 debt exchange); and

•	Argentina’s diminishing access to the international capital markets.

Additionally, during 2001 debt owed to multilateral lenders increased by U.S.$10.6 billion to 22.4% of total gross public debt, as a result of disbursements under two-separate aid packages organized by the IMF.

      In 2002, the following factors again altered the composition of Argentina’s public debt:

•	the issuances of new bonds (principally Boden) and the accumulation of past-due interest payments, which increased bond debt by U.S.$20.6 billion to 55.1% of total gross public debt; and

•	the pesification process, which decreased the amount of debt held in the form of national guaranteed loans by U.S.$19.5 billion to 16.6% of total gross public debt.

      In 2003, the composition of Argentina’s public debt changed again, with bond debt increasing by U.S.$37.2 billion to 63.1% of Argentina’s total debt, while debt in the form of national guaranteed loans decreased by U.S.$8.7 billion to 7.9% of the total public debt. This change resulted in part from new bond issuances and the accumulation of past-due interest payments. An additional factor during 2003 was the reverse swap of national guaranteed loans for the corresponding original bond.

      The following tables set forth Argentina’s total public debt by type of creditor as of the dates indicated:

Total Gross Public Debt by Creditor

(in millions of U.S. dollars)

	As of December 31,										As of
											June 30,
	1999		2000		2001		2002		2003		2004

Medium-Term and Long-Term Debt:
Multilateral debt:
IMF	U.S.$	4,472	U.S.$	5,053	U.S.$	13,952	U.S.$	14,253	U.S.$	15,463	U.S.$	14,787
World Bank		8,596		9,054		9,673		7,697		7,683		7,712
Inter-American Development Bank		7,208		7,622		8,704		8,379		8,946		8,815
FONPLATA		29		29		27		24		22		26
International Fund for Agricultural Development		7		6		6		5		3		3
Principal arrears		0		0		0		758		0		0
Interest arrears		0		0		0		0		0		0

Total multilateral debt		20,311		21,764		32,362		31,116		32,117		31,343
Bilateral debt:
Paris Club		3,235		2,375		1,879		1,796		1,811		1,648
Other bilateral debt		2,682		2,186		2,598		2,459		2,761		2,131
Principal arrears		0		0		0		478		1,498		2,201
Interest arrears		0		0		0		166		397		475

Total bilateral debt		5,918		4,561		4,477		4,899		6,467		6,455

Total official debt		26,228		26,325		36,839		36,015		38,584		37,797
Private Creditors:
Suppliers		641		1,045		1,537		258		267		252
Private banks		5,029		2,461		2,015		1,233		522		469
Principal arrears		0		0		0		247		251		297
Interest arrears		0		0		0		61		88		102

Total debt to private creditors		5,670		3,506		3,553		1,799		1,128		1,120
Bonds:
Peso-denominated bonds		6,390		4,410		1,505		4,928		9,676		9,069
Foreign-currency denominated bonds		79,414		88,668		53,552		60,411		77,346		73,195
Principal arrears		0		0		0		6,231		16,292		21,758
Interest arrears		0		0		0		4,060		9,490		11,382

Total bonds		85,804		93,079		55,057		75,629		112,804		115,404
National guaranteed loans		0		0		42,258		22,797		14,100		14,256
Bogars		0		0		0		0		9,679		9,886

Total medium-term and long-term debt		117,703		122,910		137,707		136,241		176,295		178,464
Short-Term Debt:
Treasury bonds		4,174		5,108		6,746		0		0		0

Temporary advances from the Central Bank:		0		0		0		1,079		2,526		2,738

Total short-term		4,174		5,108		6,746		1,079		2,526		2,738

Total gross public debt	U.S.$	121,877	U.S.$	128,018	U.S.$	144,453	U.S.$	137,320	U.S.$	178,821	U.S.$	181,202

Source: Ministry of Economy.

Total Gross Public Debt by Creditor

(as a % of the total public debt)

	As of December 31,					As of
						June 30,
	1999	2000	2001	2002	2003	2004

Medium-Term and Long-Term Debt:
Multilateral debt:
IMF	3.7%	3.9%	9.7%	10.4%	8.6%	8.2%
World Bank	7.1	7.1	6.7	5.6	4.3	4.3
Inter-American Development Bank	5.9	6.0	6.0	6.1	5.0	4.9
FONPLATA	—	—	—	—	—	—
Int. Fund for Agricultural Development	—	—	—	—	—	—
Principal arrears	—	—	—	0.6	—	—
Interest arrears	—	—	—	—	—	—

Total multilateral debt	16.7	17.0	22.4	22.7	18.0	17.3
Bilateral debt:
Paris Club	2.7	1.9	1.3	1.3	1.0	0.9
Other bilateral debt	2.2	1.7	1.8	1.8	1.5	1.2
Principal arrears	—	—	—	0.3	0.8	1.2
Interest arrears	—	—	—	0.1	0.2	0.3

Total bilateral debt	4.9	3.6	3.1	3.6	3.6	3.6

Total official debt	21.5	20.6	25.5	26.2	21.6	20.9
Private Creditors:
Suppliers	0.5	0.8	1.1	0.2	0.1	0.1
Private banks	4.1	1.9	1.4	0.9	0.3	0.3
Principal arrears	—	—	—	0.2	0.1	0.2
Interest arrears	—	—	—	—	—	0.1

Total debt to private creditors	4.7	2.7	2.5	1.3	0.6	0.6
Bonds:
Peso-denominated bonds	5.2	3.4	1.0	3.6	5.4	5.0
Foreign-currency denominated bonds	65.2	69.3	37.1	44.0	43.3	40.4
Principal arrears	—	—	—	4.5	9.1	12.0
Interest arrears	—	—	—	3.0	5.3	6.3

Total bonds	70.4	72.7	38.1	55.1	63.1	63.7
National guaranteed loans	—	—	29.3	16.6	7.9	7.9
Bogars	—	—	—	—	5.4	5.5

Total medium-term and long-term debt	96.6	96.0	95.3	99.2	98.6	98.5

Short-Term Debt:
Treasury bonds	3.4	4.0	4.7	—	—	—
Temporary advances from the Central Bank:	—	—	—	0.8	1.4	1.5

Total short-term	3.4	4.0	4.7	0.8	1.4	1.5

Total gross public debt	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Source: Ministry of Economy.

     The following tables set forth information relating to Argentina’s performing and non-performing public debt by creditor.

Total Gross Performing and Non-Performing Public Debt by Creditor

(in millions of U.S. dollars)

	As of December 31,										As of
											June 30,
	1999		2000		2001		2002		2003		2004

Performing Debt:
Multilateral debt:
IMF	U.S.$	4,472	U.S.$	5,053	U.S.$	13,952	U.S.$	14,253	U.S.$	15,463	U.S.$	14,787
World Bank		8,596		9,054		9,673		7,697		7,683		7,712
Inter-American Development Bank		7,208		7,622		8,704		8,379		8,946		8,815
FONPLATA		29		29		27		24		22		26
International Fund for the Development of Agriculture		7		6		6		5		3		3

Total multilateral debt		20,311		21,764		32,362		30,359		32,118		31,343
Bilateral debt:
Paris Club		3,235		2,375		1,879		0		0		0
Other bilateral debt		2,682		2,186		2,598		0		0		125

Total bilateral debt		5,918		4,561		4,477		0		0		125
Private Creditors:
Suppliers		641		1,045		1,537		0		0		71
Private banks (commercial banks)		5,029		2,461		2,015		0		0		13

Total debt to private creditors		5,670		3,506		3,553		0		0		84
Bonds:
Peso denominated bonds		6,390		4,410		1,505		2,271		6,082		6,454
Foreign-Currency denominated bonds		79,414		88,668		53,552		12,642		13,090		13,763

Total bonds		85,804		93,079		55,057		14,914		19,173		20,216
National guaranteed loans		0		0		42,258		22,797		14,100		14,256
Bogars		0		0		0		0		9,679		9,886
Short-term debt:
Treasury Bonds		4,174		5,108		6,746		0		0		0
Temporary advances from the Central Bank		0		0		0		1,079		2,526		2,738

Total short term debt		4,174		5,108		6,746		1,079		2,526		2,738

Total performing gross public debt		121,877		128,018		144,453		69,148		77,595		78,648

Non-Performing Debt(1)
Bilateral debt:
Paris Club		0		0		0		1,796		1,811		1,648
Other bilateral debt		0		0		0		2,459		2,761		2,006

Total bilateral debt		0		0		0		4,256		4,571		3,654
Private Creditors:
Suppliers		0		0		0		258		267		181
Private banks (commercial banks)		0		0		0		1,233		522		456

Total debt to private creditors		0		0		0		1,491		790		637
Bonds:
Peso denominated bonds		0		0		0		2,656		3,594		2,615
Foreign-Currency denominated bonds		0		0		0		47,768		64,255		59,432

Total bonds		0		0		0		50,425		67,849		62,047

Total non-performing gross public debt		0		0		0		56,171		73,210		66,339

Gross public debt excluding arrears	U.S.$	121,877	U.S.$	128,018	U.S.$	144,453	U.S.$	125,319	U.S.$	150,805	U.S.$	144,987

Principal and interest arrears		0		0		0		12,001		28,015		36,215

Total gross public debt including arrears	U.S.$	121,877	U.S.$	128,018	U.S.$	144,453	U.S.$	137,320	U.S.$	178,821	U.S.$	181,202

(1)	Does not include past-due principal and interest payments. For a description of what Argentina’s “non-performing” debt encompasses, see “Certain Defined Terms and Conventions—Certain Defined Terms.”

Source: Ministry of Economy.

Total Gross Performing and Non-Performing Public Debt by Creditor

(as a % of total public debt)

	As of December 31,					As of
						June 30,
	1999	2000	2001	2002	2003	2004

Performing Debt
Multilateral debt:
IMF	3.7%	3.9%	9.7%	10.4%	8.6%	8.2%
World Bank	7.1	7.1	6.7	5.6	4.3	4.3
Inter-American Development Bank	5.9	6.0	6.0	6.1	5.0	4.9
FONPLATA	0.0	0.0	0.0	0.0	0.0	0.0
International Fund for the Development of Agriculture	0.0	0.0	0.0	0.0	0.0	0.0

Total multilateral debt	16.7	17.0	22.4	22.1	18.0	17.3
Bilateral debt:
Paris Club	2.7	1.9	1.3	0.0	0.0	0.0
Other bilateral debt	2.2	1.7	1.8	0.0	0.0	0.1

Total bilateral debt	4.9	3.6	3.1	0.0	0.0	0.1
Private Creditors:
Suppliers	0.5	0.8	1.1	0.0	0.0	0.0
Private banks (commercial banks)	4.1	1.9	1.4	0.0	0.0	0.0

Total debt to private creditors	4.7	2.7	2.5	0.0	0.0	0.0
Bonds:
Peso denominated bonds	5.2	3.4	1.0	1.7	3.4	3.6
Foreign-Currency denominated bonds	65.2	69.3	37.1	9.2	7.3	7.6

Total bonds	70.4	72.7	38.1	10.9	10.7	11.2
National guaranteed loans	0.0	0.0	29.3	16.6	7.9	7.9
Bogars	0.0	0.0	0.0	0.0	5.4	5.5
Short-term debt:
Treasury Bonds	3.4	4.0	4.7	0.0	0.0	0.0
Temporary advances from the Central Bank	0.0	0.0	0.0	0.8	1.4	1.5

Total short term debt	3.4	4.0	4.7	0.8	1.4	1.5

Total performing gross public debt	100.0	100.0	100.0	50.4	43.4	43.4

Non-Performing Debt(1)
Bilateral debt:
Paris Club	0.0	0.0	0.0	1.3	1.0	0.9
Other bilateral debt	0.0	0.0	0.0	1.8	1.5	1.1

Total bilateral debt	0.0	0.0	0.0	3.1	2.6	2.0
Private Creditors:
Suppliers	0.0	0.0	0.0	0.2	0.1	0.1
Private banks (commercial banks)	0.0	0.0	0.0	0.9	0.3	0.3

Total debt to private creditors	0.0	0.0	0.0	1.1	0.4	0.4
Bonds:
Peso denominated bonds	0.0	0.0	0.0	1.9	2.0	1.4
Foreign-Currency denominated bonds	0.0	0.0	0.0	34.8	35.9	32.8

Total bonds	0.0	0.0	0.0	36.7	37.9	34.2

Total non-performing gross public debt	0.0	0.0	0.0	40.9	40.9	36.6

Gross public debt excluding arrears	100.0	100.0	100.0	91.3	84.3	80.0

Principal and interest arrears	0.0	0.0	0.0	8.7	15.7	20.0
Total gross public debt including arrears	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Does not include past-due principal and interest payments. For a description of what Argentina’s “non-performing” debt encompasses, see “Certain Defined Terms and Conventions— Certain Defined Terms.”

Source: Ministry of Economy.

Foreign-Currency Denominated Debt

      Under the Convertibility regime, most of Argentina’s public debt was denominated in foreign currencies (primarily in U.S. Dollars). From 1999 through 2001, Argentina’s foreign-currency denominated debt increased 22.9%, from U.S.$113.7 billion (93.3% of total gross public debt) to U.S.$139.8 billion (96.8% of total gross public debt).

      In 2002, Argentina’s foreign-currency denominated debt (including principal and interest arrears) decreased 25.5% to U.S.$104.1 billion, primarily as a result of the pesification of its foreign-currency Argentine-law governed debt. This decrease was partly offset by:

•	the issuance of approximately U.S.$12.6 billion in new U.S. dollar-denominated debt, all in the form of Boden; and

•	the accumulation of U.S.$4.2 billion in additional past-due interest payments.

      In 2003, Argentina’s foreign-currency denominated debt (including principal and interest arrears) increased 30.4% to U.S.$135.8 billion, reflecting primarily:

•	the issuance of approximately U.S.$693.3 million in new U.S. dollar-denominated debt, all in the form of Boden;

•	the accumulation of U.S.$5.5 billion in past-due interest payments; and

•	the reverse swap of national guaranteed loans for the corresponding original bonds.

      As of December 31, 2003, Argentina had accumulated a total of U.S.$21.7 billion in past-due payments on its foreign-currency denominated debt, consisting of U.S.$12.0 billion in past-due principal payments and U.S.$9.7 billion in past-due interest payments.

      As of December 31, 2003, Argentina’s foreign-currency denominated public debt (excluding past-due amounts) consisted of:

•	multilateral loans with an aggregate principal amount of U.S.$32.1 billion;

•	bilateral loans with an aggregate principal amount of U.S.$4.0 billion;

•	bonds in an aggregate principal amount of U.S.$77.3 billion, consisting of:

-	Global bonds with an aggregate principal amount of U.S.$32.5 billion;

-	Eurobonds with an aggregate principal amount of U.S.$26.4 billion;

-	Boden with an aggregate principal amount of U.S.$13.1 billion;

-	par, discount and floating-rate bonds issued under the Brady Plan with an aggregate principal amount of U.S.$4.1 billion;

-	Samurai bonds with an aggregate principal amount of U.S.$1.1 billion;

-	other bonds (such as treasury notes and promissory notes) with an aggregate principal amount of U.S.$72.7 million; and

•	commercial bank loans and other debt with an aggregate principal amount of U.S.$486.9 million.

      The following table sets forth information regarding Argentina’s total foreign-currency denominated debt, as of the dates indicated:

Gross Foreign-Currency Denominated Public Debt

(in millions of U.S. dollars)

	As of December 31,

	1999		2000		2001		2002(1)		2003(2)

Foreign-currency denominated debt(3)	U.S.$	113,740	U.S.$	122,341	U.S.$	139,785	U.S.$	104,141	U.S.$	135,795
As a % of GDP(4)		40.1%		43.0%		52.0%		98.4%		105.9%
As a % of Government revenues(4)		207.4		220.6		227.4		579.6		519.1
As a % of exports		488.0		464.5		526.6		405.1		462.3
As a % of international reserves		593.9		651.6		764.3		995.7		961.8

(1)	2002 dollar reserves are converted at the exchange rate published by Banco de la Nación Argentina for December 31, 2002.
(2)	2003 dollar reserves are calculated at the exchange rate published by Banco de la Nación Argentina for December 31, 2003.
(3)	Includes principal and interest arrears.
(4)	Figures calculated using an average quarterly exchange rate.

Source: Ministry of Economy.

     For a breakdown of foreign-currency denominated public debt by loan and bond issue, see “Tables and Supplemental Information.”

      As of December 31, 2003, excluding past-due principal and interest payments, 43.5% of Argentina’s gross public debt was denominated in U.S. dollars, 16.7% in Euros, 2.3% in Japanese Yen and 13.1% in other foreign currencies.

      The following table sets forth information regarding Argentina’s total foreign-currency denominated debt by type of currency, as of the dates indicated:

Gross Foreign-Currency Denominated Public Debt, by Currency(1)

(in millions of U.S. dollars)

	As of December 31,

	1999		2000		2001		2002		2003

U.S. Dollars	U.S.$	80,692	U.S.$	87,061	U.S.$	103,998	U.S.$	61,247	U.S.$	83,234
Euros(2)		23,743		26,027		26,325		32,692		41,282
Japanese Yen		7,200		7,233		6,759		7,256		8,056
Other(3)		2,105		2,020		2,703		2,946		3,223

Foreign-currency denominated debt	U.S.$	113,740	U.S.$	122,341	U.S.$	139,785	U.S.$	104,141	U.S.$	135,795

(1)	Figures include principal and interest arrears.
(2)	Due to the introduction of the Euro in 1999, debts owed in a variety of European currencies were converted into Euros.
(3)	Figures include Pound Sterling, Swiss Franc, Danish Crown, Swedish Crowns, Canadian Dollar, Australian Dollar, BID (currency units used by the IADB), SDR (currency units used by the IMF) and Kuwaiti Dinar.

Source: Ministry of Economy.

Foreign-Currency Denominated Debt Service

      From 1999 through 2001, the Government’s average cost for borrowing in the international capital markets increased by 50.6%, with average spreads over U.S. Treasury Notes increasing from 555 basis points as of December 31, 1999, to 968 basis points as of December 31, 2001. As a result of this increase in Argentina’s cost of borrowing and the increase in Argentina’s foreign-currency denominated debt, interest payments on this debt increased 23.7% from 1999 through 2001, from U.S.$8.2 billion (2.8% of GDP) to U.S.$10.2 billion (3.2% of GDP). Following the suspension of debt payments, Argentina’s interest expense on its foreign-currency denominated debt decreased— on a cash basis— to U.S.$2.2 billion (1.9% of GDP) in 2002 and U.S.$2.3 billion (1.3% of GDP) in 2003. The following tables set forth information regarding Argentina’s projected debt service obligations on its performing foreign-currency denominated debt for the periods indicated:

Projected Performing Foreign-Currency Denominated Public Debt Service by Creditor(1)(2)(3)

(in millions of U.S. Dollars)

	2005						2006						2007						2008

	Principal		Interest		Total		Principal		Interest		Total		Principal		Interest		Total		Principal		Interest		Total

Multilateral debt:
International Monetary Fund	U.S.$	4,137	U.S.$	177	U.S.$	4,314	U.S.$	2,996	U.S.$	92	U.S.$	3,088	U.S.$	1,821	U.S.$	25	U.S.$	1,845	U.S.$	0	U.S.$	0	U.S.$	0
World Bank		864		219		1,083		977		178		1,155		986		135		1,121		861		95		956
IADB and IFAD		539		424		963		1,387		385		1,772		1,448		311		1,760		959		238		1,198
FONPLATA		5		1		6		5		1		6		5		0		5		1		0		1
Other multilateral debt		0		0		0		0		0		0		0		0		0		0		0		0

Total multilateral debt		5,545		821		6,365		5,364		656		6,020		4,261		471		4,731		1,821		334		2,154
Bonds:
Total Bonds		1,806		148		1,954		1,566		128		1,694		1,551		110		1,661		1,551		91		1,642

Total performing foreign-currency denominated debt service	U.S.$	7,350	U.S.$	968	U.S.$	8,319	U.S.$	6,930	U.S.$	784	U.S.$	7,714	U.S.$	5,812	U.S.$	580	U.S.$	6,392	U.S.$	3,372	U.S.$	425	U.S.$	3,797

(1)	Calculated based on the stock of debt, exchange and interest rates as of December 31, 2003. Includes floating rate debt at the interest rate in effect on December 31, 2003.
(2)	The Government expects to restructure bilateral debt in conjunction with debt owed to Paris Club lenders.
(3)	Excludes certain debt obligations on which the Government has continued to make payments despite being formally subject to the suspension of debt payment. See “Certain Defined Terms and Conventions— Certain Defined Terms— Non-performing debt.”

Source: Ministry of Economy.

Projected Performing Foreign-Currency Denominated Public Debt Service by Creditor(1)(2)(3)

(in millions of U.S. Dollars)

	2009			2010			2011			2012

	Principal	Interest	Total	Principal	Interest	Total	Principal	Interest	Total	Principal	Interest	Total

Multilateral debt:
International Monetary Fund	U.S.$0	U.S.$0	U.S.$0	U.S.$0	U.S.$0	U.S.$0	U.S.$0	U.S.$0	U.S.$0	U.S.$0	U.S.$0	U.S.$0
World Bank	706	65	771	570	43	613	417	31	447	376	24	400
IADB and IFAD	637	197	833	586	165	751	526	137	662	438	112	550
FONPLATA	1	0	1	1	0	1	0	0	0	0	0	0
Other multilateral debt	0	0	0	0	0	0	0	0	0	0	0	0

Total multilateral debt	1,344	262	1,606	1,158	207	1,365	943	167	1,110	814	136	950
Bonds:
Total Bonds	1,551	73	1,624	1,551	54	1,605	1,551	36	1,587	1,551	18	1,568

Total performing foreign-currency denominated debt service	U.S.$2,895	U.S.$334	U.S.$3,229	U.S.$2,708	U.S.$262	U.S.$2,970	U.S.$2,493	U.S.$203	U.S.$2,696	U.S.$2,364	U.S.$154	U.S.$2,518

(1)	Calculated based on the stock of debt, exchange and interest rates as of December 31, 2003. Includes floating rate debt at the interest rate in effect on December 31, 2003.
(2)	The Government expects to restructure bilateral debt in conjunction with debt owed to Paris Club lenders.
(3)	Excludes certain debt obligations on which the Government has continued to make payments despite being formally subject to the suspension of debt payment. See “Certain Defined Terms and Conventions— Certain Defined Terms— Non-performing debt.”

Source: Ministry of Economy.

Projected Performing Foreign-Currency Denominated Public Debt Service by Creditor(1)(2)(3)

(in millions of U.S. Dollars)

	2013						2014

	Principal		Interest		Total		Principal		Interest		Total

Multilateral debt:
International Monetary Fund	U.S.$	0	U.S.$	0	U.S.$	0	U.S.$	0	U.S.$	0	U.S.$	0
World Bank		280		18		298		228		14		242
IADB and IFAD		368		91		459		334		73		407
FONPLATA		0		0		0		0		0		0
Other multilateral debt		0		0		0		0		0		0

Total multilateral debt		648		110		758		562		87		649
Bonds:
Total Bonds		125		1		152		0		0		0

Total performing foreign-currency denominated debt service	U.S.$	774	U.S.$	110	U.S.$	909	U.S.$	562	U.S.$	87	U.S.$	649

(1)	Calculated based on the stock of debt, exchange rate and interest rate as of December 31, 2003. Includes floating rate debt at the interest rate in effect on December 31, 2003.
(2)	The Government expects to restructure bilateral debt in conjunction with debt owed to Paris Club lenders.
(3)	Excludes certain debt obligations on which the Government has continued to make payments despite being formally subject to the suspension of debt payment. See “Certain Defined Terms and Conventions— Certain Defined Terms— Non-performing debt.”

Source: Ministry of Economy.

Peso-Denominated Debt

      From 1999 through 2001, Argentina’s peso-denominated public debt decreased from U.S.$8.1 billion (6.7% of gross public debt) to U.S.$4.7 billion (3.2% of gross public debt). This decline reflected the growing fears of a potential devaluation during this period, which hindered the Government’s ability to place peso-denominated debt instruments at rates similar to dollar-denominated debt.

      In 2002, Argentina’s peso-denominated debt (including principal and interest arrears) increased by Ps.108.1 billion (U.S.$28.5 billion) to Ps.112.8 billion (U.S.$33.2 billion or 24.2% of gross public debt). This increase reflected primarily:

•	the pesification of Argentina’s foreign-currency Argentine-law governed debt;

•	adjustments for inflation;

•	the issuance of approximately Ps.9.9 billion (U.S.$2.9 billion) in new peso-denominated debt, primarily Boden and short-term advances from the Central Bank; and

•	the accumulation of Ps.425 million (U.S.$125 million) in past-due interest payments.

      In 2003, Argentina’s peso-denominated debt increased 29.7% to Ps.125.5 billion (U.S.$43.0 billion or 24.1% of gross public debt), reflecting primarily:

•	the issuance of approximately Ps.40.2 billion (U.S.$13.8 billion) in new peso-denominated debt, primarily Boden, Bogar and short-term advances from the Central Bank;

•	adjustments for inflation; and

•	the accumulation of Ps.501 million (U.S.$172 million) in past-due interest payments in addition to the U.S.$125 million accumulated in 2002.

      As of December 31, 2003, Ps.95.8 billion (U.S.$32.8 billion) of Argentina’s peso-denominated debt was subject to adjustments for inflation. As of that date, Argentina had accumulated a total of Ps.18.4 billion (U.S.$6.3 billion) in past-due payments on its peso-denominated debt, including

Ps.17.6 billion (U.S.$6.0 billion) in past-due principal payments and Ps.866 million (U.S.$297 million) in past-due interest payments.

      As of December 31, 2003, Argentina’s peso-denominated public debt (excluding past-due amounts) consisted of:

•	bonds with an aggregate principal amount of Ps.56.5 billion (U.S.$19.4 billion), consisting of:

-	Bogar with an aggregate principal amount of Ps.28.2 billion (U.S.$9.7 billion);

-	Boden with an aggregate principal amount of Ps.13.4 billion (U.S.$4.6 billion);

-	Bocones with an aggregate principal amount of Ps.5.9 billion (U.S.$2.0 billion);

-	Bontes with an aggregate principal amount of Ps.3.1 billion (U.S.$1.1 billion);

-	Bonos-Pagaré with an aggregate principal amount of Ps.3.2 billion (U.S.$1.1 billion);

-	Eurobond with an aggregate principal amount of Ps.16.9 million (U.S.$5.8 million); and

-	other bonds with an aggregate principal amount of Ps.2.6 billion (U.S.$900 million).

•	national guaranteed loans with an aggregate principal amount of Ps.41.1 billion (U.S.$14.1 billion);

•	temporary advances from the Central Bank with an aggregate principal amount of Ps.7.4 billion (U.S.$2.5 billion); and

•	commercial bank loans and other debt obligations with an aggregate principal amount of Ps.2.1 billion (U.S.$731.6 million).

      In June 2001, the Government issued a global bond denominated in pesos. The terms and conditions of this global bond allowed bondholders to convert their bonds into U.S. Dollars at the official convertibility exchange rate of Ps.1.0 to U.S.$1.0. As of December 31, 2003, this bond had been reclassified as though it had been converted into U.S. dollars at the official convertibility exchange rate and included as a part of Argentina’s foreign-currency denominated public debt.

Peso-Denominated Debt Service

      Interest payments on Argentina’s peso-denominated debt decreased from 1999 through 2001, from Ps.223.6 million (2.7% of total interest payments) to Ps.72.8 million (0.7% of total interest payments), due primarily to the reduction in peso-denominated instruments issued by the Government. Despite the suspension of debt payments, interest expense on Argentina’s peso-denominated debt increased to Ps.981.4 million (U.S.$320.2 million or 14.4% of total interest payments) in 2002 and to Ps.1.9 billion (U.S.$639.4 million or 27.4% of total interest payments) in 2003. This increase reflected primarily interest payments on performing peso-denominated debt, including Boden and national guaranteed loans.

      The following tables set forth information regarding Argentina’s projected debt service on its performing peso-denominated public debt for the periods indicated:

Projected Performing Peso-Denominated Public Debt Service by Creditor(1)(2)(3)

(in millions of pesos)

	2005						2006						2007						2008

	Principal		Interest		Total		Principal		Interest		Total		Principal		Interest		Total		Principal		Interest		Total

Bonds	U.S.$	2,588	U.S.$	211	U.S.$	2,799	U.S.$	2,973	U.S.$	198	U.S.$	3,171	U.S.$	2,464	U.S.$	142	U.S.$	2,605	U.S.$	1,922	U.S.$	98	U.S.$	2,020
National guaranteed loans		3,160		1,416		4,576		3,581		1,414		4,995		2,958		1,410		4,368		2,515		1,300		3,815
Bogars		1,130		556		1,686		1,355		530		1,885		1,355		503		1,858		1,355		477		1,832
Temporary Advances from the Central Bank		0		0		0		0		0		0		0		0		0		0		0		0

Total performing peso- denominated debt service	U.S.$	6,878	U.S.$	2,184	U.S.$	9,061	U.S.$	7,910	U.S.$	2,141	U.S.$	10,051	U.S.$	6,777	U.S.$	2,054	U.S.$	8,831	U.S.$	5,792	U.S.$	1,875	U.S.$	7,667

(1)	Calculated based on the stock of debt, exchange and interest rates as of December 31, 2003. Includes floating rate debt at the interest rate in effect on December 31, 2003.
(2)	The Government expects to restructure bilateral debt in conjunction with debt owed to Paris Club lenders.
(3)	Excludes certain debt obligations on which the Government has continued to make payments despite being formally subject to the suspension of debt payment. See “Certain Defined Terms and Conventions—Certain Defined Terms—Non-performing debt.”

Source: Ministry of Economy.

Projected Performing Peso-Denominated Public Debt Service by Creditor(1)(2)(3)

(in millions of pesos)

	2009						2010						2011						2012

	Principal		Interest		Total		Principal		Interest		Total		Principal		Interest		Total		Principal		Interest		Total

Bonds	U.S.$	1,413	U.S.$	62	U.S.$	1,474	U.S.$	1,161	U.S.$	36	U.S.$	1,197	U.S.$	502	U.S.$	17	U.S.$	519	U.S.$	198	U.S.$	12	U.S.$	210
National guaranteed loans		10,201		1,085		11,286		4,717		784		5,501		4,919		596		5,515		1,489		395		1,884
Bogars		1,355		448		1,804		1,920		417		2,337		2,033		377		2,410		2,033		337		2,370
Temporary Advances from the Central Bank		0		0		0		0		0		0		0		0		0		0		0		0

Total performing peso- denominated debt service	U.S.$	12,968	U.S.$	1,596	U.S.$	14,564	U.S.$	7,798	U.S.$	1,237	U.S.$	9,035	U.S.$	7,454	U.S.$	990	U.S.$	8,444	U.S.$	3,720	U.S.$	744	U.S.$	4,465

(1)	Calculated based on the stock of debt, exchange and interest rates as of December 31, 2003. Includes floating rate debt at the interest rate in effect on December 31, 2003.
(2)	The Government expects to restructure bilateral debt in conjunction with debt owed to Paris Club lenders.
(3)	Excludes certain debt obligations on which the Government has continued to make payments despite being formally subject to the suspension of debt payment. See “Certain Defined Terms and Conventions—Certain Defined Terms—Non-performing debt.”

Source: Ministry of Economy.

Projected Performing Peso-Denominated Public Debt Service by Creditor(1)(2)(3)

(in millions of pesos)

	2013						2014

	Principal		Interest		Total		Principal		Interest		Total

Bonds	U.S.$	137	U.S.$	9	U.S.$	145	U.S.$	104	U.S.$	7	U.S.$	111
National guaranteed loans		250		369		620		1		366		367
Bogars		2,033		295		2,328		3,106		247		3,353
Temporary Advances from the Central Bank		0		0		0		0		0		0

Total performing peso-denominated debt service	U.S.$	2,420	U.S.$	673	U.S.$	3,093	U.S.$	3,212	U.S.$	619	U.S.$	3,831

(1)	Calculated based on the stock of debt, exchange and interest rates as of December 31, 2003. Includes floating rate debt at the interest rate in effect on December 31, 2003.
(2)	The Government expects to restructure bilateral debt in conjunction with debt owed to Paris Club lenders.
(3)	Excludes certain debt obligations on which the Government has continued to make payments despite being formally subject to the suspension of debt payment. See “Certain Defined Terms and Conventions—Certain Defined Terms—Non-performing debt.”

Source: Ministry of Economy.

Debt Owed to Official Institutions

      Historically, the International Monetary Fund, or IMF, the Inter-American Development Bank, or IADB, and the World Bank have provided Argentina with financial support subject to the Government’s compliance with stabilization and reform policies. During the 1990s, the IMF established quantitative and qualitative performance criteria as conditions to its continued lending including:

•	Quantitative performance criteria, designed to assess the fiscal and monetary management and debt administration of the national and provincial governments, including fiscal targets, limits on the expansion of domestic credit and the accumulation of new debt, and targets for maintaining or increasing the Government’s net international reserves.

•	Qualitative performance criteria, designed to assess structural reforms of the financial system and the public sector.

      These criteria generally evolve through a dialogue between the Government and the IMF and have a significant impact on Government policies.

      Generally, the World Bank and the IADB have made funding conditional on compliance with IMF criteria as well as other conditions. The financial support of the World Bank and the IADB include sector-specific and structural loans intended to finance social programs, public works and structural adjustments at the national and provincial levels.

      From 1999 through 2003, the total amount of debt owed by the Government to multilateral creditors increased 58.1%, from U.S.$20.3 billion in 1999 to U.S.$32.1 billion in 2003. In 2002, the Government made net payments to multilateral lenders (including the IMF, the IADB, the World Bank and other institutions) in an aggregate amount of U.S.$4.1 billion (including payments of principal, interest and commissions). In 2003, the net amount of these payments decreased by 41.2% to U.S.$2.4 billion. As of the date of this prospectus, the Government is current on all of its multilateral debt obligations.

      The Government borrows multilateral debt on behalf of the provinces. As of December 31, 2003, these obligations totaled U.S.$3.4 billion. These obligations generate a countervailing financial asset for the Government consisting of each province’s obligation to repay amounts borrowed by the Government on its behalf.

      The following table sets forth capital flows from multilateral lenders as of the dates indicated:

Capital Flows from Multilateral Lenders

(in millions of U.S. dollars)

											Six months
											ended
											June 30,
	1999		2000		2001		2002		2003		2004

World Bank:
Disbursements	U.S.$	1,610	U.S.$	1,014	U.S.$	1,328	U.S.$	180	U.S.$	1,963	U.S.$	457
Principal Payments		(462)		(560)		(709)		(1,331)		(2,977)		(428)
Principal Payments, net of Disbursements		1,148		455		619		(1,151)		(1,014)		28
Interest Payments		(527)		(703)		(712)		(529)		(363)		(129)
Payment of Commissions		(15)		(14)		(8)		(5)		(5)		(2)

Net (outflows) inflows		606		(262)		(102)		(1,685)		(1,382)		(102)

International Monetary Fund:
Disbursements		0		2,067		10,564		0		5,605		3,451
Principal Payments		(827)		(1,284)		(1,183)		(740)		(5,706)		(3,994)
Principal Payments, net of Disbursements		(827)		784		9,381		(740)		(101)		(544)
Interest Payments		(202)		(201)		(464)		(682)		(651)		(267)
Payments of Commissions		0		0		(27)		0		0		0

Net (outflows) inflows		(1,029)		583		8,889		(1,422)		(752)		(811)

Inter-American Development Bank:
Disbursements		1,219		940		1,491		417		2,666		149
Principal Payments		(356)		(349)		(307)		(937)		(2,368)		(249)
Principal Payments, net of Disbursements		863		591		1,184		(520)		298		(100)
Interest Payments		(432)		(497)		(428)		(486)		(571)		(202)
Payments of Commissions		(22)		(28)		(23)		(9)		(11)		(2)

Net (outflows) inflows		409		66		733		(1,015)		(283)		(304)

IFAD:(1)
Disbursements		2		2		1		0		1		1
Principal Payments		(1)		(2)		(2)		(1)		(3)		(1)
Principal Payments, net of Disbursements		0		0		0		(1)		(3)		0
Interest Payments		(1)		0		0		0		(1)		0
Payments of Commissions		0		0		0		0		0		0

Net (outflows) inflows		0		(1)		(1)		(1)		(3)		0

FONPLATA:(2)
Disbursements		10		3		1		1		4		8
Principal Payments		(3)		(3)		(3)		(4)		(6)		(2)
Principal Payments, net of Disbursements		7		0		(2)		(3)		(3)		6
Interest Payments		(2)		(2)		(2)		0		(1)		0
Payments of Commissions		0		0		(6)		0		0		0

Net (outflows) inflows		(5)		(2)		(10)		(3)		(4)		5

Total Disbursements	U.S.$	2,840	U.S.$	4,027	U.S.$	13,385	U.S.$	598	U.S.$	10,238	U.S.$	4,066
Total Principal Payments		(1,648)		(2,198)		(2,204)		(3,013)		(11,061)		(4,675)
Principal Payments, net of Disbursements		(1,191)		1,829		11,181		(2,415)		(822)		(609)
Total Interest Payments		(1,164)		(1,403)		(1,607)		(1,697)		(1,587)		(598)
Total Commissions		(37)		(42)		(64)		(13)		(16)		(4)

Total Net (outflows) inflows	U.S.$	(10)	U.S.$	384	U.S.$	9,510	U.S.$	(4,125)	U.S.$	(2,425)	U.S.$	(1,211)

(1)	International Fund for Agricultural Development.
(2)	Financial Fund for the development of the Plata Valley.

Source: Ministry of Economy.

     During the first six months of 2004, the Government made principal payments to multilateral lenders, net of disbursement, of U.S.$615 million, of which U.S.$544 million and U.S.$100 million corresponded to net principal payments to the IMF and the World Bank, respectively. During the same period, the Government made total payments (principal and interest) to multilateral lenders, net of disbursement, of U.S.$1.2 billion.

International Monetary Fund

      The IMF is the Government’s single largest creditor. As of June 30, 2004, the Government owed a total of U.S.$14.8 billion to the IMF, representing 8.2% of the Government’s total gross public debt. As of December 31, 2003, Argentina had exceeded its borrowing quota with the IMF (representing Argentina’s participation in this institution) by more than 500%.

      As of December 31, 2003, Argentina had the following amounts outstanding under its three credit facilities with the IMF:

•	U.S.$14.8 billion under its stand-by credit facility;

•	U.S.$695 million under its extended fund facility; and

•	U.S.$0 under its supplemental reserve facility.

As of that date it had additional funds available for borrowing only under the stand-by facility, in the amount of U.S.$10.6 billion.

      The IMF organized two separate financial aid packages for Argentina during the years leading up to the collapse of the Convertibility regime, one in December 2000 and the other in August 2001. As part of these packages, the IMF increased the amount available to Argentina under its credit facilities and secured for Argentina other sources (including loan commitments from the World Bank, the IADB and the Spanish government) of funding.

      In December 2001, the IMF suspended scheduled disbursements under Argentina’s credit facilities due to the Government’s inability to meet agreed-upon fiscal targets. During 2002, the IMF granted Argentina one-year extensions on the following amounts due under its supplemental reserve facility:

•	U.S.$1.0 billion in each of January and July;

•	U.S.$1.47 billion in each of May and November; and

•	U.S.$2.9 billion in September,

for a total of U.S.$5.3 billion. The Government repaid amounts due in 2002 under the stand-by and extended fund facilities on schedule.

      Since the collapse of the Convertibility regime, the Government has reached the following two agreements with the IMF:

•	an eight-month stand-by agreement reached in January 2003, which allowed the Government to avoid defaulting on its obligations to multilateral lenders. Under this agreement, the IMF agreed to extend to the Government a stand-by credit facility of approximately U.S.$2.9 billion to refinance principal and interest payments that would become due to the IMF during the eight-months covered by the agreement. Additionally, it allowed the Government to repay all other amounts that would become due during that eight-month period on the extended payment schedule contemplated by the IMF’s standard lending terms. Accordingly, the due date for these payments was extended by one year. The agreement was conditioned on the Government achieving several monetary and fiscal targets; and

•	a thirty-six month stand-by agreement reached on September 11, 2003. This agreement:

-	is conditioned on the World Bank and the IADB maintaining their current levels of exposure to Argentina and the Government;

-	requires the IMF to disburse approximately U.S.$13.3 billion (based on the exchange rate between the U.S. dollar and the IMF’s lending units, known as SDRs, as of December 31, 2003) to the Government for purposes of covering principal payments coming due to the IMF;

-	allows the Government to pay on an extended schedule amounts that, under the IMF’s standard lending terms, it would otherwise be required to pay during the first year of the agreement; this extended schedule defers the due date on these payments by one year;

-	requires the Government to make interest payments on its multilateral debt from its own resources; and

-	is conditioned on the Government meeting certain quantitative and qualitative performance criteria, including the following, which have already been met:

o	to redeem substantially all of the provincial and federal quasi-currency bonds by the end of 2003,

o	to implement reforms to reduce tax evasion, and

o	to lift restrictions on withdrawals from bank deposits and compensation of the banking sector for losses resulting from the pesification; and

-	is also conditioned on the Government meeting certain other quantitative and qualitative performance criteria which it has yet to meet, including the following:

o	to achieve in 2004 a consolidated primary surplus for the Government and the provinces of no less than 3.0% of GDP and for the Government on a stand-alone basis of no less than 2.4% of GDP,

o	to make substantial progress in the restructuring of the Government’s debt obligations,

o	to renegotiate public utility rates,

o	to implement reforms of the revenue-sharing arrangement with the provinces by the end of 2004,

o	to implement administrative reforms to Argentina’s customs authority, and

o	to implement reforms to improve social security and excise tax collections.

      Although the IMF has conditioned the latest round of funding on the Government making substantial progress in the restructuring of its debt obligations, the IMF plays no official role in the restructuring process. The IMF has a policy of lending to creditors in arrears only if such creditors engage, to the extent possible, in good faith negotiations to restructure non-performing obligations. No objective measures exist for evaluating whether such negotiations are feasible or whether they are being conducted in good faith. The Government believes that it has met the criteria of good faith through its dialogue with its creditors since it defaulted on its debt. Nevertheless, we can offer no assurance that the IMF will apply a similar standard of good faith, or that the IMF will not rely on additional or other factors in measuring the Government’s progress in restructuring its obligations.

      During 2003, the Government paid to the IMF the amounts on which it had received one-year extensions in 2002, as well as all amounts outstanding under the IMF’s extended fund facility. During 2003, the IMF granted Argentina an extension on payments that were due under its stand-by credit facility during that year. These payments totaled approximately U.S.$1.9 billion. Additionally, the IMF granted Argentina an extension on a U.S.$2.9 billion payment under its supplemental reserve facility that was due in March 2003.

      In 2002 and 2003, the Government made principal payments to the IMF, net of disbursements, of U.S.$740 million and U.S.$101 million, respectively.

      In August 2004, the IMF announced a delay of its quarterly review of Argentina’s compliance with the conditions of the September 2003 stand-by agreement, effectively delaying the disbursement of U.S.$728 million to Argentina under the agreement, in order to further assess the Government’s compliance with required structural reforms and its progress in the renegotiation of utility rates and in the debt restructuring process. The Government subsequently announced that it would postpone further negotiations with the IMF through December 31, 2004 (and, consequently, forego additional IMF disbursements totaling U.S.$1.8 billion prior to that date), in order to concentrate on the restructuring of its defaulted debt. The Government also announced that it would continue to pay all amounts due to the IMF during this period. The amounts due from Argentina to the IMF between August 1, 2004, and December 31, 2004, total approximately U.S.$2.5 billion, consisting of approximately U.S.$2.4 billion in principal payments and approximately U.S.$135 million in interest payments. On September 17, 2004, the IMF approved for Argentina a one-year repayment extension for principal repayments in the amount of approximately U.S.$1.1 billion originally coming due prior to January 17, 2005. Between August and December 2004, Argentina repaid approximately U.S.$1.3 billion of debt to the IMF.

World Bank

      As of June 30, 2004, the Government owed a total of U.S.$7.7 billion to the World Bank and was current on all amounts it owed to this institution. From 1999 through 2003, the World Bank disbursed approximately U.S.$6.1 billion in loans to the Government, partly for activities designed to foster the economic recovery, both at the national and provincial levels, and partly for various social development programs.

      During 2002, the Government began to pay its obligations to the World Bank thirty-days after they were due. These late payments did not constitute a default since they were still made within the applicable grace period. On October 15, 2002, however, the Government defaulted on a U.S.$250 million payment on debt obligations partially guaranteed by the World Bank. The World Bank made the corresponding payment under its guarantee and refinanced Argentina’s resulting reimbursement obligation through a new loan scheduled to mature in 2007. Additionally, on November 15, 2002, and December 1, 2002, the Government partially defaulted on two payments to the World Bank in the amount of U.S.$725.8 million and U.S.$31.9 million, respectively. Each of these payments had already been extended by thirty days from its original due date.

      In accordance with the agreement it reached with the IMF in January 2003, on January 23, 2003, Argentina made a payment of U.S.$804.0 million to the World Bank, which fully compensated it for amounts past due since November 15, 2002. Following this payment, the World Bank resumed disbursements to the Government under its existing loans, and authorized the following two new loans to Argentina:

•	a U.S.$500 million loan, the proceeds of which must be used to redeem quasi-currency bonds issued by the provinces during the crisis; and

•	a U.S.$600 million loan, the proceeds of which must be used to support the Heads-of-Household Program, a program the Government launched in April 2002.

      In 2002 and 2003, the Government made principal payments to the World Bank, net of disbursements, of U.S.$1.1 billion and U.S.$1.0 billion, respectively. In early December 2004, the World Bank approved a U.S.$200 million loan to Argentina for the improvement of infrastructure services in the Province of Buenos Aires. The loan package is scheduled to be disbursed between 2005 and 2008, and the proceeds will be primarily used for the rehabilitation of provincial roads along the interurban primary paved network.

IADB

      As of June 30, 2004, the Government owed a total of U.S.$8.8 billion to the IADB and was current on this amount. From 1999 through 2003, the IADB disbursed approximately U.S.$6.7 billion in loans to Argentina.

      In 2001, the IADB temporarily suspended disbursements to the Government on a U.S.$500 million loan package for failure to adopt certain fiscal and structural reforms on which the loan was conditioned. On January 15, 2003, the Government failed to make a U.S.$700 million payment then due to the IADB. However, a few days later, on January 23, 2003, after reaching an agreement with the IMF, the Government made the payment to the IADB in full (and within the applicable grace-period, thus avoiding a default). This payment normalized relations between the Government and the IADB and led to the IADB’s approval of a U.S.$1.5 billion emergency loan in February 2003, U.S.$750 million of which was disbursed in February and the remainder of which was disbursed in July. The Government is using the proceeds of this loan to finance a social program to alleviate the effects of the economic crisis on the poor.

      In May 2003, the Government also reached an agreement with the IADB for disbursement of amounts that the IADB had withheld in 2001. Pursuant to this agreement, the IADB disbursed to the Government U.S.$125 million in May 2003. In addition, in July 2003, the IADB approved two additional loans to various Argentine provinces in an aggregate principal amount of U.S.$86 million. These loans are guaranteed by the Government.

      In 2002, the Government made principal payments to the IADB, net of disbursements, of U.S.$520 million. In 2003, the IADB disbursed to the Government U.S.$298 million, net of principal payments made by the Government. In November 2004, the Board of the IADB unanimously approved a U.S.$5 billion loan package to Argentina effective through 2008. The loan package was first announced in May 2004. The IADB will reevaluate the loan program after two years.

IFAD and FONPLATA

      As of December 31, 2003, the Government owed a total of U.S.$3.3 million to the International Fund for Agricultural Development, or IFAD, and a total of U.S.$22.2 million to the Fondo Financiero Para el Desarrollo de la Cuenca del Plata (the Financial Fund for the Development of the Plata Valley) or FONPLATA. As of that date, the Government was current on all amounts it owed to these institutions. The Government has used funds borrowed from these institutions to finance social development programs.

Paris Club and Other Bilateral Lenders

      As of December 31, 2003, the Government owed a total of U.S.$1.8 billion to members of the Paris Club (a group of sovereign creditors) and an additional U.S.$2.8 billion to other bilateral lenders. Argentina defaulted on all amounts owed to the Paris Club and other bilateral lenders in December 2001. As of the date of this prospectus, these amounts had not been repaid.

Legal Proceedings

Litigation Outside of Argentina

      The Government’s decision to defer payments on its foreign-currency denominated debt has prompted a number of lawsuits in various countries by plaintiffs seeking to collect on bonds issued by the Government. Plaintiffs in each of these actions have asserted that the Government has failed to make timely payments of interest and/or principal on their bonds, and seek to obtain judgments for the face value of and/or accrued interest on those bonds. The following summary is accurate as of December 15, 2004:

      Individual Litigation in the United States. In the United States, approximately 39 lawsuits have been filed since March 2002 seeking repayment of the Government’s indebtedness. Not including claims brought as class actions on behalf of entire series of bonds, these lawsuits seek repayment of approximately

U.S.$1 billion in debt issued by the Government. Not including ancillary attachment proceedings described below, these suits either are or were pending in the United States District Court for the Southern District of New York (which we refer to as the “District Court”) before Judge Thomas P. Griesa. As of November 17, 2004, judgments had been entered in seven cases, in a total amount of approximately U.S.$740 million (composed principally of a single judgment for approximately U.S.$725 million, which was affirmed after the Government appealed). The Government has appealed the rulings entered by the District Court in two of these actions, and those appeals are currently pending before the United States Court of Appeals for the Second Circuit. The judgment creditors in five cases have taken discovery from the Government concerning the existence of assets subject to execution. The Government has represented to the District Court that it has no assets in the United States used for a commercial activity in the United States, such as would provide a legal basis for an attachment or execution sought in the United States by the Government’s creditors. There are also approximately 17 suits in the District Court in which no judgment has been entered and which do not purport to be class actions. The total amount claimed by plaintiffs in these actions is approximately U.S.$310 million, including a single claim for approximately U.S.$172 million.

      In January 2004, one plaintiff obtained an ex parte prejudgment attachment of nineteen properties owned by the Government in the District of Columbia, as well as of five additional properties in Maryland. The plaintiff subsequently agreed to release the writs attaching all but three of these properties. These remaining three properties remain subject to attachment, pending a decision by the United States District Court for the District of Columbia.

      Class Litigation in the United States. The Government is also involved in class action litigation in the District Court. In May 2003, Judge Griesa denied class certification motions in two separate lawsuits, each brought on behalf of holders of numerous series of bonds issued by the Government. Following the denial of class certification, the plaintiff in one of these actions, H.W. Urban GmbH v. The Republic of Argentina, 02 Civ. 5899 (TPG), amended its complaint to seek to represent holders of two series of bonds, 11.375% bonds due January 30, 2017, and 11.75% bonds due April 7, 2009. The original principal amount under these two series of bonds was approximately U.S.$3.5 billion. In an opinion dated December 30, 2003, Judge Griesa granted the motion to certify this narrower, redefined class, and on November 23, 2004, ruled that the class includes holders in Argentina. As of December 15, 2004, this is the only class action that has been certified by the District Court. Any holder of either of those series of bonds who participates in an exchange offer by Argentina will not be permitted to participate in the class action. Holders of either of those series of bonds who do not participate in such an exchange offer may also affirmatively “opt-out” of the class and pursue individual litigation against the Republic. In addition, in this case, the District Court has ordered that, to participate in the class, eligible bondholders must ultimately present individual claims to the court.

      On October 28, 2004, the sole representative of that class moved to enjoin the Government from engaging in or otherwise consummating an exchange offer relating to the two series of bonds held by potential class members on the ground that any such exchange offer must be made only through class counsel rather than directly to potential class members. On November 16, 2004, the District Court granted in part and denied in part that motion, stating that the Republic is entitled to launch such an exchange offer, but recognizing that potential members of the class should be notified concerning the class action, including the existence of the class action, the definition of the class and that by accepting the exchange offer a potential class member would forego any right to join the class action. The Court also ruled that class counsel is to provide to potential class members notification of the class action.

      In addition to the certified class action described above, 14 class actions have been filed in which plaintiffs seek to represent classes consisting of holders of other series of bonds issued by the Republic. Plaintiffs in 12 of those class actions have moved for class certification; the Republic is opposing class certification in each of those cases:

•	Seijas v. The Republic of Argentina, 04 Civ. 0400 (TPG) (purporting to represent holders of 11% bonds due October 9, 2006)

•	Seijas v. The Republic of Argentina, 04 Civ. 0401 (TPG) (purporting to represent holders of 7% bonds due December 19, 2008)

•	Castro v. The Republic of Argentina, 04 Civ. 0506 (TPG) (purporting to represent holders of 9.75% bonds due September 19, 2027)

•	Fuhr v. The Republic of Argentina, 04 Civ. 0507 (TPG) (purporting to represent holders of 12.25% bonds due June 19, 2018)

•	Cooke v. The Republic of Argentina, 04 Civ. 0508 (TPG) (purporting to represent holders of 11.375% bonds due January 30, 2017)

•	Castro v. The Republic of Argentina, 04 Civ. 0746 (TPG) (purporting to represent holders of 11.75% bonds due April 7, 2009)

•	Hickory Sec. Ltd. v. The Republic of Argentina, 04 Civ. 0936 (TPG) (purporting to represent holders of 11.75% bonds due June 15, 2015)

•	Azza v. The Republic of Argentina, 04 Civ. 0937 (TPG) (purporting to represent holders of 11% bonds due December 4, 2005)

•	Azza v. The Republic of Argentina, 04 Civ. 1085 (TPG) (purporting to represent holders of 8.375% bonds due December 20, 2003)

•	Castro v. The Republic of Argentina, 04 Civ. 1183 (TPG) (purporting to represent holders of 12% bonds due February 1, 2020)

•	Puricelli v. The Republic of Argentina, 04 Civ. 2117 (TPG) (purporting to represent holders of 12.375% bonds due February 21, 2012)

•	Chorny v. The Republic of Argentina, 04 Civ. 2118 (TPG) (purporting to represent holders of unspecified “Argentine FRB Floating Bonds”)

•	Lavaggi v. The Republic of Argentina, 04 Civ. 5068 (TPG) (purporting to represent holders of 27 different series of bonds)

•	Scappini v. The Republic of Argentina, 04 Civ. 0401 (RJH) (purporting to represent holders of 8.125% Global Euro bonds due April 21, 2008)

      Plaintiffs in the first 12 of the above-listed purported class action cases have made motions for class certification. Following discovery concerning class certification issues, a briefing schedule for those motions will be set. On November 5, 2004, the plaintiff in Seijas v. The Republic of Argentina, 04 Civ. 0400 (TPG), moved ex parte to enjoin the Republic from engaging in an exchange offer. On November 16, 2004, the District Court denied the request to enjoin the Republic from engaging in an exchange offer, and reserved any further decision on the issue pending resolution of the motion for class certification in that matter.

      Litigation in Italy. There are a total of six bondholder proceedings against the Government pending in the Italian courts. The total amount claimed in these proceedings is approximately €60 million plus interest. No final decision has been rendered in any of these lawsuits. On July 22, 2002, a judge of the Ordinary Tribunal of Rome authorized a freeze of assets of the Government in a maximum amount of €1.35 million. This order is not a judgment on the merits and does not itself freeze assets, and the plaintiffs in that case have not succeeded in subjecting any particular assets to the order. In July and November 2004, the Justice of Peace of Brescia issued three ex parte payment orders (“decreti ingiuntivi”) against the Government, totaling €1,100 each. These orders are not judgments on the merits, and they do not themselves freeze assets; however, plaintiffs in one case have used the order to block accounts held at Banca Nazionale del Lavoro by various agencies of the Government in Italy, totaling approximately €24,000. The Government is challenging these actions, with the support of lawyers representing the Italian Ministry of Foreign Affairs. On December 2, the Tribunal of Brescia suspended execution of the Brescia bondholders’ enforcement action against the Banca Nazionale del Lavoro. Seven requests for freeze orders in other cases pending in Italy have been denied on the ground that the Italian courts lack jurisdiction to adjudicate bondholder claims against the Government due to the Government’s sovereign immunity. Other requests for payment orders filed in Italy are still pending resolution.

      Litigation in Germany. Approximately 110 legal proceedings have been commenced in Germany against the Government by bondholders for payment on Government bonds. These claims, totaling approximately €58 million plus interest, are composed of approximately €43.5 million claimed in lawsuits, plus approximately €14.5 million in “payment order” claims. A payment order is a German procedural mechanism allowing a creditor to serve on a debtor a demand for payment, and seek to have collection authorized by the court; however, if the debtor disputes the payment order, the creditor must bring a lawsuit to continue pursuing the claim. The Government has disputed each payment order of which it has received notice.

      With the exception of several pre-judgment arrest orders described below, no final enforceable judgments have been issued, and, except for two lawsuits which have been dismissed on procedural grounds, four withdrawals of lawsuits, and two proceedings in which a decision has not yet been rendered, all German cases have been suspended pending the decision of the German Constitutional Court concerning the existence and scope of state necessity under public international law; the Government has pleaded state of necessity as a circumstance excusing its failure to make payments on bonds. It is not possible to predict when the German Constitutional Court will render a decision or whether this decision will be favorable to the Government.

      Prior to the suspension of litigation pending the German Constitutional Court’s decision, lower German courts issued several judgments on the merits, as well as post-judgment attachments (Urteilsvollstreckung) of Government assets, including bank accounts of the Government’s Embassy and real estate that is used for consular purposes. While the suspension is in place, these judgments are not enforceable, and the creditor cannot liquidate attached property. Some of the proceedings initiated by the Government to vacate these post-judgment attachments have also been suspended pending a decision on the appeals. For example, one lower court suspended a proceeding to vacate the attachment of a bank account used for diplomatic purposes and submitted the question of the scope of diplomatic immunity to the Constitutional Court, where another proceeding to vacate the pre-judgment attachment of real estate used for consular offices is pending. Additionally, two cases in which bank accounts used for diplomatic purposes were attached by creditors are pending before the German Federal Supreme Court.

      To the Government’s knowledge, creditors have applied for fifteen arrest orders. Nine of these have been dismissed, two have been withdrawn before a decision was rendered, five were rendered against the Government but were appealed. Although the Constitutional Court’s decision is still pending, the five arrest orders which have been rendered against the Government are currently in effect. An arrest order (Arrestbefehl und Pfändungsbeschluss)authorizes the pre-judgment attachment of a debtor’s assets while the case is being tried on the merits. One arrest order is for €176,000. This order is currently enforceable; enforceability of this order could be suspended if the Government were to post collateral, but the Government has not done so. Of the remaining arrest orders, one is for €210,000 and three others are for a combined amount of €1.6 million. Upon appeal, enforceability of these five arrest orders has been suspended pending the outcome of the Constitutional Court’s decision. The Government has also appealed the arrest orders on the merits seeking their complete dismissal. Hearings on these appeals are pending.

      Impact on Argentina’s ability to service its debt. It is impossible to predict the impact, if any, that the proceedings described above may have on Argentina’s ability to service its public debt (including new debt to be issued in exchange for existing debt). By and large, creditors of Argentina have thus far demonstrated a willingness to wait and see how the process of the voluntary restructuring of Argentina’s debt unfolds rather than commencing litigation. It is, however, impossible to predict how many creditors will ultimately participate in the debt restructuring the Government is currently contemplating and how many creditors will try to enforce claims through legal proceedings.

      In addition, the creditors that have obtained judgments against Argentina in the United States are limited in the United States by the Foreign Sovereign Immunities Act to executing upon only those assets of Argentina that are located in the United States and are used for a commercial activity in the United States. Similarly, in Italy, any such execution would be limited to assets not used by the Government for “public purposes.” As a result, as of November 17, 2004, no judgment creditor (except as indicated above) had succeeded in executing upon any assets of Argentina located in either of these jurisdictions.

      With respect to the German litigation, if the German Constitutional Court holds that a state of necessity does not excuse a deferral of debt service, the currently suspended proceedings will be reinstated and judgments in favor of plaintiffs will likely be rendered. This might also cause other bondholders to file lawsuits against the Government. Judgments rendered in these lawsuits against the Government could be enforced in Germany and the European Union and, usually upon recognition by a foreign court, in other countries. It is, however, not possible to predict the specific effects of such enforcement proceedings with respect to Argentina’s ability to service its public debt.

      In recent years, based primarily on an ex parte decision issued by a Belgian court at the behest of a hold-out creditor in Elliott Associates L.P. v. Banco de la Nación (Court of Appeals of Brussels, 8th Chamber, Sept. 26, 2000), various investors have used litigation against sovereign debtors to target payments made by sovereigns to, among others, bondholders that have agreed to a debt restructuring by accepting new securities in an exchange offer. While the Government believes that there is no valid basis for preventing payments on restructured debt from being made, there can be no assurance that a creditor pursuing similar or different arguments or strategies in the future will not be able to interfere with payments made pursuant to the completion of an exchange or subsequently under any new securities issued as part of such an offer.

Litigation in Argentina

      Since the enforcement of the pesification regime, thousands of lawsuits have been filed against financial institutions and the Government challenging the pesification of U.S. dollar-denominated bank deposits and the pesification of the Government’s obligations originally denominated in U.S. dollars.

      The claims regarding the pesification of bank deposits have been filed primarily as acciones de amparo, which are brief proceedings against any action or omission of a public authority that currently or imminently prejudices, restricts, alters or threatens in an arbitrary or illegal manner the rights and guaranties under the Argentine Constitution.

      When the Government converted all foreign-currency denominated deposits into peso-denominated deposits, depositors commenced to file and continue to file acciones de amparos to obtain the restitution of such deposits in dollars or to obtain such amounts in peso equivalent at the market exchange rate. As a result of the issuance of Boden Depositor bonds to the depositors in order to compensate them for the rescheduling of their deposits at a rate of Ps.1.40 plus CER per dollar deposited, depositors also began to file acciones de amparos in order to obtain the difference between the amount received in bonds and the money that was originally deposited in dollars or the peso equivalent at the market exchange rate.

      Many Argentine courts, including courts of appeal, have issued decisions favorable to depositors. In the case of deposits of the province of San Luis with Banco de la Nación Argentina, Argentina’s Supreme Court held the pesification of bank deposits unconstitutional, ordering the contending parties to reach an agreement on the distribution of compensation pursuant to the Court’s decision. In each case, the Government has disputed the claims of the depositors.

      In other cases, however, the Supreme Court has issued decisions in which it upheld pesification. On October 26, 2004, the Supreme Court of Argentina ruled that the Government’s pesification of bank deposits in 2002 was constitutional in light of the prevailing economic conditions at the close of 2001. Accordingly, the bank that had been sued in these proceedings was required to provide the claimant depositor with Ps.1.4 (adjusted for CER) per U.S. dollar on deposit, in accordance with pesification measures. In a prior case, the Supreme Court held that a bank depositor who had accepted compensation for his original U.S. dollar-denominated deposit in the form of a peso-denominated instrument applying the official conversion rate of Ps.1.4 plus CER per U.S. dollar was barred from obtaining the difference between the value of this compensation and the value that he would have received if the higher market exchange rate had been used for the conversion. These judgments are applicable only to the specific case before the court and have no binding effect on other litigants.

      Additionally, two financial entities have commenced proceedings against the Government seeking:

•	compensation for the damages resulting from payments made by such entities in order to satisfy depositors’ judicial claims, since these amounts exceeded the principal amount of the Bodens issued by the Government to compensate these institutions for the asymmetric pesification of their assets and liabilities; and

•	compensation for the damages resulting from the amendment of Decree 214/02, which establishes that the assets of financial entities shall be adjusted for inflation based on the CVS instead of the CER.

      Foreign financial entities are entitled to bring arbitration proceedings before ICSID tribunals under bilateral investment treaties relating to these claims.

      While the Government was named as a defendant in many of the cases brought by depositors challenging the pesification and restrictions on bank withdrawals, in most of these cases the party ultimately responsible for making payments to successful claimants have been the financial institutions in which these depositors held their deposits. Accordingly, the Government does not believe these cases can materially and adversely affect its ability to service Argentina’s public debt. The Government, however, can offer no assurances to this effect, as the outcomes of these cases depend on the particularities of each case and judicial determinations beyond the Government’s control. Moreover, as discussed above, financial institutions that are required to make payments to depositors in connection these claims have brought, and could in the future bring, claims against the Government seeking restitution for the amounts they were required to pay in connection with these claims.

ICSID Arbitration

      In response to the various emergency measures that the Government implemented in 2001 and 2002 to address Argentina’s economic crisis, investors in a number of recently privatized entities had brought, as of June 25, 2004, approximately 29 claims before the International Center for the Settlement of Investment Disputes (ICSID). The claimants allege that the emergency measures are inconsistent with the fair and equitable treatment standards set forth in various bilateral investment treaties to which Argentina is a party. Most of these claimants contend that Government’s actions had the effect of expropriating their investments without adequate compensation, and challenge the following measures:

•	the suspension and eventual elimination of various tariff-indexing mechanisms provided for in certain public services contracts;

•	the pesification of public services tariffs; and

•	the restrictions on foreign-exchange transactions that prevented them from making certain transfers abroad.

      A number of claimants are challenging the Government’s termination of certain contracts.

      The first hearing on the merits for these claims was held in August 2004. Argentina is currently renegotiating its contracts with private public service providers. A successful completion of these negotiations could lead some ICSID claimants to abandon their claims, although the Government can offer no assurance to this effect.

      In addition to claims already brought before ICSID, there are approximately 30 similar claims that are currently the subject of settlement negotiations pursuant to relevant provisions of various bilateral investment treaties to which Argentina is a party. Claims that cannot be settled may well result in additional ICSID claims.

DESCRIPTION OF THE SECURITIES

      This prospectus provides you with a general description of the securities Argentina may offer. Each time Argentina sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the information in the prospectus supplement.

Description of Debt Securities

      Argentina will issue debt securities governed by New York law, English law or Argentine law. Debt securities governed by Argentine law will be issued under a Presidential Decree that sets out the terms and conditions of the debt securities, and will be described in a related prospectus supplement. Debt securities governed by either New York law or English law will be issued under an indenture between Argentina and one or more trustees. Argentina will file the indenture, each Presidential Decree and the form of the debt securities with the SEC.

      The following description summarizes the material provisions of the debt securities and the indenture. You should read the indenture, the form of debt security and the applicable prospectus supplement before making your investment decision.

      Argentina will include some or all of the following terms in the prospectus supplement relating to any series of debt securities:

•	the title;

•	any limit on the aggregate principal amount;

•	the issue price;

•	the maturity date or dates;

•	the interest rate or rates (which may be fixed or variable), the date from which interest will accrue, the interest payment dates and the record dates for the interest payments;

•	the place or places where the principal of and interest on such debt securities are payable;

•	any mandatory or optional sinking fund provisions;

•	any provisions that allow Argentina to redeem the debt securities at its option;

•	any provisions that entitle you to repayment for the debt securities at your option;

•	the currency in which the debt securities are denominated and the currency in which Argentina will make payments;

•	the authorized denominations;

•	any index Argentina will use to determine the amount of principal, any premium and interest payments;

•	any covenants or agreements of Argentina and any events that give you the right to accelerate the maturity of your debt securities;

•	whether that series of debt securities will be listed and, if listed, the stock exchanges on which it will be listed;

•	any terms allowing you to exchange or convert your debt securities; and

•	any other terms of the debt securities that do not conflict with the provisions of the indenture.

      Argentina may issue debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Argentina may also issue debt securities that have variable rates of interest but are exchangeable for fixed rate debt securities. Argentina will describe the United States federal income tax consequences and other relevant considerations in the prospectus supplement for any such offering.

      The debt securities are direct obligations of Argentina and do not have the benefit of any separate undertaking of other government entities (including Banco Central de la República Argentina).

Status

      The debt securities will be direct, unconditional, unsecured and unsubordinated obligations of Argentina and will rank pari passu and without preference among themselves. Argentina’s payment obligations under the debt securities will rank at least equally with all its other present and future unsecured and unsubordinated External Indebtedness (as defined under “Negative Pledge” below).

Payment of Principal and Interest

      Unless otherwise provided in the applicable prospectus supplement, Argentina will make payments on the debt securities in U.S. dollars to the trustee for the benefit of the registered holders of the debt securities.

      Unless otherwise provided in the applicable prospectus supplement, the debt securities will not be subject to any sinking fund.

      Any money that Argentina pays to the trustee for the payment of any debt security that remains unclaimed for ten years (in the case of principal) or five years (in the case of interest) or, in either case, any longer prescription period provided by law after the principal or interest had become due or payable will be returned to Argentina and held by Argentina in trust for the relevant holder of the debt securities. Afterwards, the holder of that debt security may look only to Argentina for payment. However, Argentina’s obligation to make payments on these debt securities as they become due will not be affected until the expiration of the applicable prescription period.

Additional Amounts

      Argentina will make all principal and interest payments on the debt securities without deducting or withholding on account of any present or future taxes, duties, assessments or other governmental charges withheld or assessed by Argentina, unless the deduction or withholding is required by law. If Argentina is required to make any deduction or withholding, it will pay the holders the additional amounts required to ensure that they receive the same amount as they would have received without this withholding or deduction.

      Argentina will not, however, pay any additional amounts with respect to any debt security in connection with any tax, duty, assessment or other governmental charge that is imposed due to any of the following:

•	the holder is liable for taxes in respect of the debt security because he has some connection with Argentina other than merely holding the debt security or the receipt of principal, premium or interest with respect to that debt security; or

•	the debt security is presented for payment more than 30 days after the Relevant Date (as defined below) except to the extent that the holder of the debt security would have been entitled to additional amounts on presenting the debt security for payment on the last day of that 30-day period.

      “Relevant Date” in respect of any debt security means the date on which payment in respect of the debt security first becomes due or (if the trustee has not received the full amount of the money payable by such due date) the date on which notice is given to the holders in the manner described in “Notices” below that such moneys have been received and are available for payment.

Form and Denominations

      Unless otherwise provided in the applicable prospectus supplement, Argentina will issue debt securities:

•	denominated in U.S. dollars;

•	in fully registered book-entry form;

•	without coupons; and

•	in denominations of U.S.$1,000 and integral multiples of U.S.$1,000.

Redemption, Repayment and Repurchase

      Unless otherwise provided in the applicable prospectus supplement, the debt securities will not be redeemable before maturity at the option of Argentina or repayable at the option of the registered holders. Nevertheless, Argentina may at any time purchase the debt securities and hold or resell them or surrender them to the trustee for cancellation.

Global Securities

      Argentina may issue the debt securities of a series in whole or in part in the form of one or more global securities, the ownership and transfer of which are recorded in computerized book-entry accounts, eliminating the need for physical movement of the debt securities. Argentina will deposit any global security with a clearing system. The global security will be registered in the name of the clearing system or its nominee or that of a common depositary, which Argentina will identify in the applicable prospectus supplement. Unless a global security is exchanged in whole or in part for a definitive security, it may not be transferred, except as a whole among the clearing system, its nominees or common depositaries and their successors. The clearing systems include The Depository Trust Company, or DTC, in the United States and the Euroclear System, or Euroclear and Clearstream Banking, société anonyme, or Clearstream, Luxembourg.

      Unless otherwise provided in the prospectus supplement for an offering, Argentina anticipates that the following provisions will apply to the clearing system arrangements.

      Institutions that have accounts with the clearing system, such as securities brokers and dealers, are called participants. Only participants and persons that hold interests through participants can own beneficial interests in a global security. The clearing system keeps records of the ownership and transfer of beneficial interests in the global security by its participants. In turn, participants keep records of the ownership and transfer of beneficial interests in the global security by other persons, such as their customers. The maintenance of such records will be the sole responsibility of the participants.

      If you are a participant, the clearing system will send you a written confirmation of your purchase of beneficial interests in the global security, as well as periodic statements detailing your holdings. If you are not a participant, you should receive such information from the participant through which you purchased your interests in the global security. The entity through which you hold your beneficial interests, or the clearing system if you are a participant, will make book-entry transfers for you. The deposit of the global security with, and the registration of the debt securities in the name of, the clearing system, its nominees or common depositaries will not effect any change in beneficial ownership.

      As long as the clearing system for a global security, its nominee or the common depositary, is the registered owner of the global security, it will be considered the sole owner and holder of the debt securities represented by that global security under the indenture. As a result, except as provided below or in the applicable prospectus supplement:

•	you will not be entitled to have any of the debt securities represented by a global security registered in your name;

•	you will not receive or be entitled to receive physical delivery of any debt securities in definitive (certificated) form.

      The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to own, pledge or transfer beneficial interests in the debt securities. The clearing systems can act only on behalf of their direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the global security or securities to persons that do not participate in the clearing system through which you hold your securities, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

      Argentina will make principal and interest payments to the trustee and the trustee will make payments to the clearing system, its nominee or common depositary. The clearing system will then credit its participants’ accounts on the payment date in proportion to the interests they hold in the global security as shown on the clearing system’s records on the record date. In turn, after the participants’ accounts are credited, the participants are expected to credit their customers’ accounts in the same manner. Payments by participants to owners of beneficial interests in the debt securities will be governed by standing customer instructions and the customary practices of the participants. Payments by participants to owners of beneficial interests in the debt securities will be the sole responsibility of the participants.

      If you beneficially own an interest in a global security, you must rely on the procedures of the institutions through which you hold your interest to exercise any of the rights granted to a holder of the debt securities under the debt securities or the indenture. Under existing industry practice, if you want to take any action that a holder of the global security is entitled to take, then the clearing system would authorize the participant through which you hold your beneficial interest to take that action, and the participant would then either authorize you to take the action or would act for you on your instructions.

      Applicable laws, regulations and agreements among the clearing systems, participants and beneficial owners will govern the conveyance of notices and other communications.

Clearing Systems

      The following description reflects Argentina’s understanding of the current rules and procedures of DTC, Euroclear and Clearstream, Luxembourg. Argentina has obtained the information in this section from sources it believes to be reliable, including from DTC, Euroclear and Clearstream, Luxembourg, but Argentina takes no responsibility for the accuracy of this information.

The Depository Trust Company. DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the United States Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the United States Securities Exchange Act of 1934, as amended.

      DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants (banks and financial institutions that have accounts with DTC), eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

      DTC can only act on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. In addition, unless a global security is exchanged in whole or in part for a definitive security, it may not be physically transferred, except as a whole among DTC, its nominees and their successors. Therefore, a holder’s ability to pledge a beneficial interest in the global security to persons that do not participate in the DTC system and to take other actions may be limited because the holder will not possess a physical certificate that represents the holder’s interest.

Clearstream, Luxembourg

      Clearstream, Luxembourg (formerly Cedelbank) is incorporated under the laws of the Grand Duchy of Luxembourg as a credit institution (établissement de crédit) and is subject to the prudential supervision of the Luxembourg financial sector regulator, the “Commission de surveillance du secteur financier.”

      Clearstream, Luxembourg holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing.

      Clearstream, Luxembourg interfaces with domestic markets in several countries. Clearstream, Luxembourg participants are financial institutions around the world, including securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream, Luxembourg is also available to others that clear through or maintain a custodial relationship with a Clearstream, Luxembourg participant either directly or indirectly. Clearstream, Luxembourg has established an electronic link with Euroclear (as defined below) to facilitate the settlement of trades between Clearstream, Luxembourg and Euroclear.

Euroclear

      Euroclear was created in 1968 to hold securities for its participants and to clear and settle transactions between its participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash.

      Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”) under contract with Euro-Clear Clearance Systems, S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

      Because the Euroclear Operator is a Belgian banking corporation, Euroclear is regulated and examined by the Belgian Banking, Finance and Insurance Commission.

      Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which are referred to as the “Euroclear Terms and Conditions.” The Euroclear Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Euroclear Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Secondary Market Trading.

          (1) Trading Between DTC Purchasers and Sellers

      DTC participants will transfer interests in the securities among themselves in the ordinary way according to DTC rules governing global security issues.

          (2) Trading Between Euroclear and/or Clearstream, Luxembourg Participants

      Participants in Euroclear and Clearstream, Luxembourg will transfer interests in the securities among themselves in the ordinary way according to the rules and operating procedures of Euroclear and Clearstream, Luxembourg governing conventional Eurobonds.

          (3) Trading Between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser

      When the securities are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream, Luxembourg participant, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to receive the securities and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account and the securities will be credited to the depositary’s account. After settlement has been completed, DTC will credit the securities to Euroclear or Clearstream, Luxembourg. Euroclear or Clearstream, Luxembourg will credit the securities, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from the account of Euroclear or Clearstream, Luxembourg will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

      Participants in Euroclear and Clearstream, Luxembourg will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the securities by wire transfer on the value date. The most direct way of doing this is to preposition funds (i.e., have funds in place at Euroclear or Clearstream, Luxembourg before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream, Luxembourg until the securities are credited to their accounts one day later.

      As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to a participant, the participant may decide not to preposition funds, but to allow Euroclear or Clearstream, Luxembourg to draw on the line of credit to finance settlement for the securities. Under this procedure, Euroclear or Clearstream, Luxembourg would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the securities were credited to the participant’s account. However, interest on the securities would accrue from the value date. Therefore, in these cases the interest income on securities that the participant earns during that one-day period may reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds to (i.e., the interest rate that Euroclear or Clearstream, Luxembourg charges) each participant.

      Since the settlement will occur during New York business hours, a DTC participant selling an interest in the security can use its usual procedures for transferring global securities to the depositaries of Euroclear or Clearstream, Luxembourg for the benefit of Euroclear or Clearstream, Luxembourg participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

          (4) Trading Between a Euroclear or Clearstream, Luxembourg Seller and a DTC Purchaser

      Due to time zone differences in their favor, Euroclear and Clearstream, Luxembourg participants can use their usual procedures to transfer securities through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to credit the securities to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream, Luxembourg participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

      If the Euroclear or Clearstream, Luxembourg participant selling the securities has a line of credit with Euroclear or Clearstream, Luxembourg and elects to be in debit for the securities until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that one-day period.

Transfer and Exchange

      You may transfer or exchange the debt securities at the New York office of the trustee. You will not have to pay a service charge to register a transfer or exchange of debt securities. However, Argentina or the trustee may charge you for any stamp, tax or other governmental charge that either of them must pay in connection with the exchange or transfer.

      Argentina and the trustee may treat the person in whose name any debt security is registered as the owner of that debt security for the purposes of receiving any payment of principal, any premium or interest and for all other purposes.

Physical Securities

      Argentina will issue debt securities in physical form in exchange for a global security or debt securities only if:

      (i) a clearing system located in the United States for any series of debt securities:

•	notifies Argentina that it is unwilling or unable to continue acting as depositary;

•	ceases to be a “clearing agency” registered under the Securities Exchange Act of 1934, as amended; or

•	is no longer eligible to act as such and, in each case, Argentina does not appoint a successor depositary within 90 days;

      (ii) a clearing system located outside the United States for any series of debt securities:

•	is closed for a continuous period of fourteen days;

•	announces an intention permanently to cease business or does in fact do so;

•	is not registered or ceases to be exempt from registration or becomes required to be registered under the Securities Exchange Act of 1934, as amended; or

•	is no longer eligible to act as such;

      (iii) Argentina decides not to have the debt securities of a series represented by a global security or securities; or

      (iv) the trustee determines, upon the advice of counsel, that it is necessary to obtain possession of such debt securities in definitive form in connection with any proceedings to enforce the rights of holders of such debt securities.

      In this case, Argentina and the trustee will issue physical debt securities:

•	registered in the name of each holder; and

•	without interest coupons.

Replacement of Physical Securities

      If any physical debt security becomes mutilated, destroyed, stolen or lost, you can replace it by delivering the debt security or evidence of its loss, theft or destruction to the trustee. Argentina will execute, and the trustee will authenticate and deliver to you, a substitute debt security with the same terms as the debt security you are exchanging. You will be required to pay all expenses and reasonable charges associated with the replacement of this debt security.

      Argentina and the trustee may require you to sign an indemnity in which you agree to pay Argentina and the trustee for any losses they may suffer relating to the debt security that was destroyed, stolen or lost. In case any mutilated, destroyed, stolen or lost debt security has become or will become due and payable within 15 calendar days following its delivery to the trustee for replacement, Argentina may pay such debt security instead of replacing it.

Negative Pledge

      Argentina has agreed that, except for the exceptions set forth below, as long as any of the debt securities remain outstanding, it will not create or permit to subsist any security interest (e.g., a lien, pledge, mortgage, deed of trust, charge or other encumbrance or preferential arrangement that has the practical effect of constituting a security interest) in its revenues or assets to secure its Public External Indebtedness (as defined below), unless the debt securities are given equal security or have the benefit of a security, guarantee, indemnity or other arrangement approved by the holders.

      Nevertheless, Argentina may permit to subsist:

(1)	any security interest upon property to secure Public External Indebtedness if that Public External Indebtedness was incurred to finance the acquisition of that property; any renewal or extension of that security interest so long as it is limited to the original property covered by the security interest and it secures any renewal or extension of the original secured financing;

(2)	any security existing on that property at the time of its acquisition to secure Public External Indebtedness and any renewal or extension of that security interest that is limited to the original property covered by the security interest and that secures any renewal or extension of the original secured financing;

(3)	any security interest created in connection with the transactions contemplated by Argentina’s 1992 Financing Plan dated June 23, 1992, sent to the international banking community with the communication dated June 23, 1992, from the Minister of Economy of Argentina (the “1992 Financing Plan”) and its implementing documentation, including any security interest to secure obligations under the collateralized bonds issued under the 1992 Financing Plan (the “Par and Discount Bonds”) and any security interest securing indebtedness outstanding on the date of this Prospectus to the extent required to be equally and ratably secured with the Par and Discount Bonds;

(4)	any security interest in existence on the date of the indenture;

(5)	any security interest securing Public External Indebtedness issued upon surrender or cancellation of any of the Par and Discount Bonds or the principal amount of any indebtedness outstanding as of June 23, 1992, in each case, to the extent that security interest is created to secure the Public External Indebtedness on a basis comparable to the Par and Discount Bonds;

(6)	any security interest on any of the Par and Discount Bonds; and

(7)	any security interest securing Public External Indebtedness incurred for the purpose of financing all or part of the costs of the acquisition, construction or development of a project, provided that (a) the holders of that Public External Indebtedness expressly agree to limit their recourse to the assets and revenues of that project as the principal source of repayment of the Public External

Indebtedness and (b) the property over which that security interest is granted consists solely of those assets and revenues.

      For the purposes of this section:

•	“External Indebtedness” means debt obligations for borrowed money or evidenced by bonds, debentures, notes or similar instruments denominated or payable, or which at the option of the holder may be payable, in a currency other than the lawful currency of Argentina, provided that no Domestic Foreign Currency Indebtedness shall constitute External Indebtedness.

•	“Performing Public External Indebtedness” means any Public External Indebtedness issued on or after a date to be provided by amendment or in an applicable prospectus supplement.

•	“Public External Indebtedness” means any External Indebtedness of, or guaranteed by, Argentina which (1) is publicly offered or privately placed in securities markets, (2) is in the form of, or represented by, bonds, notes or other securities or any guarantees thereof and (3) is, or was intended at the time of issue to be, quoted, listed or traded on any stock exchange, automated trading system or over-the-counter securities market (including securities eligible for sale pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) (or any successor law or regulation of similar effect)).

•	“Domestic Foreign Currency Indebtedness” means (1) the following indebtedness to the extent not redenominated into pesos pursuant to Argentine law and thereby converted into Domestic Indebtedness: (a) Bonos del Tesoro issued under Decree No. 1527/91 and Decree No. 1730/91, (b) Bonos de Consolidación issued under Law No. 23,982 and Decree No. 2140/91, (c) Bonos de Consolidación de Deudas Previsionales issued under Law No. 23,982 and Decree No. 2140/91, (d) Bonos de la Tesorería a 10 Años de Plazo issued under Decree No. 211/92 and Decree No. 526/92, (e) Ferrobonos issued under Decree No. 52/92 and Decree No. 526/92, (f) Bonos de Consolidación de Regalías Hidrocarburíferas a 16 Años de Plazo issued under Decree No. 2284/92 and Decree No. 54/93, (g) Letras de Tesorería en Dólares Estadounidenses issued under the Republic’s annual budget laws, including those Letras de Tesorería issued under Law No. 24,156 and Decree No. 340/96, (h) Bonos de Consolidación issued under Law No. 24,411 and Decree No. 726/97, (i) Bonos Externos de la República Argentina issued under Law No. 19,686 enacted on June 15, 1972, (j) Bonos del Tesoro a Mediano Plazo en Dólares Estadounidenses issued under Law No. 24,156 and Decree No. 340/96 and (k) Bonos del Gobierno Nacional in Dólares Estadounidenses issued under Decree No. 905/2002, Decree No. 1836/2002 and Decree No. 7396/2003; (2) any indebtedness issued in exchange, or as replacement, for the indebtedness referred to in (1) above; and (3) any other indebtedness payable by its terms, or which at the option of the holder may be payable, in a currency other than the lawful currency of Argentina which is (a) offered exclusively within Argentina or (b) issued in payment, exchange, substitution, discharge or replacement of indebtedness payable in the lawful currency of Argentina.

Default and Acceleration of Maturity

      Each of the following are events of default under any series of debt securities:

(a)	Non Payment. Argentina fails for 30 days after the applicable payment date to make any payment of principal or interest on that series of debt securities;

(b)	Breach of Other Obligations. Argentina fails to perform or comply with any other obligation under the debt securities or under the indenture and Argentina does not or cannot cure that failure within 90 days after it receives written notice from the trustee regarding that default;

(c)	Cross Default. Any event or condition occurs that results in the acceleration of the maturity (other than by optional or mandatory prepayment or redemption) of any of Argentina’s Performing Public External Indebtedness having an aggregate principal amount of U.S.$30,000,000 or more, or Argentina fails to make any payment of principal, premium, prepayment charge or interest when due on any of its Performing Public External Indebtedness having an aggregate principal amount of U.S.$30,000,000 or more and that failure continues past the applicable grace period, if any;

(d)	Moratorium. Argentina declares a moratorium on the payment of principal of or interest on its Performing Public External Indebtedness; or

(e)	Validity. Argentina contests the validity of that series of debt securities.

      If any of the events of default described above occurs and is continuing, the holders of at least 25% of the aggregate principal amount of the debt securities of that series outstanding (as defined below) may, by written notice given to Argentina, with a copy to the trustee, declare the debt securities of that series to be immediately due and payable. Upon any declaration of acceleration, the principal, interest and all other amounts payable on that series of debt securities will become immediately due and payable on the date that written notice is received at the office of the trustee, unless Argentina has remedied the event or events of default prior to receiving the notice; provided that in the case of (b) and (e) above, the event is materially prejudicial to the interests of the holders of the debt securities of that series.

      The holders of more than 50% of the aggregate principal amount of the outstanding debt securities of any series may waive any existing defaults, and rescind or annul any notice of acceleration, on behalf of all holders of the debt securities of that series if:

•	following the declaration that the debt securities of that series are immediately due and payable, Argentina deposits with the trustee a sum sufficient to pay all overdue installments of principal, interest and other amounts in respect of the debt securities of that series (with interest on overdue amounts of interest, to the extent permitted by law, and on the principal of each of the debt securities of that series at the applicable rate of interest, to the date of the payment or interest) as well as the reasonable fees and compensation of the trustee; and

•	all other events of default have been remedied.

      In the event of a declaration of acceleration because of an event of default described in (c) above, the declaration of acceleration will be automatically rescinded and annulled if Argentina has remedied or cured the event of default or if the holders of the relevant indebtedness rescind the declaration acceleration within 60 days after the event.

Meetings

      Argentina may at any time ask for written consents from or call a meeting of the holders of the debt securities of any series at any time to make, give or take any modification (as defined below) to the terms and conditions of the debt securities of that series. This meeting will be held at the time and place determined by Argentina and specified in a notice of the meeting furnished to the affected holders. This notice must be given at least 30 days and not more than 60 days prior to the date fixed for the meeting. In addition, the trustee may at any time call a meeting of holders of the debt securities of any series for any purpose. The meeting will be held at the time and place determined by the trustee and specified in a notice of the meeting provided to the affected holders at least 30 days and not more than 60 days prior to the date of the meeting.

      If, upon the occurrence of an event of default, the holders of at least 10% of the aggregate principal amount of the then outstanding debt securities of any series ask the trustee to call a meeting of the holders of the debt securities of that series for any purpose, by written request setting forth in reasonable detail the action proposed to be taken at the meeting, the trustee will call the meeting for that purpose. The meeting will be held at the time and place determined by the trustee, and specified in a notice to the affected holders. This notice must be given at least 30 days and not more than 60 days prior to the meeting.

      Only holders of outstanding debt securities of the relevant series or persons duly appointed in writing as their proxies are entitled to vote at any meeting. At any meeting, other than a meeting to discuss a reserved matter (as defined below), holders or proxies representing a majority in aggregate principal amount of the outstanding debt securities of the series will constitute a quorum. At the reconvening of any meeting adjourned for a lack of a quorum, the holders or proxies representing 25% in aggregate principal amount of the outstanding debt securities of the series will constitute a quorum for the taking of any action set forth in the notice of the original meeting. At any meeting held to discuss a reserved matter, holders or proxies representing 75% in aggregate principal amount of the outstanding debt securities of the series will constitute a quorum. The trustee may make any reasonable and customary regulations, as it deems advisable for any meeting with respect to:

•	the proof of the holding of debt securities;

•	the appointment of proxies by the holders;

•	the record date for determining the registered holders who are entitled to vote; and

•	other matters concerning the conduct of the meeting as the trustee deems appropriate.

Modifications

      Any modification, amendment, supplement or waiver to the indenture or the terms and conditions of the debt securities of one or more series may be made or given pursuant to a written action of the holders of the debt securities of that series without the need for a meeting or by vote of the holders of the debt securities of that series taken at a meeting of holders thereof, in each case in accordance with the applicable provisions of the indenture or the debt securities.

      Any modification, amendment, supplement or waiver to the terms and conditions of the debt securities of a single series, or to the indenture insofar as it affects the debt securities of a single series, may generally be made, and future compliance therewith may be waived, with the consent of Argentina and the holders of not less than 66 2/3% in aggregate principal amount of the debt securities of such series at the time outstanding.

      However, special requirements apply with respect to any modification, amendment, supplement or waiver that would:

•	change the due date for the payment of the principal of (or premium, if any) or any installment of interest on the debt securities of a series;

•	reduce the principal amount of the debt securities of a series, the portion of the principal amount which is payable upon acceleration of the maturity of the debt securities of a series, the interest rate of the debt securities of a series, or the premium payable upon redemption of the debt securities of a series;

•	change the coin or currency of payment of any amount payable under the debt securities of a series;

•	shorten the period during which Argentina is not permitted to redeem the debt securities of a series, or permit Argentina to redeem the debt securities of a series if Argentina had been permitted to do so prior;

•	change the definition of outstanding or the percentage of votes required for the taking of any action pursuant to the modification provisions of the indenture (and the corresponding provisions of the terms and conditions of the debt securities) in respect of the debt securities of a series;

•	change the obligation of Argentina to pay additional amounts with respect to the debt securities of a series;

•	change the governing law provision of the debt securities of a series;

•	change the courts to the jurisdiction of which Argentina has submitted, Argentina’s obligation to appoint and maintain an agent for the service of process in the Borough of Manhattan, The City of New York, or Argentina’s waiver of immunity, in respect of actions or proceedings brought by any holder based upon the debts securities of any series;

•	in connection with an exchange offer for the debt securities of a series, amend any event of default;

•	change the status of the debt securities of any series; or

•	authorize the trustee, on behalf of all holders of the debt securities of a series, to exchange or substitute all the debt securities of that series for, or convert all the debts securities of that series into, other obligations or securities of Argentina or any other person.

      We refer to the above subjects as “reserve matters” and to any modification, amendment, supplement or waiver constituting a reserve matter as a “reserve matter modification.”

      Any reserve matter modification to the terms and conditions of the debt securities of a single series, or to the indenture insofar as it affects the debt securities of a single series, may generally be made, and future compliance therewith may be waived, with the consent of Argentina and the holders of not less than 75% in aggregate principal amount of the debt securities of such series at the time outstanding.

      If Argentina proposes any reserve matter modification to the terms and conditions of the debt securities of two or more series, or to the indenture insofar as it affects the debt securities of two or more series, in either case as part of a single transaction, Argentina may elect to proceed pursuant to provisions of the indenture providing that such modifications may be made, and future compliance therewith may be waived, for each affected series if made with the consent of Argentina and

•	the holders of not less than 85% in aggregate principal amount of the outstanding debt securities of all series that would be affected by that modification (taken in aggregate), and

•	the holders of not less than 66 2/3% in aggregate principal amount of the outstanding debt securities of that series (taken individually).

      Any modification consented to or approved by the holders of the debt securities of one or more series pursuant to the modification provisions will be conclusive and binding on all holders of the debt securities of that series, whether or not they have given such consent or were present at a meeting of holders at which such action was taken, and on all future holders of the debt securities of that series whether or not notation of such modification is made upon the debt securities of that series. Any instrument given by or on behalf of any holder of a debt security in connection with any consent to or approval of any such modification will be conclusive and binding on all subsequent holders of such debt security.

      Argentina and the trustee may, without the consent of any holder, amend the debt securities of any series or the indenture for the purpose of:

•	adding to the covenants of Argentina for the benefit of the holders of the debt securities of that series;

•	surrendering any right or power conferred upon Argentina;

•	securing the debt securities of that series pursuant to the requirements of the debt securities or otherwise;

•	curing any ambiguity, or curing, correcting or supplementing any defective provision of the debt securities of that series; or

•	amending the debt securities or the indenture in any manner which Argentina and the trustee may determine not to adversely affect the interest of any holder of the debt securities of that series.

      As used in herein, “outstanding” means, in respect of the debt securities of any series, the debt securities of that series authenticated and delivered except:

•	debt securities of that series previously canceled by the trustee or delivered to the trustee for cancellation or held by the trustee for reissuance but not reissued by the trustee; or

•	debt securities of that series that have been called for redemption or that have become due and payable and with respect of which Argentina has satisfied its payment obligations; or

•	debt securities of that series in substitution for which other debt securities shall have been authenticated and delivered.

      Provided, however, that for purposes of determining whether the required percentage of holders of the notes has approved any modification pursuant to the indenture or, in the case of a meeting, whether sufficient holders are present for quorum purposes, any debt securities owned or controlled, directly or indirectly, by Argentina or any public sector instrumentality of Argentina will be disregarded and deemed to be not outstanding. As used in this paragraph, “public sector instrumentality” means Banco Central de la República Argentina, any department, ministry or agency of the government of Argentina or any corporation, trust, financial institution or other entity owned or controlled by the government of Argentina or any of the foregoing, and, with respect to any “public sector instrumentality,” “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interest or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

      In determining whether the trustee shall be protected in relying upon any such modification or other action or instruction, only debt securities of a series that the trustee knows to be so owned or controlled will be so disregarded. Prior to any vote in respect of any modification affecting the debt securities of a series, Argentina shall deliver to the trustee a certificate signed by an authorized representative of Argentina specifying any debt securities of that series owned or controlled, directly or indirectly, by Argentina or any public sector instrumentality.

Prescription

      The debt securities will become void unless claimed within ten years (in the case of principal) and five years (in the case of interest) from the due date for payment. Interest payments on the debt securities will become void unless claimed within five years from the due date for payment.

Notices

      Unless otherwise set forth in the applicable prospectus supplement, notices to the holders of debt securities will be mailed to the addresses of such holders or published in such publications as are set forth in the applicable prospectus supplement. Any such notice shall be deemed to have been given on the date of mailing or, if published, on the first date on which publication is made.

Description of Warrants

      If Argentina issues warrants, it will file the applicable warrant agreement and the form of warrant with the SEC. The following description briefly summarizes the principal terms of the warrants and any warrant agreement. You should read the applicable warrant agreement, the form of warrant and the applicable prospectus supplement before making your investment decision.

      Argentina may issue warrants separately or with any securities. Argentina will issue any warrants under a warrant agreement between Argentina and a bank or trust company, as warrant agent. The prospectus supplement relating to a particular series of warrants offered will include specific terms relating to the warrants. These terms will include some or all of the following:

•	the initial offering price;

•	the currency required to purchase the warrants;

•	the terms of the securities that you will receive on exercise of the warrants;

•	the principal amount of securities that you will receive on exercise of one warrant;

•	the exercise price or ratio;

•	the procedures of, and conditions to, exercise of the warrants;

•	the date or dates on which you must exercise the warrants;

•	whether and under what conditions Argentina may cancel the warrants;

•	the date, if any, on and after which the warrants and any debt securities issued with the warrants will trade separately;

•	the form in which the warrants will be issued, whether the warrants will be exchangeable for another form, and if registered, where you may transfer and register them;

•	any special U.S. federal income tax considerations; and

•	any other terms of the warrants.

      The warrants will be direct, unconditional and unsecured obligations of Argentina and will not constitute indebtedness of Argentina.

Description of Units

      If Argentina issues units, it will file the applicable unit agreement and the form of unit with the SEC. The following description briefly summarizes the principal terms of the units and any unit agreement. You should read the applicable unit agreement, the form of unit, the applicable prospectus supplement and, if applicable, the collateral arrangements and depositary arrangements relating to the units, before making your investment decision.

      Argentina may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each security comprising that unit. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

      The prospectus supplement relating to a particular issue of units will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully-registered or global form.

Governing Law

      Unless otherwise specified in a prospectus supplement, the warrant agreement and the unit agreement will provide that they are to be governed by, and interpreted in accordance with, the laws of the State of New York, and the securities and the indenture will provide that they are to be governed by, and interpreted in accordance with, the laws of the State of New York or the laws of England and Wales, except with respect to the authorization and execution of each of the warrant agreement, the unit agreement, the securities and the indenture by and on behalf of Argentina, which shall be governed by the laws of Argentina.

Jurisdiction, Consent to Service, Enforceability and Immunities from Attachment

      The securities and the indenture provide that, subject to certain exceptions, Argentina will submit to the following courts (to which we refer collectively as “specified courts”) in connection with any suit, legal action or proceeding against Argentina or its properties, assets or revenues with respect to the securities or the indenture:

•	with respect to securities governed by New York law, any New York State or U.S. federal court sitting in the Borough of Manhattan, The City of New York and the courts of Argentina; and

•	with respect to the securities governed by English law, the courts of England and the courts of Argentina.

      In addition, Argentina will agree that a final non-appealable judgment in any proceeding referred to above will be binding upon it and may be enforced by a suit upon such judgment in any other courts that may have jurisdiction over Argentina.

      Subject to certain limitations described below, Argentina will appoint the following agents upon whom process may be served in any related proceeding, or any proceeding to enforce or execute a judgment brought in a specified court:

•	with respect to securities governed by New York law, an agent with an office located in The City of New York; and

•	with respect to securities governed by English law, an agent with an office located in England.

      These appointments will be irrevocable until all amounts in respect of the principal of and interest due on the securities has been provided to the trustee in accordance with the terms of the indenture, except that if for any reason, any agent for the service of process appointed by Argentina can no longer act in that capacity or no longer maintains an office in The City of New York or England, as the case may be, Argentina will appoint another person to serve as agent for the service of process.

      Subject to certain limitations described below, to the extent that Argentina or any of its revenues, assets or properties may be entitled to immunity from suit, Argentina will waive its immunity to the fullest extent permitted by law, except that Argentina’s waiver of immunity will not extend to any proceeding against:

(i)	assets that constitute freely available reserves under Sections 5 and 6 of Law No. 23,928, as amended;

(ii)	property in the public domain located in the territory of Argentina that falls within the purview of Sections 2337 and 2340 of the Civil Code of Argentina;

(iii)	property located in or outside the territory of Argentina that provides an essential public service;

(iv)	property (whether in the form of cash, bank deposits, securities, third party obligations or any other methods of payment) of the Argentine government, its governmental agencies and other governmental entities relating to the performance of the budget, within the purview of Section 67 of Law No. 11,672 (t.o. 1999), as supplemented by Sections 94, 95 and 96 of Law No. 25,401;

(v)	property entitled to the privileges and immunities of the Vienna Convention on Diplomatic Relations of 1961;

(vi)	property not used for commercial activity that is entitled to the immunities of the United States Foreign Sovereign Immunities Act of 1976;

(vii)	property used by a diplomatic, governmental or consular mission of Argentina; or

(viii)	property of a military character or under the control of a military authority or defense agency of Argentina.

      The waiver of sovereign immunity described above will constitute only a limited and specific waiver for the purpose of the securities and the indenture and not a general waiver of immunity by Argentina or a waiver of immunity with respect to proceedings unrelated to the securities or the indenture.

      Argentina, however, will reserve the right to plead sovereign immunity under the United States Foreign Sovereign Immunities Act of 1976 with respect to actions brought against it under the U.S. federal securities laws or any state securities laws. In addition, the appointments of agents for the service of process will not extend to actions based on these laws.

TAXATION

Argentine Taxation

      Under existing laws and regulations of Argentina, if you are an individual that is a non-resident of Argentina or a legal entity that is neither organized in, nor maintains a permanent establishment in Argentina (collectively, a “Non-resident holder”), payments to you of principal and interest on the debt securities will not be subject to taxation in Argentina, and no withholding of any Argentine tax will be required on any such payments to you. In addition, gains you obtain from the sale or exchange of the debt securities will not be subject to either of Argentine income tax or the VAT tax, and you will not be subject to the Presumptive Minimum Income Tax for the ownership of such debt securities.

      In the event of the imposition of withholding taxes or duties, Argentina has undertaken to pay additional amounts, subject to certain limitations as described in “Description of Securities— Description of Debt Securities— Additional Amounts.”

      Pursuant to the Argentine personal asset tax established by Law No. 23,966, as amended (the “PAT”), securities issued by the Federal Government, the Provinces, municipalities and the City of Buenos Aires are exempted from the PAT.

      To the extent that holders of the debt securities receive payments through local bank checking accounts the tax on financial transactions may apply.

      In the event that it becomes necessary to initiate court proceedings in the City of Buenos Aires to enforce any of the terms and conditions of the debt securities, a court duty of 3% of any amount claimed will be imposed.

United States Federal Taxation

      If you are a United States person as defined below, the interest you receive on the debt securities generally will be subject to United States federal taxation and will be considered ordinary interest income.

      Under current United States federal income tax law, if you are not a United States person, payments of interest (including original issue discount) that you receive on the debt securities generally will be exempt from United States federal income taxes, including withholding taxes. However, to receive this exemption you may be required to satisfy certain certification requirements (described below) of the United States Internal Revenue Service to establish that you are not a United States person.

      Even if you are not a United States person, you may still be subject to United States federal income taxes on any interest payments you receive if:

•	you are an insurance company carrying on a United States insurance business, within the meaning of the United States Internal Revenue Code of 1986, or

•	you have an office or other fixed place of business in the United States that receives the interest and you (i) earn the interest in the course of operating a banking, financing or similar business in the United States or (ii) are a corporation the principal business of which is trading in stock or securities for its own account, and certain other conditions exist.

      If you are not a United States person, any gain you realize on a sale or exchange of the debt securities generally will be exempt from United States federal income tax, including withholding tax, unless:

•	your gain is effectively connected with your conduct of a trade or business in the United States or

•	you are an individual holder and are present in the United States for 183 days or more in the taxable year of the sale, and either (i) your gain is attributable to an office or other fixed place of business that you maintain in the United States or (ii) you have a tax home in the United States.

      The trustee must file information returns with the United States Internal Revenue Service in connection with debt security payments made to certain United States persons. If you are a United States person, you generally will not be subject to United States backup withholding tax on such payments if you provide your taxpayer identification number to the trustee. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the debt securities. If you are not a United States person, in order to avoid information reporting and backup withholding tax requirements you may have to comply with certification procedures to establish that you are not a United States person.

      A debt security held by an individual holder who at the time of death is a non-resident alien will not be subject to United States federal estate tax.

      You are a United States person for U.S. federal income tax purposes if you are:

•	a citizen or resident of the United States or its territories, possessions or other areas subject to its jurisdiction,

•	a corporation, partnership or other entity organized under the laws of the United States or any political subdivision,

•	an estate, the income of which is subject to United States federal income taxation regardless of its source or

•	a trust if (i) a United States court is able to exercise primary supervision over the trust’s administration and (ii) one or more United States persons have the authority to control all of the trust’s substantial decisions.

PLAN OF DISTRIBUTION

      Argentina may offer the debt securities, warrants or units in any of the following ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

      Each prospectus supplement will set forth:

•	the terms of the offering;

•	the name or names of any underwriters or agents;

•	the purchase price of the securities of that series or the outstanding securities to be delivered in exchange for such securities;

•	the net proceeds to Argentina from the sale of the securities;

•	any underwriting discounts, agent commissions or other items constituting underwriters’ compensation;

•	any initial public offering price of the securities;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

      If underwriters are used in the sale of any securities, the underwriters will purchase the securities for their own account and may resell them from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price; or

•	at varying prices to be determined at the time of sale.

      Argentina may offer the securities to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

      Argentina may also sell the securities directly to the public or through agents designated by Argentina from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of securities and will disclose any commissions Argentina may pay to these agents. Unless otherwise specified in the applicable prospectus supplement, an agent used in the sale of securities will sell the securities on a reasonable best efforts basis for the period of its appointment.

      Argentina may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from Argentina at the public offering price set forth in the applicable prospectus supplement under delayed delivery contracts providing for payment and delivery on a future date specified in that prospectus supplement. Delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement. The applicable prospectus supplement will set forth the commission payable for solicitation and the terms and conditions of these contracts.

      Argentina may offer the securities of any series to present holders of other securities of Argentina as consideration for the purchase or exchange by Argentina of these other securities. This offer may be in connection with a publicly announced tender, exchange or other offer for these securities or in privately negotiated transactions. This offering may be in addition to or in lieu of sales of securities directly or through underwriters or agents as set forth in the applicable prospectus supplement.

      Argentina may agree to indemnify agents and underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the agents or underwriters may be required to make in respect of any of these liabilities. Agents and underwriters may engage in transactions with or perform services for Argentina in the ordinary course of business.

      Unless otherwise specified in the applicable prospectus supplement, Argentina will not register under the Securities Act the securities that it will offer and sell outside the United States. Thus, subject to certain exceptions, Argentina cannot offer, sell or deliver those securities within the United States or to U.S. persons. When Argentina offers or sells securities outside the United States, each underwriter, dealer or agent involved in the sale of the securities will acknowledge that the securities:

•	have not been and will not be registered under the Securities Act; and

•	may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Each of these underwriters, dealers or agents will agree:

•	that it has not offered or sold, and will not offer or sell, any of these unregistered securities within the United States except in accordance with Rule 903 of Regulation S under the Securities Act; and

•	that neither such underwriter, dealer or agent nor its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts with respect to these securities.

OFFICIAL STATEMENTS

      Information in this prospectus that is identified as being derived from a publication of, or supplied by, Argentina or one of its agencies or instrumentalities relies on the authority of such publication as an official public document of Argentina. All other information in this prospectus, any prospectus supplement and in the registration statement of which this prospectus is a part, other than that which is included under the caption “Plan of Distribution,” is included as a public official statement made on the authority of Guillermo E. Nielsen, Secretary of Finance of Argentina.

VALIDITY OF THE SECURITIES

      The Attorney General of the Treasury of Argentina and the Legal Undersecretary or the Secretary of Coordination of the Ministry of Economy of Argentina and Cleary Gottlieb Steen & Hamilton LLP, United States counsel to Argentina, will pass upon the validity of the debt securities on behalf of Argentina.

      United States or Argentine counsel to the underwriters named in the applicable prospectus supplement will pass upon the validity of the debt securities on behalf of the underwriters, if any.

      As to all matters of Argentine law, Cleary Gottlieb Steen & Hamilton LLP will rely upon the opinion of the Attorney General of the Treasury of Argentina and the Legal Undersecretary or the Secretary of Coordination of the Ministry of Economy of Argentina and United States counsel to the underwriters will rely upon the opinion of Argentine counsel to the underwriters.

AUTHORIZED REPRESENTATIVE

      The Authorized Representative of Argentina in the United States is Federico C. Molina, Financial Representative of Argentina, whose address is Office of the Financial Representative of Argentina, 1800 K Street, N.W., Suite 924, Washington, D.C. 20006.

FURTHER INFORMATION

      Argentina has authorized the issuance and terms of the debt securities pursuant to:

•	Decree No. 1161, dated July 15, 1994, Decree No. 343, dated April 18, 2000, Decree No. 1179, dated December 12, 2000, Decree No. 648, dated May 16, 2001, and Decree 986 dated August 3, 2001;

•	Resolution No. 1094, dated September 9, 1994, of the Ministry of Economy of Argentina, Resolution No. 1300, dated October 19, 1994, of the Ministry of Economy of Argentina, Resolution No. 190, dated September 20, 1996, of the Ministry of Economy of Argentina; Resolution No. 1090, dated December 28, 2000, of the Ministry of Economy of Argentina and Resolution No. 120, dated May 17, 2001, of the Ministry of Economy of Argentina; and

•	Resolution No. 1, dated January 3, 1997, Resolution No. 372, dated August 27, 1997, Resolution No. 395, dated September 8, 1997, Resolution No. 142, dated March 25, 1998, Resolution No. 326, dated July 10, 1998, Resolution No. 325, dated June 8, 1999, and Resolution No. 5, dated January 21, 2000, of the Secretary of the Treasury of Argentina.

WHERE YOU CAN FIND MORE INFORMATION

      This prospectus is part of a registration statement that Argentina filed with the U.S. Securities and Exchange Commission. This prospectus does not contain all of the information provided in the registration statement. For further information, you should refer to the registration statement.

      You can request copies of the registration statement, including its various exhibits, upon payment of a duplicating fee, by writing to the SEC. You may also read and copy these documents at the SEC’s public reference room in Washington, D.C.:

Room 1024, Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

      All filings that Argentina makes electronically are available to the public over the Internet at the SEC’s website (http://www.sec.gov). You may call the SEC for further information at 1-800-SEC-0330.

      As long as any of the securities of a series remain outstanding and are listed on the Luxembourg Stock Exchange, you may also obtain, free of charge, copies of this prospectus and any prospectus supplement at the office of the paying agent for the securities in Luxembourg.

THE ISSUER

The Republic of Argentina

Ministerio de Economía y Producción

Hipólito Yrigoyen 250
1310 Buenos Aires
Argentina

EXCHANGE AGENT	INFORMATION AGENT		U.S.-EUROPEAN TRUSTEE
The Bank of New York	Georgeson Shareholder		The Bank of New York
101 Barclay Street	Communications Inc.		101 Barclay Street
Floor 21 West			Floor 21 West
New York, New York 10286 Attention: Corporate Trust Administration	In New York: 17 State Street New York, New York 10004	In London: 68 Upper Thames Street, 2nd Floor London, EC4V 3BJ	New York, New York 10286 Attention: Corporate Trust Administration

INTERNATIONAL JOINT DEALER MANAGERS

Barclays Capital	Merrill Lynch & Co	UBS Investment Bank
200 Park Avenue	4 World Financial Center	677 Washington Boulevard
New York, New York 10166	New York, New York 10080	Stamford, Connecticut 06901

LEGAL ADVISORS

To Argentina as to	To the international joint dealer	To the international joint dealer
U.S. law:	managers as to U.S. law:	managers as to Argentine law:
Cleary Gottlieb Steen & Hamilton LLP	Sullivan & Cromwell LLP	Bruchou, Fernández Madero,
Lombardi & Mitrani
One Liberty Plaza	125 Broad Street	Ing. Enrique Butty 275
New York, New York 10006	New York, New York 10004	C1001AFA Buenos Aires
United States	United States	Argentina

	To the international joint dealer managers as to Luxembourg law:	To the international joint dealer managers as to English law:
	Allen & Overy Luxembourg	Allen & Overy LLP
	58 rue Charles Martel	One New Change
	L-2134 Luxembourg	London EC4M 9QQ United Kingdom

LUXEMBOURG EXCHANGE AGENT	LUXEMBOURG LISTING AGENT
The Bank of New York	Kredietbank S.A.
(Luxembourg) S.A.	Luxembourgeoise
Aerogolf Center,	43, Boulevard Royal
1A Hoehenhof,	L-2955 Luxembourg
L-1736 Senningerberg,
Luxembourg

The Republic of Argentina

The exchange agent for the Offer is:	The information agent for the Offer is:		The Luxembourg listing agent for the Offer is:
The Bank of New York	Georgeson Shareholder		Kredietbank S.A.
101 Barclay Street	Communications Inc.		Luxembourgeoise
Floor 21 West			43, Boulevard Royal
New York, New York 10286	In New York:	In London:	L-2955 Luxembourg
Attention: Corporate Trust	17 State Street	68 Upper Thames Street,	Tel: 352 47 97 39 13
Administration	New York, New York 10004	2nd Floor London, EC4V 3BJ
	Tel: 1 800 315 2813	Tel: 00 800 55 55 66 66
	Tel: 1 212 440 9800	Tel: 44 0 870 703 0298

The Luxembourg exchange agent for the Offer is:

The Bank of New York (Luxembourg) S.A.

Aerogolf Center,
1A Hoehenhof,
L-1736 Senningerberg,
Luxembourg

The international joint dealer managers for the Offer are:

Barclays Capital	Merrill Lynch & Co.	UBS Investment Bank
200 Park Avenue	4 World Financial Center	677 Washington Boulevard
New York, New York 10166	New York, New York 10080	Stamford, Connecticut 06901
United States	United States	United States
Inside the U.S.: Toll free (866) 307 8991	New York Office:	U.S. Toll free (888) 722 9555 x 4210
Outside the U.S.: Call Collect +1 (212) 412 4072,	Toll free in the U.S.: (866) 449 5904 Collect Call +1 (212) 449 5904	Call Collect +1 (203) 719 4210 In London:
or London +44 (20) 7773 5484	London Office:	1 Finsbury Avenue
	+44 (20) 7996 5532	London EC2M 2PP United Kingdom +44 (20) 7567 7480

The Internet address for the Offer Website where Offer Materials will be posted is:

http://www.georgesonshareholder.com/argentina.

January 10, 2005